As filed with the Securities and Exchange Commission on November 21, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

LAWSON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	20-3469219
(State or other jurisdiction of organization)	(Primary standard industrial classification code number)	(IRS employer identification no.)

380 ST. PETER STREET

ST. PAUL, MINNESOTA 55102

(651) 767-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce McPheeters, Esq.
Lawson Holdings, Inc.

380 St. Peter Street

St. Paul, Minnesota 55102

(651) 767-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan B. Abram, Esq.	Niklas Björkqvist, Esq.	Steve L. Camahort, Esq.
Jonathan A. Van Horn, Esq.	Intentia International AB (publ.)	O’Melveny & Myers LLP
Dorsey & Whitney LLP	Vendevägen 89	Embarcadero Center West
50 South Sixth Street, Suite 1500	Box 596 SE-182 15	275 Battery Street, Suite 2600
Minneapolis, Minnesota 55402	Danderyd, Sweden	San Francisco, California 94111
(612) 340-2600	+46(8)-5552-5000	(415) 984-8700

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions under the Transaction Agreement described therein.

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value USD .01 per share	81,000,920	N/A	$584,476,240	$68,793

(1)             Based upon the maximum number of shares of the Registrant’s common stock expected to be issued in connection with the transactions described herein to holders of the securities of Intentia International AB.

(2)             Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended. This fee has been computed pursuant to Rules 457(c) and (f) and is based on (x) USD 3.26, which is the average of the high and low sales price per share of the Series B stock, par value SEK 10 per share, of Intentia International AB on the Stockholm Stock Exchange on November 16, 2005 converted into U.S. dollars at the noon buying rate in New York City for Swedish Krona on such date of SEK 8.2434 = USD 1.00 as certified for customs purposes by the Federal Reserve Bank of New York on such date multiplied by 162,533,279, which is the number of Series B stock outstanding as of November 16, 2005, plus (y) USD 3.66, which is the estimated value of each share of Series A stock on November 16, 2005, par value SEK 10 per share, of Intentia, based on the proportion that the exchange ratio for Series A stock bears to the exchange ratio for Series B stock, multiplied by 5,119,604, which is the number of Series A stock outstanding as of November 16, 2005 plus (z) USD 1.56, which is the estimated value of each warrant to purchase Intentia Series B stock on November 16, 2005, based on the proportion that the exchange ratio for warrants bears to the exchange ratio for Series B stock, multiplied by 23,000,000, which is the number of warrants outstanding as of November 16, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED           , 2005

The information in this Proxy Statement/Prospectus is not complete and may be changed. Lawson may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Proxy Statement/Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROXY STATEMENT/PROSPECTUS

Dear Lawson Stockholders and Intentia Securityholders:

On behalf of the board of directors of Lawson Software, Inc., we are pleased to deliver this Proxy Statement/Prospectus in relation to the proposed combination of the businesses of Intentia International AB, a company organized under the laws of Sweden, and Lawson Software through an exchange offer for Intentia’s outstanding equity securities.

Lawson Software and Intentia intend that the proposed combination will qualify as an exchange described in Section 351 of the Internal Revenue Code for United States federal income tax purposes. In connection with the exchange offer, Lawson Software will carry out a restructuring to create a holding company structure. This part of the combination is referred to as the Restructuring. In the Restructuring, Lawson Software has formed a direct subsidiary, Lawson Holdings, Inc., which in turn has formed a subsidiary, Lawson Acquisition, Inc. To effect the Restructuring, Lawson Acquisition will merge with and into Lawson Software, referred to as the Merger, pursuant to the terms of a merger agreement among Lawson Software, Lawson Holdings and Lawson Acquisition, referred to as the Merger Agreement. As a result of the Merger, Lawson Holdings will become the parent company of Lawson Software. Each outstanding share of Lawson Software common stock will be converted into one share of Lawson Holdings common stock. The rights of the stockholders of Lawson Holdings will be identical to the rights of Lawson Software stockholders. The Restructuring is subject to the satisfaction or waiver of all conditions to the Exchange Offer. To effect the combination, Lawson Holdings will complete the exchange offer with the Intentia shareholders and warrant holders. Lawson Holdings will succeed Lawson Software as the public company listed on the Nasdaq National Market after the Merger. Lawson Holdings will serve as the holding company for the combined business currently conducted by Lawson Software, which will be renamed Lawson Software Americas, Inc., and Intentia, which will be renamed Lawson International AB. All references in this Proxy Statement/Prospectus to Lawson include Lawson Software prior to the Restructuring and Lawson Holdings, as the public company listed on the Nasdaq National Market after the Restructuring.

Lawson is offering to exchange 0.5061 of a newly issued share of Lawson common stock for each outstanding Intentia Series A share (referred to as a Series A share), 0.4519 of a newly issued share of Lawson common stock for each outstanding Intentia Series B share (referred to as a Series B share, and with the Series A shares, as the Shares) and 0.2157 of a newly issued share of Lawson common stock for each warrant to purchase Series B shares (referred to as a Warrant) that is validly tendered and not properly withdrawn. This part of the combination is referred to as the Exchange Offer. Our common stock trades on the Nasdaq National Market under the symbol “LWSN.” On November 18, 2005, the last reported sale price of our common stock was U.S. $ (USD) 7.71 per share, or Swedish Krona (SEK) 62.97 per share, based on the SEK/USD exchange rate of SEK 8.1667 to USD 1.00, which was the noon buying rate in New York City as certified for customs purposes by the Federal Reserve Bank of New York on that date. Intentia shareholders and warrant holders that are U.S. persons have from the date of the Proxy Statement/Prospectus until •, 2005, referred to as the acceptance period, to accept the Exchange Offer in accordance with the procedures set forth in this Proxy Statement/Prospectus, unless the acceptance period is extended.

Lawson Software, Lawson Holdings, Lawson Acquisition and Intentia have entered into a Transaction Agreement which sets forth the terms and conditions of the Merger and the Exchange Offer. In connection with the Exchange Offer and subject to its completion, Lawson anticipates that it will make an offer to purchase all of Intentia’s 5% Convertible Subordinated Notes due 2006, referred to as the Notes, for cash equal to the principal amount of each outstanding Note plus accrued but unpaid interest, if any, to the end of the acceptance period for the Notes. We refer to the Shares, the Warrants and the Notes as the Intentia Securities. We refer to the Restructuring, the Exchange Offer and the offer for the Notes as the Combination.

Lawson’s board of directors has scheduled an annual meeting of Lawson’s stockholders on • to consider the proposals for the necessary approvals in connection with the Combination, as well as to vote on other matters traditionally addressed at the annual meeting. Approval of the Merger and adoption of the Merger Agreement require the affirmative vote of a majority of the shares of common stock of Lawson outstanding as of the record date. Approval of the issuance of Lawson common stock in the Exchange Offer requires the affirmative vote of a majority of the shares of Lawson common stock present in person or by proxy at the annual meeting and entitled to vote thereon, provided that a quorum consisting of a majority of the shares of Lawson common stock entitled to vote is present in person or by proxy. We currently estimate that the consummation of the Exchange Offer in accordance with its terms will require the issuance of approximately 81 million shares of Lawson common stock.

Lawson’s obligation to pay for and to exchange its common stock for Intentia Shares and Warrants is subject to the conditions listed herein under “Conditions to the Exchange Offer.” The Proxy Statement/Prospectus describes the business to be transacted at the annual meeting as well as provides information about Lawson, Intentia and the proposed Combination that Lawson’s stockholders should know when they vote their shares and that the Intentia shareholders and warrant holders that are U.S. persons should know when they decide whether or not to tender their Shares and/or Warrants in the Exchange Offer. The section entitled “Risk Factors” beginning on page 57 of this Proxy Statement/Prospectus contains a description of some of the risks that you should consider in evaluating Lawson’s proposed Combination with Intentia. We urge you to read this entire Proxy Statement/Prospectus carefully.

Lawson’s board of directors has unanimously approved the Merger, the Merger Agreement, the Exchange Offer and the issuance of the number of shares of our common stock sufficient to consummate the Exchange Offer. Accordingly, Lawson’s board of directors unanimously recommends that Lawson stockholders vote “FOR” the approval of the Merger and adoption of the Merger Agreement that will allow Lawson to effect the Restructuring, and “FOR” the approval of the issuance of the number of shares of Lawson common stock sufficient to consummate the Exchange Offer.

Intentia’s board of directors has announced it has unanimously recommended that the shareholders and warrant holders of Intentia accept the Exchange Offer.

If you are a Lawson stockholder, whether or not you plan to attend the meeting, you are urged to complete, sign and submit the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope so that your shares can be voted at the annual meeting in accordance with your instructions. Lawson stockholders can also vote their Lawson shares via the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for using these convenient services appear on the instructions on the enclosed proxy card. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it is voted at the annual meeting. Your vote is very important regardless of the number of shares you own. We cannot complete the proposed Combination of Lawson and Intentia unless the Lawson stockholders approve the Merger and adopt the Merger Agreement and approve the issuance of shares in the Exchange Offer by the margins described above. On behalf of Lawson, we look forward to seeing our stockholders at the annual meeting and we thank you for your support.

Sincerely,

Harry Debes
President and Chief Executive Officer
Lawson Software, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

The Swedish Industry and Commerce Stock Exchange Committee’s (Sw: Näringslivets Börskommitté) rules concerning public offers for the acquisition of shares (“NBK’s Rules”) and the Swedish Securities Council’s (Sw: Aktiemarknadsnämnden) rules of interpretation and implementation apply to the Exchange Offer.

The date of this Proxy Statement/Prospectus is •, 2005 and it is first being mailed to Lawson stockholders on or about •, 2005, and to Intentia shareholders and warrant holders that are U.S. persons on or about •, 2005.

In addition to this Proxy Statement/Prospectus, a Swedish prospectus has been filed for approval and registration with the Swedish Financial Supervisory Authority in accordance with Chapter 2, Section 4 of the Swedish Financial Instruments Trading Act (1991:980). The Swedish Securities Council has granted Lawson an exemption from distributing the Swedish prospectus no later than five weeks from announcement of the Exchange Offer (Statements 2005:16 and 2005:21). The Swedish prospectus will only be delivered to Intentia shareholders and warrant holders who are non-U.S. persons and whose participation in the Exchange Offer would not require any action or measure in addition to what is required under Swedish law. An English translation of the Swedish prospectus will be filed with the Securities and Exchange Commission once it is filed with the Swedish Securities Council.

LAWSON SOFTWARE, INC.

380 St. Peter Street
St. Paul, Minnesota 55102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON •, 2005

To the Stockholders of Lawson:

Notice is hereby given that we will hold an annual meeting of the stockholders of Lawson Software, Inc., a Delaware corporation, which is referred to as Lawson, at •, local time, on •, 2005 at Lawson’s headquarters, 380 St. Peter Street, St. Paul, Minnesota, for the following purposes:

1.                To approve a merger and adopt a merger agreement that effects a restructuring of Lawson Software, Inc. into the wholly-owned subsidiary of Lawson Holdings, Inc., a holding company, which restructuring would be conditioned on the satisfaction or waiver of all conditions to the exchange offer described below;

2.                To approve the issuance of the number of shares of Lawson Holdings’ common stock, par value USD 0.01 per share, sufficient to consummate our proposed combination with Intentia International AB, a company incorporated in Sweden, such combination to be effected through an exchange offer for all the outstanding Series A and B shares and warrants of Intentia;

3.                To elect six directors to serve during the fiscal year ending May 31, 2006, until their successors are elected or appointed;

4.                To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending May 31, 2006; and

5.                To transact such other business as may properly be brought before the annual meeting or any adjournment or postponement thereof.

The board of directors has fixed • as the record date for the annual meeting. Only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the annual meeting.

As a convenience to stockholders unable to attend the annual meeting in person, we also will be webcasting the meeting. To view the annual meeting via webcast, go to Lawson’s web site at http://www.lawson.com and click on the “investor relations” button, followed by the webcast link at the top of that page. Please plan to be at the web site at least 15 minutes prior to the meeting so that you have sufficient time to register and to download and install any necessary software.

Your vote is important regardless of how many shares you own and whether or not you expect to be present at the annual meeting. We cannot complete the proposed combination of Lawson and Intentia unless a majority of the shares of Lawson common stock outstanding on the record date vote for the merger and adopt the merger agreement and a majority of the shares of Lawson common stock represented in person or by proxy and entitled to vote at the annual meeting vote for the issuance of Lawson shares to Intentia shareholders and warrant holders in connection with the exchange offer. We urgently request that you mark, date, sign and mail the enclosed proxy card in the postage-paid envelope provided or vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 4:00 p.m. Eastern Daylight Time (3:00 p.m. Central Daylight Time) on •. Your vote is very important regardless of the number of shares you own. You may revoke your proxy at any time prior to the annual meeting and delivery of your proxy will not affect your right to vote in person if you attend the annual meeting.

By Order of the board of directors,

Bruce B. McPheeters,
Secretary
St. Paul, Minnesota
•, 2005

i

v

IMPORTANT

This document constitutes a proxy statement of Lawson to Lawson stockholders in connection with matters to be voted on by Lawson stockholders at the annual meeting of Lawson’s stockholders and a prospectus covering the Lawson shares to be issued to holders of Intentia Series A and Series B shares and warrants in the Exchange Offer. Lawson has filed a registration statement on Form S-4 to register the Lawson shares to be issued in the Exchange Offer. This Proxy Statement/Prospectus is part of the registration statement, but does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Such additional information may be obtained, without charge, from the SEC’s principal office in Washington, D.C. or from the website maintained by the SEC at http://www.sec.gov. In accordance with the rules of the SEC this Proxy Statement/Prospectus incorporates important business and financial information about Lawson and its affiliates that is contained in documents filed with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. See the section entitled “Where You Can Find More Information” beginning on page 226 of this proxy statement/prospectus.

Lawson will provide you with copies of this information relating to Lawson, without charge, upon written or oral request to:

380 St. Peter Street
St. Paul, Minnesota 55102

Attention: Investor Relations; Telephone Number: (651)767-4890

In addition, you may obtain copies of this information by making a request through Lawson’s investor relations website, http://www.lawsonsoftware.com/investor/index.shtml or by sending an e-mail to investor@lawson.com.

In order for you to receive timely delivery of the documents in advance of the Lawson annual meeting, Lawson should receive your request no later than •, 2005.

We are not incorporating the contents of the websites of the SEC or any other person into this document. We are only providing the information about how you can obtain certain documents that are incorporated by reference into this Proxy Statement/Prospectus at such websites for your convenience.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. All capitalized terms not otherwise defined in this summary have the meanings assigned to them in the rest of the Proxy Statement/Prospectus. You should carefully read this entire document and the other documents referred to for a more complete understanding of the Combination. In particular, you should read the documents attached to this Proxy Statement/Prospectus, including the Transaction Agreement and the fairness opinions, which are attached as Annexes B, F and G and are incorporated by reference herein. In addition, we have incorporated by reference important business and financial information about Lawson into this Proxy Statement/Prospectus. This summary and the balance of this Proxy Statement/Prospectus contain forward-looking statements about events that are not certain to occur as described or at all, and you should not place undue reliance on those statements. Please carefully read “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 78 of this Proxy Statement/Prospectus. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this Summary.

References in this Proxy Statement/Prospectus to “USD” or to “$” are to United States Dollars. References in this Proxy Statement/Prospectus to “SEK” are to Swedish Kronas.

The Companies

Lawson Software, Inc. (CUSIP 520780107)
380 St. Peter Street
St. Paul, Minnesota 55102
(651) 767-7000

Lawson provides business application software, services and support, with a focus on service sector enterprises including healthcare, retail, state and local government, K-12 education and financial services.

Lawson’s software includes financial, human resources, procurement, supply chain, distribution, retail operations, service process optimization, and enterprise performance management applications, all of which are designed to help manage, analyze and improve its customers’ businesses. Lawson’s applications help automate and integrate critical business processes, allowing its customers to collaborate with their partners, suppliers and employees. Through its consulting services Lawson primarily helps its customers implement their Lawson applications. Through its support services Lawson provides ongoing maintenance and assistance to its customers.

Lawson Software is a Delaware corporation. In February 2001, it was reincorporated through a merger with its predecessor, Lawson Associates, Inc., a Minnesota corporation, which was incorporated in 1975. Lawson’s website is www.lawson.com. Information on Lawson’s website does not constitute part of this Proxy Statement/Prospectus. Lawson’s common stock is traded on The Nasdaq National Market under the symbol “LWSN.”

Set forth below is a list of Lawson’s operating and nonoperating subsidiaries as of August 31, 2005, each of which is wholly owned by Lawson. The operating subsidiaries directly or indirectly provide business application software, services and support.

Subsidiary Name and Registered Office	State or Country of Formation
Lawson Software USA, Inc. 380 St. Peter Street St. Paul, MN 55102	Delaware
Lawson Technologies, Inc. 380 St. Peter Street St. Paul, MN 55102	Delaware
Account4, Inc. 380 St. Peter Street St. Paul, MN 55102	Delaware
Keyola Corporation 380 St. Peter Street St. Paul, MN 55102	Florida
Apexion Technologies, Inc. 380 St. Peter Street St. Paul, MN 55102	Delaware
Closedloop Solutions, Inc. 380 St. Peter Street St. Paul, MN 55102	Delaware
Lawson Software Benelux B.V. Kabelweg 37 Coengebouw 1014 BA Amsterdam	The Netherlands
Lawson Software France SARL “La Grande Arche” Cedex 41 Paris—La Defense France 92044	France
Lawson Software GmbH Arnulfstrasse 27 80336 München	Germany
Lawson Software Africa (Proprietary) Limited c/o Moores Rowland (auditors) 19th Floor 1 Thibault Square Capetown, South Africa	South Africa
Lawson Holdings, Inc. 380 St. Peter Street St. Paul, MN 55102	Delaware
Lawson Acquisition, Inc. 380 St. Peter Street St. Paul, MN 55102	Delaware

Additional information concerning Lawson is included in Lawson’s reports filed under the Exchange Act that are incorporated by reference into this Proxy Statement/Prospectus. See the section entitled “Where You Can Find More Information” on page 226.

Intentia International AB
Vendevägen 89
Box 596
SE-182 15 Danderyd
Sweden
+46 (0) 8 5552 5000

Intentia provides software applications and consulting services to companies whose core processes involve manufacturing, distribution and maintenance. Intentia’s customers are typically medium to large organizations that operate in complex supply chains with limited internal resources, in the following industries: fashion; food and beverages; wholesale distribution, asset and maintenance intensive industries and manufacturing. Intentia provides its customers the reliability, experience and security with the flexibility and specialized knowledge of their industries and processes they require. Intentia’s Series B shares are traded on the Stockholm Stock Exchange under the symbol “INT B.”

Additional information concerning Intentia is available on Intentia’s website at www.intentia.com. Information on Intentia’s website does not constitute part of this Proxy Statement/Prospectus.

Lawson Holdings, Inc.
Lawson Acquisition, Inc.
380 St. Peter Street
St. Paul, Minnesota 55102
(651) 767-7000

Lawson Holdings, Inc. is a newly formed Delaware corporation that is a wholly owned subsidiary of Lawson Software, Inc., which has not, to date, conducted any activities other than those incident to its formation. Lawson Acquisition, Inc., is a wholly owned subsidiary of Lawson Holdings, Inc., and is also a newly formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation.

The Restructuring (see page 80)

Lawson is seeking stockholder adoption of the Merger Agreement and approval of the Merger of Lawson Acquisition with and into Lawson Software. The Merger effects an internal restructuring by which Lawson Software will become a wholly owned subsidiary of Lawson Holdings. Each share of Lawson Software’s outstanding common stock will be converted, on a one share for one share basis, into a share of Lawson Holdings common stock, and each share of Lawson Acquisition’s outstanding common stock will be converted, on a one share for one share basis, into a share of Lawson Software common stock. Lawson Holdings will become the public company listed on the Nasdaq National Market with the same capitalization, certificate of incorporation and bylaws as Lawson Software, will be renamed Lawson Software, Inc., and will assume all of Lawson Software’s obligations under existing stock option plans or grants.

Completion of the Restructuring is conditioned on the satisfaction or waiver of all conditions to the Exchange Offer. The consideration under the Exchange Offer will be newly issued shares of Lawson Holdings common stock. Upon completion of the Merger and the Exchange Offer, Lawson Holdings will serve as a holding company for the combined business currently conducted by Lawson Software, which will be renamed Lawson Software Americas, Inc., and Intentia, which will be renamed Lawson International AB.

The Exchange Offer (see page 86)

Lawson is making the following Exchange Offer: (i) 0.5061 of a newly issued share of Lawson common stock for each Intentia Series A share outstanding, referred to as the A Share Exchange Ratio, (ii) 0.4519 of a newly issued share of Lawson common stock for each Intentia Series B share outstanding, referred to as the B Share Exchange Ratio, and (iii) 0.2157 of a newly issued share of Lawson common stock for each outstanding warrant to purchase Series B shares of Intentia, referred to as the Warrant Exchange Ratio.

Reasons for the Restructuring (see page 80)

Lawson Software and Intentia intend that the Merger and the Exchange Offer, considered together, will qualify as an exchange described in Section 351 of the Internal Revenue Code for United States federal income tax purposes. In connection with the Exchange Offer and as a preliminary step to effecting the Merger, Lawson Software will carry out the Restructuring to create a holding company structure.

Reasons for the Exchange Offer (see pages 93 and 101)

In reaching its decision to pursue a Combination of Lawson and Intentia, Lawson’s board of directors consulted with senior management and its financial and legal advisors and considered a number of material factors. Lawson’s management believes that a Combination of Lawson and Intentia represents an opportunity to increase value for the stockholders of Lawson by creating a leading provider of enterprise resource planning software for mid-market enterprises with expanded growth opportunities.

The decision of the Intentia board of directors to approve the Transaction Agreement and recommend acceptance of the Exchange Offer were based upon a number of potential benefits of the transaction that the Intentia board of directors believes will contribute to the success of the combined business compared to Intentia continuing to operate as an independent business and benefit Intentia’s shareholders.

Principal Agreements (see page 128)

Lawson Software, Lawson Holdings, Lawson Acquisition and Intentia have entered into a Transaction Agreement which sets forth the terms and conditions of the Merger and the Exchange Offer, as well as the composition of the board of directors and management team for the combined business. The Transaction Agreement also contains certain prohibitions against the solicitation or entertainment of competing proposals for the acquisition of either Lawson or Intentia.

In connection with the Exchange Offer, certain major shareholders of Intentia have executed Irrevocable Undertakings pursuant to which they have agreed to tender their Shares and Warrants in the Exchange Offer, to vote against competing acquisition proposals, not to transfer their Shares or Warrants and not to solicit competing proposals for the acquisition of Intentia. Similarly, certain major stockholders of Lawson have executed Irrevocable Undertakings pursuant to which they have agreed to vote their shares in favor of the Merger and the issuance of Lawson common stock in the Exchange Offer, to vote against competing acquisition proposals, not to transfer their shares of Lawson common stock and not to solicit competing proposals for the acquisition of Lawson.

In connection with the Exchange Offer, in November 2005, Lawson entered into lock-up agreements with each of H. Richard Lawson, Symphony Technology Group LLC and Tennenbaum Capital Partners, LLC. So long as any of these parties or their representatives serve or have agreed to serve as an executive officer or director of Lawson when the Exchange Offer is declared unconditional, the lock-up agreements provide that for a period of time ending 180 days after the commencement of the Exchange Offer, they will be subject to certain restrictions on the transfer of a portion of the Lawson common stock to be received by them in the Exchange Offer.

Stockholder Approval (see pages 83, 84, 210 and 223)

Approval of the Merger and adoption of the Merger Agreement (Proposal One) require the affirmative vote of a majority of the shares of Lawson common stock outstanding as of the record date. Approval of the proposal for the issuance of the number of shares of Lawson common stock sufficient to consummate the proposed Combination (Proposal Two), the election of the six directors (Proposal Three) and the ratification of the independent registered public accounting firm (Proposal Four) each require the affirmative vote of a majority of the shares of Lawson common stock represented in person or by proxy and entitled to vote on the proposal.

Recommendation of Lawson’s Board of Directors (see pages 83, 95 and 224)

Lawson’s board of directors recommends a vote “FOR” approval of Merger and adoption of the Merger Agreement.

Lawson’s board of directors believes that the Exchange Offer is advisable and fair to and in the best interests of Lawson and its stockholders and recommends that Lawson’s stockholders vote “FOR” the proposal to approve the issuance of the number of shares of Lawson’s common stock sufficient to consummate the Combination.

Lawson’s board of directors recommends that you vote “FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2006.

Fairness Opinions

Opinion of Lehman Brothers Inc. (see page 95)

In connection with the Combination, Lawson’s financial advisor, Lehman Brothers Inc., which we refer to in this Proxy Statement/Prospectus as Lehman Brothers, delivered a written opinion, dated June 1, 2005, to the Lawson board of directors to the effect that, as of the date of such opinion, based upon and subject to the matters stated in its written opinion, the “blended exchange ratio” (as defined in Lehman Brothers’ written opinion) to be paid by Lawson Holdings was fair, from a financial point of view, to Lawson. The full text of Lehman Brothers’ written opinion, dated June 1, 2005, is included in this Proxy Statement/Prospectus as Annex F. You are urged to read this opinion carefully and in its entirety. The Lehman Brothers opinion sets forth, among other things, the assumptions made, matters considered and limits of the review undertaken by Lehman Brothers in connection with the opinion. Lehman Brothers’ opinion was addressed to the Lawson board of directors and does not constitute a recommendation to any stockholder of Lawson as to how such stockholder should vote with respect to the issuance of additional shares of Lawson common stock in connection with the Exchange Offer or to any stockholder of Lawson or Intentia with respect to any other matter described in this Proxy Statement/Prospectus.

Opinion of Deutsche Bank Securities (see page 104)

In connection with the proposed transaction, Intentia’s financial advisor, Deutsche Bank Securities Inc., which we refer to in this Proxy Statement/Prospectus as “Deutsche Bank”, delivered a written opinion, dated June 2, 2005, to the Intentia board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the B Share Exchange Ratio was fair, from a financial point of view, to the holders of Intentia Series B shares. The full text of Deutsche Bank’s written opinion, dated June 2, 2005, is included in this Proxy Statement/Prospectus as Annex G. You are urged to read this opinion carefully and in its entirety. The Deutsche Bank opinion sets forth, among other things, the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank in connection with the opinion.

Deutsche Bank’s opinion was addressed to Intentia’s board of directors and does not constitute a recommendation to any Intentia shareholder to accept the Exchange Offer.

Risk Factors (see page 57)

In deciding how to vote your shares of Lawson common stock on the matters described in this Proxy Statement/Prospectus or whether to tender your Intentia Shares or Warrants in the Exchange Offer, you should carefully consider the risks related to the Exchange Offer and Lawson’s and Intentia’s businesses, respectively.

Conditions to the Exchange Offer (see page 110)

The Exchange Offer is subject to a number of conditions described in more detail later in this Proxy Statement/Prospectus.

Termination of the Transaction Agreement (see page 130)

The Transaction Agreement may be terminated (i) by Lawson on written notice to Intentia if any of the conditions to the Exchange Offer have not been fulfilled or cannot be fulfilled, (ii) by mutual written consent of Lawson and Intentia, (iii) by Intentia on written notice to Lawson if the Lawson board of directors withdraws its recommendation of the Exchange Offer, (iv) by either Lawson or Intentia if Lawson’s stockholders have not approved the Merger and the issuance of Lawson common stock in the Exchange Offer at the annual meeting or any adjournment thereof and (v) by either Lawson or Intentia if the public announcement of the satisfaction of all conditions to the Exchange Offer has not been made by January 31, 2006 (the “Termination Date”); provided that, this right to terminate is not available to any party whose material failure to fulfill any obligation under the Transaction Agreement has been the principal cause of the failure of the Exchange Offer.

Payment of Termination Fee (see page 130)

Lawson has agreed to pay Intentia a termination fee of USD 14,250,000, referred to as the Lawson Termination Fee, if under certain circumstances the Exchange Offer is not completed and Lawson is acquired in an alternative transaction. Lawson has also agreed to pay the Lawson Termination Fee under certain circumstances if the Lawson board withdraws its recommendation of the Exchange Offer.

Intentia has agreed to pay Lawson a termination fee of USD 5,400,000, referred to as the Intentia Termination Fee, if under certain circumstances the Exchange Offer is not completed and Intentia is acquired in an alternative transaction. Intentia has also agreed to pay the Intentia Termination Fee under certain circumstances if the Intentia board withdraws its recommendation of the Exchange Offer.

No Solicitation of Transactions (see page 130)

Each of the parties to the Transaction Agreement has agreed that it will not solicit, encourage or facilitate an alternative acquisition proposal for such party, or furnish information regarding such party to a third party. Furthermore, each party will notify the other party upon receipt of any alternative acquisition proposals. Neither party will engage in any discussions with any third party with respect to an alternative acquisition proposal, or provide information to such third party, unless a party receives a bona fide unsolicited written acquisition proposal and a majority of such party’s board (with the consultation of its legal and financial advisors) in good faith determines that such proposal represents a superior proposal and that such discussions with the third party are required in order to comply with such party’s fiduciary obligations to its stockholders.

Interests of Certain Persons in the Combination (see page 152)

Certain members of the board of directors and the group management of Intentia have interests in the Exchange Offer that may be different from, or in addition to, the interests of other stockholders of Intentia generally. These interests include:

•       membership on the combined business’ board of directors;

•       options to acquire Lawson common stock that will be issued to current Intentia executive officers who will serve as officers of the combined business;

•       ongoing indemnification by the combined business of Intentia directors for their services to Intentia up to the Exchange Offer;

•       employment agreements and severance arrangements with Lawson after the Combination; and

•       the premium to be paid for Series A shares as compared to the Series B shares in the Exchange Offer, which will be paid to certain Intentia shareholders who have representatives on the Intentia board of directors.

Additionally, funds managed by Tennenbaum Partners, LLC have loaned an aggregate of USD 26.8 million (SEK 197.1 million) to Intentia.  Pursuant to an agreement with Tennenbaum entered into in November 2005, Lawson intends to prepay the Tennenbaum loan following the closing of the Exchange Offer.  Assuming current LIBOR interest rates until the prepayment date, the amount required to prepay the Tennenbaum loan in September 2006, calculated in accordance with the November 2005 agreement with Tennenbaum, is estimated to be USD 3.7 million.

Material United States Federal Income Tax Consequences (see page 118)

Assuming that the Merger and the Exchange Offer, considered together, will qualify as an exchange described in Section 351 of the Internal Revenue Code, the material United States federal income tax consequences to U.S. holders will be as follows:

•       no gain or loss will be recognized by U.S. holders of Lawson Software common stock upon the receipt of Lawson Holdings common stock in exchange for their Lawson Software common stock in the Merger;

•       no gain or loss will be recognized by U.S. holders of Shares or Warrants upon the receipt of Lawson Holdings common stock in exchange for their Shares or Warrants in the Exchange Offer; and

•       a U.S. holder of Shares or Warrants who receives cash in lieu of a fractional share of Lawson Holdings common stock in the Exchange Offer will be treated as if the U.S. holder had received the fractional share and then had that fractional share redeemed by Lawson Holdings for cash. Such U.S. holder will recognize gain or loss in an amount equal to the difference, if any, between (a) the amount realized on the receipt of cash in exchange for the fractional share of Lawson Holdings common stock and (b) that portion of the U.S. holder’s tax basis in the Lawson Holdings common stock attributable to the fractional share.

It is a condition to the completion of the Exchange Offer that Lawson Software shall have received an opinion of Dorsey & Whitney LLP, counsel to Lawson Software, and Intentia shall have received an opinion of O’Melveny & Myers LLP, counsel to Intentia, respectively, that the Merger and the Exchange Offer, considered together, will qualify as an exchange described in Section 351 of the Internal Revenue Code for United States federal income tax purposes.

Anticipated Accounting Treatment (see pages 28 and 117)

The acquisition of Shares and Warrants acquired in the Exchange Offer will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America, which means that Intentia’s results of operations will effectively be included with Lawson’s from the closing date and their respective consolidated assets and liabilities, including identified intangible assets, will be recorded at their then fair values at the same time with the excess allocated to goodwill.

Regulatory Approvals

No filing under the Hart-Scott-Rodino Antitrust Improvements Act, or HSR Act, or under Swedish or European Union law, is required in connection with the Exchange Offer. However, the Antitrust Division of the Department of Labor and the Federal Trade Commission, which regulate the HSR Act, may challenge the Exchange Offer on antitrust grounds notwithstanding the fact that no filings were required. Additionally, at any time before or after the completion of the Exchange Offer, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the Exchange Offer. We cannot assure you that a challenge to the Exchange Offer will not be made, or that, if a challenge is made, we will prevail. Lawson does not believe any other regulatory filings are required in connection with the Exchange Offer that would materially effect its ability to complete the Exchange Offer or affect the post-closing operations of the combined business.

Directors and Management of Lawson Following the Combination (see page 28)

The President and Chief Executive Officer of the combined business will be Harry Debes. The Lawson board of directors appointed Harry Debes as Lawson’s President and Chief Executive Officer effective as of June 11, 2005. Mr. Debes also serves as a member of the Lawson board of directors.

Bertrand Sciard, Intentia’s current Chief Executive Officer and a member of the Intentia board of directors, will be the Chief Operating Officer of the combined business. Robert Barbieri, Lawson’s Chief Financial Officer & Performance Officer, will be the Chief Financial Officer of the combined business. Bruce McPheeters, Lawson’s General Counsel, will be the General Counsel of the combined business.

Lawson and Intentia intend that the board of directors of the combined business will ultimately consist of nine members, including Richard Lawson and Romesh Wadhwani acting as co-chairmen, Mr. Debes, two current independent directors on the Lawson board (David R. Hubers and Michael A. Rocca) and two additional current directors on the Intentia board (Paul Wahl and Steven C. Chang). These members of the board of the combined business will select two additional independent members to fill the remaining vacancies.

Ownership of Directors and Officers (see pages 155 and 207)

At the close of business on •, 2005, the record date for the Lawson annual meeting, directors and executive officers of Lawson and their affiliates beneficially owned and were entitled to vote approximately •% of the • shares of Lawson common stock outstanding on that date. At the close of business on •, 2005, the record date for the Lawson annual meeting, directors and executive officers of Intentia and their affiliates beneficially owned and were entitled to vote approximately •% of the • shares of the • shares of Intentia Series A stock outstanding on that date and approximately •% of the • shares of the • shares of Intentia Series B stock outstanding on that date.

Restrictions on the Ability to Sell Lawson Common Stock (see page 117)

All shares of Lawson common stock issued in connection with the Exchange Offer will be freely transferable unless you are considered an “affiliate” of either Intentia or Lawson for the purposes of the Securities Act of 1933, referred to as the Securities Act, in which case you will be permitted to sell the shares of Lawson common stock you receive in the Exchange Offer only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. This Proxy Statement/Prospectus does not register the resale of stock held by affiliates. Shares of Lawson common stock subject to a Lock-Up Agreement, as described in “Terms of the Exchange Offer—Principal Agreements” on page 128, are also subject to restricted transferability.

Appraisal Rights (see page 117)

Under Delaware law and Lawson’s certificate of incorporation, Lawson stockholders are not entitled to any rights to seek appraisal of their shares or to exercise any preemptive rights in connection with the proposals to approve the Merger or to issue shares of Lawson’s common stock in connection with the Exchange Offer. Under Swedish law, if Lawson acquires more than 90% of each of the outstanding shares and voting power in Intentia, Lawson intends to initiate compulsory acquisition proceedings under Swedish law, and through a Swedish subsidiary, to acquire the Shares of Intentia securityholders who did not tender their Shares in the Exchange Offer.*

Comparison of Stockholder Rights (see page 184)

Lawson is incorporated in the State of Delaware, and the rights of Lawson stockholders are currently governed by the Delaware General Corporation Law and by Lawson’s certificate of incorporation and Lawson’s bylaws. Intentia is organized under the laws of the Kingdom of Sweden and the rights of Intentia shareholders are currently governed by Swedish law and Intentia’s articles of association. After the completion of the Exchange Offer, shareholders and warrant holders of Intentia will become stockholders of Lawson, and will become subject to the certificate of incorporation and the bylaws of Lawson.

Certain Effects of the Restructuring (see page 80)

Consummation of the Restructuring, by itself and apart from the Exchange Offer, is not expected to result in any material change in the overall operations of Lawson or the location of its facilities. Similarly, by itself and apart from the Exchange Offer, the Restructuring will not result in any change in the current membership of Lawson’s board of directors, though the composition of Lawson Holdings’ board of directors and its executive officers will change as a result of the terms of the Transaction Agreement if the Exchange Offer is completed. The stockholders of Lawson Software will continue as stockholders of Lawson Holdings, with the same voting, dividend and liquidation rights and ownership interests as before. As a result of the Restructuring, the stockholders will not directly elect the directors of any subsidiary including Lawson Software and Intentia (in the event of the successful completion of the Exchange Offer).

The Combined Business (see page 23)

This Proxy Statement/Prospectus contains a description of the combined business that will operate as wholly owned subsidiaries of Lawson Holdings after completion of the Exchange Offer.

*       Beginning January 1, 2006, a new Swedish Companies Act enters into force. The new Act contains somewhat amended rules on compulsory acquisitions. Such amended rules will be applicable in the event that the compulsory acquisition procedure is initiated on or after January 1, 2006. According to the new rules, it is sufficient that Lawson acquires more than 90% of the outstanding shares in Intentia (i.e. not counting votes).

QUESTIONS AND ANSWERS

Questions and Answers About the Lawson Annual Meeting

Why are you receiving this Proxy Statement/Prospectus?

Lawson Stockholders

Lawson and Intentia have proposed to combine their businesses in a strategic transaction pursuant to which Lawson will acquire all of the outstanding Series A and B shares, referred to as the Shares, and warrants to purchase Series B shares of Intentia, referred to as the Warrants. This transaction will be effected through an offer, referred to as the Exchange Offer, for all of the Shares and Warrants whereby Lawson offers to exchange 0.5061 of a newly issued share of Lawson common stock for each outstanding Series A share, 0.4519 of a newly issued share of Lawson common stock for each outstanding Series B share and 0.2157 of a newly issued share of Lawson common stock for each Warrant. Intentia shareholders and warrant holders that are U.S. persons have from the date of this Proxy Statement/Prospectus until •, 2005, referred to as the acceptance period, to accept the Exchange Offer in accordance with the procedures set forth in this Proxy Statement/Prospectus, unless the acceptance period is extended in accordance with the terms of the Transaction Agreement. In connection with the Exchange Offer and subject to its completion, Lawson anticipates that it will make an offer to purchase all of Intentia’s 5% Convertible Subordinated Notes due 2006, referred to as the Notes, for cash equal to the principal amount of each outstanding Note plus accrued but unpaid interest, if any, to the end of the acceptance period for the Notes. We refer to the Shares, the Warrants and the Notes as the Intentia Securities. Intentia has decided to redeem each outstanding Note pursuant to the terms and conditions of the Notes subject to the Exchange Offer being declared unconditional.

Lawson Software and Intentia intend that the Merger and the Exchange Offer, considered together, will qualify as an exchange described in Section 351 of the Internal Revenue Code for United States federal income tax purposes. In connection with the Exchange Offer, Lawson Software will carry out a restructuring to create a holding company structure, referred to as the Restructuring. In the Restructuring, Lawson Software has formed a direct subsidiary, Lawson Holdings, Inc., which in turn has formed a subsidiary, Lawson Acquisition, Inc. Subject to the satisfaction or waiver of all conditions to the Exchange Offer, Lawson Acquisition will merge with and into Lawson Software, with Lawson Software surviving as a wholly owned subsidiary of Lawson Holdings. This transaction will be referred to as the Merger, and the formation of Lawson Holdings together with the Merger, which ultimately will result in Lawson Holdings becoming Lawson’s parent and a public company listed on the Nasdaq National Market in Lawson’s place, will be referred to as the Restructuring. All references to Lawson in this Proxy Statement/Prospectus include Lawson Software, Inc. prior to the Restructuring and Lawson Holdings, Inc. as the surviving company after the Restructuring. We refer to the Restructuring, the Exchange Offer and the offer for the Notes as the Combination.

At the annual meeting to be held on •, 2005, Lawson stockholders will be asked to approve the Merger and adopt the Merger Agreement and to approve the issuance of shares of Lawson common stock in order to complete the Combination. We currently estimate that approximately 43.25% of our estimated total shares of common stock outstanding after the Transaction will be held by current holders of Intentia Shares and Warrants in Intentia and that approximately 56.75% of our estimated total shares of common stock outstanding after the Transaction will be held by current Lawson stockholders, based on Lawson capital stock and Series A and Series B shares outstanding, calculated on a fully-diluted basis using the treasury method.

Lawson stockholders are also being asked to vote on other matters traditionally addressed at the annual meeting, including the election of six directors to serve during the fiscal year ending May 31, 2006, or until their successors are elected or appointed, and the ratification of PricewaterhouseCoopers LLP as Lawson’s independent registered public accounting firm for the fiscal year ending May 31, 2006.

Intentia Securityholders

This Proxy Statement/Prospectus describes the Exchange Offer and provides Intentia securityholders that are U.S. persons the means to tender their Shares and/or Warrants in connection with the Exchange Offer in the United States. A Swedish Prospectus will be distributed to Intentia shareholders and warrant holders that are not U.S. persons, which will describe the Exchange Offer and provide the means for Intentia shareholders and warrant holders that are non-U.S. persons to tender into the Exchange Offer in Sweden.

What information is contained in these materials?

The information included in this Proxy Statement/Prospectus relates to the four proposals to be voted on at the annual meeting of stockholders of Lawson, along with information on the voting process and where to find additional information. This Proxy Statement/Prospectus also contains pro forma condensed combined financial information for Lawson and Intentia related to the proposed Combination, information regarding the combined business and the proposed Combination, information related to each of Lawson and Intentia, a proxy card and a return envelope, as well as information providing the means for Lawson stockholders to vote their shares and Intentia shareholders and warrant holders to tender their securities in connection with the Exchange Offer.

When and where will the annual meeting be held and what business will occur at the meeting?

Our annual meeting of stockholders will be held at Lawson’s headquarters, 380 St. Peter Street, St. Paul, Minnesota, on •, •, 2005, at •. At the annual meeting, Lawson stockholders will consider and vote upon the proposals described above. You do not need to be present at the annual meeting to have your vote counted. By utilizing any one of the various voting procedures described in this Proxy Statement/Prospectus prior to the date of the annual meeting, your vote will be counted and included in the final results.

How does Lawson’s board of directors recommend that Lawson stockholders vote with respect to the proposals?

Lawson’s board of directors recommends a vote “FOR” approval of the Merger and adoption of the Merger Agreement, “FOR” approval of the issuance and exchange of up to 81 million shares of Lawson’s common stock for Intentia’s Shares and Warrants in the Exchange Offer, “FOR” election of the six directors nominated to serve during the fiscal year ended May 31, 2006, or until their successors are elected or appointed, and “FOR” ratification of PricewaterhouseCoopers LLP as Lawson’s registered independent public accounting firm for the fiscal year ending May 31, 2006. See the section entitled “Proposal One” on page 80, the section entitled “Proposal Two” on page 84, the section entitled “Proposal Three” on page 210 and the section entitled “Proposal Four” on page 223.

Why is it important for Lawson stockholders to vote?

Lawson cannot complete the Merger without approval of a majority of the shares entitled to vote, which is a majority of the voting power of the shares of common stock of Lawson outstanding as of the record date. Lawson cannot complete the issuance of its common stock in the Exchange Offer, the election of its directors or the ratification of its independent registered public accounting firm without approval of a majority of the shares of its common stock present in person or by proxy at the annual meeting and entitled to vote thereon, provided that a quorum consisting of a majority of the shares of Lawson’s common stock entitled to vote is present in person or by proxy.

Why are Lawson stockholders being asked to approve the Merger?

Section 251(c) of the Delaware General Corporation Law, referred to as the DGCL, requires that the Merger be approved by a majority of the outstanding shares of stock at an annual or special meeting of the stockholders of each corporation called for such purpose. Although Section 251(g) of the DGCL generally permits a Delaware corporation such as Lawson to restructure its business operations under a holding company without stockholder approval, the combined effect of the Restructuring (which includes the Merger) and the Exchange Offer precludes a restructuring pursuant to Section 251(g). For example, Section 251(g) provides, among other things, that the directors of the corporation immediately prior to the restructuring must be the same as the directors of the holding company following the restructuring and that the rights of the corporation’s stockholders are not changed by or as a result of the restructuring except and to the same extent that such rights could be changed without stockholder approval under existing law. While as a stand-alone transaction, Restructuring (including the Merger) could technically be deemed to satisfy the conditions of Section 251(g), when viewed in Combination with the Exchange Offer (which will ultimately result in a combined business whose directors, officers and stockholders will differ from Lawson’s current management and stockholder base), the Merger requires the approval of Lawson stockholders.

Why are Lawson stockholders being asked to approve the issuance of shares of common stock?

Assuming that all outstanding Shares and Warrants are tendered into the Exchange Offer, we currently estimate that approximately 81 million shares of our common stock, calculated on a fully diluted basis using the treasury method, or approximately 43.25% of our estimated total shares of common stock outstanding after the Combination, will be issued to Intentia shareholders and warrant holders. The Nasdaq Marketplace Rules require the approval of our stockholders prior to the issuance of this number of additional shares of our common stock in the Combination.

Who may vote at the annual meeting?

The shares of common stock of Lawson constitute the only class of securities entitled to notice of, to attend and to vote at the annual meeting of Lawson stockholders. Only stockholders of record at the close of business on •, 2005, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. As of •, 2005, there were • shares of common stock issued and outstanding. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

Are there different voting procedures depending on how I hold my Lawson common stock?

Most stockholders of Lawson hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your Lawson common stock is registered directly in your name with Lawson’s transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Lawson. As the stockholder of record, you have the right to grant your voting proxy directly to Lawson or to vote in person at the annual meeting. Lawson has enclosed a proxy card for you to use.

Beneficial Owner

If your Lawson common stock is held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. The voting instruction card provides various alternative voting methods, such as via the Internet, by telephone or by mail.

How many votes may a stockholder cast?

At the annual meeting, each Lawson stockholder will be entitled to one vote per share of common stock owned by such stockholder as of the record date.

How can I vote my shares in person at the annual meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares in person.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting. You may vote your directly held shares by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or nominee following the instructions on the form included with this package.

What vote is required to approve the proposals?

In order to conduct business at the annual meeting, a quorum must be present. The holders of a majority of the shares of common stock entitled to vote at the annual meeting, either present in person or represented by proxy, constitutes a quorum under Lawson’s bylaws. We will treat shares of our common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the annual meeting for the purposes of determining the existence of a quorum. If a quorum is not present, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

Approval of the Merger and adoption of the Merger Agreement require the affirmative vote of a majority of the shares of Lawson common stock outstanding as of the record date. Approval of the proposal for the issuance and exchange of the number of shares of Lawson common stock sufficient to consummate the proposed Combination, the election of the six directors and the ratification of the independent registered public accounting firm each require the affirmative vote of a majority of the shares of Lawson common stock represented in person or by proxy and entitled to vote on the proposal.

What does it mean if I receive more than one proxy or voting instruction card?

It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

May I change my vote after I have given it?

You may change your proxy instructions and your vote at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date, which automatically revokes the earlier proxy, and delivering such new proxy to the Secretary of Lawson either by mail or by calling the phone number or accessing the Internet address listed on the proxy card or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically request to do so. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker, bank or nominee.

Who bears the cost of soliciting proxies?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We have retained the services of Mellon Investor Services LLC to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. We estimate that we will pay Mellon Investor Services LLC a fee of approximately USD 10,000 for its services, plus out of pocket expenses. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

How are votes counted?

For the proposal to elect directors, you may vote “for” any or all of the nominees or “withhold authority” for any or all of the nominees. For the rest of the proposals, you may vote “for,” “against” or “abstain.” If you submit your proxy but abstain from voting or withhold authority to vote on a proposal, your shares will be counted as present at the meeting for the purpose of determining a quorum and for calculating the vote on the proposal, and will have the same effect as a vote against that proposal. If you do not sign and send in your proxy card, do not vote using the telephone or Internet, or do not vote at the annual meeting, it will not affect the outcome of the proposals, except that in the case of the proposal to approve the Merger and adopt the Merger Agreement, a failure to vote has the same effect as a vote “against,” since approval of this proposal requires a majority of total shares outstanding. For the same reason, shares represented by “broker non-votes” (as described in the next paragraph) will have the same effect as votes against the proposal to adopt the Merger Agreement and to approve the Merger. “Broker non-votes” will not be counted as votes against any of the other proposals. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the board described herein. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

If my shares are held in “Street Name” by my broker, will my broker vote my shares for me?

For both the proposal to adopt the Merger Agreement and to approve the Merger, and the proposal to approve the issuance of Lawson shares in connection with the Exchange Offer, if your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm will not have the authority to vote your shares and your shares will constitute “broker non-votes.” If you have any questions regarding the procedures necessary for your broker to vote your shares, you should contact your broker directly. Please instruct your broker as to how you would like him or her to vote your shares following the procedures on the instruction card. Thus, if you do not give your broker or nominee special instructions, your shares may not be voted on and will not be counted in determining the number of shares necessary for approval of these proposals. However, shares represented by such “broker non votes” will be counted in determining whether there is a quorum. For the proposals to elect Lawson’s board of directors and to ratify Lawson’s independent registered public accounting firm, your brokerage firm will have the authority to exercise its discretion and vote your shares unless you instruct it on how to vote.

What do Lawson stockholders need to do now?

After carefully reading and considering the information contained in this Proxy Statement/Prospectus, we urge you to complete, sign and date your proxy card and voting instructions and return them in the enclosed postage-paid envelope, by phone or by the Internet as provided for on the voting instruction card included in this package, or vote in person at the annual meeting. You can simplify your voting and save Lawson expense by either voting via the Internet or calling the toll-free number listed on the proxy card. Please vote your shares as soon as possible so that your shares will be represented at the annual meeting.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and we will issue a press release with the final results after the annual meeting is completed. In addition, we will publish the final results in our quarterly report on Form 10-Q for the • quarter of fiscal year 2006.

What will happen if the proposals are not approved?

If either the first or second proposal is not approved, the Restructuring of Lawson and the Exchange Offer with Intentia cannot proceed, because we will not be able to effect the Merger that is necessary for the holding company restructuring, and we will not be able to issue the additional shares of our common stock pursuant to applicable Nasdaq Marketplace Rules. Any directors who do not receive the requisite approval under the third proposal will not be able to serve on the board of directors for the fiscal year ending May 31, 2006. If Lawson’s stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as Lawson’s independent registered public accounting firm under the fourth proposal, the Audit Committee will reconsider whether or not to retain that firm.

Questions and Answers About the Exchange Offer

Does Intentia’s board of directors recommend that Intentia shareholders and warrant holders accept the Exchange Offer?

Intentia’s board of directors has unanimously recommended that the Intentia shareholders and warrant holders accept the Exchange Offer. See the section entitled “ Recommendation of Intentia’s Board of Directors” on page 103.

How do Intentia securityholders tender their Shares or Warrants in the Exchange Offer? (See the section entitled “Acceptance Procedure” on page 112)

Intentia shareholders and warrant holders must carefully read the section of this Proxy Statement/Prospectus entitled “Terms of the Exchange Offer” and must complete the acceptance form.

Are there any conditions to the Exchange Offer?

The Exchange Offer is subject to certain conditions more fully described in the section “Conditions to the Exchange Offer” on page 110.

How will Lawson acquire any securities that remain outstanding after the completion of the Exchange Offer?

Following completion of the Exchange Offer, Lawson intends to initiate compulsory acquisition proceedings under Swedish law. For a detailed discussion of Swedish compulsory acquisition proceedings, see the section entitled “Compulsory Acquisition Proceedings” on page 116.

How much of Lawson will current Intentia shareholders and warrant holders own upon completion of the Exchange Offer?

Immediately following the completion of the Exchange Offer with Intentia shareholders and warrant holders, assuming that all outstanding Shares and Warrants are tendered into the Exchange Offer, we estimate that Intentia shareholders and warrant holders will hold approximately 43.25% of our estimated total shares of common stock outstanding after the Exchange Offer, calculated on a fully diluted basis using the treasury method.

When do you expect the Exchange Offer to be completed?

The acceptance period for the Exchange Offer will expire on •, 2005, unless extended in accordance with the terms of the Transaction Agreement and the Exchange Offer. It is currently anticipated that the Exchange Offer will expire on •, 2005. Under certain circumstances, Lawson is required to extend the Exchange Offer and under others Lawson is permitted but not required to extend the Exchange Offer. Lawson and Intentia have agreed that if satisfaction of all conditions to the Exchange Offer has not been publicly announced by January 31, 2006, either party can terminate the Transaction Agreement. Promptly following the expiration of the Exchange Offer, Lawson will issue a press release in Sweden and in the United States, notifying the public of the outcome of the Exchange Offer. The initial stage of the Exchange Offer is expected to be completed once we acquire more than 90% of each of the outstanding shares and voting power in Intentia on a fully diluted basis using the treasury method (including all shares issuable pursuant to outstanding warrants but excluding shares issuable pursuant to outstanding convertible securities).* At that time, if required due to more than 90% but fewer than 100% of the outstanding Shares being tendered, we intend to commence compulsory acquisition proceedings to acquire the remaining Shares for cash. For a more complete discussion of the timing of the Exchange Offer, see the section entitled “The Exchange Offer” on page 86.

Risks of the Exchange Offer

Are there risks associated with this proposed Combination? (See the section entitled “Risks Relating to the Proposed Exchange Offer” on page 57)

Yes. The combined business may not achieve the expected benefits of this Combination. In deciding whether to tender Shares or Warrants in the Exchange Offer, Intentia securityholders should carefully read and consider the risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 57 of this Proxy Statement/Prospectus.

*       Beginning January 1, 2006, a new Swedish Companies Act enters into force. The new Act contains somewhat amended rules on compulsory acquisitions. According to the new rules, it is sufficient that Lawson acquires more than 90% of the outstanding shares in Intentia (i.e. not counting votes).

General

Who can help answer my questions?

Lawson stockholders who have questions about the annual meeting, how to vote or revote their proxy, or the Exchange Offer to Intentia securityholders, or who need additional copies of this Proxy Statement/Prospectus, should contact:

Lawson Corporate Secretary
(651) 767-7000 (p)
(651) 767-5827 (f)

or

Mellon Investor Services LLC
(866) 323-8161 (p)

Intentia securityholders who have questions about the Exchange Offer, including how to tender their Shares or Warrants, should contact:

Carnegie Investment Bank AB
Transaction Support
SE-110 51 Stockholm
Sweden
+46 (0) 8 588 694 88

If you would like to request additional copies of the Proxy Statement/Prospectus from Lawson, please do so before •, 2005 in order to receive them before the annual meeting.

You must request any information no later than five business days before the date on which you must make your investment decision, which is •, for Lawson stockholders and • for Intentia securityholders.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF Lawson

The following table summarizes selected historical consolidated financial data of Lawson which should be read in conjunction with the consolidated financial statements of Lawson, and the notes thereto, included as part of Lawson’s Annual Report on Form 10-K for the fiscal year ended May 31, 2005 incorporated by reference into this Proxy Statement/Prospectus. The financial data for the five years ended May 31, 2005 has been derived from the audited consolidated financial statements of Lawson. The financial data as of and for the three months ended August 31, 2005 and 2004 has been derived from the unaudited condensed consolidated financial statements of Lawson included as part of Lawson’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2005 incorporated by reference into this Proxy Statement/Prospectus. In the opinion of Lawson’s management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial data for the three months ended August 31, 2005 and 2004 have been reflected therein. Operating results for the three months ended August 31, 2005 are not necessarily indicative of the results that may be expected for the full year.

	Three Months Ended August 31, (unaudited)		For the Years Ended May 31,
	2005	2004	2005	2004	2003	2002	2001
Consolidated Operating Results
(In thousands, except per share data)
Total revenues	$ 87,914	$ 82,685	$ 335,184	$ 363,583	$ 344,318	$ 428,336	$ 394,324
Operating income (loss)	$ 2,045	$ (1,310)	$ 3,789	$ 12,105	$ (10,728)	$ 15,537	$ 24,170
Net income (loss)(1)	$ 4,177	$ (417)	$ 5,262	$ 7,991	$ (3,825)	$ 8,378	$ 14,569
Net income (loss) applicable to common shareholders(1)	$ 4,177	$ (417)	$ 5,262	$ 7,991	$ (3,825)	$ (21,720)	$ 14,517
Basic net income (loss) per common share	$ 0.04	$ 0.00	$ 0.05	$ 0.08	$ (0.04)	$ (0.27)	$ 0.21
Diluted net income (loss) per common share	$ 0.04	$ 0.00	$ 0.05	$ 0.07	$ (0.04)	$ (0.27)	$ 0.17
Other Data
Common stock dividends per share	$ —	$ —	$ —	$ —	$ —	$ —	$ —
Consolidated cash flows from operating activities	$ 16,053	$ (17,944)	$ 32,898	$ 17,833	$ 47,912	$ 6,003	$ 33,376
Consolidated cash flows from (used for) investing activities	$ 8,447	$ (6,850)	$ 82,222	$ (27,491)	$ (6,678)	$ (180,484)	$ (24,755)
Consolidated cash flows from (used for) financingactivities	$ 2,549	$ (5,712)	$ 228	$ (27,817)	$ (2,811)	$ 188,790	$ 4,356
Return (loss) on average stockholders’ equity(2)	1.4%	(0.1)%	1.9%	2.8%	(1.3)%	4.8%	33.0%
Consolidated Financial Condition
(As of period end)
Cash and investments	$ 251,675	$ 184,476	$ 234,613	$ 208,982	$ 260,512	$ 229,867	$ 77,608
Total assets	$ 428,632	$ 385,820	$ 420,718	$ 423,598	$ 432,209	$ 436,468	$ 236,103
Other long-term debt, net of current portion	$ —	$ 996	$ —	$ 990	$ 255	$ 904	$ 1,010
Stockholders’ equity(3)	$ 306,767	$ 277,180	$ 293,055	$ 282,886	$ 289,399	$ 285,484	$ (24,869)
Long-term debt-to-total capital ratio	—%	0.4%	—%	0.3%	0.1%	0.3%	1.3%

(1)   As a result of the conversion of the Series A Preferred Stock to common stock, which accelerated the amortization of the beneficial conversion feature, a USD 30.0 million non-cash charge to net income available to common shareholders for the unamortized value of the beneficial conversion feature of the preferred stock was recorded for the year ended May 31, 2002.

(2)   Due to the initial public offering on December 12, 2001, the average shareholder equity increased from USD 44.2 million for the twelve months ended May 31, 2001, to USD 174.5 million for the twelve months ended May 31, 2002.

(3)   Lawson closed its initial public offering on December 12, 2001. On December 12, 2001 the Company had 93.3 million shares of common stock and 106.8 million shares on a fully diluted basis using the treasury method. Lawson received proceeds, net of commissions and expenses of USD 197.3 million in the initial public offering.

Key Ratio Data

	Three Months Ended August 31,		For the Years Ended May 31,
	2005	2004	2005	2004	2003(1)	2002	2001(2)
	(unaudited)
Gross margin	60.0%	53.0%	55.1%	58.1%	54.7%	56.9%	60.8%
Operating margin	2.3%	(1.6)%	1.1%	3.3%	(3.1)%	3.6%	6.1%
Return on average capital employed	1.4%	(0.2)%	2.9%	5.3%	(2.1)%	10.4%	57.2%
Return on equity	1.4%	(0.1)%	1.9%	2.8%	(1.3)%	4.8%	33.0%
Equity/assets ratio	71.6%	71.8%	69.7%	66.8%	67.0%	65.4%	(10.5)%
Long-term debt/equity ratio	0.3%	0.8%	0.6%	0.9%	0.4%	0.7%	(7.2)%
Proportion of risk capital	72.6%	72.7%	70.5%	67.6%	67.9%	66.1%	27.6%
Interest coverage ratio	725.0	(50.2)%	166.7	219.8	(45.8)	9.0	17.3
R&D expenses	$ 14,500	$ 15,647	$ 62,158	$ 64,888	$ 59,115	$ 66,897	$ 52,600
Capitalized R&D expenditures	—	—	—	—	—	—	—
Number of employees, end of period	1,358	1,609	1,354	1,579	1,675	2,066	1,993
Equity per share, before dilution, end of period	$ 3.01	$ 2.83	$ 2.91	$ 2.88	$ 2.96	$ 2.99	$ (0.37)
Equity per share, after dilution, end of period	$ 2.91	$ 2.65	$ 2.80	$ 2.64	$ 2.80	$ 2.71	$ (0.28)
Net asset value per share, end of period	$ 3.01	$ 2.83	$ 2.91	$ 2.88	$ 2.96	$ 3.00	$ 0.92
Share price, end of period	$ 6.48	$ 5.60	$ 5.95	$ 7.17	$ 5.09	$ 6.31	$ 13.95
Price/earnings ratio, end of period	163.6	neg	118.3	96.0	neg	79.4	85.5
Diluted weighted average shares	105,463	98,294	104,623	107,000	98,165	79,630	69,709
Tangible asset value per share, end of period	$ 2.29	$ 2.00	$ 2.16	$ 2.02	$ 2.51	$ 2.60	$ 0.85

(1)   For the year ended May 31, 2003, revenues from license fees decreased USD 77.6 million from the prior year. This decrease was primarily the result of a continued economic slowdown in information technology spending. Although operating expenses decreased in total dollars, as a percentage of total revenue operating expenses increased to 57.8% from 53.3% in the prior period. As a result, key operating ratios were negatively impacted.

(2)   Lawson closed its initial public offering on December 12, 2001. The Company received proceeds, net of commissions and expenses of USD 197.3 in the initial public offering. These fiscal 2001 amounts are pre-initial public offering, and therefore present results that may not be comparable to the results after the initial public offering.

Definitions of Key Ratios

The key ratios and certain other operating and per share data are defined as follows:

Capital employed	Total assets less non-interest bearing liabilities and provisions.
Long-term debt/equity ratio	Total long-term debt divided by stockholders’ equity.
Equity per share, before dilution	Stockholders’ equity divided by the number of weighted average outstanding shares.
Equity per share, after dilution	Stockholders’ equity divided by the sum of the number fully diluted weighted average outstanding shares.

Equity/assets ratio	Stockholders’ equity divided by total assets.
Gross margin	Gross profit, divided by net revenues.
Interest coverage ratio	Operation profit before interest, tax and goodwill amortization (EBITDA) plus interest income and similar items, divided by interest expense and similar items.
Net asset value per share	Total assets minus total liabilities divided by the number of outstanding shares.
Operating margin	Operating profit before interest and tax, divided by total revenues.
Price/earnings ratio	Share price at year-end divided by net income (loss) for the year per share.
Proportion of risk capital	The total of stockholders’ equity and long-term liabilities expressed as a percentage of total assets.
Return on average capital employed	Operating profit before interest and tax (EBIT) plus interest income and similar items, divided by average capital employed.
Return on equity	Net income divided by average stockholders’ equity.
Tangible asset value per share	Total assets minus goodwill and other intangibles minus total liabilities divided by the number of outstanding shares.
Debt/equity ratio	Interest bearing debt divided by stockholders’ equity.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF INTENTIA

The following table summarizes selected historical consolidated financial data of Intentia, which should be read in conjunction with the consolidated financial statements of Intentia, and the notes thereto, included in this Proxy Statement/Prospectus. For purposes of the consolidated financial statements, all references to Intentia include Intentia International AB and its consolidated entities. This information has been prepared in accordance with generally accepted accounting principles in Sweden, or Swedish GAAP. For a quantitative reconciliation of net income (loss) and shareholders’ equity to U.S. GAAP for the years ended December 31, 2004 and 2003 and a discussion of differences between Swedish GAAP and U.S. GAAP as they relate to the Intentia financial statements, please refer to Note 29 of the Intentia consolidated financial statements for the year ended December 31, 2004 and the six months ended June 30, 2005, included elsewhere in this Proxy Statement/Prospectus. The financial data for the five years ended December 31, 2004 has been derived from the audited consolidated financial statements of Intentia. The financial data as of and for the six months ended June 30, 2005 and 2004 has been derived from the unaudited condensed consolidated financial statements of Intentia. In the opinion of Intentia’s management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the financial data for the six months ended June 30, 2005 and 2004 have been reflected therein. The operating results for the year ended December 31, 2004 are not necessarily indicative of the results for any future period. Results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the full year.

Intentia's six month and annual results that follow include restructuring charges which in large part account for the negative profitability in the six month ended June 30, 2005 and year ended December 30, 2004 results.  Intentia has undergone significant downsizing of headcount over the past 18 months.  For the six months ended June 30, 2005, included in the loss from operations are restructuring charges of 27.6 million SEK.  For the year ended December 30, 2004, included in the loss from operations are restructuring charges of 172.0 million SEK.

	For the Six Months Ended June 30		For the Years Ended December 31
Consolidated Operating Results	2005	2004	2004	2003	2002	2001	2000*
(In SEK millions, except per share data)
Total revenues	1,450.9	1,472.2	2,982.9	3,106.3	3,838.8	4,217.3	3,312.6
Operating income (loss)(1)	(6.8)	(103.9)	(277.3)	(237.6)	(107.0)	100.0	(289.8)
Net income (loss) applicable to common shareholders	(58.0)	(135.5)	(354.2)	(411.1)	(143.5)	(56.5)	(343.6)
Basic net income (loss) per common share	(0.35)	(0.91)	(2.36)	(5.96)	(3.93)	(1.94)	(14.16)
Diluted net income (loss) per common share	(0.35)	(0.91)	(2.36)	(5.96)	(3.93)	(1.94)	(14.16)
Other Data
Common stock dividends per share	—	—	—	—	—	—	—
Consolidated cash flows from (used for) operating activities	(110.6)	10.2	27.4	162.9	85.7	321.8	(526.4)
Consolidated cash flows from (used for) investing activities	(70.1)	(83.6)	(200.0)	(173.8)	(265.2)	(269.5)	(58.8)
Consolidated cash flows from (used for) financing activities	(11.0)	56.6	375.9	(96.3)	(58.6)	175.7	262.8
Return (loss) on average stockholders’ equity	(6.6)%	(15.4)%	(41.0)%	(51.0)%	(18.7)%	(18.3)%	(137.5)%
Consolidated Financial Condition (As of Period End)
Cash and investments(2)	362.6	228.3	499.7	294.1	402.8	644.4	401.0
Total assets	2,479.3	2,399.8	2,666.3	2,517.6	3,414.7	3,866.6	3,130.8

	For the Six Months
	Ended June 30		For the Years Ended December 31
Consolidated Financial Condition (con’t)	2005	2004	2004	2003	2002	2001	2000*
(In SEK millions, except per share data)
Debt(3)	322.8	127.9	296.2	307.1	927.6	993.8	1,497.4
Stockholders’ equity(4)	810.8	939.0	936.7	831.6	779.4	850.3	133.0
Debt-to-total capital ratio	13.0%	5.3%	11.1%	12.2%	27.2%	25.7%	47.8%

*                     As reported in Annual report 2001

(1)    Intentia’s results for the periods presented were adversely affected by restructuring charges, which totalled SEK 20.0 million in 2002, SEK 40.3 million in 2003, SEK 172.0 million in 2004 (of which SEK 45.1 million was incurred in the six months ended June 30, 2004), and SEK 27.6 million in the six months ended June 30, 2005.

(2)           Equals the “liquid funds” line on Intentia’s annual reports and “cash and bank balances and short-term investments” and “cash and cash equivalents” on Intentia’s interim reports.

(3)    Intentia issued 5% Convertible Subordinated Notes due 2006 in 1999. In 2003 Intentia repurchased 86% of the then outstanding notes at 65% of their nominal face value plus accrued interest, which resulted in a gain of approximately SEK 154.3 million in 2003. Intentia entered into a loan agreement with Tennenbaum Capital Partners in September 2004, for an aggregate amount of USD 26.8 million (SEK 197.1 million) to finance a restructuring of operations.

(4)    Intentia made two issuances of stock in 2004 for total net proceeds of SEK 416.5 million. On February 6, 2004, shareholders approved a directed issue of shares and debentures with detachable warrants to Symphony Technology Group, which subscribed to 38.8 million shares at a price of SEK 6.60 per share; and on September 6, 2004, shareholders approved a directed issue of approximately 19.1 million shares to funds managed by Tennenbaum Capital Partners at a price of SEK 8.98 per share.

Key Ratio Data

	For the Six Months Ended June 30,		For the Years Ended December 31
	2005	2004	2004	2003	2002	2001
Gross margin	41.7%	34.9%	34.1%	34.2%	37.7%	37.2%
Operating margin	(0.5)%	(7.1)%	(9.3)%	(7.6)%	(2.8)%	2.4%
Return on average capital employed	(0.2)%	(9.7)%	(25.3)%	(15.7)%	(4.9)%	7.6%
Return on equity	(6.6)%	(15.4)%	(41.0)%	(51.0)%	(18.7)%	(18.3)%
Equity/assets ratio	32.7%	39.1%	35.1%	33.0%	22.8%	22.0%
Debt/equity ratio	39.8%	13.6%	31.6%	36.9%	119.0%	116.9%
Proportion of risk capital	45.4%	43.9%	45.8%	37.7%	41.1%	38.9%
Interest coverage ratio	1.0	(5.2)	(5.8)	(1.2)	(0.1)	2.1
R&D expenses	157.0	140.8	305.8	282.7	388.3	327.0
Capitalized R&D expenditures	58.4	77.6	158.9	176.6	153.6	126.0
Number of employees, end of period	2,212	2,709	2,371	2,999	3,319	3,325
Equity per share, before dilution, end of period	4.8	6.3	5.6	7.6	21.3	23.6
Equity per share, after dilution, end of period	4.2	4.9	4.9	7.5	19.2	19.9
Net asset value per share, end of period	4.8	6.4	5.6	7.7	21.9	24.1
Share price, end of period	16.4	9.1	14.3	7.2	17.4	64.0
Price/earnings ratio, end of period	neg	neg	neg	neg	neg	neg
Diluted weighted average number of shares	190,653	156,217	170,586	71,559	40,514	33,281
Tangible asset value per share, end of period	1.41	2.28	2.18	2.15	5.50	9.78

Definitions of Key Ratios

The key ratios and certain other operating and per share data are defined on page 19.

THE COMBINED BUSINESS

The following information should be read in conjunction with the section entitled “Information Regarding Intentia” in this Proxy Statement/Prospectus and the section entitled “Business” incorporated by reference from Lawson’s Annual Report on Form 10-K for the fiscal year ended May 31, 2005.

Strategic Objective

Lawson and Intentia are combining to create a new business that will have:

•       greater operational scale with which to compete in the global enterprise application market;

•       a true global footprint with Lawson’s U.S. presence and Intentia’s presence in Europe and the Asia and Australia/New Zealand region;

•       industry specific expertise across multiple markets, which includes Lawson’s strength in service sector categories including healthcare, retail, government, education and financial services complementing Intentia’s strengths in manufacturing, distribution, food and beverage and asset intensive industries; and

•       a broad product portfolio that spans all core enterprise applications, including ERP, enterprise performance management, supply chain management, enterprise asset management and customer relationship management.

The combined business will be positioned as a leading global provider in the development, distribution, support and service of ERP software which is focused primarily on mid-market enterprises (in general, companies whose annual revenues range from USD 250 million to USD 1 billion). Intentia and Lawson believe that the strategic compatibility of their products and technologies will provide the combined business with a broader product platform from which it can actively pursue growth opportunities. The combined business will be:

•       financially strong, providing operating flexibility and the combined business will have approximately USD 282 million in cash and investments;

•       a leading provider of business applications for IBM environments worldwide and, in particular, for the IBM eServer platform; and

•       geographically diversified, with approximately 45% of revenues derived from North America, 45% from Europe and 10% from the Asia and Australia/New Zealand region.

The combined business will have approximately 3,600 employees doing business in more than 40 countries throughout the world.

Complementary Product Lines and Market Position

The two companies’ product offerings are highly complementary. Lawson’s products focus on service sector enterprises including healthcare, retail, state and local government, K-12 education and financial services. Intentia’s products focus on manufacturing, distribution and maintenance applications. Intentia’s customers typically operate in complex supply chains with limited internal resources, such as the fashion, food and beverages, wholesale distribution and manufacturing industries that are asset and maintenance intensive. The combined business would offer a product portfolio that includes all core applications, including enterprise resource planning, performance management, supply chain and asset management, with few redundancies of products or customers. The products of the two companies employ complementary technologies. Both Lawson and Intentia are substantial IBM partners, and both their products are standardizing on IBM middleware to deliver applications across multiple platforms. Lawson also believes that the combined business’ broader product portfolio will increase both the number and diversity of potential customers due to the larger range of enterprise resource planning products offered by the combined business.

Lawson’s primary U.S. presence complements Intentia’s primary presence in Europe and the Asia and Australia/New Zealand region. The Combination will provide Lawson with a base for international operations strategically located in Stockholm. The combined business will have a large, balanced global presence with approximately 45% of the combined revenues from North America, 45% from Europe and 10% from the Asia and Australia/New Zealand region.

Customers

Lawson and Intentia both specialize in serving middle-market enterprises, which Lawson defines to be enterprises with revenues in the range of USD 250 million to USD 1 billion. Lawson believes that recent industry consolidation has created a real opportunity within the ERP middle market where customers have been left underserved. The combined business would be a leading enterprise applications supplier dedicated to the mid-market customer segment, while offering solutions that scale to meet the needs of the largest enterprises.

Lawson currently has approximately 2,000 customers. In 2005 Lawson’s largest 100 customers generated approximately 40% of its revenue; its 10 largest customers accounted for approximately 10% of its revenue.

Intentia serves over 2,500 customers in over 40 countries around the world.

The Combination broadens Lawson’s customer base and provides the opportunity for cross-selling each company’s products to the other company’s customers on a global basis. The combined business will serve approximately 4,000 customers in more than 40 countries with business applications for the services, manufacturing, distribution, maintenance sectors, spanning multiple industry categories and most of the world markets.

Competitors

Although the combined business will focus on middle-market enterprises, it will face significant competition from large ERP providers such as Oracle Corporation and SAP AG, which have typically focused their sales and marketing efforts toward large companies, as well as providers focused on ERP software for smaller enterprises such as Microsoft (Great Plains/Navision) and Sage.

Competitors for middle market customers include SSA Global Technologies, Infor, GEAC, IFS, QAD Inc., Epicor Software Corporation and Glovia International. The combined business will compete with numerous other software companies as well, including Internet software vendors, single industry software vendors and those companies that offer a specific solution that directly competes with a portion of its comprehensive product offering.

Some competitors may have an advantage due to their larger customer bases, greater name recognition, operating and product development history, greater international presence and substantially greater financial, technical and marketing resources. Intentia and Lawson believe that the principal competitive factors affecting the combined business’ market include:

•       product features, functionality, performance and price;

•       knowledge of a customer’s industry;

•       ease of integration and speed of implementation;

•       level of customer service;

•       sales and marketing efforts;

•       new product and technology introductions; and

•       company stability, resources and reputation.

Intentia and Lawson believe the combined business will have competitive advantages over a number of its competitors. Some of these advantages include:

•       30 years of mid-market experience;

•       low total cost of ownership;

•       industry-specific experience;

•       industry-focused solutions;

•       breadth and completeness of its software applications; and

•       openness and flexibility of its software architecture.

Organization Structure

As a result of the Combination, Intentia and Lawson Software will become subsidiaries of Lawson Holdings. Lawson Holdings will be renamed Lawson Software, Inc., Lawson Software will be renamed Lawson Software Americas, Inc., and Intentia will be renamed Lawson International AB. The corporate headquarters of the combined business will be located in St. Paul, Minnesota. The international operations of the combined business will be headquartered in Stockholm, Sweden. Given the two companies’ facilities are concentrated in North America and Europe with little overlap, it is currently anticipated that the majority of operations will initially continue on in their existing locations, pending results of the integration planning process.

Potential Synergy Benefits

Lawson’s management believes that the Combination will provide the combined business with the opportunity to achieve Lawson’s stated goal of a double digit operating profit margin after nine months following consummation of the Exchange Offer, excluding transaction integration costs. Operational efficiencies and synergies are expected to be achieved in the areas of certain facility consolidations, operational process improvements in the consulting organization, optimization of the sales and marketing organizations, integration of research and development activities and general employee redundancies.

In the long term, Lawson’s management believes that the Combination creates even more potential synergies in growth for the combined business. These opportunities include leveraging sales channels and cross selling expanded product lines across the combined business’ entire customer base. Lawson expects to be able to enhance the combined business’ product marketing and leverage the combined business’ competitive position in the markets it serves, and thereby strengthen its brand awareness.

Financial Benefits

Lawson expects that the Combination of Lawson and Intentia will result in increased production and development capabilities and a better-positioned enterprise software business. The Combination of Lawson and Intentia creates a more balanced operating model since the combined business will have a broader product portfolio and expanded customer base across wider geographies. In addition, the ability to cross-sell into each company’s respective customer base represents revenue enhancement opportunities.

To finance the acquisition of Intentia’s outstanding Shares and Warrants, Lawson is issuing new shares of its common stock. In order to initiate compulsory acquisition proceedings under Swedish law,

Lawson must acquire more than 90% of each of the outstanding shares and voting power in Intentia*. If Lawson meets this legal requirement and furthermore acquires more than 90% of each of the outstanding shares and voting power in Intentia on a fully diluted basis using the treasury method (including all shares issuable pursuant to outstanding warrants but excluding shares issuable pursuant to outstanding convertible securities), Lawson intends to purchase the remaining Shares for cash, pursuant to compulsory acquisition proceedings under Swedish law. The actual price per share purchased pursuant to Swedish compulsory acquisition proceedings, initiated after a share exchange offer, is typically based on the average closing price for the bidder’s stock during the acceptance period. In addition, interest will accrue on the purchase price from the date that compulsory acquisition proceedings are initiated. Assuming 90% of each of the outstanding shares and voting power in Intentia are tendered in the Exchange Offer and the price that is required to be paid pursuant to the Swedish compulsory acquisition proceedings equals SEK 22.17 per Series A share and SEK 19.80 per Series B share, we could be obligated to pay approximately USD 47 million (approximately SEK 348 million assuming a currency exchange rate of SEK 7.4108 to USD 1.00 as of May 31) plus interest for the Shares purchased in the compulsory acquisition. This cash expenditure would normally occur between one and three years after the closing of the Exchange Offer.** Therefore, the total amount payable by Lawson under the compulsory acquisition proceedings could be greater or less than USD 47 million.

Lawson estimates that the total cash closing expenses for Lawson and Intentia will be approximately USD 11 million, including investment banking fees, accounting and legal fees, printing, mailing and other out-of-pocket transaction costs. After payment of those expenses, Lawson will have approximately USD 245 million in available cash and cash equivalents, based on the amount of cash and cash equivalents that Lawson and Intentia had as of August 31, 2005. It is anticipated that Lawson may use an additional amount of approximately USD 50 million in connection with the Combination, excluding the compulsory acquisition procedures referenced above and integration related costs, within one to three years following the closing of the Exchange Offer. Included in this amount is a junior secured loan made by Tennenbaum to Intentia valued at USD 27.4 million, which includes accrued interest of USD 0.6 million, as of August 31, 2005. The Tennenbaum loan matures in September 2009. However, pursuant to an agreement with Tennenbaum entered into in November 2005, Lawson intends to prepay the Tennenbaum loan following the closing of the Exchange Offer. Assuming current LIBOR interest rates until the prepayment date, the amount required to prepay the Tennenbaum loan in September 2006, calculated in accordance with the November 2005 agreement with Tennenbaum, is estimated to be USD 3.7 million. Also included in this amount are the convertible notes valued at USD 10.1 million, which includes accrued interest of USD 0.1 million, as of August 31, 2005.

*       Beginning January 1, 2006, a new Swedish Companies Act enters into force. The new Act contains somewhat amended rules on compulsory acquisitions. According to the new rules, it is sufficient that Lawson acquires more than 90% of the outstanding shares in Intentia (i.e. not counting votes).

**    Beginning January 1, 2006, a new Swedish Companies Act enters into force. The new Act contains somewhat amended rules on compulsory acquisitions. Such amended rules will be applicable in the event that the compulsory acquisition procedure is initiated on or after January 1, 2006. According to the new rules, Lawson may be required to make payment for part of the acquisition sum at an earlier stage. Following the entering into force of an award on advance acquisition of the minority shareholders’ shares, the arbitration tribunal may—at the request of a party to the proceedings or the legal representative for the minority shareholders—issue a separate award in respect of the acquisition sum accepted by Lawson. Thus, should the compulsory acquisition procedure be initiated on or after January 1, 2006, Lawson may be obliged to settle such part of the acquisition sum prior to the final arbitration award.

Business Trends and Outlook

Lawson’s revenues come from the sale of ERP software, services and support. The combined business’ future success following the Exchange Offer will depend upon the continued growth and proliferation of the enterprises that use the combined business’ products and the resulting demand for ERP software, services and support. General economic downturns, and downturns within Lawson’s and Intentia’s customer segments, may reduce demand for the combined business’ products. During the past several years, enterprises have reduced or delayed capital spending on ERP software, which has had a negative impact on Lawson’s and Intentia’s operating results.

In their May 6, 2005 research report titled, Forecast: ERP Software, Worldwide, 2004 - 2009, industry analyst firm Gartner, Inc. forecasts that global ERP software new license revenues will reach a compound annual growth rate of 6.3 percent by 2009. Within the ERP sector, industry analysts consider the mid-market to have the strongest growth potential during the next five years. In the same report, Gartner notes that most short-term opportunities will be found in emerging regions, involving small and midsize business. We believe businesses within this category are looking to buy, add to or replace what they are using to help manage their financials, human resources, procurement, distribution or other business management processes. A combined and broader product portfolio will enable the combined business to more effectively address the estimated USD 5.6 billion ERP opportunity in Lawson’s targeted, addressable markets.

Intentia and Lawson each have long histories of providing scalable ERP products and services to key industries, such as manufacturing, health care and local/state government. Because a majority of businesses within these industries are mid-market in size, Intentia and Lawson have developed an expertise serving the mid-market. For example, approximately 75% of Lawson’s customer base is in the mid-market.

The combined business is expected to need six to nine months to interface solutions and cross train its sales force on the combined business’ solutions offerings. It is expected that financial results from these initiatives will be achieved by the fourth quarter after close of the transaction.

Foreign Currency Policy

As a supplier of software and services sold in some 40 countries, Lawson and Intentia are exposed to fluctuations in foreign currency exchange rates. Each company currently has a foreign currency policy designed to minimize these financial risks. A majority of the revenues received are in USD, SEK, and EUR currencies. The major costs related to operating expenses and costs of goods sold by the companies are also typically based in USD, SEK, and EUR. Therefore, it is anticipated that the combined business will have natural currency hedges occurring across its operations. The combined business will review its currency exposures on an overall basis and determine a foreign currency policy that addresses these risks. At this stage of planning for the integration process, no final decisions regarding foreign currency hedging policies have been made.

Sensitivity Analysis

Lawson’s business is subject to certain risks, including uncertainties in the software industry, changes in demand for business process enterprise resource planning and the timely availability and market acceptance of new products and upgrades. These risks in combination may affect Lawson’s results of operations in ways that are not subject to measurement or quantification. To date, a significant part of the Lawson’s total cost base has been attributed to fixed costs related to personnel. While the combined business’ license sales are expected to generate a substantial gross margin, reductions in license sales in the short term may have a substantial effect on earnings due to the fact that cost adjustments will not occur as quickly as the accompanying changes in revenue.

Dividend Policy

To date, Lawson has not paid cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future. Following completion of the Exchange Offer, the holders of Lawson common stock would be entitled to receive any dividends as may be declared by the board of directors of Lawson from funds legally available therefor.

Anticipated Accounting Treatment

The acquisition of the Shares and Warrants acquired in the Exchange Offer will be accounted for under the purchase method of accounting under U.S. GAAP, which means that Intentia’s results of operations will effectively be included with Lawson’s from the closing date and their respective consolidated assets and liabilities, including identified intangible assets, will be recorded at their then fair values at the same time with the excess allocated to goodwill.

Board of Directors and Management

The President and Chief Executive Officer of Lawson Holdings will be Harry Debes. The Lawson Software board of directors appointed Harry Debes as Lawson’s President and Chief Executive Officer effective as of June 11, 2005. Mr. Debes also serves as a member of the Lawson Software board of directors.

Bertrand Sciard, Intentia’s current Chief Executive Officer and a member of the Intentia board of directors, will be the Chief Operating Officer of Lawson Holdings. Robert Barbieri, Lawson’s Chief Financial Officer & Performance Officer, will be the Chief Financial Officer of the combined business. Bruce McPheeters, Lawson’s General Counsel, will be the General Counsel of the combined business.

Lawson and Intentia intend that the board of directors of Lawson Holdings will ultimately consist of nine members, including Richard Lawson and Romesh Wadhwani acting as co-chairmen, Mr. Debes, two current independent directors on the Lawson board (David R. Hubers and Michael A. Rocca) and two additional current directors on the Intentia Board (Paul Wahl and Steven C. Chang). These members of the board of Lawson Holdings will select two additional independent members to fill the remaining vacancies. For a description of director compensation, please see the section entitled “Board of Directors” on page 130.

Information concerning Lawson executive compensation and current directors and executive officers of Lawson Software that will serve on the board of directors of Lawson Holdings following consummation of the Exchange Offer is contained in the sections entitled “Proposal Three: Election of Directors” on page 210 and “Executive Compensation and Other Information” on page 217. This Proxy Statement/Prospectus also contains information concerning the security ownership (see the section entitled “Security Ownership of Principal Stockholders, Directors and Management of Lawson” on page 207), and compliance with Section 16(a) of the Exchange Act (see the section entitled “Lawson’s Section 16(a) Beneficial Ownership Reporting Compliance” on page 206).

Information concerning current directors and executive officers of Intentia that will serve on the board of Lawson Holdings following consummation of the Exchange Offer is discussed in “Information Regarding Intentia” on page 140.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP is expected to serve as the independent registered public accounting firm for Lawson Holdings, assuming that Lawson’s stockholders ratify their selection as Lawson Software’s independent registered public accounting firm for the fiscal year ending May 31, 2006 in Proposal Four.

Share Capital and Ownership Structure

A specification of the share capital and ownership structure after the Exchange Offer is presented in the section entitled “Security Ownership of Principal Stockholders, Directors and Management of Lawson” on page 207.

Combined Company Opportunities

In connection with their integration planning for the Combination, Lawson and Intentia have identified certain potential revenue growth opportunities and potential cost synergies and operating savings. The opportunities represent broad categories of potential revenue enhancements and cost savings that potentially may be achieved in the near and longer term operation of the combined companies. The opportunities do not represent a forecast or projection of the combined company’s performance for any specific future period.

Lawson and Intentia believe that the combined company has potential revenue growth opportunities beyond anticipated industry growth rates ranging from USD 6 million to USD 10 million in the 12 to 18 months following the Combination. These opportunities primarily relate to opportunities to cross-sell certain products within each company’s distribution channels and to enter the manufacturing and distribution markets in the United States. During the three years following the Combination, Lawson and Intentia believe there are revenue growth opportunities of approximately USD 100 million primarily due to continued expansion within the manufacturing and distribution markets in the United States and expansion of Lawson’s human capital management software in Europe. Lawson and Intentia expect to incur additional operating expenses of USD 25 million to USD 30 million in the 12 to 18 months following the combination for excess facilities and real estate costs resulting from office consolidations, employee severance and selected retention costs, as well as expenses for information technology infrastructure to support new worldwide company processes and company training related to contract administration and Sarbanes-Oxley compliance costs. Lawson and Intentia believe these costs will be partially offset by potential operating expense savings of USD 15 million to USD 18 million in the 12 months to 18 months following the combination due to the consolidation of certain facilities, the elimination of redundant staff and contractors and the continuing benefits from prior cost savings initiatives at both companies. In the period three to five years following the Combination, Lawson and Intentia anticipate potential cost savings of an additional three to four percent of total operating expenses primarily due to operational process improvements in the sales and consulting organizations with the combined company and the implementation of global sourcing in the areas of product development, maintenance, professional services, information technology and global support.

Lawson and Intentia have identified several elements included in Lawson's pro forma condensed combined results of operations for the three months ended August 31, 2005 that may affect the comparability of such period with future periods for Lawson.  The three month pro forma results of operations include revenues of USD 234 million, operating income of USD 20 million and net income of USD 19 million.  The three month pro forma  results include USD 33 million of revenue and  USD 18 million of associated expenses for Intentia which were recognized in prior periods under Swedish GAAP, but were recognized in the current period as a result of the US GAAP reconciliation.  Following the Combination, Lawson will not recognize similar amounts of revenue and associated expenses for U.S. GAAP reconciliation adjustments on a going forward basis. In addition, Lawson and Intentia believe that the Intentia revenue included in the three month pro forma results of operations is greater than their expectations for Intentia's average quarterly revenue contribution by an amount of approximately USD 10 million, based on their analysis of the trends for Intentia's business.  The three month pro forma results include other charges, including USD 4 million of expenses associated with the Combination, USD 6 million of expenses associated with stock options of Lawson's former chief executive officer, USD 6 million of expenses associated with amortization of acquired intangibles and USD 2 million of expenses associated with restructuring activities at each company.

Based on the estimates of potential revenue opportunities and cost synergies; Lawson and Intentia expect the Combination will be dilutive to Lawson earnings for the nine months following the Combination and accretive to Lawson earnings thereafter.

The opportunities summarized above are forward looking statements that are subject to a number of risks, uncertainties and assumptions and should be read with caution. The opportunities reflect numerous assumptions made by the management of Lawson and Intentia with respect to industry conditions, the ability to cross-sell products into each company’s existing customer base, the ability to integrate the operations of the two companies across different countries and product lines, the ability to retain customers and key personnel throughout the uncertainty associated with the Combination, and general business, economic, market and financial conditions. These assumptions are subject to risks and uncertainties which are difficult to predict and of which many are beyond the control of Lawson and Intentia. Accordingly, actual results could be materially higher or lower than those suggested by the opportunities and Lawson and Intentia cannot assure you that the opportunities will be realized. You are cautioned not to place undue reliance on the opportunities as indicators of future results for the combined company due to the limitations discussed above. Neither Lawson nor Intentia or their affiliates or representatives intend to update or otherwise revise their outlook on the opportunities to reflect circumstances existing after the date hereof. Please see the section entitled “Risk Factors” beginning on page 57 of this Proxy Statement/Prospectus for important cautionary language regarding the reliance on forward-looking statements and for factors that may cause actual results to differ from such forward-looking statements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Financial Statements and explanatory notes of the combined business set forth below give effect to the Exchange Offer with Intentia. The Exchange Offer is accounted for as a purchase business combination as defined in Statement of Financial Accounting Standards No. 141, “Business Combinations.” For accounting purposes, Lawson will be the acquiring enterprise in the transaction, since, at the time of consummation, current Lawson stockholders will own a majority of the outstanding common stock of Lawson Holdings, the Lawson board of directors will control a plurality of the board of directors, and the Lawson Chief Executive Officer will continue in that capacity for Lawson Holdings.

Two pro forma transaction scenarios are presented: Minimum Equity Issuance and Maximum Equity Issuance. The Minimum Equity Issuance scenario is based upon the assumption that the minimum number of shares necessary to allow for compulsory acquisition proceedings under Swedish law (more than 90% of the shares and voting power in Intentia)* and all Warrants are purchased by Lawson in the Exchange Offer and the remaining outstanding Series A and Series B shares (less than 10%) are purchased for cash, assuming that compulsory acquisition proceedings under Swedish law determine that dissenting shareholders will receive SEK 22.17 per Series A share and SEK 19.80 per Series B share (or USD 2.93 each Series A share and USD 2.62 each Series B share assuming an exchange rate of SEK 7.56 to USD 1.00 as of August 31, 2005). The Maximum Equity Issuance scenario is based upon the assumption that 100% of the outstanding Shares and Warrants of Intentia are tendered in the Exchange Offer.

The Unaudited Pro Forma Condensed Combined Financial Statements are based on estimates and assumptions that are preliminary and do not purport to represent what Lawson’s results of operations or financial position actually would have been if the Exchange Offer had been consummated on the date or for the periods indicated or what such results will be for any future date or any future period. In addition, the financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the Exchange Offer. Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ materially from the information presented herein.

The Unaudited Condensed Combined U.S. GAAP Statement of Operations and Balance Sheet of Intentia include reconciling items for Intentia required to comply with U.S. GAAP. For a quantitative reconciliation to conform applicable items to U.S. GAAP and a discussion of significant differences between Swedish GAAP and U.S. GAAP as they relate to the financial statements of Intentia, please refer to Note 29 of the Intentia consolidated financial statements for the year ended December 31, 2004, and the U.S. GAAP financial information of the Intentia unaudited condensed consolidated financial statements for the period ended June 30, 2005, included in the Proxy Statement/Prospectus.

Intentia’s results reflect the retrospective application of U.S. GAAP to historical operations.  Specifically, the retrospective application of U.S. GAAP had the cumulative effect of increasing Intentia’s liability for deferred revenue at  June 30, 2005 by SEK 2,535.4 million (USD 323.4 million) (which reduced previously recognized revenue under Swedish GAAP); increasing prepaid expenses and other current assets at June 30, 2005, which includes deferred costs associated with deferred revenue, by SEK 920.2 million (USD 117.4 million); reducing other accrued liabilities, which includes loss provisions, by SEK 34.4 million (USD 4.4 million); increasing Intentia’s revenue for the twelve months ended March 31, 2005 by SEK 401.6 million (USD 55.5 million); increasing Intentia’s costs and expenses for the twelve months ended March 31, 2005 by SEK 184.1 million (USD 25.4 million); increasing Intentia’s revenue for

*       Beginning January 1, 2006, a new Swedish Companies Act enters into force. The new Act contains somewhat amended rules on compulsory acquisitions. According to the new rules, it is sufficient that Lawson acquires more than 90% of the outstanding shares in Intentia (i.e. not counting votes).

the three months ended June 30, 2005, by SEK 238.4 million (USD 32.6 million); and increasing costs and expenses for the three months ended June 30, 2005, by SEK 128.3 million (USD 17.5 million).  This increase in revenue is primarily attributable to timing.  The majority of this deferred revenue arises because Intentia did not meet the U.S. GAAP requirements, applied retrospectively, for vendor specific objective evidence (VSOE) of fair value of post-contract support (PCS) in a significant portion of the multi-element sales in prior periods.  Due to a relative decline in Intentia’s contracting activity in both volume and size over the last few years, in combination with the completion of relatively larger projects in the periods presented, the retrospective application of U.S. GAAP had the effect of rolling significant prior period revenue and associated costs forward into the most current periods presented.   In addition, the terms and conditions of Intentia’s contracts have evolved to become more consistent with U.S. GAAP in more recent periods.  As a result, the deferral of revenue in previous years has been significantly reduced in more recent periods, and Intentia’s results as restated under U.S. GAAP are not as consistent or comparable from period to period as Intentia’s results under Swedish GAAP.  As further described in Note 4, under U.S. GAAP purchase accounting rules, USD 327.3 million in deferred revenue and USD 120.6 million in associated costs are eliminated from the balance sheet on completion of this transaction to arrive at the adjusted deferred revenue and prepaid expenses and other current assets on a combined U.S. GAAP basis.  Therefore, the increase in the liability for deferred revenue at June 30, 2005, and the increase in revenue for the twelve months ended March 31, 2005, and the three months ended June 30, 2005, are largely offset by purchase accounting adjustments.  It is important to note that VSOE is a concept specific to U.S. GAAP, and while this analysis demonstrates performance under U.S. GAAP on a retrospective basis, Intentia may have employed different contract language and pricing policies had it been reporting under U.S. GAAP during this timeframe to ensure that revenue and profit would have been recorded in current periods to the fullest extent possible.  As restated under U.S. GAAP, Intentia’s revenue, expenses, and net income fluctuate significantly from period to period, depending, among other things, on which service implementations were completed during that period. Future results for Intentia under U.S. GAAP will differ materially from the results for the three and twelve-month periods included in the Unaudited Pro Forma Condensed Combined Financial Statements.

The unaudited pro forma results that follow include restructuring charges for both Intentia and Lawson, which in large part account for the negative profitability for Intentia and the combined company. Intentia in particular has undergone significant downsizing of headcount over the last year. For the year ended May 31, 2005, the Condensed Combined Statement of Operations included USD 21.9 million for Intentia and USD 5.0 million for Lawson respectively for restructuring charges. For the three months ended August 31, 2005, the Condensed Combined Statement of Operations included USD 1.9 million for Intentia and USD 0.01 million for Lawson respectively for restructuring charges.

The unaudited pro forma condensed combined income statements include charges related to the business combination of USD 0.9 million and USD 1.3 million for the twelve months ended May 31, 2005 and the three months ended August 31, 2005, respectively on Lawson’s financial statements and USD 0.6 million and USD 2.3 million in the twelve months ended May 31, 2005 and the three months ended August 31, 2005, respectively, on Intentia’s financial statements that have been recorded to date as a result of this transaction.

In addition, the unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended May 31, 2005 and the three months ended August 31, 2005 included USD 27.1 million and USD 5.5 million, respectively for amortization of intangibles. The amortization of intangibles is a result of purchase accounting for the business combination and represents the primary cause of negative pro forma adjustments that have a negative impact on the combined organizations’ financial results, resulting in a larger net loss for the twelve months ended May 31, 2005 within the unaudited Pro Forma Condensed Combined Statement of Operations.

It is anticipated that after the Combination is completed, the Tennenbaum junior secured loan will be repaid in full. As of August 31, 2005, the loan is valued at approximately USD 27.4 million, which includes accrued interest of USD 0.6 and matures in September 2009. Fees resulting in an income statement charge of approximately USD 3.7 million will be incurred to pay off this loan as a result of the agreed upon prepayment penalty on the loan. This charge is not reflected in the pro forma results.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) requires compensation cost relating to unvested share-based payment transactions that are outstanding as of the effective date and newly issued transactions to be recognized in the financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123(R) supersedes SFAS No. 123, Accounting of Stock-Based Compensation (“SFAS No. 123”), and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“Opinion 25”). SFAS No. 123, as originally issued in 1995, established a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the fair-value-based method been used. Both companies elected the option of disclosure only under SFAS No. 123. Public entities will be required to apply SFAS No. 123(R) as of the first annual reporting period that begins after June 15, 2005, which will be effective for the combined company’s first quarter of fiscal 2007, which is the period ended August 31, 2006. The pro forma results presented do not include any impact for SFAS No. 123(R). However, based on the Combined Company’s significant amount of unvested share-based payment awards, the adoption of this statement is anticipated to have a material impact on the Consolidated Statements of Operations once adopted.

Lawson Software, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended May 31, 2005

			Maximum Equity		Minimum Equity
			Pro Forma		Pro Forma
		U.S. GAAP	Adjustments	Pro forma	Adjustments	Pro forma	Pro Forma
	Lawson	Intentia	(Note 4)	Combined	(Note 4)	Combined	(Note 4)
	(USD thousands)
Revenues:
License fees	$57,743	$71,677	$—	$129,420	$—	$129,420
Services	277,441	363,005	—	640,446	—	640,446
Hardware sales	—	25,341	—	25,341	—	25,341
Total revenues	335,184	460,023	—	795,207	—	795,207
Costs of revenues:
Cost of license fees	9,961	9,765	10,767	30,493	10,767	30,493	k
Cost of services	140,623	245,838	5,911	392,372	5,911	392,372	k
Cost of hardware sales	—	21,507	—	21,507	—	21,507
Total cost of revenues	150,584	277,110	16,678	444,372	16,678	444,372
Gross profit	184,600	182,913	(16,678)	350,835	(16,678)	350,835
Operating expenses:
Research and development	62,158	42,896	—	105,054	—	105,054
Sales and marketing	75,637	83,121	(359)	158,399	(359)	158,399	k
General and administrative	36,443	34,302	—	70,745	—	70,745
Restructuring	5,028	21,868	—	26,896	—	26,896
Amortization of acquired intangibles	1,545	—	10,411	11,956	10,411	11,956	k
Total operating expenses	180,811	182,187	10,052	373,050	10,052	373,050
Operating income (loss)	3,789	726	(26,730)	(22,215)	(26,730)	(22,215)
Other income (expense):
Interest income	4,377	893	(326)	4,944	(1,573)	3,697	l
Interest expense	(49)	(5,963)	686	(5,326)	686	(5,326)	j
Total other income (expense)	4,328	(5,070)	360	(382)	(887)	(1,629)
Income (loss) before income taxes	8,117	(4,344)	(26,370)	(22,597)	(27,617)	(23,844)
Provision for income taxes	2,855	7,511	(126)	10,240	(610)	9,756	l
Net income (loss)	$5,262	$(11,855)	$(26,244)	$(32,837)	$(27,007)	$(33,600)
Net income (loss) per share (Note 8):
Basic	$0.05	$(0.07)		$(0.18)		$(0.19)
Diluted	$0.05	$(0.07)		$(0.18)		$(0.19)
Shares used in computing net income (loss) per share:
Basic weighted average shares outstanding	99,068	159,681		180,069		172,465
Diluted weighted average shares outstanding	104,623	159,681		180,069		172,465

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Lawson Software, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended August 31, 2005

			Maximum Equity		Minimum Equity
			Pro Forma		Pro Forma
		U.S. GAAP	Adjustments	Pro forma	Adjustments	Pro forma	Pro Forma
	Lawson	Intentia	(Note 4)	Combined	(Note 4)	Combined	(Note 4)
	(USD thousands)
Revenues:
License fees	$18,604	$24,713	$—	$43,317	$—	$43,317
Services	69,310	113,474	—	182,784	—	182,784
Hardware sales	—	7,440	—	7,440	—	7,440
Total revenues	87,914	145,627	—	233,541	—	233,541
Costs of revenues:
Cost of license fees	2,421	2,080	2,536	7,037	2,536	7,037	k
Cost of services	32,720	68,832	—	101,552	—	101,552
Cost of hardware sales	—	6,055	—	6,055	—	6,055
Total cost of revenues	35,141	76,967	2,536	114,644	2,536	114,644
Gross profit	52,773	68,660	(2,536)	118,897	(2,536)	118,897
Operating expenses:
Research and development	14,500	10,292	—	24,792	—	24,792
Sales and marketing	18,972	19,648	(96)	38,524	(96)	38,524	k
General and administrative	16,872	13,687	—	30,559	—	30,559
Restructuring	10	1,614	—	1,624	—	1,624
Amortization of acquired intangibles	374	—	2,957	3,331	2,957	3,331	k
Total operating expenses	50,728	45,241	2,861	98,830	2,861	98,830
Operating income (loss)	2,045	23,419	(5,397)	20,067	(5,397)	20,067
Other income (expense):
Interest income	2,305	217	(91)	2,431	(441)	2,081	l
Interest expense	(6)	(1,354)	169	(1,191)	169	(1,191)	j
Total other income (expense)	2,299	(1,137)	78	1,240	(272)	890
Income (loss) before income taxes	4,344	22,282	(5,319)	21,307	(5,669)	20,957
Provision for income taxes	167	2,646	(35)	2,778	(171)	2,642	l
Net income (loss)	$4,177	$19,636	$(5,284)	$18,529	$(5,498)	$18,315
Net income per share (Note 8):
Basic	$0.04	$0.12		$0.10		$0.10
Diluted	$0.04	$0.10		$0.10		$0.10
Shares used in computing net income (loss) per share:
Basic weighted average shares outstanding	101,151	167,653		182,152		174,548
Diluted weighted average shares outstanding	105,463	191,333		186,464		178,860

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Lawson Software, Inc.
Uaudited Pro Forma Condensed Combined U.S. GAAP Balance Sheet
As of August 31, 2005

			Maximum Equity		Minimum Equity
			Pro Forma		Pro Forma
		U.S. GAAP	Adjustments	Pro forma	Adjustments	Pro forma	Pro Forma
	Lawson	Intentia	(Note 4)	Combined	(Note 4)	Combined	(Note 4)
	(USD thousands)
ASSETS
Current assets:
Cash and cash equivalents	$214,793	$46,282	$(16,310)	$244,765	$(58,436)	$202,639	g
Marketable securities	33,117	—	—	33,117	—	33,117
Trade accounts receivable, net	44,518	107,952	—	152,470	—	152,470
Deferred income taxes	9,314	—	—	9,314	—	9,314
Prepaid expenses and other current assets	11,416	156,584	(120,562)	47,438	(120,562)	47,438	i
Total current assets	313,158	310,818	(136,872)	487,104	(178,998)	444,978
Long-term marketable securities	3,765	13	—	3,778	—	3,778
Property and equipment, net	12,457	12,320	—	24,777	—	24,777
Goodwill	43,387	11,008	298,605	353,000	298,605	353,000	h,m
Other intangible assets, net	29,744	1,008	131,041	161,793	131,041	161,793	h,k
Deferred income taxes—non-current asset	21,320	18,944	3,300	43,564	3,300	` 43,564	m
Other assets, non-current	4,801	2,661	(4,741)	2,721	(4,741)	2,721	g
Total assets	$428,632	$356,772	$291,333	$1,076,737	$249,207	$1,034,611
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$871	$2,464	—	$3,335	—	$3,335
Accounts payable	10,061	16,142	—	26,203	—	26,203
Accrued compensation and benefits	17,229	44,470	—	61,699	—	61,699
Deferred revenue and client deposits	75,667	397,133	(327,280)	145,520	(327,280)	145,520	i
Other accrued liabilities	13,593	27,502	—	41,095	—	41,095
Total current liabilities	117,421	487,711	(327,280)	277,852	(327,280)	277,852
Long-term debt, less current portion	—	40,326	(10,051)	30,275	(10,051)	30,275	j
Deferred income taxes—non-current liability	—	4,224	—	4,224	—	4,224
Other long-term liabilities	4,444	3,177	—	7,621	—	7,621
Total liabilities	121,865	535,438	(337,331)	319,972	(337,331)	319,972
Minority interest	—	1,253	—	1,253	—	1,253
Total stockholders’ equity (Note 5)	306,767	(179,919)	628,664	755,512	586,538	713,386	g
Total liabilities and stockholders’ equity	$428,632	$356,772	$291,333	$1,076,737	$249,207	$1,034,611

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.   Basis of Presentation

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended May 31, 2005 and the three months ended August 31, 2005 gives effect to the Exchange Offer between Lawson and Intentia and the acquisition of Intentia by Lawson as if such events had occurred on June 1, 2004, the first day of the period. The Unaudited Pro Forma Condensed Combined Balance Sheet as of August 31, 2005 gives effect to the Combination of Lawson and Intentia as if it had occurred on August 31, 2005.

For the purpose of presenting pro forma financial statements, Lawson selected its latest filed financial statements, for the fiscal year ended May 31, 2005, and the quarter-ended August 31, 2005 from its recently-filed Form 10-K and Form 10-Q respectively. In order to meet the SEC pro forma requirements in combining a twelve-month period for Intentia that is within 93 days of Lawson’s latest annual financial statements filed with the SEC, we combined the nine-month period ended December 31, 2004 with the three-month period ended March 31, 2005 for Intentia. In addition, we combined the three-month period ended June 30, 2005 for Intentia. The financial periods required to be included in this Proxy Statement/Prospectus are based on Lawson’s financial periods, as such, the Intentia period immediately prior to Lawson’s required period was included.

These unaudited pro forma condensed combined financial statements have been prepared based on historical financial information of Lawson and Intentia, giving effect to the merger transaction and other related adjustments described in these footnotes. Certain footnote disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by SEC rules and regulations. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the merger transaction actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements in the Proxy Statement/Prospectus.

Note 2.   Adjustments to Reconcile to U.S. GAAP

The Unaudited Condensed Combined U.S. GAAP Statements of Operations for the twelve months ended March 31, 2005, and for the three months ended June 30, 2005, and the Unaudited Condensed Combined U.S. GAAP Balance Sheet as of June 30, 2005 for Intentia are presented within this footnote. These statements present Intentia’s Swedish GAAP historical financial statements and highlight the U.S. GAAP adjustments that are required. For a quantitative reconciliation to conform applicable items to U.S. GAAP and a discussion of differences between Swedish GAAP and U.S. GAAP as they relate to the financial statements of Intentia, please refer to Note 29 of the Intentia consolidated financial statements for the year ended December 31, 2004, and the U.S. GAAP financial information of the Intentia unaudited condensed consolidated financial statements for the period ended June 30, 2005, included in the Proxy Statement/Prospectus.

The historical information of Intentia was prepared in its reporting currency, SEK. The Unaudited Condensed Combined Statement of Operations for the twelve-month period ended March 31, 2005 has been translated using the average exchange rate for the twelve-month period of SEK 7.24 per USD. The Unaudited Condensed Combined U.S. GAAP Statement of Operations for the three-month period ended June 30, 2005 has been translated using the average exchange rate for the three-month period of SEK 7.31 per USD and the Unaudited Condensed Combined U.S. GAAP Balance Sheet as of June 30, 2005 has been translated using the period end exchange rate of SEK 7.84 per USD.

Note 2 (Continued)

Intentia International AB
Unaudited Condensed Combined U.S. GAAP Statement of Operations
Twelve Months Ended March 31, 2005

	SE GAAP	U.S. GAAP Adjustments	U.S. GAAP	U.S. GAAP	Exchange Rate	Intentia
	(SEK thousands)					(USD thousands)
Revenues:
License fees	452,045	67,145	a	519,190	7.24	$71,677
Services	2,303,753	325,649	a	2,629,402	7.24	363,005
Hardware sales	174,771	8,787	a	183,558	7.24	25,341
Total revenues	2,930,569	401,581		3,332,150		460,023
Costs and expenses:
Cost of license fees	52,227	18,504	a	70,731	7.24	9,765
Cost of services	1,623,516	157,192	a,e	1,780,708	7.24	245,838
Cost of hardware sales	147,423	8,358	a	155,781	7.24	21,507
Total cost of revenues	1,823,166	184,054		2,007,220		277,110
Gross profit	1,107,403	217,527		1,324,930		182,913
Operating expenses:
Research and development	290,999	19,716	b,e	310,715	7.24	42,896
Sales and marketing	648,520	(46,440)	e	602,080	7.24	83,121
General and administrative	246,362	2,103	c,d,e	248,465	7.24	34,302
Restructuring	158,400	—		158,400	7.24	21,868
Total operating expenses	1,344,281	(24,621)		1,319,660		182,187
Operating (loss) income	(236,878)	242,148		5,270		726
Other income (expense):
Interest income	6,469	—		6,469	7.24	893
Interest expense	(42,090)	(1,105)	d	(43,195)	7.24	(5,963)
Total other (expense)	(35,621)	(1,105)		(36,726)		(5,070)
(Loss) income before income taxes	(272,499)	241,043		(31,456)		(4,344)
Provision for income taxes	46,382	8,025	f	54,407	7.24	7,511
Minority interest	(2,200)	2,200	c	—	7.24	—
Net (loss) income	(316,681)	230,818		$(85,8633)		$(11,855)

Note 2 (Continued)

Intentia International AB
Unaudited Condensed Combined U.S. GAAP Statement of Operations
Three Months Ended June 30, 2005

		U.S. GAAP			Exchange
	SE GAAP	Adjustments	U.S. GAAP	U.S. GAAP	Rate	Intentia
	(SEK thousands)					(USD thousands)
Revenues:
License fees	143,719	36,992	a	180,711	7.31	$24,713
Services	641,479	188,295	a	829,774	7.31	113,474
Hardware sales	41,300	13,104	a	54,404	7.31	7,440
Total revenues	826,498	238,391		1,064,889		145,627
Costs and expenses:
Cost of license fees	13,041	2,170	a	15,211	7.31	2,080
Cost of services	388,744	114,592	a	503,336	7.31	68,832
Cost of hardware sales	32,759	11,515	a	44,274	7.31	6,055
Total cost of revenues	434,544	128,277		562,821		76,967
Gross profit	391,954	110,114		502,068		68,660
Operating expenses:
Research and development	68,936	6,323	b,e	75,259	7.31	10,292
Sales and marketing	155,360	(11,685)	e	143,675	7.31	19,648
General and administrative	99,631	455	c,d	100,086	7.31	13,687
Restructuring	11,800	—		11,800	7.31	1,614
Total operating expenses	335,727	(4,907)		330,820		45,241
Operating income	56,227	115,021		171,248		23,419
Other income (expense):
Interest income	1,588	—		1,588	7.31	217
Interest expense	(9,750)	(152)	d	(9,902)	7.31	(1,354)
Total other (expense)	(8,162)	(152)		(8,314)		(1,137)
Income before income taxes	48,065	114,869		162,934		22,282
Provision for income taxes	14,721	4,626	f	19,347	7.31	2,646
Minority interest	1,275	(1,275)	c	—	7.31	—
Net income	32,069	111,518		143,587		$19,636

Note 2 (Continued)

Intentia International AB
Unaudited Condensed Combined U.S. GAAP Balance Sheet
As of June 30, 2005

		U.S. GAAP			Exchange
	SE GAAP	Adjustments	U.S. GAAP	U.S. GAAP	Rate	Intentia
	(SEK thousands)					(USD thousands)
ASSETS
Current assets:
Cash and cash equivalents	362,700	—		362,700	7.84	$46,282
Trade accounts receivable, net	846,000	—		846,000	7.84	107,952
Prepaid expenses and other current assets	306,879	920,235	a	1,227,114	7.84	156,584
Total current assets	1,515,579	920,235		2,435,814		310,818
Long-term marketable securities		100	c	100	7.84	13
Property and equipment, net	102,200	(5,651)	d	96,549	7.84	12,320
Goodwill	189,767	(103,500)	e	86,267	7.84	11,008
Other intangible assets, net	394,100	(386,200)	b,e	7,900	7.84	1,008
Deferred income taxes—non-current asset	256,800	(108,342)	f	148,458	7.84	18,944
Other assets	20,850	—		20,850	7.84	2,661
Total assets	2,479,296	316,642		$2,795,938		$356,772
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	9,200	10,107	d	19,307	7.84	$2,464
Accounts payable	126,500	—		126,500	7.84	16,142
Accrued compensation and benefits	348,500	—		348,500	7.84	44,470
Deferred revenue	576,800	2,535,452	a	3,112,252	7.84	397,133
Other accrued liabilities	249,985	(34,449)	a	215,536	7.84	27,502
Total current liabilities	1,310,985	2,511,110		3,822,095		487,711
Long-term debt, less current portion	313,630	2,400	c	316,030	7.84	40,326
Deferred income taxes—non-current liability	9,400	23,700	f	33,100	7.84	4,224
Other long-term obligations	24,900	—		24,900	7.84	3,177
Total liabilities	1,658,915	2,537,210		4,196,125		535,438
Minority interest	9,576	—		9,576	7.64	1,253
Total stockholders’ equity	810,805	(2,220,568)	a,b,c,d,e,f	(1,409,763)	7.84	(179,919)
Total liabilities and stockholders’ equity	2,479,296	316,642		2,795,938		$356,772

Note 2 (Continued)

(a)   Revenue recognition and related costs

Under Swedish GAAP, Intentia applies the following policies for revenue recognition. License revenues are in general recognized upon contract signing (delivery) regardless of the complexity of the subsequent implementation project, due to the non-refundable nature of the license fees. Services delivered are primarily recognized under the percentage of completion method, which is applied for both fixed price and time and materials contracts. Measurement of percentage of completion is primarily based on hours completed in relation to the total anticipated project hours. Loss contracts are fully accrued as soon as they are identified. Maintenance (support and unspecified upgrades) are recognized ratably over the maintenance period. The concept of vendor specific objective evidence (“VSOE”) is not applied and revenues for each component of the total contract value are recognized based on the stated contract amounts.

Under U.S. GAAP, the technical guidance to be applied for revenue recognition in software companies is significantly more complex than the Swedish GAAP standards. There are specific requirements to analyze each component of multi-element arrangements to ensure that the corresponding revenues are appropriately recognized. The analysis, for example, needs to determine contracts where the implementation work is of such a complexity that the license revenue may not be recognized immediately, but, rather, needs to be deferred. Further analysis includes the determination of VSOE of fair value of delivered and undelivered components included in the contract. The lack of VSOE for one or more components of the contractual arrangement may entail further deferrals of revenue, as may the existence of extended payment terms. The impact of applying the U.S. GAAP guidance is that all major revenue streams, including license revenues, implementation services and maintenance, are typically recognized later under U.S. GAAP than under Swedish GAAP, if criteria causing deferral under U.S. GAAP is present. For the twelve months ended March 31, 2005, the U.S. GAAP adjustments were SEK 401.6 million and SEK 184.0 million for revenue recognition and related costs, respectively. For the three months ended June 30, 2005, the U.S. GAAP adjustments were SEK 238.4 million and 128.3 million for revenue recognition and related costs, respectively.

Due to a relative decline in Intentia’s contracting activity in both volume and size over the last few years, in combination with the completion of relatively larger projects in the periods presented, the retrospective application of U.S. GAAP had the effect of rolling significant prior period revenue and associated costs forward into the most current periods presented.   In addition, the terms and conditions of Intentia’s contracts have evolved to become more consistent with U.S. GAAP in more recent periods.  As a result, the dramatic deferral of revenue in previous years has been significantly reduced in more recent periods, and Intentia’s results as restated under U.S. GAAP are not as consistent or comparable from period to period as Intentia’s results under Swedish GAAP.

(b)   Product development costs

In 2001, Intentia adopted a new Swedish accounting standard “RR 15, Intangible Assets”. In accordance with the new standard, expenditures for the development of new and existing products should be capitalized if such expenditures are deemed, with a high degree of certainty, to result in future financial benefits for the Group. Any such development costs should be amortized over the useful lives of the assets.

Under U.S. GAAP, all expenditures for the development of software intended to be marketed and sold should be expensed until the Company has reached technological feasibility. Expenditures from that date and until the product is made generally available are capitalized and amortized. Expenses after the product has been made generally available are expensed as incurred. The Company has analyzed the amounts capitalized under Swedish GAAP and has determined that the entire amount capitalized was incurred prior to technological feasibility having been achieved or was incurred after the product was made generally available. Consequently in the U.S. GAAP financial statements, the capitalization and

Note 2 (Continued)

corresponding amortization amounts under Swedish GAAP have been reversed for all periods presented. For the twelve months ended March 31, 2005, the impacts were SEK 26.2 million to research and development, and SEK 7.9 million to research and development for the three months ended June 30, 2005.

(c)   Financial instruments, including convertible debt and other

Pursuant to Swedish GAAP, all financial instruments have been carried at the lower of cost or fair value. Furthermore, Swedish GAAP lacks any authoritative guidance with regard to embedded derivatives.

Intentia issued euro-denominated convertible notes in 1999. Under Swedish GAAP convertible notes are divided into one part being debt and one part equity. The equity portion is expensed (accreted) over the life of the note so that the face value is shown as debt on the due date. The conversion feature is not broken out (bifurcated) from the debt and is consequently not revalued. The debt portion is recalculated to SEK at each period end and the foreign exchange differences are shown as interest expense. In 2001 Intentia substantially modified the terms of the convertible notes. This modification was recorded as a reduction of debt and a corresponding increase in shareholders equity under Swedish GAAP. Net income was not affected. The 2003 repurchase however, was treated as an extinguishment of debt and a gain was recorded on the transaction.

Under U.S. GAAP, the convertible debt is considered a hybrid financial instrument under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” that is bifurcated into a host contract (debt instrument) and an embedded derivative (conversion feature). The embedded derivative is carried at fair value with changes in fair value reported in the income statement each reporting period. The 2001 debt modification is treated as an extinguishment of the of the original debt instrument and the issuance of new debt at fair value. Intentia recorded a gain on extinguishment for the difference between the fair value of the new debt instrument and the carrying value of the old instrument. The new convertible debt instrument is also bifurcated in the same manner as stated above. The following adjustments have been made in order to reconcile the Swedish GAAP convertible debt balances to U.S. GAAP; (i) the amount carried as equity for Swedish GAAP has been reclassified as debt, (ii) a portion of the original debt is reclassified to the embedded derivative, (iii) the embedded derivative is marked to market in each reporting period, (iv) the 2001 modification results in a gain on the extinguishment of the debt, (v) the new loan in 2001 is again bifurcated into a debt and embedded derivative component, (vi) the Swedish GAAP gain on the 2003 redemption is adjusted to account for the impact of the aforementioned differences.

For the twelve months ended March 31, 2005, general and administrative expenses increased SEK 3.7 million. For the three months ended June 30, 2005, general and administrative expenses increased SEK 1.0 million, long-term marketable securities increased SEK 0.1 million, and long-term debt, less current portion increased SEK 2.4 million. In addition, included within the general and administrative expenses, which is disclosed seperately under Swedish GAAP, is minority interest which has been reclassified to general and administrative expenses for U.S. GAAP purposes. The impact of this reclassification is to decrease general and administrative expenses SEK 2.2 million for the twelve months ended March 31, 2005 and increase general and administrative expenses SEK 1.3 million for the three months ended June 30, 2005.

(d)   Leases

In accordance with Swedish GAAP, Intentia has classified all leasing arrangements entered into as either the operating or capital leases. Operating leases are expensed over the lease agreement and no asset is recorded on the balance sheet. For capital leases the leased assets are recognized and are depreciated. The payments to the lessor are split into interest expense and repayment of debt. The guidance applied in the determination of whether a contract represents an operating or a capital lease is general in nature and lacks specified quantitative thresholds.

Note 2 (Continued)

Under U.S. GAAP, the treatment of operating leases and capital leases is the same as under Swedish GAAP. However, the evaluation criteria applied in the determination of the classification of leases is significantly more specific than the Swedish GAAP equivalent. For this reason a number of leases which have been treated as operating leases under Swedish GAAP have been reclassified to capital leases for U.S. GAAP purposes. The impacts of classification on the income statement for the twelve months ended March 31, 2005 were to decrease general and administrative expense SEK 9.1 million, and increase interest expense SEK 1.1 million. For the three months ended June 30, 2005 the impact was a SEK 1.8 million decrease to general and administrative and an increase of SEK 0.2 million to interest expense. The impact at June 30, 2005 was to decrease property and equipment, net by SEK 5.7 million, and increase the current portion of long-term debt SEK 10.1 million.

(e)   Goodwill, purchased intangible assets and impairment

In August 1997, the Group acquired 51% of Intentia Australia Pty Ltd (formerly BCM Systems Pty) in an acquisition accounted for using the purchase method.  On April 1, 2001 an additional 14.45% was acquired and on each of August 1, 2001, October 1, 2001 and January 7, 2002 the Group acquired an additional 11.5% of Intentia Australia Pty. Ltd.

Under Swedish GAAP purchase accounting is applied, whereby the net assets of an acquired entity are revalued at the time of acquisition. However, other identifiable intangibles and in process research and development are included in goodwill. Under U.S. GAAP, a portion of the purchase price would be allocated to certain intangibles, including customer relationships and backlog, acquired as part of the acquisition. These assets would then be amortized over their useful lives, ranging between six months and 7 years.

Furthermore, under U.S. GAAP a value is assigned to acquired research and development portfolios obtained by means of acquired entities and this value is immediately recognized as an expense.

Under Swedish GAAP goodwill is amortized straight-line over the expected period of use. The annual amortization percentage for goodwill is 10%. In addition to this annual amortization an impairment test is required if impairment indicators are identified. Under U.S. GAAP goodwill is not amortized subsequent to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) on January 1, 2002. Instead annual impairment tests are performed. Consequently goodwill amortization recorded for Swedish GAAP is reversed for U.S. GAAP.

Under Swedish GAAP the carrying value of goodwill is reviewed periodically to determine if any impairment indicators have been identified. If impairment indicators are identified the assets in question are recorded at the recoverable amount, defined as the higher of the net sales value and the value in use. The value in use is based on discounted future cash flows. The discount rate applied includes a risk premium. For all periods thru December 31, 2004, Intentia has under Swedish GAAP assessed the need for impairment charges on the basis that the Group has been considered one cash generating unit.

Under U.S. GAAP an impairment analysis for goodwill requires that management determines “reporting units” and assesses the need for impairment charges based on anticipated future cash flows at this level of detail. Intentia management has concluded that Intentia’s  “reporting units” are the Group’s operations on an individual country level. By performing the goodwill impairment tests by reporting unit, impairment charges have been identified and recorded for U.S. GAAP.

U.S. GAAP states that for the purposes of recognition and measurement of an impairment loss a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Swedish GAAP states that a long-lived asset shall be grouped at the lowest level for which identifiable cash flows are essentially independent of the cash flows of other assets. Under Swedish GAAP, Intentia has tested tangible fixed assets based on a single cash generating unit. Under U.S. GAAP, Intentia has based its

Note 2 (Continued)

impairment tests on cash flows on an individual country level, which has resulted in an impairment of certain tangible fixed assets.

Adjustments for U.S. GAAP thus consist of  (1) the discontinuation of goodwill amortization;  (2) the identification of certain other identifiable intangibles and an allocation of a portion of the purchase price thereto for acquisitions during a particular period; (3) the amortization of these other identifiable intangible assets; (4) the assignment of a value to acquired research and development portfolios obtained by means of acquired entities and the immediate recognition of this value as an expense and (5) impairment charges for goodwill under U.S. GAAP and (6) impairment charges for tangible fixed assets under U.S. GAAP.

For the twelve months ended March 31, 2005, cost of services increased SEK 0.1 million, general and administrative expenses increased SEK 9.7 million and sales and marketing, and research and development expenses decreased SEK 46.4 million and SEK 6.5 million, respectively. For the three months ended June 30, 2005, sales and marketing, and research and development expenses decreased SEK 11.7 million and SEK 1.6 million, respectively. As of June 30, 2005, goodwill decreased SEK 103.5 million and other intangibles, net increased SEK 7.9 million.

(f)   Deferred taxes

Under the application of Swedish GAAP as outlined in “RR 9 Income taxes” Intentia has assigned a value to net operating losses and other deductible temporary differences where the Company has deemed it probable that such losses and deductions will be utilized. The assigned value has been based on an analysis of the expiration dates (if any) of the losses and forecasted profitability in the Intentia entities conducting business in the tax jurisdictions with net operating losses (“NOLs”). The most significant tax losses carried forward are in Sweden, where such losses may be used indefinitely. Significant deferred tax assets were recognized prior to January 1, 2003, and the assets were adjusted each year for changes in the NOLs (additional, utilized and expired losses), currency translation and changes in assessment of forecasted profitability. The criteria under Swedish GAAP for recognizing deferred tax assets for companies which have recognized cumulative losses are more stringent than for profitable companies, but management may still be allowed to recognize such assets based on forecasted taxable income.

Under U.S. GAAP an asset should be recorded for NOLs and other deductions, but a valuation allowance should be considered if it is deemed more likely than not that the NOLs or other deductions will not be utilized. The Company has analyzed the data available as of January 1, 2003, in order to determine what the appropriate valuation allowance should have been under U.S. GAAP. U.S. GAAP will not, as allowed by Swedish GAAP, allow the recognition of deferred tax assets based on forecasted taxable income alone. Further positive evidence would be required in such situations. For the Swedish tax losses the Company has concluded that under U.S. GAAP there was not enough objective positive evidence to support the recognition of a net deferred tax asset as of that date. This assessment has been unchanged as of December 31, 2003 and 2004, respectively. Consequently a full valuation allowance has been recorded as of these dates. For all other countries an assessment of the need for valuation allowances have been made on a country by country basis.

Furthermore the differences between Swedish GAAP and U.S. GAAP identified under (a) – (e) above have been tax effected in countries in which there is not a full valuation allowance, with the exception of the adjustments to goodwill which are not tax effected. The U.S. GAAP differences have been tax effected based on the enacted tax rates in each tax jurisdiction and have been reduced by valuation allowances where appropriate. The valuation allowance has been assessed on the same grounds as the general deferred tax position for each entity, considering for instance whether the entity was in a cumulative loss situation or not. For the twelve months ended March 31, 2005 the provision for income

Note 2 (Continued)

taxes was increased SEK 8.0 million as a result of the U.S. GAAP adjustments. For the three months ended June 30, 2005 the provision for income taxes was increased SEK 4.6 million, and as of June 30, 2005 the deferred income taxes—non-current assets decreased SEK 108.3 million and the deferred income taxes—non-current liabilities increased SEK 23.7 million.

Note 3.   Purchase Accounting

Lawson will issue approximately 81 million shares of common stock to consummate the transaction. The total estimated purchase price of Intentia is based on an exchange rate of 0.5061 newly issued Lawson common shares for each Series A share of Intentia stock; 0.4519 newly issued Lawson common shares for each Series B share of Intentia stock; and 0.2157 newly issued Lawson common shares for each warrant for the purchase of Intentia stock with an aggregate transaction value of approximately USD 448.7 million, based on the average closing price of the Company’s common stock beginning two days before and ending two days after the June 2, 2005 announcement date. As of the announcement date of June 2, 2005, Intentia had approximately 5,000,000 Series A common shares, 163,000,000 Series B common shares, 23,000,000 warrants outstanding and no outstanding stock options. The estimated purchase price for the maximum scenario is as follows:

(In USD thousands)
Value of securities issued	$448,745
Estimated transaction costs	11,000
Total estimated purchase price	$459,745

The merger will be accounted for under SFAS 141 using the purchase method of accounting. Under the purchase method of accounting, the estimated purchase price will be allocated to Intentia’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the closing date of the transaction, with any excess being ascribed to goodwill. Management is primarily responsible for determining the fair values of these assets. Management has estimated the fair values of the acquired assets reflected in the Unaudited Pro Forma Condensed Combined Financial Information based on a number of factors, including preliminary valuations and estimated transaction costs. A final determination of these fair values, estimated transaction costs and shares tendered which can not be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Intentia that exist on the closing date, and could differ materially from the amounts estimated below. The final purchase price will be calculated in accordance with EITF 99-12.

(In USD thousands)
Working capital (excluding deferred revenue liabilities)	$99,678
Long-term marketable securities	13
Property and equipment, net	12,320
Deferred income taxes—non-current asset	22,244
Other assets—non-current	2,661
Goodwill	309,613
Identified intangible assets subject to amortization	132,049
Deferred revenue liability	(69,853)
Long-term debt	(40,326)
Deferred tax liability	(4,224)
Other long-term liabilities	(3,177)
Minority interest	(1,253)
Total	$459,745

For more details on the identified intangible assets, see Note 7.

Note 4.   Unaudited Pro Forma Combined Adjustments

The following adjustments are required to properly reflect the pro forma combination of Lawson and Intentia:

(g)   This adjustment reflects both the Maximum Equity issuance scenario, with the elimination of Intentia’s U.S. GAAP adjusted negative equity balances of approximately USD 179.9 million and the issuance of Lawson Shares to consummate the Combination of USD 448.7 million and the Minimum Equity issuance scenario, with the elimination of Intentia’s U.S. GAAP adjusted negative equity balances of approximately USD 179.9 million and the issuance of Lawson Shares to consummate the Combination of USD 406.6 million. Under the Minimum Equity issuance scenario, as defined in Note 1, cash outflows include estimated transaction costs of USD 11.0 million, net of USD 4.7 million already capitalized, and estimated cash payments of USD 42.1 million pursuant to compulsory acquisition proceedings under Swedish law. Under the Maximum Equity issuance scenario, cash outflows include only the net transaction costs. For a reconciliation of the Pro Forma Equity balances see Footnote 5.

(h)   As part of the transaction, certain intangible assets and goodwill were valued at their estimated fair value. See Note 3 for additional information. The existing goodwill on Intentia’s current financial statements was valued at zero. As a result, it was necessary to record the addition of USD 309.6 million of goodwill and the removal of USD 11.0 million of existing goodwill. For more details see Footnote 6. The existing intangible assets on Intentia’s current financial statements were also valued at zero. As a result, it was necessary to record the addition of USD 132.0 million of new intangible assets and the removal USD 1.0 million of existing intangible assets. In addition, the reversal of capitalized costs of USD 4.7 million through August 31, 2005 that existed on Lawson’s August 31, 2005 financial statements was recorded as these costs were considered part of the purchase price in calculating the initial goodwill.

(i)   Under U.S. GAAP purchase accounting rules, the deferred revenue that is valued relates to the future contractual commitments on the date of closing that Intentia needs to perform before revenue can be recognized. Under U.S. GAAP revenue recognition rules, there is approximately USD 397.1 million on Intentia’s U.S. GAAP Condensed Combined Balance Sheet as of August 31, 2005, that has been deferred for reasons other than a future contractual commitment. As a result, approximately USD 327.3 million in deferred revenue is removed within this Pro Forma entry to arrive at the adjusted deferred revenue on a combined U.S. GAAP basis.  This USD 327.3 million reduction in deferred revenue has the effect of offsetting the USD 323.4 million increase in Intentia’s U.S. GAAP liability for deferred revenue, which arose as a result of the retrospective application of U.S. GAAP to Intentia’s results of operations in prior periods.  As there were deferred costs associated with the deferred revenue that are being removed, these deferred costs of USD 120.6 million, classified as prepaid expenses and other current assets, have also been removed for the Pro Forma presentation.

(j)   As part of the transaction, the convertible note owed by Intentia will be paid off. No fees or charges will be incurred to pay off the note. An adjustment was recorded of USD 10.1 million to pay off the note. In addition, related interest expense of USD 0.7 million for the twelve months ended May 31, 2005 and USD 0.2 million for the three month period ended August 31, 2005 were eliminated. The amount of interest expense eliminated was in accordance with the agreement.

(k)   This adjustment is necessary to eliminate historical amortization of intangible assets of Intenia and to amortize identifiable intangible assets with finite useful lives from the current transaction, as discussed in Note 3 above, over periods ranging from one to twelve years. The new finite lived intangible assets will be recorded within the appropriate expense category and amortized using an accelerated method of amortization over the estimated useful lives. This resulted in amortization expenses of USD 26.7 million and USD 5.4 million for the twelve months ended May 31, 2005 and the three months ended August 31, 2005, respectively.

Note 4.   Unaudited Pro Forma Combined Adjustments (Continued)

Goodwill and intangible assets related to the Intentia acquisition have been accounted for in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which provides for the non-amortization of goodwill and other indefinite lived intangible assets. Accordingly, the unaudited pro forma combined adjustments do not include amortization of goodwill. There are no indefinite lived intangible assets that were identified as a result of the transaction.

(l)   This adjustment reflects the decrease in interest income of USD 0.3 million and USD 0.1 million for the twelve month period ended May 31, 2005 and the three month period ended August 31, 2005, respectively, under the Maximum Equity issuance scenario, and USD 1.6 million and USD 0.4 million for the twelve month period ended May 31, 2005 and the three month period ended August 31, 2005, respectively under the Minimum Equity issuance scenario resulting from the use of cash to consummate the Intentia acquisition. Interest rates of 2.96% and 3.29% for the periods ended May 31, 2005, and August 31, 2005, respectively were used to determine the reduction in interest income. These rates approximate the current average yield on Lawson’s cash and marketable securities as of the respective time periods. These adjustments include recording a tax benefit related to this interest income forgone by Lawson at Lawson’s statutory rate of 38.8%.Under the Minimum Equity issuance scenario, a change in the interest rate of 0.125% would result in a change in interest income of approximately USD 66,000 for the year ended May 31, 2005 and the three months ended August 31, 2005. Under the Maximum Equity issuance scenario, a change in the interest rate of 0.125% would result in a change in interest income of approximately USD 13,000 for the year ended May 31, 2005 and the three months ended August 31, 2005.

(m)   This adjustment reflects a review of the combined Lawson and Intentia deferred taxes. On a combined basis, this review indicates that the net deferred tax asset amount should be increased by USD 3.3 million. This increase reflects an analysis of the various deferred tax assets, deferred tax liabilities and any applicable valuation allowance thereon. A significant component of the net deferred tax assets are tax loss carryforwards. The utilization of tax loss carryforwards and other deferred tax assets is dependent upon future operating results, final valuation of Intentia for purchase accounting purposes, and other risk factors which can only be estimated at this time. The analysis of the valuation allowance on the tax loss carryforwards assumes a fair value based on Lawson’s stock price of $6.48 on August 31, 2005. In the event we are required to adjust these estimates based on the actual Lawson stock price on the date of closing, the future income, deductions or other subsequent events, the estimated utilization of the tax loss carryforwards may change.

Note 5.   Unaudited Pro Forma Combined Equity Structure

The table below highlights the pro forma adjustments to the historic Lawson equity balance as reported at August 31, 2005, and the Intentia U.S. GAAP adjusted balance as of June 30, 2005.

LAWSON SOFTWARE, INC.
UNAUDITED PRO FORMA COMBINED EQUITY STRUCTURE
As of August 31, 2005
(in thousands)

		Additional		Deferred		Other
	Common	Paid-In	Treasury	Stock-Based	Retained	Comprehensive
	Stock	Capital	Stock	Compensation	Earnings	Income	Total
Lawson balances as of August 31, 2005	$1,131	$347,162	$(70,988)	$(434)	$26,910	$2,986	$306,767
Intentia balances as of June 30, 2005	220,380	112,688	—	—	(534,876)	21,889	(179,919)
Eliminate Intentia historical equity balances	(220,380)	(112,688)	—	—	534,876	(21,889)	179,919
Intentia series A and B shares and warrants exchanged (maximum)	810	447,935	—	—	—	—	448,745
Lawson / Intentia combined balances as of August 31, 2005	$1,941	$795,097	$(70,988)	$(434)	$26,910	$2,986	$755,512
Adjustment common stock and additional paid-in capital for minimum equity issuance:	(76)	(42,050)	—	—	—	—	(42,126)
Lawson / Intentia combined balances as of August 31, 2005	$1,865	$753,047	$(70,988)	$(434)	$26,910	$2,986	$713,386

Note 6.   Goodwill

Pro forma adjustments to goodwill are as follows:

(in thousands)
Reversal of Intentia’s historic goodwill	$(11,008)
Residual goodwill recorded in purchase accounting	309,613
Pro forma adjustment to goodwill	$298,605
Lawson goodwill balance at August 31, 2005	$43,387
Intentia goodwill balance at August 31, 2005	11,008
Pro forma adjustment to goodwill	298,605
Ending pro forma goodwill balance at August 31, 2005	$353,000

Note 7.   Identified Intangible Assets

Pro forma adjustments to estimated identified intangible assets include the following:

	(in thousands)
Establishment of fair market value for the following Intentia identified intangible assets:
Existing technology/proprietary technology	$65,957
Existing customer relationships	45,404
Trademarks/trade names	11,687
Order backlog	5,911
Non compete agreements	3,090
	132,049	$132,049
Reversal of Intentia’s U.S. GAAP historic identified intangible assets		(1,008)
Pro forma adjustment to identified intangible assets		$131,041
Lawson identified intangible assets balance at August 31, 2005		$29,744
Intentia identified intangible assets balance at August 31, 2005		1,008
Pro forma adjustment to identified intangible assets		131,041
Ending pro forma identified intangible assets balance at August 31, 2005		$161,793

The merger will be accounted for under SFAS 141 using the purchase method of accounting. Acquired assets and liabilities are recorded at their estimated fair values on the merger date. An appraisal firm performed a preliminary the valuation of identified intangible assets, which are expected to consist of a customer list, tradename, order backlog, non-compete agreements and acquired technology. Goodwill and identified intangible assets are subject to the provisions of SFAS 142. Goodwill and identified intangible assets with indefinite lives will not be amortized and will be reviewed for impairment on at least an annual basis. The final fair value of tangible assets and liabilities and goodwill and identified intangible assets to be recorded from this transaction is dependent upon the final management assumptions and conclusions with the assistance of a third party valuation of the acquired assets and may differ materially from our estimates used in this analysis.

Preliminary determination is that identified intangible assets will be amortized on an accelerated basis over their estimated useful lives. The specific estimated life for the individual intangible asset categories are as follows: existing technology—six to ten years; existing customer relationships—twelve years; trademarks/trade names—five years; order backlog—one year, and non compete agreements—five years.

Note 8.   Unaudited Pro Forma Shares for Earnings per Share and Earnings per Share

The following table shows the calculation of shares used in computing the pro forma earnings per share in the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended May 31, 2005 and the three months ended August 31, 2005:

	Year Ended May 31, 2005		Three Months Ended August 31, 2005
	Maximum Equity	Minimum Equity	Maximum Equity	Minimum Equity
(in thousands, except per share data)
Lawson historical weighted average shares used in computing basic net income (loss) per share	99,068	99,068	101,151	101,151
Lawson shares to be issued in exchange for shares of Intentia
Series A Shares	2,591	2,332	2,591	2,332
Series B Shares	73,449	66,104	73,449	66,104
Warrants	4,961	4,961	4,961	4,961
Total newly issued Lawson shares	81,001	73,397	81,001	73,397
Pro forma weighted average shares used in computing basic net (loss) income per share	180,069	172,465	182,152	174,548
Effect of dilutive stock options			4,127	4,127
Effect of restricted stock			99	99
Effect of dilutive warrants			86	86
Pro forma weighted average shares used in computing diluted net (loss) income per share	180,069	172,465	186,464	178,860
Basic and diluted earnings per share computation:
Net income (loss)	(32,837)	(33,600)	18,529	18,315
Basic net income (loss) per share	(0.18)	(0.19)	0.10	0.10
Diluted net income (loss) per share	(0.18)	(0.19)	0.10	0.10

Potential dilutive shares of common stock, warrants and conversion of convertible debt excluded from the diluted net income (loss) per share calculations were 7.1 million shares and 8.8 million shares at May 31, 2005 and August 31, 2005, respectively including 1.5 million shares to be granted as part of the transaction to certain key members of Intentia for both periods.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended May 31, 2005 net loss was negatively impacted by approximately USD 26 million for the maximum equity pro forma adjustments scenario. The majority of this pro forma adjustment relates to the amortization of the acquired intangible assets that under the purchase method of accounting are based on their estimated fair value.

Note 9.   Comparative Per Share Data

The following tabulation reflects (a) the historical net income and book value per share of Lawson common stock in comparison with the pro forma net income (loss) and book value per share after giving effect to the proposed merger as a purchase of Intentia; (b) the historical net income and book value per share of Intentia series A shares, series B shares, and warrants in comparison with the equivalent pro forma net income (loss) and book value per share attributable to approximately 43/100ths of a share of Lawson. The information presented in this tabulation should be read in conjunction with the pro forma combined financial statements of the respective companies and the notes thereto appearing elsewhere herein.

	Year Ended May 31, 2005	Quarter Ended August 31, 2005
Lawson
Net Income (loss):
Historical	$0.05	$0.04
Pro Forma—Maximum Scenario	$(0.10)	$0.06
Pro Forma—Minimum Scenario	$(0.11)	$0.06
Dividends:(1)
Historical	—	—
Pro Forma	—	—
Book Value
Historical	$2.91	$3.01
Pro Forma—Maximum Scenario	$2.33	$2.36
Pro Forma—Minimum Scenario	$2.29	$2.32
Intentia
Net Income (loss):
Historical	$(0.26)	$0.03
Pro Forma—Maximum Scenario	$(0.08)	$0.04
Pro Forma—Minimum Scenario	$(0.08)	$0.04
Dividends:(2)
Historical	—	—
Pro Forma	—	—
Book Value
Historical	$0.74	$0.67
Pro Forma—Maximum Scenario	$1.76	$1.78
Pro Forma—Minimum Scenario	$1.73	$1.75

 (Continued)

Note: (1)—To date, Lawson has not paid cash dividends on our common stock and does not intend to pay any cash dividends in the foreseeable future.

(2)—Intentia has not paid any dividends to date. The Board of Directors of Intentia expects the Company’s dividend policy to remain restrictive in the next few years.

Note 10.   Combined Company Pro Forma Key Ratios and Data Per Share

	Year Ended May 31, 2005
	Maximum Equity	Minimum Equity
(Amounts in thousands, except share amounts)
Consolidated Statements of Operations Data
Total revenues	$795,207	$795,207
Operating loss	(22,215)	(22,215)
Net loss	(32,837)	(33,600)
Basic loss per share	(0.18)	(0.19)
Diluted loss per share	(0.18)	(0.19)
Basic weighted average common shares thousands	180,069	172,465
Diluted weighted average common shares thousands	180,069	172,465
Key Ratio Data
Gross margin	44.1%	44.1%
Operating margin	(2.8)%	(2.8)%
Research and development expenses	$105,054	$105,054
Capitalized research and development expenditures	—	—
Interest coverage ratio	(3,24)	(3.48)

Note 10.   Combined Company Pro Forma Key Ratios and Data Per Share (Continued)

	Quarter Ended
	August 31, 2005
	Maximum	Minimum
	Equity	Equity
Consolidated Statements of Operations Data
Total revenues	$233,541	233,541
Operating income	20,067	20,067
Net income	18,529	18,315
Basic earnings per share	0.10	0.10
Diluted earnings per share	0.10	0.10
Basic weighted average common shares (thousands)	182,152	174,548
Diluted weighted average common shares (thousands)	186,464	178,860
Consolidated Balance Sheet Data
Cash and cash equivalents	$244,765	202,639
Working capital	209,252	167,126
Total assets	1,076,737	1,034,611
Long-term debt, net of current portion	30,275	30,275
Total shareholders’ equity	755,512	713,386
Key Ratio Data
Gross margin	50.9%	50.9%
Operating margin	8.6%	8.6%
Equity/assets ratio	70.3%	69.1%
Debt/equity ratio	4.4%	4.7%
Proportion of risk capital	70.7%	69.5%
Research and development expenses	24,792	24,792
Capitalized research and development expenditures	—	—
Approximate number of employees	3,600	3,600
Equity per share, before dilution	4.40	4.35
Equity per share, after dilution	4.29	4.24
Net asset value per share	4.15	4.09
Net tangible asset value per share	1.33	1.14
Interest coverage ratio	18.89	18.60

Note:  For definitions of Key Ratios see page 19.

MARKET PRICE, EXCHANGE RATE AND DIVIDEND DATA

Market Price Data

Lawson common stock is quoted on the Nasdaq National Market and traded under the symbol “LWSN.”  The table below sets forth for the periods indicated the high and low closing sales price per share of Lawson common stock and the Intentia Series B shares, as reported on the Nasdaq National Market and the Stockholm Stock Exchange, as applicable. For current price information with respect to Lawson common stock, you are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, shares of Lawson common stock.

Intentia Series B stock is traded on the O-list of the Stockholmbörsen, or the Stockholm Stock Exchange, and traded under the symbol “INT B”. The table below sets forth for the periods indicated the high and low prices per share of Intentia Series B stock. For current price information with respect to Intentia Series B stock, you are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, shares of Intentia Series B stock.

	Lawson Common Stock
	High	Low
Fiscal year ended May 31, 2004:
First Quarter (6/1/2003-8/31/2003)	$7.98	$5.45
Second Quarter (9/1/2003-11/30/2003)	$8.76	$7.07
Third Quarter (12/1/2003-2/29/2004)	$10.26	$7.61
Fourth Quarter (3/1/2004-5/31/2004)	$9.20	$6.79
Fiscal year ended May 31, 2005:
First Quarter (6/1/2004-8/31/2004)	$7.46	$5.48
Second Quarter (9/1/2004-11/30/2004)	$6.50	$4.98
Third Quarter (12/1/2004-2/28/2005)	$7.05	$5.80
Fourth Quarter (3/1/2005-5/31/2005)	$6.07	$4.92
Fiscal year ending May 31, 2006:
First Quarter (6/1/2005-8/31/2005)	$6.49	$5.02
Second Quarter to date (9/1/2005-November 18, 2005)	$7.91	$6.07

	Intentia Series B Stock
	High		Low
Fiscal year ended December 31, 2003:
First Quarter (1/1/2003-3/31/2003)	SEK	17.70	SEK	7.20
Second Quarter (4/1/2003-6/30/2003)	SEK	12.90	SEK	5.50
Third Quarter (7/1/2003-9/30/2003)	SEK	10.60	SEK	6.15
Fourth Quarter (10/1/2003-12/31/03)	SEK	8.60	SEK	5.90
Fiscal year ended December 31, 2004:
First Quarter (1/1/2004-3/31/2004)	SEK	14.20	SEK	6.90
Second Quarter (4/1/2004-6/30/2004)	SEK	12.20	SEK	8.30
Third Quarter (7/1/2004-9/30/2004)	SEK	10.85	SEK	8.55
Fourth Quarter (10/1/2004-12/31/04)	SEK	14.25	SEK	9.85
Fiscal year ending December 31, 2005:
First Quarter (1/1/2005-3/31/2005)	SEK	16.80	SEK	13.95
Second Quarter (4/1/2005-6/30/2005)	SEK	18.00	SEK	11.60
Third Quarter (7/1/2005-9/30/2005)	SEK	23.00	SEK	16.00
Fourth Quarter to date (10/1/2005-November 18, 2005)	SEK	27.80	SEK	22.20

There is no established trading market for Intentia Series A stock.

Recent Share Price Data

On June 1, 2005, the last completed trading day prior to the announcement of the proposed transaction, the closing sales price of Lawson common stock on the Nasdaq National Market was USD 5.95 per share. On November 18, 2005, the closing sales price of Lawson common stock on the Nasdaq National Market was USD 7.71 per share. The table below sets forth the implied equivalent value of one share in Intentia’s share capital on the dates indicated, based on the exchange ratios. Changes in the market price of Lawson common stock will not affect the number of shares of Lawson common stock to be received by Intentia’s shareholders.

Intentia Shares	Exchange Ratio	Per Share Equivalent Value on June 1, 2005	Per Share Equivalent Value on November 18, 2005
Series A	0.5061	$3.011	$3.902
Series B	0.4519	$2.689	$3.484

Exchange Rate Data

On June 1, 2005, the last trading day prior to the announcement of the proposed transaction, the exchange rate for one United States dollar expressed in Swedish Krona, based on the noon buying rate in New York City as certified for customs purposes by the Federal Reserve Bank of New York, was SEK 7.4735. On November 18, 2005, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the exchange rate for one United States dollar expressed in Swedish Krona was SEK 8.1667.

Lawson common stock is quoted and trades on the Nasdaq National Market in U.S. dollars. Fluctuations in the currency exchange rate between the United States dollar and Swedish Krona will cause the value of Lawson common stock received by an Intentia securityholder to change. The following table sets forth, for each period indicated the high, low and average exchange rates for such period and the exchange rate at the end of such period for one United States dollar expressed in Swedish Krona, all based on the noon buying rate in New York City as certified for customs purposes by the Federal Reserve Bank of New York:

	Fiscal Years Ended Years Ended December 31,
	2005 (through November 18, 2005)	2004	2003	2002	2001	2000
High for period	8.2434	7.7725	8.7920	10.7290	11.0270	10.3600
Low for period	6.6855	6.5939	7.1950	8.6950	9.3250	8.3530
Average for period	7.4194	7.3320	8.0351	9.6571	10.4328	9.2251
End of period	8.1667	6.6687	7.1950	8.6950	10.4571	9.4440

Month	Period End	High	Low
November 2005 (through November 18, 2005)	8.1667	8.2434	7.9749
October 2005	7.9489	7.9695	7.6870
September 2005	7.7290	7.8136	7.3936
August 2005	7.5599	7.7121	7.4762
July 2005	7.7614	7.9218	7.7225
June 2005	7.8024	7.8114	7.4373
May 2005	7.4108	7.4108	7.0850

In this Proxy Statement/Prospectus, amounts stated in U.S. dollars and derived from Swedish Krona and amounts stated in Swedish Krona and derived from U.S. dollars, unless otherwise indicated, have been translated at a fixed rate, solely for convenience. These translations should not be construed as a representation by Lawson or Intentia that Swedish Krona amounts actually represent these U.S. dollar amounts, or vice versa, or that conversion could be made at the rate indicated, or any other rate, or at all. Certain amounts and percentages included in this Proxy Statement/Prospectus have been rounded and accordingly may not add up to the totals.

Lawson stockholders and Intentia securityholders are advised to obtain current market quotations for Lawson common stock, Intentia Series B stock and current currency exchange rates between the United States dollar and Swedish Krona. No assurance can be given as to the market price of Lawson common stock or the currency exchange rate at any time before or after the completion of the transaction. The exchange ratios will not be adjusted to compensate Intentia shareholders for decreases in the market price of Lawson common stock or the currency exchange rate, whether they occur before or after the completion of the transaction. Similarly, the exchange ratios will not be adjusted to compensate Lawson for any increases in the market price of Lawson common stock.

Dividends

To date, Lawson has not paid cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future.

To date, Intentia has not paid cash dividends on its outstanding Series A or Series B stock and does not intend to pay cash dividends in the foreseeable future.

Following completion of the Exchange Offer, the holders of Lawson common stock would be entitled to receive any dividends as may be declared by the board of directors of Lawson from funds legally available therefor.

Number of Stockholders

As of June 30, 2005, there were approximately 185 stockholders of record of Lawson common stock, as shown on the records of Lawson’s transfer agent for such shares. As of September 30, 2005, there were five shareholders of record of Intentia’s Series A stock and approximately 8,866 shareholders of record of Intentia’s Series B stock, as registered with the VPC AB (the Swedish Central Securities Depository), referred to as the VPC.

RISK FACTORS

In deciding how to vote your Lawson shares on the matters described in this Proxy Statement/Prospectus or whether to tender your Shares and/or Warrants in the Exchange Offer, as applicable, you should carefully consider the risks set forth below in addition to the other information contained in this Proxy Statement/Prospectus.

Risks Relating to the Exchange Offer

The exchange ratios are fixed and will not be adjusted based on fluctuations in our stock price. As a result, the specific dollar value of our common stock that Intentia shareholders and warrant holders will receive upon completion of the transaction will depend on the market value of our common stock at that time.

Lawson’s stock price has been volatile in the past and may continue to be volatile in the future. If the transaction is completed, Lawson will issue approximately 81 million shares of Lawson common stock pursuant to the terms of the Exchange Offer. If the Exchange Offer is accepted and the transaction is completed, each holder of a Series A share will be entitled to receive 0.5061 of a newly issued share of Lawson common stock; each holder of a Series B share will be entitled to receive 0.4519 of a newly issued share of Lawson common stock; and each holder of a Warrant will be entitled to receive 0.2157 of a newly issued share of Lawson common stock. These exchange ratios will not change based on the fluctuations in the market price of Lawson common stock. As a result, the specific dollar value of Lawson common stock that holders of Shares and Warrants will receive upon completion of the transaction will depend on the market value of Lawson common stock at that time. The market price of Lawson common stock upon the completion of the transaction will likely vary from the market price as of the date of this Proxy Statement/Prospectus, the date of the annual meeting and the date that the Exchange Offer is made to holders of Shares and Warrants. Any reduction in Lawson’s stock price will result in holders of Shares and Warrants receiving less value at the time of the closing of the transaction. Conversely, any increase in Lawson’s stock price will result in holders of Intentia’s Shares and Warrants receiving greater value at the time of the closing of the transaction.

Variations in the market price of Lawson common stock may be caused by a number of factors, including, among others, changes in the businesses, operations or prospects of Lawson and/or Intentia, the timing of the transaction, regulatory considerations and general market, software industry and economic conditions. Lawson stockholders and Intentia shareholders are urged to obtain recent market quotations for Lawson common stock.

We may not be able to achieve the anticipated financial and strategic benefits of our proposed Combination with Intentia.

Among the factors considered by our board of directors in connection with its approval of the Exchange Offer were the anticipated financial and strategic benefits of the Combination of Lawson and Intentia, including the opportunities for cost savings from operational efficiencies and the anticipated increase in sales resulting from the combined efforts of both companies and the combined sales channels. We are not able to guarantee that these savings will be realized within the time periods contemplated or that they will be realized at all. We are not able to guarantee that the Combination of Lawson and Intentia will result in the realization of the full benefits, including increased sales anticipated by the companies.

The reconciliation of Intentia’s historical financial statements from Swedish GAAP to United States GAAP will result in material differences.

Intentia has informed us that its historical financial statements have been prepared based on generally accepted accounting principles in Sweden, referred to as Swedish GAAP. This Proxy Statement/Prospectus includes a reconciliation of Intentia’s historical financial statements based on generally accepted accounting principles in the United States, referred to as U.S. GAAP. Because of the differences between Swedish GAAP and U.S. GAAP, including, for example, differences in software revenue recognition, Intentia’s historical financial results under U.S. GAAP will show material differences for each of the respective periods presented as compared to Swedish GAAP. As a result the Intentia financial statements reconciled to US GAAP may not be indicative of the results of operation to be expected in future periods. In addition, a substantial portion of Intentia’s deferred revenue under U.S. GAAP will not be recognizable in the future under U.S. GAAP due to the impact of purchase accounting.

Our investment in goodwill and intangibles from our acquisitions could become impaired.

As of August 31, 2005, we had goodwill of USD 43.4 million and acquired intangibles of USD 29.7 million on our Condensed Consolidated Balance Sheet. Upon completion of the Combination, we anticipate to have a significant increase in goodwill and acquired intangibles. To the extent that we do not generate sufficient cash flows to recover the net amount of the goodwill and intangibles recorded, the goodwill and intangibles could be subsequently written-off. In such an event, our results of operations in any given period would be negatively impacted, and the market price of our stock could decline.

The integration of Lawson’s and Intentia’s businesses will require significant focus on staffing, training and compliance procedures for our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

As a Swedish company, Intentia has not had to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 concerning the effectiveness of internal controls over financial reporting. Consequently, Intentia does not currently have the staff, experience, training or procedures to comply with these requirements. The integration of Lawson and Intentia will require significant focus on staffing and training to address these requirements. If we are unable to implement our compliance procedures and have a properly trained staff in place on a timely basis, we could encounter a significant deficiency or material weakness in our internal controls. If in the future we are unable to assert that our internal control over financial reporting is effective as of the end of the then current fiscal year or applicable quarter (or, if our independent registered public accounting firm is unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a negative market reaction.

We will encounter material adverse consequences if we are unable to process and report, on a timely basis, the combined businesss financial results under U.S. GAAP and SEC requirements.

Because the Combination will significantly increase the complexity of our global operations, we will need to develop and implement worldwide procedures designed for accurate and timely financial reporting under U.S. GAAP and SEC requirements. In addition, we will need to train the staff of the combined business to comply with these requirements on a global basis. If we are unable to close our books and prepare financial reports on a timely basis, we would be required to seek a reporting extension under applicable SEC rules. A reporting extension could adversely impact the trading of our stock, erode investor confidence and result in other material adverse consequences.

We may not be able to successfully integrate our business with the business of Intentia.

This transaction involves the integration of two companies based in different countries that currently operate independently. This integration will be a complex, costly and time-consuming process. Following the Combination of Lawson and Intentia, we may encounter difficulties in integrating our operations, technology and personnel with those of Intentia and this may continue for some time. Lawson management has limited experience integrating operations as substantial and geographically diverse as those of Intentia. The combined business may not successfully integrate the operations of Lawson and Intentia in a timely manner, or at all. The failure to successfully integrate the two businesses’ operations could undermine the anticipated benefits and synergies of the Combination, which could adversely affect our business, financial condition and results of operations. The anticipated benefits relate to greater economies of scale and revenue enhancement opportunities resulting from Lawson’s and Intentia’s complementary product offerings, geographic and industry specialties and technology platforms. However, these anticipated benefits are based on projections and assumptions, not actual experience, and assume a successful integration.

The market price of our common stock may decline as a result of the Exchange Offer, and in particular if Intentia securityholders choose not to hold Lawson common stock received in the Exchange Offer.

In connection with the Exchange Offer, we could issue as many as 81 million shares of our common stock to the holders of Shares and Warrants if all Intentia securityholders elect to tender their Shares or Warrants in exchange for shares of our common stock. The shares of our common stock issued in the Exchange Offer, subject to the contractual limitations on those persons who executed the lock-up agreements, will be freely-tradable upon consummation of the Exchange Offer. The acquisition of our shares by Intentia securityholders who may not wish to hold shares in a U.S. company, as well as the increase in the outstanding number of shares of our common stock, may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, our common stock. In addition, the market price of our common stock may decline following the closing of the Exchange Offer for a number of reasons, including if the integration of Intentia’s business is unsuccessful or we do not achieve the anticipated financial and strategic benefits of our Combination with Intentia as rapidly or to the extent anticipated by stock market analysts or investors. The closing price of our common stock was USD 5.95 on June 1, 2005, the last day of trading prior to the announcement of the proposed Exchange Offer. Since that date, our stock has fluctuated from a low of USD 5.02 to a high of USD 7.91. On November 18, 2005, the closing price of our common stock was USD 7.71.

Our shareholders will suffer immediate and substantial dilution to their equity and voting interests as a result of the Exchange Offer.

In connection with the Exchange Offer, we will issue approximately 81 million shares of our common stock to the holders of Shares or Warrants if all Intentia securityholders elect to tender their Shares or Warrants in exchange for shares of our common stock. This means that the Intentia securityholders could own approximately 43.25%, and Lawson stockholders could own approximately 56.75%, in each case of the total number of shares of our outstanding common stock on a fully diluted basis using the treasury method following the Exchange Offer. Accordingly, the Exchange Offer will have the effect of substantially reducing the percentage of equity and voting interest held by each of our current stockholders.

Unanticipated costs relating to the Exchange Offer and resulting Combination of Intentia and Lawson could reduce our future earnings.

We believe that we have reasonably estimated the likely costs of integrating our operations with the operations of Intentia and that such costs are estimated to be in the range of USD 25 million to USD 30 million for the first 12 months following closing of the transaction. Our objective is to minimize incremental costs of operating as a combined business and we believe that any incremental costs will be offset by cost savings of the combined business. It is possible that unexpected transaction costs, such as taxes, fees or professional expenses, or unexpected future operating expenses, such as increased personnel costs or unexpected severance costs, as well as other types of unanticipated developments, could adversely impact our business and profitability.

The uncertainties associated with our Combination with Intentia may cause our customers and Intentia’s customers to delay or defer decisions which may result in the loss of customers and revenues.

Our customers and Intentia’s customers may, in response to the announcement of the Exchange Offer and resulting Combination of Lawson and Intentia, and prior to its effectiveness, delay or defer decisions concerning business with either or both of the companies. Any delay or deferral in those decisions by our respective customers could adversely affect our businesses. For example, either company could experience a decrease in expected revenue as a consequence of such delays or deferrals.

The uncertainties associated with our Combination with Intentia may cause Intentia or us to lose key personnel.

Employees of Lawson or Intentia may perceive uncertainty about their future role with the combined business until strategies with regard to the combined business are announced or executed. Any uncertainty may affect either company’s ability to attract and retain key management, sales, marketing, technical and financial personnel.

Combination-related accounting charges may delay or reduce our profitability.

We are accounting for the Combination with Intentia as a purchase following accounting principles generally accepted in the United States. Under the purchase method of accounting, the purchase price of Intentia will be allocated to the fair value of the identifiable tangible and intangible assets and liabilities that we acquire from Intentia. In addition, accounting for the Combination of Intentia under the purchase method may require a decrease in deferred revenue to fair value. The excess of the purchase price over Intentia’s tangible net assets will be allocated to goodwill and intangible assets. We are required to perform periodic impairment tests on goodwill and certain intangibles to evaluate whether the intangible assets and goodwill that we acquire from Intentia continue to have fair values that meet or exceed the amounts recorded on our balance sheet. If the fair values of such assets decline below their carrying value on our balance sheet, we may be required to recognize an impairment charge related to such decline. We cannot predict whether or when there will be an impairment charge, or the amount of such charge, if any. However, if the charge is significant, it could cause the market price of our common stock to decline.

If as of the closing of the Combination, there are unknown liabilities in connection with Intentia’s business, and those liabilities are not reflected on the closing date balance sheet, we would be required to record a charge during each period when those liabilities became known, probably and estimable. Those charges, if material, could have an unanticipated and significant adverse effect on our financial results and stock price.

In addition, we will incur transaction and integration costs in connection with our Combination with Intentia. As a result, we will incur accounting charges from the Combination that may delay and reduce our profitability in the accounting period in which the Combination is consummated.

We expect to expend a significant amount of cash in the Exchange Offer, which will partially deplete our cash balance.

In order to initiate compulsory acquisition proceedings under Swedish law, we must acquire more than 90% of each of the outstanding shares and voting power in Intentia.* If we meet this legal requirement and furthermore acquire more than 90% of each of the outstanding shares and voting power

*       Beginning January 1, 2006, a new Swedish Companies Act enters into force. The new Act contains somewhat amended rules on compulsory acquisitions. According to the new rules, it is sufficient that Lawson acquires more than 90% of the outstanding shares in Intentia (i.e. not counting votes).

in Intentia on a fully diluted basis using the treasury method (including all shares issuable pursuant to outstanding warrants but excluding shares issuable pursuant to outstanding convertible securities), we intend to purchase the remaining Shares for cash, pursuant to compulsory acquisition proceedings under Swedish law. The actual price per share purchased pursuant to Swedish compulsory acquisition proceedings, initiated after a share exchange offer, is typically based on the average closing price for the bidder’s stock during the acceptance period. In addition, interest will accrue on the purchase price from the day the compulsory acquisition proceedings are initiated. Assuming 90% of each of the outstanding shares and voting power in Intentia are tendered in the Exchange Offer and the price that is required to be paid pursuant to the Swedish compulsory acquisition proceedings for the remaining 10% of the shares and voting power equals SEK 22.17 per Series A share and SEK 19.80 per Series B share, we could be obligated to pay approximately USD 47 million (approximately SEK 348 million assuming a currency exchange rate of SEK 7.4108 to USD 1.00 as of May 31, 2005) plus interest for the Shares purchased in the compulsory acquisition. This cash expenditure would normally occur between one and three years after the closing of the Exchange Offer. Therefore, the total amount payable by Lawson under the compulsory acquisition proceedings could be greater than or less than USD 47 million.

We estimate that the total cash closing expenses for Lawson and Intentia will be approximately USD 25 million, including investment banking fees, accounting and legal fees, printing, mailing and other out-of-pocket transaction costs. After payment of those expenses, we will have approximately USD 244 million in available cash and cash equivalents, based on the amount of cash and cash equivalents that we and Intentia had as of August 31, 2005. It is anticipated that we may use an additional amount of approximately USD 50 million in connection with the Combination, excluding the compulsory acquisition procedures referenced above and integration related costs, within one to three years following the closing of the Exchange Offer. Included in this amount is a junior facility loan made by Tennenbaum to Intentia valued at USD 27.4 million, which includes accrued interest of USD 0.6 million, as of August 31, 2005. The Tennenbaum loan matures in September 2009. However, pursuant to an agreement with Tennenbaum entered into in November 2005, Lawson intends to prepay the Tennenbaum loan following the closing of the Exchange Offer. Assuming current LIBOR interest rates until the prepayment date, the amount required to prepay the Tennenbaum loan in September 2006, calculated in accordance with the November 2005 agreement with Tennenbaum, is estimated to be USD 3.7 million. Also included in this amount are the remaining Notes valued at USD 10.1 million, which includes accrued interest of USD 0.1 million, as of August 31, 2005.

Full integration of our operations with Intentia’s operations may not be achieved if we cannot compulsorily acquire all of the issued and outstanding Shares.

Our obligation to consummate the Exchange Offer is subject to a condition that, before the end of the Exchange Offer period, there shall have been validly tendered and not properly withdrawn greater than 90% of each of the outstanding shares and voting power in Intentia on a fully diluted basis using the treasury method (including all shares issuable pursuant to outstanding warrants but excluding shares issuable pursuant to outstanding convertible securities). In addition, the compulsory acquisition proceedings may be time-consuming. To effect the compulsory acquisition under Swedish law, we are required to have a beneficial interest in greater than 90% of each of the outstanding shares and voting power in Intentia.* It is possible that, at the end of the Exchange Offer period, we will elect to waive the above condition and consummate the Exchange Offer if we hold at least 70% of each of the outstanding

*       Beginning January 1, 2006, a new Swedish Companies Act enters into force. The new Act contains somewhat amended rules on compulsory acquisitions. According to the new rules, it is sufficient that Lawson acquires more than 90% of the outstanding shares in Intentia (i.e. not counting votes).

shares (including warrants) and voting power in Intentia on a fully diluted basis using the treasury method, even though we do not hold more than 90%. As a result, we would not be able to effect a compulsory acquisition of the remaining outstanding Shares and voting power of Intentia. This could prevent or delay us from realizing some or all of the anticipated financial and strategic benefits of our Combination with Intentia.

As a result of the consummation of the Exchange Offer, we will conduct more of our business internationally, which will expose us to additional and increased risks.

Although international revenues accounted for approximately 5% of our total revenues during fiscal year 2005, we will significantly increase our international operations upon consummation of the Exchange Offer, particularly in Europe. There are many risks that currently impact, and will continue to impact our international business and multinational operations, which risks will increase upon consummation of the Exchange Offer. These risks include the following:

•       compliance with multiple and potentially conflicting regulations in Europe, Asia and North America, including export requirements, tariffs, import duties and other trade barriers, as well as health and safety requirements;

•       potential labor strikes, lockouts, work slowdowns and work stoppages at U.S. and international ports;

•       differences in intellectual property protections in Europe and Asia;

•       difficulties in staffing and managing foreign operations in Europe and Asia;

•       restrictions on downsizing foreign operations in Europe and expenses and delays associated with any such activities;

•       longer accounts receivable collection cycles in Europe and Asia;

•       currency fluctuations and resulting losses on currency translations;

•       economic instability, including inflation and interest rate fluctuations, such as those previously seen in South Korea and Brazil;

•       competition for foreign-based suppliers in Asia and Europe;

•       overlapping or differing tax structures;

•       cultural and language differences among the United States, Europe and Asia; and

•       political or civil turmoil.

Any failure on our part to manage these risks effectively would seriously reduce our competitiveness in the business applications software marketplace.

As a result of the consummation of the Exchange Offer, we will be a larger and broader organization, and if our management is unable to manage the Combination of our business with Intentia’s, our operating results will suffer.

As a result of the consummation of the Exchange Offer, we will acquire the worldwide operations and approximately 2,200 employees of Intentia. Consequently, we will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. In addition, we will be exposed to risks associated with the translation of Intentia’s SEK-denominated financial results and balance sheet into U.S. dollars. Our reporting currency will remain as the U.S. dollar; however, a portion of our consolidated financial obligations will arise in other currencies, including Euros, British Pounds and SEK. In addition, the carrying value of some of our assets and liabilities will be affected by fluctuations in the value of the U.S. dollar as compared to the Euro, British Pound and SEK. Any inability to successfully manage the geographically more diverse and substantially larger combined organization, or any significant delay in achieving successful management, could have a material adverse effect on our results of operations after the Exchange Offer is consummated and, as a result, on the market price of our common stock.

The new management team might not be able to define or successfully implement a business plan for the combined business.

In June 2005, Lawson appointed Harry Debes as our new president and chief executive officer. Upon the completion of the Exchange Offer, Lawson will appoint a new co-chairman, Romesh Wadhwani, who is currently the chairman of the board of Intentia, and a new chief operating officer, Bertrand Sciard, the current president and chief executive officer of Intentia. While Mr. Wadhwani, Mr. Debes and Mr. Sciard have extensive experience in the software industry and managing software businesses and while Mr. Debes and Mr. Sciard have also managed large teams of people at other U.S. software businesses, neither Mr. Debes nor Mr. Sciard has previously been chief executive or chief operating officer of a public company in the U.S. If this new management team is unable to adapt successfully to the demands of managing a U.S. public company or to define or execute Lawson’s business plan, Lawson’s results of operations may be adversely affected.

Upon the receipt of Lawson shares in the Exchange Offer, Intentia’s shareholders and warrant holders will become stockholders in a Delaware corporation, which will change certain rights and privileges that they hold as shareholders and warrant holders of a Swedish company.

Lawson is governed by the laws of the United States, the State of Delaware and by its certificate of incorporation and bylaws. The Delaware General Corporation Law, referred to as the DGCL, extends to stockholders certain rights and privileges that may not exist under Swedish law and, conversely, does not extend certain rights and privileges that Intentia shareholders and warrant holders may have as stakeholders of a company governed by Swedish law. The directors of a Delaware corporation such as Lawson may elect to adopt certain provisions that have the effect of discouraging a third party from acquiring control of such corporation. Such provisions if adopted by Lawson’s board could limit the price that some investors might be willing to pay in the future for Lawson shares. These provisions may also have the effect of discouraging or preventing certain types of transactions involving an actual or a threatened change in control of Lawson, including unsolicited takeover attempts, even though such transactions could offer Lawson stockholders the opportunity to sell their Lawson shares at a price above the prevailing market price. Some of the rights of the Shares will not survive the completion of the Combination and will not be replicated in the rights of Lawson common stock. For a detailed discussion of the rights of Lawson stockholders versus the rights of holders of Intentia share capital, see the section entitled “Comparison of Rights of Holders of Lawson Common Stock and Intentia Shares” beginning on page 184.

Risks Relating to Lawson’s Business

Intentia shareholders should consider the following risk factors related to Lawson’s business prior to deciding whether or not to tender their Shares and/or Warrants in the Exchange Offer:

Economic, political and market conditions can adversely affect our revenue growth and operating results.

Our revenue and profitability depend on the overall demand for computer software, support and services, particularly in the industries in which we sell our products and services. Demand for enterprise software and demand for our solutions are affected by general economic conditions, competition, product acceptance and technology lifecycles. Regional and global changes in the economy, governmental budget deficits and political instability in certain geographic areas have resulted in businesses, government agencies and educational institutions reducing their spending for technology projects generally and delaying or reconsidering potential purchases of our products and related services. The uncertainty posed by the long-term effects of the war in the Middle East, terrorist activities and related uncertainties and risks and other geopolitical issues may impact the purchasing decisions of current or potential customers. Because of these factors, we believe the level of demand for our products and services, and projections of future revenue and operating results, will continue to be difficult to predict. During fiscal 2005 and the prior three fiscal years, we took measures to realign our projected expenses with anticipated revenue, and incurred restructuring charges for severance and related benefits, facility closure or consolidation charges. There is no assurance that these cost reduction measures will be sufficient to offset any future revenue declines. Future declines in demand for our products and/or services could adversely affect our revenues and operating results.

A number of our competitors are well-established software companies that have advantages over us.

We face competition from a number of software companies that have advantages over us due to their larger customer bases, greater name recognition, long operating and product development history, greater international presence and substantially greater financial, technical and marketing resources. These competitors include well-established businesses such as Oracle Corporation, and SAP AG, both of which have larger installed customer bases. If customers or prospects want to reduce the number of their software vendors, they may elect to purchase competing products from Oracle Corporation or SAP AG since those larger vendors offer a wider range of products. Furthermore, Oracle Corporation is capable of bundling its software with its database applications, which underlie a significant portion of our installed applications. When we compete with Oracle Corporation or SAP AG for new customers, we believe that both of those larger businesses often attempt to use their size and staying power as a competitive advantage against us. Oracle Corporation’s purchase of Peoplesoft, Inc., Retek Inc., Siebel Systems, Inc., and other consolidations in the software industry, have fueled uncertainty among customer prospects.

In addition, we compete with a variety of more specialized software and services vendors, including:

•       Internet (on demand) software vendors;

•       single-industry software vendors;

•       emerging enterprise resource optimization software vendors;

•       human resource management software vendors;

•       financial management software vendors;

•       merchandising software vendors;

•       services automation software vendors; and

•       outsourced services providers.

As a result, the market for enterprise software applications has been and continues to be intensely competitive. Some competitors are increasingly aggressive with their pricing, payment terms and/or issuance of contractual warranties, implementation terms or guarantees. Third party service companies may offer competing maintenance and implementation services to our customers and thereby reduce our opportunities to provide those services. We may be unable to continue to compete successfully with new and existing competitors without lowering prices or offering other favorable terms to customers. We expect competition to persist and intensify, which could negatively impact our operating results and market share.

We may be unable to retain or attract customers if we do not develop new products and enhance our current products in response to technological changes and competing products.

As a software company, we have been required to migrate our products and services from mainframe to customer-server to web-based environments. In addition, we have been required to adapt our products to emerging standards for operating systems, databases and other technologies. We will be unable to compete effectively if we are unable to:

•       maintain and enhance our technological capabilities to correspond to these emerging environments and standards;

•       develop and market products and services that meet changing customer needs; or

•       anticipate or respond to technological changes on a cost-effective and timely basis.

A substantial portion of our research and development resources is devoted to product upgrades that address regulatory and support requirements. Only the remainder of our limited research and development resources is available for new products. New products require significant development investment. That investment is further constrained because of the added costs of developing new products that work with multiple operating systems or databases. We face uncertainty when we develop or acquire new products because there is no assurance that a sufficient market will develop for those products. If we do not attract sufficient customer interest in those products, we will not realize a return on our investment and our operating results will be adversely affected.

Our core products face competition from new or revised technologies that may render our existing technology less competitive or obsolete, reducing the demand for our products. As a result, we must continually redesign our products to incorporate these new technologies and to adapt our software products to operate on, and comply with evolving industry standards for hardware and software platforms. Maintaining and upgrading our products to operate on multiple hardware and database platforms reduces our resources for developing new products. Because of the increased costs of developing and supporting software products across multiple platforms, we may need to reduce the number of those platforms. In addition, conflicting new technologies present us with difficult choices of which new technologies to adopt. If we fail to anticipate the most popular platforms or fail to respond adequately to technological developments, or experience significant delays in product development or introduction, our business and operating results will be negatively impacted.

In May 2005, we announced that we intend to produce new software products using a business application platform we are developing, known as “Landmark.” The goals of Landmark are to simplify software development and improve product quality. Because we have not yet released any new products developed using Landmark, it is too early to confirm whether we will successfully achieve these goals.

In addition, to the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies may require us to make significant capital investments. We may not be able to obtain capital for these purposes and investments in new technologies may not result in commercially viable technological products. The loss of revenue and increased costs to us from such changing technologies would adversely affect our business and operating results.

We may need to change our pricing models to compete successfully.

The intensely competitive markets in which we compete can put pressure on us to reduce our prices. If our competitors offer deep discounts on certain products or services in an effort to recapture or gain market share or to sell other products or services, we may need to lower prices or offer other favorable terms in order to compete successfully. Any such changes would be likely to reduce margins and could adversely affect operating results.

If we are unable to attract and retain qualified personnel, specifically software engineers and sales personnel, we will be unable to develop new products and increase our revenue.

We have historically been able to attract and retain qualified personnel. However, we are experiencing increased competition for attracting and retaining software engineers and sales personnel. If we are unable to attract, train and retain highly-skilled technical, managerial, sales and marketing personnel, we may be at a competitive disadvantage and unable to increase our revenue. Competition for personnel in the software industry is intense, and at times, we have had difficulty locating qualified candidates within desired geographic locations, or with certain industry-specific domain expertise. The failure to attract, train, retain and effectively manage employees could negatively impact our development and sales efforts and cause a degradation of our customer service. In particular, the loss of sales personnel could lead to lost sales opportunities because it can take several months to hire and train replacement sales personnel. Uncertainty created by turnover of key employees could adversely affect our business, operating results and stock price.

Our earnings will be impacted by the recent accounting pronouncement requiring expensing of equity instruments issued to employees.

We currently account for the issuance of stock options under APB Opinion No. 25, Accounting for Stock Issued to Employees. The FASB has issued SFAS No. 123(R), Share-Based Payment that changes the accounting treatment for grants of options, sale of shares under our employee stock purchase plan and other equity instruments issued to employees. The provisions of SFAS No. 123(R) require us to value equity instruments issued to employees and liability-classified awards at grant date fair value or based upon certain valuation methods that approximate grant date fair value, and to record those values as compensation expense in our statement of operations. Upon the adoption of SFAS No. 123(R), Lawson will determine whether it will continue to utilize the Black-Scholes model or adopt some other acceptable model. We will be required to expense all outstanding non-vested stock options as of June 1, 2006 and stock options and other applicable equity instruments issued to employees on or after June 1, 2006. Public entities will be required to apply SFAS No. 123(R) as of the first annual reporting period that begins after June 15, 2005, which is effective with Lawson’s first quarter of fiscal 2007. Due to the significant number of outstanding unvested stock options anticipated as of June 1, 2006, we expect to incur material compensation expense after June 1, 2006 as those options vest or in the event we decide to accelerate vesting. We may decide to change our stock based compensation plan strategy for future grants. This could affect our ability to retain existing employees and attract qualified candidates, and also could increase cash compensation.

Because our customers are concentrated in targeted service industries, our operating results may be adversely affected by adverse changes in one or more of these industries.

As a result of our focus on targeted service industries, our financial results depend, in significant part, upon economic and market conditions in the healthcare, retail, government and education and financial services industries. Because the healthcare marketplace for our products is maturing, we need to expand our product offerings to achieve long-term revenue growth. Many state and local governments are facing budget shortfalls and are reducing capital spending, including spending on software and services. In addition, we must continue to develop industry specific functionality for our solutions, which satisfies the changing, specialized requirements of prospective customers in our target industries. This need is becoming more prevalent as the marketplace for our traditional products is maturing.

We may experience fluctuations in quarterly revenue that could adversely impact our stock price and our operating results.

Our actual revenues in a quarter could fall below expectations, which could lead to a decline in our stock price. Our revenues and operating results are difficult to predict and may fluctuate substantially from quarter-to-quarter. Revenues from license fees in any quarter depend substantially upon our licensing activity and our ability to recognize revenues in that quarter in accordance with our revenue recognition policies. Our quarterly license and services revenue may fluctuate and may be difficult to forecast for a variety of reasons, including the following:

•       a significant number of our existing and prospective customers’ decisions regarding whether to enter into license agreements with us are made within the last few weeks or days of each quarter;

•       we have historically had a higher concentration of licensing activities in the second half of our fiscal year due to the nature of our sales personnel compensation programs; however, this pattern was not as prominent in fiscal 2005 as in prior years and there is no assurance that this pattern will or will not continue in the future;

•       the size of license transactions can vary significantly;

•       a decrease in license fee revenue may likely result in a decrease in services revenue in the same or subsequent quarters;

•       customers may unexpectedly postpone or cancel projects due to changes in their strategic priorities, project objectives, budget or personnel;

•       the uncertainty caused by potential business Combinations in the software industry may cause customers and prospective customers to cancel, postpone or reduce capital spending projects on software;

•       customer evaluations and purchasing processes vary significantly from company to company, and a customer’s internal approval and expenditure authorization process can be difficult and time consuming to complete, even after selection of a vendor;

•       the number, timing and significance of software product enhancements and new software product announcements;

•       existing customers may decline to renew support for our products, and market pressures may limit our ability to increase support fees or require customers to upgrade from older versions of our products;

•       prospective customers may decline or defer the purchase of new products or releases if we do not have sufficient customer references for those products; or

•       we may have to defer revenues under our revenue recognition policies.

Fluctuation in our quarterly revenues may adversely affect our operating results. In each fiscal quarter our expense levels, operating costs and hiring plans are based on projections of future revenues and are relatively fixed. If our actual revenues fall below expectations we could experience a reduction in operating results.

Our lengthy and variable sales cycle makes it difficult to predict our operating results.

It is difficult for us to forecast the timing and recognition of revenues from sales of our products because our existing and prospective customers often take significant time evaluating our products before licensing them. The period between initial customer contact and a purchase by a customer may vary from nine months to more than one year. During the evaluation period, prospective customers may decide not to purchase or may scale down proposed orders of our products for various reasons, including:

•       reduced demand for enterprise software solutions;

•       introduction of products by our competitors;

•       lower prices offered by our competitors;

•       changes in budgets and purchasing priorities; and

•       reduced need to upgrade existing systems.

Our existing and prospective customers routinely require education regarding the use and benefits of our products. This may also lead to delays in receiving customers’ orders.

Our future revenue is dependent in part on our installed customer base continuing to renew support agreements, license additional products, and purchase additional professional services.

Our installed customer base has traditionally generated additional support, license or professional service revenues. In future periods, customers may not necessarily make these purchases. Support is generally renewable annually at a customer’s option, and there are no mandatory payment obligations or obligations to license additional software. If our customers decide not to renew their support agreements or license additional products or contract for additional services or if they reduce the scope of the support agreements, our revenues could decrease and our operating results could be adversely affected. If we do not license our products to enough customers each quarter to offset the number of existing customers who elect not to renew support, our total customer count will decline and, over time, our support revenue will likely decrease.

A reduction in our licensing activity may result in reduced services revenues in future periods.

Our ability to maintain or increase service revenue primarily depends on our ability to increase the number of our licensing agreements. Variances or slowdowns in licensing activity may adversely impact our consulting, training and support service revenues in future periods.

The interplay between Lawson’s revenue and cost structure may negatively affect its earnings on a short term basis.

A significant part of Lawson’s total cost base is attributed to fixed costs related to personnel. While Lawson’s license sales generate a substantial gross margin, reductions in license sales in the short term may have a substantial effect on earnings due to the fact that cost adjustments in the organization will not occur as quickly as the accompanying changes in revenue.

While we believe we currently have adequate internal control over financial reporting, we are required to evaluate on a continued basis our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could have a negative market reaction.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404), beginning with our Annual Report on Form 10 K for the fiscal year ended May 31, 2005, we are required to furnish a report by our management on our internal control over financial reporting. That report must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. That report must also contain a statement that our independent registered public accounting firm has issued an attestation report on management’s assessment of such internal controls. If in the future we are unable to assert that our internal control over financial reporting is effective as of the end of the then current fiscal year (or, if our independent registered public accounting firm is unable to attest that our management’s report is fairly stated or they it is unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a negative market reaction.

We may be required to delay revenue recognition into future periods, which could adversely impact our operating results.

We have in the past had to, and in the future may have to, defer revenue recognition for license fees due to several factors, including the following situations:

•       the license agreements include applications that are under development or have other undelivered elements;

•       we must deliver services, including significant modifications, customization or complex interfaces, which could delay product delivery or acceptance;

•       the transaction includes acceptance criteria;

•       the transaction includes contingent payment terms or fees;

•       a third-party vendor, whose technology is incorporated into our software products, delays delivery of the final software product to the customer;

•       we are required to accept a fixed-fee services contract; or

•       we are required to accept extended payment terms of more than one year or for which we do not have adequate support of historical collectibility.

Because of the factors listed above and other specific requirements under accounting principles generally accepted in the United States of America for software revenue recognition, we must have very precise terms in our license agreements to recognize revenue when we initially deliver software or perform services. Negotiation of mutually acceptable terms and conditions can extend the sales cycle, and sometimes we do not obtain terms and conditions that permit revenue recognition at the time of delivery or even as work on the project is completed. Furthermore, because many contracts within our verticals, including government and education and healthcare, often include the terms summarized above, the contracts result in revenue deferrals.

If accounting interpretations relating to revenue recognition change, our reported revenues could decline or we could be forced to make changes in our business practices. The accounting profession and regulatory agencies continue to address and discuss accounting standards and interpretations covering revenue recognition for the software industry with the objective of providing additional guidance on their application. These discussions and the issuance of new interpretations, once finalized, could lead to unanticipated reductions in our recognized revenue. They could also drive significant adjustments to our business practices which could result in increased administrative costs, lengthened sales cycles and other changes which could adversely affect our reported revenues and results of operations.

Future adjustments in our net deferred tax assets may be materially adverse to our financial results.

On August 31, 2005, the consolidated balance sheet includes net deferred tax assets in the amount of USD 30.6 million. Each quarter, we must assess the likelihood that our net deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance, we must include an expense within the tax provision in the statement of operations.

In the event that we adjust our estimates of future taxable income or tax deductions from the exercise of stock options; or our stock price increases significantly without a corresponding increase in taxable income, we may need to establish an additional valuation allowance, which could materially adversely impact our financial position and results of operations. With the expected closing of the Combination, we have completed a preliminary assessment of the combined U.S. historical results for Lawson and Intentia as well as the combined U.S. deferred tax assets. Intentia’s U.S. operations are not material and therefore its deferred tax assets are significantly less than Lawson’s deferred tax assets. However, Intentia’s historical losses in the U.S. and its added deferred tax assets have impacted the assessment and the combined valuation allowance was reduced. The utilization of tax loss carryforwards and other deferred tax assets is dependent upon future operating results, final valuation of Intentia for purchase accounting purposes, and other risk factors which can only be estimated at this time. The analysis of the valuation allowance on the tax loss carryforwards assumes a fair value based on Lawson’s stock price of USD 6.48 on August 31, 2005. In the event we are required to adjust these estimates based on the actual Lawson stock price on the date of closing, the future income, deductions or other subsequent events, the estimated utilization of the tax loss carryforwards may change and an additional future valuation allowance is possible.

We may experience fluctuations in quarterly results that could adversely impact our annual effective tax rate.

Our revenues and operating results are difficult to predict and may fluctuate substantially from quarter-to-quarter. Since we must estimate our annual effective tax rate each quarter based on a combination of actual results and forecasted results of subsequent quarters, any significant change in our actual quarterly or forecasted annual results may adversely impact the computation of the estimated effective tax rate for the year. Our estimated annual effective tax rate may fluctuate for a variety of reasons, including the following:

•       changes in forecasted annual operating income;

•       changes to the valuation allowance on net deferred tax assets;

•       changes to actual or forecasted permanent differences between book and tax reporting;

•       impacts from future tax settlements with state, federal or foreign tax authorities; or

•  impacts from tax law changes.

Our stock price may remain volatile.

The trading price of our common stock has fluctuated significantly in the past. Changes in our business operations or prospects, regulatory considerations, general market and economic conditions, or other factors may affect the price of our common stock. Many of these factors are beyond our control. The future trading price of our common stock is likely to be volatile and could be subject to wide price fluctuations in response to such factors, including:

•       actual or anticipated fluctuations in revenues or operating results, including revenue or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community;

•       developments in the SEC investigation that we announced on January 5, 2005;

•       announcements of technological innovations by us or our competitors;

•       developments with respect to our intellectual property rights, including patents, or those of our competitors;

•       fluctuations in demand for and sales of our products, which will depend on, among other things, the acceptance of our products in the marketplace and the general level of spending in the software industry;

•       rumors or dissemination of false and/or misleading information;

•       changes in management;

•       proposed and completed acquisitions or other significant transactions by us or our competitors;

•       introduction and success of new products or significant customer wins or losses by us or our competitors;

•       the mix of products and services sold by us;

•       the timing of significant orders by our customers;

•       conditions and trends in the software industry, or consolidation within the technology industry that may impact our customers, partners, suppliers or competitors;

•       adoption of new accounting standards affecting the software industry;

•       acts of war or terrorism; and

•  general market conditions.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Lawson or limit the price investors might be willing to pay for our stock.

Provisions in our amended and restated certificate of incorporation and bylaws, our stockholder rights plan and under Delaware law could make it more difficult for other businesses to acquire us, even if doing so would benefit our stockholders. Our amended and restated certificate of incorporation and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third-party:

•       advance notification procedures for matters to be brought before stockholder meetings;

•       a limitation on who may call stockholder meetings;

•       a prohibition on stockholder action by written consent; and

•       the ability of our board of directors to issue shares of preferred stock without a stockholder vote.

The issuance of stock under our stockholder rights plan could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. We are also subject to provisions of Delaware law that prohibit us from engaging in any business Combination with any “interested stockholder,” meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder unless various conditions are met, such as approval of the transaction by our board of directors. Any of these restrictions could have the effect of delaying or preventing a change in control.

Changes in the terms on which we license technologies from third-party vendors could result in the loss of potential revenues or increased costs or delays in the production and improvement of our products.

We license third-party software products that we incorporate into, or resell with, our own software products. For example, we incorporate Micro Focus International, Inc.’s software in many of our products and have reseller relationships with IBM, Business Software Incorporated, Business Objects, Hyperion Solutions Corporation and other businesses that allow us to resell their technology with our products. These licenses and other technology licenses are subject to periodic renewal and may include minimum sales requirements. A failure to renew or early termination of these licenses or other technology licenses could adversely impact our business. If any of the third-party software vendors change their product offerings or terminate our licenses, we may lose potential revenues and may need to incur additional development costs and seek alternative third-party relationships. In addition, if the cost of licensing any of these third-party software products significantly increases, or if there is a change in the relative mix of products we offer, our gross profits could significantly decrease. We rely on existing relationships with software vendors who are also competitors. If these vendors change their business practices, we may be compelled to find alternative vendors with complementary software, which may not be available on attractive terms or at all, or may not be as widely accepted or as effective as the software provided by our existing vendors. Our relationships with these and other third-party vendors are an important part of our business and a deterioration of these relationships could adversely impact our business and operating results.

A deterioration in our relationship with resellers, systems integrators and other third parties that market and sell our products could reduce our revenues.

Our ability to achieve revenue growth will depend in large part on adding new partners to expand our sales channels, as well as leveraging our relationships with existing partners. If our relationships with these resellers, system integrators and strategic and technology partners deteriorate or terminate, we may lose important sales and marketing opportunities. Our reseller arrangements may from time to time give rise to disputes regarding marketing strategy, sales of competing products, exclusive territories, payment of fees and customer relationships, which could negatively affect our business or result in costly litigation.

Our current and potential customers often rely on third-party systems integrators to implement and manage new and existing applications. These systems integrators may increase their promotion of competing enterprise software applications, or may otherwise discontinue their relationships with us.

We also may enter into joint arrangements with strategic partners to develop new software products or extensions, sell our software as part of integrated products or serve as an application service provider for our products. Our business may be adversely affected if these strategic partners change their business priorities or experience difficulties in their operations, which in either case causes them to terminate or reduce their support for the joint arrangements. Furthermore, the financial condition of our channel partners impacts our business. If our partners are unable to recruit and adequately train a sufficient number of consulting personnel to support the implementation of our software products, or they otherwise do not adequately perform implementation services, we may lose customers. Our relationships with resellers, systems integrators and other third-party vendors are an important part of our business, and a deterioration of these relationships could adversely impact our business and operating results.

Our programs are deployed in large and complex systems and may contain defects that are not detected until after our programs have been installed, which could damage our reputation and cause us to lose customers or incur liabilities.

Our software programs are often deployed in large and complex computer networks. Because of the nature of these programs, they can only be fully tested for reliability when deployed in networks for long periods of time. Our software programs may contain undetected defects when first introduced or as new versions are released, and our customers may discover defects in our products, experience corruption of their data or encounter performance or scaling problems only after our software programs have been deployed. As a consequence, from time to time we have received customer complaints following installation of our products. We are currently a defendant in several lawsuits where customers have raised these types of issues with our products and services. In addition, our products are combined with products from other vendors. As a result, should problems occur, it may be difficult to identify the source of the problem. Software and data security are becoming increasingly important because of regulatory restrictions on data privacy and the significant legal exposures and business disruptions stemming from computer viruses and other unauthorized entry or use of computer systems. These conditions increase the risk that we could experience, among other things:

•       loss of customers;

•       damage to our brand reputation;

•       failure to attract new customers or achieve market acceptance;

•       diversion of development and services resources; and

•       legal actions by our customers or government regulators.

In addition, we may not be able to avoid or limit liability for disputes relating to product performance, software security or the provision of services. The occurrence of any one or more of the foregoing factors could cause us to experience losses, incur liabilities and adversely affect our operating results.

If our customers lose confidence in the security of data on the Internet, our revenues could be adversely affected.

Maintaining the security of computers and computer networks is an issue of critical importance for our customers. Attempts by experienced computer programmers, or hackers, to penetrate client network security or the security of web sites to misappropriate confidential information are currently an industry-wide phenomenon that affects computers and networks across all platforms. Despite efforts to address these risks, actual or perceived security vulnerabilities in our products (or the Internet in general) could lead some customers to seek to reduce or delay future purchases or to purchase competitors’ products which are not Internet-based applications. Customers may also increase their spending to protect their computer networks from attack, which could delay adoption of new technologies. Any of these actions by customers could adversely affect our revenues.

We may be required to undertake a costly redesign of our products if third- party software development tools become an industry standard or cause obsolescence of our toolsets.

Several companies have focused on providing software development tools and each of them is attempting to establish its own tools as the accepted industry standard. If a software product were to emerge as a clearly established and widely accepted industry standard or if rising expectations of toolsets of applications cause our toolsets to become obsolete, we may not be able to adapt our tools appropriately or rapidly enough to satisfy market demand. In addition, we could be forced to abandon or modify our tools or to redesign our software products to accommodate the new industry standard. This would be expensive and time-consuming and may adversely affect results of operations and the financial condition of our business. Our failure to drive or adapt to new and changing industry standards or third-party interfaces could adversely affect sales of our products and services.

We may be unable to identify or complete suitable acquisitions and investments; and any acquisitions and investments we do complete may create business difficulties or dilute our stockholders.

As part of our business strategy, we intend to pursue strategic acquisitions. We may be unable to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot provide assurance that we will be able to make acquisitions or investments on commercially acceptable terms. If we acquire a company, we may incur losses in the operations of that company and we may have difficulty integrating its products, personnel and operations into our business. In addition, its key personnel may decide not to work for us. We may also have difficulty integrating acquired businesses, products, services and technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our operating results. We may also incorrectly judge the value or worth of an acquired company or business. Furthermore, we may incur significant debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of equity securities may be dilutive to our stockholders. If the products of an acquired company are not successful, those remaining assets could become impaired, which may result in an impairment loss that could materially adversely impact our financial position and results of operations.

We currently do not compete in the software “on demand” or application service provider markets.

Some businesses choose to access enterprise software applications through hosted “on demand” services or application service providers who distribute enterprise software through a hosted subscription service. We do not currently have our own “on demand” hosting program for our products and have had limited success with channel partners who serve as application service providers for customers. If these alternative distribution models gain popularity, we may not be able to compete effectively in this environment.

In the event our products infringe on the intellectual property rights of third parties, our business may suffer if we are sued for infringement or cannot obtain licenses to these rights on commercially acceptable terms.

We are subject to the risk of adverse claims and litigation alleging infringement by us of the intellectual property rights of others. Many participants in the technology industry have an increasing number of patents and patent applications and have frequently demonstrated a readiness to take legal action based on allegations of patent and other intellectual property infringement. Further, as the number and functionality of our products increase, we believe that we may become increasingly subject to the risk of infringement claims. If infringement claims are brought against us, these assertions could distract management and we may have to expend potentially significant funds and resources to defend or settle such claims. If we are found to infringe on the intellectual property rights of others, we could be forced to pay significant license fees or damages for infringement.

If one of our developers embedded open source components into one of our products, without our knowledge or authorization, our ownership and licensing of that product could be in jeopardy. Depending on the open source license terms, the use of an open source component could mean that all products delivered with that open source component become part of the open source community. In that case, we would not own those delivered products and could not charge license fees for those products. We currently take steps to train our developers and monitor the content of products in development, but there is no assurance that these steps will always be effective.

As part of our standard license agreements, we agree to indemnify our customers for some types of infringement claims under the laws of the United States and some foreign jurisdictions that may arise from the use of our products. If a claim against us were successful, we may be required to incur significant expense and pay substantial damages, as we are unable to insure against this risk. Even if we were to prevail, the accompanying publicity could adversely impact the demand for our software. Provisions attempting to limit our liability in our standard agreements may be invalidated by unfavorable judicial decisions or by federal, state, local or foreign laws or ordinances.

If the open source community expands into enterprise application software, our license fee revenues may decline.

The open source community is comprised of many different formal and informal groups of software developers and individuals who have created a wide variety of software and have made that software available for use, distribution and modification, often free of charge. Open source software, such as the Linux operating system, has been gaining in popularity among business users. If developers contribute enterprise application software to the open source community, and that software has competitive features and scale to support business users in our markets, we will need to change our product pricing and distribution strategy to compete.

It may become increasingly expensive to obtain and maintain liability insurance.

We contract for insurance to cover several, but not all, potential risks and liabilities. In the current market, insurance coverage is becoming more restrictive, and, when insurance coverage is offered, the deductible for which we are responsible is larger. In light of these circumstances, it may become more difficult to maintain insurance coverage at historical levels, or if such coverage is available, the cost to obtain or maintain it may increase substantially. This may result in our being forced to bear the burden of an increased portion of risks for which we have traditionally been covered by insurance, which could negatively impact our results of operations.

We have limited protection of our intellectual property and, if we fail to adequately protect our intellectual property, we may not be able to compete.

We consider certain aspects of our internal operations, software and documentation to be proprietary, and rely on a combination of contract, copyright, trademark and trade secret laws to protect this information. In addition, to date, we hold one patent and have filed several patent applications. Outstanding applications may not result in issued patents and, even if issued, the patents may not provide any competitive advantage. Existing copyright laws afford only limited protection. Our competitors may independently develop technologies that are less expensive or better than our technology. In addition, when we license our products to customers, we provide source code for many of our products. We may also permit customers to obtain access to our other source code through a source code escrow arrangement. This access to our source code may increase the likelihood of misappropriation or other misuse of our intellectual property. In addition, the laws of some countries in which our software products are or may be licensed do not protect our software products and intellectual property rights to the same extent as the laws of the United States of America. Defending our rights could be costly.

Business disruptions may interfere with our ability to conduct business.

Business disruptions could affect our future operating results. Our operating results and financial condition could be adversely affected in the event of a security breach, major fire, war, terrorist attack or other catastrophic event. Impaired access or significant damage to our data center at our headquarters in St. Paul, Minnesota due to such an event could cause a disruption of our information, research and development, and customer support systems and loss of financial data and certain customer data, which could adversely impact results of operations and business financial conditions.

We have limited experience with offshore outsourcing.

To help improve margins and gain operational efficiencies, many software companies have outsourced portions of their software development and software services to businesses located in India or other parts of the world. In February 2004, we entered into an offshore agreement with a third-party based in India to provide certain software support services for our products. We have recently expanded our efforts to use this third party to assist us in providing lower cost implementation services for customers. We have limited experience with these types of outsourcing and may be unable to achieve the anticipated economic efficiencies expected of this arrangement.

There are a large number of shares that may be sold in the market, which may depress our stock price.

A substantial number of shares of our common stock are held by our founders, their family members, a pre-initial public offering investor, current or former employees, officers or directors. Sale of a portion of these shares in the public market, or the perception that such sales are likely to occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

Control by existing shareholders could significantly influence matters requiring stockholder approval.

As of August 31, 2005, our executive officers, directors, and affiliated entities, in the aggregate, beneficially owned 16.6% of our outstanding common stock. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by stockholders, including the election of directors and the approval of mergers or other business Combinations. Sale of a portion of these shares in the public market, or the perception that such sales are likely to occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. In addition, certain of our stockholders have agreed to irrevocable undertakings with Intentia, under which those shareholders have given their proxy to affiliates of Intentia to vote an aggregate of 34,967,320 of our shares in favor of the proposed acquisition of Intentia.

Financial outlook.

From time to time in press releases and otherwise, we may publish forecasts or other forward-looking statements regarding our future results, including estimated revenues or net earnings. Any forecast of our future performance reflects various assumptions. These assumptions are subject to significant uncertainties, and as a matter of course, any number of them may prove to be incorrect. Further, the achievement of any forecast depends on numerous risks and other factors (including those described in this discussion), many of which are beyond our control. As a result, we cannot provide assurance that our performance will be consistent with any management forecasts or that the variation from such forecasts will not be material and adverse. Current and potential stockholders are cautioned not to base their entire analysis of our business and prospects upon isolated predictions, but instead are encouraged to utilize our entire publicly available mix of historical and forward-looking information, as well as other available information affecting us, our products and services, and the software industry when evaluating our prospective results of operations.

Risks Relating to Intentia’s Business

Most, if not all of the risk factors relating to Lawson’s business prior to the Exchange Offer discussed above, also apply to the business of Intentia because of the similarities in the companies’ operating profiles. You should carefully consider those risks along with the following risks prior to deciding how to vote your Lawson shares on the matters disclosed in this Proxy Statement/Prospectus or whether to tender your Shares and/or Warrants in the Exchange Offer, as applicable.

Intentia’s global operations make Intentia subject to increased risk regarding currency exchange rate fluctuations.

As a result of Intentia’s global sales and operations, Intentia is exposed to risks associated with foreign currency transactions insofar as it might receive or be required to make contract payments in Euros, British pounds or U.S. dollars for sales and liabilities recorded in SEK. As the net positions of Intentia’s foreign currency transactions fluctuate, its earnings might be negatively affected. Changes in the value of the Euro, British pound or U.S. dollar as compared to the SEK might have an adverse effect on Intentia’s reported results of operations and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement/Prospectus and the documents incorporated by reference herein contain “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this Proxy Statement/Prospectus referring to Lawson or Intentia or may be incorporated in this Proxy Statement/Prospectus by reference to other documents and may include statements regarding the period following completion of the Exchange Offer. These statements are intended to take advantage to the extent applicable of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are based on current projections about operations, industry, financial condition and liquidity. Words such as “may,” “will,” “should,” “plan,” “predict,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the Exchange Offer or our businesses, identify forward-looking statements. You should note that the discussion of Lawson’s and Intentia’s reasons for the Exchange Offer and the description of Lawson’s and Intentia’s financial advisors’ opinions contain many forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this Proxy Statement/Prospectus. In addition, any statements that refer to expectations, projections or other characterizations or future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

Enterprise resource planning companies operate in a highly competitive, constantly changing environment that is significantly influenced by aggressive marketing and pricing practices of competitors and organizations that have resulted from business Combinations. The following is a summary of factors, the results of which, either individually or in Combination, if markedly different from our planning assumptions, could cause our results to differ materially from those expressed in any forward-looking statements contained or incorporated by reference in this Proxy Statement/Prospectus:

•       uncertainties in the software industry;

•       global military conflicts;

•       terrorist attacks in the United States, and any future events in response to these developments;

•       changes in conditions in Lawson’s targeted service industries;

•       the combined business’ ability to integrate operations and retain key personnel;

•       satisfaction of conditions to closing of the Combination, including regulatory approvals;

•       changes in the demand for business process enterprise resource planning, particularly in light of competitive offerings;

•       the timely availability and market acceptance of new products and upgrades;

•       the impact of competitive products and pricing;

•       the discovery of undetected software errors;

•       the combined business’ ability to realize the synergies and operating efficiencies anticipated from the Combination;

•       changes in the financial condition of the combined business’ major commercial customers;

•       the combined business’ future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends; and

•       other risk factors listed in the section of this Proxy Statement/Prospectus entitled “Risk Factors” beginning on page 57 of this Proxy Statement/Prospectus, and as included in other reports which Lawson files from time to time with the Securities and Exchange Commission. Lawson urges all interested parties to read these reports to gain a better understanding of the many business and other risks that Lawson faces.

The above list is not intended to be exhaustive and there may be other factors that would preclude us from realizing the predictions made in the forward-looking statements. Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Lawson shareholders and Intentia shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this Proxy Statement/Prospectus, the date of the financial advisors’ opinions or the date of any document incorporated by reference. Lawson also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Lawson believes that such comparisons cannot be relied upon as indicators of future performance.

All subsequent written and oral forward-looking statements concerning the Exchange Offer or other matters addressed in this Proxy Statement/Prospectus and attributable to Lawson or Intentia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Lawson nor Intentia undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this Proxy Statement/Prospectus or to reflect the occurrence of unanticipated events.

PROPOSAL ONE: RESTRUCTURING OF LAWSON EFFECTED BY MERGER OF LAWSON SOFTWARE AND LAWSON ACQUISITION

Lawson is seeking stockholder adoption of the Merger Agreement and approval of the Merger of Lawson Acquisition, Inc., a wholly-owned subsidiary of Lawson Holdings, Inc., with and into Lawson Software, Inc. The Merger effects an internal restructuring by which Lawson Software will become a wholly-owned subsidiary of Lawson Holdings. Each share of Lawson Software’s outstanding common stock will be converted, on a one share for one share basis, into a share of Lawson Holdings common stock, and each share of Lawson Acquisition’s outstanding common stock will be converted, on a one share for one share basis, into a share of Lawson Software common stock. Lawson Holdings will become the public company listed on the Nasdaq National Market with the same capitalization, certificate of incorporation and bylaws as Lawson Software, will be renamed Lawson Software, Inc. and will assume all of Lawson Software’s obligations under existing stock option plans or grants.

Completion of the Restructuring is conditioned on the satisfaction or waiver of all conditions to the Exchange Offer. The Exchange Offer will be made by Lawson Holdings, and the consideration under the Exchange Offer will be newly issued shares of Lawson Holdings common stock. Upon completion of the Merger and the Exchange Offer, Lawson Holdings will serve as a holding company for the combined business currently conducted by Lawson Software, which will be renamed Lawson Software Americas, Inc., and Intentia, which will be renamed Lawson International AB.

Our board of directors has approved the Merger and adopted the Merger Agreement. Additionally, our board of directors has directed that the proposal be submitted to the vote of the stockholders at the annual meeting.

Reasons for the Restructuring

Lawson Software and Intentia intend that the Merger and the Exchange Offer, considered together, will qualify as an exchange described in Section 351 of the Internal Revenue Code for United States federal income tax purposes. In connection with the Exchange Offer and as a preliminary step to effecting the Merger, Lawson Software will carry out the Restructuring to create a holding company structure.

Certain Effects of the Restructuring

Effect on Stockholders’ Rights

The Restructuring of Lawson Software, Inc. into the wholly-owned subsidiary of a holding company, Lawson Holdings, will not entail the issuance or redemption of any shares of Lawson capital stock. Lawson’s outstanding capital stock will not be affected by the proposed internal Restructuring. The stockholders of Lawson Software will continue as stockholders of Lawson Holdings, with the same voting, dividend and liquidation rights and ownership interests as before. As a result of the Restructuring, the stockholders will not directly elect the directors of any subsidiary, including Lawson Software and Intentia (in the event of the successful completion of the Exchange Offer). Notwithstanding that fact, however, the overall management of the affairs and operations of Lawson Holdings will be under the direction of the board of directors of the combined business, initially as described under “Board of Directors” on page 130, and upon the first annual stockholders meeting after completion of the Exchange Offer, elected by the stockholders of Lawson Holdings after completion of the Exchange Offer.

Effect on Lawson’s Financial Statements

For financial accounting and reporting purposes, Lawson Software will be fully consolidated with Lawson Holdings. The net income from Lawson Holdings’ subsidiaries, reflected as income on its consolidated financial statements, will finance growth or be available for the payment of dividends to the stockholders of Lawson Holdings to the extent the holding company has received dividends or other distributions from its subsidiaries. The Restructuring is not expected to otherwise have any material financial implications for Lawson.

Other Effects on Lawson and Stockholders

Consummation of the Restructuring, by itself and apart from the Exchange Offer, is not expected to result in any material change in the overall operations of Lawson or the location of its facilities. Similarly, by itself and apart from the Exchange Offer, the Restructuring will not result in any change in the current membership of Lawson’s board of directors, though the composition of Lawson Holdings’ board of directors and its executive officers will change as a result of the terms of the Transaction Agreement if the Exchange Offer is completed.

As discussed above under “Effect on Stockholders’ Rights,” stockholders of Lawson Software will not be entitled to elect the directors of the subsidiaries. Instead the stockholders of Lawson Holdings will elect the directors of the holding company, who will have overall responsibility for the management of the holding company and its subsidiaries, including Lawson Software and Intentia (in the event of the successful completion of the Exchange Offer). Similarly, the stockholders’ statutory right to inspect the books and records of Lawson Holdings under applicable Delaware law may not extend to the books and records of its subsidiaries. However, because the holding company will be a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, information regarding the subsidiaries of Lawson Holdings will be available to stockholders without resort to the statutory right to inspect their books and records.

Additionally, stockholders of Lawson Holdings will not be entitled to approve the sale, lease or exchange of all or substantially all of the property and assets of subsidiaries, including Lawson Software and Intentia (in the event of the successful completion of the Exchange Offer), unless the sale, lease or exchange involves property or assets comprising all or substantially all of the property or assets of Lawson Holdings.

While the Restructuring does not create any conflict of interests between Lawson and its stockholders, in the event that any of the subsidiaries, through public or private sale, should be owned in part by persons other than Lawson Holdings or its stockholders, conflicts could arise. However, management has no present intention to effect a public or private sale of a part ownership of any of the holding company’s subsidiaries.

The principal executive offices of Lawson Holdings, which will be renamed Lawson Software, Inc. will continue to be located at 380 St. Peter Street, St. Paul, Minnesota 55102, telephone (651) 767-7000.

Excerpt from the Certificate of Incorporation and Bylaws for Lawson Holdings

Following the Restructuring, Lawson Holdings will be governed by charter documents that are substantially identical to those of Lawson Software. The Amended and Restated Certificate of Incorporation that will be adopted by Lawson Holdings prior to the Restructuring and Bylaws include provisions to the following effect:

Company name

The name of the corporation is Lawson Holdings, Inc.

Registered office

The address of the registered office of Lawson Holdings in the State of Delaware, where it is incorporated, is Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, County of New Castle.

Purpose

The purpose of Lawson Holdings is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

Authorized capital

The total number of shares of all classes of capital stock which Lawson Holdings shall have the authority to issue is 800,000,000, of which (i) 750,000,000 shares shall be designated common stock and shall have a par value of USD 0.01 per share; and (ii) 50,000,000 shares shall be designated preferred stock and shall have a par value of USD 0.01 per share. The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The shares of preferred stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

All shares of common stock shall be identical and shall entitle the holders thereof to the same rights and privileges. When and as dividends are declared on the common stock, whether payable in cash, in property or in securities of Lawson Holdings, the holders of the common stock shall be entitled to share equally, share for share, in such dividend. The holders of common stock shall be entitled to vote on all matters to be voted on by the stockholders of Lawson Holdings, except for matters on which holders of preferred stock are entitled by statute or board resolution to a separate vote. On all matters to be voted on by holders of common stock, the holders shall be entitled to one vote for each share.

Board of Directors

The number of directors of Lawson Holdings shall be fixed from time to time by the board of directors; provided however, that such number shall be not less than one (1) and not more than twelve (12). The director shall be elected for a term of one (1) year and until his or her successor has been duly elected, or if earlier, the director dies, resigns or is removed. The directors shall be elected annually at the annual meeting of stockholders. If the office of any director becomes vacant, due to a decision to increase the number of directors or otherwise, the remaining directors in office, though less than a quorum by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his successor shall be duly chosen. If the number of directors shall be reduced, it shall have no effect on the term for the incumbent directors.

Stockholder Meetings

Meetings of the stockholders may be held within or without the State of Delaware, as the Amended and Restated Bylaws may provide. Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat, either personally or by mail, not less than ten (10), not more than sixty (60), days before the date of the meeting. The business to be transacted at any annual or special meeting shall be limited to business which is properly brought before the meeting, meaning (i) specified in the notice of the meeting given by the board of directors, (ii) otherwise brought before the meeting by order of the board of directors, or (iii) otherwise properly brought before an annual meeting by a stockholder.

Fiscal Year

The fiscal year of Lawson Holdings shall be determined by resolution of the board of directors. The fiscal year currently runs from June 1st up to and including May 31st.

Record Date for Stockholder Meetings

In accordance with Delaware General Corporation Law, Lawson Holdings may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Other Information

Lawson Holdings, Inc. is a corporation incorporated under the laws of the State of Delaware, with its registered office in Wilmington, Delaware, United States. The Certificate of Incorporation of Lawson Holdings, Inc. was filed with the Secretary of State of the State of Delaware on June 1, 2005, and will be amended and restated as described above prior to the Restructuring. The Bylaws were adopted on June 2, 2005. Lawson Holdings, Inc. was established for the sole purpose of effecting the Restructuring and currently conducts no business.

Name Change

If the Exchange Offer is completed, Lawson Holdings intend to file a Certificate of Amendment with the Secretary of State of the State of Delaware to change its name to Lawson Software, Inc. A vote in favor of proposal one will authorize the filing of such Certificate of Amendment to effect the name change.

Material United States Federal Income Tax Consequences (see page 118)

Lawson Software and Intentia intend that the Merger and Exchange Offer, considered together, will qualify as an exchange described in Section 351 of the Internal Revenue Code for United States federal income tax purposes.

Conditions to Implementation of the Restructuring Proposal

In addition to being subject to approval of the stockholders and the satisfaction or waiver of all the conditions to the Exchange Offer, the proposed Restructuring is subject to Lawson’s receipt of any necessary consents of lenders, lessors and other parties. No federal or state regulatory requirements must be complied with, nor must any governmental approval be obtained.

Required Vote and Recommendation of Board of Directors

The minimum vote which will constitute stockholder approval shall be a majority of all outstanding shares of Lawson Software common stock. Proxies solicited by management for which no specific direction is included will be voted “FOR” the approval of the Merger and adoption of the Merger Agreement. A properly executed proxy card marked “abstain” with respect to this proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. If you do not sign and send in the proxy card, do not vote using the telephone or Internet, or do not vote at the annual meeting, it will have the effect of a negative vote. If you hold your Lawson shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to this proposal. Thus, if you do not give your broker or nominee special instructions, your shares may not be voted on this matter and will have the effect of a negative vote. The board of directors recommends a vote “FOR” approval of Merger and adoption of the Merger Agreement.

PROPOSAL TWO: ISSUANCE OF LAWSON HOLDINGS SHARES IN EXCHANGE OFFER

Lawson is seeking stockholder approval of the issuance of that number of shares of its common stock sufficient to consummate the Exchange Offer described below, as required by The Nasdaq Stock Market marketplace rule 4350(i)(1)(D)(ii).

Our board of directors has approved the acquisition, pursuant to the Exchange Offer, of all of the outstanding Shares and Warrants, in exchange for shares of our common stock. Additionally, in connection with the Exchange Offer, our board of directors has approved the issuance of that number of shares of our common stock necessary to consummate the Exchange Offer and has directed that the proposal be submitted to the vote of the stockholders at the annual meeting.

Nasdaq Requirements

Nasdaq rules require the approval of our stockholders prior to the issuance of additional shares of our common stock in any transaction if,

(1)         the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or

(2)         the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

As of September 30, 2005, there were 102,268,957 shares of our common stock outstanding and 17,965,038 shares reserved for issuance upon exercise of outstanding options. If we were to acquire 100% of the outstanding Shares and Warrants, it is currently estimated that approximately 81 million additional shares of our common stock would be issued, representing an increase of up to 79% over our currently outstanding shares of common stock. The issuance of the shares of our common stock will allow us to conduct and consummate the Exchange Offer discussed below.

Impact of Issuance on Existing Stockholders

Lawson’s existing common stockholders will have rights which are equal to those of the holders of the newly-issued common stock. In determining whether to vote for this proposal, stockholders should consider that they are subject to the risk of substantial dilution to their interests which will result from the issuance of shares of common stock, and that as a result of the issuance of such common stock, the current stockholders will own a smaller percentage of the outstanding common stock of Lawson. Immediately following the completion of the Exchange Offer with Intentia shareholders, assuming that all outstanding Intentia Series A and Series B shares and Warrants are tendered into the Exchange Offer, we estimate that Intentia shareholders will hold approximately 43.25% of Lawson’s estimated total shares of common stock outstanding after the Exchange Offer, calculated on a fully diluted basis using the treasury method.

Registration Under the Securities Act of 1933

The shares to be issued in the Exchange Offer will be registered under the Securities Act of 1933, as amended. Shares received in the Exchange Offer and held by nonaffiliates of Lawson subsequent to the closing of the Exchange Offer shall be freely saleable and not subject to the registration requirements of the Securities Act.

Required Vote and Recommendation of Board of Directors

The minimum vote which will constitute stockholder approval shall be a majority of the shares of Lawson common stock represented in person or by proxy and entitled to vote on the proposal. Proxies solicited by management for which no specific direction is included will be voted “FOR” the approval of the issuance and exchange of up to 81 million shares of common stock in the Exchange Offer described above. A properly executed proxy card marked “abstain” with respect to this proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. If you abstain, do not sign and send in the proxy card, do not vote using the telephone or Internet, or do not vote at the annual meeting, it will not affect the outcome of the proposal, assuming that there is a quorum. If you hold your Lawson shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to this proposal. Thus, if you do not give your broker or nominee special instructions, your shares may not be voted on this matter and will not be counted in determining the number of shares necessary for approval of this proposal. However, shares represented by such “broker non votes” will be counted in determining whether there is a quorum. The board of directors recommends a vote “FOR” approval of the issuance and exchange of up to 81 million shares of Lawson’s common stock.

THE EXCHANGE OFFER

The Exchange Offer

Following discussions and negotiations between Lawson and Intentia regarding a Combination with Intentia, the Lawson board of directors resolved on June 2, 2005 to make a public offer to the shareholders of Intentia to exchange their issued and outstanding Intentia Series A and Series B shares, referred to as the Shares, and outstanding warrants to purchase Series B shares, referred to as the Warrants, for shares of Lawson common stock. In connection with the Exchange Offer and subject to its completion, Lawson anticipates that it will make an offer to purchase all outstanding Intentia 5% Subordinated Convertible Notes due 2006, referred to as the Notes, and collectively with the Shares and the Warrants, referred to as the Intentia Securities, of Intentia for a cash payment equal to the principal amount of each outstanding Note, plus accrued but unpaid interest, if any, to the end of the acceptance period of the Notes, referred to as the Note Consideration. The board of directors of Intentia resolved the same day to recommend that Intentia shareholders accept the exchange of the Shares and Warrants pursuant to the offer, referred to as the Exchange Offer, and publicly announced the Exchange Offer by issuing joint press releases in Sweden and the U.S. Lawson Software and Intentia intend that the Merger and the Exchange Offer, considered together, will qualify as an exchange described in Section 351 of the Internal Revenue Code for United States federal income tax purposes.

To effect the proposed Combination, Lawson is offering 0.5061 of a newly issued share of Lawson common stock for each Intentia Series A share outstanding, referred to as the A Share Exchange Ratio, 0.4519 of a newly issued share of Lawson common stock for each Intentia Series B share outstanding, referred to as the B Share Exchange Ratio, and 0.2157 of a newly issued share of Lawson common stock for each Warrant, referred to as the Warrant Exchange Ratio. The Note Consideration will only be paid after the conditions to the Exchange Offer are satisfied or, to the extent permissible, waived and in no event earlier than the expiration date of the acceptance period for the Exchange Offer. See the section entitled “Terms of the Exchange Offer” on page 110.

Assuming that all outstanding Shares and Warrants are tendered into the Exchange Offer, Lawson currently estimates that approximately 81 million shares of Lawson common stock will be issued to Intentia shareholders and warrant holders. The issuance of shares of Lawson common stock is subject to approval by the Lawson stockholders at the annual meeting.

Based on the closing price of Lawson common stock on Nasdaq on June 1, 2005 of USD 5.95 and an exchange rate of SEK 7.4735 to USD 1.00 on June 1, 2005, the Exchange Offer corresponds to a value of approximately SEK 22.51 for each Intentia Series A Share tendered, SEK 20.10 for each Intentia Series B share tendered and SEK 9.59 for each Intentia Warrant. The maximum number of shares of Lawson common stock that may be issued as a result of the Exchange Offer is approximately 81 million.

The complete terms and conditions for the Exchange Offer are set forth on pages 110 through 112.

The Series B shares are listed on the O-list of the Stockholm Stock Exchange. At a value of SEK 22.51 per Series A share and SEK 20.10 per Series B share, the Exchange Offer represents a premium of approximately 55% and 38%, respectively, over the Intentia Series B share closing price on the Stockholm Stock Exchange on June 1, 2005 of SEK 14.55.

The board of directors of Intentia unanimously recommends that holders of Shares and Warrants accept the Exchange Offer. As a result of the Exchange Offer, assuming acceptance by all holders of Shares and Warrants and if Lawson acquires all Shares and Warrants pursuant to the Irrevocable Undertakings described on page 129, holders of Shares and Warrants will hold approximately 43.25% of the combined business, calculated on a fully diluted basis using the treasury method.

Lawson does not own or control, and during the six-month period immediately preceding the announcement of the Exchange Offer, has not acquired ownership or control of any Intentia securities or other securities entitling it to acquire Intentia securities, with the exception of the Irrevocable Undertakings described in this section under “Principal Agreements—Irrevocable Undertakings” on page 129.

Background of the Exchange Offer

Both Lawson and Intentia continually evaluate strategic opportunities as part of their evaluation of changes in the software industry and evaluate opportunities to strengthen their respective businesses.

Lawson’s strategic objective has been to become a leader in the development, distribution, support and service of enterprise resource planning software. In this regard, Lawson has been looking to expand its product offerings and geographies within the enterprise resource planning marketplace. Lawson management believes that an increased range of products will enable it to increase its market share and presence worldwide, particularly in Europe and Asia. As a key element of its execution of this strategy, Lawson has, from time to time, explored possible acquisitions of complementary businesses and technologies to expand product offerings and market presence. Lawson’s previous acquisitions include the 2003 acquisitions of all of the outstanding capital stock of Apexion for USD 8.0 million in cash, all of the outstanding capital stock of Closedloop for USD 4.2 million in cash and all of the outstanding capital stock of Numbercraft for USD 3.7 million in cash; and the 2002 acquisitions of certain assets of Armature Holdings Ltd. for USD 7.8 million in cash and all of the outstanding capital stock of Keyola Corporation for USD 5.0 million in cash; and the 2001 acquisition of the outstanding securities of Account4, Inc. for USD 31.3 million including the repayment of assumed debt.

Intentia’s strategy has been to become a leading supplier of applications and services in the enterprise resource planning applications market. Intentia has focused primarily on maintaining and upgrading its product offering and providing efficient and effective services. Intentia has also from time to time explored potential acquisitions to increase its presence in the enterprise resource planning applications market. At an Intentia board meeting in the fall of 2004 the Intentia board directed William Chisholm (a member of Intentia’s board of directors and a Lead Partner in Symphony Technology Group, an affiliate of one of Intentia’s largest shareholders) to explore current strategic opportunities and report back to the full Intentia board.

On January 10, 2005, Robert Barbieri (Lawson’s Executive Vice President and Chief Financial & Performance Officer) had a telephone conversation with Mr. Chisholm to discuss the industry and ways in which the companies could work together, including the possibility of a Combination. Mr. Barbieri and Mr. Chisholm were familiar with each other because of Lawson’s and Intentia’s participation in the same industry, although the two companies had no prior formal relationship. During this telephone conversation, both parties agreed to have an introductory meeting on January 14, 2005.

On January 14, 2005, David Kercher (Lawson’s former Senior Vice President of Corporate Development) and Mr. Barbieri met in Minneapolis with Dr. Romesh Wadhwani (Chairman of Intentia’s board of directors and Lead Partner of Symphony Technology Group) and Mr. Chisholm. The purpose of this initial meeting was to determine if there was mutual interest in a potential business Combination between Lawson and Intentia. The discussions related to potential benefits of combining the two companies, the status of the current enterprise resource planning market and both parties’ preliminary valuation considerations and expectations. As part of this meeting, the parties agreed to continue discussions.

On February 3, 2005, Bertrand Sciard (Intentia’s Chief Executive Officer), communicated with each of the Intentia board members regarding the status of discussions with Lawson and received authorization to enter into a confidentiality agreement with Lawson and proceed with preliminary due diligence.

On February 4, 2005, both parties executed a confidentiality agreement governing the exchange of confidential information in the course of discussing a potential business Combination.

On February 8, 2005, Lawson and representatives of Lehman Brothers participated in a telephone conference to discuss investment banking services related to the proposed transaction with Intentia. Also on February 8, 2005, the Intentia board was updated on communications between the parties and resolved to continue discussions.

During the period between February 9, 2005 and February 10, 2005, Lawson personnel, including Messrs. Barbieri and Kercher, Dean Hager (Lawson’s Executive Vice President and Chief Product Officer), David Larson (Lawson’s former Director of Corporate Development), and representatives from Lehman Brothers visited Intentia’s headquarters in Sweden to conduct preliminary business due diligence on Intentia. The preliminary due diligence focused on Intentia’s products and technology. During this visit, the Lawson team met with Mr. Chisholm and Intentia personnel, including Mr. Sciard, Arthur Gitajn (Intentia’s Chief Financial Officer), Lars Wadell (Intentia’s Controller), Franck Cohen (Intentia’s EMEA Manager), Allen Davies (Intentia’s Chief Marketing Officer) and Johan Berg (then Intentia’s Executive Vice President Worldwide Support). During this visit, Intentia personnel also conducted preliminary due diligence focused on Lawson’s products and technology through presentations from Lawson’s team and discussions with Lawson management. The preliminary business due diligence was primarily focused on Intentia’s products and technologies, as well as its product strategy. In addition, Intentia presented an overview of its respective operations, including historical financial results, organizational structure, customers and competition. At this meeting, the Lawson team provided similar information to the Intentia team. Both Lawson and Intentia decided to proceed with additional discussions and due diligence to learn more about each others products and technologies and businesses. During the period between February 9, 2005 and February 10, 2005, Messrs. Barbieri and Kercher, Hager and Larson also toured certain Intentia facilities outside of Stockholm.

On February 20, 2005, Intentia entered into an engagement letter with Deutsche Bank pursuant to which Deutsche Bank agreed to act as Intentia’s financial advisor for the proposed Combination.

During March 2005, representatives of Lawson and Intentia began discussions regarding the leadership of a combined company. In the course of these discussions, Jay Coughlan (Lawson’s former President and Chief Executive Officer) discussed with the Lawson board of directors his possible interest in pursuing alternative personal opportunities in the event of a transaction, due to the personal demands required of a CEO for the combined companies. Lawson and Intentia agreed to consider internal and external candidates for CEO of the combined companies.

During the period between March 3, 2005 and March 4, 2005, representatives of Lawson and Intentia met in Minneapolis, Minnesota. Lawson personnel, including Mr. Coughlan, Scott Meyer (Lawson’s former Chief Marketing Officer), Messrs. Barbieri, Kercher, Larson and Hager, and representatives from Lehman Brothers attended on behalf of Lawson. Intentia personnel, including Messrs. Gitajn, Davies, Cohen and Wadell, Mr. Chisholm and J. T. Treadwell of Symphony Technology Group and Deutsche Bank attended on behalf of Intentia. The purpose of this meeting was for Lawson and Intentia to continue its preliminary due diligence of each other’s operations, financial results, organization, products and technology through a series of presentations delivered by the Intentia and Lawson representatives and discuss potential synergies. At the conclusion of this meeting, the parties agreed that they would continue its due diligence review and to proceed with a meeting to discuss valuation methodology for a potential Combination of Lawson and Intentia.

On March 8, 2005, Messrs. Barbieri, Kercher and Larson and a representative from Lehman Brothers participated in a teleconference with Messrs. Gitajn and Chisholm and Wadell to continue discussions initiated during the March 3-4 meetings regarding Intentia’s operations and financial results, for the purposes of arriving at a valuation range for Intentia.

During the period between March 11, 2005 and May 31, 2005, representatives of Lawson’s legal advisors, Dorsey & Whitney LLP and Gernandt & Danielsson Advokatbyra KB, representatives of Lehman Brothers, representatives of Lawson’s financial diligence provider, as well as Lawson personnel, conducted due diligence of Intentia in Stockholm. Intentia made information available in a physical and virtual data room to facilitate the review of financial, accounting, legal and operational matters beginning April 12, 2005. Lawson was also assisted in its review of certain finance and tax matters by its financial diligence provider.

On March 13, 2005, the Intentia board received updates on discussions between the parties and resolved to pursue a proposed deal structure and continue due diligence.

On March 14, 2005, Messrs. Barbieri, Kercher and Larson and representatives from Lehman Brothers met with Mr. Chisholm and representatives of Deutsche Bank for preliminary negotiations of the exchange ratio of Lawson shares to be received by Intentia shareholders in a potential business Combination of Lawson and Intentia. The parties discussed hypothetical exchange ratios and the potential ownership interests of current Lawson stockholders and current Intentia shareholders in the combined business. The parties agreed that the final exchange ratio could not be determined until the due diligence process had been completed. During that meeting, the parties discussed the terms of a potential exchange offer for all of the Shares and Warrants as well as the composition of the combined business board of directors and break-up fees.

On March 17, 2005, the Lawson board met, along with representatives from Lehman Brothers, to discuss and evaluate the Exchange Offer terms negotiated. It was agreed and acknowledged that Lawson would proceed with due diligence review of Intentia to confirm the valuation discussions. At this meeting, the board requested that David Hubers, one of Lawson’s independent directors, monitor the discussions with Intentia regarding a potential transaction.

On March 20, 2005, the Intentia board of directors also met to review the proposed exchange offer transaction, including both proposed terms and proposed structure. The Intentia board received an interim due diligence update and agreed to continue the due diligence process and to engage legal and accounting advisors in connection with the proposed Exchange Offer.

On March 22, 2005, Messrs. Barbieri and Larson, and Bruce McPheeters (Lawson’s General Counsel) along with representatives from Lehman Brothers and Lawson’s financial diligence provider participated in a teleconference with Messrs. Gitajn, Wadell and Chisholm to discuss the process for preparing the required reconciliation of Intentia’s financial statements to generally accepted accounting principles in the United States, referred to as U.S. GAAP. On the same day, Messrs. Barbieri, Larson and McPheeters participated in a separate teleconference with Mr. Chisholm to discuss the process for completing Lawson’s due diligence review of Intentia and formulating a preliminary timeline for completion of the potential business Combination of Lawson and Intentia.

On March 23, 2005, Messrs. Barbieri, Larson and McPheeters, along with representatives from Lehman Brothers and Lawson’s financial diligence provider, held a teleconference with Mr. Chisholm, representatives of Intentia, including Mr. Gitajn, and representatives of Deutsche Bank and Intentia’s auditors to further discuss the process for reconciling Intentia’s financial statement to U.S. GAAP. The discussion focused on Intentia’s accounting policies and practices, the timing of the U.S. GAAP reconciliation and the personnel and resources necessary to complete the reconciliation.

On March 23 and 24, 2005, representatives of Lawson and Intentia held teleconferences to discuss a timeline for the proposed business Combination, the potential structure of, and legal issues regarding such a Combination and the process for drafting a non-binding term sheet with respect to the proposed Combination. Messrs. Barbieri, Larson and McPheeters, along with representatives from Dorsey & Whitney and Gernandt & Danielsson (both legal counsel to Lawson), Lehman Brothers and Skadden,

Arps, Slate, Meagher & Flom LLP (legal counsel to Lehman Brothers), participated in the teleconferences on behalf of Lawson. Mr. Chisholm and Niklas Bjorkqvist (Intentia’s General Counsel), along with representatives from Linklaters and O’Melveny & Myers LLP (both legal counsel to Intentia) and Deutsche Bank, participated in the teleconferences on behalf of Intentia.

During the period from late March to early April 2005, Lawson personnel, including Messrs. Barbieri and Larson, and representatives of Lehman Brothers and Lawson’s financial diligence provider held a series of teleconferences with Mr. Chisholm, together with Intentia personnel, including Messrs. Gitajn and Wadell, and representatives of Intentia’s auditors, Linklaters, Deutsche Bank and O’Melveny & Myers LLP to further discuss the reconciliation of Intentia’s financial statements to U.S. GAAP and Intentia’s accounting policies and practices. The parties also discussed the status of Lawson’s due diligence review of Intentia. Lawson made information available in a physical data room in St. Paul, Minnesota and a virtual data room to facilitate the due diligence review of Lawson by Intentia, and its financial and U.S. legal advisors.

On April 1, 2005, Spencer Stuart, a national executive recruiting firm, was engaged to conduct a global search for possible CEO candidates, and Lawson and Intentia agreed to share evenly the fees and expenses of such firm. During April and through the end of May 2005, representatives of Lawson and Intentia met with potential CEO candidates. During the same period, Mr. Coughlan continued to discuss his possible interest in alternative personal opportunities with members of the Lawson board of directors.

During the period from April 4, 2005 through May 18, 2005, representatives of Deutsche Bank, Intentia’s auditors and O’Melveny & Myers conducted due diligence reviews for Intentia, in part at Lawson’s headquarters. Representatives of Deutsche Bank engaged in further financial and business due diligence during this period, also in part at Lawson’s headquarters.

During early April 2005, Lawson expressed its desire that Intentia’s largest shareholders, Symphony Technology Group and Tennebaum Capital Partners, LLC, which each had representatives on the Intentia board of directors, support the potential Exchange Offer by entering into irrevocable undertakings to accept the Exchange Offer, if made, with respect to all of the Intentia securities held by such shareholders. Intentia sought similar irrevocable undertakings from the largest Lawson stockholders, H. Richard Lawson, the chairman of the board and a founder of Lawson, and John Cerullo and William Lawson Sr., also founders of Lawson. The respective undertakings of these Intentia and Lawson shareholders are referred to herein as the Irrevocable Undertakings. Until the execution of definitive documentation on June 2, 2005, the shareholders, Lawson, Intentia and their respective legal counsel negotiated the terms of the Irrevocable Undertakings. These negotiations focused on the direction of each shareholders’ obligation to support the Transaction.

During early April 2005, Mr. Hubers and Mr. Wadhwani had several discussions regarding potential terms for a possible transaction, including potential ranges of valuation, board composition and other matters.

In April 2005, Intentia’s board met three times to receive due diligence updates and to discuss the proposed Exchange Offer, including valuation.

During late April 2005, Dorsey & Whitney delivered initial drafts of the transaction agreement, referred to as the Transaction Agreement, which among other things included mutual restrictions on the parties to engage in discussions with third parties with respect to alternative acquisition proposals and provided for termination fees in certain circumstances, and a bidder’s press announcement, referred to as the Press Announcement, which set forth the terms and conditions of the Exchange Offer.

On April 20, 2005 Messrs. Barbieri, Kercher and Larson and James Sanderson (Lawson’s Director of Planning), along with representatives of Lehman Brothers and Lawson’s financial diligence provider, met in Stockholm with Mr. Chisholm, Intentia personnel, including Messrs. Sciard, Gitajn and Wadell, and representatives from Deutsche Bank. The parties discussed Intentia’s business and the status of the ongoing due diligence process.

During the period between April 24, 2005 and May 9, 2005, Lawson personnel, along with representatives from Lehman Brothers, Lawson’s financial diligence provider and Dorsey & Whitney, held several telephone conferences with Mr. Chisholm, Mr. Wadhwani and Intentia personnel, along with representatives of Deutsche Bank, Intentia’s auditors and O’Melveny & Myers, to exchange ongoing updates on the due diligence review process and the reconciliation of Intentia’s financial statements to U.S. GAAP.

On April 28, 2005, Intentia announced its financial results for its quarter ended March 31, 2005.

On April 29, 2005, Mr. Larson, along with representatives from Lehman Brothers and Lawson’s financial diligence provider, held a teleconference with Messrs. Gitajn, Wadell and Bjorkqvist, along with representatives of Deutsche Bank to further discuss Intentia’s financial results for quarter ended March 31, 2005 and Intentia’s business momentum for the remainder of the 2005 fiscal year.

During May 2005, there were ongoing negotiations regarding the terms and conditions of an Exchange Offer, including discussions on valuation issues, transaction structure, the form and contents of the Transaction Agreement and the Irrevocable Undertakings. Messrs. Barbieri, Kercher and Larson, as well as representatives of Lehman Brothers, Dorsey & Whitney and Gernandt & Danielsson participated in these negotiations for Lawson and Messrs. Wadhwani and Chisholm and representatives of Deutsche Bank, Linklaters and O’Melveny & Myers participated in these negotiations for Intentia. During these negotiations and discussions, several proposals for terms and conditions of the Exchange Offer, the Transaction Agreement and the Irrevocable Undertakings were exchanged between the parties.

On May 5, 2005, Lawson management personnel, including Messrs. Coughlan, Barbieri and Larson, Messrs. Chisholm, Wadhwani and Sciard, from Intentia, along with representatives from Lehman Brothers and Deutsche Bank, held a conference call with the Lawson board of directors to update them on Intentia’s financial results for the quarter ended March 31, 2005. The board engaged in a discussion with Lawson and Intentia management personnel on the impact of the Intentia’s quarterly financial results on Lawson’s valuation of Intentia. The board concluded that Lawson’s valuation range for Intentia and, accordingly, the exchange ratio would need to be adjusted to reflect recent financial results. Valuation discussions continued following this presentation.

In subsequent teleconferences held on May 5, 2005 and May 6, 2005, Lawson personnel, including Messrs. Barbieri and Larson, along with representatives from Lehman Brothers and Lawson’s financial diligence provider further discussed Intentia’s financial results for quarter ended March 31, 2005 and Intentia’s business momentum for the remainder of the 2005 fiscal year with Mr. Chisholm and Intentia personnel, including Messrs. Sciard and Gitajn, along with representatives of Deutsche Bank.

On May 6, 2005, Mr. Larson held a telephone conference with representatives from Lehman Brothers to discuss potential synergies in combining Lawson and Intentia.

On May 6, 2005, Lawson held a board meeting. At this meeting, representatives of Lehman Brothers reviewed with the board of directors initial valuation considerations and approaches, structural considerations involved in a potential acquisition as well as strategies for moving forward with a potential transaction. Representatives of Dorsey & Whitney discussed structuring issues regarding a potential transaction. After discussing reasons for the proposed transaction, Lawson’s board of directors authorized Lawson’s management to continue the due diligence investigation of Intentia as well as to commence drafting the Transaction Agreement and related agreements.

On May 9, 2005, after Intentia announced its quarterly results, representatives of Lehman Brothers and Deutsche Bank held a teleconference to discuss and revisit valuation issues and discuss transaction terms. The discussions related to the exchange ratio to be offered by Lawson and the conditions to the Exchange Offer.

On May 12, 2005, Intentia held a board meeting to discuss the terms and structure of the proposed Exchange Offer, including valuation, and at which the board received an update on due diligence.

On May 14, 2005, representatives of Lawson, including Mr. Larson, along with representatives from Lehman Brothers and Lawson’s financial diligence provider, held a teleconference with Mr. Chisholm, together with Intentia personnel, including Mr. Gitajn, and representatives of Intentia’s auditors, to discuss upcoming meetings to be held in Stockholm on May 17-18, 2005. The parties discussed the status of the reconciliation of Intentia’s financial statements to U.S. GAAP.

On May 17-18, 2005, Mr. Larson, along with representatives of Lawson’s financial diligence provider, met in Stockholm with Mr. Chisholm, together with Intentia personnel, including Mr. Gitajn, and representatives of Intentia’s auditors and Ernst & Young, the firm leading the overall project management efforts on the U.S. GAAP reconciliation process. The parties discussed the status of the reconciliation of Intentia’s financial statements to U.S. GAAP, the requirements of Intentia financial statements to be included in filings with U.S. securities regulators and the expected timing for completion of these financial statements.

During the period between May 19, 2005 and June 1, 2005, Lawson personnel, including Mr. Larson, along with representatives of Lehman Brothers and Lawson’s financial diligence provider, held several teleconferences with Mr. Chisholm, together with Intentia personnel, including Mr. Gitajn, and representatives of Intentia’s auditors and Ernst & Young. In each of these teleconferences, the parties discussed issues related the reconciliation of Intentia’s financial statements to U.S. GAAP.

On May 23, 2005, representatives from Lawson including H. Richard Lawson (Lawson’s Chairman of the board), Mr. Hubers, Mr. Barbieri and representatives from Lehman Brothers met with Mr. Wadhwani and representatives of Deutsche Bank to discuss and revisit valuation issues.

On May 27, 2005, Lawson personnel, including Messrs. Lawson and Coughlan, along with representatives of Dorsey & Whitney, held a teleconference with Messrs. Wadhwani, Sciard and Davies to discuss the press releases to be issued, the transaction announcement process and the timing issues associated with announcement of the transaction.

On May 27, 2005, the board of directors of Lawson held a telephone meeting with Lawson personnel, including Messrs. Barbieri, Larson and McPheeters, along with representatives of Dorsey & Whitney. At this meeting, Lawson personnel provided an update on the status of transaction negotiations, including the proposed exchange offer financial terms as well as an update on potential synergies between the two companies and open issues to be negotiated. Lawson personnel also provided a substantive update of due diligence activities. In addition, representatives of Dorsey & Whitney reviewed Delaware law regarding board of director fiduciary duties and the application of Delaware law in the context of acquisitions.

On May 28, 2005, Intentia held a board meeting to review in depth the proposed Exchange Offer, including the terms and structure of the Exchange Offer, the strategic reasons for the Exchange Offer and a summary of Lawson’s financial condition and business operations and the results of Intentia’s due diligence.

On May 31, 2005, Lawson personnel including Messrs. Barbieri and Larson, along with representatives of Lehman Brothers, held a teleconference with Messrs. Chisholm and Wadhwani, and representatives of Deutsche Bank, to finalize the exchange ratio so that Lawson stockholders would own approximately 56.75% of the combined business and Intentia shareholders would own approximately 43.25% of the combined business. On a separate call on May 31, 2005, the same parties discussed Lawson’s financial results for the quarter ended May 31, 2005.

On June 1, 2005, Lawson’s board of directors held a meeting to discuss the final terms of the Exchange Offer as well as the proposed final drafts of the Transaction Agreement, the Irrevocable

Undertakings and press release announcing the Exchange Offer, as well as to discuss legal, financial and business due diligence investigations. Representatives of Lehman Brothers reviewed in detail the proposed terms of the Exchange Offer. Representatives from Dorsey & Whitney also addressed questions regarding the Exchange Offer terms. Representatives of Lehman Brothers presented its financial analysis of the Exchange Offer and discussed the analysis with the board of directors. Lehman Brothers then delivered its opinion orally, which was subsequently confirmed in writing June 1, 2005, to the board of directors that the blended exchange ratio to be paid by Lawson Holdings was fair, under conditions set forth in the fairness opinion letter, to Lawson from a financial point of view. After additional discussions, Lawson’s board of directors unanimously approved the Exchange Offer, the Transaction Agreement and the Irrevocable Undertakings, as well as resolutions relating to the Restructuring. The board of directors also directed that the issuance of shares in the Exchange Offer and the Restructuring be submitted to the Lawson stockholders for approval.

On June 1, 2005, the Intentia board of directors held a meeting for a final review of the proposed transaction including the terms of the Exchange Offer. Representatives of Deutsche Bank presented the Intentia board of directors with a summary of its financial analyses related to the Series B Exchange Ratio in the proposed business Combination. Deutsche Bank then delivered a statement that it was prepared to deliver a written opinion to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the B Share Exchange Ratio was fair, from a financial point of view, to the holders of Intentia Series B shares. Representatives of O’Melveny & Myers presented the Intentia board of directors with a summary of the terms of the draft Transaction Agreement and related documents, which had been previously distributed to the board of directors. The board unanimously determined to recommend the Exchange Offer to its securityholders, subject to receipt of the written opinion of Deutsche Bank, and to approve the Transaction Agreement, subject to minor discussed changes.

On June 2, 2005, Lawson executed a separation agreement with Mr. Coughlan and an employment agreement with Mr. Debes.

On June 2, 2005, Deutsche Bank delivered the written opinion described above to the Intentia board of directors.

On June 2, 2005, after receiving confirmation that the board of directors of Intentia had resolved to recommend that the Intentia shareholders accept the Exchange Offer, Lawson and Intentia executed the Transaction Agreement. In addition, certain Intentia shareholders executed Irrevocable Undertakings with Lawson and certain Lawson stockholders executed Irrevocable Undertakings with Intentia, and all of such securityholders verbally agreed to the terms of the Lock-Up Agreement (which agreements were reduced to writing in November, 2005). The companies then publicly announced the Exchange Offer by issuing joint press releases in Sweden and the United States on June 2, 2005.

Lawson’s Reasons for the Exchange Offer

In reaching its decision to pursue a Combination of Lawson and Intentia, Lawson’s board of directors consulted with senior management and its financial and legal advisors and considered a number of material factors, set forth below. Lawson’s management believes that a Combination of Lawson and Intentia represents an opportunity to increase value for the stockholders of Lawson by expanding growth opportunities.

In reaching its conclusion to approve the Exchange Offer, Lawson’s board of directors considered the following factors, which were all of the material factors generally supporting its decision to approve the terms of the Exchange Offer and enter into the Transaction Agreement and the Irrevocable Undertakings:

•       the opportunity to create a leading provider of enterprise resource planning software for mid-market enterprises;

•       the complementary operations and capabilities of both companies which is expected to create a combined business with increased market presence and revenue opportunities within the enterprise resource planning industry;

•       the complementary product lines of the two companies, which provide the combined business with a broader product line of business applications for the services, manufacturing, distribution and maintenance sectors that management believes will better position the combined business in the enterprise resource planning marketplace;

•       the complementary geographic focuses of the two companies, which is expected to result in the combined business serving approximately 4,000 customers in more than 40 countries;

•       the larger market opportunity created by the combined business and the potential to leverage potential synergies and grow the revenue base created by the Combination;

•       the opinion by Lehman Brothers that, as of the date of such opinion, and based upon and subject to matters stated in its written opinion, from a financial point of view, the blended exchange ratio to be paid by Lawson in the Exchange Offer is fair to Lawson, as described under “Opinion of Lehman Brothers Inc.” beginning at page 95 of the Proxy Statement/Prospectus;

•       the structure of the Exchange Offer, the terms of the transaction including the exchange ratio, the dilution effects on common stockholders of Lawson, the Irrevocable Undertakings, the non-solicitation provisions of the Transaction Agreement and expected capital structure of the combined business; and

•       the historical and current market prices of Lawson common stock and Intentia Series B shares, and the historical and current prices of Intentia Series A shares.

The board of directors of Lawson considered potential risks associated with the transaction in connection with its deliberations of the proposed transaction, including:

•       the possibility that the Combination may not achieve anticipated financial and strategic benefits, including cost savings from operational efficiencies and anticipated increases in sales;

•       the challenges of integrating Lawson’s and Intentia’s respective businesses, operations and workforces;

•       the risk that the implementation of disclosure controls, internal controls and financial reporting systems at Intentia to comply with the requirements of U.S. GAAP and U.S. securities laws and regulations may be costly and time consuming and that the failure to implement these controls and systems could have an adverse affect on Lawson;

•       the result that the Combination would increase Lawson’s exposure to the risks associated with operations in international markets;

•       the risks of additional dilution to the existing stockholders of Lawson; and

•       the need and ability to retain key technical and management of Lawson and Intentia.

We estimate that the total cash closing expenses for Lawson and Intentia will be approximately USD 25 million, including investment banking fees, accounting and legal fees, printing, mailing and other out-of-pocket transaction costs. After payment of those expenses, we will have approximately USD 244 million in available cash and cash equivalents, based on the amount of cash and cash equivalents that we and Intentia had as of August 31, 2005. It is anticipated that we may use an additional amount of approximately USD 50 million in connection with the Combination, excluding the compulsory acquisition procedures referenced above and integration related costs, within one to three years following the closing of the Exchange Offer.* Included in this amount is a junior facility loan made by Tennenbaum to Intentia valued at USD 27.4 million, which includes accrued interest of USD 0.6 million, as of August 31, 2005. The Tennenbaum loan matures in September 2009. However, pursuant to an agreement with Tennenbaum entered into in November 2005, Lawson intends to prepay the Tennenbaum loan following the closing of the Exchange Offer. Assuming current LIBOR interest rates until the prepayment date, the amount required to prepay the Tennenbaum loan in September 2006, calculated in accordance with the November 2005 agreement with Tennenbaum, is estimated to be USD 3.7 million. Also included in this amount are the remaining Notes issued by Intentia valued at USD 10.1 million, which includes accrued interest of USD 0.1 million, as of August 31, 2005.

The board of directors also reviewed the potential impact of the non-solicitation provisions of the Transaction Agreement on Lawson. Since this agreement is only effective during the period prior to the closing of the proposed transaction, and generally prohibits Lawson from pursuing any alternative transactions without the approval of Intentia, the board of directors of Lawson, after consultation with its financial and legal advisors and Lawson management, determined that the non-solicitation provisions would not be expected to have a significant impact on Lawson.

There can be no assurance that the potential synergies or opportunities considered by Lawson’s board of directors will be achieved through completion of the transaction. See the section entitled “Risk Factors” on page 57.

Recommendation of Lawson’s Board of Directors

Lawson’s board of directors believes that the Exchange Offer is advisable and fair to and in the best interests of Lawson and its stockholders and recommends that Lawson’s stockholders vote “FOR” the proposal to approve the issuance and exchange of up to 81 million shares of Lawson’s common stock.

Opinion of Lehman Brothers, Inc.

Lawson’s board of directors retained Lehman Brothers as financial advisor in connection with the Exchange Offer.

On June 1, 2005, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the Lawson board of directors that as of such date and, based upon and subject to matters stated in its written opinion, from a financial point of view, the blended exchange ratio to be paid by Lawson Holdings in the Exchange Offer is fair to Lawson. For purposes of its opinion, Lehman Brothers defined the “blended exchange ratio” as the exchange ratio of 0.5061 newly issued shares of Lawson Holdings common stock offered for each outstanding Intentia Series A share and the exchange ratio of 0.4519 newly issued shares of Lawson Holdings common stock offered for each outstanding Intentia Series B share, combined to reflect the existing capitalization of Intentia on a fully diluted basis, including exercise of all outstanding Intentia Warrants.

*       Beginning January 1, 2006, a new Swedish Companies Act enters into force. The new Act contains somewhat amended rules on compulsory acquisitions. Such amended rules will be applicable in the event that the compulsory acquisition procedure is initiated on or after January 1, 2006. According to the new rules, Lawson may be required to make payment for part of the acquisition sum at an earlier stage. Following the entering into force of an award on advance acquisition of the minority shareholders’ shares, the arbitration tribunal may—at the request of a party to the proceedings or the legal representative for the minority shareholders—issue a separate award in respect of the acquisition sum accepted by Lawson. Thus, should the compulsory acquisition procedure be initiated on or after January 1, 2006, Lawson may be obliged to settle such part of the acquisition sum prior to the final arbitration award.

The full text of Lehman Brothers’ opinion, dated June 1, 2005 is attached as Annex F to this Proxy Statement/Prospectus. Stockholders are encouraged to read such opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its fairness opinion. This summary is qualified in its entirety by reference to the full text of Lehman Brothers’ opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the Lawson board of directors in connection with its consideration of the Exchange Offer. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any Lawson stockholder as to how such stockholder should vote with respect to the issuance of additional shares of Lawson common stock in connection with the Exchange Offer or to any stockholder of Lawson or Intentia with respect to any other matter described in this Proxy Statement/Prospectus. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, Lawson’s underlying business decision to proceed with or effect the Exchange Offer or the Merger or the allocation of, or the appropriateness of the differential between, the aggregate consideration to be paid in the Exchange Offer between the Intentia Series A shares and the Intentia Series B shares. The specific exchange ratios to be received by Intentia securityholders in the Exchange Offer were determined through arm’s length negotiations between Lawson and Intentia.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•       the Transaction Agreement, the joint press release issued on June 2, 2005, announcing the Exchange Offer, and the specific terms of the Exchange Offer;

•       publicly available information concerning Lawson that Lehman Brothers believed to be relevant to its analysis, including Lawson’s Annual Report on Form 10-K for the fiscal year ended May 31, 2004 and Lawson’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2005;

•       publicly available information concerning Intentia that Lehman Brothers believed to be relevant to its analysis, including Intentia’s Announcement of 2004 Accounts and Intentia’s January—March 2005 Interim Report;

•       financial and operating information with respect to the business, operations and prospects of Lawson furnished to Lehman Brothers by Lawson, including financial projections of Lawson prepared by Lawson’s management;

•       financial and operating information with respect to the business operations and prospects of Intentia furnished to Lehman Brothers by Intentia;

•       published estimates of third party research analysts of the future financial performance of each of Lawson and Intentia;

•       the trading histories of Lawson common stock and the Intentia Series B shares from May 31, 2002 to May 31, 2005 and a comparison of those trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

•       a comparison of the historical financial results and present financial conditions of Lawson and Intentia with each other and with those of other companies that Lehman Brothers deemed relevant; and

•       the pro forma impact of the Exchange Offer on Lawson Holdings, including cost savings, operating synergies, revenue enhancements and other strategic benefits that Lawson expects to result from a combination of the businesses of Lawson and Intentia, which we refer to below as the transaction synergies.

In addition, Lehman Brothers had discussions with the managements of Lawson and Intentia concerning their respective businesses, operations, assets, financial conditions and prospects, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Lawson and Intentia that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Upon advice of Lawson, Lehman Brothers assumed that the published estimates of third party research analysts were a reasonable basis upon which to evaluate the future performance of Lawson and that Lawson will perform substantially in accordance with such estimates. Lehman Brothers was not provided with, and did not have any access to, financial projections of Intentia prepared by management of Intentia due to restrictions under Swedish law. Accordingly, upon advice of Lawson, Lehman Brothers assumed that the published estimates of third party research analysts were a reasonable basis upon which to evaluate the future financial performance of Intentia and that Intentia will perform substantially in accordance with such estimates. Upon advice of Lawson, Lehman Brothers assumed that the amount and timing of the transaction synergies were reasonable and that the transaction synergies would be realized substantially in accordance with such estimates. The financial statements of Intentia were prepared in accordance with Swedish GAAP for fiscal periods ended on or before December 31, 2004, and in accordance with International Financial Reporting Standards for the fiscal quarter ended March 31, 2005, and, as of the date of its opinion, Lehman Brothers had not been provided with a reconciliation of such financial statements to U.S. GAAP. Accordingly, upon advice of Lawson, Lehman Brothers assumed that Intentia’s financial statements fairly presented the financial condition and results of operations of Intentia on a consolidated basis in accordance with U.S. GAAP. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Lawson or Intentia and did not make or obtain any evaluations or appraisals of the assets or liabilities of Lawson or Intentia. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Upon advice of Lawson, Lehman Brothers assumed that shares of common stock of Lawson Holdings immediately after the Merger will be equivalent to, and have the same rights and preferences as, shares of Lawson common stock immediately before the Merger. Lehman Brothers expressed no opinion as to the prices at which Intentia Series B shares will trade at any time following the announcement of the Exchange Offer or as to the prices at which shares of Lawson Holdings common stock or Lawson common stock will trade at any time following the announcement or the consummation of the Exchange Offer.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Lawson or Intentia, but rather made its determination as to the fairness, from a financial point of view, to Lawson of the blended exchange ratio to be paid by Lawson Holdings in the Exchange Offer on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lawson and Intentia. None of Lawson, Intentia, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses may not necessarily be indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the board of directors of Lawson. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Stock Trading History

For purposes of its financial analysis, Lehman Brothers considered historical data with respect to the trading prices of Lawson common stock and Intentia Series B shares for the period from May 31, 2004 to May 31, 2005 and the relative stock price performances during the same period of the Nasdaq Composite Index, and an index of seven companies that Lehman Brothers deemed to be comparable to Lawson and Intentia (consisting of Epicor Software Corporation, JDA Software Group, Inc., Manhattan Associates, Inc., Oracle Corporation, QAD Inc., SAP AG and Siebel Systems, Inc.). Lehman Brothers noted that during this time period, the share price of Lawson common stock decreased approximately 17%, versus the price of the Intentia Series B shares, which increased approximately 69%. During this same period, the NASDAQ Composite Index increased approximately 4% and the index of comparable companies increased approximately 6%.

Historical Exchange Ratio Analysis

Lehman Brothers compared the historical prices of Lawson common stock and Intentia Series B shares for May 31, 2005 and for various periods during the one-year period prior to May 31, 2005 in order to determine the implied average exchange ratio that existed for those periods. Lehman Brothers noted that the blended exchange ratio of 0.4535 shares of Lawson common stock to be paid in the Exchange Offer was greater than the exchange ratios implied for each of the specific periods analyzed.

The following table indicates the implied exchange ratios of shares of Lawson common stock for each Intentia Series B share for the periods indicated, as well as the respective premia of the blended exchange ratio of 0.4535 shares of Lawson common stock to such implied exchange ratios:

	Exchange Ratio	Exchange Ratio Premium
May 31, 2005	0.3319x	36.6%
One-month average	0.3261x	39.1%
Two-month average	0.3553x	27.6%
Three-month average	0.3540x	28.1%
Six-month average	0.3551x	27.7%
One-year average	0.2997x	51.3%

Selected Companies Analysis

In order to assess how the public market values shares of publicly traded companies similar to Lawson and Intentia from an operating and business points of view, Lehman Brothers reviewed and compared specific financial and operating data relating to Lawson and Intentia, and the seven comparable companies listed above. Using the consensus equity research projections for Lawson, an average of available equity research projections for Intentia and publicly available information for the comparable companies, Lehman Brothers calculated and analyzed the ratios of each company’s May 31, 2005 enterprise value, which Lehman Brothers defined as equity market value plus net debt, to each company’s projected calendar year (CY) 2005 and 2006 revenue. The analysis indicated the following multiples:

Enterprise Value as a Multiple of:
	Projected CY2005 Revenue	Projected CY2006 Revenue
Comparable Companies
Low	0.83x	0.78x
Median	2.03x	1.88x
High	4.99x	4.47x
Lawson
Current	1.22x	1.18x
Intentia
Current	0.83x	0.78x
Implied Transaction	1.18x	1.11x

Lehman Brothers then applied the range of multiples derived from the selected companies to corresponding data of Lawson and Intentia and calculated an implied exchange ratio range, as compared to the blended exchange ratio in the Exchange Offer:

Implied Exchange Ratio Range	0.2810x – 0.6089x
Blended Exchange Ratio	0.4535x

Given the inherent differences in the businesses, operations and prospects of Lawson, Intentia and the selected companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable companies analysis, but also made qualitative judgments concerning differences in the financial and operating characteristics and prospects of Lawson, Intentia and the selected companies that could affect the public trading values of each.

Contribution Analysis

Lehman Brothers analyzed the respective percentage equity contributions of Lawson and Intentia to revenue, gross profit, operating income and cash net income of the combined business for Lawson’s fiscal years 2005 and 2006, using published estimates of third party research analysts of the future financial performance of Lawson as confirmed by Lawson’s management, and the average of the equity research estimates for Intentia, excluding the transaction synergies estimated by Lawson to result from the combination of the two companies. Cash net income, as used by third party research analysts, adjusts net income for non-cash items and non-recurring or extraordinary items. Lehman Brothers then compared the resulting implied exchange ratios to the blended exchange ratio of 0.4535 shares of Lawson common stock to be paid in the Exchange Offer. The analysis indicated the following results:

			Implied
	% Equity Contribution		Exchange
	Lawson	Intentia	Ratio
Revenues
FY 2005E	55.7%	44.3%	0.4730x
FY 2006E	55.0%	45.0%	0.4850x
Gross Profit
FY 2005E	65.7%	34.3%	0.3196x
FY 2006E	60.6%	39.4%	0.3918x
Operating Income
FY 2005E	NM	NM	NM
FY 2006E	55.8%	44.2%	0.4721x
Cash Net Income
FY 2005E	NM	NM	NM
FY 2006E	49.6%	50.4%	0.5976x
Implied Exchange Ratio Range		0.3196x – 0.5976x
Blended Exchange Ratio		0.4535x

Discounted Cash Flow Analysis

Lehman Brothers performed a discounted cash flow analysis to calculate the estimated present value of Lawson and Intentia. The estimated discounted cash flow value of Lawson was calculated by adding the estimated present value of the free cash flow projections for projected fiscal years ending May 31, 2006 through May 31, 2010 using the published estimates of third party research analysts of the future financial performance of Lawson and projections extrapolated from such estimates as confirmed by Lawson’s management and the present value of the terminal value of Lawson in 2010. The estimated discounted cash flow value of Intentia was calculated by adding the estimated present value of the free cash flow projections for the projected calendar years ending December 31, 2005 through December 31, 2010 using the published estimates of third party research analysts of the future financial performance of Intentia and projections extrapolated from such estimates as confirmed by Lawson’s management and the present value of the terminal value of Intentia at the end of 2010. Both analyses employed a range of perpetual cash flow growth rates from 4.0% to 6.0% and discount rates ranging from 13.0% to 15.0%. Based on the implied equity value ranges for Lawson and Intentia, this analysis indicated the following implied exchange ratio range, as compared to the blended exchange ratio to be paid in the Exchange Offer:

Implied Exchange Ratio Range	0.3735x – 0.6949x
Blended Exchange Ratio	0.4535x

Pro Forma Analysis

Lehman Brothers analyzed the pro forma effect of the Exchange Offer on the projected earnings per share of the combined business. For the purposes of this analysis, Lehman Brothers utilized the published estimates of third party research analysts of the future financial performance of each of Lawson and Intentia, excluding the transaction synergies (and the timing of achieving those synergies) which the management of Lawson estimate will result from a combination of the businesses of Lawson and Intentia. This analysis indicated that the Exchange Offer would be accretive to the combined business’ non-GAAP EPS in FY2006. The financial forecasts and assumptions that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Miscellaneous

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Lawson’s board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Lawson and the technology industry generally, and because its investment banking professionals have substantial experience in transactions comparable to the Exchange Offer.

Lehman Brothers has acted as financial advisor to Lawson in connection with the Exchange Offer and will receive customary fees for its services, a portion of which is contingent upon the consummation of the Exchange Offer. In addition, Lawson has agreed to reimburse Lehman Brothers for reasonable expenses incurred in connection with the Exchange Offer, and to indemnify Lehman Brothers for certain liabilities that may arise out, of its engagement by Lawson and the rendering of its opinion.

Lehman Brothers has previously provided investment banking services to Lawson for which it has received customary compensation. Lehman Brothers also previously provided investment banking services to Intentia for which it has received customary compensation. In addition, in the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Lawson and Intentia for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Intentia’s Reasons for the Exchange Offer

The decisions to approve the Transaction Agreement and recommend acceptance of the Exchange Offer were based upon a number of potential benefits of the transaction that the Intentia board of directors believes will contribute to the success of the combined business compared to Intentia continuing to operate as an independent business and benefit Intentia’s shareholders, including, among others:

•       The Combination of Lawson and Intentia will create one of the premier enterprise software vendors in the world;

•       The combined business will be able to deliver a broad product portfolio covering many facets of enterprise resource planning, performance management, supply chain management and customer relationship management applications across all major vertical industries;

•       The combined business will have a geographic reach encompassing North America, Europe and Asia-Pacific;

•       The combined business will be able to expand its market reach and greater growth opportunities as compared to Intentia’s business on a stand-alone basis. In the near term, those opportunities will include the ability to cross-sell certain products of each company to the other’s customers. In the longer term, the combined business will be able to offer a compelling choice for organizations in key vertical markets that seek a single, global vendor for all of their business applications needs;

•       The combined business would be an organization with a demonstrated ability to deliver tangible results for customers at a lower total cost; and

•       The combined business would be in the top tier among enterprise applications providers worldwide in the fast-growing area of the global business applications market and one of the largest providers of enterprise applications for IBM eServer environments.

In identifying these benefits and evaluating the transaction, the Intentia board of directors reviewed a number of factors and sources of information, including the following:

•       Historical information concerning Intentia and Lawson and their respective businesses, financial performance, condition, operations, technology, management and position in the industry, and information and evaluations regarding the two companies’ strengths, weaknesses and prospects, both before and after giving effect to the transaction;

•       Based on the stock market closing prices of Intentia’s and Lawson’s shares, respectively, on June 1, 2005, the last completed trading day prior to the announcement of the proposed transaction, and an exchange rate of SEK 7.4735 to USD 1.00 on June 1, 2005, the per share consideration to be paid by Lawson for Series A and Series B shares of Intentia represented a premium of approximately 55% and 38%, respectively, over the Intentia Series B share closing price on the Stockholm Stock Exchange;

•       The opportunity for Intentia shareholders to participate as Lawson stockholders in the future growth in value of the combined business following the transaction by virtue of the Lawson stock to be received by Intentia shareholders in the Exchange Offer;

•       The potential effect on stockholder value of Intentia continuing as an independent entity, compared to the potential effect of a Combination with Lawson in light of the financial condition and prospects of Intentia and the current economic climate in general and in Intentia’s markets including, but not limited to: (i) the other possible strategic alternatives that the Intentia’s board of directors examined, including Intentia continuing to execute its stand-alone business plan; and (ii) the potential for increased value in the combined business as compared to either Intentia or Lawson alone;

•       The indication from Intentia’s financial advisor, Deutsche Bank , that it was prepared to deliver a written opinion and subsequent delivery of such opinion, to the effect that, as of the date of the opinion, June 2, 2005, and based upon and subject to the assumptions made, matters considered and limits of review undertaken by Deutsche Bank as set forth in the opinion dated June 2, 2005, the Series B exchange ratio, is fair, from a financial point of view, to the holders of Intentia Series B shares;

•       Current financial market conditions and historical market prices, volatility and trading information for shares of Lawson common stock, and the likely market prices and various factors that might affect the market value of shares of Lawson common stock in the future;

•       The premium represented by the per share consideration to be paid by Lawson and the premiums paid in other recent transactions that could be viewed as comparable, as well as the negotiations between Intentia and Lawson relating to the Series A and Series B per share consideration to be paid by Lawson; and

•       The terms of the Transaction Agreement alone and in comparison to the terms of other transactions, including but not limited to, the conditions to the parties’ obligations to complete the transaction, the details of the “no shop” restrictions on Intentia and the scope of Intentia’s fiduciary out from these restrictions, the parties’ termination rights and the termination fee that Intentia may be required to pay Lawson in certain circumstances.

The Intentia board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the transaction, including the following:

•       The fact that the stock consideration is based on a fixed exchange ratio, which means that the aggregate value of the transaction will fluctuate as a result of changes in the market price for shares of Lawson common stock;

•       The fact that pursuant to the Transaction Agreement, as its terms are described on page 129, Intentia is prohibited from taking a variety of actions between the signing of the Transaction Agreement and the closing of the Exchange Offer;

•       The possibility that the Exchange Offer may not be consummated, in light of the need to obtain acceptance by more than 90% of each of the outstanding shares and voting power in Intentia on a fully diluted basis using the treasury method (including all shares issuable pursuant to outstanding warrants but excluding shares issuable pursuant to outstanding convertible securities), and the effects of the public announcement of the Exchange Offer on Intentia’s sales, customer relations and operating results, and Intentia’s ability to attract and retain key management, marketing and technical personnel;

•       The risk that the internal cultures of Lawson and Intentia may not be as compatible as anticipated, which may delay or undermine their integration;

•       The risk that despite the efforts of Lawson, key technical, marketing and management personnel might not choose to remain employed by Lawson following the transaction;

•       The risk that the potential benefits and synergies sought in the transaction may not be fully realized, if at all;

•       Various other risks associated with the business of the combined business and the transaction described in the section entitled “Risk Factors” beginning on page 57 of this Proxy Statement/Prospectus.

The Intentia board of directors concluded, however, that many of these risks could be managed or mitigated by Intentia alone or together with Lawson or were unlikely to have a material impact on the Exchange Offer or the combined business, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the Exchange Offer were outweighed by the potential benefits of the Exchange Offer.

The foregoing discussion of information and factors considered and given weight by the Intentia board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the transaction, the Intentia board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations.

Recommendation of Intentia’s Board of Directors

After careful consideration, the Intentia board of directors unanimously determined that the Exchange Offer, the Transaction Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Intentia and its shareholders, approved the Transaction Agreement and the transactions contemplated thereby, and unanimously recommends the acceptance of the Exchange Offer by Intentia’s shareholders and warrant holders.

Opinion of Deutsche Bank Securities

Deutsche Bank Securities Inc., referred to as Deutsche Bank, has acted as financial advisor to Intentia in connection with the recommended public offer by Lawson Holdings. At the June 1, 2005 meeting of the Intentia board of directors, Deutsche Bank indicated that it was prepared to deliver a written opinion, subsequently delivered as of June 2, 2005 to the Intentia board of directors, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the B Share Exchange Ratio was fair, from a financial point of view, to the holders of Intentia Series B shares.

The full text of Deutsche Bank’s written opinion, dated June 2, 2005, referred to as the Deutsche Bank opinion, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex G to this Proxy Statement/Prospectus and is incorporated herein by reference. Intentia shareholders are urged to read the Deutsche Bank opinion in its entirety. The summary of the Deutsche Bank opinion set forth in this Prospectus is qualified in its entirety by reference to the full text of the Deutsche Bank opinion. Deutsche Bank’s opinion was addressed to Intentia’s board of directors and does not constitute a recommendation to the shareholders or warrant holders of Intentia to accept the Exchange Offer. Other capitalized terms in this section not otherwise defined in this Proxy Statement/Prospectus have the meanings assigned to them in the opinion. For purposes of the description of Deutsche Bank’s opinion below, the term “Share Exchange Offer” refers to the offer by Lawson to exchange Shares for shares of Lawson common stock and the term “Transaction” refers to the offer by Lawson to exchange Shares and Warrants for shares of Lawson common stock and the offer by Lawson to purchase the Notes.

In connection with Deutsche Bank’s role as financial advisor to Intentia, and in arriving at its opinion, Deutsche Bank, among other things, reviewed certain publicly available financial and other information concerning Lawson and Intentia and certain internal analyses and other information furnished to it by Lawson and Intentia. Deutsche Bank also held discussions with members of the senior managements of Lawson and Intentia regarding the businesses and prospects of their respective companies and the joint prospects of a combined business. In addition, Deutsche Bank (i) reviewed the reported prices and trading activity for the common stock of Lawson and the Intentia shares, (ii) compared certain financial and stock market information for Lawson and Intentia with similar information for selected companies whose securities are publicly traded, (iii) reviewed the financial terms of selected recent business Combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the draft Transaction Agreement and press release, which are collectively referred to in this section as the Offer Documents, provided to it by Intentia on June 1, 2005, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Lawson or Intentia, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Lawson or Intentia. With respect to Intentia, Deutsche Bank was furnished with financial statements and data indicated to have been prepared in accordance with Swedish generally accepted accounting principles, or Swedish GAAP. Deutsche Bank, with the concurrence of the Intentia board of directors, relied upon such information in preparing its opinion, made no independent review, reconciliation or investigation of differences, or the materiality thereof, that may have existed between Swedish GAAP and United States GAAP, and made no representation as to the effect such differences, if any, might have on the comparability of such information for purposes of its analyses. The Deutsche Bank opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion.

For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis, Intentia and Lawson will each perform all of the covenants and agreements to be performed by it under the Offer Documents and all conditions to the obligation of each of Intentia and Lawson to consummate the Transaction will be satisfied without any waiver thereof. In addition, Intentia provided Deutsche Bank with information regarding its capitalization, which Deutsche Bank assumed to be true and correct. Deutsche Bank also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Intentia or Lawson is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Intentia or Lawson or materially reduce the contemplated benefits of the Transaction to the holders of Intentia Series B shares. In addition, Deutsche Bank was advised by Intentia, and accordingly for purposes of its opinion, assumed that the offer for Intentia Series A shares and Intentia Series B shares and the Intentia warrants, when considered together with the Merger, will qualify as an exchange described in Section 351 of the Internal Revenue Code for United States federal income tax purposes.

Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion dated June 2, 2005 and reviewed with the Intentia board of directors at its meeting on June 1, 2005. In performing its various analyses, Deutsche Bank did not attempt to independently determine the value of the Intentia Series A shares or the fairness or appropriateness of the premium reflected in the amount by which the A Share Exchange Ratio exceeds the B Share Exchange Ratio. Instead, Deutsche Bank performed its analyses based on the pro forma equity value of Intentia as if the holders of the Intentia Series A shares were offered the B Share Exchange Ratio for each Intentia Series A share.

Historical Exchange Ratio Analysis.   Deutsche Bank reviewed the historical ratio of the daily per share market closing prices of Lawson common stock divided by the corresponding prices of Intentia Series B shares over the 180 day, 90 day, 60-day, 30 day and 10-day periods prior to May 31, 2005 (the last business day prior to the Intentia board meeting). The average exchange ratios for these time periods and as of such date were 0.3372x, 0.3813x, 0.3833x, 0.3524x and 0.3174x, respectively. Deutsche Bank then calculated the respective premiums over such average daily exchange ratios represented by the B Share Exchange Ratio, which for the same time periods and as of such date were 34.0%, 18.5%, 17.9%, 28.2% and 42.4%, respectively.

Analysis of Selected Publicly Traded Companies.   Deutsche Bank compared certain financial information and commonly used valuation measurements for Intentia to corresponding information and measurements for a group of seven publicly traded enterprise resource planning, or ERP, software companies, consisting of the following companies referred to as the Selected Companies:

GEAC Computer Corporation Limited

Exact Holding N.V.

Epicor Software Corporation

Unit 4 Agresso N.V.

JDA Software Group, Inc.

Visma ASA

QAD Inc.

Such financial information and valuation measurements included, among other things:

•       the market value of equity as of May 31, 2005, plus total debt and minority interests, less cash, cash equivalents and marketable securities, or the Enterprise Value;

•       multiples of Enterprise Value as of May 31, 2005 to revenues and earnings before interest expense, income taxes and depreciation and amortization, or EBITDA; and

•       multiples of common equity market prices per share as of May 31, 2005, or Equity Value, to earnings per share, or EPS.

To calculate the multiples for the mid-market and leading ERP companies listed above and the implied multiples of Intentia at the B Share Exchange Ratio, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by equity research analysts. For purposes of making appropriate comparisons in its analyses, Deutsche Bank converted Swedish Krona (SEK) to U.S. dollars (USD) at the following rates: for historical financials, 1 SEK = USD 0.1364; for projected financials, 1 SEK = USD 0.1445 and for current stock price conversion, 1 SEK = USD 0.1351.

Deutsche Bank calculated that, on an estimated calendar year 2005 basis,

•       the multiple of Enterprise Value to revenues was 1.1x for Intentia at the B Share Exchange Ratio (based on the closing price of Lawson common stock on May 31, 2005) compared to a range of 0.8x to 2.4x for the Selected Companies and

•       the multiple of Enterprise Value to EBITDA was 11.5x for Intentia at the B Share Exchange Ratio compared to a range of 5.5x to 14.3x for the Selected Companies.

Deutsche Bank further calculated that the multiple of Equity Value to estimated 2005 calendar year 2005 EPS and 2006 EPS for Intentia at the B Share Exchange Ratio was 40.6x and 20.8x, respectively, compared to multiple ranges of 10.3x to 27.5x and 11.8x to 20.8x, respectively, for the Selected Companies.

None of the companies utilized as a comparison are identical to Lawson or Intentia. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, necessary for Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

Analysis of Selected Precedent Transactions.   Deutsche Bank reviewed the financial terms, to the extent publicly available, of seventeen proposed, pending or completed transactions since 1997 involving companies in the technology industry, referred to as the Selected Transactions. Deutsche Bank calculated various premiums over market value based on certain publicly available information for each of the Selected Transactions and compared them to corresponding premiums over market value for the Exchange Offer, based on the B Share Exchange Ratio. The transactions reviewed were:

Announcement Date	Acquiror	Target
Transactions with Target Pro Forma Ownership Greater Than 50%
3/17/2003	Pixelworks, Inc.	Genesis Microchip Inc.
7/12/2002	Veeco Instruments Inc.	FEI Company
6/10/2002	SkillSoft Corporation	SmartForce plc
8/9/2000	Phone.com, Inc.	Software.com, Inc.
3/8/2000	Cybex Computer Products Corporation	Apex Inc.

Transactions with Target Pro Forma Ownership Less Than 50%
3/21/ 2005	Entegris, Inc.	Mykrolis Corporation
12/16/2004	Symantec Corporation	VERITAS Software Corporation
2/10/2004	ST Assembly Test Services Ltd.	ChipPAC, Inc.
11/03/2003	Conexant Systems, Inc.	GlobespanVirata, Inc.
10/22/2003	SafeNet, Inc.	Rainbow Technologies, Inc.
11/05/2002	Logica plc	CMG plc
4/5/2001	BreezeCOM	Floware Wireless Systems
6/27/2000	Media Metrix, Inc.	Jupiter Communications, Inc.
4/26/2000	Komag, Incorporated	HMT Technology Corp.
2/28/2000	NetIQ Corporation	Mission Critical Software, Inc.
2/7/2000	Corel Corporation	Inprise/Borland Corporation
2/26/1997	3Com Corporation	U.S. Robotics Corporation

Deutsche Bank calculated that the Selected Transactions were effected at premiums (or discounts) to the acquired company’s per share market price 30 days and 1 day prior to announcement of the transaction that ranged from (1.1%) to 50.7% and 5.0% to 47.0% for transactions in which the acquired company would have a pro forma ownership of less than 50% of the combined entity, compared to premiums of 28.2% and 36.1%, respectively, for the B Share Exchange Ratio based on the per share market prices 30 days and 1 day prior to May 31, 2005, the last date of available information prior to Deutsche Bank’s presentation to the Intentia board of directors. Deutsche Bank also calculated that for those transactions in which the acquired company would have a pro forma ownership of greater than 50% of the combined entity, the premiums (or discount)s to the acquired company’s per share market price 30 days and 1 day prior to announcement of the transaction ranging from (23.5%) to 46.1% and (15.6%) to 41.8%, respectively. Deutsche Bank noted, however, that Intentia shareholders would receive 43.2% of the combined business in the Transaction (treating the holders of Intentia Series A shares as if they were to receive a number of shares of Lawson common stock equal to the B Share Exchange Ratio for each Intentia Series A share held).

All premiums for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the 9-year period during which the Selected Transactions occurred.

Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Lawson and Intentia and the companies involved in the Selected Transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, necessary for Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the Transaction that could affect the value of the subject companies and businesses and Lawson and Intentia.

Contribution Analysis.   Deutsche Bank calculated the relative contributions of Lawson and Intentia to the pro forma revenue, gross profit, operating income, EBITDA and net income of the combined business for calendar year 2004 and 2005 (estimated), based on published historical financial information and consensus earnings estimates for each company. Deutsche Bank then adjusted the contribution of Intentia to give effect to the net debt for each of Lawson and Intentia.

This analysis showed, on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Transaction, and (ii) non-recurring expenses relating to the Transaction), percentage contributions by Intentia ranging from 33.1% to 46.3%, implying a range of B Share Exchange Ratios (had those percentage contributions been the basis for determining the B Share Exchange Ratio and using closing stock prices on May 31, 2005) of 0.3045x and 0.5107x, compared to Intentia’s relative ownership of approximately 43.2% of the outstanding capital of the combined business (treating the holders of Intentia Series A shares as if they were to receive a number of shares of Lawson common stock equal to the B Share Exchange Ratio for each Intentia Series A share held) and the actual B Share Exchange Ratio of 0.4519x.

General.   The foregoing summary describes the financial analyses that Deutsche Bank deemed material in its presentation to Intentia board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses without considering all analyses and the narrative descriptions could create a misleading view of the process underlying the opinion. The order of the analyses described does not represent relative importance or weight given to those analyses by Deutsche Bank. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Intentia board of directors, as of the date of the opinion, as to the fairness, from a financial point of view, of the B Share Exchange Ratio to the holders of Intentia Series B shares. The analyses do not purport to be appraisals and do not necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Intentia management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Lawson’s or Intentia’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are based upon numerous factors or events beyond the control of Intentia, Lawson or their respective advisors and are inherently subject to uncertainty, neither Intentia nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Transaction (including the Exchange Offer) were determined through negotiations between Intentia and Lawson and were approved by the Intentia board of directors. Although Deutsche Bank provided advice to Intentia during the course of these negotiations, the decision to enter into the Transaction Agreement was solely that of the Intentia board of directors. As described above, the opinion of Deutsche Bank to the Intentia board of directors was only one of a number of factors taken into consideration by the Intentia board of directors in making its determination to approve the Transaction. Deutsche Bank’s opinion was provided to the Intentia board of directors to assist it in connection with its consideration of the Transaction and does not constitute a recommendation to any holder of Intentia Series A shares or Intentia Series B shares as to how to act with respect to the Transaction (including the Exchange Offer). Deutsche Bank expressed no opinion as to the fairness of the A Share Exchange Ratio, the Warrant Exchange Ratio or the Note Consideration or the fairness of the premium reflected in the amount by which the A Share Exchange Ratio exceeded the B Share Exchange Ratio. The Deutsche Bank opinion was limited to the fairness of the B Share Exchange Ratio, from a financial point of view, to the holders of Intentia Series B shares, and Deutsche Bank expressed no opinion as to the merits of the underlying decision by Intentia to engage in the Transaction. Deutsche Bank expressed no opinion as to the prices at which Lawson Common Stock or the Intentia shares will trade following the announcement or consummation of the Transaction (including the Exchange Offer).

Intentia selected Deutsche Bank as financial advisor in connection with the Transaction (including the Exchange Offer) based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Intentia has retained Deutsche Bank pursuant to a letter agreement dated February 20, 2005, referred to as the engagement letter. As compensation for Deutsche Bank’s services in connection with the Transaction, Intentia has agreed to pay Deutsche Bank a customary fee, including a portion paid upon delivery of the Deutsche Bank opinion. Furthermore, Intentia has agreed that a substantial portion of Deutsche Bank’s aggregate compensation will be paid upon consummation of the Transaction. If the Transaction is not completed, Intentia has agreed to pay Deutsche Bank 20% of the break-up, lock-up option, topping fee or termination fee it receives. Regardless of whether the Transaction is consummated, Intentia has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the Transaction or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Intentia has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against all liabilities arising out of the Transaction or Deutsche Bank’s engagement.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank and its affiliates may actively trade securities of Intentia or Lawson for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

TERMS OF THE EXCHANGE OFFER

Terms of the Exchange Offer

Lawson is offering to Intentia securityholders the opportunity to exchange each of their Series A shares for 0.5061 of a newly issued share of Lawson common stock, each of their Series B shares for 0.4519 of a newly issued share of Lawson common stock and each Warrant for 0.2157 of a newly issued share of Lawson common stock. Lawson Software and Intentia intend that the Merger and the Exchange Offer, considered together, will qualify as an exchange described in Section 351 of the Internal Revenue Code for United States federal income tax purposes.

The Swedish Securities Council has determined that the difference in consideration for the Series A shares and the Series B shares complies with best practice (Sw: god sed) on the Swedish stock market (statement 2005:13 ). The premium offered for Series A shares in relation to the Series B shares is based in part on the historical premium at which the Series A shares have been purchased and sold. On February 9, 2005, Symphony Technology Group and Tennenbaum Capital Partners acquired 1,050,000 and 1,814,700 Series A shares, respectively, at a premium of approximately 23%. Since Symphony and Tennenbaum hold the majority of the Series A shares, the premium also represents consideration for Symphony and Tennenbaum’s commitment to accept the Exchange Offer with regard to all of their holdings in Intentia pursuant to the Irrevocable Undertakings, and their acceptance of the terms of the Lock-Up Agreements. In addition, Series A shares represent 3.05% of the total Shares outstanding as of September 30, 2005, but 23.95% of the total voting power of the Shares outstanding, since the Series A shares hold ten votes per share while the Series B shares hold one vote per share, and their tender is important to the success of the Exchange Offer. The price offered for the Warrants in the Exchange Offer is based on the difference between the price offered for the Series B shares and the subscription price for the Series B shares under the Warrants.

In connection with the Exchange Offer and subject to its completion, Lawson anticipates that it will make an offer to purchase all outstanding Notes for cash equal to the principal amount outstanding, plus accrued but unpaid interest, if any, to the end of the acceptance period for the Notes. The Note Consideration will only be paid after the conditions to the Exchange Offer are satisfied or, to the extent permissible, waived and in no event earlier than the expiration date of the acceptance period for the Exchange Offer.

Cost of Transfer

No commission will be charged by Lawson in the Exchange Offer. However, if an Intentia securityholder’s securities are registered in the name of a nominee and the nominee charges a fee in connection with tendering these securities, the Intentia securityholder will be responsible for the payment of any such fees.

Conditions to the Exchange Offer

The Exchange Offer is subject to the following conditions:

1.                That the Exchange Offer is accepted to the extent that Lawson becomes the owner of shares (including warrants to purchase shares) representing more than 90% of each of the outstanding shares and voting power in Intentia on a fully diluted basis (including all shares issuable pursuant to outstanding warrants but excluding shares issuable pursuant to outstanding convertible securities);

2.                That the board of directors of Intentia has not withdrawn, or materially adversely modified, its recommendation that Intentia shareholders accept the Exchange Offer;

3.                That the shares of Lawson to be issued in the Exchange Offer are approved for listing on the Nasdaq National Market;

4.                That all necessary approvals from public authorities, including competition authorities, are obtained on terms reasonably acceptable to Lawson;

5.                That Lawson’s Registration Statement on Form S-4 in the United States, which will register the shares of Lawson common stock to be issued pursuant to the Exchange Offer, has become effective under the Securities Act of 1933, as amended, and is not the subject of any stop order or proceeding seeking a stop order;

6.                That Lawson’s stockholders have approved the Merger and the issuance of the Lawson shares in connection with the Exchange Offer by the required vote under Nasdaq rules;

7.                That no buyer publicly announces an offer to acquire shares in Lawson, which based on the good faith determination by the board of directors of Lawson of its fiduciary obligations to its stockholders under law in the United States, results in the withdrawal or material, adverse modification of the Lawson board’s recommendation that the Lawson stockholders approve the Merger and the issuance of shares of Lawson in connection with the Exchange Offer; provided that the board of directors of Lawson may not withdraw or modify its recommendation unless (i) it receives an alternative acquisition proposal, (ii) it provides Intentia prior notice of Lawson’s board meeting to consider the alternative proposal, (iii) a majority of Lawson’s board makes a good faith determination (with the consultation of its legal and financial advisors) that the alternative acquisition proposal represents a superior proposal, (iv) Lawson’s board determines in good faith that the board recommendation change is required in order to satisfy the board’s fiduciary duties to Lawson’s stockholders, and (v) Lawson shall not have violated its non-solicitation obligation to Intentia;

8.                That Intentia does not take any measures which are reasonably likely to have a material adverse effect (as defined below) on the satisfaction of the conditions to the Exchange Offer or its implementation, including any of the following that are reasonably likely to have such an effect: (i) disposing of a material part of Intentia’s assets, (ii) declaring or paying any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of Intentia’s capital stock, (iii) increasing or agreeing to increase the compensation payable or to become payable to Intentia’s officers or, except in accordance with past practice, employees, (iv) granting or agreeing to grant any severance or termination pay except in accordance with past practice or with the consent of Lawson, or (v) operating Intentia in a manner other than in the ordinary course of its business;

9.                That, prior to the expiration of the acceptance period, the Combination of Lawson and Intentia is not prohibited or significantly impaired, or the ownership or operation of Intentia by Lawson is not prohibited or significantly impaired, as the result of legislation, actions of a court or public authority, or similar events in Sweden, in the United States, or in another country, which have occurred or is expected to occur;

10.         That no material adverse effect on Intentia’s financial condition or operations (as defined below) has occurred or exists;

11.         That Intentia, after the date of the announcement of the Exchange Offer, has not issued any shares of its capital stock or granted any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except upon the exercise of warrants, options or convertible securities outstanding on the date of the announcement or with Lawson’s prior written approval; and

12.         That Lawson Software shall have received an opinion of Dorsey & Whitney LLP, counsel to Lawson Software, and Intentia shall have received an opinion of O’Melveny & Myers LLP, counsel to Intentia, respectively, that the Merger and the Exchange Offer, considered together, will qualify as an exchange described in Section 351 of the Internal Revenue Code for United States federal income tax purposes.

For the purposes of this section, “material adverse effect” shall mean any change, effect, event, state of facts or inaccuracy (including, without limitation, any inaccurate or misstated information made public by Intentia or any information which should have been made public by Intentia and has not been made public), that has not been made public or disclosed in writing to Lawson prior to the announcement of the Exchange Offer and that has had a material adverse effect on Intentia’s business, results of operations, or financial condition; provided, however, no changes, effects, events or state of facts related to any of the following shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a material adverse effect: (a) conditions affecting the software industry generally or the economy of any country where Intentia has conducted operations generally; (b) the announcement or pendency of the Exchange Offer; (c) conditions affecting general world-wide economic, business or capital market conditions; (d) changes in applicable laws or accounting principles after the date of the announcement of the Exchange Offer; or (e) an outbreak or escalation of hostilities involving the United States or Sweden, the declaration of the United States or Sweden of a national emergency or war, or the occurrence of any acts of terrorism.

Lawson may withdraw the Exchange Offer in the event that it is clear that any of the above conditions are not fulfilled or cannot be fulfilled. However, with regard to the conditions 2 through 5 and 7 through 12, Lawson may only withdraw provided that the failure of the relevant condition is of material importance to Lawson’s Combination with Intentia.

Lawson reserves the right to waive, in whole or in part, all of the conditions set out above, save for conditions 3 through 6 and 12. However, condition 1 will not be waived if Lawson would obtain less than 70% of the outstanding shares and voting power of Intentia.

The Swedish Securities Council has determined that condition 7 to the Exchange Offer is in compliance with best practice on the Swedish stock market provided that the determination of the Lawson board of directors is based on a professional legal analysis of U.S. law (statement 2005:16).

In connection with the condition (6) above, Lawson has convened an annual meeting of the stockholders to be held on •, 2005.

Lawson will issue a press release in the United States and Sweden once these conditions have been satisfied or waived, to the extent that they can be waived.

Acceptance Procedure

Holders of Shares and Warrants who are directly registered with VPC and who wish to accept the Exchange Offer should complete and submit an acceptance form during the acceptance period, •, 2005 to •, 2005, to:

Carnegie Investment Bank AB

Transaction Support

SE—110 51 Stockholm

Sweden

The acceptance form may also be submitted to a bank or brokerage firm in Sweden for forwarding to Carnegie Investment Bank AB (“Carnegie”) to the address stated above. Acceptance forms must be submitted or sent by mail in sufficient time prior to the final acceptance day in order to be received by Carnegie no later than 5 pm (CET) on •. Please note that an incomplete or incorrectly completed acceptance form may be disregarded.

The securities account (the “VPC account”) where the Shares and/or Warrants are registered and the current holdings of Shares and/or Warrants are shown on the preprinted acceptance form, which was distributed to those who were directly registered holders on •, 2005

Requests for additional acceptance forms and other questions relating to the Exchange Offer may be addressed to Carnegie (Phone: +46 (0) 8 588 694 88).

Nominee Registered Holdings

Holders of Shares and/or Warrants whose holdings are registered in the name of a nominee at a bank or other custodian will not receive this Proxy Statement/Prospectus or a preprinted acceptance form. Acceptance shall instead be made in accordance with instructions from the nominee of such holder.

Pledged Securities

In case the Shares and/or Warrants are pledged, both the holder of the Shares and/or Warrants and the pledge holder must sign the acceptance form.

Confirmation of Transfer of Shares and/or Warrants to Blocked VPC Accounts

Following receipt and registration by Carnegie of duly completed acceptance forms, the Shares and/or Warrants will be transferred to a newly opened blocked VPC account in the name of the holder. In connection therewith, VPC will send a confirmation notice showing the withdrawal from the original VPC account and the deposit into the newly opened, blocked VPC account. Holders of Shares and/or Warrants will not be able to transfer or otherwise dispose of any Shares and/or Warrants transferred to a blocked VPC account unless a valid withdrawal notice is received pursuant to the instructions below, or the Exchange Offer is not consummated.

If the relevant Shares and/or Warrants are registered in the name of a nominee, confirmation will be sent to the nominee. If the relevant Shares and/or Warrants are pledged confirmation will only be sent to the holder of the pledge.

Settlement

Provided that Lawson has announced that the conditions for the consummation of the Exchange Offer have been fulfilled, or that Lawson announces that it has otherwise decided to consummate the Exchange Offer, the Exchange Offer will close and settlement, which means payment of the consideration to the Share and/or Warrant holders, will begin promptly following the expiration of the acceptance period. Assuming that the acceptance period has not been extended, it is expected that settlement may begin on •, 2005. As stated herein, the acceptance period may be extended, in which case settlement will be postponed accordingly.

Any holder of Shares and/or Warrants that accepts the Exchange Offer thereby authorizes Carnegie to (i) deliver Shares and/or Warrants to Lawson according to the terms of the Exchange Offer, and (ii) to the extent required, subscribe for shares of Lawson common stock on behalf of the securityholder.

A holder of Shares and/or Warrants who has accepted the Exchange Offer will receive VPC-registered Lawson shares to his/her VPC account, where the Shares and/or Warrants were held. In connection therewith, the holder of Shares and/or Warrants will receive a notice confirming the deposit of VPC-registered Lawson shares into the VPC account. Holders of Shares and/or Warrants will not receive a confirmation of the withdrawal of Shares and/or Warrants from the blocked VPC account.

If the Shares and/or Warrants are registered in the name of a nominee, settlement will be made in accordance with the policies and practices of the nominee.

Fractional Shares

Due to the relevant exchange ratios, most holders of Shares and/or Warrants will receive fractional shares in Lawson. As is customary in Sweden, these fractional shares will be combined into whole shares and automatically sold on behalf of the holders by Carnegie on the Nasdaq National Market. The sales proceeds will be divided in proportion to the fractional share each holder of Shares and/or Warrants is entitled to. No commissions will be charged on the sale. Following the sale, the securityholders in question will be sent a contract note indicating the fractional shares sold. The sales proceeds will be paid in Swedish Kronor (rounded off to the nearest Swedish Krona according to current rounding-off rules) to the bank account (proceeds account) linked to each securityholders’ VPC account. Securityholders who do not have a proceeds account or whose proceeds account is a plus giro account will receive their proceeds in the form of a payment notice. Payment of the sales proceeds is scheduled to take place around •.

Share and/or Warrant holders whose holdings are registered in the name of a nominee through a bank or a brokerage firm will not be notified by VPC. Instead, notification will be made in accordance with the policies and practices of each nominee.

Right to Extend the Acceptance Period

Lawson reserves the right to extend the acceptance period. If the acceptance period is extended prior to the satisfaction or waiver of conditions for the consummation of the Exchange Offer, settlement will be postponed accordingly. Either Lawson or Intentia can terminate the Transaction Agreement and the Exchange Offer if the public announcement of the satisfaction of all conditions to the Exchange Offer has not been made by January 31, 2006.

Right to Withdrawal of Acceptance

The holders of Shares and/or Warrants have the right to withdraw their acceptances of the Exchange Offer. To be valid, such withdrawal must be made in writing and must be received by Carnegie at the address set forth above, not later than 3:00 pm (CET) on the last day of the acceptance period. In the case of withdrawal of acceptance with respect to nominee registered securities, the nominee shall be instructed to provide such withdrawal notice to Carnegie. If any condition that Lawson has reserved the right to control remains unfulfilled or unwaived at that date and the acceptance period is extended, the right to withdrawal shall also apply correspondingly during the extended acceptance period.

Rights Pertaining to the Shares of Lawson Common Stock

The shares of Lawson common stock to be issued under the Exchange Offer will rank in all respects pari passu with the other issued shares of Lawson common stock and will carry right to any dividend paid to stockholders after the date of issuance. See the section entitled “Description of Lawson Capital Stock” on page 132 and “Comparison of Rights of Holders of Lawson Common Stock and Intentia Shares” on page 184. The shares of Lawson common stock to be issued in the Exchange Offer, subject to approval for listing on the Nasdaq National Market and secondary listing on the O-list of the Stockholm Stock Exchange, will be quoted on the Nasdaq National Market and the Stockholm Stock Exchange. If the Exchange Offer is completed and more than 90% of each of the outstanding shares and voting power in Intentia are acquired, it will be requested that the Intentia Series B shares will be de-listed from the Stockholm Stock Exchange.

Directly Registered Shares in Lawson

As part of the Exchange Offer, holders of Shares and/or Warrants, who have accepted the Exchange Offer, will receive VPC-registered shares in Lawson. By issuing VPC-registered shares, holders of Shares and/or Warrants can receive their shares in Lawson without a custodian account with a bank or brokerage firm. To make this possible, these shares in Lawson will be registered by VPC in accordance with the

Financial Instruments Accounts Act (SFS 1998:1479). Special routines will therefore apply to holders of VPC-registered shares. The routines are summarized below.

Application to List the Lawson Shares on the O-List of the Stockholm Stock Exchange

As of the date of this Proxy Statement/Prospectus, Lawson common stock trades only on the Nasdaq National Market in the United States, under the symbol: “LWSN.” Information on the share price performance may be found on Nasdaq’s website, www.nasdaq.com.

Lawson will apply for a secondary listing of all of the shares of Lawson common stock issued in the Exchange Offer on the O-list of the Stockholm Stock Exchange. The O-list is one of the two main lists on the Stockholm Stock Exchange and companies on the O-list generally have smaller market capitalization than companies on the A-list. Subject to approval by the Stockholm Stock Exchange, the trading in the VPC-registered Lawson common stock is expected to commence on the Stockholm Stock Exchange as soon as practicable after settlement of the Exchange Offer.

Trading in Lawson Common Stock on the Nasdaq National Market

As of the closing of the Exchange Offer, all of the shares of Lawson common stock issued in the Exchange Offer will have been approved for listing on the Nasdaq National Market and trading in such shares is expected to be effective upon issuance. Trading on the Nasdaq National Market is conducted in U.S. Dollars. Holders of VPC-registered Lawson common stock who wish to trade their shares on the Nasdaq National Market must first re-register their VPC-registered Lawson shares to U.S. registered Lawson common stock. Such re-registration can be made at the request of the stockholder through the stockholder’s bank or brokerage firm in Sweden. Certain limitations may apply to re-registration, for example in connection with record dates. Holders of VPC-registered Lawson common stock are responsible for and must bear all costs arising in connection with re-registration to U.S. registered Lawson shares.

Dividends

Lawson has never declared or paid a cash dividend. Lawson intends to retain earnings to fund future growth and the operation of the business and, accordingly, does not anticipate paying any cash dividends in the foreseeable future. However, payment of any approved dividend, when determined and payable, will be forwarded to holders of Lawson common stock, or where Lawson common stock is registered in the name of a nominee, in accordance with the routines of such nominee. Holders of U.S. Lawson shares will receive dividends in U.S. Dollars. Holders of VPC-registered Lawson common stock will receive dividends in Swedish Kronor after conversion from U.S. Dollars at the then current exchange rate and after deduction of withholding tax, and as the case may be, preliminary tax.

The shares of Lawson common stock carry the right to possible dividend and other stockholders rights paid or otherwise due after the date of issuance, regardless of the fiscal year to which the dividend refers.

Meetings of Stockholders

Lawson holds annual meetings of its stockholders at which it proposes to elect directors to hold office until its next annual meeting or until their successors are duly elected and qualified, and proposes such other business as may properly come before the meeting.

Each Lawson stockholder is entitled to one vote per share of common stock held at every meeting of stockholders. Voting rights can be exercised only by those that are recorded in Lawson’s share register on the record date for any given meeting as determined by the board of directors of Lawson. Stockholders are entitled to participate and exercise their voting rights at the general meeting of stockholders in person or by proxy. The proxy can be in electronic form.

Lawson will distribute notices of stockholder meetings in English as well as other voting materials to holders of VPC-registered Lawson common stock as of the record date.

Stock Market Reporting

As a U.S. public company listed on the Nasdaq National Market, Lawson is subject to current quarterly and annual financial reporting requirements and files public reports with the SEC which are accessible (in English) on Lawson’s website at www.lawson.com and at the SEC’s website at www.sec.gov. Lawson will report (in English) to the Stockholm Stock Exchange and to the Swedish stock market in accordance with its listing agreement.

Share Ownership Information

All stockholders of Lawson who, directly or indirectly, own more than 5% of the total outstanding shares of common stock of Lawson are required to report such ownership to the SEC pursuant to the U.S. Securities Exchange Act of 1934, referred to as the Exchange Act. These filings are made public by the SEC. Also, officers, directors and holders of 10% or more of Lawson shares are subject to the insider trading reporting requirements of Section 16 of the U.S. Securities Exchange Act of 1934, as amended.

Special Considerations

Statement of Opinion obtained from the Swedish Securities Council

The Exchange Offer was made public on June 2, 2005, by means of a press release. Under applicable Swedish rules, the prospectus in respect of the Exchange Offer shall be presented no later than five weeks following the date of the press release. Lawson has obtained a statement from and dispensation granted by the Swedish Securities Council (Sw. Aktiemarknadsnämnden) in respect of the five week requirement (Statement 2005:21).

Statements 2005:13 and 2005:16 of the Swedish Securities council have been described above.

Compulsory Acquisition Proceedings

Following successful completion of the Exchange Offer, Lawson intends to initiate compulsory acquisition proceedings under Swedish law to purchase the remaining shares for cash. In order to initiate compulsory acquisition proceedings under Swedish law, Lawson must acquire more than 90% of each of the outstanding shares and voting power in Intentia.* If Lawson meets this legal requirement and furthermore acquires more than 90% of each of the outstanding shares and voting power in Intentia on a fully diluted basis using the treasury method (including all shares issuable pursuant to outstanding warrants but excluding shares issuable pursuant to outstanding convertible securities), Lawson intends to purchase the remaining Shares for cash, pursuant to compulsory acquisition proceedings under Swedish law. If Lawson successfully acquires this amount, as soon as practicable after the closing of the Exchange Offer it intends to form or acquire Swedish subsidiary, through which it can initiate Swedish compulsory acquisition proceedings. To complete a compulsory acquisition, Lawson intends to transfer some or all of the Shares that it acquired to this subsidiary. In the event that the minimum acceptance condition of the Exchange Offer is not met, Lawson reserves the right to waive the condition and proceed with a compulsory acquisition if permitted under Swedish law.

*       Beginning January 1, 2006, a new Swedish Companies Act enters into force. The new Act contains somewhat amended rules on compulsory acquisitions. According to the new rules, it is sufficient that Lawson acquires more than 90% of the outstanding shares in Intentia (i.e. not counting votes).

The actual price per share purchased pursuant to Swedish compulsory acquisition proceedings, initiated after a share exchange offer, is based on the average closing price for the bidder’s stock during the acceptance period. In addition, interest will accrue on the purchase price from the day the compulsory acquisition proceedings are initiated. Assuming 90% of each of the outstanding shares and voting power in Intentia on a fully diluted basis using the treasury method are tendered in the Exchange Offer and the price that is required to be paid pursuant to the Swedish compulsory acquisition proceedings equals SEK 22.17 per Series A share and SEK 19.80 per Series B share, we could be obligated to pay approximately USD 47 million (approximately SEK 348 million assuming a currency exchange rate of SEK 7.4108 to USD 1.00 as of May 31, 2005) plus interest for the Shares purchased in the compulsory acquisition. This cash expenditure would normally occur between one and three years after the closing of the Exchange Offer.* The actual price for the Shares purchased pursuant to the compulsory acquisition proceedings is to be determined by an arbitration panel, and the total amount payable by Lawson under the compulsory acquisition proceedings may be greater or lesser than USD 47 million.

Anticipated Tax and Accounting Treatment of the Exchange Offer

Lawson Software and Intentia intend that the Merger and the Exchange Offer, considered together, will qualify as an exchange described in Section 351 of the Internal Revenue Code for United States federal income tax purposes. The acquisition of Shares and Warrants acquired in the Exchange Offer and under the Irrevocable Undertakings will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America, which means that Intentia’s results of operations will effectively be included with Lawson’s from the closing date and their respective consolidated assets and liabilities, including identified intangible assets, will be recorded at their then fair values at the same time with the excess allocated to goodwill.

Restrictions on the Ability to Sell Lawson Common Stock

All shares of Lawson common stock issued in connection with the Exchange Offer will be freely transferable unless you are subject to a lock-up agreement described in this Proxy Statement/Prospectus or you are considered an “affiliate” of either Intentia or Lawson for the purposes of the Securities Act of 1933, in which case you will be permitted to sell the shares of Lawson common stock you receive in the Exchange Offer only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. This Proxy Statement/Prospectus does not register the resale of stock held by affiliates.

Appraisal Rights

Under Delaware law and our Certificate of Incorporation, Lawson stockholders are not entitled to any rights to seek appraisal of their shares or to exercise any preemptive rights in connection with the proposals to approve the Merger or to issue shares of Lawson’s common stock in connection with the

*       Beginning January 1, 2006, a new Swedish Companies Act enters into force. The new Act contains somewhat amended rules on compulsory acquisitions. Such amended rules will be applicable in the event that the compulsory acquisition procedure is initiated on or after January 1, 2006. According to the new rules, Lawson may be required to make payment for part of the acquisition sum at an earlier stage. Following the entering into force of an award on advance acquisition of the minority shareholders’ shares, the arbitration tribunal may—at the request of a party to the proceedings or the legal representative for the minority shareholders—issue a separate award in respect of the acquisition sum accepted by Lawson. Thus, should the compulsory acquisition procedure be initiated on or after January 1, 2006, Lawson may be obliged to settle such part of the acquisition sum prior to the final arbitration award.

Exchange Offer. Under Swedish law, if Lawson acquires more than 90% of each of the outstanding shares and voting power in Intentia,* Lawson intends to initiate compulsory acquisition proceedings under Swedish law and through a Swedish subsidiary to acquire the Shares of Intentia securityholders who did not tender their Shares in the Exchange Offer. For a further discussion of compulsory acquisition proceedings under Swedish law, please see the section entitled “Compulsory Acquisition Proceedings” on page 116.

Directors and Executive Officers; Executive Compensation

The President and Chief Executive Officer of the combined business will be Harry Debes. The Lawson board of directors appointed Harry Debes as Lawson’s President and Chief Executive Officer effective as of June 11, 2005. Mr. Debes also serves as a member of the Lawson board of directors.

Bertrand Sciard, Intentia’s current Chief Executive Officer and a member of the Intentia board of directors, will be the Chief Operating Officer of the combined business. Robert Barbieri, Lawson’s Chief Financial Officer & Performance Officer, will be the Chief Financial Officer of the combined business. Bruce McPheeters, Lawson’s General Counsel, will be the General Counsel of the combined business. Mr. Debes and the board of directors of the combined business will select other executive officers of the combined business.

For a description of the board of directors of the combined business, please see the section entitled “—Board of Directors” on page 130.

Information concerning Lawson executive compensation and current directors and executive officers of Lawson that will serve on the board of directors of the combined business following consummation of the Exchange Offer is contained in the sections entitled “Proposal Three: Election of Directors” on page 210 and “Executive Compensation and Other Information” on page 217. This Proxy Statement/Prospectus also contains information concerning the security ownership (see the section entitled “Security Ownership of Principal Stockholders, Directors and Management of Lawson” on page 207) and compliance with Section 16(a) of the Exchange Act (see the section entitled “Lawson’s Section 16(a) Beneficial Ownership Reporting Compliance” on page 206).

Comparable information concerning current directors and executive officers of Intentia that will serve on the board of the combined business following consummation of the Exchange Offer is discussed in “Information Regarding Intentia” on page 140.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material United States federal income tax consequences of the Merger and the Exchange Offer to holders of Lawson Software common stock and holders of Shares or Warrants.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations (current, temporary, and proposed), the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and United States court decisions existing and, in each case, as in effect and available, on the date of this Proxy Statement/Prospectus. Future legislation, regulations, administrative interpretations, and court decisions could change current law or adversely affect existing interpretations of current law, and any such change could apply retroactively. Even if there is no change in the applicable law, this discussion is not binding on

*       Beginning January 1, 2006, a new Swedish Companies Act enters into force. The new Act contains somewhat amended rules on compulsory acquisitions. According to the new rules, it is sufficient that Lawson acquires more than 90% of the outstanding shares in Intentia (i.e. not counting votes).

the IRS or the United States courts, and no assurance can be provided that the statements made in this discussion will not be challenged by the IRS or will be sustained by a United States court if so challenged.

This discussion is for general information only and does not provide a complete analysis of all potential United States federal income tax considerations that may be relevant to holders of Lawson Software common stock or holders of Shares or Warrants in light of their particular circumstances. This discussion also does not describe the tax consequences of the Merger or the Exchange Offer under United States state and local or foreign income tax laws. Holders of Lawson Software common stock and holders of Shares or Warrants should consult their own tax advisers regarding the specific tax consequences of the Merger and the Exchange Offer, including the applicable United States federal, United States state and local, and foreign income tax consequences of the Merger and the Exchange Offer in light of their particular circumstances.

This discussion assumes that a holder of Shares or Warrants does not also own any 5% Convertible Subordinated Notes of Intentia due 2006, referred to as the Notes, or any other debt instrument of Intentia, that will or may be acquired in connection with the Exchange Offer. Holders of Shares or Warrants who also own Notes, or any other debt instrument of Intentia, that are acquired in connection with the Exchange Offer may be subject to United States federal income tax consequences that are materially different from those described in this discussion and, accordingly, should consult their own tax advisors regarding the United States federal income tax consequences of the Exchange Offer.

This discussion does not describe the United States federal income tax consequences of the Merger and the Exchange Offer to holders of Lawson Software common stock or holders of Shares or Warrants that are subject to special tax rules under the Code, including the following holders:

•       holders of Lawson Software common stock or holders of Shares or Warrants who are dealers in securities or foreign currencies;

•       holders of Lawson Software common stock or holders of Shares or Warrants who are traders in securities that elect to apply a mark-to-market accounting method;

•       holders of Lawson Software common stock or holders of Shares or Warrants who are liable for the alternative minimum tax under the Code;

•       holders of Lawson Software common stock or holders of Shares or Warrants that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•       holders of Lawson Software common stock or holders of Shares or Warrants that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies;

•       holders of Lawson Software common stock or holders of Shares or Warrants who acquired their Lawson Software common stock or their Shares or Warrants in connection with employee stock options, employee stock purchase plans, or other compensatory transactions;

•       holders of Lawson Software common stock or holders of Shares or Warrants who hold their Lawson Software common stock or their Shares or Warrants as part of a straddle, constructive sale, conversion transaction, or other risk management transaction;

•       holders of Lawson Software common stock or holders of Shares or Warrants who have a “functional currency” other than the United States dollar;

•       holders of Lawson Software common stock or holders of Shares or Warrants that are a “controlled foreign corporation” under Section 957 of the Code or a “passive foreign investment company” under Section 1297 of the Code;

•       holders of Lawson Software common stock or holders of Shares or Warrants who are former citizens or long-term residents of the United States subject to Section 877 of the Code;

•       holders of Lawson Software common stock or holders of Shares or Warrants who are debtors under the jurisdiction of a case filed pursuant to Title 11 of the United States Code (or a similar proceeding in United States federal or state court); and

•       holders of Lawson Software common stock or holders of Shares or Warrants who do not hold their Lawson Software common stock or their Shares or Warrants as capital assets within the meaning of Section 1221 of the Code.

If a partnership (including for this purpose any entity classified as a partnership for United States federal income tax purposes) is a beneficial owner of Lawson Software common stock or Shares or Warrants, the United States federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. The partners of a partnership that beneficially owns Lawson Software common stock or Shares or Warrants should consult their own tax advisers regarding the United States federal, United States state and local, and foreign income tax consequences of the Merger and the Exchange Offer.

As used in this discussion, the term “U.S. holder” means a person that beneficially owns Lawson Software common stock or Shares or Warrants, as the case may be, and that is, for United States federal income tax purposes:

•       an individual who is a citizen or resident of the United States;

•       a corporation (or other entity classified as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state in the United States, or the District of Columbia;

•       an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or

•       a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons have authority to control all of the trust’s substantial decisions or (b) if, in general, the trust was in existence on August 20, 1996, was treated as a United States person under the Code on the previous day, and elected under applicable Treasury regulations to continue to so be treated.

As used in this discussion, a “non-U.S. holder” is a person who beneficially owns Lawson Software common stock or Shares or Warrants, as the case may be, that is not a U.S. holder.

Lawson Software and Intentia intend that the Merger and the Exchange Offer, considered together, will qualify as an exchange described in Section 351 of the Code for United States federal income tax purposes. The obligations of Lawson Software and Intentia to complete the Exchange Offer are conditioned on their receipt of legal opinions from their respective legal counsel, Dorsey & Whitney LLP for Lawson Software and O’Melveny & Myers LLP for Intentia, that the Merger and the Exchange Offer, considered together, will qualify as an exchange described in Section 351 of the Code for United States federal income tax purposes. These legal opinions will rely on certain assumptions (including assumptions regarding the absence of changes in existing facts and law and the completion of the Merger and the Exchange Offer in accordance with the terms and conditions of the Transaction Agreement and in the manner described in this Proxy Statement/Prospectus), will be based on certain representations made by Lawson Software, Lawson Holdings, Lawson Acquisition, and Intentia, and will be subject to certain limitations and qualifications as set forth in such legal opinions. If any of these assumptions or representations is inaccurate, the legal opinions cannot be relied upon and the United States federal income tax consequences of the Merger and the Exchange Offer to holders of Lawson Software common stock and holders of Shares or Warrants could differ significantly and adversely from those described in this discussion. These legal opinions will not be binding on the IRS or the United States courts, and no assurance can be provided that the conclusions reached in these legal opinions will not be challenged by the IRS or will be sustained by a United States court if so challenged. In addition, Lawson Software and Intentia have not requested, and do not intend to request, a ruling from the IRS regarding any of the United States federal income tax consequences of the Merger and the Exchange Offer.

Material United States Federal Income Tax Consequences of the Merger and the Exchange Offer to U.S. Holders of Lawson Software Common Stock and U.S. Holders of Shares or Warrants

Assuming that the Merger and the Exchange Offer, considered together, will qualify as an exchange described in Section 351 of the Code for United States federal income tax purposes, and subject to the limitations and qualifications referred to above, the material United States federal income tax consequences to U.S. holders will be as follows:

•       no gain or loss will be recognized by U.S. holders of Lawson Software common stock upon the receipt of Lawson Holdings common stock in exchange for their Lawson Software common stock in the Merger;

•       no gain or loss will be recognized by U.S. holders of Shares or Warrants upon the receipt of Lawson Holdings common stock in exchange for their Shares or Warrants in the Exchange Offer;

•       a U.S. holder of Shares or Warrants who receives cash in lieu of a fractional share of Lawson Holdings common stock in the Exchange Offer will be treated as if the U.S. holder had received the fractional share and then had that fractional share redeemed by Lawson Holdings for cash. Such U.S. holder will recognize gain or loss in an amount equal to the difference, if any, between (a) the amount realized on the receipt of cash in exchange for the fractional share of Lawson Holdings common stock and (b) that portion of the U.S. holder’s tax basis in the Lawson Holdings common stock attributable to the fractional share. A U.S. holder of Shares or Warrants who receives a payment of SEK in lieu of a fractional share of Lawson Holdings common stock in the Exchange Offer will calculate the amount realized on the receipt of such SEK in the manner described below. Gain or loss recognized by a U.S. holder of Shares or Warrants who receives cash in lieu of a fractional share of Lawson Holdings common stock in the Exchange Offer generally will be capital gain or loss;

•       the aggregate tax basis of the Lawson Holdings common stock received by a U.S. holder of Lawson Software common stock in the Merger will be the same as the aggregate tax basis of the Lawson Software common stock exchanged in the Merger;

•       the aggregate tax basis of the Lawson Holdings common stock received by a U.S. holder of Shares or Warrants in the Exchange Offer (including any fractional share of Lawson Holdings common stock that is treated as received by the U.S. holder and then redeemed by Lawson Holdings, as described above) will be the same as the aggregate tax basis of the Shares or Warrants exchanged in the Exchange Offer;

•       the holding period of the Lawson Holdings common stock received by a U.S. holder of Lawson Software common stock in the Merger or a U.S. holder of Shares or Warrants in the Exchange Offer will include the holding period of the Lawson Software common stock or the Shares or Warrants exchanged; and

•       U.S. holders of Lawson Software common stock and U.S. holders of Shares or Warrants will be required to report certain information to the IRS on their United States federal income tax returns for the taxable year in which the Merger and Exchange Offer occur and will be required to retain certain records related to the Merger and the Exchange Offer.

Material United States Federal Income Tax Consequences of a Compulsory Acquisition to U.S. Holders of Shares or Warrants

This discussion assumes that a U.S. holder of Shares or Warrants either will exchange all of such U.S. holder’s Shares or Warrants for Lawson Holdings common stock in the Exchange Offer or will surrender all of such U.S. holder’s Shares or Warrants for cash pursuant to the compulsory acquisitions proceedings under Swedish law. U.S. holders of Shares or Warrants who receive cash for only a portion of their Shares or Warrants pursuant to the compulsory acquisition proceedings under Swedish law (and who also exchange Shares or Warrants for Lawson Holdings common stock in the Exchange Offer) may be subject to United States federal income tax consequences that are materially different from those described in this discussion and, accordingly, should consult their own tax advisers regarding the United States federal income tax consequences of such compulsory acquisition.

A U.S. holder of Shares or Warrants who receives cash for all of such U.S. holder’s Shares or Warrants pursuant to the compulsory acquisition proceedings under Swedish law will recognize gain or loss in an amount equal to the difference, if any, between (a) the amount realized on the receipt of cash in exchange for the Shares or Warrants surrendered in such compulsory acquisition and (b) the tax basis of such U.S. holder in the Shares or Warrants surrendered in such compulsory acquisition. A U.S. holder of Shares or Warrants who receives a payment of SEK in exchange for the Shares or Warrants surrendered pursuant to the compulsory acquisition proceedings under Swedish law will calculate the amount realized on the receipt of such SEK in the manner described below.

Gain or loss recognized by a U.S. holder of Shares or Warrants pursuant to the compulsory acquisition proceedings under Swedish law generally will be capital gain or loss (provided, in the case of the Warrants, that the Shares to be issued on the exercise of such Warrants would have been a capital asset within the meaning of Section 1221 of the Code if acquired by the U.S. holder). Such capital gain or loss will be long-term capital gain or loss if the Shares or Warrants have been held for more than one year at the time of such compulsory acquisition. Preferential tax rates apply to long-term capital gains of a U.S. holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code. However, all or a portion of the gain recognized by a U.S. holder of Shares or Warrants pursuant to the compulsory acquisition proceedings under Swedish law may be treated as a deemed dividend (and not as capital gain) under Section 1248(a) of the Code if such U.S. holder owned (directly, indirectly, or constructively), at any time during the five years preceding such compulsory acquisition, 10% or more of the total combined voting power of Intentia. In addition, any amounts received by a U.S. holder of Shares or Warrants pursuant to the compulsory acquisition proceedings under Swedish law that are deemed to be interest for United States federal income tax purposes will be treated as ordinary income.

Receipt of SEK by U.S. Holders of Shares or Warrants in the Exchange Offer or a Compulsory Acquisition

The amount realized by a U.S. holder of Shares or Warrants who receives a payment of SEK in lieu of a fractional share of Lawson Holdings common stock in the Exchange Offer, or a payment of SEK in exchange for the Shares or Warrants surrendered pursuant to the compulsory acquisition proceedings under Swedish law, generally will be the United States dollar value of such SEK determined on (a) the date of receipt in the case of a cash basis U.S. holder or (b) the date of disposition in the case of an accrual basis U.S. holder. However, if the Shares are treated as traded on an “established securities market” under applicable Treasury regulations, the amount realized by a cash basis U.S. holder (or an electing accrual basis U.S. holder) who receives a payment of SEK in lieu of a fractional share of Lawson Holdings common stock in the Exchange Offer, or a payment of SEK in exchange for the Shares surrendered pursuant to the compulsory acquisition proceedings under Swedish law, generally will be the United States dollar value of such SEK based on the spot rate on the settlement date.

Information Reporting and Backup Withholding Tax Applicable to U.S. Holders of Shares or Warrants

A payment to a U.S. holder of Shares or Warrants of cash in lieu of a fractional share of Lawson Holdings common stock in the Exchange Offer, or of cash pursuant to any compulsory acquisition proceedings under Swedish law, generally will be subject to information reporting to the IRS and generally will also be subject to backup withholding tax at the rate of 28% if the U.S. holder fails to provide a valid taxpayer identification number (generally on Form W-9) and comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding tax. U.S. holders of Shares or Warrants should consult their own tax advisers regarding the backup withholding tax rules and the procedure for providing a valid taxpayer identification number.

Backup withholding tax is not an additional tax. The amount of any backup withholding tax withheld from a payment to a U.S. holder of Shares or Warrants in the Exchange Offer, or a payment to a U.S. holder of Shares or Warrants pursuant to any compulsory acquisition proceedings under Swedish law, will be allowed as a credit against such U.S. holder’s United States federal income tax liability and may entitle such U.S. holder to a refund, provided the U.S. holder furnishes certain required information to the IRS in a timely manner.

Material United States Federal Income Tax Consequences of the Merger and the Exchange Offer to Non-U.S. Holders of Lawson Software Common Stock and Non-U.S. Holders of Shares or Warrants and of a Compulsory Acquisition to Non-U.S. Holders of Shares or Warrants.

Non-U.S. holders of Lawson Software common stock and non-U.S. holders of Shares or Warrants generally will not recognize gain or loss for United States federal income tax purposes upon the receipt of Lawson Holdings common stock in exchange for their Lawson Software common stock in the Merger or their Shares or Warrants in the Exchange Offer.

If a non-U.S. holder of Shares or Warrants receives cash in lieu of a fractional share of Lawson Holdings common stock in the Exchange Offer, or cash in exchange for such non-U.S. holder’s Shares or Warrants pursuant to any compulsory acquisition proceedings under Swedish law, such non-U.S. holder generally will not be subject to United States federal income tax with respect to gain, if any, recognized, unless:

•       the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if an income tax treaty applies, the gain is attributable to a permanent establishment or a fixed base that the non-U.S. holder maintains in the United States); or

•       the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other requirements are satisfied.

Information Reporting and Backup Withholding Tax Applicable to Non-U.S. Holders of Shares or Warrants

A payment to a non-U.S. holder of Shares or Warrants of cash in lieu of a fractional share of Lawson Holdings common stock in the Exchange Offer, or of cash pursuant to any compulsory acquisition proceedings under Swedish law, made through a foreign office of a foreign broker generally will not be subject to backup withholding tax (but may, under certain circumstances, be subject to information reporting to the IRS). However, a payment to a non-U.S. holder of Shares or Warrants of cash in lieu of a fractional share of Lawson Holdings common stock in the Exchange Offer, or of cash pursuant to any compulsory acquisition proceedings under Swedish law, made through a United States office of a broker generally will be subject to information reporting to the IRS and generally will also be subject to backup withholding tax at the rate of 28% if the non-U.S. holder fails to certify its foreign status (generally on

Form W-8BEN) or otherwise fails to establish an exemption from backup withholding tax. Non-U.S. holders of Shares or Warrants should consult their own tax advisers regarding the backup withholding tax rules and the procedure for certifying their foreign status.

Backup withholding tax is not an additional tax. The amount of any backup withholding tax withheld from a payment to a non-U.S. holder of Shares or Warrants in the Exchange Offer, or a payment to a non-U.S. holder of Shares or Warrants pursuant to any compulsory acquisition proceedings under Swedish law, will be allowed as a credit against such non-U.S. holder’s United States federal income tax liability and may entitle such non-U.S. holder to a refund, provided the non-U.S. holder furnishes certain required information to the IRS in a timely manner.

Holders of Lawson Software common stock and holders of Shares or Warrants should consult their own tax advisers regarding the specific tax consequences of the Merger and the Exchange Offer, including the applicable United States federal, United States state and local, and foreign income tax consequences of the Merger and the Exchange Offer, in light of their particular circumstances.

Material Swedish Tax Considerations

The following is a summary of certain Swedish tax consequences related to the Exchange Offer for shareholders that are residents of Sweden for tax purposes, unless otherwise stated. The summary does not cover tax issues in cases where individuals are deemed resident in Sweden due to their personal and financial connection with Sweden or in cases where securities constitute stock-in-trade or are held by partnerships. Nor does the summary cover cases where shares are business-related (Sw.: näringsbetingade). For certain categories of taxpayers, e.g. investment companies and mutual funds, special tax rules may be applicable. As appropriate, each taxpayer should consult a tax adviser as to the tax consequences that the Exchange Offer may entail in that participant’s case, including the applicability and effect of foreign tax regulations, provisions of tax treaties and any other rules.

Taxation Upon Disposal of Intentia Shares

General information for shareholders of Intentia

For shareholders of Intentia who accept the Exchange Offer and thereby exchange their shares for newly issued shares in Lawson, a taxable capital gain or a deductible capital loss will arise. Exceptions apply to individuals (and estate of deceased) who divest shares, see further below under “Postponement of taxation on share exchanges”.

A capital gain or a capital loss will be calculated as the difference between the sales price (minus sales expenses) and the tax base (acquisition value) of the shares disposed of. In the case of the share exchange according to this Exchange Offer, the sales price is the fair market value of the shares of Lawson common stock received at the time of the disposal. Lawson intends to seek General Advice with the tax authorities to have the value ascertained. Information regarding the value will be provided by advertisement in the Swedish daily press and/or in any other way that Lawson deems suitable.

The tax base is calculated according to the average method, which means that the acquisition value per share is regarded as being the tax base value for all shares of the same class and type, adjusted for changes in the holding that have occurred. Since the Series B shares are listed, the acquisition value may, as an alternative, be determined as 20% of the net sales proceeds in accordance with the so-called standard method. This method is not applicable regarding the unlisted Series A shares.

The time for the disposal occurs when a legally binding agreement exists between the parties.

See further below concerning “Postponement of taxation on share exchanges” and “Deferred capital gains taxation”.

Individuals and estate of deceased

For individuals (and Swedish estate of deceased), capital gains are taxed in the category “income from capital” at a rate of 30%. In the case of postponement of taxation on share exchanges, no capital gains taxation occurs, see below.

A capital loss is deductible under the category “income from capital”. A capital loss on listed shares as well as on unlisted shares may be fully offset against capital gains on listed shares and other listed securities that are taxed as shares (except units in Swedish fixed income funds) as well as against capital gains on shares that are not listed. 70% of a loss in excess of such gain will be deductible from other “income from capital”.

If a net loss should arise in the capital income category in a given year, such net loss may reduce the tax on income from employment and business operations as well as property tax. This tax reduction is granted at 30% of the net loss that does not exceed SEK 100,000 and at 21% of any exceeding net loss. Neither the deficit nor the tax reduction may be carried forward to future years.

Limited liability companies

Limited liability companies are taxed for capital gains in the category “income from business operations” at a rate of 28%. See also below “Deferred capital gains taxation”.

Capital losses on shares may be offset only against capital gains on shares and other securities that are taxed as shares. If a capital loss cannot be deducted by the company that has suffered this loss, it may be deducted in the same year against another company’s capital gains on shares and other securities that are taxed as shares, provided these companies are entitled to carry out Group contributions between them. A net capital loss on shares may be carried forward and be offset against capital gains on shares and other securities that are taxed as shares without limitation in time.

Special rules apply should the Intentia shares qualify as business-related shares.

Postponement of taxation on share exchanges

For an individual who is domiciled or has a habitual abode in Sweden (or a Swedish estate of deceased) that accepts the Exchange Offer and thereby exchanges his/her Intentia shares for shares of Lawson common stock, no taxable capital gain or deductible capital loss is considered to arise (in accordance with the so-called “Share-exchange provision”).

The shares of Lawson common stock received are considered to have been acquired for the same tax base as applicable to the divested shares in Intentia. The exchange of shares shall not normally be declared in the tax return.

If holders of Intentia’s securities receive fractions of shares of Lawson common stock that are divested on the Nasdaq National Market with cash remuneration, the sale of the fraction of a share in Lawson will trigger capital gains tax.

In order for the rules on postponement of taxation to apply, amongst other things, it is necessary that Lawson will own more than 50% of the voting power of Intentia at the end of the calendar year when the disposal takes place. Provided that the Exchange Offer is completed, Lawson intends to hold shares in Intentia in such manner that this requirement will be met.

If an individual moves out of Sweden, the capital gain that arose from the share exchange shall become taxable.

Deferred capital gains taxation

If a limited liability company, that exchanges Intentia shares for shares of Lawson common stock under the Exchange Offer, realizes a capital gain, a tax deferral for such gain may be claimed in the tax return if certain conditions are met.

In order for the deferral provision to apply it is necessary, amongst other things, that Lawson own more than 50% of the voting power of Intentia at the end of the calendar year when the disposal takes place. Provided that the Exchange Offer is completed, Lawson intends to hold shares in Intentia in such manner that this requirement will be met. In addition, it is normally required that the share exchange will result in a taxable capital gain.

Shareholders who wish to obtain a deferral of taxation must report the gain in their tax return for the divestment year and request a deferral of taxation. If a deferral is granted, the capital gain will be determined by the local tax authority in its tax assessment, in the form of a deferred tax amount, which must be allocated among the shares of Lawson common stock received.

If a tax deferral is granted, the deferred capital gain amount will be taxable at the latest when the shares of Lawson common stock are transferred to a new owner or the shares cease to exist. However, this will not apply if the shares received are divested through a subsequent share exchange that qualifies for the tax deferral to continue. The deferred capital gain amount may also become taxable should the shareholder so desire by stating this in the tax return.

Taxation Upon Disposal of Warrants

General information for holders of warrants

For holders of warrants to purchase Series B shares who accept the Exchange Offer and thereby exchange their warrants for newly issued shares in Lawson, a taxable capital gain or a deductible capital loss will arise. Postponement or deferral of taxation does not apply in this case.

A capital gain or a capital loss will be calculated as the difference between the sales price (minus sales expenses) and the tax base of the warrants disposed of. In the case of the share exchange according to this Exchange Offer, the sales price is the fair market value of the shares of Lawson common stock received at the time of the disposal. Lawson intends to seek General Advice with the tax authorities to have the value ascertained. Information regarding the value will be provided by advertisement in the Swedish daily press and/or in any other way that Lawson deems suitable.

The tax base is calculated according to the average method, which means that the acquisition value per warrant is regarded as being the average tax base for all warrants of the same class and type, adjusted for changes in the holding that have occurred. The so-called standard method is not applicable.

The time for the disposal occurs when a legally binding agreement exists between the parties.

Individuals and estate of deceased

For individual (and Swedish estate of deceased), capital gains are taxed in the category “income from capital” at a rate of 30%.

70% of a capital loss on unlisted warrants will be deductible from other income from capital.

If a net loss should arise in the capital income category in a given year, such net loss may reduce the tax on income from employment and business operations as well as property tax. This tax reduction is granted at 30% of the net loss that does not exceed 100,000 kronor and at 21% of any exceeding net loss. Neither the deficit nor the tax reduction may be carried forward to future years.

Limited liability companies

Limited liability companies are taxed for capital gains on warrants in the category “income from business operations” at a rate of 28%.

Capital losses on warrants may be offset only against capital gains on shares and other securities that are taxed as shares. If a capital loss cannot be deducted by the company that has suffered this loss, it may be deducted in the same year against another company’s capital gains on shares and other securities that are taxed as shares, provided these companies are entitled to carry out Group contributions between them. A net capital loss on warrants may be carried forward and be offset against capital gains on shares and other securities that are taxed as shares without limitation in time.

Taxation Upon Disposal of Shares of Lawson Common Stock Received

When a shareholder disposes of the shares of Lawson common stock received under this Exchange Offer, a liability for capital gains taxation will normally arise. If the rules on postponement of taxation have been applied in conjunction with this Exchange Offer, the shares of Lawson common stock received are regarded as having been acquired for the same tax base as applicable to the divested shares in Intentia.

Otherwise, the shares of Lawson common stock received are considered, for tax purposes, to have been acquired at the fair market value at the time of acquisition, whether a deferral has been granted or not. Lawson intends to seek General Advice with the tax authorities to have the value ascertained. If a deferral has been granted as described above, the deferred capital gain amount will also become payable.

If a deferral is granted and the seller, on the date of the share exchange, owned shares of the same class and type as the shares of Lawson common stock received, or acquire such shares after the exchange, the shares of Lawson common stock shall be deemed to have been disposed of in the following order: (1) Shares acquired prior the Exchange Offer, (2) Shares acquired through this Exchange Offer, (3) Shares acquired after the Exchange Offer

Taxation of Dividends

A distribution paid by Lawson Holdings will be treated as a dividend for United States federal income tax purposes to the extent of Lawson Holdings’ current or accumulated “earnings and profits” (as determined under the United States Internal Revenue Code). Lawson Holdings generally will be required to withhold United States federal income tax at a rate of 30% on the gross amount of any dividend paid to a shareholder who is a resident of Sweden. However, the rate of United States withholding tax generally is reduced to 15% if the shareholder is entitled to the benefits of the Sweden-United States income tax treaty and complies with certain certification requirements (generally by completing and delivering an IRS Form W-8BEN to Lawson Holdings).

The gross dividend is also taxable in Sweden as income from capital at a 30% rate for individuals and as income from business operations at a rate of 28% for corporations.

A credit for U.S. withholding tax shall be requested in the tax return. If a tax credit for foreign withholding tax cannot be utilized a given year, the credit may be carried forward and be utilized in any of the following three years. Alternatively, the withholding tax may be deducted when the taxable income of the shareholder is computed. Individuals (and estate of deceased) should make the deduction under the category “income from capital” and corporations under the category “income from business operations”.

If an U.S. withholding tax has been withheld at 15%, a Swedish preliminary tax of another 15% will normally be withheld by VPC on dividends to individuals.

Net Wealth Tax

The shares of Lawson common stock are listed on the Nasdaq National Market which means that they are not subject to Swedish net wealth tax. In addition, Lawson expects to apply to list the Lawson shares on the O-list of the Stockholm Stock Exchange. The shares are therefore not subject to Swedish net wealth tax, since they are not registered with a stock exchange in the country where the company is resident.

Certain Tax Issues for Shareholders Resident Outside of Sweden

Shareholders not resident in Sweden for tax purposes will normally not be liable for capital gains taxation in Sweden upon disposal of shares, see below concerning certain exceptions. Shareholders may, however, be liable for tax in their state of residence.

Individual not resident in Sweden for tax purposes may be liable for capital gains taxation in Sweden upon disposal of e.g. Swedish shares if they have been resident in Sweden or have lived permanently in Sweden at any time during the year of disposal or the ten calendar years preceding the disposal. This right of taxation may, however, be limited by an applicable tax treaty.

A corporation not resident in Sweden may be subject to capital gains taxation in Sweden upon disposal of shares if the corporation has a permanent establishment or fixed base in Sweden to which these shares are effectively connected.

Principal Agreements

The descriptions of the agreements set forth in this section are summaries only and are qualified in their entirety by reference to the complete form of agreements attached as annexes to this Proxy Statement/Prospectus. Readers of this Proxy Statement/Prospectus should not view the existence of a representation and warranty, or the description of it in this Proxy Statement/Prospectus as a representation to the readers of this Proxy Statement/Prospectus that all facts are as represented and warranted.

Lock-Up Agreements

In November 2005, Lawson entered into lock-up agreements with each of H. Richard Lawson, Symphony Technology Group LLC and Tennenbaum Capital Partners LLC, each referred to as a Signatory, and together as Signatories. The lock-up agreements are only effective if the Signatory or its representative is an executive officer or director of Lawson when the Exchange Offer becomes unconditional, referred to as the Commencement Date. The lock-up agreements provide that for a period beginning on the Commencement Date and ending 180 days after the Commencement Date, the above mentioned shareholders will not, without the prior written consent of Lawson, transfer more than 10% of the shares of Lawson common stock held by the Signatory as of the Commencement Date (in the case of H. Richard Lawson) or more than 10% of the shares of Lawson common stock received by the Signatory pursuant to the Exchange Offer (in the case of the other Signatories) (the remaining 90% of such shares of Lawson common stock for each Signatory being referred to as the “Lock-Up Shares”); provided that 25% of the Lock-Up Shares will be released from such restriction 90 days following the Commencement Date, an additional 25% of the Lock-Up Shares will be released from such restriction 120 days following the Commencement Date, and an additional 25% of the Lock-Up Shares will be released from such restriction 150 days following the Commencement Date, with the remaining 25% of the Lock-Up Shares to be released from such restriction 180 days following the Commencement Date. Signatories hold, in the aggregate, approximately 77.19% of the outstanding Shares and 33.68% of the voting power in Intentia, and will hold approximately 27.29% of the outstanding shares of Lawson common stock, assuming that all Intentia shareholders elect to receive shares of Lawson common stock in the Exchange Offer. Permissible transfers include, under certain circumstances, gifts, transfers by will or intestate succession, or transfers to certain affiliates. See “Annex E—Form of Lock-up Agreement.”

Irrevocable Undertakings

Symphony Technology Group and Tennenbaum Capital Partners, LLC, which group owns in the aggregate 4,580,384 Series A shares and 59,217,099 Series B shares in Intentia, representing approximately 38% of the issued share capital and 49% of the voting rights of Intentia, and Warrants to purchase 23,000,000 Series B shares of Intentia, representing all of Intentia’s outstanding warrants, each have undertaken, pursuant to an agreement providing that the undertakings shall be irrevocable until the closing of the Exchange Offer or six months following termination of the Exchange Offer, (i) to accept the Exchange Offer, tender all of their Shares and Warrants and not withdraw their Shares or Warrants once tendered, (ii) to vote against competing acquisition proposals, (iii) not to transfer any of their Shares or Warrants and (iv) not to solicit competing proposals for the acquisition of Intentia.

H. Richard Lawson, John Cerullo and William Lawson, Sr., who beneficially own in the aggregate 34,967,320 shares of Lawson common stock, representing approximately 35% of the outstanding shares of Lawson, have each undertaken, pursuant to an agreement providing that the undertakings shall be irrevocable until the closing of the Exchange Offer or six months following termination of the Exchange Offer, (i) to vote all of their respective Lawson shares at the annual meeting of Lawson stockholders in favor of the Merger and the approval of the issuance of Lawson shares to be offered to Intentia shareholders and warrant holders in the Exchange Offer, (ii) to vote all of their respective Lawson shares at the annual meeting against any competing acquisition proposals, (iii) not to transfer any of the Lawson shares and (iv) not to solicit competing proposals for the acquisition of Lawson.

Transaction Agreement

Lawson and Intentia have entered into a Transaction Agreement in connection with the Exchange Offer. Each of the parties has agreed that it will not to solicit, encourage or facilitate an alternative acquisition proposal for such party, or furnish information regarding such party to a third party. Furthermore, each party will notify the other party upon receipt of any alternative acquisition proposals. Neither party will engage in any discussions with any third party with respect to an alternative acquisition proposal, or provide information to such third party, unless a party receives a bona fide unsolicited written acquisition proposal and a majority of such party’s board (with the consultation of its legal and financial advisors) in a good faith determines that such proposal represents a superior proposal and that such discussions with the third party are required in order to comply with such party’s fiduciary obligations to its stockholders.

Lawson and Intentia have also agreed that their respective board recommendations shall not be amended, modified or altered in any way adverse to the other party, unless the party changing its recommendation (i) receives an alternative acquisition proposal, (ii) provides the other party prior notice of the party’s board meeting to consider the alternative proposal, (iii) the majority of that party’s board has made a good faith determination (with the consultation of its legal and financial advisors), that the alternative acquisition proposal represents a superior proposal, (iv) the party’s board determines in good faith that the board recommendation change is required in order to comply with such party’s fiduciary obligations to its stockholders, and (v) the party shall have not violated its non-solicitation obligations to the other party.

The completion of the Exchange Offer is conditioned upon the satisfaction of the conditions contained in the joint press release issued by Lawson and Intentia on June 2, 2005, referred to as the “Press Announcement”, and as set forth in “Conditions to the Exchange Offer” on page 110.

Lawson has agreed to extend the Exchange Offer for successive periods not to exceed ten (10) business days per extension if, at the scheduled expiration date of the Exchange Offer or any extension thereof, the conditions 1 or 4 set forth in “Conditions to the Exchange Offer” on page 110 shall not have been satisfied or waived, up through any termination of the Transaction Agreement in accordance with its terms.

Intentia has agreed to redeem the Notes, subject to the announcement that the conditions to the Exchange Offer have been fulfilled, on the date set for the expiration of the acceptance period for the Exchange Offer contained in the Proxy Statement/Prospectus, as such date may be extended in accordance with the Transaction Agreement.

The Transaction Agreement may be terminated (i) by Lawson on written notice to Intentia if any of the conditions to the Exchange Offer have not been fulfilled or cannot be fulfilled, (ii) by mutual written consent of Lawson and Intentia, (iii) by Intentia on written notice to Lawson if the Lawson board of directors withdraws its recommendation of the Exchange Offer, (iv) by either Lawson or Intentia if Lawson’s stockholders have not approved the Merger and the issuance of Lawson common stock in the Exchange Offer at the annual meeting or any adjournment thereof and (v) by either Lawson or Intentia if the public announcement of the satisfaction of all conditions to the Exchange Offer has not been made by January 31, 2006; provided that, this right to terminate is not available to any party whose material failure to fulfill any obligation under the Transaction Agreement has been the principal cause of the failure of the Exchange Offer.

Lawson shall pay Intentia a termination fee of USD 14,250,000 under the following circumstances: (a) (i) a public announcement of the satisfaction of all conditions to the Exchange Offer has not occurred by the Termination Date, (ii) an alternative acquisition proposal is made after June 2, 2005 and not withdrawn prior to the Termination Date, and (iii) within 12 months following the Termination Date, an acquisition of Lawson is consummated or Lawson enters into an agreement for an acquisition of Lawson which is subsequently consummated or (b) (i) Lawson stockholders do not approve the issuance of shares of Lawson common stock at this annual meeting, (ii) after June 2, 2005, an alternative acquisition proposal is made prior to this annual meeting of Lawson stockholders, and (iii) within 12 months following the date of this annual meeting an acquisition of Lawson is consummated or Lawson enters into definitive agreement for an acquisition of Lawson which is subsequently consummated, or (c) the board of Lawson withdraws its recommendation to its stockholders regarding the Exchange Offer, or Lawson materially breaches its obligations under the Transaction Agreement with respect to the Lawson board’s recommendation.

Intentia shall pay Lawson a termination fee of USD 5,400,000 under certain circumstances: (a) (i) a public announcement of the satisfaction of all conditions to the Exchange Offer has not occurred by the Termination Date, (ii) an alternative acquisition proposal is made after June 2, 2005 and not withdrawn prior to the Termination Date, and (iii) within 12 months following the Termination Date, an acquisition of Intentia is consummated or Intentia enters into an agreement for an acquisition of Intentia which is subsequently consummated or (b) (i) Lawson does not become the owner of shares (including warrants to purchase shares) representing more than 90% of each of the outstanding shares and voting power in Intentia on a fully diluted basis using the treasury method (including all shares issuable pursuant to outstanding warrants but excluding shares issuable pursuant to outstanding convertible securities) by the expiration of the period for acceptance of the Exchange Offer, (ii) after June 2, 2005, an alternative acquisition proposal is made prior to the annual meeting of Lawson stockholders, and (iii) within 12 months following the date of this annual meeting an acquisition of Intentia is consummated or Intentia enters into a definitive agreement for an acquisition of Intentia which is subsequently consummated, or (c) the board of Intentia withdraws its recommendation to its shareholders regarding the Exchange Offer, or Intentia materially breaches its obligations under the Transaction Agreement with respect to the Intentia board’s recommendation.

Board of Directors

Lawson and Intentia intend that the board of directors of the combined business will consist of nine members, including H. Richard Lawson and Romesh Wadhwani acting as co-chairmen, Harry Debes, two current independent directors on the Lawson board (David R. Hubers and Michael A. Rocca) and two additional current directors on the Intentia board (Paul Wahl and Steven C. Chang). These members of the board of the combined business will select two additional independent members to fill the remaining vacancies.

The new directors will receive compensation consistent with Lawson’s policy to pay compensation to non-employee directors for their services as board members. For fiscal 2005, Lawson’s non-employee directors received an annual director fee of USD 25,000, plus USD 1,000 for participating at each committee meeting or annual meeting of the board. In addition, the chair of the audit committee received an annual fee of USD 12,000 and each of the chairs of the compensation committee and corporate governance committee received an annual fee of USD 10,000. Lawson’s directors also received reimbursement of board-related expenses. Lawson provided to each of its directors personal umbrella liability insurance coverage at an annual premium cost of approximately USD 2,670 per director. Lawson also permitted non-employee directors to participate in its 2001 and 1996 Stock Incentive Plans, to the extent authorized by the board of directors. The non-employee directors received an initial stock option grant to purchase 40,000 shares of common stock when they are first elected or appointed to the board and an annual stock option grant to purchase 10,000 shares, in each case at an exercise price equal to the fair market value of Lawson’s common stock on the date of the grant. Lawson may modify or increase the compensation for non-employee directors at any time and from time to time after completion of the Combination.

DESCRIPTION OF LAWSON CAPITAL STOCK

This description of rights and preferences of Lawson Software capital stock will be substantially applicable to Lawson Holdings capital stock after the Restructuring.

General Matters

Our authorized capital stock consists of 750,000,000 shares of common stock, par value USD 0.01 per share, 7,500,000 shares of Series B Junior Participating Preferred Stock and 42,500,000 undesignated shares of preferred stock.

The board of directors, as limited by the certificate of incorporation and without further action by Lawson’s stockholders, has the authority to issue preferred stock and additional shares of common stock, up to the number of shares authorized and not outstanding under the certificate of incorporation. Nasdaq marketplace rules require stockholder approval prior to the issuance of additional shares of Lawson common stock in any transaction if (1) the common stock has, or will have upon issuance, voting power in excess of 20% of the voting power outstanding before the issuance of such common stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

Common Stock

As of September 30, 2005, there were 102,268,957 shares of common stock outstanding, held by approximately 180 stockholders of record. In addition, Lawson held 11,209,086 shares of treasury stock as of June 30, 2005. Lawson’s issued capital stock after the consummation of the Exchange Offer, assuming full acceptance, will amount to approximately 183,000,000 shares of common stock and no shares of preferred stock.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefore. Upon a liquidation, dissolution or winding up of Lawson, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock under our certificate of incorporation. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of the Exchange Offer will be, fully paid and nonassessable.

Stockholders who beneficially own 5% or more of Lawson’s common stock must report their stock ownership to the Securities and Exchange Commission on a Schedule 13D. Stockholders who are passive investors can file an abbreviated report of their ownership on Schedule 13G. A passive investor is a stockholder who beneficially owns less than 20% of Lawson’s common stock, provided that the investor did not acquire the stock for the purpose, or with the effect, of changing or influencing control of Lawson. The Securities and Exchange Commission has taken the position that a director or executive officer will not qualify as a passive investor.

In general, an investor must amend Schedule 13G annually to show any change in beneficial ownership. When a passive investor acquires greater than 10% of the common stock, the investor must amend the Schedule 13G promptly after the date of acquisition. From then on, the passive investor must file an amended Schedule 13G promptly after the date on which its beneficial ownership increases or decreases by more than 5%. A nonpassive investor must amend its more detailed Schedule 13D promptly to show any change of 1% or more in beneficial ownership.

Changes in the Share Capital of Lawson

The table below sets forth the changes in the share capital of Lawson since the beginning of Fiscal 2001.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’(DEFICIT) EQUITY AND COMPREHENSIVE INCOME (LOSS)

	Common Stock		Additional Paid-In	Treasury	Deferred Stock-Based	Retained	Accumulated Other Comprehensive	Adjustment for Mandatorily Redeemable Common	Total Stockholders (Deficit)	Comprehensive Income
	Shares	Amount	Capital	Stock	Compensation	Earnings	Loss (Income)	Stock	Equity	(Loss)
(in thousands)
Balance at May 31, 2000	70,734	$ 707	$ 4,973	—	$ (397)	$ 20,508	$ (453)	$ (164,213)	$ (138,875)	$ (3,802)
Deferred stock-based compensation	—		18,292	—	(18,292)	—	—	—	—
Amortization of stock-based compensation	—		—	—	3,596	—	—	—	3,596
Exercise of stock options	3,481	35	1,728	—	—		—	—	1,763
Tax benefit from stockholder transactions	—		2,778	—	—		—	—	2,778
Repurchase and retirement of common stock	(1,162)	(12)	(2,687)		—		—	—	(2,699)
Purchase of treasury shares	(4,307)	(43)	—	(9,957)	—		—	—	(10,000)
Common stock exchanged for preferred stock	(2,330)	(23)	—	(5,387)	—		—	—	(5,410)
Beneficial conversion feature associated with preferred stock	—	—	2	—	—	(2)	—	—	—
Warrants issued to non-employee	—	—	1,040	—	—	—	—	—	1,040
Stock options issued to non-employee	—	—	657	—	—	—	—	—	657
Accretion on preferred stock	—	—	—	—	—	(50)	—	—	(50)
Increase in redemption value of mandatorily redeemable common stock, net of cancellation of mandatorily redeemable provision	—	—	—	—	—	—		108,068	108,068
Translation adjustment	—	—	—	—	—	—	(306)	—	(306)	$ (306)
Net Income	—	—	—	—	—	14,569	—	—	14,569	14,569

	Common Stock		Additional Paid-In	Treasury	Deferred Stock-Based	Retained	Accumulated Other Comprehensive	Adjustment for Mandatorily Redeemable Common	Total Stockholders (Deficit)	Comprehensive Income
	Shares	Amount	Capital	Stock	Compensation	Earnings	Loss (Income)	Stock	Equity	(Loss)
(in thousands)
Balance at May 31, 2001	66,416	$ 664	$ 26,783	$ (15,344)	$ (15,093)	$ 35,025	(759)	$ (56,145)	$ (24,869)	$ 14,263
Proceeds from initial public offering, net	15,336	153	197,154	—	—	—	—	—	197,307
Deferred stock-based compensation	—	—	1,579	—	(1,579)	—	—	—	—
Amortization of stock-based compensation	—	—	—	—	8,343	—	—	—	8,343
Exercise of stock options	3,029	30	(1,105)	—	—	—	—	—	(1,075)
Tax benefit from stockholder transactions	—	—	10,594	—	—	—	—	—	10,594
Repurchase of common stock	(103)	67	(258)	(387)	—	—	—	—	(578)
Repurchase of ESOP shares	(72)	—	—	(1,243)	—	—	—	—	(1,243)
Beneficial conversion feature associated with preferred stock	—	—	29,998	—	—	(29,998)	—	—	—
Exercise of warrants	439	3	3,556	—	—	—	—	—	3,559
Accretion on preferred stock	—	—	—	—	—	(100)	—	—	(100)
Decrease in redemption value of mandatorily redeemable common stock	—	—	—	—	—	—	—	55,771	55,771
Conversion of preferred stock to common stock	10,316	103	29,747	—	—	—	—	—	29,850
Change in net unrealized gains/losses on investments, net of taxes	—	—	—	—	—	—	16	—	16	$ 16
Translation adjustment	—	—	—	—	—	—	(469)	—	(469)	(469)
Net income	—	—	—	—	—	8,378	—	—	8,378	8,378

	Common Stock		Additional Paid-In	Treasury	Deferred Stock-Based	Retained	Accumulated Other Comprehensive	Adjustment for Mandatorily Redeemable Common	Total Stockholders (Deficit)	Comprehensive Income
	Shares	Amount	Capital	Stock	Compensation	Earnings	Loss (Income)	Stock	Equity	(Loss)
(in thousands)
Balance at May 31, 2002	95,361	$ 1,020	$ 298,048	$ (16,974)	$ (8,329)	$ 13,305	$ (1,212)	$ (374)	$ 285,484	$ 7,925
Deferred stock-based compensation	—	—	(1,650)	—	1,650	—	—	—	—
Amortization of stock-based compensation	—	—	—	—	3,562	—	—	—	3,562
Exercise of stock options	3,846	38	5,206	—	—	—	—	—	5,244
Tax benefit from stockholder transactions	—	—	4,594	—	—	—	—	—	4,594
Employee stock purchase plan	1,370	—	3,439	3,179	—	—	—	—	6,618
Repurchase ESOP shares	(6)	—	—	(27)	—	—	—	—	(27)
Repurchase of common stock	(2,875)	—	—	(15,002)	—	—	—	—	(15,002)
Increase in redemption value of mandatorily redeemable common stock, net of cancellation of mandatorily redeemable provision	—	—	—	—	—	—	—	374	374
Change in net unrealized gains/losses on investments, net of taxes	—	—	—	—	—	—	146	—	146	$ 146
Translation adjustment	—	—	—	—	—	—	2,231	—	2,231	2,231
Net loss	—	—	—	—	—	(3,825)	—	—	(3,825)	(3,825)
Balance at May 31, 2003	97,696	1,058	309,637	(28,824)	(3,117)	9,480	1,165	—	289,399	$ (1,448)
Deferred stock-based compensation	—	—	(966)	—	112	—	—	—	(854)
Amortization of stock-based compensation	—	—	—	—	2,231	—	—	—	2,231
Exercise of stock options	4,901	41	5,348	1,795	—	—	—	—	7,184
Tax benefit from stockholder transactions	—	—	11,581	—	—	—	—	—	11,581
Employee stock purchase plan	665	—	2,115	1,544	—	—	—	—	3,659
Repurchase of common stock	(4,916)	—	—	(40,070)	—	—	—	—	(40,070)
Change in net unrealized gains/losses on investments, net of taxes	—	—	—	—	—	—	(190)	—	(190)	$ (190)
Translation adjustment	—	—	—	—	—	—	1,955	—	1,955	1,955
Net income	—	—	—	—	—	7,991	—	—	7,991	7,991

	Common Stock		Additional Paid-In	Treasury	Deferred Stock-Based	Retained	Accumulated Other Comprehensive	Adjustment for Mandatorily Redeemable Common	Total Stockholders (Deficit)	Comprehensive Income
	Shares	Amount	Capital	Stock	Compensation	Earnings	Loss (Income)	Stock	Equity	(Loss)
(in thousands)
Balance at May 31, 2004	98,346	$ 1,099	$ 327,715	$ (65,555)	$ (774)	$ 17,471	$ 2,930	—	$ 282,886	$ 9,756
Deferred stock-based compensation	—	—	(471)	—	472	—	—	—	1
Amortization of stock-based compensation	—	—	—	—	261	—	—	—	261
Exercise of stock options	3,055	25	4,807	1,661	—	—	—	—	6,493
Tax benefit from stockholder transactions	—	—	4,215	—	—	—	—	—	4,215
Employee stock purchase plan	667	—	2,400	1,546	—	—	—	—	3,946
Repurchase of common stock	(1,449)	—	—	(10,000)	—	—	—	—	(10,000)
Change in net unrealized gains/losses on investments, net of taxes	—	—	—	—	—	—	20	—	20	20
Translation adjustment	—	—	—	—	—	—	(29)	—	(29)	(29)
Net income	—	—	—	—	—	5,262	—	—	5,262	5,262
Balance at May 31, 2005	100,619	$ 1,124	$ 338,666	$ (72,348)	$ (41)	$ 22,733	$ 2,921	$ —	$ 293,055	$ 5,253

Preferred Stock

We currently have no shares of preferred stock outstanding.

Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights of the preferred stock. However, the effects may include, among other things, restricting dividends on the common stock, diluting the power of the common stock, impairing liquidation rights of the common stock and delaying or preventing a change of control or the removal of our existing management without further action by the stockholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. In 2004, the board of directors designated 7,500,000 shares of preferred stock as Series B Junior Participating Preferred Stock in connection with the adoption of its stockholder rights plan, as described below.

Stockholder Rights Plan

On July 26, 2004, our board of directors adopted a stockholder rights plan, pursuant to which it declared a dividend of one preferred share purchase right per share for each outstanding share of Lawson common stock as of July 28, 2004. The description and terms of these rights are set forth in a Rights Agreement, dated July 28, 2004 between Lawson and Mellon Investor Services LLC, as rights agent. The rights trade with, and are inseparable from, the common stock. In connection with its execution of the Transaction Agreement, Lawson amended its stockholder rights plan to provide that no distribution of rights would be triggered by the Exchange Offer.

Each right entitles the registered holder to purchase from Lawson one one-hundredth of a share of Series B Junior Participating Preferred Stock, par value USD 0.01, referred to as the Preferred Shares, at a price of USD 29 per one-hundredth of a Preferred Share, subject to adjustment to prevent dilution, once the right becomes exercisable.

The rights will not be exercisable until:

•       ten days after the public announcement that a person or a group (excluding specified existing stockholders and Lawson itself) has become an “acquiring person” by becoming the beneficial owner of 15% or more of the common stock then outstanding, other than as a result of certain permitted offers; or

•       if earlier, ten days (or a later date as may be determined by the board of directors before any person or group becomes an acquiring person) after a person or group (excluding specified existing stockholders and Lawson itself) begins, or publicly announces an intention to begin, a tender or exchange offer which, if completed, would result in that person or group becoming an acquiring person, other than as a result of certain permitted offers.

The date when the rights become exercisable is referred to as the distribution date. Until that date, common stock certificates will represent the rights, and we will not distribute separate rights certificates. The rights will be transferable only in connection with the transfer of common stock. As of the distribution date, the rights will separate from the common stock and be evidenced solely by rights certificates that we will mail to all eligible holders of common stock.

If a person or group becomes an acquiring person, except pursuant to certain permitted offers, each holder of a right, other than the acquiring person, may purchase, for the exercise price, shares of common stock with the market value of twice the exercise price, based on the market price of the common stock prior to the acquisition.

If Lawson is later acquired in a merger, asset sale or other business Combination transaction after the distribution date, except pursuant to certain permitted offers, all holders of rights except the acquiring person may purchase, for the exercise price, shares of the acquiring corporation with a market value of twice the exercise price, based on the market price of the acquiring corporation’s stock prior to such merger.

Each Preferred Share, if issued:

•       will not be redeemable;

•       will be entitled to a minimum preferential quarterly dividend payment of USD 1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock;

•       in the event of liquidation, will be entitled to a minimum preferential liquidation payment of USD 1.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock;

•       will have 100 votes, voting together with the shares of common stock; and

•       in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, will be entitled to receive 100 times the amount received per share of common stock.

These Preferred Shares are subject to adjustment to prevent dilution, for example, in the event of a stock dividend on, or a subdivision, Combination or reclassification of, the Preferred Shares.

No fraction of a Preferred Share (other than fractions in integral multiples of one one-hundredth of a share) will be issued and, in lieu thereof, we will pay the holder of the fractional right an amount in cash equal to the same fraction of the current market value of one Preferred Share at the time the right is exercised.

After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of the outstanding shares of common stock, the board of directors may exchange each right for a share of common stock, subject to adjustment to prevent dilution, for example, in the event of a stock dividend on, or a subdivision, Combination or reclassification of, the Preferred Shares.

The board of directors may redeem the rights for USD 0.01 per right at any time before any person or group becomes an acquiring person. If the board of directors redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of USD 0.01 per right. The redemption price will be adjusted for any stock dividends, stock splits and similar transactions. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors may, in their sole discretion, establish.

The rights will expire on July 28, 2014, unless we extend, redeem or exchange them.

All securityholders of Intentia who receive shares of Lawson common stock in the Exchange Offer will be entitled to the rights described above. Until a right is exercised, the holder will have no rights as a stockholder of Lawson, including without limitation, the right to vote or to receive dividends.

Registration Rights

Certain of our stockholders are entitled to rights with respect to the registration of 33,196,375 shares of common stock under the Securities Act. The holders of the registrable securities may require us on two occasions within any calendar year to file a registration statement on Form S-3. Furthermore, in the event we decide to register our securities, we are required to include in our registration statement the registrable securities of any holder who so requests. These rights are subject to the right of the underwriters of an offering to limit the number of shares included in that registration under certain circumstances. The expenses incurred in such registrations will be borne by us. The registration rights described above will expire with respect to any holder of registrable securities if such holder can sell all of its shares in a three-month period under Rule 144 of the Securities Act.

Provisions of our Certificate of Incorporation and Bylaws and State Law Provisions with Potential Antitakeover Effects

Certificate of Incorporation and Bylaws

Some provisions of our certificate of incorporation and bylaws could make more difficult the acquisition of control of our company, and the removal of existing management:

•       the certificate of incorporation does not provide for cumulative voting for directors;

•       the board of directors fixes the size of the board of directors, may create new directorships and may elect new directors to serve for the full term in which the new directorship was created. The board of directors (or its remaining members, even though less than a quorum) also may fill vacancies on the board of directors occurring for any reason for the remainder of the term in which the vacancy occurred;

•       the board of directors may issue preferred stock without any vote or further action by the stockholders;

•       the board of directors may adopt, amend, alter or repeal the bylaws without a vote of the stockholders;

•       all stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting; and

•       we require advance notice procedures with respect to stockholder proposals and the nominations of candidates for election as directors.

The Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business Combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•       the board of directors approved the business Combination or the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•       upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, he or she owned at least 85% of Lawson’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and excluding shares in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•       the business Combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services, LLC.

INFORMATION REGARDING INTENTIA

Intentia’s Business

General

Intentia is a public company incorporated in Sweden and traded on the Stockholm Stock Exchange (XSSE) under the symbol “INT B”. Intentia designs, develops and globally distributes integrated enterprise resource planning, or ERP, software applications and consulting services to companies whose core processes involve the national and global manufacturing, distribution and maintenance of products. Intentia’s customers are typically medium to large organizations that operate in complex supply chains with limited internal resources. Intentia also offers highly specialized solutions that meet the specific needs of companies operating in the following global industries: fashion; food and beverages; wholesale distribution, asset and maintenance intensive industries. Customers in these industries require the reliability, experience and security of a substantial supplier with the flexibility and specialized knowledge of their industries; Intentia’s meets these requirements and its processes have built up from over 20 years of dedicated experience adding additional value.

Intentia solutions are designed with the specific needs of these customers in mind, and the ability to grow and change easily with their businesses. These solutions simplify complex processes, anticipate customer demands and deliver added value in both the short and long term. Initially designed for IBM computing environments, Intentia’s solutions are now available in the industry standard Java programming language providing customers with a choice of platforms, high levels of integration capability and low risk investments.

Intentia was founded in 1984 and the legal entity which today serves as the parent of the consolidated group was established in 1990. Intentia serves over 2,500 customers in over 40 countries around the world. Intentia’s business solutions currently comprise enterprise management, supplier relationship management, customer relationship management, supply chain management, value chain collaboration, enterprise performance management and workplace management.

Customers

Worldwide, Intentia’s Movex enterprise applications are installed at more than 2,500 customers. Forty percent of these customers are engaged in the fashion, food and beverage, wholesale distribution and asset-intensive industries. Sixty percent of customers are engaged in general manufacturing, distribution and maintenance related industries.

Many of Intentia’s customers need industry-specialized applications that are installed “out of the box” without a great deal of customization, but can be adapted to their specific needs and are efficient to maintain and upgrade. These customers also need sophisticated enterprise solutions and applications, but may lack the time, money or personnel to install or maintain the most complex solutions on the market.

Over the near-term, Intentia believes that it can create opportunities to provide existing customers with new and improved products and services to meet their changing needs. Intentia is refocusing its software maintenance and upgrade products and its customer support areas to make them more responsive, while providing higher quality and better value.

Intentia closed 2004 with more than 150 installations of the Java version of its product line live. Intentia believes that it will be increasingly successful in migrating customers to upgrades of their current applications and also believes that there is significant potential for providing value to this customer base through sales of its stand-alone, value creating products.

In the professional services area, Intentia seeks to extend its services offerings beyond project implementation from which customers can benefit from Intentia’s consultants’ skills and insights long after the initial installation project is completed.

Software

Intentia’s software portfolio includes three basic categories of products. Intentia’s full-scope enterprise solutions are “horizontal” applications that are suitable for all of Intentia’s target market customers, regardless of industry sector. These applications include enterprise management, supplier relationship management, customer relationship management, supply chain management, value chain collaboration, enterprise performance management and workplace management

In addition, Intentia offers specialized industry applications for the food and beverage, fashion, wholesale distribution and asset-intensive industries. These vertical industry applications provide end-to-end solutions for customers in these industries and Intentia believes provides it the opportunity to be a leader in supply to each of these industries, either directly or through channel partners.

Finally, Intentia has stand-alone applications that it can deliver to companies throughout its target market. These include e-Sales, e-Procurement, Plant Maintenance, Advanced Production Planning, Sales Force Automation, the Opportunity Analyzer and Business Intelligence. These products integrate well with other systems and can be implemented rapidly, allowing Intentia to quickly broaden its reach in an environment where companies are reluctant to replace entire enterprise systems.

Intentia has released one new version of its applications suite with synchronized upgrades of the different applications during 2005 and is continuing to make improvements to product quality and functionality, research on new composite application software and service oriented architecture developments.

Business Strategy

Intentia’s business strategy is to be a long-term partner for its customers, to help them create more effective and efficient business processes, automate more of their activities, and improve the overall performance of their businesses. This strategy will continue to be delivered by offering a complete range of modern enterprise applications which integrate well with other products and by providing the consulting services to assist customers to realize the benefits of Intentia’s solutions in their specific operating environments.

Intentia’s product strategy is to work with customers, application partners and technology partners to continue to deliver applications that fit the needs of our target market sectors, deliver added value, and have the flexibility to adapt to changing business processes.

Intentia’s development strategy is to expand the use of industry standards in architecture programming, tools, middleware, and user portals to enable customers to benefit from the ease of integration and use, interoperability and lower cost of ownership that standards deliver.

Intentia’s service strategy is to provide the skills and education to enable its customers to fully exploit the power of its products in the most timely, efficient and effective manner. These services will be delivered directly by Intentia employees and by a range of service partners globally to meet the increasing requirements for advice, consultancy, process improvement and implementation across the markets Intentia serves.

Intentia has strategically positioned itself in the ERP market based on its investment in modern open standards based technology, its full functional industry specific solutions and its deep understanding of the needs of its target customers.

Industry Overview

The enterprise software market is forecasted by industry analysts to grow at between 6% and 7% per annum through 2008. As market growth rates have slowed over the past decade, consolidation in the enterprise resource planning, or ERP, market has increased as suppliers merge or are acquired to form larger organizations with the efficiencies of scale, technology capability, multiple niche markets and financial viability to compete on a global scale. This consolidation is highlighting the differences between global and local ERP suppliers, large/medium/small customers, product/service/asset focused ERP, and niche or multi-niche providers. Customers are choosing long term partners with viable global operations, ERP that serves their major focus, breadth of applications, proven capability to support, and ability to scale with their business.

Markets

Intentia is positioned as one of the leading suppliers of applications and services in the enterprise resource planning market for medium sized businesses with manufacturing, distribution or asset-intensive operations.

Intentia has particularly strong positions in the global apparel industry sector, food and beverages, wholesale distribution, and asset intensive industries. In each of these sectors Intentia competes and gains customers based upon its specific product and service capability within the sector. Customers include both companies taking their first step into ERP and existing ERP customers with outdated technology or proprietary solutions with restricted future expansion.

Geographically Intentia derives approximately 85% of its revenues from Europe, approximately 10% from the Asia Pacific region, and approximately 5% from the United States. Intentia believes growth opportunities exist in both the Asia Pacific region, due to new manufacturing growth, and in the United States, where many prospects have outdated systems.

Intentia plans to grow in each market by both organic and acquisitive methods to establish leadership in its chosen sectors step by step across the globe.

Business Areas and Products

ERP systems can be split into three major categories:

•       Large complex generalist systems that require lengthy and costly individualization for each customer, are difficult to change, and are based on proprietary systems that tie the customer to vendors;

•       Mass market standardized systems that have a minimum set of functions fixed in place so that small companies can at least have some small degree of integration between business functions; and

•       Flexible systems that have comprehensive functionality and are designed to meet the needs of specific industries without the complex configuration of large systems.

Intentia products fall into the flexible category designed for companies engaged in manufacturing, distribution and maintenance activities. Further specialization results in solutions designed to meet the needs of the target company sectors by providing the critical information management components needed for their business.

Services, Support and Maintenance

Intentia has structured its services function to provide the highest level of consulting and support services for its global and globalizing customers, currently available in over 40 countries. Intentia provides comprehensive consulting and education skills to customers for both implementation and support. Intentia delivers these services through a combination of its employees directly and through a number of implementation service partners. The services organization is an important factor in customers achieving business success from their investment in Movex applications. As of June 30, 2005, Intentia had 1,381 consultants employed worldwide in support and services.

The professional services organization provides a wide range of services including project management, business and technical consultancy. Intentia believes that having a highly skilled, dedicated and broad services organization is essential for customers to achieve their business objectives from these often complex projects. Intentia’s team of business consultant’s work closely with its customers to design, configure and implement the appropriate solution for their business needs. Intentia’s technical consultants develop software for projects as necessary; building software enhancements, interfaces, and data conversions. They also provide consultancy and training for customer projects enabling them to manage their software and hardware environments. Given Intentia’s broad product offering and range of industries serviced, Intentia’s business consultants often specialize by product or industry to help ensure the appropriate expertise for Intentia’s customers. Intentia has trained its entire technical teams on the transition from RPG to Java based technology.

Intentia systems are sold with maintenance support services. Customers are provided with support, repairs and upgrades to an Intentia product. A key element in customer support is a multi-language telephone hotline with trained support staff, directly supporting customers from centers in Europe, Asia and the United States. In addition Intentia has started to offshore support services to India. Customers generally enter into one year maintenance agreements and may renew their maintenance agreements for additional one-year periods for supported products.

Education and Training

Through Intentia University courses Intentia provides education and training for its customer’s staff. The scope of this education and training include business concepts, and Movex functional and technical training. Training can be delivered in a traditional classroom setting at regional offices or on customer sites. Training can also be delivered using Intentia’s e-learning offerings including CBT’s off line self tuition. Intentia also uses its University to help with the training of its own employees in new products, and technologies.

Consulting Operations

To support Intentia’s professional services organization Intentia has a dedicated team producing tools and methodologies to support our implementation projects. The tools are built to assist both Intentia and its customers to achieve successful and efficient implementations.

Competitors

Intentia’s competitors in the large and medium sized company segment are companies that can supply and support ERP systems globally, have credible viability, and enough product breadth to service enterprise scale requirements. Today these include SAP AG, and Oracle Corporation following its recent acquisition of Peoplesoft/JD Edwards. Microsoft is investing heavily in the ERP sector, primarily focused on the small and medium end of the marketplace today. In addition to these competitors, Intentia also competes with other software providers depending on geography and industry, including GEAC, IFS and SSA.

Intentia’s position is to use the enterprise scale industry standard environment of Java backed by IBM and many other organizations and seen by most industry analysts to provide a clearer future direction for enterprise scale applications.

Sales and Marketing

Intentia sells approximately 98% of its products directly and 2% of its products through a worldwide network of approximately 25 third-party resellers, consisting of both of non-exclusive and exclusive resellers. As of June 30, 2005, Intentia had a direct sales force of approximately 142 employees. To support its sales globally, Intentia has subsidiaries in the following countries: Australia, Austria, Brazil, China,

Czech Republic, Denmark, Finland, France, Germany, Ireland, Italy, Japan, Netherlands, Norway, Poland, Portugal, Singapore, Spain, Sweden, Switzerland, United Kingdom and the United States.

Research and Development

Intentia has devoted significant resources to the development of its products and technology that address the needs of the mid market users of enterprise wide software. Intentia’s technology strategy is to develop leading business application software that will provide for the most cost efficient platform in order to support its customers to stay competitive in the more and more collaborative business environment in which its customers operate.

In 1997, Intentia made the strategic decision to move into open standards using Java as the baseline technology. Intentia released its complete enterprise wide application suite on Java in 2001. Intentia has since stayed with the Java platform and is following more open standards in order to provide for a cost efficient software platform. Intentia is, as an example, basing its tooling for software support, modification and enhancements on the open source framework “eclipse,” founded and co-funded by IBM. These tools are then developed as plug-ins on eclipse.

Intentia pursues its product development objectives by developing new software products and product enhancements using both internal and outsourced resources in India.

Employees

As of June 30, 2005, Intentia had 2,212 full time employees, including 312 in sales and marketing, 1,381 in support and services, 245 in general and administrative functions and 274 in research and development. Some of Intentia’s employees are members of labor unions, although none of Intentia’s employees are subject to collective bargaining agreements. Intentia has never experienced a work stoppage and believes its relationship with its employees is good. Intentia has not had difficulty attracting and retaining qualified employees, but this may change if demand for highly skilled product development, implementation, managerial and sales and marketing personnel increases.

Intellectual Property

A limited number of components in Intentia’s product offering are licensed from third parties. Intentia attempts to protect its software with a combination of copyright, trademark and trade secret laws.

Existing copyright laws afford only limited protection and Intentia’s attempts to protect its software through copyright, trademark and trade secret laws may not be effective. To protect any such trade secrets and other proprietary information, Intentia relies on confidentiality agreements with its corporate partners, employees, consultants, resellers and other advisors. These agreements may be breached, Intentia may not have adequate remedies for breach or its trade secrets may otherwise become known or independently discovered by competitors. While software companies have increasingly applied for, and relied on, the protection of patents, to date Intentia does not hold any patents and has not filed any patent applications.

Intentia has in the past and may in the future provide customers with source code for use with its products. Access to source code may increase the likelihood of misappropriation or other misuse of Intentia’s intellectual property. In addition, the laws of certain countries in which Intentia’s software products are, or may be licensed, do not protect our software products and intellectual property rights to the same extent as the laws of Sweden.

Properties

Intentia’s principal executive offices are located in Stockholm, Sweden. Intentia’s properties consist of leased facilities for sales and marketing, research and development, services and support and administrative personnel. The majority of Intentia’s facilities are occupied under leases that expire at various times through fiscal 2012. At June 30, 2005, Intentia leased aggregate space of approximately 103,700 square meters, including approximately 93,200 square meters in Europe (which includes approximately 52,300 square meters in Sweden), approximately 4,800 square meters in the United States, approximately 1,500 square meters in the Asia Pacific region and approximately 4,200 square meters in Australia/New Zealand.

Legal Proceedings

In 2003, one Intentia customer in France claimed 15 million euros due to alleged product defects and deficient services. This claim was brought against Intentia after Intentia had filed suit against the customer due to defaults in payment under existing contracts. Management believes that the claims of the customer are without merit and is vigorously defending against the action while continuing to seek recovery based upon its suit for payment of amounts due.

In 2002 the Swedish Tax Authorities denied a deduction amounting to approximately SEK 372 million for losses in connection with the liquidation of a subsidiary. Intentia appealed the decision and the court of first instance ruled in Intentia’s favor and revoked the decision. The tax authority has appealed the ruling to the court of appeals; however, Intentia believes it has a good chance of gaining ultimate approval for its claim. If, contrary to the opinion of Intentia and independent tax experts, the legal appeals process leads to a denial, the non-capitalized portion of net operating loss carry forwards will be reduced by approximately SEK 104 million.

Intentia is, from time to time, subject to legal proceedings and claims arising in the ordinary course of business. While the outcome of these proceedings and claims cannot be predicted with certainty, Intentia has informed Lawson that it does not believe that the outcome of any one of these legal matters will have a material adverse effect on its consolidated financial position, results of operations or cash flows. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect the future results of operations or cash flows in a particular period.

Strategic Partners

Intentia has entered into a Master Relationship Agreement with IBM under which the parties have agreed to terms and conditions of a marketing relationship. The objective of the strategic alliance is to increase sales. Intentia and IBM have agreed to share certain confidential information in order to optimize products for use on certain technologies in connection with the strategic alliance.

Intentia has also entered into an agreement with IBM pursuant to which IBM has undertaken to provide certain development services from India to Intentia. Similarly Intentia has entered into an agreement with Symphony Services to provide certain development and support services from India, further described under “Interests of Intentia Management and Members of Intentia’s Board” beginning on page 152 of the Proxy Statement/Prospectus.

Board of Directors

At present, the Intentia board of directors is composed of eight members, including the Chairman. The current members of the Intentia board of directors, their age, positions and the years of their original election are as follows:

Name	Member Since	Age	Position
Romesh Wadhwani	2004	58	Chairman
Jan Carlzon	1996	64	Director
Steven C. Chang	2004	33	Director
William Chisholm	2004	36	Director
Tommy H. Karlsson	2001	58	Director
Scott Klein	2005	48	Director
Paul Wahl	2004	52	Director
Bertrand Sciard	2004	52	Director, Chief Executive Officer

Romesh Wadhwani.   Chairman and member of the board since 2004. Dr. Romesh Wadhwani is the founder and Managing Partner of Symphony Technology Group. Dr. Wadhwani was the founder and former Chairman & Chief Executive Officer of Aspect Development, Inc., until 1999 when the company was purchased by i2 Technologies, and Dr. Wadhwani became the vice chairman of i2 Technologies and a member of the i2 board of directors. Over the past nine years, Dr. Wadhwani spearheaded the emergence of Aspect as a leader in the fast-growing B2B e-commerce arena. Dr. Wadhwani was previously Chairman and Chief Executive Officer of Cimflex Teknowledge Corporation, a company specializing in products and systems for computer-integrated manufacturing. Prior to that, he was Chairman and Chief Executive Officer of a company specializing in information systems for energy management. In addition, he has been a director on the boards of several private companies and organizations. Dr. Wadhwani received his Bachelor of Science degree from IIT Bombay and his M.S. and Ph.D. degrees in electrical engineering from Carnegie-Mellon University. Mr. Wadhwani holds indirectly 2,253,724 Series A shares and 40,595,776 Series B shares, and 23,000,000 warrants to purchase Series B shares. Mr. Wadhwani also holds indirectly 617,500 shares of Lawson common stock.(1)

Jan Carlzon.   Director since 1996. Mr. Carlzon is Chairman of the boards of Ledstiernan AB, ACR AB, Accome AB and Karl Stockman Investment BV. Mr. Carlzon is a member of the boards of E. Öhman J:or AB, Telecomputing AS and Farmagon AS. Mr. Carlzon holds 5,400 Series B shares.

Steven C. Chang.   Director since 2004. Mr. Chang is a Partner in Tennenbaum Capital Partners LLC, a private investment firm where he has worked since 2002. Prior to joining Tennenbaum Capital Partners, Mr. Chang was a Principal at Barnard & Co., a private equity investment group, from 1997 to 2001. From 1995 to 1997, Mr. Chang worked at Goldman, Sachs & Co. in its Special Situations, Mergers & Acquisitions, and Healthcare groups. Mr. Chang currently serves as a representative for Tennenbaum Capital Partners to the boards of directors of ITC Deltacom, Inc. and several private companies. Mr. Chang directly holds 30,000 Series B shares and indirectly holds 2,326,660 Series A shares and 18,621,323 Series B shares.(2)

William Chisholm.   Director since 2004. Mr. Chisholm is a Partner in Symphony Technology Group. Mr. Chisholm holds indirectly 2,253,724 Series A shares, and 40,595,776 Series B shares, and 23,000,000 warrants to purchase Series B shares. Mr. Chisholm also holds indirectly 617,500 shares of Lawson common stock.(1)

Tommy H. Karlsson.   Director since 2001. Mr. Karlsson is Chairman of the boards of Global Gardening Products S.A. and MSC S.A. Mr. Karlsson is a member of the boards of Elekta AB and Knurr AG. Mr. Karlsson holds no Intentia Securities.

Scott Klein.   Director since 2005. Mr. Klein is a member of the board of Information Resources, Inc. (IRI), a Symphony Technology Group portfolio company. Mr. Klein holds no Intentia Securities.

(1)          Shares and warrants are held by funds affiliated with Symphony Technology Group.

(2)          Indirect ownership through funds affiliated with Tennenbaum Capital Partners.

Paul Wahl.   Director since 2004. Mr. Wahl served as President and Chief Operating Officer of Siebel Systems, Inc., a leading provider of e-Business application solutions, from April 1999 to March 2003. From November 1998 to April 1999, Mr. Wahl served as the Chief Executive Officer and President of TriStrata, an Internet security company. From January 1996 to September 1998, Mr. Wahl served as Chief Executive Officer of SAP America, Inc. and was an Executive Board Member of SAP AG, an international developer and supplier of integrated business application software. From June 1991 to December 1995, Mr. Wahl served as Executive Vice President of SAP AG. Mr. Wahl is a member of the boards of Agile Software Corporation. Mr. Wahl holds no Intentia Securities. Mr. Wahl has agreed to join the Symphony Advisory Committee. In connection with this advisory role, Mr. Wahl will be entitled to receive 25,000 shares in each Symphony Technology Group portfolio company.

Bertrand Sciard.   Chief Executive Officer and director since 2004. Mr. Sciard holds no Intentia Securities. Before joining Intentia, Mr. Sciard was Senior Vice President of GEAC Computer Corporation Limited, in charge of all operations in Europe, the Middle East, Africa and the Asia and Australia/New Zealand region from September 2002 to April 2004. From September 1999 to September 2002, Mr. Sciard was Managing Director of Europe JBA plc and from September 1994 to January 1998 was President and Chief Executive Officer of Presys Instruments, Inc. Prior to Presys, Mr. Sciard held various roles at International Business Machines Corporation.

None of the above directors holds any Lawson Securities except as noted above.

Group Management

The following table sets forth the names of Intentia’s current executive officers, their respective years of employment, their age and their position. The executive officers are appointed by and serve at the discretion of Intentia’s board of directors.

Name	Year of Employment	Age	Position
Bertrand Sciard	2004	52	Chief Executive Officer
Arthur Gitajn	2004	53	Chief Financial Officer
Allan Davies	2004	53	Chief Marketing Officer
Guenther Tolkmit	2005	53	Chief Technology Officer
Niklas Björkqvist	1999	43	General Counsel
Eleanor Phillips	2005	39	Senior VP Human Resources
Henrik Billgren	1984	48	President of Intentia Research & Development
Franck Cohen	1995	45	Head of Europe, Middle East and Africa (EMEA)

Henrik Billgren holds 5,459 Series B shares, and Franck Cohen holds 4,474 Series B Intentia shares. None of the other executive officers hold Intentia Securities, and none of the above members of senior management holds any Lawson securities.

Remuneration

Principles

The remuneration of the board of directors, including the Chairman of the board, is determined by resolution of the general meeting of shareholders. Compensation to members of the board of directors totaled SEK 450,000 in 2004, which included payments of SEK 150,000 to each of Mr. Carlzon, Mr. Karlsson and Morgan Olsson. Mr. Olsson is no longer a member of the board of directors. Compensation of the chief executive officer and other members of group management consists of a basic salary, variable compensation, other benefits, pension and financial instruments. The distribution between basic salary and variable compensation is proportionate to the officer’s responsibility and authority.

Variable remuneration for group management is in the form of bonus if consolidated earnings after financial items exceed a certain target and is based on an adopted compensation plan pursuant to which the maximum compensation is 170% of an employee’s base salary. Pension benefits are paid as a part of total compensation to certain senior executives. For further information about the amounts and form of remuneration to the board of directors and management, refer to the section entitled “Intentia—Financial Statements and Supplementary Data—Notes to the Consolidated Financial Statements—Note 3. Employees and Personnel Expense.”

Distinct from Mr. Wahl’s board services, Intentia and Mr. Wahl have entered into a consulting agreement pursuant to which Mr. Wahl has agreed to provide services to Intentia up to four days a month at a rate of 5,000 Euros a day.

Financial Instruments

Neither the chief executive officer nor any other members of group management were awarded or subscribed for, options or any other financial instrument during the year ended December 31, 2004.

Pensions

Group management participates in defined contribution pension plan arrangements. The age of retirement for the chief executive officer as well as for other members of group management is 65 years, except that senior executives employed outside of Sweden are subject to the country’s ordinary rules concerning pensionable age. The pension contribution for the chief executive officer is up to a maximum of SEK 900 thousand per annum of pensionable income. The terms of pensions for Swedish senior executives are comparable to the terms of the agreement between the Confederation of Swedish Enterprise (Svenskt Näringsliv) and the Federation of Salaried Employees in Industry and Services (PTK). There are contribution-based pension plans for senior executives employed abroad according to which Intentia sets aside 5-10 % of the pension-qualifying income. Variable remuneration for senior executives is determined in accordance with Intentia policy. Salaries of SEK 2,973 thousand (SEK 10,463 thousand in 2003) constitute pension-qualifying remuneration for senior executives.

Period of Notice

The employment of the chief executive officer may be terminated subject to a period of notice of three months. In the event that the termination of the employment is initiated by Intentia, the chief executive officer is entitled to severance payments corresponding to 18 months’ salary. The period of notice applicable to other senior executive officers is 3-12 months if the termination of the employment is initiated by Intentia. In relation to certain employees, severance payments of between six and 12 months’ salary apply.

Decision-Making Process

For the first half of 2004, general principles of compensation were determined by the Intentia board with individual compensation allocated by the chief executive officer together with the chairman of the board. Beginning in the second half of 2004, the remuneration committee approved compensation for group management.

Committees of the Board

Intentia has two sub-committees of the board: an audit committee, comprised of Mr. Chang and Mr. Chisholm and a remuneration committee comprised of Mr. Wadhwani, Mr. Carlzon and Mr. Karlsson.

Auditors

Intentia’s auditors since 2004 are Mr. Carl Lindgren (born in 1958) and Åsa Wirén Linder (born in 1968) of KPMG. The total remuneration paid to Intentia’s auditors for 2004 was approximately SEK 12.9 million. Of this amount, SEK 9.4 million related to audit services and SEK 3.5 million to non-audit services.

Deputy Auditors

Kari Falk (born in 1952) of KPMG has been Intentia’s deputy auditor since 1996. Johan Baeckström (born in 1954) of KPMG has been deputy auditor for Intentia since 2001.

Share Capital

The capital stock in Intentia is SEK 1,676,528,830. The total number of shares is 167,652,883, of which 5,119,604 were Series A shares and 162,533,279 were Series B shares. Each share has a par value of SEK 10. Each Series A shares has ten votes, while each Series B share has one vote. Series B shares account for 76.0% and Series A shares for 24.0% of the total votes. All shares carry equal rights to dividends.

The table below sets forth the changes in the share capital of Intentia since the formation in 1990 of the legal entity which serves as parent of the consolidated group:

Year	Increase in Number of Shares	Increase in Capital Stock SEK Million	Total Capital Stock SEK Million	Number of Shares	Share’s Par Value (SEK)
1990 Intentia founded	500	0.05	0.05	500	100
1992 New stock issued	1,166	0.1	0.2	1,666	100
1995 New stock issued	1,282	0.1	0.3	2,948	100
1996 New stock issued I	136,000	13.6	13.9	138,948	100
1996 New stock issued II	945	0.1	14.0	139,893	100
1996 10:1 split	1,259,037	—	14.0	1,398,930	10
1996 Bonus issue	12,590,370	125.9	139.9	13,989,300	10
1996 New stock issued III	6,010,700	60.1	200.0	20,000,000	10
1998 New stock issued	4,000,000	40.0	240.0	24,000,000	10
1999 New stock issued	121,000	1.2	241.2	24,121,000	10
2000 New stock issued	190,000	1.9	243.1	24,311,000	10
2001 New stock issued I	4,862,200	48.6	291.7	29,173,200	10
2001 New stock issued II	500,000	5.0	296.7	29,673,200	10
2001 New stock issued III	6,400,000	64.0	360.7	36,073,200	10
2002 New stock issued	500,000	5.0	365.7	36,573,200	10
2003 New stock issued	73,146,400	731.5	1,097.2	109,719,600	10
2004 New stock issued I	38,800,000	388.0	1,485.2	148,519,600	10
2004 New stock issued II	19,133,283	191.3	1,676.5	167,652,883	10

New Stock Issued in 2004

Intentia made two issuances of stock in 2004. The net proceeds to Intentia from the issue of new shares were SEK 416.5 million, plus an additional SEK 197.1 million from related long-term debt.

At an extraordinary general shareholders’ meeting held on February 6, 2004, Intentia’s shareholders approved a directed issue of shares and debentures with detachable warrants to Symphony Technology Group. Symphony subscribed to 38,800,000 shares at a price of SEK 6.60 per share. The subscription consisted of 1,203,724 Series A shares and 37,596,276 Series B shares. Symphony also subscribed to a debenture with a nominal value of SEK 1,000, with 23,000,000 detachable warrants with a term of four years. The warrants entitle Symphony to subscribe for 23,000,000 Series B shares at a subscription price of SEK 10.00 per share, implying a premium of 57.5% over the closing price of the Series B share on the Stockholm Stock Exchange on December 23, 2003, the date on which the board of directors voted on the transaction. The directed issue of shares and debentures with detachable warrants was, taken together, made at a discount of approximately 6% compared to the closing price of SEK 6.35 per Series B share on the Stockholm Stock Exchange on December 23, 2003. Intentia received a total of SEK 256.1 million (before transaction costs) through the share and debenture issues. In addition, Intentia may at a later date receive an additional SEK 230.0 million, assuming full exercise of the warrants.

On September 6, 2004, at an extraordinary general stockholders’ meeting Intentia’s shareholders approved a new issue of shares directed to funds managed by Tennenbaum Capital Partners, LLC comprising 511,960 Series A shares and 18,621,323 Series B shares. The price of SEK 8.98 per share was equal to the volume weighted average share price for the 10 days ending July 22, 2004, the date on which the board of directors approved the issuance. The subscription price represented a premium to the closing price on that day of approximately 11%. The new share issue provided the company approximately SEK 171.8 million, before transaction costs.

Funds managed by Tennenbaum Capital Partners, LLC also made a USD 26.8 million (SEK 197.1 million) five-year term loan to Intentia which matures in September 2009. The loan is due in a single payment at maturity and carries an interest rate of 3-month LIBOR + 9%. This loan is subordinated to Intentia’s existing commercial bank syndicated loan. It is anticipated that, in connection with the closing of the Exchange Offer, Lawson will prepay the Tennenbaum junior secured loan pursuant to an agreement with Tennenbaum entered into in November 2005.  Assuming current LIBOR interest rates until the prepayment date, the amount required to prepay the Tennenbaum loan in September 2006, calculated in accordance with the November 2005 agreement with Tennenbaum, is estimated to be USD 3.7 million.

Convertible Notes

Intentia issued its 5% Convertible Subordinated Notes due 2006, referred to as the Notes, in 1999. The Notes, which mature in July 2006, pay 5% interest per annum and may be converted to Series B shares at a conversion price of SEK 105.16 per share (based on an exchange rate of 8.72 SEK to 1 EUR). If Intentia’s share price exceeds the conversion price by 8% for 20 consecutive trading sessions, the Notes may be called and redeemed at Intentia’s option. In the third quarter of 2003, 86% of the then outstanding Notes were repurchased at 65% of their nominal face value plus accrued interest, which resulted in a gain of approximately SEK 154.3 million in 2003. The outstanding Notes correspond to 679,954 Series B shares upon full conversion, which equals to approximately 0.4% of the capital and approximately 0.3% of the votes in Intentia. In connection with the Exchange Offer and subject to its completion, Lawson anticipates that it will make a cash offer for all outstanding Notes. In connection with the Exchange Offer, Intentia anticipates that it will call the Notes subject to the Exchange Offer being declared unconditional.

Market Price Performance and Turnover

The Series B shares have been listed on the O list of the Stockholm Stock Exchange since 1996.

The performance of Intentia’s share price was positive during 2004. The closing price for the year was SEK 14.25, an increase of 97.9% compared to the closing price in 2003. The Affärsvärldens General Stockholm All Share Index rose by 17.5% during the same period. The year’s highest paid share price was SEK 14.25, quoted on December 30, 2004. The lowest paid share price was SEK 6.90, quoted on January 2, 2004. Intentia’s total market capitalization amounted to SEK 2,389.1 million as of December 31, 2004. A total of 172 million shares changed hands during 2004, at a value of SEK 1,831 million, or an average of approximately 683,000 shares per trading day, which is equivalent to a turnover rate during 2004 of 102% of all outstanding shares and 106% of listed B shares. The chart below illustrates the price performance and trading volume of the Intentia shares from 1999 through June 30, 2005.

Certain Directors and Executive Officers of Intentia who will Continue as Directors and Officers of the Combined business

Effective as of the date of the closing of the Exchange Offer, the parties have agreed that Romesh Wadhwani will become a Co-Chairman of the board of directors of the combined business. Bertrand Sciard will be the Chief Operating Officer of the combined business. In addition, two additional current members of the Intentia board, Paul Wahl and Steven C. Chang, will become members of the Lawson board of directors. The following information regarding these persons is provided above under “Board of Directors” and “Recommendation” and below: (i) name, age, functions at Intentia, and business experience, (ii) principal business activities outside of Intentia, including other principal directorships, (iii) the nature of any family relationship between any of the persons named above, (iv) any arrangement or understanding with major stockholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or member of senior management, and (v) a description of any compensation received by such director by Intentia.

Mr. Wadhwani does not receive any compensation for his services as Chairman of the board of directors of Intentia but is reimbursed for out-of-pocket expenses incurred in connection with his directorship. Symphony Technology II-A, L.P., an affiliated entity of the Symphony Technology Group in which Mr. Wadhwani is a Lead Partner, held 2,253,724 shares of Intentia Series A shares, or 44.02% of the Series A shares outstanding as of September 30, 2005, and 40,595,776 shares of Intentia Series B shares, or 34.28% of the Series B shares outstanding as of September 30, 2005, and warrants to purchase an additional 23,000,000 Intentia Series B shares.

Mr. Sciard received SEK 2,335,000 in 2004 for his services as Chief Executive Officer and an additional SEK 1,825,000 in bonus and SEK 230,000 in benefits, in addition, pension expenses amounted to SEK 207,000.  He does not hold any securities in Intentia.

Interests of Intentia Management and Members of Intentia’s Board

Certain members of the board of directors and the group management of Intentia have interests in the Exchange Offer that may be different from, or in addition to, the interests of other stockholders of Intentia generally. These interests are summarized below.

Membership on the Lawson Holdings Board of Directors after the Combination

Lawson and Intentia have agreed to take all requisite action to cause Romesh Wadhwani to become a Co-Chairman of the board of directors of Lawson Holdings after the Combination. Two additional current Intentia directors, Paul Wahl and Steven C. Chang, are expected to serve on the board of directors of the combined business.

Arrangements with Bertrand Sciard

On May 4, 2004, Intentia entered into a Letter Agreement with Bertrand Sciard which provides for the payment of salary, performance bonus, severance and other benefits. Severance would be paid if Intentia terminated his employment other than for cause or if Mr. Sciard resigned for “good reason.” The Letter Agreement would have allowed Mr. Sciard to terminate his employment for “good reason” as of the closing of the Combination and receive severance of approximately USD 1,242,000, representing 18 months base salary and one and one-half times his prior year performance bonus. Since Mr. Sciard will assume the role of Chief Operating Officer of Lawson as of the closing of the Combination, Intentia and Mr. Sciard have agreed to amend his Letter Agreement concerning his ability to resign and receive severance. Under that amendment, Mr. Sciard will not receive any severance if he elects to resign as a result of his appointment as Chief Operating Officer in connection with the Combination during the first 12 months after closing. If Mr. Sciard elects to resign as a result of his appointment as Chief Operating Officer in connection with the Combination between 12 and 18 months after closing, Mr. Sciard would receive severance of approximately USD 814,000, representing 12 months salary and one year target bonus. If Mr. Sciard elects to resign as a result of his appointment as Chief Operating Officer in connection with the Combination between 18 and 19 months after closing, Mr. Sciard would receive severance of approximately USD 1,221,000, representing 18 months base salary and 18 months target bonus. If Mr. Sciard resigned for “good reason” more than 19 months after closing, his right to receive severance would be governed by the May 4, 2004 Letter Agreement based on the agreed position of Chief Operating Officer. Under the May 4, 2004 Letter Agreement, if Mr. Sciard resigned for “good reason” after 19 months following the closing, Mr. Sciard would be entitled to severance equal to 18 months base salary and one and one-half times his prior year performance bonus. The May 4, 2004 Letter Agreement also provided for the grant of options to purchase Intentia stock, subject to approval by the Intentia stockholders. Since the Intentia stockholders did not approve the proposed grant of Intentia stock options, Lawson will not assume any Intentia stock options upon the closing of the Combination. Instead, Intentia and Mr. Sciard have agreed that promptly after the closing, Lawson will grant to Mr. Sciard options to purchase 1,000,000 shares of Lawson common stock at an exercise price equal to the fair market value of Lawson's stock on the date of grant. A portion of the Lawson stock options will vest over a four-year period after grant and the remaining stock options will vest during the five-year period after grant, subject to acceleration upon certain events. To compensate Mr. Sciard for the in-the-money value of the proposed Intentia stock options, Intentia and Mr. Sciard have also agreed that Mr. Sciard will be eligible to receive the following cash payments:  USD 207,000 promptly after the closing of the Combination and USD 207,000 on the first, second, third and fourth anniversaries of the closing, provided that Mr. Sciard is a Lawson employee as of each respective anniversary date. In addition, Symphony Technology Group has agreed to provide Mr. Sciard 22,595 of the Lawson shares received by Symphony Technology Group in the Exchange Offer on each of the first, second and third anniversaries of completion of the Exchange Offer, in each case if and only if Mr. Sciard is employed full-time by Lawson or a subsidiary of Lawson on the applicable anniversary. Because the Letter Agreement, as amended, will govern the severance arrangements between Lawson and Mr. Sciard, the Lawson Executive Change in Control Severance Pay Plan for Tier 1 Executives will not apply to Mr. Sciard.

Lawson Stock Options

In connection with the Combination, Lawson agreed to grant to executive officers of Intentia who will be executive officers of the combined business options to purchase Lawson common stock upon completion of the Exchange Offer. The stock options will be granted at the market price for the Lawson common stock on the closing date of the Exchange Offer and will be subject to the terms and conditions of Lawson’s Amended and Restated 1996 Stock Incentive Plan. The options will have a ten year term and will vest annually as to 25% of the total shares over four years. Lawson will grant 1,485,332 options following consummation of the Exchange Offer, including the 1,000,000 stock options to Mr. Sciard.

Indemnification of Members of the Board and Executive Officers

Lawson intends to, and intends to cause Lawson Holdings to, honor the indemnification obligations of Intentia to its directors and officers that exist immediately prior to completion of the Exchange Offer and to continue indemnification coverage for such persons for an undetermined period of time following completion of the Exchange Offer. Intentia’s indemnification policy generally provides that directors and officers are indemnified for certain actions as defined under the policy while acting as directors or officers of Intentia.

Consulting Agreement

In connection with the Combination, Intentia has terminated an existing consulting agreement between Intentia and Paul Wahl, pursuant to which Mr. Wahl receives 5,000 Euros for each day of service he provides to Intentia, with a maximum of four days per month. The combined company will not have any consulting relationship with Mr. Wahl.

Tennenbaum Loan

Steven C. Chang, a director of the Intentia board of directors, is a Partner of Tennenbaum Capital Partners, LLC. Intentia entered into a loan agreement with funds managed by Tennenbaum Capital Partners, LLC in September 2004, for an aggregate amount of approximately USD 26.8 million (SEK 197.1 million). This loan is subordinated to Intentia’s existing commercial bank syndicated loan and carries an interest rate equal to the three-month LIBOR rate, as adjusted, plus a 9% margin. The interest rate under this formula at June 30, 2005 was 12.5%. In November 2005, Tennenbaum and Lawson negotiated an agreement related to the prepayment of the loan that is contingent upon the completion of the Combination.  Following completion of the Combination, Lawson expects to prepay the loan.  Assuming current LIBOR interest rates until the prepayment date, the amount required to prepay the Tennenbaum loan in September 2006, calculated in accordance with the November 2005 agreement with Tennenbaum, is estimated to be USD 3.7 million.

Off-shoring Agreement with Symphony Services

In May 2005 Intentia announced that it had signed an agreement with Symphony Service Corp., referred to as Symphony Services, an affiliated entity of Symphony Technology Group and Symphony Technology II-A, L.P., pursuant to which Symphony Services agreed to provide Intentia both product development and customer support resources for an initial five year term. Intentia believes this agreement will help enable it to achieve significant quality improvements and better customer service without increasing total spending on product development and customer support and was part of a business transformation plan approved by Intentia in July 2004. The agreement has involved reorganization of Intentia’s development and support areas. Symphony Services has approximately 120 people providing product development, and sixty people providing customer support services to Intentia under the agreement and an additional forty people providing professional services to Intentia affiliates on a project-related basis. Symphony Services has been paid USD 0.8 million since the agreement’s inception through August 31, 2005. The parties expect that up to 180 people will provide services under the agreement over the next three years. This agreement will not be affected by the consummation of the Exchange Offer.

Symphony Technology Group Services

In connection with the Combination, separate and apart from board-related activities of Romesh Wadhwani and Bill Chisholm, Dr. Wadhwani, Mr. Chisholm and two other employees of Symphony Technology Group have provided services to Intentia for which Intentia has agreed to indemnify Symphony Technology Group and the individuals and to reimburse Symphony Technology Group for out-of-pocket expenses related to the provision of such services.

Put/Call Arrangements between Symphony and Tennenbaum

In February 2005, Symphony Technology II-A, L.P., a fund associated with Symphony Technology Group, and Special Value Expansion Fund, LLC and Special Value Opportunities Fund, LLC, funds managed by Tennenbaum Capital Partners, LLC, entered into Put and Call Option Agreements. The Put and Call Option Agreements, which were amended in July 2005, provide Symphony Technology the right to require the Tennenbaum funds to sell to Symphony Technology, and the Tennenbaum funds the right to require Symphony Technology to purchase from them, up to an aggregate of 1,161,664 shares of Intentia Series A common stock (345,049 shares held by Special Value Expansion Fund, LLC and 816,615 shares held by Special Value Opportunities Fund, LLC) at a price of SEK 20.3 per share, plus applicable interest, at any time up to and including March 31, 2006. It is currently anticipated that Symphony will exercise its right to purchase the full 1,161,664 shares shortly after consummation of the Exchange Offer. These agreements will survive consummation of the Exchange Offer.

Severance Arrangements

Except for Mr. Sciard, who’s severance arrangement was revised as described above, existing employment agreements with certain Intentia executives provide for special severance benefits in the event of a “qualifying termination” (which would include, for example, involuntary termination by the company without cause or resignation by the executive for certain enumerated “good reasons,” such as material diminution in duties, certain reductions in compensation that are not part of across-the-board cuts, or ceasing to be an executive officer) following a change in control.

Under these agreements, the Intentia executives with such provisions will be entitled to some or all of the following payments and benefits in the event of a qualifying termination within one year following completion of the Exchange Offer:

•       a lump sum severance payment equal to a range from three months to 18 months base salary;

•       a pro-rata target annual bonus for the period in which termination occurs; and

•       continued health insurance coverage for up to 18 months following termination.

If all of Intentia’s executive officers (other than Mr. Sciard) were to incur a qualifying termination within one year following completion of the Exchange Offer, they would receive cash severance payments, in the aggregate, equal to approximately USD 2.0 million. If Mr. Gitajn were to incur a qualifying termination within one year following completion of the Exchange Offer, Mr. Gitajn would receive cash severance payments of approximately USD 287,500. In addition, as per his employment agreement, Mr. Gitajn is entitled to additional compensation in lieu of options.

Ownership of Intentia Shares

As of June 30, 2005, the directors, officers and affiliates of Intentia owned in the aggregate 4,580,384 Series A shares of Intentia, or 89.47% of the Series A shares, and 82,262,432 Series B shares of Intentia, or 50.61% of the Series B shares, and some have undertaken to tender all their shares into the Exchange Offer. See “Irrevocable Undertakings” on page 129 of this Proxy Statement/Prospectus. The Series A shares will receive a premium in the Exchange Offer, with each Series A share receiving 0.5061 of a newly issued share of Lawson common stock and each Series B share receiving 0.4519 of a newly issued share of Lawson common stock. The Exchange Offer is conditioned upon the tender of more than 90% of each of the outstanding shares and voting power in Intentia on a fully diluted basis (including all shares issuable pursuant to outstanding warrants but excluding shares issuable pursuant to outstanding convertible securities).

Ownership of Lawson Shares

As of September 30, 2005, Symphony Technology Group owned 617,500 shares of Lawson common stock.

Security Ownership of Principal Shareholders of Intentia

Set forth below is certain information as of September 30, 2005 regarding the beneficial ownership of Intentia’s stock by any person who was known by Intentia to own more than one percent (1%) of any class of the voting securities of Intentia.

Title of Class(1)	Name and Address of Beneficial Owners(2)	Amount and Nature of Beneficial Ownership	Percentage of Class(3)
Series A
	Symphony Technology II-A, L.P.(4)(5) 4015 Miranda Avenue 2nd Floor Palo Alto, CA 94304	3,415,388	66.71%
	Tennenbaum Capital Partners, LLC(5)(6) 2951 28th Street, Suite 100 Santa Monica, CA 90405	2,326,660	45.45%
	Livförsäkringsaktiebolaget Skandia 103 50 Stockholm, Sweden	539,220	10.53%
Series B
	Symphony Technology Group(7) 4015 Miranda Avenue 2nd Floor Palo Alto, CA 94304	63,595,776	34.28%

Tennenbaum Capital Partners, LLC(8) 2951 28th Street, Suite 100 Santa Monica, CA 90405	18,621,323	11.46%
The Eureka Interactive Fund Limited Harbour Centre 2nd Floor North Church Street P.O. Box 896 George Town, Grand Cayman Cayman Islands, British West Indies	10,514,851	6.47%
Livförsäkringsaktiebolaget Skandia 103 50 Stockholm, Sweden	4,103,143	2.52%
Robur Funds(9) Swedbank Custody E-62 105 34 Stockholm, Sweden	2,987,205	1.84%

(1)          Intentia’s stock consists of Series A shares and Series B shares. Each share has a par value of SEK 10. The only owners of Series A shares are major shareholders, and the Series A shares have different voting rights than the Series B shares. Each Series A share has ten votes, while each Series B share has one vote.

(2)          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Intentia Series B stock that a person has the right to acquire within 60 days of September 30, 2005, through the exercise of warrants or conversion of notes, are deemed beneficially owned and outstanding for purposes of the above chart. As of September30, 2005 Intentia had outstanding 5,119,604 Series A shares and 162,533,279 Series B shares, and warrants to purchase 23,000,000 Series B shares. Subject to community property laws where applicable, to the knowledge of Intentia, the companies and persons named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.

(3)          Ownership percentage is reported based upon the number of shares of each class of capital stock outstanding as of September 30, 2005, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire within 60 days, through the exercise of warrants, conversion of notes or exercise of those certain Put and Call Option Agreements described in footnote (5). Percentages may total to more than 100% because shares covered by the option described in footnote (5) are deemed to be beneficially owned by both Symphony and Tennenbaum.

(4)          Affiliated with Symphony Technology Group. Includes 1,161,664 shares currently held by funds managed by Tennenbaum and subject to the option described in footnote (5) below.

(5)          Symphony Technology II-A, L.P., a fund associated with Symphony Technology Group, and Special Value Expansion Fund, LLC, and Special Value Opportunities Fund, LLC, funds managed by Tennenbaum Capital Partners, LLC, entered into Put and Call Option Agreements which provide Symphony Technology the right to require the Tennenbaum funds to sell to Symphony Technology, and the Tennenbaum funds the right to require Symphony Technology to purchase from them, up to an aggregate of 1,161,664 shares of Intentia Series A common stock (345,049 shares held by Special Value Expansion Fund, LLC, and 816,615 shares held by Special Value Opportunities Fund, LLC) at a price of SEK 20.3 per share, plus applicable interest, at any time up to and including March 31, 2006.

These agreements will survive consummation of the Exchange Offer. It is currently anticipated that Symphony will exercise its right to purchase the full 1,161,664 shares shortly after consummation of the Exchange Offer. Either Symphony or funds managed by Tennenbaum, but not both of them, will hold these shares.

(6)          Includes 1,635,573 shares held by Special Value Opportunities Fund, LLC and 691,087 shares held by Special Value Expansion Fund, LLC.

(7)          Includes 23,000,000 shares issuable upon exercise of a warrant held by Symphony.

(8)          Includes 13,090,237 shares held by Special Value Opportunities Fund, LLC and 5,531,086 shares held by Special Value Expansion Fund, LLC.

(9)          Includes 7,494 shares held by Robur Transfer 50, 17,849 shares held by Robur Transfer 60, 16,993 shares held by Robur Transfer 70, 3,393 shares held by Robur Transfer 80, 608 shares held by Robur Hockeyfond, 192,600 shares held by Robur Nordenfond, 958,200 shares held by Robur Småbolagsfond, 1,143,700 shares held by Robur Småbolagsfond Sverige, 138,779 shares held by Rober Sverigefond mega, 507,032 shares held by Robur Sverigefonden and 557 shares held by Robur Vasaloppsfond.

Both Symphony and the Tennenbaum funds acquired their Intentia Securities in 2004 and 2005. As of September 30, 2005, there were 539,220 Series A shares, representing 10.5% of the outstanding Series A shares, and 22,151,026 Series B shares, representing 13.6% of the outstanding Series B shares, held by at total of 3,581 record holders in Sweden.

Market and Listing Details

The following table sets forth the high and low sale prices for the Intentia Series B Shares on the Stockholm Stock Exchange for each of the five fiscal years ended December 31, 2004, for each quarter during the two fiscal years ended December 31, 2004 and for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

	High	Low	Average Daily Volume
Amounts in SEK
2000	295.00	56.50	99,697
2001	154.00	29.00	133,484
2002	99.00	14.80	167,573
2003	14.60	4.50	441,810
2004	14.25	6.90	678,956
2003
First Quarter	17.70	7.20	111,906
Second Quarter	12.90	5.50	300,916
Third Quarter	10.60	6.15	672,033
Fourth Quarter	8.60	5.90	660,713
2004
First Quarter	14.20	6.90	1,463,269
Second Quarter	12.20	8.30	385,840
Third Quarter	10.85	8.55	350,777
Fourth Quarter	14.25	9.85	520,129
2005
First Quarter	16.80	13.95	635,300
Second Quarter	18.00	11.60	1,605,712
Third Quarter	23.00	16.00	659,575

The following table sets forth the high and low sale prices for the Intentia Series B Shares on the Stockholm Stock Exchange for the last six months.

	High	Low	Average Daily Volume
Amounts in SEK
2005
March	16.50	15.20	351,673
April	18.00	11.60	979,446
May	14.65	12.10	1,172,894
June	17.90	13.75	2,717,751
July	19.20	16.00	875,544
August	20.50	17.40	446,446
September	23.00	19.00	676,240
October	26.20	22.20	825,825
November (through November 18, 2005)	27.80	26.40	201,186

On November 18, 2005, the closing price of the Intentia Series B Shares was SEK 27.50 on the Stockholm Stock Exchange. The Series B Shares are registered with the VPC AB. There is no liquid trading market for Intentia’s Series A Shares, which are not publicly listed or traded but are registered with the VPC AB.

Excerpt from the Articles of Association of Intentia

The Articles of Association of Intentia International AB (publ) were adopted on February 6, 2004 and include provisions to the following effect:

Company Name

The name of the company is Intentia International AB (publ). The Company is a public limited liability company (publ).

Registered Office

The registered office of the board of directors shall be in the Municipality of Danderyd in the County of Stockholm.

Corporate Objective

The object of Intentia shall be to carry out consulting services in the areas of production control, material administration, financial control, office development, programming and payroll administration, to undertake the marketing of software products and computer equipment in these areas, and to engage in other related activities.

Share Capital

The share capital shall amount to not less than SEK 1,000,000,000 and not more than SEK 4,000,000,000.

Par Value per Share

Each share shall have a par value of SEK 10.

Board of Directors

The board of directors shall, consist of not less than six and not more than nine members with not more than three deputies. Directors shall be elected annually at the regularly scheduled annual general meeting for the period until the closing of the following regularly scheduled annual general meeting.

Auditors

One or two auditors, with one deputy for each auditor, shall be elected by the regularly scheduled annual general meeting for the period until the closing of the regularly scheduled annual general meeting, falling on the fourth year after the election of auditors.

Notices to General Meetings

Notice of calling the annual general meeting shall be effected by announcement in Post-och Inrikes Tidningar and in Svenska Dagbladet or other daily newspapers with nation-wide coverage.

Fiscal Year

Intentia’s fiscal year shall be January 1–December 31.

Record Date Provision

Those who on a duly adopted record day have their names entered in the share register or a list according to Chapter 3, Section 12 of the Swedish Companies Act (1975:1385) shall be deemed to be qualified to receive dividends and, in the case of stock dividend, new shares to which shareholders are entitled, and also to exercise the pre-emption rights of shareholders to participate in share offerings.

Other Information

Intentia’s business was derived from a business that commenced operations in 1984 under the name Intentia. Over the past twenty years the legal structure of Intentia has evolved. The legal entity which today is the ultimate parent of the consolidated Intentia Group was established in 1990 but did not assume the role of ultimate parent or commence operations until 1992. Intentia’s corporate registration number is 556387-8148. It was registered with the Swedish Patent and Registration Office on February 2, 1990. Its current name was registered on July 2, 1996. The Swedish Companies Act (1975:1385) governs its legal form of business activity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR INTENTIA

The following discussion should be read in conjunction with the Intentia’s consolidated financial statements and notes included elsewhere in this Proxy Statement/Prospectus. Intentia’s consolidated financial statements and the financial information discussed herein for the 2002, 2003 and 2004 fiscal years have been prepared in accordance with Swedish GAAP, which differs in certain material respects from U.S. GAAP. For a discussion of the differences between Swedish GAAP and U.S. GAAP, see Note 29 to the Intentia consolidated financial statements included herein. The Council of Ministers of the European Union (EU) adopted a regulation in 2002 that became effective as of January 1, 2005 requiring publicly traded companies in the EU to use International Financial Reporting Standards (IFRS) in preparing and reporting their consolidated financial statements. Effective as of January 1, 2005, Intentia has been in compliance with the Council of Ministers regulation and has prepared its consolidated financial statements in compliance with IFRS standards. The six month period ended June 30, 2005 has been restated to Swedish GAAP as applied in 2004 in order to comply with the SEC’s rules and for comparability of all reporting periods.

Market Trends and Intentia Outlook

During the first half of 2005, Intentia implemented organizational changes to accelerate the marketing and delivery of its Java-based Intentia Application Suite. These changes included the creation of a new Product Board responsible for reviewing and approving all new initiatives on a monthly basis and the establishment of a global Support and Delivery organization under the leadership of Guenther Tolkmit. Stephen Thornton, who has served Intentia for 15 years, was promoted to the new Head of Services for the Europe, Middle East, and Africa (EMEA) region.

In addition to organizational changes, in the first half of 2005, Intentia announced an agreement with IBM and Symphony Services to increase application development capacity and to strengthen customer support by adding offshore resources to existing capabilities. As of June 30, 2005, more than 100 people had been recruited and were working at Global Operation Centers in Bangalore and Mumbai, and approximately 150 additional people are expected to be recruited by the end of 2005. In the first half of 2005, Intentia incurred approximately SEK 20.0 million in severance charges related to the offshoring initiative. In addition, product development costs during the second quarter of 2005 included approximately SEK 3.7 million for 25 full-time equivalent developers engaged in training and knowledge transfer activities. These overlapping costs are expected to continue into 2006.

Intentia’s results for 2004 were driven by initiatives to restore profitability and to strengthen Intentia’s competitive position in the global market for enterprise applications software and services. Software industry executive Bertrand Sciard was appointed President and Chief Executive Officer in May 2004, and in July 2004 the board approved a new business transformation plan to streamline the organization, to focus development and customer support to be more responsive to customer needs, and to orient the company toward higher growth-potential markets. These initiatives were made possible and supported by significant new capital resources. Intentia made two issuances of stock in 2004 that were subscribed by Symphony Technology Group and Tennenbaum Capital Partners as described in greater detail on page 149. The net proceeds to Intentia from the issue of new shares to Symphony Technology Group and Tennenbaum Capital Partners in 2004 were SEK 416.5 million, and Intentia received an additional SEK 197.1 million from long-term debt issued by Tennenbaum Capital Partners to finance the transformation plan.

The transformation plan adopted in 2004 built on earlier efforts to better align costs with revenue generation capacity, and the company continued to adjust personnel resources to match revenues in the first half of 2005. As of June 30, 2005, headcount was 2,212, which was a reduction of 18.3% as compared to the level of 2,709 as of June 30, 2004. Intentia’s total headcount, on a full time equivalent basis, as of December 31, 2004, was 2,371, which was a reduction of 20.9% as compared to the level of 2,999 at the end of 2003. During 2003, headcount was reduced by 9.6% as compared to the level of 3,319 at December 31, 2002. Please note that Intentia normally report its headcount on a calculated average basis rather than a actual full time equivalent basis as above.

The market for enterprise applications showed some overall growth in 2004 after several years of significant contraction. The recovery, however, was inconsistent and was concentrated in parts of Asia and the United States. Factors that adversely affected the market in recent years were still evident, including fierce competition and pricing pressure; customer preferences for upgrades and extensions of existing enterprise applications, rather than the purchase of new systems; long lead times on procurement decisions; and contract splitting by customers. Mergers in the sector—notably, PeopleSoft’s acquisition of J.D. Edwards in 2003 and Oracle’s takeover of PeopleSoft at the end of 2004—reduced the number of competitors who could offer the full scope application suites that Intentia provides. As a result of these mergers, however, the size of Intentia’s competitors increased.

Through June 30, 2005, conditions in the global market for enterprise applications remained in line with the trends evident in 2004. The market is expected to grow moderately during the second half of 2005. Demand is strongest in North America and Asia, and conditions in much of Europe are relatively weaker. In addition to cost reduction and improved profitability, which continue to be priority areas, customers are increasingly focused on regulatory compliance.

Intentia released two new editions of its flagship Movex Java suite of applications during 2004, and, as of the end of 2004, more than 150 Movex Java installations had gone live, including both new customers and upgrade projects. As a result, Intentia had a growing number of Movex Java reference customers to create momentum for license sales in 2005. The first half of 2005 has built on this momentum. A new edition of the Intentia Application Suite was released in the first half of 2005, and the number of live Java installations had increased to more than 200. Intentia continues to be optimistic about the long-term prospects for the enterprise applications market in general and for Intentia’s target market, in particular. For resource-constrained companies that make, move, or maintain products—the “M3” market—Intentia offers a cost-effective end-to-end solution that can be tailored to automate a broad range of business processes, typically in less time and at lower cost than enterprise system implementations from Intentia’s largest competitors.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements which have been prepared in conformity with the Swedish Annual Account Act and recommendations issued by the Swedish Financial Accounting Council (referred to as the council), which constitute generally accepted accounting principles in Sweden (referred to as Swedish GAAP). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period, and related disclosures of contingent assets and liabilities. The Notes to the Consolidated Financial Statements contained herein describe our significant accounting policies used in the preparation of the consolidated financial statements. On an on-going basis, we evaluate our estimates, including, but not limited to, those related to bad debt, intangible assets, deferred taxes and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

We believe the critical accounting policies listed below, in accordance with Swedish GAAP, reflect our more significant judgments, estimates and assumptions used in the preparation of our consolidated financial statements.

Revenue Recognition

Revenue recognition rules for software businesses are complex. We follow specific and detailed guidelines in determining the proper amount of revenue to be recorded; however, certain judgments affect the application of our revenue recognition policy. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter.

The significant judgments for revenue recognition typically involve whether collectibility can be considered probable and in what accounting period license and other professional services revenues may be considered earned.

We license software under non-cancelable license agreements and provide related professional services, including consulting, training, and implementation services, as well as ongoing client support and maintenance. Consulting, training and implementation services are generally recorded separately from license fees. Software arrangements which include fixed-fee service components are recognized as the services are performed while corresponding costs to provide these services are expensed as incurred.

The amount of judgment involved in addressing significant assumptions, risks and uncertainties in applying the application of the percentage-of-completion methodology can impact the amounts of revenue and related expenses reported in the consolidated financial statements. Our specific revenue recognition policies are as follows:

•  Software License Fees—License fee revenues are recognized when the following conditions are met: (a) there is a written agreement signed by both Intentia and the customer; (b) the customer has received the software, and the software delivered is fully functional; (c) the software license fee is fixed, at least 80% of the fee is due within 12 months of delivery, and neither the license sold nor its payment is conditional upon a specific milestone in a project or upon commitments other than the actual delivery of the license; and (d) collectibility is probable. Conditional agreements are defined as those in which payment is conditional upon the attainment of specific installation and/or delivery milestones.

•  Services—Revenues from training and consulting services are recognized as services are provided to customers. Revenues from support contracts are deferred and recognized ratably over the term of the support agreements.

•  Upgrade rights—Revenues from upgrade rights that entitle the customer to obtain future releases of specific components if, as and when they are developed are recognized ratably over the period of the agreement. The agreements do not obligate Intentia to develop these releases.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts at an amount we estimate to be sufficient to provide adequate protection against losses resulting from extending credit to our customers. In judging the adequacy of the allowance for doubtful accounts, we consider multiple factors including historical bad debt experience, the general economic environment, the need for specific client reserves and the aging of our receivables. This provision is included in operating expenses as a general and administrative expense. A considerable amount of judgment is required in assessing these factors. If the factors utilized in determining the allowance do not reflect future performance, then a change in the allowance for doubtful accounts would be necessary in the period such determination has been made impacting future results of operations.

Valuation of Tangible and Intangible Assets including Goodwill

We review tangible and intangible assets including goodwill for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant decrease in the market value of the business or asset acquired, a significant adverse change in the extent or manner in which the business or asset acquired is used or a significant adverse change in the business climate. If such events or changes in circumstances are present, the discounted cash flows method is used to determine whether the long-lived asset is impaired. For the purposes of this determination, Intentia has been considered one cash generating unit. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. To the extent the carrying value of the asset exceeds the discounted cash flows over the estimated remaining life of the asset, the asset is written down to the lower value. The discount rate utilized would be based on management’s best estimate of the related risks and return at the time the impairment assessment is made.

Capitalized Product Development Expenses

Intentia’s product development effort consists of three phases: research, development, and maintenance. Costs incurred during the research and maintenance phases are expensed as incurred; costs incurred during the development phase that meet certain criteria are capitalized and reflected on the balance sheet as an asset. The criteria for capitalization of product development costs include the following: Turning the project into a marketable or internally usable product must be technically feasible, and the project must offer potential financial benefits for Intentia. Moreover, expenses for intangible assets must be calculable and attributable to the assets, and it must be expected that Intentia has the resources required to complete the development effort. Costs incurred during the development phase that do not meet these criteria are expensed as incurred.

The carrying value of capitalized product development is the sum of the costs that were incurred from the date that it first met all of the above criteria through the end of the development phase, less amortization. The costs that are capitalized are personnel costs and other direct costs related to the development phase. Indirect costs, such as facilities, that are needed to produce the intangible asset and that can be attributed to it in a consistent reasonable manner are also capitalized.

In-house product development is amortized over an estimated period of use of three to five years. Capitalized product development acquired is amortized over the estimated period of use, though not for more than five years. We review capitalized product development expenses for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable.

Taxes

Significant judgment is required in determining our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. Although we believe our assessments are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our historical income tax provisions, benefits and accruals. Such differences could have a material adverse effect on our income tax provision and net income in the period in which such a determination is made.

We are required to assess the likelihood that our net deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must reduce the deferred tax asset accordingly. To the extent we do not expect that recovery is likely we would record a tax expense in the income statement. As of December 31, 2004, and December 31, 2003, the consolidated balance sheets include net deferred tax assets in the amount of SEK 257.0 million and SEK 273.6 million, respectively. Of these amounts SEK 222.7 million and SEK 230.5 respectively related to deferred tax assets in Sweden.

Our methodology for determining the realization of our deferred tax assets involves estimates of future taxable income from our core business and the expiration dates and amounts of Swedish and foreign net operating loss and other temporary differences. These estimates are projected through the life of the related deferred tax assets based on assumptions which management believes to be reasonable and consistent with current operating results, including that the entities in question will revert to profitability and that the net operating losses will be utilized.

We have had cumulative pre-tax losses for financial reporting purposes for the three years ended December 31, 2004. In assessing the realization of our deferred tax assets as of December 31, 2004, we considered evidence regarding our ability to generate sufficient future taxable income to realize our deferred tax assets. The primary evidence considered included the cumulative tax operating loss for the past three years and the estimated future taxable income.

In the event that we adjust estimates of future taxable income we may need to reduce the value of the deferred tax assets, which could materially impact our financial position and results of operations.

Contingencies

We are subject to the possibility of various loss contingencies in the normal course of business. We accrue for loss contingencies when a loss is estimable and probable.

Results of Operations

The following tables summarize Intentia’s results of operations as a percentage of revenue and the percentage of period-over-period growth reported by the line items on Intentia’s statement of operations:

	Percentage of SEK Change
	Six Month Periods Ended June 30	Year Over Year
	2005/2004	2004/2003	2003/2002
Revenues (in SEK million)	(1.4)	(4.0)	(19.1)
Cost of Revenues	11.8	3.9	14.6
Gross Margin	17.8	(4.2)	(26.5)
Operating Expenses:
Product Development Expenses	(11.5)	(8.2)	27.2
Sales and Marketing Expenses	15.9	5.8	17.4
General and Administrative Expenses	(5.8)	(15.3)	(1.4)
Other Expense/Income net	(141.5)	207.8	39.7
Total Operating Expenses	1.0	0.4	16.2
Profit/Loss from Operations	93.5	(16.7)	(122.1)
Financial Items	(79.7)	(185.7)	207.1
Income (Loss) After Financial Items	73.2	(66.4)	(26.6)
Tax on Profit/Loss for the Period	(39.9)	83.1	(3,782.3)
Minority Interest	(160.0)	(76.3)	700.0
Profit/(Loss) for the Period	57.2	13.8	(186.5)

	Percentage of Total Revenue
	Six Months Ended June 30		Fiscal Years Ended December 31
	2005	2004	2004	2003	2002
Cost of Revenues	58.3	65.1	65.9	65.8	62.3
Gross Margin	41.7	34.9	34.1	34.2	37.7
Operating Expenses:
Product Development Expenses	10.8	9.5	10.3	9.1	10.1
Sales and Marketing Expenses	20.2	23.7	23.8	24.3	23.8
General and Administrative Expenses	10.7	10.0	10.7	8.9	7.1
Other Expense/Income Net	0.5	(1.2)	(1.3)	(0.4)	(0.5)
Total Operating Expenses	42.2	42.0	43.5	41.9	40.5
Loss from Operations	(0.5)	(7.1)	(9.4)	(7.7)	(2.8)
Financial Items	(1.7)	(0.9)	(1.3)	1.5	(1.1)
Loss After Financial Items	(2.2)	(8.0)	(10.7)	(6.2)	(3.9)
Tax on Profit/Loss for the Period	(1.8)	(1.2)	(1.3)	(7.3)	0.2
Minority Interest	(0.1)	—	0.1	0.3	—
Loss for the Period	(4.0)	(9.2)	(11.9)	(13.2)	(3.7)

Revenues

	Six Months Ended June 30		Fiscal Years Ended December 31
	2005	2004	2004	2003	2002
Amounts in SEK million
Revenues
Software License Revenue	206.8	198.6	440.8	436.1	641.0
Software Updates and Support Revenue	313.2	290.5	597.4	594.3	533.7
Professional Services Revenue	867.9	910.2	1,753.3	1,858.1	2,421.3
Hardware Revenue	63.0	72.9	191.4	217.8	242.8
Total Revenues	1,450.9	1,472.2	2,982.9	3,106.3	3,838.8

Intentia’s revenues are derived primarily from the sale of software licenses, software updates and support, professional services and computer hardware related to its Movex suite of enterprise applications. Revenues in the first half of 2005 were SEK 1,450.9 million, a decline of SEK 21.3 million, or 1.4%, as compared to the first half of the previous year. A SEK 42.3 million, or 4.6%, decline in professional services revenue and a SEK 9.9 million, or 13.6%, decline in hardware revenue, were partially offset by a SEK 22.7 million, or 7.8%, increase in software updates and support revenue and a SEK 8.2 million, or 4.1%, increase, in software license revenue. The decline in professional services revenue was largely anticipated, and the average number of professional services staff employed in the first half of 2005 was reduced by 374 to 1,240, a 23.2% reduction as compared to the first half of 2004. Computer hardware is sold primarily as an accommodation to customers who seek a whole product solution from a single vendor, and, to reduce risk and to maintain focus on the core software and services business, Intentia has been pursuing partnerships with computer hardware resellers to meet customer needs. The overall SEK 9.9 million decline in hardware revenue included the effect of a SEK 17.5 million decline in hardware revenue from the Central Europe region, which was primarily due to a new agreement with a computer hardware reseller, under which Intentia would cease to be a direct reseller of computer hardware and would instead share in net hardware revenues.

Revenues in 2004 declined 4.0% as compared to revenues in 2003. Software license revenue increased SEK 4.7 million in 2004 and software updates, and support revenue increased SEK 3.1 million in 2004. These increases were offset by a SEK 104.8 million decline in professional service revenue and a SEK 26.4 million decline in hardware revenue. The reduction in professional services revenue reflected the implementation of the transformation plan adopted in July 2004. The number of professional services consultants was reduced to increase productivity and to adapt Intentia to a changing market. The decline in hardware revenue reflected the partnership strategy with resellers described above.

Revenues for 2003 declined by 19.1%, as compared to total revenues for 2002, primarily due to a reduction in demand across the industry, and strong competitive pressures. Professional services revenue declined by SEK 563.2 million; software license revenue declined by SEK 204.9 million; and hardware revenue declined by SEK 25.0 million. Declining revenue in these categories was partially offset by software updates and support revenue, which increased by 11.4%, or SEK 60.6 million.

The following table presents Intentia’s revenues by geographical region, excluding intercompany sales:

	Six Months Ended June 30		Fiscal Years Ended December 31
	2005	2004	2004	2003	2002
(Amounts in SEK million)
Region
Northern Europe	626.2	586.2	1,152.1	1,198.5	1,388.5
Central Europe	269.7	347.2	691.7	751.5	917.4
Southern Europe	299.6	269.8	563.9	584.9	771.8
Americas	86.7	60.3	136.4	146.2	189.1
Asia and Australia / New Zealand	160.4	194.8	417.9	371.6	405.8
International and Other	8.3	13.9	20.9	53.6	166.2
Total Revenues	1,450.9	1,472.2	2,982.9	3,106.3	3,838.8

Intentia’s organization and internal reporting structure in 2004 and the first half of 2005 was defined by five primary regions. In 2003 and 2002, Intentia had six regions. Beginning in 2004, two regions, Northwestern Europe and Central Europe, were combined into a new Central Europe region as part of an organizational change.

The geographic regions are the following: Northern Europe, consisting of Denmark, Finland, Norway, and Sweden; Central Europe, consisting of Austria, the Czech Republic, Germany, Poland, Switzerland, Ireland, the Netherlands, the United Kingdom and Belgium; Southern Europe, consisting of France, Italy, Portugal, Spain, and Brazil; Americas, consisting of the operations in the United States; and Asia and Australia/New Zealand, consisting of Australia, New Zealand, Japan, Singapore, and China. Other operations include the parent company, holding companies, development operations, and an internal finance company.

•       Excluding intercompany sales, revenues from Northern Europe—which includes Denmark, Finland, Norway, and Sweden—increased by SEK 40.0 million, or 6.8%, in the first half of 2005, as compared to the same period of 2004. During 2004, revenues declined by 4.0%, from SEK 1,198.5 million in 2003 to SEK 1,152.1 million in 2004, primarily due to a reduction in professional services revenue. In 2003, revenues from Northern Europe declined 13.7%, primarily as a result of a reduction in professional services revenue. Northern Europe accounted for approximately 38.6% of consolidated revenues in 2004 and 2003.

•       Revenues from Southern Europe—which includes France, Italy, Portugal, and Spain—increased by SEK 29.8 million, or 11.0% in the first half of 2005, as compared to the 2004 period. During 2004, revenues declined by 3.7%, from SEK 584.9 million in 2003 to SEK 563.9 million in 2004, primarily due to a reduction in professional services revenue. In 2003, revenues from Southern Europe declined 24.2%, primarily as a result of a reduction in professional services revenue. Southern Europe accounted for approximately 18.9% of consolidated revenues in 2004, up slightly from 18.8% in 2003.

•       Revenues from Central Europe—which includes the United Kingdom, Ireland, the Netherlands, Belgium, Austria, the Czech Republic, Germany, Poland, and Switzerland—declined by SEK 77.5 million, or 22.3% in the first half of 2005, as compared to the same period of 2004. During 2004, revenues declined by 8.0%, from SEK 751.5 million in 2003 to SEK 691.7 million in 2004, primarily due to reductions in both software license and professional services revenues. In 2003, revenues from Central Europe declined 18.1%, primarily as a result of a reduction in professional services revenue. Central Europe accounted for approximately 23.2% of consolidated revenues in 2004, down from 24.2% in 2003.

•       Revenues from the Asia and Australia/New Zealand region—which includes Australia, New Zealand, Japan, Singapore, and China—declined by SEK 34.4 million, or 17.7% in the first half of 2005 as compared to the prior year period. During 2004, revenues increased by 12.4%, from SEK 371.6 million in 2003 to SEK 417.9 million in 2004, primarily due to increases in software license and software updates and support revenues, which offset reductions in professional services and hardware revenues. In 2003, revenues from this region declined 8.5%, as a reduction in software license revenue offset an increase in professional services revenue. This region accounted for approximately 14.0% of consolidated revenues in 2004, up from 12.0% in 2003.

•       Revenues from the Americas—primarily the United States—increased by SEK 26.4 million, or 43.8%, in the first half of 2005, as compared to the same period of 2004. During 2004, these revenues declined by 6.7%, from SEK 146.2 million in 2003 to SEK 136.4 million in 2004, primarily due to reductions in software license and software updates and support revenues. In 2003, revenues from the Americas declined 22.7%, as a reduction in professional services revenue offset an increase in software license revenue. The Americas accounted for approximately 4.6% of consolidated revenues in 2004, down from 4.7% in 2003. Revenues from the Americas, expressed in SEK, were adversely affected in both 2004 and 2003 by the appreciation of the SEK against the U.S. dollar (USD). Based on average exchange rates for the twelve months ending December 31, the SEK appreciated 15.8% against the USD in 2003 and 10.1% against the USD in 2004.

Cost of Revenues

The following table details Intentia’s cost of revenues and gross profit:

	Six Months Ended June 30		Fiscal Years Ended December 31
	2005	2004	2004	2003	2002
(Amounts in SEK million)
Cost of Revenues
Software	19.7	30.8	58.9	46.2	48.2
Software Updates and Support	78.4	77.2	153.3	130.8	154.2
Professional Services	696.6	794.9	1,592.7	1,677.7	1,980.6
Hardware	50.7	55.2	159.5	188.3	210.1
Total Cost of Revenues	845.4	958.1	1,964.4	2,043.0	2,393.1
Gross Profit	605.5	514.1	1,018.5	1,063.3	1,445.7

The cost of revenues was reduced by SEK 112.7 million, or 11.8%, from SEK 958.1 million in the first half of 2004 to SEK 845.4 million in the first half of 2005. This reduction was primarily attributable to a SEK 98.3 million reduction in the cost of professional services. The professional services margin increased from 12.7% in the first half of 2004 to 19.7% in the first half of 2005. Professional services costs and margins in both periods were adversely affected by severance and excess facilities charges, which totaled SEK 18.4 million in the first half of 2005 and SEK 5.9 million in the first half of 2004.

Intentia’s cost of revenues was reduced by SEK 78.6 million, or 3.8%, from SEK 2,043.0 million in 2003 to SEK 1,964.4 million in 2004. This reduction was primarily attributable to a SEK 85.0 million reduction in professional services costs and a SEK 28.8 million reduction in hardware costs. The reduction in professional services costs was due to the implementation of the transformation plan and staff reductions to increase productivity and to better match costs with revenues. Severance and excess facilities charges included in professional services costs increased from SEK 42.9 million in 2003 to SEK 80.2 million in 2004. Reductions in professional services and hardware costs were partially offset by a SEK 22.5 million increase in costs associated with software updates and support and a SEK 12.7 million increase in software license costs, primarily commissions to resellers of Intentia’s software.

Cost of revenue in 2003 was reduced by SEK 350.1 million, or 14.6%, as compared to cost of revenues in 2002. This reduction was primarily attributable to professional services costs, which were reduced by SEK 302.9 million, or 15.3%, to better match costs with reduced demand. Professional services margins declined from 18.2% in 2002 to 9.7% in 2003, as cost reduction efforts lagged behind declining revenue.

Operating Expenses

The following table presents Intentia’s operating expenses by functional category:

	Six Months Ended June 30		Fiscal Years Ended December 31
	2005	2004	2004	2003	2002
(Amounts in SEK million)
Operating Expenses
Product Development Expenses	157.0	140.8	305.8	282.7	388.3
Sales and Marketing Expenses	292.8	348.2	710.2	754.1	912.6
General and Administrative Expenses	155.2	146.6	319.5	277.0	273.2
Other Income, Net	7.3	(17.6)	(39.7)	(12.9)	(21.4)
Total Operating Expenses	612.3	618.0	1,295.8	1,300.9	1,552.7
Loss from Operations	(6.8)	(103.9)	(277.3)	(237.6)	(107.0)

Operating expenses were reduced by SEK 5.7 million, or 0.9% from SEK 618.0 million in the first half of 2004 to SEK 612.3 million in the first half of 2005. Operating expenses in the first half of 2005 included SEK 21.1 million in merger-related costs incurred primarily in the second quarter. Operating expenses were reduced by SEK 5.1 million, from SEK 1,300.9 million in 2003 to SEK 1,295.8 million in 2004. From 2002 to 2003, total operating expenses were reduced by SEK 251.8 million, or 16.2%.

Product development expenses increased by SEK 16.2 million, or 11.5%, from SEK 140.8 million in the first half of 2004 to SEK 157.0 million in the first half of 2005. Product development expenses in the first half of 2005 included SEK 20.0 million in severance charges associated with the company’s offshoring initiative. In the first half of 2004, product development severance charges totaled SEK 13.9 million. In accordance with Swedish GAAP, Intentia capitalized certain product development costs. These costs have not been reflected in product development expenses of the period but are amortized over the expected useful life of these assets. Including in both periods capitalized product development costs, which totaled SEK 58.4 million in the first half of 2005 and SEK 77.6 million in the first half of 2004, product development expenses increased by SEK 23.1 million, or 8.2%, from SEK 282.7 million in 2003 to SEK 305.8 million in 2004. Including capitalized product development costs, which totaled SEK 176.6 million in 2003 and SEK 158.9 million in 2004. This reduction reflects more product development focus on stability, performance optimization, and customer-driven enhancements. Between 2002 and 2003, product development expenses were reduced by SEK 105.6 million, or 27.2%. This reduction reflects, in part, the substantial completion of the Java-based version of Movex software.

Sales and marketing expenses were reduced by SEK 55.4 million, or 15.9%, from SEK 348.2 million in the first half of 2004 to SEK 292.8 million in the first half of 2005. Severance and excess facilities charges included in sales and marketing expenses declined from SEK 17.2 million in the first half of 2004 to SEK 2.5 million in the first half of 2005. Sales and marketing expenses were reduced by SEK 43.9 million, or 5.8%, from SEK 754.1 million in 2003 to SEK 710.2 million in 2004. This reduction is primarily due to personnel reductions made in the third quarter of 2004 to more appropriately size the sales and marketing function in relation to revenues. Severance and excess facilities charges included in sales and marketing expenses were SEK 64.3 million in 2004, as compared to SEK 13.3 million in 2003. Sales and marketing expenses were reduced by SEK 158.5 million, or 17.4% in 2003, as compared to the 2002 level of SEK

912.6 million. This reduction reflects personnel reductions that took place in 2002 as the company attempted to adjust its cost structure to better match anticipated revenues.

General and administrative expenses, including Intentia’s executive, legal, human resources, finance and accounting, and information technology infrastructure and data network costs, were SEK 155.2 million in the first half of 2005, as compared to SEK 146.6 million in the first half of last year. General and administrative expenses in the first half of 2005 included SEK 21.1 million in merger-related costs and SEK 10.4 million in severance and excess facilities charges. In the corresponding period in 2004, there were no merger-related costs, and severance and excess facilities charges totaled SEK 1.7 million.  General and administrative expenses increased by SEK 42.5 million, or 13.3%, from SEK 277.0 million in 2003 to SEK 319.5 million in 2004. This increase is primarily attributable to SEK 16.0 million in accrued severance expenses and SEK 20.1 million in excess facilities charges, most of which were incurred in the third quarter of 2004. Between 2002 and 2003, general and administrative expenses increased by SEK 3.8 million, or 1.4% in 2003, from SEK 273.2 million in 2002 to SEK 277.0 million in 2003.

Other expenses, net of other income, in the first half of 2005 were SEK 7.3 million, and were attributable to operating foreign exchange losses. In the first half of 2004, other income, net of other expense, of SEK 17.6 million included SEK 4.7 million of gains on the sale of assets, SEK 4.7 million in cost recoveries, and SEK 8.1 million in other items. Other income, net of other expense, was SEK 39.7 million in 2004, as compared to SEK 12.9 million in 2003. This SEK 26.8 million increase was primarily attributable to SEK 26.3 million in proceeds from the sale of equipment and buildings and land in 2004. Other income, net of other expense, was reduced by SEK 8.5 million in 2003, as compared to 2002.

Total costs and expenses were reduced by SEK 118.4 million, or 7.5%, from SEK 1,576.1 million in the first half of 2004 to SEK 1,457.7 million in the first half of 2005. Costs and expenses in both periods were adversely affected by accrued severance and excess facilities charges, which totaled SEK 52.3 million in the first half of 2004 and SEK 38.8 million in the first half of 2005.Total costs and expenses were reduced by SEK 83.7 million, or 2.5%, from SEK 3,343.9 million in 2003 to SEK 3,260.2 million in 2004. Costs and expenses in 2004 include accrued severance and excess facilities charges in the amount of SEK 202.7 million, up from SEK 64.9 million in 2003. Between 2002 and 2003, total costs and expenses were reduced by SEK 601.9 million, or 15.3%.

Financial Items

Financial items consist primarily of interest income and expense, exchange gains and losses, gains and losses on financial instruments, and share of earnings in associated companies. Net financial expenses increased by SEK 11.0 million, from SEK 13.8 million in the first half of 2004 to SEK 24.8 million in the first half of 2005. This increase was primarily attributable to SEK 11.7 million in interest expense associated with the USD 26.8 million loan issued in the third quarter of 2004 to finance Intentia’s transformation plan. Net financial expenses also included SEK 8.2 million in amortization of capitalized debt issuance costs and commitment fees and SEK 3.3 in net other items.

Intentia incurred a net financial expense of SEK 40.1 million in 2004 as compared to a net financial gain of SEK 46.8 million in 2003. The net financial gain in 2003 included the effects of a gain of SEK 154.3 million on the repurchase of convertible notes. Net financial income in 2003 was further affected by the write-down of SEK 67.5 million in long-term receivables, primarily from distributors. In 2003 net financial income totaled SEK 46.8 million, as compared to net financial expense of SEK 43.7 million in 2002. The SEK 90.5 million positive improvement between 2002 and 2003 was primarily due to the gain on the repurchase of the convertible notes in 2003, and a reduction in interest expense of SEK 46.6 million, which reflected a lower balance of interest bearing liabilities.

Taxes

Tax expense was SEK 25.6 million in the first half of 2005, as compared to SEK 18.3 million in the corresponding period of the prior year. Of the SEK 25.6 million in first half tax expense, SEK 6.1 million reflected utilization of tax assets, and SEK 19.5 million represented cash taxes.

Tax expense was SEK 38.7 million in 2004, as compared to SEK 228.3 million in 2003, which included the effects of a SEK 170.3 million write-down of deferred tax assets. Of the SEK 38.7 million in 2004 tax expense, SEK 15.9 million reflected utilization of tax assets, and SEK 22.8 million represented cash taxes. Of the SEK 228.3 million in 2003 tax expense, SEK 45.2 million represented cash taxes and SEK 183.1 million represented deferred taxes, of which SEK 170.3 million was caused by the write-down of deferred tax assets. In 2002, a net tax recovery of SEK 6.2 million was recorded, reflecting the capitalization of net operating loss carry-forwards associated with the SEK 150.7 million loss before taxes.

Intentia’s effective tax rate differs from the Swedish federal statutory tax rate of 28% primarily due to the effects of non capitalized operating losses, foreign tax rates, and non-tax deductible items.

Net Loss

Intentia incurred a loss of SEK (58.0) million in the first half of 2005, or a loss of SEK (0.35) per share, as compared to a loss of SEK (135.5) million, or a loss of SEK (0.91) per share in the first half of 2004. The improved results were attributable to higher gross profit and lower operating expenses, which were partially offset by financial expenses and higher taxes. The results for the first half of 2005 included the effect of SEK 38.8 million in accrued severance and excess facilities charges, as compared to SEK 52.3 million in the 2004 period. In addition, the 2005 period included SEK 21.1 million in merger related costs.

Intentia incurred a loss of SEK (354.2) million in 2004, or a loss of SEK (2.36) per share, as compared to a loss of SEK (411.1) million in 2003, or a loss of SEK (5.96) per share. The 2004 results included the effect of SEK 202.7 million in accrued severance and excess facilities charges, which were predominantly incurred in the third quarter. Primarily as a result of the third quarter transformation efforts, in the fourth quarter of 2004, Intentia generated a profit of SEK 90.9 million, as compared to a loss of SEK (158.5) million in the fourth quarter of 2003. In 2002 Intentia incurred a loss of SEK (143.5) million, or a loss of SEK (3.93) per share.

Intentia has not in the past been materially affected by governmental, economic, fiscal, monetary or political policies or factors. The offshoring initiative announced in late 2004 for relocating a portion of research and development and customer support activities creates the possibility that governmental actions in the host countries, principally India, could disrupt ongoing research and development and customer support activities, or result in extra expense if such resources needed to be replaced in a short time frame.

Liquidity and Capital Resources

Intentia has historically financed its operations through a combination of funds generated from operations and the sale of equity and debt. Intentia’s expected principal sources of liquidity in the future consist of cash and cash equivalents, funds generated from operations, and the credit facility described in Financing Activities. After the first six months of 2005, Intentia had net working capital (current assets less current liabilities) of SEK 204.5 million, including SEK 362.6 million in cash and cash equivalents, as compared to net working capital of SEK 36.8 million after the first six months of 2004, including SEK 228.3 million in cash and cash equivalents. As of December 31, 2004, Intentia had net working capital of SEK 287.5 million, including SEK 499.7 million in cash and cash equivalents, as compared to net working capital of SEK (72.6) million at December 31, 2003, which included SEK 294.1 million in cash and cash equivalents. At December 31, 2002, Intentia’s net working capital was SEK 94.7 million, including SEK 402.8 million in cash and cash equivalents.

The following table summarizes Intentia’s cash flows for the six month periods ended June 30, 2005 and June 30, 2004, and for the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002:

	Six Months Ended June 30		Fiscal Years Ended
	2005	2004	2004	2003	2002
(Amounts in SEK million)
Net Cash Provided by (used in):
Operating Activities	(64.8)	(37.9)	27.4	162.9	85.7
Investing Activities, Including Acquisitions	(70.1)	(83.6)	(200.0)	(173.8)	(265.2)
Financing Activities	(11.0)	56.6	375.9	(96.3)	(58.6)
Cash Flow for the Period	(145.9)	(64.9)	203.3	(107.2)	(238.1)
Liquid Funds, Opening Balance	499.7	294.1	294.1	402.8	644.4
Translation Difference in Liquid Funds	8.8	(0.9)	2.3	(1.5)	(3.5)
Liquid Funds, Closing Balance	362.6	228.3	499.7	294.1	402.8
Cash and Bank Balances	212.6	178.3	194.7	232.9	191.1
Short Term Liquid Investments (Less than 3 Month Maturity)	150.0	50.0	305.0	61.2	211.7

At June 30, 2005, liquid funds, composed cash and cash equivalents totaled SEK 362.6 million, compared to SEK 228.3 million at June 30, 2004. Excluding a SEK 8.8 million increase in the cash balance at June 30, 2005 from the effect of changes in foreign exchange rates, cash and short-term investments declined by SEK 145.9 million during the first half of 2005. Cash used in operating activities was SEK 64.8 million in the first half of 2005 and includes the effect of a reduction in current liabilities, primarily severance and other accrued personnel costs and accounts payable. Excluding the effect of changes in foreign exchange rates, current liabilities were reduced by SEK 151.1 million. Cash outflows from investing activities, which were composed primarily of capitalized product development costs, were SEK 70.1 million in the first half of 2005, as compared to SEK 83.6 million in the first half last of year. If product development costs had not been capitalized, these costs would have been reflected as operating expenses and would have had the effect of reducing cash flow from operations. Cash used in financing activities was SEK 11.0 million, and reflects capitalized lease repayments. In the comparable period last year, cash inflows from financing activities totaled SEK 56.6 million. Proceeds from the issuance of new stock in the first quarter of 2004, in the amount of SEK 248.1 million, were partially offset by loan repayments of SEK 180.7 million and other financing costs in the amount of SEK 10.7 million.

At December 31, 2004, liquid funds totaled SEK 499.7 million, compared to SEK 294.1 million at December 31, 2003 and SEK 402.8 million at December 31, 2002. The net SEK 205.6 million increase in liquid funds from 2003 to 2004 was attributable to cash flows from financing activities, which were partially offset by cash outflows associated with investing activities, primarily capitalized product development. The SEK 108.7 million reduction in liquid funds from 2002 to 2003 was primarily attributable to SEK 96.3 million in net cash used in financing activities in 2003. Cash provided by operating activities was SEK 27.4 million in 2004, as compared to SEK 162.9 million in 2003. Cash provided by operating activities was SEK 85.7 million in 2002. Cash outflows from investing activities, which were composed primarily of capitalized product development costs, totaled SEK 200.0 million in 2004, compared to SEK 173.8 million in 2003. Cash outflows from investing activities in 2002 was SEK 265.2 million, which included, in addition to capitalized product development costs, acquisitions of subsidiaries of SEK 65.3 million and acquisition of tangible fixed assets in the amount of SEK 45.7 million. Net cash inflows from financing activities totaled SEK 375.9 million in 2004. Net cash inflows from financing activities in 2004 were attributable to loan repayments of SEK 217.9 million and financing costs of SEK 19.8 million, which were offset by SEK 197.1 million of new debt and SEK 416.5 million in proceeds from the issuance of new stock. In 2003 net cash outflows from financing activities totaled SEK 96.3 million. In 2003 net loan repayments of SEK 497.8 million were primarily attributable to the repurchase of approximately SEK 480.5 million in euro-denominated convertible notes during the third quarter of 2003. These net loan repayments were partially offset by SEK 401.5 million in proceeds from the issuance of new stock, which was used to finance the repurchase of the convertible notes. In 2002 net cash outflows from financing activities were SEK 58.6 million, which included net loan repayments of SEK 102.9 million, which were offset in part by SEK 44.3 million in proceeds from the issuance of stock.

The Company does not face any significant legal or economic restrictions on the ability of subsidiaries to transfer funds to the parent company in the form of cash dividends. Such restrictions have not had any material impact in the past and are not expected to have any material impact in future periods.

Intentia currently believes that its existing cash balances, unutilized bank lines of credit and funds expected to be generated from operations will provide it with sufficient funds to finance its current operations for at least the next twelve months.

Convertible Notes

Intentia issued euro-denominated convertible notes in 1999, referred to as the Notes. The Notes, which mature in July 2006, pay 5% interest per annum and may be converted to Intentia B shares at a conversion price of SEK 105.16 per share (based on an exchange rate of 8.72 SEK to 1 EUR). Excluding the effect of currency fluctuations between the SEK and the EUR, the balance of the Notes payable at June 30, 2005 and December 31, 2004, was relatively unchanged as compared to the balance at December 31, 2003. If Intentia’s share price exceeds the conversion price by 8% for 20 consecutive days, the notes may be called and redeemed at Intentia’s option. In the third quarter of 2003, 86% of the then outstanding Notes were repurchased at 65% of their nominal face value plus accrued interest, which resulted in a pre-tax gain of approximately SEK 154.3 million in 2003. In the event of a merger, each note holder has the right to demand immediate repayment.

Other Interest-Bearing Liabilities

Excluding convertible notes, interest bearing liabilities, in aggregate, totaled SEK 246.7 million at June 30, 2005 and SEK 225.8 million at December 31, 2004, as compared to SEK 56.4 million at June 30, 2004, SEK 236.0 million at December 31, 2003, and SEK 376.0 million at December 31, 2002. New share capital issued in the first quarter of 2004 was used to pay down SEK 177.2 million in liabilities to credit institutions. This reduction was offset by SEK 197.1 million in a new U.S. dollar-denominated loan issued in September 2004 to finance Intentia’s transformation plan.

Tennenbaum Loan.   Intentia entered into a loan agreement with funds managed by Tennenbaum Capital Partners, LLC in September 2004, for an aggregate amount of USD 26.8 million (SEK 197.1 million). The loan carries an interest rate equal to the three-month LIBOR rate, as adjusted, plus a 9% margin. The interest rate under this formula at June 30, 2005 was 12.50%. The loan, which matures in September 2009, currently includes a prepayment option with premiums of 5% if prepaid in September 2006; 3%, if prepaid in September 2007; and 1%, if prepaid in September 2008. Prepayments prior to September 2006 are subject to a make-whole provision. In November 2005, Tennenbaum and Lawson negotiated an agreement related to the prepayment of the loan that is contingent upon the completion of the Combination.  Following completion of the Combination, Lawson expects to prepay the loan.  Assuming current LIBOR interest rates until the prepayment date, the amount required to prepay the Tennenbaum loan in September 2006, calculated in accordance with the November 2005 agreement with Tennenbaum, is estimated to be USD 3.7 million. As of June 30, 2005, Intentia was not in default under any loan covenants. Upon a change of control, Intentia is required to make an offer to purchase the loan at a price equal to par plus accrued interest and the applicable prepayment premium or make-whole amount that would be payable if Intentia were electing to prepay the loans.

Syndicated Loan.   Intentia has had a syndicated loan facility, in the amount of EUR 32 million, since June 2003. The purpose of this facility is to finance working capital needs and for general corporate purposes. As of June 30, 2005, there were no outstanding loans under this facility. As of June 30, 2005, Intentia was not in default under any loan covenants. This facility was renewed in May 2005 for an additional two years. The loan, which may be denominated in euros, Swedish kronor, U.S. dollars, or Great Britain pounds, carries an interest rate equal to the relevant base rate (EURIBOR, LIBOR, or STIBOR) plus a margin of 2.5%. In addition, Intentia must pay a utilization fee of 0.50% per annum if the facility is used up to 50%, and 1.0% per annum if usage is over 50%.

Financial Leases:   Financial leases in the Group refer to future lease payments on agreements classified as financial leases, with consideration given to residual values. Payments due within one year have been reported as current liabilities. As of the balance sheet date, the due dates were as follows:

Financial Lease Due Dates

	Fiscal Years Ended
	2004	2003	2002
(Amounts in SEK million)
Within one year	12.2	18.3	21.5
More than one year but within five years	4.1	7.9	16.7
After five years	—	—	—
Total	16.3	26.2	38.2

Research and Development

Intentia’s most important research and development initiative has been the development of Movex software for the Java (J2EE) platform, which succeeds the RPG version of Movex. The first Java version of Movex was made available to customers in 2001. Over the last three years, research and development activities have been concentrated in improving the functionality and stability and extending the scope of the Movex Java suite of enterprise applications.

Capitalized product development costs were SEK 394.1 million at June 30, 2005, as compared to SEK 377.1 million at June 30, 2004. The net SEK 17.0 million increase in capitalized product development costs included SEK 139.7 million in new development costs, primarily associated with Intentia’s Movex Java suite of applications, which was offset by SEK 92.6 million in amortization, SEK 15.0 million in disposals and SEK 15.0 million in write-downs of previously capitalized product development costs. One new edition of the Intentia Application Suite 5.1 was formally released in July, 2005. The new suite included many new features within the CRM, SCM and Foundation and Tools applications. Within CRM applications, new advanced channel, category and market analysis functionality were added to Intentia e-Sales. This functionality was designed to improve a company’s ability to implement sales strategies to increase revenue and profit. In addition, new capabilities were added to help fast-moving consumer goods companies improve category, space and promotion management. Another new feature was that information from both the sales and order fulfillment processes could be accessed from the field sales solution. This feature enabled salespeople to improve individual efficiency during customer visits, and ultimately, to increase sales. Within supply chain planning in the SCM applications, the new suite introduced sales quotas, transport rules and purchase agreements functionality. These improvements were intended to increase planning efficiency and to optimize profit by controlling what, how much, when and to whom products were purchased, processed, moved and sold. Lastly, new features were added to the Movex Adaptation Kit (MAK), a tool within Foundation and Tools, that were designed to reduce the time, effort and cost involved in supporting and maintaining the Intentia Application Suite.

Capitalized product development costs were SEK 381.3 million at December 31, 2004, as compared to SEK 342.9 million at December 31, 2003. The increase in capitalized product development costs includes

SEK 158.9 million in new development costs, primarily associated with Intentia’s Movex Java suite of applications. Two new editions of Movex, 2004.1 and 2004.2, were released during 2004. These releases responded to customer-driven initiatives with the following new features: a new Movex Environment Manager (MEM), which automates the installation of Movex Java; a streamlined version of the Movex Adaptation Kit (MAK), which provides both customers and third parties with the tools to extract more value from Movex implementations; Movex Demand Planner (DMP), aimed primarily at fashion retailers and manufacturers, which reduces the time normally needed to calculate sales prices on predefined margins over cost; and Movex Yield Optimizer (YOP), aimed at companies with products that mature over time, such as hams and wines, which enables recalculation of value based on age-related criteria. New capitalized product costs were offset by SEK 90.5 million in amortization, SEK 15.0 million in disposals and SEK 15.0 million in write-downs of previously capitalized product development costs.

Capitalized product development costs at December 31, 2003 were an increase of SEK 93.3 million from the balance of SEK 249.6 million as of December 31, 2002. During 2003, new capitalized product development costs, in the amount of SEK 176.6 million, primarily associated with Movex, were partially offset by SEK 71.2 million in amortization and SEK 12.0 million in write-downs of previously capitalized product development costs. In 2003, Intentia continued to concentrate on assuring the functionality and quality of all projects that had implemented Java Version 12 of Movex. The initiative represented an important step in developing stable expertise for the major effort required to usher existing customers from the old RPG technology to new Java-based editions of Movex. The expansion of Intentia’s comprehensive strategic alliance with IBM in 2003 represented a significant advance toward Intentia’s goal of being even more competitive.

Contractual obligations

As of December 31, 2004, expected future payments related to contractual obligations and commercial commitments including interest payments were as follows:

	Within 1 year	Within 1-3 years	Within 3-5 year	Total
Debts to credit institutions	21.6	41.0	212.2	274.8
of which USD floating rate loan(1)	20.5	41.0	212.2	273.7
Financial leases
SEK floating rate(2)	12.2	35.3	—	47.5
Convertible note
EUR fixed loan rate(3)	3.7	74.1	—	77.8
Total	37.5	150.4	212.2	400.1

(1)   USD floating rate loan carries an interest rate equal to the three-month LIBOR rate, as adjusted, plus a 9% margin. The interest rate under this formula at December 31, 2004 was 11.5625%.

(2)   Financial leases in the Group refer to future lease payments on agreements classified as financial leases, with consideration given to residual values. Payments due within one year have been reported as current liabilities.

(3)   Euro-denominated convertible notes pay 5% interest per annum.

Expected future interest payments related to contractual obligations (excluding financial leases) and commercial commitments were based on the December 31, 2004 exchange rates SEK/USD 6.6125 and SEK/EUR 9.0070.

Intentia believes that its expected cash flows from operations and balance of liquid resources will be sufficient to satisfy these contractual obligations and commercial commitments and that the ultimate payments associated with these commitments will not have a material adverse effect on its liquidity position.

Disclosure of Certain Differences Between Swedish GAAP and U.S. GAAP

The financial statements of Intentia included in this Proxy Statement/Prospectus were prepared and are presented in accordance with Swedish GAAP, as applied in 2002, 2003, and 2004 (The six month period ended June 30, 2005, was restated to Swedish GAAP as applied in 2004). Certain differences between Swedish GAAP and U.S. GAAP could have a significant affect on the measurement, presentation and disclosure of financial information contained herein. The following is a summary of certain differences between Swedish GAAP and U.S. GAAP. See Note 29 to Intentia’s financial statements for a detailed description of differences between Swedish GAAP and U.S. GAAP affecting Intentia.

Revenue Recognition

Software revenue recognition under U.S. GAAP is governed by the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides detailed technical guidance on how revenue should be recognized for each element in a multi-element arrangement (MEA)—for example, a software sale to a new customer that includes software licenses, implementation services, and post-contract support (PCS). There are no corresponding software-specific provisions in Swedish GAAP. Under U.S. GAAP, revenue should be allocated to the various elements in a MEA based on vendor-specific objective evidence (VSOE) of fair value, regardless of any separate prices stated within the contract for each element. If sufficient VSOE does not exist for the allocation of revenue to the various elements of a MEA, then all revenue from the MEA must be deferred until the earlier of (a) the point at which VSOE does exist for an element or (b) all elements have been delivered. If the only undelivered element is PCS, then all of the revenue in a MEA must be recognized ratably over the term of the PCS. If sufficient VSOE does not exist for services, if the only undelivered element is services, and if services do not involve significant production, modification, or customization of the software, then all revenue must be recognized as part of the services engagement, typically over the period during which the services are performed. There is no analogous VSOE concept in Swedish GAAP.

Product Development Costs

In 2001, Intentia adopted a new Swedish accounting standard “RR 15, Intangible Assets”. In accordance with the new standard, expenditures for the development of new and existing products should be capitalized if such expenditures are deemed to, with a high degree of certainty, result in future financial benefits for the Group. Any such development costs should be amortized over the useful lives of the assets.

Under U.S. GAAP, all expenditures for the development of software intended to be marketed and sold should be expensed until the Company has reached technological feasibility. Expenditure from that date and until the product is made generally available is capitalized and amortized. Expenses after the product has been made generally available are not capitalized. The Company has analyzed the amounts capitalized under Swedish GAAP and have determined that the entire amount capitalized was incurred prior to technological feasibility having been obtained or was incurred after the product was made generally available. Consequently in the U.S. GAAP financial statements, the capitalization and corresponding amortization amounts under Swedish GAAP have been reversed for all periods presented.

Leases

In accordance with Swedish GAAP, Intentia has classified all leasing arrangements entered into as either operating or capital leases. Operating leases are expensed over the lease agreement and no asset is recorded on the balance sheet. For capital leases the leased assets are recognized and are depreciated. The payments to the lessor are split into interest expense and repayment of debt. The guidance applied in the determination of whether a contract represents an operating or a capital lease is general in nature and lacks specified thresholds.

Under U.S. GAAP, the treatment of operating leases and capital leases is the same as under Swedish GAAP. However, the evaluation criteria applied in the determination of the classification of leases is significantly more specific than the Swedish GAAP equivalent. For this reason a number of leases which have been treated as operating leases under Swedish GAAP have been reclassified to capital leases for U.S. GAAP purposes.

Goodwill

Under Swedish GAAP goodwill is amortized straight-line over the expected period of use. The annual amortization percentage for goodwill is 10%. In addition to this annual amortization an impairment test is required if impairment indicators are identified.Under U.S. GAAP goodwill is not amortized subsequent to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) on January 1, 2002. Instead annual impairment tests are performed. Consequently goodwill amortization recorded for Swedish GAAP is reversed for U.S. GAAP.

Under Swedish GAAP the carrying value of goodwill are reviewed periodically to determine if any impairment indicators have been identified. If impairment indicators are identified the assets in question are recorded at the recoverable amount, defined as the higher of the net sales value and the value in use. The value in use is based on discounted future cash flows. The discount rate applied includes a risk premium. For all periods thru December 31, 2004, Intentia has under Swedish GAAP assessed the need for impairment charges on the basis that the Group has been considered one cash generating unit. On this basis only minor impairment charges have been recorded for the periods reported.

Under U.S. GAAP an impairment analysis for goodwill requires that management determines “reporting units” and assesses the need for impairment charges based on anticipated future cash flows at this level of detail. Intentia management has concluded that Intentia’s  reporting units are the Group’s operations on an individual country level. By performing the goodwill impairment tests by reporting unit, impairment charges have been identified and recorded for U.S. GAAP. In addition to goodwill impairment charges the value of certain Intentia properties have been deemed to be impaired also and a U.S. GAAP adjustment for this has been recorded.

Long-lived assets

U.S. GAAP states that for the purposes of recognition and measurement of an impairment loss a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Swedish GAAP states that a long-lived asset shall be grouped at the lowest level for which identifiable cash flows are essentially independent of the cash flows of other assets. Under Swedish GAAP, Intentia has tested tangible fixed assets based on a single cash generating unit. Under U.S. GAAP, Intentia has based its impairment tests on cash flows on an individual country level, which has resulted in an impairment of certain tangible fixed assets.

Purchase Accounting—Intangibles

In August 1997, the Group acquired 51% of Intentia Australia Pty Ltd (formerly BCM Systems Pty) in an acquisition accounted for using the purchase method.  On April 1, 2001 an additional 14.45% was acquired and on each of August 1, 2001, October 1, 2001 and January 7, 2002 the Group acquired an additional 11.5% of Intentia Australia Pty . Ltd.

Under Swedish GAAP purchase accounting is applied, whereby the net assets of an acquired entity are revalued at the time of acquisition. However, other identifiable intangibles and in process research and development are included in goodwill. Under U.S. GAAP, a portion of the purchase price would be allocated to certain intangibles, including customer relationships and backlog, acquired as part of the acquisition. These assets would then be amortized over their useful lives, ranging between six months and 7 years.

Furthermore, under U.S. GAAP a value is assigned to acquired research and development portfolios obtained by means of acquired entities and this value is immediately recognized as an expense.

Derivatives Instruments and Foreign Currency Hedging Activities

U.S. GAAP records these instruments at their fair values at the respective balance sheet dates and recognizes unrealized exchange gains and losses immediately in the income statement assuming certain rigorous documentation criteria are not met. According to Swedish GAAP, unrealized gains and losses on a contract hedging an anticipated transaction are not recognized until the hedged transaction is completed.

Deferred Taxes

Under the application of Swedish GAAP as outlined in “RR 9 Income taxes” Intentia has assigned a value to net operating losses and other deductible temporary differences where the Company has deemed it probable that such losses and deductions will be utilized. The assigned value has been based on an analysis of the expiration dates (if any) of the losses and forecasted profitability in the Intentia entities conducting business in the tax jurisdictions with net operating losses (“NOLs”). The most significant tax losses carried forward are in Sweden, where such losses may be used indefinitely. Significant deferred tax assets were recognized prior to January 1, 2003, and the assets were adjusted each year for changes in the NOLs (additional, utilized and expired losses), currency translation and changes in assessment of forecasted profitability. The criteria under Swedish GAAP for recognizing deferred tax assets for companies which have recognized cumulative losses are more stringent than for profitable companies, but management may still be allowed to recognize such assets based on forecasted taxable income.

Under U.S. GAAP an asset should be recorded for NOLs and other deductions, but a valuation allowance should be considered if it is deemed more likely than not that the NOLs or other deductions will not be utilized. The Company has analyzed the data available as of January 1, 2003, in order to determine what the appropriate valuation allowance should have been under U.S. GAAP. U.S. GAAP is very stringent with regards to recognizing deferred tax assets for companies in a cumulative loss situation will not, as allowed by Swedish GAAP, allow the recognition of deferred tax assets based on forecasted taxable income alone. Further positive evidence would be required in such situations. For the Swedish tax losses the Company has concluded that under U.S. GAAP there was not enough objective positive evidence to support the recognition of a net deferred tax asset as of that date. This assessment has been unchanged as of December 31, 2003 and 2004, respectively. Consequently a full valuation allowance has been recorded as of these dates. For all other countries an assessment of the need for valuation allowances have been made on a country by country basis.

Furthermore the differences between Swedish GAAP and U.S. GAAP discussed above have been tax effected, with the exception of the adjustments to goodwill which are not tax effected. The U.S. GAAP differences have been tax effected based on the enacted tax rates in each tax jurisdiction and have been reduced by valuation allowances where appropriate. The valuation allowance has been assessed on the same grounds as the general deferred tax position for each entity, considering for instance whether the entity was in a cumulative loss situation or not.

Disclosure About Foreign Currency Risk

As an international supplier of software and services that are sold in some 40 countries, Intentia is exposed to the risk that fluctuations in foreign currency exchange rates will have an adverse impact on Intentia’s financial statement. Intentia is exposed to both transaction currency exposure, which arises as a result of sales and purchases in foreign currencies, and translation currency exposure, which arises as a result of the translation of assets and liabilities in foreign subsidiaries to SEK and which also has an impact on the Group’s stockholders’ equity.

The most common foreign currency risks that Intentia faces are: (1) the risk that receivables and other assets will decline in value as a result of change in currency exchange rates; (2) the risk that payables and other liabilities will increase in value as a result of currency exchange rates; and (3) the risk that the value of future forecasted and committed sales and purchases fluctuates due to changes in currency exchange rates. To mitigate the first two risks, foreign currency exposures within an operational unit in excess of EUR 50,000 are hedged. These exposures are primarily composed of customer receivables, supplier payables, and net intercompany receivables and payables. With respect to the third foreign currency risk, although Intentia’s Finance Policy permits hedging committed sales and purchases, historically, these items have not been hedged. Intentia’s view is that there has been—and continues to be—a natural hedge because Sweden, which is where most of Intentia’s development expenses are incurred, also accounts for approximately 30% of Intentia’s revenues and because most revenues and expenses for professional services outside of Sweden are borne in the same country and denominated in the same local currency. The costs and benefits of hedging forecasted transactions will be reviewed as circumstances change in the future.

Foreign exchange forward contracts are employed to offset net exposures of balance sheet items held in foreign currencies. As necessary, subsidiaries are financed by stockholders’ equity or funded by loans mainly in their local currency. Foreign exchange swaps are used, as necessary, to create a currency balanced portfolio. Changes in the value of forward exchange contracts that economically hedge recognized assets and liabilities in foreign currencies and for which no hedge accounting is applied are recognized in the income statement. As of December 31, 2004, the gross value of the foreign exchange forward portfolio, including foreign exchange swaps, was SEK 866.4 million, and the net value, after accounting for offsetting instruments, was SEK 492.1 million. Including SEK 5.0 million in unrealized gain, the portfolio net value at the forward rate was SEK 497.1 million. Outstanding forward exchange contracts as of December 31, 2004, will fall due during 2005.

	Underlying Exposure in Balance Sheet	External Forward Contracts	Percentage
(Amounts in SEK million)
USD	189,522	(188,687)	100
JPY	94,886	(92,803)	98
EUR	115,521	(93,673)	81
NOK	(62,419)	76,297	122
AUD	219,505	(203,897)	93
GBP	(53,058)	50,522	95
Other	51,714	(39,854)	77

Exchange-rate exposures that would have had an effect on profit and loss have been hedged by means of forward contracts covering approximately 89% of total exposure. Coverages deviating from 100% reflect temporary timing differences between invoicing and hedging. Other exchange-rate exposures that arise as a result of the translation of assets, liabilities, and equity items in foreign currencies to SEK are not hedged. Net differences between the translated valuation of these balance sheet items are reflected in Translation Differences in the Statement of Total Equity.

See Note 22 to Intentia’s financial statements for additional information related to Intentia’s financial risks and instruments.

Disclosure About Interest Rate Risk

Intentia faces interest rate risk associated with a USD 26.8 million loan agreement with Tennenbaum Capital Partners, entered into in September 2004. The loan carries an interest rate equal to the three-month LIBOR rate, as adjusted, plus a nine percent margin. The interest rate under this formula was 11.5625% at December 31, 2004, and was 12.5% at June 30, 2005. A change in the LIBOR rate of 0.125% would result in a change in interest expense of approximately USD 10,200 for the year ended December 31, 2004, and a change of USD 16,800 for the six months ended June 30, 2005. In addition, Intentia has financing lease obligations, primarily for vehicles and equipment purchases. Amounts outstanding as of December 31, 2004 totaled USD 7.2 million. A change in the interest rate of 0.125% would result in a change in interest expense of approximately USD 9,000 for the year ended December 31, 2004, and a change of approximately USD 4,500 for the six months ended June 30, 2005.

Unaudited Results Under the International Financial Reporting Standards for the Three Month and Nine Month periods ended September 30, 2005.

As required by EU regulation effective January 1, 2005, Intentia prepares and reports its consolidated financial statements in accordance with International Financial Reporting Standards (IFRS), which differ in material respects from both U.S. GAAP and Swedish GAAP. On October 26, 2005, Intentia announced unaudited financial information for the three month and nine month periods ended September 30, 2005 prepared in accordance with IFRS. The announcement has been included as Annex A in order to comply with SEC rules requiring inclusion of published interim financial information more current than the interim financial statements required to be included in the Proxy Statement/Prospectus. Although the financial information for the three month and nine month periods ended September 30, 2005 prepared in accordance with IFRS is largely in line with historical seasonal trends, you should not compare the financial information for the three month and nine month periods ended September 30, 2005 with the financial statements and other financial information prepared in accordance with or restated under Swedish GAAP or reconciled between Swedish GAAP and U.S. GAAP included in this Proxy Statement/Prospectus. Differences between IFRS, Swedish GAAP and U.S. GAAP could have a significant effect on the measurement, presentation and disclosure of financial information included elsewhere in this Proxy Statement/Prospectus.

MATERIAL CONTRACTS BETWEEN LAWSON AND INTENTIA

In September 2005, Lawson and Intentia entered into a reciprocal reseller agreement pursuant to which each party may resell each other’s products to prospective customers who desire to license those products from one source. Lawson and Intentia will contract for maintenance and support directly with each customer. The reseller agreement will terminate upon the earlier of the completion or termination of the Exchange Offer, or January 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF LAWSON

Lawson and Mr. Sciard have entered into an amendment to the Letter Agreement with Mr. Sciard as described on page 152. Lawson plans to negotiate promptly employment agreements with certain other executive officers of Intentia. It is currently expected that the employment agreements may include increases to the executives’ cash compensation to reflect their expanded responsibilities within the combined business. Lawson also currently expects the employment agreements to provide for the grant of stock options. It is contemplated that the options will vest based upon continued service with Lawson. In addition, Lawson currently expects that the employment agreements will contain severance terms that will provide the officers with payments of severance if, during the term of the agreement, the executive is terminated without cause, resigns for certain reasons or terminates employment due to death or disability. These severance payments may include cash payments, continued employee benefits, additional payments in connection with any golden parachute excise taxes and the acceleration of vesting of stock options and other equity awards.

Lawson intends to, and intends to cause Lawson Holdings to, honor the indemnification obligations of Intentia to its directors and officers that exist immediately prior to completion of the Exchange Offer and to continue indemnification coverage for such persons for an undetermined period of time following completion of the Exchange Offer. Intentia’s indemnification policy generally provides that directors and officers are indemnified for certain actions as defined under the policy while acting as directors or officers of Intentia.

COMPARISON OF RIGHTS OF HOLDERS OF LAWSON COMMON STOCK
AND INTENTIA SHARES

Lawson is incorporated in the State of Delaware, United States and the rights of Lawson stockholders are currently governed by the DGCL and by Lawson’s certificate of incorporation and Lawson’s bylaws. Intentia is organized under the laws of the Kingdom of Sweden and the rights of Intentia shareholders are currently governed by Swedish law and Intentia’s articles of association. After the completion of the transaction, shareholders and warrant holders of Intentia will become stockholders of Lawson, and will become subject to the certificate of incorporation and the bylaws of Lawson.

The following is a summary of the material differences between the rights of Lawson stockholders and the rights of Intentia shareholders. While Lawson and Intentia believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Lawson stockholders and Intentia shareholders and it is qualified in its entirety by reference to Delaware law, Swedish law and the various documents of Lawson and Intentia referenced in this summary. You should carefully read this entire Proxy Statement/Prospectus and the other documents referenced in this Proxy Statement/Prospectus for a more complete understanding of the differences between being a stockholder of Lawson and being a shareholder of Intentia. Lawson has filed with the SEC certain documents referred to in this Proxy Statement/Prospectus and will send copies of these documents to you upon your request. See the section entitled “Where You Can Find More Information” on page 226.

	Lawson	Intentia
Capitalization	The authorized capital stock of Lawson consists of 750,000,000 shares of common stock, par value of USD 0.01 per share, and 50,000,000 shares of preferred stock, par value of USD 0.01 per share.

The minimum share capital of Intentia per its Articles of Association, is SEK 1,000,000,000 and the maximum is SEK 4,000,000,000, par value SEK 10 per share. As of September 30, 2005 Intentia had 5,119,604 Series A shares outstanding, each share having 10 votes, and 162,533,279 Series B shares outstanding, each share having 1 vote

As of September 30, 2005, there were approximately 102,268,957 shares of Lawson common stock outstanding held of record by approximately 180 persons. On July 26, 2004, Lawson’s board of directors declared a dividend of one preferred share purchase right per share for each outstanding share of Lawson common stock. The dividend was paid on July 28, 2004 to shareholders of record on that date. Each preferred share purchase right entitles the registered holder to purchase from Lawson in certain limited circumstances one one-hundredth of a share of Series B Junior Participating Preferred Stock of Lawson at a specified price. Lawson currently has no preferred stock outstanding. Lawson’s shares of common stock are listed on the Nasdaq National Market under the symbol “LWSN.”

As of September 30, 2005, the outstanding shares in Intentia were held by approximately 8,866 persons.

Intentia has not paid any dividends to date.

Intentia is a public company traded on the Stockholm Stock Exchange (XSSE) under the symbol “INT B.”

Changes in Share Capital

Delaware law and Lawson’s certificate of incorporation provide that a proposed amendment to the certificate of incorporation to change the number or type of shares of authorized capital stock requires the approval of the board of directors and the affirmative vote of a majority of all shares entitled to vote on the matter. If an amendment would adversely affect the rights of any stockholders of a particular class or series of stock, a majority of the outstanding shares of that class or series, voting as a class, also must vote to authorize the amendment.

Under Swedish law, changes to the share capital require, as a general rule, a resolution by the shareholders. The board of directors may, within certain limits, be granted a specific authority (limited in time until, at the longest the next annual general meeting of the shareholders) to resolve upon an issuance of new shares, as well as pass such resolution subject to the subsequent approval by the shareholders. A resolution to disapply shareholders’ preemption rights in connection with a new issue of shares, to change the share capital in such a way as requires an amendment to the Articles of Association, to reduce the share capital or to repurchase shares, is normally valid only if shareholders representing two-thirds of the votes cast as well as two-thirds of the shares represented at the meeting vote in favor of such resolution.

Number of Directors

Delaware law provides that a corporation must have at least one director and that the number of directors shall be fixed by or in the manner provided in the bylaws unless the certificate of incorporation fixes the number of directors. Lawson’s certificate of incorporation provides that the number of directors shall be fixed from time to time by the board of directors and that the authorized number of directors shall consist of no more than twelve directors. The current number of directors of Lawson is fixed at six. However, if the Exchange Offer is completed, the number of directors will be increased to nine, initially as described under “Board of Directors” on page 130.

According to Swedish law, the board of directors of a public company, like Intentia, must consist of at least three board members. A company’s Articles of Association govern the minimum and the maximum number of directors to be appointed. Intentia’s current Articles of Association provide that Intentia must have at least six and no more than nine board members with a maximum of three deputies. See “Vacancies on the board of directors” below for more information on deputies’ duties.

Election and Term of Directors

Lawson’s certificate of incorporation provides that, except in the event of vacancies, directors are elected at each annual meeting for a term of one year and until a successor is elected and qualified, or until the earlier death, resignation or removal of the director.

The members of Intentia’s board of directors are elected at a shareholders’ meeting for a period until the next annual general meeting of shareholders, except those members appointed by the unions, which are appointed for a term decided by the unions, however not for more than four fiscal years.

Swedish law gives trade unions the right to appoint two additional directors in all companies with at least 25 employees in Sweden (three directors if the company is active in more than one industry and has at least 1,000 employees in Sweden) and a corresponding number of deputy directors for such union directors. Intentia currently has no directors appointed by the union.

Removal of Directors

Under Delaware law, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of the corporation whose board is classified, stockholders may effect such removal only for cause, unless otherwise provided in a corporation’s certificate of incorporation. Lawson’s bylaws provide that any director, or the entire board of directors, may be removed with or without cause.

Under Swedish law, a member of the board of directors may be removed by the group that appointed the director; in most cases the shareholders. There is no obligation for the shareholders to state any reasons for the removal.

Vacancies on the Board of Directors

Delaware law and Lawson’s certificate of incorporation provide that vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even though less than a quorum.

Under Swedish law, vacancies may be filled by a deputy member of the board. However, if the remaining board members do not meet the minimum number (as described above), then the shareholders must elect a new member or members of the board.

Stockholder Action by Written Consent

Delaware law provides that unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent to the action is signed by stockholders holding at least a majority of the voting power. If a different proportion of voting power is required for an action at a meeting, then that proportion of written consents is also required. Lawson’s certificate of incorporation provides that all actions required or permitted to be taken by stockholders of Lawson must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Under Swedish law, shareholders make decisions at a shareholders’ meeting. However, a document stating the proposed decision may be circulated between all shareholders for their signing. Such decision is only valid and binding if it is unanimous.

Amendment to Organizational Documents

Under Delaware law, the certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote as a class.

Lawson’s certificate of incorporation provides that Lawson reserves the right to amend any provision contained in the certificate of incorporation in the manner prescribed in the certificate of incorporation or by statute, and all rights conferred upon the stockholders in the certificate of incorporation are granted subject to this right.

Delaware law provides that a corporation’s stockholders entitled to vote have the power to amend bylaws, although the corporation’s certificate of incorporation may give the board of directors the power to amend bylaws as well.

Lawson’s certificate of incorporation provides that the board of directors may also amend, alter or repeal the bylaws, or adopt new bylaws, by majority vote of directors without a vote of the stockholders.

Under Swedish law, a charter may not be amended or changed since such document only regulates the initial amount to be paid per share, the time of payment of the shares, and similar matters.

However, under Swedish law, an amendment to the bylaws, called Articles of Association, is permissible and must be approved by the shareholders. As a general rule, two thirds of the rendered votes as well as two thirds of the shares represented at the shareholders’ meeting must vote for the amendment of the Articles of Association. However, an amendment that changes the legal relationship between shares of different series normally must with certain exceptions be supported by all of the shareholders present or represented at the shareholders’ meeting and which represent at least 90% of all outstanding shares of the company.

General Meeting of Stockholders

Delaware law and Lawson’s bylaws provide that the annual meeting of stockholders shall be held at such place, on such date and at such time as may be determined from time to time by the board of directors.

Swedish law provides that an annual general meeting of shareholders’ must be held within six months of the expiry of each financial year. Swedish law provides that the meeting shall be held at the location where the company maintains its registered office unless the Articles of Association provide differently. The Articles of Association may prescribe that a meeting of the shareholders shall, or may, be held at another location in Sweden. Intentia’s general meeting of shareholders must be held in either of Danderyd or Stockholm.

To attend at a general meeting of shareholders a shareholder must be registered in his or her own name 10 days (to be changed to 5 business days before the meeting, or a day closer to the meeting stated in the company’s Articles of Association, according to the new Swedish Companies Act, which will enter into force on January 2006) before the general meeting of shareholders (the record date) in the register of shareholders, and give Intentia notice of his/her intention to attend the meeting no later than 4 p.m. on the date set out in the notice of the meeting. Shareholders who have their shares registered in the name of a nominee must register the shares in their own name by the record date in order to be able to attend the general meeting of shareholders. The notice will also specify the record date.

Each shareholder or proxy has the right to be accompanied at the general meeting by not more than two advisers. Such advisers are entitled to speak at the general meeting.

Special Meeting of Stockholders

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Lawson’s bylaws provide that special meetings of the stockholders may only be called by the board of directors, which can do so at any time.

Under Swedish law, the board of directors shall call a special shareholders’ meeting if the board of directors finds it necessary. The board of directors also has an obligation to call to such meeting on the request of the auditor or upon request of shareholders holding at least 10% of the outstanding shares.

Notice of Stockholder Meetings

Under Delaware law and Lawson’s bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and, in the case of an annual meeting, the purpose or purposes of such meeting.

Notice of the annual general shareholders’ meeting must be given no earlier than six weeks before and no later than four weeks before the meeting. Notices of special shareholders’ meetings must be given no earlier than six and no later than two weeks before the meeting, unless a resolution amending the Articles of Association is proposed, in which case notice of the meeting must be given no earlier than six and not later than four weeks prior to the meeting.

Intentia’s Articles of Association provide that notice of general shareholders’ meeting shall be given through public announcement in the Swedish Official Gazette (Sw: Post och Inrikes Tidningar) as well as in the daily newspaper Svenska Dagbladet or any other daily national newspaper.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

Lawson’s bylaws provide that for a stockholder proposal to be brought properly before an annual meeting, the stockholder must notify the corporate secretary of Lawson not less than 120 days in advance of the date of Lawson’s proxy statement is released to stockholders in connection with the previous year’s annual meeting of stockholders. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received a reasonable time before the solicitation is made.

A shareholder who wishes to have a matter addressed at a shareholders’ meeting shall submit a written demand to the board of directors. The matter shall be addressed at the shareholders’ meeting, provided the request was received by the board of directors; (i) no later than one week prior to the earliest time pursuant to when a notice should have been made or (ii) after the time specified in (i) but in due time for the matter to be included in the notice of the shareholders’ meeting.

Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act. The notice must specify certain information as set forth in Lawson’s bylaws.

There is no equivalent requirement under Swedish law.

Lawson’s bylaws further provide that nomination of persons for election to Lawson’s board of directors may be made by the board of directors or a committee appointed by the board of directors or by any stockholder of Lawson entitled to vote in the election of directors at a meeting of stockholders who complies with the notice procedures set forth in the preceding paragraph and specifies certain information as set forth in Lawson’s bylaws.

The Swedish Companies Act prescribes that the board members should be elected at a shareholders’ meeting. Hence, the nominations for Intentia’s board of directors can be made by a shareholder during an annual general shareholders’ meeting. At the annual general meeting in 2005, a nomination committee was established, which will consist of representatives of Intentia’s major shareholders.

Proxy

Under Delaware law and pursuant to Lawson’s bylaws, at any meeting of the stockholders of Lawson, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

A shareholder may exercise his/her rights at a general shareholders’ meeting personally or by representative holding a written and dated proxy. A proxy is not valid for more than one year from the date of issue.

Preemptive rights

Under Delaware law, absent express provision in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

Lawson’s certificate of incorporation does not provide that stockholders possess any preemptive right to subscribe to additional issuances of its capital stock.

Under Swedish law, shareholders must approve (or authorize the board of directors to approve) each issuance of additional shares. Existing shareholders have preemptive rights to subscribe for new securities in proportion to their current holdings with respect to issuances of shares, convertible debt instruments and debt instruments with warrants to subscribe for new shares, unless the consideration to be paid is not cash or the resolution for the issuance or the Articles of Association provide otherwise. A resolution approving or authorizing an issuance for cash where the preemptive rights for existing shareholders is not to be applied requires a majority of two-thirds of the votes cast and two-thirds of the shares represented at the shareholders’ meeting. Any such preemptive rights are freely transferable and, if the rights are not exercised, they expire at the end of the relevant subscription period.

Dividends

Under Delaware law, a corporation may pay dividends out of surplus or net profits for the current or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate amount of the capital represented by the corporation’s outstanding stock of all classes having a preference upon distribution of assets.

Under Swedish law, dividends or other distributions to a company’s shareholders are decided by the shareholders, provided that the amount of dividends paid may generally not exceed the amount recommended by the company’s board of directors. Under the Swedish Companies Act, dividends to shareholders may not exceed an amount equal to the aggregate of the company’s consolidated net profit for the most recent fiscal year, profits brought forward and non-restricted reserves less the sum of the amount of reported losses, the amount that is required by law or the company’s Articles of Association to be allocated to restricted equity of the company and the amount that the company’s Articles of Association specifies must be used for a purpose other than for dividends.

Further, the above calculation is made on the basis of both the group-consolidated balance sheet and the parent company balance sheet. The lower of the two results of such calculations is recorded as the company’s distributable earnings and is available for dividends. In addition, dividends may not be declared to the extent that their payment would be contrary to generally accepted business practices in light of a company’s financing needs, liquidity and general financial position. Under applicable Swedish law, the statutory limitation period for dividends is ten years, after which the company would be the beneficiary of the dividends.

Under Swedish law, dividends may not be paid for a fiscal year in which an annual report has not been adopted.

	Lawson has never paid cash dividends on its common stock.	Intentia has never paid dividends.
Liability of Director and Officer

Delaware law permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

The Swedish Companies Act provides that a director may be liable to the company for losses incurred as a result of a willful act or negligence on behalf of such director in the performance of his or her duties. The same applies when any damage is caused to a shareholder or a third party if such damage is a result of a violation of the Swedish Companies Act, the applicable Act on Annual Reports or the Articles of Association of the company. There are no limitations under Swedish law as to the personal liability of the directors.

However, at annual general meetings, the shareholders consider whether to discharge the directors from liability for the business for the previous year. A simple majority of the votes at a general meeting may discharge the directors from such liability unless shareholders representing at least 10% of all shares vote against such discharge.

(i) any breach of the director’s duty of loyalty to the corporation or its stockholders;
(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
(iv) any transaction from which the director derives an improper personal benefit.

Lawson’s certificate of incorporation provides that a director shall not be liable to Lawson or its stockholders for monetary damages for breach of fiduciary duty as a director, other than a breach of fiduciary duty as a director arising out of any of items
(i)–(iv) above. Lawson’s certificate of incorporation also provides that if the DGCL is amended to further eliminate or limit the liability of a director of a corporation, then a director of Lawson, in addition to the circumstances set forth above, shall have no liability as a director (or such liability shall be limited) to the fullest extent permitted by the DGCL as so amended. In addition, Lawson’s certificate of incorporation provides that no repeal or modification of the foregoing provisions nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a director of Lawson existing at the time of such repeal or modification.

Indemnification of Directors and Officers

Lawson’s bylaws provide that Lawson shall indemnify its directors and officers to the fullest extent not prohibited by Delaware law or other applicable law. Lawson’s certificate of incorporation provides that other than in certain circumstances with respect to proceedings to enforce rights to indemnification, Lawson shall not be required to indemnify any director or officer in connection with any proceeding initiated by such person unless the proceeding was authorized by the board of directors.

There are no rules or obligations under Swedish law regarding indemnification of a company’s directors and officers. In fact, an indemnity given by a company to its directors could be questioned from a capital maintenance perspective. In Sweden, indemnification is usually addressed through directors and officers liability insurance policies. Intentia has directors and officers liability insurance.

Lawson’s certificate of incorporation provides that Lawson may, but is not obligated to, indemnify its employees and agents as set forth above. Indemnification of any such officer, employee or agent requires either a board resolution or an agreement with such employee or agent.

Intentia does not have any equivalent provision in its Articles of Association.

Expenses incurred by directors, officers, employees and agents, as applicable, in connection with proceedings shall be paid by Lawson as incurred and before final disposition of the proceedings, provided that if required by the DGCL, an advancement of expenses incurred by a person in his or her capacity as a director or officer shall be made only upon receipt of an undertaking by or on behalf of such person to repay the amount if it is determined ultimately that such person is not entitled to be indemnified by Lawson.

There are no equivalent rules under Swedish law or Intentia’s Articles of Association.

Delaware law and Lawson’s certificate of incorporation provide that Lawson has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Lawson, or is or was serving at the request of Lawson as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in such capacity, or arising out of such status, regardless of whether Lawson would have the power to indemnify such person against such liability under the provisions of the DGCL.

There are no equivalent rules under Swedish law or Intentia’s Articles of Association.
Voting Rights	Delaware law and Lawson’s certificate of incorporation provide that each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

All shares carry equal voting rights in a company unless the Articles of Association provides otherwise. The maximum prohibited difference in voting rights are 10 to 1. Shares without voting power cannot be issued.

Intentia’s Articles of Association provide that Series A shares confer 10 votes per share and Series B shares confer one vote per share.

Appraisal Rights

Delaware law provides that stockholders have the right, in some circumstances, to dissent from certain corporate reorganizations and instead to demand payment of the fair cash value of their shares.

Unless a corporation’s certificate of incorporation provides otherwise, dissenters do not have rights of appraisal with respect to a Exchange Offer or consolidation by a corporation, if the shares of the corporation are:

•  listed on a national securities exchange;

•  designated as a national market system security on an interdealer quotation system by the NASD; or

•  held by at least 2,000 stockholders of record unless the stockholders receive in exchange for their shares anything other than cash in lieu of fractional shares, shares of the surviving corporation, shares of any other corporation that are publicly listed or held by more than 2,000 stockholders, or a Combination of the foregoing.

Stockholders of a corporation surviving a Exchange Offer do not have appraisal rights if no vote of the stockholders of the surviving corporation is required to approve the Exchange Offer.

Appraisal rights are not available to Lawson stockholders with respect to the transaction.

In the case of an acquisition regulated by Swedish law, shareholders may be compensated by shares in the surviving company or by cash equal to the fair value of the shares. The Swedish Companies Act provides that if a Swedish parent company alone or together with its subsidiaries owns more than 90% of the shares of any subsidiary, being a Swedish limited liability company (and such shares representing more than 90% of the voting rights of such subsidiary),* the parent company is entitled to compulsorily acquire the remaining outstanding shares in the subsidiary. In addition, a holder of such remaining outstanding shares may require the parent company to initiate compulsory acquisition proceedings. Unless the parent company and minority holders agree on the price to be paid for the remaining shares, an arbitration tribunal determines a fair price.

According to Swedish practice relating to public share-for-share offers, the redemption price per share is often determined to be equal to the volume-weighted average share price for the shares offered as consideration in the offer (normally the offeror’s shares) during the acceptance period (or part thereof). In addition, certain interest will be payable on the redemption sum.

The new Companies Act will allow any person (legal or physical, Swedish or foreign) holding, directly or indirectly through legal entities, more than 90% of the shares, to compulsorily acquire the minority’s shares, with a corresponding right for a minority shareholders to force a sale of their shares.

*       Beginning January 1, 2006, a new Swedish Companies Act enters into force. The new Act contains somewhat amended rules on compulsory acquisitions. According to the new rules, it is sufficient that Lawson acquires more than 90% of the outstanding shares in Intentia (i.e. not counting votes).

	Lawson	Intentia
Certain Business Combination Restrictions

Delaware law provides that if a person acquires 15% or more of the voting stock of a Delaware corporation such person is an “interested stockholder” and may not engage in certain “business Combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock. The statute contains certain exceptions to this prohibition. If, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or if the transaction is approved by the board of directors and by the affirmative vote at a meeting of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder, then the three-year prohibition concerning a business Combination is not applicable.

There is no equivalent under Swedish law. However, the listing agreement with the Stockholm Stock Exchange contains certain requirements, including approval at a shareholders’ meeting and presentation of a valuation report, for acquisitions from and divestments to directors, management and major shareholders (being defined as shareholders holding more than 10% of the capital or votes in the company).

A Delaware corporation can elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Lawson has not made that election.
Stock Class Rights	Under Lawson’s certificate of incorporation, Lawson has the right to issue shares of common stock as well as shares of preferred stock.

Any amendment that changes the legal relationship between shares of different series normally must be supported by all of the shareholders present or represented at the shareholders’ meeting and which represent at least 90% of all outstanding shares of the company.

Delaware law provides that the holders of shares of a class or series shall be entitled to vote as a class upon a proposed amendment if the amendment will increase or decrease the authorized shares of the class or series, increase or decrease the par value of the shares of the class or series or alter or change the powers, preferences or special rights of the shares of the class or series so as to affect them adversely.

There is no equivalent under Swedish law.
Under Lawson’s certificate of incorporation, Lawson has the right to issue shares of common stock as well as shares of preferred stock.	Intentia’s Articles of Association provide the company with a right to issue Series A shares as well as Series B shares.
However, the Series A shares may not be issued to more than 20% of the company’s total number of shares, while the Series B shares may be issued to 100% of the company’s total number of shares.

The shares of authorized common stock shall be identical in all respects and have equal rights and privileges. Without action by the stockholders, such shares of common stock may be issued by Lawson from time to time for such consideration as may be fixed by the board of directors; provided, that such consideration shall not be less than par value. Any and all shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock non-assessable.

Shareholders may authorize the board of directors to decide on a new issuance of shares, including an issuance with disapplication of the preemptive rights of existing shareholders, in the future without obtaining further shareholder authorization, provided that the authorization may not be valid for a longer period than until the next annual general shareholders’ meeting and provided that the issuance can be undertaken without amendment of the Articles of Association.

The board of directors may decide to issue shares provided that the board of directors receives a subsequent approval of the shareholder at a general meeting of shareholders.

Without action by the stockholders, the board of directors shall have the authority to issue the shares of preferred stock from time to time on such terms and conditions as it may determine, and to divide the preferred stock into one or more classes or series and in connection with the creation of any such class or series to fix by the resolution or resolutions providing for the issue of shares thereof the designations, powers, preferences and relative participating, optional or other special rights of such class or series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law.

No equivalent in Intentia’s case.
Rights of Purchase and Redemption

Under Delaware law, any corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption, provided, that if a corporation redeems its stock, immediately following any such redemption, the corporation must have outstanding one or more shares of one or more classes which shares together must have full voting power.

However, at any time, a corporation may purchase or redeem any of its shares which are entitled upon any distribution of assets to a preference over another class of its stock if these shares will be retired upon acquisition or redemption, thereby reducing the capital of the corporation.

The Swedish Companies Act allows stock market companies to repurchase their own shares. The company can hold up to 10% of its share capital in treasury for subsequent re-sale or cancellation with shareholders’ consent. A company’s own shares held in treasury can benefit from bonus issues. The Stockholm Exchange Listing Agreement contain rules applicable to the purchase and sale of a company’s own shares.

The shareholders at a general meeting can delegate authority to the board of directors to elect to repurchase or dispose of shares within stated limits. Such shareholder resolutions require a vote of two-thirds of the shares voted as well as two-thirds of all shares represented at the meeting. If the shareholders have a preferential right to purchase the shares being sold, the resolution may be taken by a simple majority vote. Swedish law requires: (i) that purchases of a company’s own shares be financed out of distributable profits calculated according to the last adopted balance sheet; (ii) that the shareholders approve the repurchase by a qualified majority; and (iii) that the maximum number of its own shares a company may hold is 10%.

A redemption may be effected through a statutory redemption procedure pursuant to the Swedish Companies Act, which will normally require court approval if such redemption would result in the repayment of paid up capital to shareholders (according to the new Companies Act, court approval can in certain circumstances be replaced by approval by the Swedish Companies House (Sw. Bolagsverket)).

Acquisitions and sales of a company’s own shares requires general meeting of shareholders approval with a vote of two-third s of the shares and is only valid until the next annual general meeting
If a company acquires shares in contravention of the Swedish Companies Act, the acquisition is still valid, but the shares must be sold within six months of the acquisition.

The Nasdaq requires that publicity be given and prior notice be sent to the Nasdaq of any material information which would reasonably be expected to affect the value of the securities or influence investors’ decisions, such as redemption of the securities. The Nasdaq rules provide that upon receipt of such notice, trading may be suspended.

The Listing Agreement with Stockholmsbörsen sets out detailed limitations and requirements for share repurchases.
Stockholder Vote on Certain Transactions

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a Exchange Offer, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Lawson’s certificate of incorporation does not require a vote of a larger portion of the stock.

The Swedish Companies Act requires that the board of directors of both of the merging companies adopt a merger plan before a merger can be approved by shareholders. The Swedish Companies Act further provides that the merger plan normally must be approved by a two-thirds of the votes cast as well as two-thirds of the shares represented at the general meeting of the transferor company (or companies). If the proposal would alter the legal relationship among the existing shareholders, there normally must be unanimous approval of the shareholders present at the meeting representing 90% of all outstanding shares.

Under the rules of the Nasdaq, acquisitions involving the following require shareholder approval:

•  any director, officer or substantial shareholder of the issuer has a 5% or greater interest (or such persons collectively have a 10% or greater interest) in the company or assets to be acquired or in the consideration to be paid in the transaction and the issuance of common stock could result in an increase in outstanding common shares or voting power of 5% or more; or

•  where, due to the issuance of additional shares of common stock, or securities convertible into or exercisable for common stock, other than a public offering for cash;

•  the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities; or

• the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such stock or securities.
Minority Shareholders’ Rights

Under Swedish law, a general meeting of shareholders’ may not adopt any resolution and the board of directors or other representatives of the company may not enter into transactions or undertake other measures that contravene the principle of equal treatment, are not to the benefit of the company or are likely to give an undue advantage to a single shareholder, a group of shareholders or a third party to the detriment of the company or any other of the company’s shareholders, except with the consent of all shareholders. In addition, under Swedish law, a general meeting of shareholders may not adopt any resolution and the board of directors or other representatives of the company may not enter into transactions or undertake other measures which contravene the company’s object of business as stated in the Articles of Association.

Right of Inspection

Delaware law allows any stockholder to inspect the corporation’s stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts of those materials during normal business hours; provided, that the stockholder makes a written request under oath stating the purpose of such stockholder’s inspection, and the inspection is for a purpose reasonably related to the person’s interest as a stockholder.

Under Swedish Law, shareholders may, during ordinary business hours, examine a print-out of Intentia’s share register. The print-out, which may not be more than six months old, shall not contain information about shareholders with 500 or fewer shares.

In addition, at the shareholders’ meeting at which the annual report is to be considered, shareholders are entitled to request information from Intentia’s board of directors and chief executive officer regarding issues relating to financial statements and financial condition, as well as other issues considered at the general meeting. The board of directors and chief executive officer have an obligation to provide the requested information unless they determine that the release of such information would materially detrimental the company.

If the board of directors determines that releasing the requested information would be materially detrimental to the company, the shareholder requesting the information shall be notified immediately. If requested by the shareholder within two weeks from the aforementioned notification, the information must be provided to the company’s auditors within two weeks from the aforementioned request. The auditors must, within two weeks of receiving the information in question, prepare a statement as to whether the requested information should have caused changes to the auditor’s report or the auditor’s report for the group or whether the information otherwise give rise to comments. In such circumstances, the changes or comments should be set forth in the statements. This statement must be made available to the shareholders at the principal executive offices of the company. A copy of the auditor’s statement shall be sent to the shareholder requesting the information.

Standard of Conduct for Directors

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Under Swedish law that board of directors shall annually draw up rules of procedure for its own work. It shall also, if applicable, formulate instructions for a division of work between the board and the managing director. If the work within the board is to be divided, the rules of work procedure must show how the division is to be made. The rules shall also show how often board meetings are to be held and whether deputy members are to participate in these.

Stockholder Suits

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

There is no equivalent under Swedish law.

Anti-Takeover Measures

Under Delaware law, directors generally have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interests of the stockholders.

Nevertheless, a Delaware court will generally apply a policy of judicial deference to board of directors’ decisions to adopt anti-takeover measures in the face of a potential takeover where the directors are able to show that:

•  they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal; and

•  the board action taken was reasonable in relation to the threat posed.

A general principle under the Swedish Industry and Commerce Stock Exchange Committee’s Takeover Rules is that the target shareholders’ have the right to decide whether a bid should be accepted. Under the Takeover Rules, the management and board of the target company are prohibited from taking defensive actions (defined as any measure which would normally be likely to have a negative impact on the prerequisites for making the offer or its implementation), if they have good reason to assume that a serious offer is imminent or if an offer already has been made, unless these actions have been approved by the target shareholders.

Disclosure of Interests

Acquirers of common stock are subject to disclosure requirements under Section 13(d)(1) of the Exchange Act and Rule 13d-1 thereunder, which provide that any person who becomes the beneficial owner of more than 5% of the outstanding common stock of Lawson must, within ten days after such acquisition, file a Schedule 13 with the SEC disclosing specified information.

Pursuant to the Swedish Industry and Commerce Stock Exchange Committee’s Rules on Disclosure of Acquisitions and Transfers of Shares, etc. any seller or purchaser of a public limited company’s shares, convertible debt instruments, options, futures and certain other instruments of a company listed on the Stockholm Stock Exchange is required to report to the company and to the Stockholm Stock Exchange any transactions as a result of which either (i) the purchaser becomes the owner of 5% or more of either the voting rights or the number of shares in the company or (ii) the seller’s holding falls below the threshold. The same applies for each multiple of 5% of the shares that either the purchaser or seller reaches, exceeds or falls below, i.e. 10, 15, 20% etc. up to and including 90%. In addition, such changes in ownership are to be reported to a recognized news agency and to a nationally published newspaper. Such notifications are to be made at the latest by 09.00 am the trading day after the transaction was made.

The Financial Instruments Trading Act (Sw. lagen (1991:980) om handel med finansiella instrument) provides that any person who has acquired or transferred shares in a Swedish limited liability company that has issued shares which are listed on an exchange situated or operating in a country within the European Union or which, although not listed, are quoted on an exchange or an authorized market in Sweden, has certain reporting requirements. That person shall, within seven days of an acquisition or transfer, report it in writing to the company and to the Swedish exchange(s) or authorized market where shares in the company are quoted (or to the Swedish Financial Supervisory Authority (“SFSA”) if the shares are listed on an exchange outside Sweden) if the acquisition results in the acquirer’s voting power reaching or exceeding any of the thresholds (10, 20, 33 1/3, 50 and 66 2/3%) or if the transfer results in the transferor’s voting power falling below any of those thresholds. The acquirer’s and transferor’s transactions as described above include transactions in shares and shares owned by certain related individuals, enterprises or certain parties acting in concert.

Limitations On Enforceability Of Civil Liabilities Under U.S. Federal Securities Laws

Lawson is a U.S. company incorporated under the laws of Delaware. U.S. investors generally can initiate lawsuits in the United States against Lawson and its directors and officers and can enforce lawsuits based on U.S. federal securities laws in U.S. courts.

Intentia is a company incorporated under Swedish law. Investors can in general initiate lawsuits in Sweden against Intentia, its directors and officers and can enforce lawsuits based on Swedish law in relevant Swedish courts.

Directors and officers of Lawson are governed by rules under the Exchange Act that may require directors and officers to forfeit to Lawson any “short swing” profits realized from purchases and sales, as determined under the Exchange Act and the rules thereunder, of Lawson equity securities.

There is no equivalent under Swedish law.
Reporting	Under the Exchange Act proxy rules, Lawson must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholder meetings.	There is no equivalent under Swedish law. It should however be noted that under Swedish law, a company may not bear the expenses for collecting proxies.

	As a U.S. public company, Lawson must file with the SEC, among other reports and notices:	Under Swedish law Intentia must, as a listed public limited liability company, file with the Swedish Companies Registration Office, among other reports and notices;
	• an annual report on Form 10-K within 75 days after the end of each fiscal year;	An annual report within seven months after the date when the general meeting adopted the profit and loss account; and,
	• quarterly reports on Form 10-Q within 40 days after the end of each of the first three fiscal quarters of each year; and	An interim report regarding at least half and no more than 2/3 of the financial year within 2 months after the end of the reporting period.
• current reports on Form 8-K within 4 business days after the occurrence of important corporate events.

Since Intentia is listed on the Stockholm Stock Exchange, the company must, pursuant to the Listing Agreement, announce quarterly reports and a report of unaudited annual earning figures within 2 months after the end of each reporting period.

Auditors

Under the Exchange Act, U.S. public companies are required to deliver audited financial statements in connection with certain of their periodic public reports. These financial statements are audited by Lawson’s independent auditors. The Company’s relationship with the independent auditors is managed by the audit committee of Lawson’s board of directors in accordance with the pre-approval and independence requirements and the standards for the audit committee conduct set forth in the rules and regulations of the SEC and Nasdaq.

Under Swedish law and according to Intentia’s Articles of Association, not less than one and not more than two auditors, and a deputy for each one of the auditors, shall be appointed at an annual general meeting of shareholders for a period ending at the end of the annual general meeting of shareholders held during the fourth fiscal year following the appointment of the auditors. An appointed auditor and, where applicable, deputy auditor, shall be a chartered and approved public accountant or a registered public accounting firm.

Return of Assets

Lawson currently only has common stock outstanding. In the event of dissolution, liquidation or winding up of Lawson, the holders of Lawson common stock are entitled to share ratably in the assets of Lawson legally available for distribution to Lawson’s stockholders.

In the event of winding up of the company the liquidator will equally distribute the net assets of Intentia among the shareholders in proportion to their respective holdings, unless provided otherwise in the Articles of Association. Intentia’s Articles of Association do not contain any such provision.

Conversion	Holders of Lawson common stock do not have conversion rights under Lawson’s certificate of incorporation and bylaws.	Holders of Series A shares are entitled to convert their shares to Series B shares upon a written request.

Shareholder Redemption of Shares	Holders of Lawson common stock do not have redemption rights under Lawson’s certificate of incorporation and bylaws.	Intentia’s Articles of Association do not contain any right of redemption.
Access to Financial Information	See “Rights of Inspection” above.	See “Rights of Inspection” above.
Certain other Restrictions on Share Transfers	Holders of Lawson common stock are not currently subject to any restrictions on share transfers under Lawson’s certificate of incorporation and bylaws.	Holders of Intentia shares are not currently subject to any restriction on share transfer under Intentia’s Articles of Association.

LAWSON’S SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Lawson’s directors and specified officers and persons who own more than 10% of a registered class of Lawson’s equity securities to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and Lawson is required to disclose any failure to timely file the required reports by these dates. Based solely on Lawson’s review of the copies of these reports received by Lawson or written representations from reporting persons, Lawson believes that during the fiscal year ended May 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were complied with in a timely manner.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS
AND MANAGEMENT OF Lawson

Security Ownership of Principal Stockholders

The following table sets forth information concerning beneficial ownership of our common stock by persons who are known by us to own more than 5% of our common stock outstanding as of September 30, 2005 (except as noted below), as well as certain pro forma information regarding the beneficial ownership of Lawson’s common stock (assuming full acceptance of the Exchange Offer), by: (1) any person who was known by Lawson to own more than five percent (5%) of the voting securities of Lawson before the consummation of the Exchange Offer and more than five percent (5%) of the voting securities of Lawson after the consummation of the Exchange Offer. Except as otherwise noted, the named holders have sole voting and investment power with respect to those shares shown as beneficially owned by them.

	Amount and Nature of Beneficial Ownership(#)		% of Class
Name and Address of Beneficial Owner	Before the Offer	After the Offer	Before the Offer	After the Offer
John J. Cerullo(1)	18,810,000	18,810,000	18.39%	10.26%
c/o Cerullo Family Limited Partnership 590 Park Street, #6 Capitol Professional Building St. Paul, MN 55103
H. Richard Lawson(2)	14,386,375	14,386,375	14.07	7.85
c/o Lawson Software, Inc. 380 St. Peter Street St. Paul, MN 55102-1302
TA Associates, Inc.(3)	5,247,238	5,247,238	5.13	2.86
125 High Street Suite 2500 Boston, MA 02110
Intentia International AB(4)	34,967,320	0	34.19	0.00
Vendevagen 89, Box 596 SE-182 15 Danderyd, Sweden
Ronald Gutfleish(5)	5,301,400	5,301,400	5.18	2.89
c/o Elm Ridge Capital Management, LLC 747 Third Avenue, 33rd Floor New York, NY 10017
Symphony Technology Group(6), (7)	617,500	25,652,359	0.60	14.00
4015 Miranda Avenue 2nd Floor Palo Alto, CA 94304
Tennenbaum Capital Partners, LLC(7), (8)	0	9,592,499	0.00	5.23
2951 28th Street, Suite 100 Santa Monica, CA 90405

(1)   We have relied upon the information supplied by John J. Cerullo, and Geraldine F. Cerullo in a Form 4 furnished to the Securities and Exchange Commission as of August 12, 2004.  Of the shares reported, 14,400,000 shares are held by the Cerullo Family Ltd. Partnership and 4,410,000 shares are held by JGC Investments Limited Partnership.  The 18,810,000 shares are beneficially owned by John J. Cerullo and Geraldine F. Cerullo.

(2)          We have relied upon the information supplied by H. Richard Lawson, Patricia Lawson and the Lawson Family Investment Company, Ltd. in a Schedule 13D/A furnished to the Securities and Exchange Commission as of May 10, 2005. The 14,386,375 shares are beneficially owned by H. Richard Lawson and Patricia Lawson. They share dispositive power with Lawson Family Investment Company, Ltd. over 12,764,590 of the shares, and hold 1,589,571 of the shares as tenants in common. H. Richard Lawson holds 32,214 of the shares in the Lawson 401(k) plan.

(3)          We have relied upon the information supplied by affiliates of TA Associates, Inc. in a Schedule 13G furnished to the Securities and Exchange Commission as of February 2, 2005. Of the shares reported, (a) TA IX L.P. has sole voting and investment power with respect to 4,105,817 shares, (b) TA/Atlantic and Pacific IV L.P. has sole voting and investment power with respect to 1,026,457 shares, (c) TA Investors LLC has sole voting and investment power with respect to 82,114 shares and (d) TA Executives Fund LLC has sole voting and investment power with respect to 32,850 shares.

(4)          We have relied upon the information supplied by Intentia International AB in a Schedule 13D furnished to the Securities and Exchange Commission as of June 10, 2005. Intentia is deemed to be the beneficial owner of the shares reported pursuant to irrevocable undertakings between Intentia and certain of our stockholders entered into in connection with the Exchange Offer. Intentia disclaims beneficial ownership of any of the shares.

(5)          We have relied upon the information supplied by Ronald Gutfleish in a Schedule 13G furnished to the Securities and Exchange Commission as of June 27, 2005. Ronald Gutfleish is the managing member of Elm Ridge Capital Management, LLC, which in turn manages one or more private investment funds that hold the shares. Ronald Gutfleish shares voting and investment power over the shares with the investment funds.

(6)   Post-offer beneficial ownership of Lawson common stock is based on the conversion in the Exchange Offer of (i) 2,253,724 shares of Intentia Series A stock held by Symphony Technology II-A, L.P., (ii) 40,595,776 shares of Intentia Series B stock and a warrant to purchase 23,000,000 shares of Intentia Series B stock held by Symphony Technology Group, and (iii) exercise by Symphony of the option described in footnote (7) below. Includes 67,785 shares of Lawson stock that Symphony has agreed to provide to Bertrand Sciard under certain conditions as described in Arrangements with Bertrand Sciard.

(7)          Symphony Technology II-A, L.P., a fund associated with Symphony Technology Group, and Special Value Expansion Fund, LLC, and Special Value Opportunities Fund, LLC, funds managed by Tennenbaum Capital Partners, LLC, entered into Put and Call Option Agreements which provide Symphony Technology the right to require the Tennenbaum funds to sell to Symphony Technology, and the Tennenbaum funds the right to require Symphony Technology to purchase from them, up to an aggregate of 1,161,664 shares of Intentia Series A common stock (345,049 shares held by Special Value Expansion Fund, LLC, and 816,615 shares held by Special Value Opportunities Fund, LLC) at a price of SEK 20.3 per share, plus applicable interest, at any time up to and including March 31, 2006. These agreements will survive consummation of the Exchange Offer. It is currently anticipated that Symphony will exercise its right to purchase the full 1,161,664 Series A shares shortly after consummation of the Exchange Offer. The aggregate number of shares pursuant to the Put and Call Option Agreements will convert into approximately 587,918 shares of Lawson common stock, or less than 1% of Lawson common stock outstanding after the Exchange Offer. The calculations of Symphony’s and Tennenbaum’s post-offer beneficial holdings of Lawson common stock assume Symphony’s exercise of its option to purchase 1,161,664 Intentia Series A shares from Tennenbaum.

(8)   Post-offer beneficial ownership of Lawson common stock is based on the conversion in the Exchange Offer of (i) 1,635,573 shares of Intentia Series A stock and 13,090,237 shares of Intentia Series B stock held by Special Value Opportunities Fund, LLC and (ii) 691,087 shares of Intentia Series A stock and 5,531,086 shares of Intentia Series B stock held by Special Value Expansion Fund, LLC.

Security Ownership of Directors, Director Nominees and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned at July 15, 2005 (except as noted below), as well as certain pro forma information regarding the beneficial ownership of Lawson’s common stock (assuming full acceptance of the Exchange Offer), by each of our directors, each director nominee and each of our executive officers named in the Summary Compensation Table included in this Proxy Statement under the caption “Executive Compensation and Other Information” below, and all of our directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days after September 30, 2005 are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them. The principal address of each of the stockholders below is c/o Lawson Software, Inc., 380 Saint Peter Street, St. Paul, Minnesota 55102-1302.

Name and Address of Beneficial Owner	Number of Shares Held	Options Exercisable Within 60 Days	Total	% of Outstanding Shares
H. Richard Lawson(1)	14,386,375	0	14,386,375	14.1%
Harry Debes(2)	110,000	0	110,000	*
Robert G. Barbieri	8,860	1,132,064	1,140,924	1.1
Dean J. Hager	12,148	571,376	583,524	*
Brad Callahan	0	31,250	31,250	*
David J. Eskra	0	60,000	60,000	*
David R. Hubers	47,740	42,260	90,000	*
Thomas G. Hudson	13,870	56,130	70,000	*
Michael A. Rocca	5,000	60,000	65,000	*
All directors, director nominees and executive officers as a group (12 persons)	14,595,269	2,746,345	17,341,614	16.5%

*                    Represents less than 1% of the total shares outstanding.

(1)          Represents 14,386,375 shares are beneficially owned by H. Richard Lawson and Patricia Lawson. They share dispositive power with Lawson Family Investment Company, Ltd. over 12,764,590 of the shares, and hold 1,589,571 of the shares as tenants in common. H. Richard Lawson holds 32,214 of the shares in the Lawson 401(k) plan.

(2)          Includes 100,000 restricted shares under our 1996 Stock Incentive Plan.

PROPOSAL THREE: ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the number of directors shall be fixed from time to time by the board of directors, not to exceed twelve directors. The board of directors has currently fixed the number of directors at seven. The Certificate of Incorporation also provides that each director shall be elected each year by the stockholders at the annual meeting of stockholders, to hold office for a term of one year and until a successor is elected and qualified, or until the earlier death, resignation or removal of the director.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is necessary to elect each nominee.

Unless authority for one or more of the nominees is withheld, proxies will be voted “FOR” the election of each of Messrs. Debes, Eskra, Hubers, Hudson, Lawson and Rocca.

We have no reason to expect that any of the nominees will fail to be a candidate at the annual meeting and, therefore, do not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director (which event is not anticipated), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

Upon the consummation of the Combination between Lawson and Intentia, Lawson’s board of directors will be restructured into the board of directors of the combined business. The board of directors of the combined business will consist of nine members, including Mr. Lawson from the Lawson board and Romesh Wadhwani from the Intentia board acting as co-chairmen, Mr. Debes, two current independent directors on the Lawson board (David R. Hubers and Michael A. Rocca) and two current independent directors on the Intentia board (Paul Wahl and Steven C. Chang). These members of the board of the combined business will select two additional independent members to fill the remaining vacancies. All other members of the Lawson board will resign.

Current Director Nominees

A majority of Lawson’s current board of directors are independent as defined in the Nasdaq rules. Each current director has been nominated for re-election at the annual meeting:

Harry Debes, age 54, has served as our president and chief executive officer and as a director since June 2005. From November 2003 until June 2005, Mr. Debes was president and chief executive officer of SPL Worldgroup, a leading provider of enterprise software to the electrical utility industry. From May 2001 until joining SPL Worldgroup, he was employed by JD Edwards & Co., an enterprise software company, where he served as senior vice president Americas until JD Edwards was acquired by Peoplesoft, Inc. in August 2003. From 1990 until May 2001, Mr. Debes was employed by GEAC Computers, an enterprise software company. While working for GEAC, Mr. Debes held a variety of positions, including managing director of GEAC Asia-Pacific and president of GEAC Enterprise Solutions for the Americas.

David J. Eskra, age 64, has been a member of the board of directors since October 2002. Mr. Eskra is currently a private investor in technology companies. Since 1995, Mr. Eskra has been a principal shareholder and director of Gomembers Inc., a provider of enterprise software solutions to member-based organizations. Mr. Eskra was president, from 1992 to 1993, and a director, from 1992 to 1994, of Duplex Products, a business forms company sold to Reynolds & Reynolds in 1994. From 1979 to 1991, Mr. Eskra was President and Chief Executive Officer of Pansophic Systems, Inc., a provider of change management and data retrieval software, sold to Computer Associates International, Inc. in 1991.

David R. Hubers, age 62, has served as one of our directors since April 2001. From 1965 until his retirement in March 2001, Mr. Hubers was employed at American Express Financial Advisors Inc., a financial services company, serving most recently as its chairman and chief executive officer since 1993. Mr. Hubers is a director of BioScrip Inc., a pharmaceutical distribution company. In addition, he serves on the boards of a number of non-profit organizations.

Thomas G. Hudson, age 59, has served as one of our directors since June 2001. From June 1996 until June 2005, Mr. Hudson served as president and chief executive officer of Computer Network Technology Corporation, a designer and manufacturer of high-speed computer networking equipment, software and services. He served as a director of Computer Network Technology Corporation from August 1996 until its merger with McDATA Corporation in June 2005, and has served as a director of McDATA Corporation since June 2005. McDATA Corporation designs and manufactures multi-capable storage network solutions. From May 1999 until June 2005, he served as chairman of Computer Network Technology Corporation. From 1993 until June 1996, Mr. Hudson served as senior vice president of McGraw Hill Companies, a leading information service provider, serving as general manager of its F.W. Dodge division, and as senior vice president, corporate development. From 1968 until 1993, Mr. Hudson served in a number of management positions at IBM, serving most recently as vice president, services sector division. Mr. Hudson’s IBM career included varied product development, marketing and strategic responsibilities for IBM’s financial services customers and extensive international and large systems experience. Mr. Hudson has a computer engineering degree from Notre Dame University and an MBA-finance from NYU. In 1990, Mr. Hudson attended Harvard’s Advanced Management Program. Mr. Hudson also currently serves on the board of directors of Plato Learning, Inc., and was the former chairman of its board.

H. Richard Lawson, age 61, is one of our founders and has been one of our directors and an executive officer since our beginning in 1975. Mr. Lawson has served as the chairman of our board of directors since February 2001. From March 2000 until February 2001, Mr. Lawson was our chief executive officer. Prior to that time, Mr. Lawson served as our president and chief operating officer from October 1998 until March 2000 and our chairman from June 1996 until October 1998.

Michael A. Rocca, age 61, has served as one of our directors since February 2003. From 1994 until his retirement in October 2000, Mr. Rocca was Senior Vice President and Chief Financial Officer of Mallinckrodt Inc., a USD 2.7 billion manufacturer of specialty healthcare products. From 1966 to 1994 Mr. Rocca was employed by Honeywell Inc. where he held a number of positions serving as Vice President and Treasurer from 1992 to 1994 and Vice President Finance Honeywell Europe in Brussels, Belgium from 1990 to 1992. Mr. Rocca is a director of Ligand Pharmaceuticals, Inc., a biotech company that develops oncology drugs and morphine based pain medications, St. Jude Medical, a cardiovascular medical technology company, and Reliant Pharmaceuticals LLC, a privately-held cardiovascular pharmaceutical company. Mr. Rocca is a 1966 graduate of the University of Iowa with a BBA degree in accounting.

Messrs. Eskra and Hudson have indicated that they will resign from the Lawson board upon completion of the Exchange Offer.

Stockholder Communications with the Board of Directors

The board of directors has implemented a process by which our stockholders may send written communications to the board’s attention. Any stockholder desiring to communicate with our board, or one or more of our directors, may send a letter addressed to the board of directors, Lawson Software, Inc. c/o Corporate Secretary, 380 St. Peter Street, St. Paul, Minnesota 55102. The Corporate Secretary has been instructed by the board to promptly forward communications so received to the Chair of the Corporate Governance Committee or the individual board members specifically addressed in the communication.

Nominations

Our Corporate Governance Committee is the standing committee responsible for determining the slate of director nominees for election by stockholders, which the committee recommends for consideration by the board. A copy of our Corporate Governance Committee Charter is available on our corporate website at http://www.lawson.com. All director nominees approved by the board and all individuals appointed to fill vacancies created between our annual meetings of stockholders are required to stand for election by our stockholders at the next annual meeting.

Our Corporate Governance Committee may retain the services of a third-party search firm to assist in the identification and evaluation of board member candidates. Our Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of Lawson at the time nominees are considered. Qualification criteria for director nominees are listed in our Corporate Governance Policy, available on our corporate website at http://www.lawson.com. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields. In general, candidates will be preferred who are directors of other publicly-held companies or chief executive officers or other senior officers with experience in Lawson’s industry and vertical markets. The Corporate Governance Committee will consider these criteria for nominees identified by the Committee, by stockholders, or through other sources. When current board members are considered for nomination for reelection, the Corporate Governance Committee also takes into consideration their prior contributions to Lawson as directors, performance and meeting attendance.

The Corporate Governance Committee will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders may make such a submission by sending the following information to the Corporate Governance Committee c/o Corporate Secretary at the address listed above: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement confirming the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Corporate Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria described above and in our Corporate Governance Policy, and the specific needs of Lawson at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of Lawson may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Corporate Governance Committee determines which nominee(s) to recommend to the board to submit for election at the next annual meeting. The Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Corporate Governance Committee by any stockholder in connection with the 2005 annual meeting. Any stockholders desiring to present a nomination for consideration by the Governance Committee prior to our 2006 annual meeting must do so no later than April 30, 2006 in order to provide adequate time to duly consider the nominee and comply with our bylaws.

Meeting Attendance

Each of our directors is expected to make a reasonable effort to attend all meetings of the Board and applicable committee meetings. Each of our directors is also encouraged to attend our annual meeting of stockholders. Three of our directors attended our 2004 annual meeting.

The board of directors held 11 meetings during the last fiscal year. We have three Committees of the Board, including the Audit Committee, Compensation Committee and Corporate Governance Committee. Each director nominee attended more than 75% of the meetings of the Board and Committees of the Board of which they were members during fiscal 2005.

The Audit Committee consists of Messrs. Eskra, Hubers and Rocca. Mr. Rocca is the chair. The Audit Committee is responsible for providing oversight of the financial functions of Lawson, including financial reporting and external auditing (including appointment of the independent registered public accounting firm), our program to address ethical business practices and our system of financial controls. The Audit Committee operates under a written charter. The Audit Committee met 21 times during fiscal 2005. All current members of the Audit Committee are independent as defined in the Nasdaq rules and as set forth in Section 10A(m)(3) of the Securities and Exchange Act of 1934, as amended. Mr. Rocca qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

The Compensation Committee consists of Messrs. Hubers and Hudson. Mr. Hubers is the chair. The Compensation Committee makes recommendations to the board of directors concerning executive compensation, stock option programs and administers our equity-based benefit plans. The Compensation Committee operates under a written charter. The Compensation Committee met six times during fiscal 2005.

The Corporate Governance Committee consists of Messrs. Hubers and Hudson. Mr. Hudson is the chair. The Corporate Governance Committee is responsible for identifying and recommending individuals qualified to become members of the board of directors and to oversee our corporate governance. The Corporate Governance Committee operates under a written charter and administers our corporate governance policy. The Corporate Governance Committee met four times during fiscal 2005.

Compensation of Directors

For the fiscal year ended May 31, 2005, our non-employee directors, each received an annual director fee of USD 25,000, plus USD 1,000 for participating at each meeting of the Board or a committee, excluding regularly scheduled quarterly meetings. In addition, the chair of the Audit Committee received an annual fee of USD 12,000 and each of the chairs of the Compensation Committee and Corporate Governance Committee received an annual fee of USD 10,000. In the fiscal year ended May 31, 2005, we also paid Mr. Rocca a USD 10,000 stipend for additional services incurred as Audit Committee chair during that year. Our directors also received reimbursement of board-related expenses. We provided to each of our directors personal umbrella liability insurance coverage at an annual premium cost to us of approximately USD 2,672 per director. We also permitted non-employee directors to participate in our 2001 and 1996 Stock Incentive Plans, as described below, to the extent authorized by the board of directors. For the fiscal year ended May 31, 2005, the non-employee directors received an initial stock option grant to purchase 40,000 shares of common stock when they were first elected or appointed to the Board and an annual stock option grant to purchase 10,000 shares, in each case at an exercise price equal to the fair market value of our common stock on the date of the grant. These stock options are immediately exercisable and generally expire on the earlier of two years after resignation as a director or 10 years after the grant date.

For the fiscal year ended May 31, 2005, our non-employee directors received an aggregate of USD 268,500 in fees, reimbursements and benefits and stock option grants for 50,000 shares of Lawson common stock, in connection with their service on our board of directors.

Effective on June 1, 2005, we amended the stock options held by each of our non-employee directors to: (1) eliminate our call right to purchase shares issued after exercise and (2) allow those options to be exercised until the earlier of two years after resignation as a director or the expiration date of the option.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee of our board of directors describes the actions of the Committee for the fiscal year ended May 31, 2005.

Overview and Philosophy

The Compensation Committee of the board of directors is responsible for our executive compensation philosophy and major compensation policies. The Compensation Committee also is responsible for determining all aspects of the compensation paid to our chief executive officer and other executive officers that have significant revenue responsibilities and broad policy making authority. The Committee also administers our stock plans, except to the extent that such responsibilities have been retained by the board or delegated to management. During fiscal 2005, the Committee addressed continuity of leadership and succession planning for Lawson’s chief executive officer and other executive officers. The Compensation Committee is comprised entirely of outside, independent directors.

The primary objectives of our executive compensation program are to:

•       Provide compensation that will attract, retain and motivate a superior executive leadership team;

•       Motivate our executives to achieve important performance goals; and

•       Align the interests of our executive officers with those of our stockholders.

Our executive compensation program is designed to align executive performance with the financial and strategic objectives of Lawson, and to reward executive management for the successful performance of these objectives. Therefore, a significant portion of these employees’ total compensation is performance-based.

To assist in performing its duties and to enhance its objectivity and independence, the Committee may, from time to time, obtain advice and/or recommendations of an outside compensation consultant. In addition, the Compensation Committee may request independent compensation survey data and/or proxy information from other software and/or high tech companies for comparison purposes. Generally, our chief executive officer provides recommendations for compensation changes to the Compensation Committee for its review.

The following discussion describes our approach to executive compensation. The Compensation Committee retains the right to consider factors other than those described below in setting executive compensation levels for individual officers.

Total Compensation Elements

Base Salary

Base salaries are reviewed annually. In determining an executive’s annual base salary, the Compensation Committee takes into account the executive’s level of responsibility, experience and performance in relation to that of Lawson and the appropriate market comparison group. Base salaries are generally targeted at the 50th percentile of executive base salaries for the appropriate market comparison group.

Incentive Compensation

The incentive compensation for our executive officers is principally derived from our Executive Leadership Results Plan (“ELRP”). The ELRP is a cash-based incentive plan designed to reward the executive officers for performance based on the achievement of annual Company and/or vertical-specific performance goals. Generally, incentive compensation targets under the ELRP are designed, if all of the performance measures are achieved, to target the 50th percentile of total cash compensation for the appropriate market comparison group. The target incentive compensation amount is also determined by reviewing the executive’s level of responsibility, experience and performance.

At the beginning of fiscal 2005, the Compensation Committee approved the ELRP’s measurement criteria for that fiscal year. The financial targets are based on Company performance goals established during the year. In June 2005, the Compensation Committee approved one time bonuses to three executive officers based on their performance during fiscal 2005, in an aggregate amount of USD 65,000.

Long-Term Incentives

Executives are also eligible to receive grants under our stock incentive plans, which are administered by the Compensation Committee. In fiscal 2005, Lawson granted stock options to executive officers and certain other employees under our stock incentive plans. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that stock options motivate executive officers to manage Lawson in a manner that is consistent with stockholder interests. A portion of the stock options granted in fiscal 2005 vest and become fully exercisable over a four-year period, subject to acceleration upon certain events. During fiscal 2005, Lawson also granted to certain executives stock options which vest and first become exercisable on January 17, 2011, subject to acceleration upon certain events. If Lawson achieves certain customer loyalty and revenue metrics during fiscal 2006 and fiscal 2008, up to 50% of the options would vest during each of those years. The principal subjective factors considered in granting stock options to executive officers of Lawson include prior performance, level of responsibility, other compensation and the executive officer’s ability to influence Lawson’s long-term growth and profitability.

Chief Executive Officer Compensation

The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Coughlan’s annual base salary of USD 450,000 and ELRP annual target incentive compensation of USD 550,000 remained unchanged since fiscal 2002. However, in addition to his USD 450,000 salary for fiscal 2005, Mr. Coughlan received USD 12,789 in Company-paid personal financial planning services. During fiscal 2005, Mr. Coughlan received the following stock option grants with exercise prices equal to the fair market value of Lawson’s stock at the time of the respective grants: (1) options to purchase 288,000 shares at an exercise price of USD 5.84 per share and (2) options to purchase 195,000 shares at an exercise price of USD 6.71 per share. Mr. Coughlan resigned as a full time employee of Lawson as of June 30, 2005. All of his unvested stock options as of June 30, 2005 were forfeited, including 240,000 of the above stock options having an exercise price of USD 5.84 per share and all of the above 195,000 options having an exercise price of USD 6.71 per share. In fiscal 2005, Mr. Coughlan earned an incentive of USD 127,600 under the ELRP incentive plan.

Tax Deduction Limit

Current U.S. tax law has a USD 1 million annual tax deduction limit on compensation a company pays to its chief executive officer and to each of its four other most highly compensated executive officers. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed USD 1 million or meets certain other “performance based” criteria which must be approved by the stockholders (as defined under the Internal Revenue Code and related regulations). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Compensation Committee
David R. Hubers (Chair)
Thomas G. Hudson

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total stockholder returns for our common stock, the Nasdaq Stock Market Index (U.S. companies) and the Nasdaq Computer and Data Processing Stocks Index. The graph assumes the investment of USD 100 on December 7, 2001, the date of our initial public offering. The data regarding our common stock assumes an investment at the initial public offering price of USD 14.00 per share of our common stock. All values assume reinvestment of the full amount of all dividends and are calculated through May 31, 2005. The performance shown is not necessarily indicative of future performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hubers and Hudson are not executive officers of any entities for which any executive officer of Lawson serves as a director or a member of the compensation committee, nor have they ever been officers or employees of Lawson.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth information regarding executive compensation earned during the last three fiscal years with respect to our former chief executive officer and the other four most highly compensated executive officers for the fiscal year ended May 31, 2005, on an individual basis. In addition, the table includes information on Sam Adams and Eric Morgan, two former executive officers, who resigned during the fiscal year ended May 31, 2005, but who would have otherwise qualified as one of the four most highly compensated executive officers.

Summary Compensation Table

					Long-Term
					Compensation
					Securities
	Fiscal	Annual Compensation(1)			Underlying	All Other
Name and Principal Position	Year	Salary		Bonus(2)	Options	Compensation(3)
H. Richard Lawson	2005	$380,000		$0	0	$3,633
Chairman of the Board	2004	380,000		0	0	8,034
	2003	380,000		0	0	0
John J. Coughlan(4)	2005	$462,789		$127,600	483,000 (5)	$3,000
President and Chief Executive Officer	2004	450,000		566,280	500,000	2,625
	2003	450,000		552,475	81,000	2,625
Robert Barbieri	2005	$310,687		$69,600	142,000	$4,100
Executive Vice President and	2004	300,000		308,880	125,000	4,000
Chief Financial and Performance Officer	2003	300,000		251,125	40,500	4,000
Dean J. Hager	2005	$269,201		$72,200	175,000	$4,100
Executive Vice President and	2004	260,000		219,049	80,000	4,000
Chief Product Officer	2003	260,000		226,013	33,750	4,000
Brad Callahan(6)	2005	$128,106		$205,000	175,000	$—
Executive Vice President	2004	—		—	—	—
	2003	—		—	—	—
Eric Morgan(7)	2005	$458,034	(7)	$0	0	$4,100
Executive Vice President	2004	260,000		272,922	80,000	4,000
	2003	260,000		226,013	33,750	4,000
Samuel H. Adams(7)	2005	$388,421	(7)	$0	0	$1,367
Senior Vice President	2004	217,500		167,696	72,500	2,108
	2003	213,125		190,981	31,500	1,750

(1)          With respect to each of the named executive officers, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either USD 50,000 or 10% of the total annual salary and bonus reported for such named executive officer.

(2)          Represents incentive and bonus payments earned in each of the respective fiscal years but paid in part following the end of each such respective fiscal year.

(3)          All other compensation consists of discretionary matching contributions to our 401(k) plan on behalf of each named executive officer, or certain other taxable benefits.

(4)          Mr. Coughlan resigned as executive officer effective June 10, 2005.

(5)          Of the 483,000 stock options granted during fiscal 2005, 435,000 stock options expired on June 30, 2005 when Mr. Coughlan resigned as a full time employee of Lawson.

(6)          Mr. Callahan joined the company as an executive officer on November 1, 2004.

(7)          Messrs. Adams and Morgan resigned as executive officers effective September 10, 2004. The salary column for fiscal 2005 includes salary and severance.

For the fiscal year ended May 31, 2005, our executive officers (10 individuals) received an aggregate of USD 3,809,529 in compensation for their services, as well as stock option grants for 1,387,400 shares of Lawson common stock. Certain executive officers have employment and severance arrangements described under “Employment Agreements—Agreements with Certain Executives and Directors” on page 220.

Stock Option Grants in Last Fiscal Year

The following table sets forth the stock options granted to our named executive officers during the fiscal year ended May 31, 2005:

		Number of	% of Total
		Securities	Options				Potential Realizable Value
		Underlying	Granted to				at Assumed Annual Rates
		Options	Employees	Exercise			of Stock Price Appreciation
		Granted	in Fiscal	Price	Expiration		for Option Term
Name	Grant Date	(#)	Year	($/Share)	Date		5%		10%
H. Richard Lawson	—	—	—	$—	—		—		—
John J. Coughlan	10/05/2004	288,000	11.2%	5.84	10/05/2014		$1,056,960	(1)	$2,681,286	(1)
	1/17/2005	195,000	7.6	6.71	1/17/2015	(2)	822,900	(2)	2,084,550	(2)
Robert G. Barbieri	10/05/2004	90,000	3.5	5.84	10/05/2014		330,300		837,900
	1/17/2005	52,000	2.0	6.71	1/17/2015		219,440		555,880
Brad Callahan	11/01/2004	125,000	4.9	5.72	11/01/2014		450,000		1,140,000
	1/17/2005	50,000	2.0	6.71	1/17/2015		211,000		534,500
Dean J. Hager	10/05/2004	115,000	4.5	5.84	10/05/2014		422,050		1,070,650
	1/17/2005	60,000	2.3	6.71	1/17/2015		253,200		641,400
Samuel H. Adams(3)	—	—	—	—	—		—		—
Eric C. Morgan(3)	—	—	—	—	—		—		—

(1)    The potential realizable value shown in the table is as of May 31, 2005. Mr. Coughlan resigned as a full time employee on June 30, 2005. Of the 288,000 options granted on October 5, 2004, 48,000 were vested as of June 30, 2005. The 240,000 options that were not vested as of June 30, 2005 expired as of that date. Accordingly, the potential realizable value over the option term at the assumed annual rates of appreciation would be USD 176,160 for the 48,000 options at 5% per year and USD 446,880 for the 48,000 options at 10% per year. The 240,000 options that expired on June 30, 2005 will have no potential realizable value after that date.

(2)    The 195,000 options granted on January 17, 2005 were not vested as of June 30, 2005. Accordingly, the 195,000 options were terminated as of June 30, 2005 (Mr. Coughlan’s full time employment termination date) and will have no potential realizable value after that date.

(3)    Messrs. Adams and Morgan resigned as executive officers effective September 10, 2004.

The options shown in the above table were granted at an exercise price equal to the fair market value of our common stock on the date of grant (based on the previous day’s closing price) and will expire 10 years from the date of grant, unless earlier terminated. Options granted to the named executive officers in October and November 2004 generally vest monthly over four years, subject to acceleration upon certain events. Options granted to the named executive officers in January 2005 vest on January 11, 2011, subject to acceleration upon certain events. During fiscal 2005, we granted options to purchase a total of 2,564,100 shares of common stock to our employees who received stock options.

Potential realizable values are calculated by:

•       Multiplying the number of shares of common stock subject to a given option by the market price on the date of the grant;

•       Assuming that the amount derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option; and

•       Subtracting from that result the total option exercise price.

The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future common stock prices. As of May 31, 2005, the closing price of our common stock was USD 5.92 per share.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the number and value of options exercised by our named executive officers during the fiscal year ended May 31, 2005, as well as the number and value of securities underlying unexercised options held as of May 31, 2005.

Aggregated Option Exercises in Fiscal Year Ended May 31, 2005

and Fiscal Year-End Option Values

			Numbers of Shares Underlying		Value of Unexercised
			Unexercised Options at		In-the Money Options at
	Number of	Value	Year-End		Year-End(1)
Name	Shares Acquired	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
H. Richard Lawson	—	$—	—	—	$—	$—
John J. Coughlan	—	—	2,403,681	737,147	7,671,436	37,905
Robert G. Barbieri	—	—	902,719	417,291	2,780,883	764,070
Brad Callahan	—	—	31,250	143,750	6,250	18,750
Dean J. Hager	—	—	524,572	239,851	1,504,202	115,272
Samuel H. Adams(2)	184,023	750,373	—	—	—	—
Eric C. Morgan(2)	609,342	2,495,804	—	—	—	—

(1)          The value of the unexercised options is determined by multiplying the number of shares underlying the options by the difference between the exercise price of the options and the fair market value of our common stock of USD 5.92 per share as of May 31, 2005.

(2)          Messrs. Adams and Morgan resigned as employees effective January 4, 2005. Because of their resignation as employees, all stock options held by Messrs. Adams and Morgan would have expired 90 days later (on April 5, 2005) if not previously exercised.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

The following table provides information as of May 31, 2005 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

			C
	A		Number of Securities
	Number of Securities	B	Remaining for Future
	to be Issued Upon	Weighted Average	Issuance Under Equity
Plan Category	Exercise of Outstanding Options, Warrants and Rights	Exercise Price of Outstanding Options, Warrants and Rights	Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	17,041,495	$4.71	51,001,824
Equity Compensation Plans Not Approved by Stockholders	1,040,250	4.64	—
Total	18,081,745	4.71	51,001,824

(1)          Includes: (a) 6.005,041 shares remaining for future awards under the 1996 Stock Incentive Plan; (b) 26,893,388 shares remaining for future awards under the 2001 Stock Incentive Plan, provided that the total awards under that plan during any fiscal year may not exceed the lower of 5,000,000 shares or 5% of the outstanding common stock of Lawson and (c) 18,103,395 shares remaining for future issuance under the 2001 Employee Stock Purchase Plan.

(2)          Includes 1,040,250 shares issuable upon exercise of a five-year warrant granted to a customer in July 2000. On July 18, 2005, that customer exercised the warrant in full on a net share issuance basis, and upon exercise we issued 144,208 shares to that customer.

Agreements with Certain Executives and Directors

On June 2, 2005, we entered into an employment agreement with Harry Debes, which established his initial compensation level and eligibility for salary increases, bonuses, benefits and stock awards under our equity plans. The agreement also includes two guaranteed incentive payments of USD 150,000 each for the respective periods ending November 30, 2005 and May 31, 2006. The agreement may be terminated either by us or Mr. Debes at any time, with or without cause. If we terminate Mr. Debes’ employment without cause or if he terminates his employment for good reason or for certain other circumstances described in the agreement, we are responsible for paying Mr. Debes executive severance benefits equal to 100% of his annual base salary and target annual incentive compensation at the time of termination and honoring obligations under certain benefit and equity plans as provided in the agreement. We would also pay Mr. Debes those severance benefits if he elected to terminate his employment because the Exchange Offer had not closed by May 31, 2006. We would also pay the amount of any excise tax under Section 280G of the Internal Revenue Code. If that termination occurs during the fiscal year ending May 31, 2006, we would also be responsible for paying any unpaid guaranteed incentive payments for that fiscal year. The agreement contains a provision restricting Mr. Debes’ ability to compete with us for a period of one year following termination of employment under certain circumstances, if the severance benefits are paid. On October 4, 2005, we amended certain terms of Mr. Debes’ employment agreement concerning relocation expenses. The USD 150,000 aggregate maximum of reimbursable relocation expenses remains unchanged.

On June 2, 2005, John J. Coughlan and we announced that he intended to resign from his positions as President, Chief Executive Officer and Director of Lawson. We entered into a Separation and Non-Compete Agreement and Mutual Release, dated as of June 2, 2005 (the “Separation Agreement”) with Mr. Coughlan. Under the Separation Agreement, Mr. Coughlan resigned from those positions on June 10, 2005. Mr. Coughlan received a bonus of USD 127,600 for the fiscal year ended May 31, 2005 in accordance with the terms of our executive bonus plan. Mr. Coughlan remained a full-time employee through June 30,

2005, and will continue as a part-time employee for up to two years after that date with a salary of USD 1,000 per month. Mr. Coughlan received a severance payment of USD 1 million, representing one times his annual base salary and annual target bonus. At the end of his full-time employment on June 30, 2005, Mr. Coughlan agreed to certain noncompetition and nonsolicitation restrictions for 12 months, and certain releases. As a result of the negotiations with Mr. Coughlan that led to his change in status from full-time to part-time employee and the other arrangements in the Separation Agreement, the Separation Agreement has been determined to act as a deemed modification of 2.2 million vested and outstanding stock options previously granted to Mr. Coughlan in prior years. Due to this deemed modification, we recorded a USD 6.3 million non-cash charge in the first quarter of fiscal 2006 as a result of the applicable accounting rules, reflecting the difference between the closing price of our common stock on June 2, 2005 (USD 5.26) and the exercise price for Mr. Coughlan’s vested and outstanding stock options granted in 1999, 2000, 2002 and 2004. We did not grant any new stock options to Mr. Coughlan in connection with the Separation Agreement, and Mr. Coughlan did not receive any cash payments from us in connection with the USD 6.3 million non-cash charge.

In a separate action by the our Board of Directors, on June 1, 2005, all outstanding stock options held by all executive officers of Lawson, including Mr. Coughlan, which had an exercise price that was greater than USD 5.95 per share (the closing price for Lawson’s common stock on June 1, 2005), were amended to cease vesting after termination of full-time employment and extend the exercise period to two years from the end of each officer's full-time employment.

On February 15, 2001, we entered into an employment agreement with Robert G. Barbieri, which established his initial compensation level and eligibility for salary increases, bonuses, benefits and option grants under our stock option plans. The agreement may be terminated either by us or Mr. Barbieri at any time, with or without cause. If we terminate Mr. Barbieri’s employment without cause or if he terminates his employment for good reason, as defined in the agreement, we are responsible for paying Mr. Barbieri executive severance benefits equal to 100% of his annual base salary and target annual incentive compensation at the time of termination and honoring obligations under certain benefit and option plans as provided in the agreement. The agreement also contains a provision restricting Mr. Barbieri’s ability to compete with us for a period of one year following termination of employment under certain circumstances, if the severance benefits are paid.

If an executive officer is terminated other than for cause, it has been Lawson’s past practice to provide a severance benefit equal to the executive officer’s annual base salary at the time of termination. This severance benefit is not available for executive officers with employment agreements or other written employment arrangements pertaining to severance.

On January 17, 2005, we adopted the Executive Change in Control Severance Pay Plan for Tier 1 Executives, known as the “Tier 1 Plan.” The Tier 1 Plan applies to each of our executive officers who are based in the United States and who report to our chief executive officer. Under the Tier 1 Plan, if within two years after a “Change in Control” of Lawson (as defined in the Tier 1 Plan”), a Tier 1 executive is terminated (other than for cause) or leaves Lawson for good reason, then: (a) we would pay the Tier 1 Executive two times annual base salary and two times the yearly average earned or target incentive compensation (depending on the person’s years of service as described in the Tier 1 Plan), plus certain benefits, (b) we would pay the amount of any excise tax under Section 280G of the Internal Revenue Code and (c) to be eligible to receive those payments, the Tier 1 executive must sign the general release, noncompete and other restrictive covenants contained in Exhibit A to the Tier 1 Plan. Any payments to a Tier 1 executive under the Tier 1 Plan would be reduced by the amount of any other severance payments otherwise payable to that person under any other employment or severance agreement.

Before we adopted the Tier 1 Plan in January 2005, we entered into separate change of control agreements with Dean J. Hager, Brad Callahan and certain other executive officers, which provide compensation and benefit arrangements in the event employment is terminated as a result of a change in control of Lawson, as defined in the agreements. The agreements provide a severance benefit equal to the executive’s current annual base salary, outplacement service and payment of certain other benefits. If an executive became eligible for payments under the agreements described in this paragraph and under the Tier 1 Plan, any payments under the agreements described in this paragraph would be deducted from any payments payable under the Tier 1 Plan.

PROPOSAL FOUR: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending May 31, 2006 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1995. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting. The representative will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Lawson and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker “non-votes” are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Fees Paid to Independent Registered Public Accounting Firm

The following is a summary of fees billed by PricewaterhouseCoopers LLP for audit and other professional services during the fiscal years ended May 31, 2005 and 2004:

	2005	2004
Audit Fees:
Consists of fees incurred for the audit of Lawson’s consolidated financial statements for such year, Section 404 attest services for fiscal 2005, review of Lawson’s interim financial statements and acquisition matters.	$1,419,858	$592,050
Audit Related:
Consists of fees incurred for audits of acquired companies, due diligence services pertaining to potential business acquisitions and employee benefit plan audits.	1,384,608	72,594
Tax:
Consists of fees incurred for tax advisory services, including compliance and planning.	7,987	5,098
All Other:
Consists of fees incurred for a subscription to an accounting and reporting library.	1,500	1,400
Total All Fees	$2,813,953	$671,142

The Audit Committee, after a review and discussion with PricewaterhouseCoopers LLP of the preceding information, determined that the provision of these services was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit committee adopted pre-approval policies and procedures for audit and non-audit services in March 2003. Since the date of adoption, the Audit Committee has approved all of the services performed by PricewaterhouseCoopers LLP.

Recommendation

The board of directors recommends that you vote “FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2006. Proxies will be voted “FOR” the proposal unless otherwise specified.

AUDIT COMMITTEE REPORT

This report of the Audit Committee of Lawson’s board of directors describes the actions of the Committee for the fiscal year ended May 31, 2005. This report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act and shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Lawson specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into such filing.

The Audit Committee is responsible for retaining Lawson’s independent registered public accounting firm and approving the services they will perform. Pursuant to the charter adopted by the board in 2002, the Audit Committee acts on behalf of the board of directors to oversee Lawson’s financial reporting processes and the adequacy of its internal controls. The Committee reviews financial and operating reports and disclosures, including Lawson’s reports filed on Forms 10-K and 10-Q. The Committee also reviews the performance of Lawson’s internal and independent registered public accounting firm.

Management is responsible for the reporting processes and the preparation and presentation of financial statements and the implementation and maintenance of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of Lawson’s audited financial statements to generally accepted accounting principles. The Committee members are not professional accountants or members of an independent registered public accounting firm, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm are “independent” under applicable rules.

In connection with Lawson’s consolidated financial statements for the fiscal year ended May 31, 2005, the Audit Committee has:

•       reviewed and discussed the audited financial statements and the fair and complete presentation of Lawson’s results with management and representatives of PricewaterhouseCoopers LLP, Lawson’s independent registered public accounting firm for fiscal 2005;

•       discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended;

•       received from PricewaterhouseCoopers LLP the disclosures regarding PricewaterhouseCoopers LLP’s independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of PricewaterhouseCoopers LLP with representatives of PricewaterhouseCoopers LLP; and

•       considered whether PricewaterhouseCoopers LLP’s provision of other non-audit services to Lawson is compatible with the independent registered public accounting firm’ independence, and pre-approved fees for audit and non-audit services.

Based on the review and discussions referred to above, the Committee recommended to Lawson’s board of directors that Lawson’s audited financial statements be included in Lawson’s Annual Report on Form 10-K for the fiscal year ended May 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee
Michael A. Rocca (Chair)
David J. Eskra
Richard D. Kreysar

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for the year ended May 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Intentia International AB (publ) as of December 31, 2004, 2003, and 2002 and for each of the years in the three-year period ended December 31, 2004, have been included herein in reliance upon the report of KPMG Bohlins AB, independent public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Dorsey & Whitney LLP, Minneapolis, Minnesota, will pass upon the validity of the securities offered in this Proxy Statement/Prospectus for Lawson. Certain legal matters with respect to the material United States federal income tax consequences of the Merger and the Exchange Offer will be passed upon for Intentia by O’Melveny & Myers LLP and for Lawson by Dorsey & Whitney LLP.

FUTURE STOCKHOLDER PROPOSALS

Lawson’s 2004 annual meeting of stockholders took place on October 28, 2004. Lawson stockholders wishing to present proposals to be considered at the 2006 annual meeting of stockholders should submit their proposals to Lawson in accordance with all applicable rules and regulations of the Securities and Exchange Commission and Lawson’s bylaws by April 30, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-4 to register the shares of Lawson common stock to be issued to Intentia shareholders in the Exchange Offer. This Proxy Statement/Prospectus is a part of the registration statement and constitutes the prospectus of Intentia, as well as the proxy statement of Lawson for the annual meeting. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part thereof. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to as or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1580, 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

All reports filed by Lawson with the SEC are also available free of charge via EDGAR through the SEC web site at http://www.sec.gov. In addition, Lawson provides copies of its Forms 8-K, 10-K, 10-Q, Proxy and Annual Report at no charge to investors upon request and makes electronic copies of its most recently filed reports available through its web site at www.lawson.com as soon a reasonably practicable after filing such material with the SEC.

Intentia also prepares interim and annual financial reports for its shareholders. These reports are available free of charge through Intentia’s web site at www.intentia.com.

You should rely only on the information contained in or incorporated by reference in this Proxy Statement/Prospectus to vote on the Exchange Offer. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than its date, and neither the mailing of this Proxy Statement/Prospectus to stockholders nor the issuance of Lawson common stock in the Exchange Offer shall create any implication to the contrary. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

This Proxy Statement/Prospectus does not cover any resales of the Lawson common stock offered hereby to be received by securityholders of Intentia deemed to be “affiliates” of Intentia or Lawson upon the completion of the Exchange Offer. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which have been filed by Lawson with the Securities and Exchange Commission are incorporated herein by reference:

•       our Annual Report on Form 10-K for the fiscal year ended May 31, 2005, filed with the SEC on August 1, 2005, as amended on September 28, 2005;

•       our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2005, filed with the SEC on October 11, 2005, as amended October 17, 2005;

•  our Current Reports on Form 8-K filed June 7, 2005, as amended June 8, 2005; June 30, 2005; September 16, 2005; and October 5, 2005; and

•       the description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on November 14, 2001.

All documents filed by Lawson with the Securities and Exchange Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 from the date of this Proxy Statement/Prospectus to the date of the termination of the Exchange Offer, other than Current Reports on Form 8-K deemed furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, shall also be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Proxy Statement/Prospectus, or in any other subsequently filed document incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

You can obtain any of the documents incorporated by reference in this Proxy Statement/Prospectus from Lawson or from the Securities and Exchange Commission through its web site at the address provided above. Documents incorporated by reference are available from Lawson without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this Proxy Statement/Prospectus.

OTHER MATTERS

Management is not aware of any others matters to come before the meeting. If any other matter not mentioned in the Proxy Statement/Prospectus is brought before the meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the board of directors
•, 2005	/s/ BRUCE B. MCPHEETERS
Bruce B. McPheeters, Secretary

INDEPENDENT AUDITOR’S REPORT

We have audited the accompanying balance sheets of Intentia International AB (publ) and subsidiaries as of December 31, 2004, 2003 and 2002, and the related income statements, statements of changes in shareholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intentia International AB (publ) and subsidiaries as of December 31, 2004, 2003 and 2002 and the results of its operations, changes in shareholder’s equity and its cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with the applicable approved accounting standards in Sweden.

Accounting principles generally accepted in Sweden, vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 29 to the financial statements.

KPMG Bohlins AB

Danderyd, Sweden

November 16, 2005.

INTENTIA INTERNATIONAL AB
Consolidated Income Statement

	NOTES	2004	2003	2002
Amounts in SEK million
Revenues
Software license revenue		440.8	436.1	641.0
Software updates and support revenue		597.4	594.3	533.7
Professional services revenue		1,753.3	1,858.1	2,421.3
Hardware revenue		191.4	217.8	242.8
Total revenues	2	2,982.9	3,106.3	3,838.8
Cost of revenues
Software		58.9	46.2	48.2
Software updates and support		153.3	130.8	154.2
Professional services		1,592.7	1,677.7	1,980.6
Hardware		159.5	188.3	210.1
Total cost of revenues		1,964.4	2,043.0	2,393.1
Gross profit		1,018.5	1,063.3	1,445.7
Operating expenses
Product development expenses		305.8	282.7	388.3
Sales and marketing expenses		710.2	754.1	912.6
General and administrative expenses		319.5	277.0	273.2
Other (income)		(45.7)	(39.6)	(52.9)
Other expense		6.0	26.7	31.5
Total operating expenses		1,295.8	1,300.9	1,552.7
Loss from operations	2, 3, 4, 5, 28	(277.3)	(237.6)	(107.0)
Financial items
Financial income	6	90.0	135.7	90.6
Financial (expenses)	7	(131.0)	(85.5)	(132.1)
Earnings (loss) from participations in associated companies	13	0.9	(3.4)	(2.2)
Total financial items		(40.1)	46.8	(43.7)
Earnings (loss) before tax		(317.4)	(190.8)	(150.7)
(Tax) benefit on loss for the period	8, 17	(38.7)	(228.3)	6.2
Minority interest in loss for the period		1.9	8.0	1.0
Loss for the period	9	(354.2)	(411.1)	(143.5)

The accompanying notes are an integral part of these consolidated financial statements.

INTENTIA INTERNATIONAL AB
Consolidated Balance Sheets

	NOTES	2004	2003	2002
Amounts in SEK million
ASSETS
Fixed Assets
Intangible assets
Capitalized product and development expenditures	10	381.3	342.9	249.6
Goodwill	10	197.1	262.2	348.7
		578.4	605.1	598.3
Tangible assets
Buildings and land	11	2.3	9.3	10.8
Capitalized leasehold improvements	11	23.4	36.8	44.5
Equipment	11	91.2	118.3	167.2
		116.9	164.4	222.5
Financial assets
Participation in associated companies	13	5.5	3.0	6.7
Other long-term holdings of securities	15	3.7	3.8	4.3
Other long-term receivables	16	16.9	18.0	74.7
Deferred tax assets	17	257.0	273.6	473.3
		283.1	298.4	559.0
Total fixed assets		978.4	1,067.9	1,379.8
Current assets
Inventories, etc.
Goods for resale		0.8	0.7	0.6
Work in progress		0.1	5.2	10.0
Advances to Suppliers		0.1	1.7	2.5
		1.0	7.6	13.1
Current receivables
Accounts receivable	19	866.6	869.2	1,115.4
Receivable from associate companies		—	0.9	1.3
Other receivables		49.7	108.0	146.7
Prepaid expenses and accrued income	18	270.9	169.9	355.6
		1,187.2	1,148.0	1,619.0
Short-term investments	27	305.0	61.2	211.7
Cash and bank balances	27	194.7	232.9	191.1
Total current assets		1,687.9	1,449.7	2,034.9
TOTAL ASSETS		2,666.3	2,517.6	3,414.7

The accompanying notes are an integral part of these consolidated financial statements.

INTENTIA INTERNATIONAL AB
Consolidated Stockholders’ Equity and Liabilities

	NOTES	2004	2003	2002
Amounts in SEK million
Stockholders’ equity
Restricted Stockholders’ equity
Capital stock (167,652,883 shares at SEK 10 per share)		1,676.5	1,097.2	365.7
Restricted reserves		820.2	1,021.6	1,373.9
		2,496.7	2,118.8	1,739.6
Non-restricted stockholders’ equity
Losses brought forward		(1,205.8)	(876.1)	(816.7)
Profit/loss for the year		(354.2)	(411.1)	(143.5)
		(1,560.0)	(1,287.2)	(960.2)
Total Stockholders’ Equity		936.7	831.6	779.4
Minority interests		7.9	9.8	20.1
Provisions
Provisions for deferred tax	17	8.0	6.1	49.6
Other provisions	20	29.6	30.4	—
Total provisions		37.6	36.5	49.6
Long-term liabilities
Convertible notes	21	70.4	71.1	551.6
Interest bearing long-term liabilities	21,22	213.3	46.3	64.0
Other liabilities		—	—	9.8
Total long-term liabilities		283.7	117.4	625.4
Current liabilities
Interest bearing current liabilities	21,22	12.5	189.7	310.2
Overdraft facilities	23	—	—	1.8
Advances from customers		117.0	201.2	172.6
Accounts payable		172.9	165.1	164.9
Tax liabilities		25.5	19.6	30.8
Other non-interest-bearing liabilities		82.3	139.0	243.9
Accrued expenses and pre-paid income	24	990.2	807.7	1,016.0
Total current liabilities		1,400.4	1,522.3	1,940.2
TOTAL STOCKHOLDERS’ EQUITY AND LIABILITIES		2,666.3	2,517.6	3,414.7
Pledged assets	25	918.7	865.2	727.5
Contingent liabilities	25	19.7	118.3	149.9

The accompanying notes are an integral part of these consolidated financial statements.

INTENTIA INTERNATIONAL AB
Consolidated Changes in Stockholders’ Equity

	Capital stock	Restricted reserves	Non-restricted stockholders’ equity	Total
Amounts in SEK million
Opening balance January 1, 2002 according to adopted balance sheet for previous year	360.7	1,437.3	(947.7)	850.3
Translation differences*	—	(8.1)	36.4	28.3
Total change in stockholders’ equity that is not reported in the income statement	—	(8.1)	36.4	28.3
Transfer between non-restricted and restricted equity	—	(94.6)	94.6	—
Loss for the year	—	—	(143.5)	(143.5)
New Stock issued	5.0	39.3	—	44.3
Stockholders’ equity on December 31, 2002	365.7	1,373.9	(960.2)	779.4
Translation differences*	—	(31.5)	90.3	58.8
Other	—	—	3.0	3.0
Total change in stockholders’ equity that is not reported in the income statement	—	(31.5)	93.3	61.8
Transfer between non-restricted and restricted equity	—	9.1	(9.1)	—
Loss for the year	—	—	(411.1)	(411.1)
New stock issued	731.5	(330.0)	—	401.5
Stockholders’ equity on December 31, 2003	1,097.2	1,021.5	(1,287.1)	831.6
Translation differences*	—	(38.2)	79.9	41.7
Other	—	—	1.1	1.1
Total change in stockholders’ equity that is not reported in the income statement	—	(38.2)	81.0	42.8
Transfer between non-restricted and restricted equity	—	(0.3)	0.3	—
Loss for the year	—	—	(354.2)	(354.2)
New stock issued	579.3	(162.8)	—	416.5
Stockholders’ equity on December 31, 2004	1,676.5	820.2	(1,560.0)	936.7

*                    Financial reports of foreign operations are translated according to the “Current method.” Accumulated translation differences amounted to SEK 60.0 million (SEK 41.7 million in 2004, SEK 58.7 million in 2003, and SEK -40.4 million in 2002) at year-end.

The accompanying notes are an integral part of these consolidated financial statements.

INTENTIA INTERNATIONAL AB
Consolidated Statement of Cash Flows

	NOTES	2004	2003	2002
Amounts in SEK million
Operating activities
Operating earnings		(277.3)	(237.6)	(107.0)
Interest received		6.1	20.6	29.5
Interest paid		(17.1)	(54.9)	(59.0)
Dividends received		0.1	0.3	0.2
Adjustment for items not affecting cash flow	26	473.4	281.9	319.8
Tax paid		(35.3)	(48.1)	(102.7)
Cash flow from operating activities before change in working capital		149,9	(37,8)	80.8
Inventories, etc.		(0.1)	(0.1)	0.1
Current receivables		(51.8)	436.0	264.6
Current liabilities		(70.6)	(235.2)	(259.8)
Cash flow from operating activities		27.4	162.9	85.7
Investing activities
Acquisition of subsidiaries	12	—	(1.0)	(65.3)
Acquisition of intangible fixed assets	10	(158.8)	(172.2)	(154.2)
Acquisition of tangible fixed assets	11	(36.4)	(0.6)	(45.7)
Acquisition/Sales of financial assets		(4.8)	—	—
Cash flow from investing activities		(200.0)	(173.8)	(265.2)
Cash flow after investing activities		(172.6)	(10.9)	(179.5)
Financing activities
New stock issued		416.5	401.5	44.3
Funds borrowed		197.1	822.6	687.4
Funds repaid		(237.7)	(1,320.4)	(790.3)
Cash flow from financing activities		375.9	(96.3)	(58.6)
Cash flow for the year		203.3	(107.2)	(238.1)
Liquid funds, opening balance		294.1	402.8	644.4
Translation difference in liquid funds		2.3	(1.5)	(3.5)
Liquid funds, closing balance	27	499.7	294.1	402.8

The accompanying notes are an integral part of these consolidated financial statements.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in SEK million, except share and per share data unless otherwise indicated)

1.   ACCOUNTING PRINCIPLES

This annual report has been prepared in accordance with the Swedish Annual Accounts Act recommendations issued by the Swedish Financial Accounting Standards Council (“Council” below) and opinions of its Task Force.

As of January 1,2003, the following new and revised recommendations were being employed for the first time; inventory valuation (RR 2:02), presentation of financial statements (RR 22), segment reporting (RR 25), events after the balance sheet date (RR 26), financial instruments, recognition and measurement (RR 27) and government subsidies (RR 28). The application of these recommendations has not had any significant impact on Intentia’s earnings or position. These new and revised recommendations led to no accounting policy changes and thereby no recalculation of comparison 2002 figures.

As of January 1, 2004, the new standard Employee Benefits (RR 29) and the interpretation URA 43, Reporting of Special Salary Tax and Tax on Pension Return have been applied. The application of the recommendation and the interpretation has not had any material impact on Intentia’s earnings or position. Otherwise, the same accounting policies are in effect as for the 2003 annual report.

Intentia values assets and liabilities at acquisition cost unless otherwise stated below.

Use of Estimates

In preparing financial statements management is required to make estimates and assumptions that affect the reported values of assets, liabilities, revenue, expenses, and additional information disclosed. Actual results could differ from estimates used by management.

Classification

Fixed assets, long-term liabilities, and provisions consist essentially of items that are expected to be paid more than 12 months after the balance sheet date. Current assets and short-term liabilities consist essentially of items that are expected to be paid within 12 months of the balance sheet date.

Consolidated Financial Statements

The consolidated financial statements reflect the operating results and financial position of the Parent Company and companies in which the Parent Company directly or indirectly controls shares representing more than 50% of the votes or otherwise has a controlling interest. The consolidated financial statements were prepared in accordance with standard RR 1:00 on consolidated financial statements issued by the Council using the purchase method of accounting.

Subsidiaries

In accordance with the purchase method, subsidiaries’ equity and the equity component of untaxed reserves at the time of acquisition are completely eliminated from the consolidated financial statements. For an acquired company, the proportion of its earnings from the time of acquisition is included in the Group’s corporate consolidated earnings. Stockholders’ equity in an acquired company is based on the fair market value of acquired assets and liabilities at the time of acquisition. The difference between the acquisition cost and the value of stockholders’ equity based on fair market valuation of assets and liabilities

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

1.   ACCOUNTING PRINCIPLES (Continued)

is reported as goodwill when the acquisition cost is higher than the calculated stockholders’ equity. If the acquisition cost is below the stockholders’ equity valued at market, the difference is reported as negative goodwill. Divested subsidiaries are included in the consolidated statements as long as the Group retains control over the subsidiary. All Group companies use uniform accounting principles reporting for Group consolidation purposes. All intercompany Group transactions are eliminated when financial statements for the Group are prepared.

Associated Companies

The Group applies the equity method in reporting for associated companies. Associated companies are companies in which the Group directly or indirectly controls more than 20% but no more than 50% of the votes, or otherwise exerts a significant influence. In the consolidated income statement participations in associated companies’ earnings after financial items, less goodwill amortization, are reported as a financial item, “Participation in associated companies’ earnings.” Participations in the taxes of associated companies are included in the Group’s consolidated tax expense. The consolidated balance sheet reports holdings in associated companies as a financial asset, “Participation in associated companies.” Associated companies are valued at acquisition cost, less goodwill amortization and write-downs, and adjusted for dividends and participations in profits or losses after the acquisition date.

Foreign Subsidiaries

The accounts of foreign subsidiaries have been translated into SEK in accordance with standard RR 8 issued by the Council, employing the current method. Assets and liabilities have been translated at the exchange rate on the balance sheet date, and revenues and expenses have been translated at the average rate for the year. Exchange-rate differences that arise as the result of translation in accordance with this method are reported in stockholders’ equity in the consolidated balance sheet.

Minority Interest

Minority interest in the consolidated income is reported as a separate item in the consolidated income statement after tax expenses for the year. Minority interest in net assets of the Group is reported as a separate item in the consolidated balance sheet after the Group’s stockholders’ equity.

Reporting by Segment

Segments are reported in accordance with standard RR 25 issued by the Council. Intentia has defined five primary segments based on geographic area. These geographic segments represent markets that are subject to risk and returns that differ. These segments are congruent with Intentia’s management structure and internal reporting system. Since Intentia’s activities are not primarily financial in nature, financial items, such as interest, gains or losses on the purchase or sale of financial assets, tax expenses, and nonrecurring items, are not reported in segment revenues and expenses. Likewise, financial assets and liabilities, including tax assets and liabilities, are not reported at the segment level. Secondary segments are not reported since Intentia’s only line of business is supplying and implementing Movex.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

1.   ACCOUNTING PRINCIPLES (Continued)

Revenue Recognition

Licenses

Intentia recognizes software license revenue when the following conditions are met: (a) There is a written agreement signed by both Intentia and the customer. (b) The customer has received the software, and the software delivered is fully functional. (c) The software license fee is fixed, and at least 80% of the fee is due within 12 months of delivery. Neither the license sold nor its payment is conditional upon a specific milestone in a project or upon commitments other than the actual delivery of the license. (d) Collectibility is probable. Conditional agreements are defined as those in which payment is conditional upon the attainment of specific installation and/or delivery milestones.

In addition to licenses, Intentia sells upgrade rights that entitle its customers to obtain future releases of specific components if, as, and when they are developed. However, the agreements do not obligate Intentia to develop those releases. Intentia reports revenue related to this kind of agreement ratably over the period of the agreement.

Services

Generally, revenues and expenses for services are recognized as work is performed and associated costs are incurred.

Revenues and expenses from a project carried out at a fixed price are recognized as the service is performed. This type of agreement is reported in accordance with RR 10, Contracts and Similar Commissions, issued by the Council. In accordance with the standard’s principle rule, when the profit on a project can be reliably estimated, the revenues and expenses attributable to the project should be reported in relation to the percentage of the project that has been completed. A projected loss is reported immediately.

Sale of Computer Hardware

Revenue from the sale of computer hardware is recognized upon delivery to the customer. If the hardware supplier invoices the customer directly, the commission received from the hardware supplier is recognized as revenue once the customer has accepted the hardware.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

1.   ACCOUNTING PRINCIPLES (Continued)

Fixed Assets

Equipment and buildings are reported net of deductions for accumulated depreciation and amortization. Depreciation and amortization are based on the acquisition cost of each asset and the estimated period of use. The annual depreciation and amortization rates are as follows:

Acquired product development	20%
In-house product development	20–33%
Goodwill	10%
Buildings	2%
Expenditures on property not owned by the Group	10–33%
Equipment	12–33%

When Intentia acquires distributors, it gains access to a firmly established marketing and customer base in a specific market. Since enterprise applications have a long replacement cycle, these acquisitions possess strategic value due to their long-term potential for revenue. The goodwill associated with these acquisitions is amortized over 10 years.

The carrying values of assets are reviewed periodically to determine if there has been any indication that the value may have been impaired. If there is any such indication, the asset’s recoverable amount is calculated. The recoverable amount is the higher of net sales value and value in use. If the recoverable amount is lower than the carrying amount, the difference is recognized as an expense. The calculation discounts future cash flows at an interest rate before tax, intended to take the market’s evaluation of risk-free interest and risk into consideration.

The Intentia Group has been deemed to constitute a single cash-generating unit testing goodwill for impairment. Thus, the recoverable amount is, for goodwill impairment test purposes, calculated for the Group as one unit.

Intangible Assets

Intentia’s product development effort consists of three phases: research, development, and maintenance. Costs incurred during the research and maintenance phases are expensed as incurred; costs incurred during the development phase that meet certain criteria are capitalized and reflected on the balance sheet as an asset. The criteria for capitalization of product development costs include the following: Turning the project into a marketable or internally usable product must be technically feasible, and the project must offer potential financial benefits for Intentia. Moreover, expenses for intangible assets must be calculable and attributable to the assets, and it must be expected that Intentia has the resources required to complete the development effort. Costs incurred during the development phase that do not meet these criteria are expensed as incurred.

The carrying value of capitalized product development is the sum of the costs that were incurred from the date that it first met all of the above criteria through the end of the development phase, less amortization. The costs that are capitalized are personnel costs and other direct costs related to the

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

1.   ACCOUNTING PRINCIPLES (Continued)

development phase. Indirect costs, such as facilities, that are needed to produce the intangible asset and that can be attributed to it in a consistent, reasonable manner are also capitalized.

In-house product development is amortized over an estimated period of use of three to five years. Capitalized product development acquired is amortized over the estimated period of use, though not for more than five years.

Tangible Assets

Tangible fixed assets are reported at acquisition cost, less depreciation according to plan and any write-downs. A tangible fixed asset is reported as an asset on the balance sheet when it is probable that economic benefits associated with the asset are likely to flow to the Group and its cost can be calculated in a reliable manner.

The cost consists of the purchase price, as adjusted by trade discounts, including customs duties and non-deductible taxes, as well as expenditures directly related to bringing the asset to the site and in the condition required to utilize it in accordance with the purpose for which it was acquired. Additional costs that extend the life or improve the performance of a tangible asset are added to the carrying value of the asset. All other related costs are expensed in the period in which they are incurred.

Leasing

Leases are classified in the consolidated financial statements as either financial or operating leases. Leasing contracts for fixed assets that in all significant aspects create the same risks and rewards for the Group as if the assets were owned by the Group are classified as financial leases. All other leases are regarded as operating leases. Financial leases are reported as fixed assets on the balance sheet, and corresponding liabilities are reported as long-term financial liabilities. The asset is amortized in accordance with the same principles that apply to assets of its kind. The finance charge is reported as interest expense. Costs for operating leases are recognized as expenses in the income statement. Prepaid costs are reflected as current assets and recognized ratably over the prepaid period.

Receivables and Liabilities in Foreign Currencies

Receivables and liabilities denominated in currencies other than SEK are translated at the exchange rate prevailing on the balance sheet date in compliance with standard RR 8 issued by the Council. Gains and losses arising from exchange-rate differences attributable to current receivables and liabilities are included in operating earnings, while gains and losses arising from exchange differences from financial receivables and liabilities are reported as financial items. Profit/Loss from operations includes net exchange-rate gains and losses as “Other income” or “Other expense.”

Financial Instruments

A financial asset or liability is recognized in the balance sheet when Intentia becomes a party pursuant to the contractual terms of the instrument. The exception to the rule is derivative instruments used to hedge contractual cash flows from foreign currencies and/or future interest rates.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

1.   ACCOUNTING PRINCIPLES (Continued)

A financial asset is removed from the balance sheet when the rights pursuant to the agreement are realized or expire, or when control over the asset is lost. A financial liability is removed from the balance sheet when the obligation pursuant to the agreement is met or otherwise terminates.

Forward exchange contracts used as economic hedges for balance sheet items in foreign currencies are reported at the contracts spot rate, and any interest rate differential is amortized and recognized in the profit and loss statement over the term of the contract.

Accounts receivable, accounts payable, interest-bearing receivables and interest-bearing payables are reported at their historical cost. Any premium or discount, as well as transaction costs, are amortized over the term of the asset or liability. Receivables are periodically tested for impairment, and if the recoverable amount is less than the carrying value, the carrying value of the asset is written down and any reduction in carrying value is recognized as an expense of the period.

Borrowing costs are reported in accordance with Council recommendation RR 21 and are charged to earnings in the periods to which they are attributable. The value of the loan component of convertible notes is based on the market rate of interest at the time of flotation. The difference between the fair market value of the loan and the amount received is posted to the premium reserve.

Inventory

Inventory is valued in accordance with standard RR 2:02 issued by the Council and is reported at acquisition cost or net realizable value, whichever is less. Acquisition cost is calculated according to the first in, first out (FIFO) method.

Tax

In accordance with standard RR 9 issued by the Council, both actual cash taxes paid and deferred taxes utilized are reported as tax expense. Tax expense is reported on the income statement, except when the tax effect is associated with an underlying transaction that is posted directly against stockholders’ equity, in which case the associated tax effect is posted against stockholders’ equity. A deferred tax asset is reported as a fixed asset, while a deferred tax liability is reported as a provision. Deferred tax assets and liabilities are calculated in accordance with the balance sheet approach on the basis of temporary differences between the tax base and the carrying value of assets and liabilities. Calculations are made using the tax rates and regulations that have been adopted or announced as of the balance sheet date.

In the consolidated Group financial statements untaxed reserves are disaggregated into deferred tax liabilities and stockholders’ equity. The tax effect for the year attributable to appropriations is reported as deferred tax in the income statement.

Deferred tax assets and liabilities for net operating loss carry forwards and temporary differences are reported when it is probable they will be utilized or paid in the future.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

1.   ACCOUNTING PRINCIPLES (Continued)

Provisions

A provision is posted to the balance sheet in accordance with standard RR 16 issued by the Council. Provisions for contingent liabilities and impairment of assets are established when Intentia has a formal or informal commitment as the result of an event that has occurred, an outflow of resources will likely be required to settle the commitment, and the amount can be reliably estimated.

Government Subsidies

Government subsidies are reported, in accordance with standard RR 28 issued by the Council on the balance sheet and income statement when it is reasonably certain that the conditions of the subsidy will be met and the subsidy will be obtained. Subsidies are recognized ratably in the same manner and over the same term as the costs that they are intended to fund. A government subsidy related to an asset is reported in the balance sheet by reducing the asset’s reported value.

Events after the Balance Sheet Date

In accordance with standard RR 26 issued by the Council, information is to be furnished concerning significant events that occur after the balance sheet date but prior to the signing of the financial reports that do not change the income statement or balance sheet. Significant events are those for which omission of the information would affect the ability of the reader to make accurate judgments and rational decisions. The information should relate the nature of the events and, if possible, their financial impact. When such significant events occur, information is furnished in the notes and in the accounting principles section of the annual report.

Employee Benefits

Pension liabilities in the consolidated accounts are reported in accordance with standard RR 29 Employee Benefits issued by the Council effective as of January 1, 2004. Pension plans are, according to RR 29, either defined benefit or defined contribution plans. Defined benefit plans are plans where the employee has a right to get a pension defined, for example, as a percentage of salaries earned. Defined contribution plans are plans for which the Group’s responsibility is to pay the defined contribution to a third party. The Group’s contributions are reported as cost in the period when services have been rendered by the employees to which the contributions relate. Costs and liabilities for defined benefit plans are calculated using the projected unit credit method. The obligations are valued at the present value of expected future payments using a discount rate. The calculations are based on actuarial assumptions including anticipated wage increases, pension increases, inflation, and mortality rates. Defined assets for financing defined benefit obligations are valued at fair value. Actuarial gains and losses are charged to the income statement as they occur.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

2.   DEVELOPMENT PER REGION FOR THE GROUP

Numbers may not add up due to rounding

				Change	Change
Northern Europe	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Revenue
Software license revenue	137.7	128.8	180.8	8.9	(52.0)
Software updates and support	238.1	222.0	209.0	16.1	13.0
Professional services	873.7	944.4	1,151.7	(70.7)	(207.3)
Hardware revenue	5.3	6.2	18,7	(0.9)	(12.5)
Total revenue**	1,254.8	1,301.4	1,560.2	(46.6)	(258.8)
Operating expenses*	1,250.1	1,325.0	1,533,1	74.9	208.1
Profit/(loss) from operations	4.7	(23.6)	27.1	28.3	(50.7)

* Of which depreciation and amortization	11.4	13.4	15.3	2.0	1.9
** Of which Group intercompany sales	102.7	102.9	171.7	(0.2)	(68.8)
Number of employees	764	1,098	1,219	(334)	(121)
Operating assets	959.4	1,098.9	1,087.7	(139.5)	11.2
Current liabilities	872.0	809.2	851.4	62.8	(42.2)
Investments
Intangible fixed assets	—	—	3.5	—	(3.5)
Tangible fixed assets	7.0	3.6	9.5	3.4	(5.9)

				Change	Change
Central Europe	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Revenue
Software license revenue	97.4	135.5	161.3	(38.1)	(25.8)
Software updates and support	150.8	146.5	128.2	4.3	18.3
Professional services	441.7	467.0	683.1	(25.3)	(216.1)
Hardware revenue	57.9	77.4	74.6	(19.5)	2.8
Total revenue**	747.8	826.4	1,047.2	(78.6)	(220.8)
Operating expenses*	814.8	852.3	1,024.0	37.5	171.7
Profit/(loss) from operations	(67.0)	(25.9)	23.2	(41.1)	(49.1)

* Of which depreciation and amortization	10.4	14.0	18.8	3.6	4.8
** Of which Group intercompany sales	56.1	74.9	129.8	(18.8)	(54.9)
Number of employees	461	573	682	(112)	(109)
Operating assets	424.4	493.6	576.0	(69.2)	(82.4)
Current liabilities	254.1	283.5	366.7	(29.4)	(83.2)
Investments
Intangible fixed assets	—	—	—	—	—
Tangible fixed assets	4.6	4.3	11.9	0.3	(7.6)

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

2.   DEVELOPMENT PER REGION FOR THE GROUP (Continued)

				Change	Change
Southern Europe	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Revenue
Software license revenue	90.7	91.4	152.4	(0.7)	(61.0)
Software updates and support	144.9	140.8	131.0	4.1	9.8
Professional services	274.9	329.5	435.4	(54.6)	(105.9)
Hardware revenue	82.3	82.7	103.3	(0.4)	(20.6)
Total revenue**	592.8	644.4	822.1	(51.6)	(177.7)
Operating expenses*	552.2	603.6	745.3	51.4	141.7
Profit/(loss) from operations	40.6	40.8	76.8	(0.2)	(36.0)

* Of which depreciation and amortization	7.0	8.7	8.8	1.7	0.1
** Of which Group intercompany sales	28.9	59.5	50.3	(30.6)	9.2
Number of employees	323	393	460	(70)	(67)
Operating assets	485.0	560.8	643.0	(75.8)	(82.2)
Current liabilities	234.6	290.5	387.1	(55.9)	(96.6)
Investments
Intangible fixed assets	—	—	—	—	—
Tangible fixed assets	4.7	1.7	4.3	3.0	(2.6)

				Change	Change
Americas	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Revenue
Software license revenue	35.4	42.3	36.8	(6.9)	5.5
Software updates and support	24.4	27.0	28.5	(2.6)	(1.5)
Professional services	91.9	92.0	157.6	(0.1)	(65.6)
Hardware revenue	—	—	—	—	—
Total revenue**	151.7	161.3	222.9	(9.6)	(61.6)
Operating expenses*	156.8	214.2	317.9	57.4	103.7
Profit/(loss) from operations	(5.1)	(52.9)	(95.0)	47.8	42.1

* Of which depreciation and amortization	19.5	42.6	29.9	23.1	(12.7)
** Of which Group intercompany sales	15.3	15.1	33.8	0.2	(18.7)
Number of employees	87	97	127	(10)	(30)
Operating assets	64.3	55.4	90.5	8.9	(35.1)
Current liabilities	48.9	43.1	56.5	5.8	(13.4)
Investments
Intangible fixed assets	—	—	—	—	—
Tangible fixed assets	—	—	0.2	—	(0.2)

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

2.   DEVELOPMENT PER REGION FOR THE GROUP (Continued)

				Change	Change
Asia and Australia/New Zealand	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Revenue
Software license revenue	103.6	51.6	112.7	52.0	(61.1)
Software updates and support	45.7	39.7	37.6	6.0	2.1
Professional services	231.5	244.3	226.3	(12.8)	18.0
Hardware revenue	45.9	51.5	46.2	(5.6)	5.3
Total revenue**	426.7	387.1	422.8	39.6	(35.7)
Operating expenses*	441.6	414.2	446.8	(27.4)	32.6
Profit/(loss) from operations	(14.9)	(27.1)	(23.9)	12.2	(3.2)

* Of which depreciation and amortization	6.2	10.2	10.3	4.0	0.1
** Of which Group intercompany sales	8.8	15.5	17.0	(6.7)	(1.5)
Number of employees	294	353	289	(59)	64
Operating assets	175.4	128.2	168.8	47.2	(40.6)
Current liabilities	161.1	100.6	165.2	60.5	(64.6)
Investments
Intangible fixed assets	—	—	—	—	—
Tangible fixed assets	3.4	5.5	6.4	(2.1)	(0.9)

				Change	Change
Other Operations	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Revenue
Software license revenue	157.8	310.8	183.8	(153.0)	127.0
Software updates and support	192.9	25.4	153.3	167.5	(127.9)
Professional services	15.5	39.9	137.4	(24.4)	(97.5)
Hardware revenue	—	—	—	—	—
Total revenue*	366.2	376.1	474.6	(9.9)	(98.5)
Operating expenses*	546.2	493.6	638.5	(52.6)	144.9
Profit/(loss) from operations	(180.0)	(117.5)	(163.9)	(62.5)	46.4

* Of which depreciation and amortization	102.3	73.0	45.9	29.3	27.1
** Of which Group intercompany sales	343.8	328.3	384.6	15.5	(56.3)
Number of employees	442	485	542	(43)	(57)
Operating assets	1,538.7	2,045.9	1,979.9	(507.2)	66.0
Current liabilities	767.7	717.1	927.9	50.6	(210.8)
Investments
Intangible fixed assets	158.9	166.5	128.1	(7.6)	38.4
Tangible fixed assets	1.1	1.8	1.7	(0.7)	0.1

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

2.   DEVELOPMENT PER REGION FOR THE GROUP (Continued)

				Change	Change
Elimination/Adjustment	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Revenue
Software license revenue	(181.8)	(324.3)	(186.8)	142.5	(137.5)
Software updates and support	(199.4)	(7.1)	(153.9)	(192.3)	146.8
Professional services	(175.9)	(259.0)	(370.2)	83.1	111.2
Hardware revenue	—	—	—	—	—
Total revenue**	(557.1)	(590.4)	(710.9)	33.3	120.5
Operating expenses*	(501.5)	(559.0)	(760.0)	57.5	200.7
Profit/(loss) from operations	(55.6)	(31.4)	48.7	(24.2)	(80.1)

* Of which depreciation and amortization	64.6	28.6	61.3	36.0	(32.7)
** Of which Group intercompany sales	(555.5)	(596.2)	(787.2)	40.7	191.0
Number of employees	—	—	—	—	—
Operating assets	(1,981.1)	(2,749.2)	(2,478.0)	768.1	(271.2)
Non-allocated assets	—	—	—	—	—
Total assets	—	—	—	—	—
Current liabilities	(926.2)	(907.4)	(1,157.5)	(18.8)	250.1
Non-allocated liabilities	—	—	—	—	—
Investments
Intangible fixed assets	—	11.2	87.3	(11.2)	(76.1)
Tangible fixed assets	15.6	16.8	41.7	(1.2)	(24.9)

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

2.   DEVELOPMENT PER REGION FOR THE GROUP (Continued)

				Change	Change
Total	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Revenue
Software license revenue	440.8	436.1	641.0	4.7	(204.9)
Software updates and support	597.4	594.3	533.7	3.1	60.6
Professional services	1,753.3	1,858.1	2,421.3	(104.8)	(563.2)
Hardware revenue	191.4	217.8	242.8	(26.4)	(25.0)
Total revenue**	2,982.9	3,106.3	3,838.8	(123.4)	(732.5)
Operating expenses*	3,260.2	3,343.9	3,945.8	83.7	601.9
Profit/(loss) from operations	(277.3)	(237.6)	(107.0)	(39.7)	(130.6)

* Of which depreciation and amortization	221.4	190.5	190.3	(30.9)	(0.2)
** Of which Group intercompany sales	—	—	—	—	—
Number of employees	2,371	2,999	3,319	(628)	(320)
Operating assets	1,666.1	1,633.6	2,067.9	32.5	(434.3)
Non-allocated assets	1,000.2	884.0	1,346.8	116.2	(462.8)
Total assets	2,666.3	2,517.6	3,414.7	148.7	(897.1)
Current liabilities	1,412.2	1,336.6	1,597.3	75.6	(260.7)
Non-allocated liabilities	317.4	349.4	1,038.0	(32.0)	(688.6)
Investments
Intangible fixed assets	158.9	177.7	218.9	(18.8)	(41.2)
Tangible fixed assets	36.4	33.7	75.7	2.7	(42.0)

Numbers may not add up due to rounding

Intentia has defined five primary segments based upon geographic area. This division is consistent with the Company’s organization and reporting structure. In 2003, Intentia defined six segments. In 2004, Intentia combined Northwestern Europe and Central Europe into Central Europe. The change was due to organizational changes.

The geographic areas are the following: Northern Europe, consisting of Denmark, Finland, Norway and Sweden; Central Europe, consisting of Austria, the Czech Republic, Germany, Poland, Switzerland, Ireland, the Netherlands, the United Kingdom and a branch in Belgium; Southern Europe, consisting of France, Italy, Portugal, Spain, and Brazil; Americas, consisting of the operations in the United States; and Asia and Australia/New Zealand consisting of Australia with a subsidiary in New Zealand, Japan, and Singapore with a subsidiary in China. Other operations consist of the Parent Company, holding companies, development operations and an internal finance company.

Secondary segments are not reported since Intentia’s only line of business is supplying and implementing Movex.

Internal pricing is based on market prices.

Number of employees reflects the total number of employees at the end of the period.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

2.   DEVELOPMENT PER REGION FOR THE GROUP (Continued)

Results by segment are reported in accordance with RR 25. Where Intentia’s operations are not primarily of a financial nature, financial items, such as interest, earnings upon disposal of financial investments, tax expenses and extraordinary items per segment are not included. Likewise, assets and payables of a financial nature, as well as prepaid taxes and tax liabilities, are excluded from segment reporting.

For further information about the Group’s earnings beyond operating earnings, refer to the Group’s Income Statement.

3.   EMPLOYEES AND PERSONNEL EXPENSES

Average Number of Employees and Salaries and Remuneration by Country

	Salaries and Remuneration including social security expenses
2004	Number of employees	Board of directors and CEO	Of which variable compensation	Other employees
Parent Company
Sweden	38	15.0	—	44.4
Total in Parent Company	38	15.0	—	44.4
Subsidiaries
Australia	175	2.8	1.1	120.1
Austria	42	1.4	—	29.9
Brazil	3	—	—	2.4
China	18	—	—	3.9
Czech Republic	32	—	—	6.4
Denmark	164	2.2	0.4	72.9
Finland	96	—	—	68.3
France	221	4.4	0.4	181.9
Germany	122	2.6	—	93.0
Ireland	22	—	—	14.8
Italy	12	—	—	10.1
Japan	52	0.9	—	28.1
Netherlands	72	—	—	51.5
Norway	147	2.5	0.8	133.1
Poland	34	0.8	0.1	8.4
Portugal	16	—	—	10.2
Singapore	58	2.4	—	35.2
Spain	96	1.3	—	47.7
Sweden	911	5.5	0.9	770.2
Switzerland	79	3.9	0.4	69.1
United Kingdom	140	0.8	—	85.4
United States	89	5.2	—	63.8
Total in subsidiaries	2,601	36.7	4.1	1,906.4
Group total	2,639	51.7	4.1	1,950.8

2004 annual report showed an incorrect sum of “other employees”, updated in the above statement.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

3.   EMPLOYEES AND PERSONNEL EXPENSES (Continued)

	Salaries and Remuneration including social security expenses
2003	Number of employees	Board of directors and CEO	Of which variable compensation	Other employees
Parent Company
Sweden	34	5.0	—	26.7
Total in Parent Company	34	5.0	—	26.7
Subsidiaries
Australia	210	6.9	0.8	114.3
Austria	47	1.4	—	30.9
Brazil	4	—	—	2.0
China	18	—	—	3.6
Czech Republic	32	0.5	0.1	5.5
Denmark	193	1.1	—	114.9
Finland	99	1.7	—	56.2
France	268	3.7	—	200.6
Germany	148	1.6	—	106.8
Ireland	23	3.1	—	12.0
Italy	14	—	—	11.4
Japan	59	1.9	—	31.9
Netherlands	83	—	—	54.7
Norway	205	0.6	0.2	158.6
Poland	35	0.7	—	10.0
Portugal	28	—	—	9.3
Singapore	46	—	—	22.3
Spain	110	—	—	48.5
Sweden	1,103	4.9	—	689.0
Switzerland	91	1.7	0.2	66.4
United Kingdom	153	1.2	—	106.0
United States	100	—	—	89.0
Total in subsidiaries	3,069	31.0	1.3	1,943.9
Group total	3,103	36.0	1.3	1,970.6

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

3.   EMPLOYEES AND PERSONNEL EXPENSES (Continued)

	Salaries and Remuneration including social security expenses
2002	Number of employees	Board of directors and CEO	Of which variable compensation	Other employees
Parent Company
Sweden	36	4.7	—	26.3
Malaysia	12	—	—	4.0
China	16	—	—	3.2
Total in Parent Company	64	4.7	—	33.5
Subsidiaries
Sweden	1,165	6.8	0.5	779.5
Norway	220	—	—	189.2
Finland	90	2.7	—	49.1
Denmark	217	—	—	144.4
Germany	190	1.7	—	125.3
France	278	3.6	0.9	216.8
Spain	139	—	—	62.5
Portugal	33	—	—	13.1
United Kingdom	201	—	—	160.0
Austria	61	1.2	—	35.7
Switzerland	94	1.6	—	81.0
Netherlands	100	—	—	67.0
Poland	40	0.5	—	11.6
Czech Republic	35	0.3	—	7.5
United States	139	2.8	—	142.1
Japan	57	3.2	1.5	38.2
Australia	194	2.6	0.8	119.4
Ireland	24	3.3	—	16.5
Italy	13	—	—	10.1
Singapore	16	—	—	14.0
Total in subsidiaries	3,306	30.3	3.7	2,283.0
Group total	3,370	35.0	3.7	2,316.5

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

3.   EMPLOYEES AND PERSONNEL EXPENSES (Continued)

Breakdown by Sex for Each Country

	2004 Percentage		2003 Percentage		2002 Percentage
	Men	Women	Men	Women	Men	Women
Parent Company
Sweden	50	50	32	68	6	94
China	—	—	—	—	62	38
Malaysia	—	—	—	—	67	33
Total in Parent Company	50	50	32	68	30	70
Subsidiaries
Australia	72	28	70	30	70	30
Austria	90	10	83	17	87	13
Brazil	67	33	75	25	—	—
China	61	39	50	50	—	—
Czech Republic	72	28	72	28	69	31
Denmark	76	24	77	23	75	25
Finland	70	30	63	37	76	24
France	71	29	67	33	68	32
Germany	79	21	80	20	82	18
Ireland	68	32	83	17	75	25
Italy	83	17	71	29	77	23
Japan	71	29	66	34	70	30
Norway	88	12	85	15	83	17
Netherlands	75	25	70	30	75	25
Poland	71	29	71	29	75	25
Portugal	63	37	61	39	58	42
Singapore	71	29	67	33	75	25
Spain	76	24	77	23	75	25
Sweden	71	29	71	29	70	30
Switzerland	85	15	82	18	79	21
United Kingdom	79	21	73	27	77	23
United States	71	29	70	30	68	32
Total in subsidiaries	74	26	73	27	73	27
Group total	74	26	72	28	72	28

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

3.   EMPLOYEES AND PERSONNEL EXPENSES (Continued)

Breakdown by Sex in Corporate Management

	Percentage of women
	2004	2003	2002
Group
Board of Directors	—	—	—
Other senior executives	—	16	14
Parent Company
Board of Directors	—	—	—
Other senior executives	—	17	—

Salaries, Other Remuneration and Social Security Expenses

2004	Salaries and remuneration	Social security expenses
Parent Company	43.1	16.3
(of which pension expenses)		(4.7)
Subsidiaries	1,518.0	414.1
(of which pension expenses)		(98.4)
Group total	1,561.1	430.4
(of which pension expenses)		(103.1)

2003	Salaries and remuneration	Social security expenses
Parent Company	20.9	10.8
(of which pension expenses)		(3.7)
Subsidiaries	1,511.7	463.1
(of which pension expenses)		(128.8)
Group total	1,532.6	473.9
(of which pension expenses)		(132.5)

2002	Salaries and remuneration	Social security expenses
Parent Company	28.1	10.1
(of which pension expenses)		(3.3)
Subsidiaries	1,809.3	504.0
(of which pension expenses)		(145.9)
Group total	1,837.4	514.1
(of which pension expenses)		(149.2)

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

3.   EMPLOYEES AND PERSONNEL EXPENSES (Continued)

Of the Parent Company’s pension expenses, SEK 0.2 million (SEK 0.3 million in 2003, and SEK 0.2 million in 2002) was for the CEO. Of the Group’s consolidated pension expenses, SEK 0.3 million (SEK 1.3 million in 2003, and SEK 3.7 million in 2002) was for the most senior executives of subsidiaries.

Remuneration Policies

The Chairman and members of the Board receive remuneration in accordance with resolutions adopted at the annual general meeting.

The Board of Directors determines the salary and remuneration for the President and CEO and other senior executives of the corporate Group based on recommendations of the Board’s Remuneration Committee. The process of setting objectives related to variable remuneration is based on targets approved by the Board. Additional information on remuneration is provided in the section on Intentia’s employees.

Information about Top Executives

Remuneration and Other Benefits during the Year

	Board remuneration	Basic salary remuneration	Variable/Other benefits	Pension costs	Financial instruments, etc.	Other remuneration	Total
SEK thousand
Romesh Wadhwani, Chairman of the Board	—	—	—	—	—	—	—
Jan Carlzon	150	—	—	—	—	—	150
Steven C. Chang	—	—	—	—	—	—	—
William Chisholm	—	—	—	—	—	—	—
Bob Evans	—	—	—	—	—	—	—
Tommy H. Karlsson	150	—	—	—	—	—	150
Morgan Olsson	150	—	—	—	—	—	150
Bertrand Sciard	—	2,335	2,055	207	—	3	4,600
Paul Wahl	—	—	—	—	—	—	—
Former CEO	—	6,176	—	64	—	—	6,240
Other senior executives(5)	—	2,973	757	1,292	—	65	5,087
Total	450	11,484	2,812	1,563	—	68	16,377

Remuneration to the Board and CEO

Remuneration for the Board totaled SEK 450 thousand in 2004 (SEK 800 thousand in 2003 and SEK 800 thousand in 2002), of which the Chairman did not receive any compensation (in 2003 the chairman received SEK 200 thousand, and in 2002 the chairman received SEK 200 thousand). The CEO’s

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

3.   EMPLOYEES AND PERSONNEL EXPENSES (Continued)

remuneration was SEK 2,335 thousand in 2004, as compared to SEK 1,225 thousand in 2003, and SEK 1,260 thousand in 2002. Variable remuneration and other benefits for the CEO amounted to SEK 2,055 thousand in 2004 (SEK 0 thousand in 2003, and SEK 81 thousand in 2002), of which other benefits totaled SEK 230 thousand (SEK 0 thousand in 2003 and SEK 81 thousand in 2002) and variable compensation totaled SEK 1,825 thousand (SEK 0 thousand in 2003 and SEK 0 thousand in 2002). Pension expenses for the CEO amounted to SEK 207 thousand (SEK 262 thousand in 2003 and SEK 187 thousand in 2002).

As of December 31, 2004, the CEO is subject to a mutual three-month notice of termination. If the Company serves notice, additional severance pay corresponding to 18 months’ salary is to be paid. The Company will contribute to the CEO’s personal pension up to a maximum of SEK 900 thousand per annum.

Variable remuneration for the CEO is determined in accordance with the Company’s policy, based on the compensation plan that has been adopted, according to which maximum remuneration is 170% of the basic salary.

Information about Other Senior Executives

Other senior executives are subject to a mutual 3-12-month notice of termination. If the Company serves notice, additional severance pay corresponding to 6–12 months’ salary must be paid. If the Company serves notice in connection with the sale or divestiture of Intentia, severance pay corresponding to 9–24 months’ salary must be paid.

The terms of pensions for Swedish senior executives are comparable to the terms of the agreement between the Confederation of Swedish Enterprise (Svenskt näringsliv) and the Federation of Salaried Employees in Industry and Services (PTK). There are contribution-based pension plans for senior executives employed abroad according to which Intentia sets aside 5–10% of the pension-qualifying income. The pensionable age for other senior executives employed in Sweden is 65. Senior executives employed abroad are subject to the country’s ordinary rules concerning pensionable age. Variable remuneration for senior executives is determined in accordance with Company policy. Variable remuneration is based on the compensation plan that has been adopted. A substantial portion of variable remuneration is based on the consolidated Group’s operating results.

Severance of SEK 5,529 thousand has been paid to the former CEO Björn Algkvist.

Salaries of SEK 2,973 thousand (SEK 10,463 thousand in 2003 and SEK 10,300 thousand in 2002) constitute pension-qualifying remuneration for senior executives. Other benefits amount to SEK 757 thousand (SEK 122 thousand in 2003 and SEK 140 thousand in 2002), and other remuneration is SEK 65 thousand (SEK 80 thousand in 2003 and SEK 0 thousand in 2002). SEK 1,292 thousand (SEK 1,242 thousand in 2003 and SEK 1,080 thousand in 2002) of the Group’s pension expenses is for other senior executives.

As of December 31, 2004, the holdings of other senior executives in Intentia International totaled 13,500 Series B shares.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

3.   EMPLOYEES AND PERSONNEL EXPENSES (Continued)

Stock-Option Program

The 1998 annual general meeting adopted an employee stock-option program, according to which options may be awarded free of charge to employees in the United States, where capital gains on this type of option are not taxed as income from employment, which entails payroll taxes for the Company. The program initially comprised 200,000 options. Each option entitles the holder to acquire one Series B share at an exercise price of SEK 174.50. The exercise period expired on February 19, 2004 and no new shares were subscribed for.

4.   EFFECT OF CHANGES IN FOREIGN EXCHANGE RATES

Group	2004	2003	2002
Effect of changes in foreign exchange rates on operating earnings	3.0	(10.0)	(18.0)
Effect of changes in foreign exchange rates on financial items	9.9	1.5	8.1
Total	12.9	(8.5)	(9.9)

5.   DEPRECIATION, AMORTIZATION AND WRITE-DOWNS

Group	2004	2003	2002
Depreciation and amortization according to plan by type of asset
Amortization of capitalized product development	105.5	71.2	38.7
Amortization of goodwill	57.9	60.1	69.0
Depreciation of buildings	0.2	0.3	0.4
Depreciation and amortization of leasehold improvements	9.4	11.0	13.1
Depreciation of equipment	48.4	47.9	69.1
Total	221.4	190.5	190.3
Depreciation and amortization according to plan by function
Professional services costs	13.0	30.1	46.1
Software updates and support costs	—	—	—
Product development expenses	115.7	80.7	52.8
Sales and marketing expenses	52.3	60.0	72.3
General and administrative expenses	40.4	19.7	19.1
Total	221.4	190.5	190.3

Write-downs

In accordance with Council recommendation RR 17, the carrying value of capitalized product development costs on the consolidated Group balance sheet was written down by SEK 15.0 million in 2004. In the corresponding period in 2003, capitalized product development costs were written down by SEK 12.0 million. Write-downs of capitalized product development costs are reflected as product development expenses on the income statement.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

5.   DEPRECIATION, AMORTIZATION AND WRITE-DOWNS (Continued)

The carrying value of goodwill has been assessed based on the following criteria:

Average interest expense	5.6%
Risk-free interest	4.4%
Risk premium	5.0%
Tax rate	30.0%

In accordance with Council standard RR 17, the carrying value of goodwill was written down in 2003 by SEK 19.5 million and was reflected as a sales expense on the income statement.

6.   FINANCIAL INCOME

Group	2004	2003	2002
Interest income	6.3	20.6	29.5
Currency exchange gain	83.6	39.7	61.1
Other financial income	0.1	75.4	—
Total	90.0	135.7	90.6

7.   FINANCIAL EXPENSES

Group	2004	2003	2002
Interest expenses	(17.1)	(44.3)	(48.3)
Currency exchange loss	(94.1)	(41.2)	(69.0)
Other financial expenses	(19.8)	—	(14.8)
Total	(131.0)	(85.5)	(132.1)

8.   TAX ON LOSS FOR THE YEAR

Group	2004	2003	2002
Actual cash tax	(22.8)	(45.2)	(71.1)
Deferred tax expense from temporary differences	(8.9)	(8.7)	(26.6)
Deferred tax credits from net operating losses capitalized during the year	—	5.9	110.6
Deferred tax expense from utilization of previously capitalized net operating loss carry forwards	—	(10.0)	—
Revaluation of previous years’ tax claims	(7.0)	(170.3)	(6.7)
Total net deferred tax expense	(15.9)	(183.1)	77.3
Total (tax expense) benefit	(38.7)	(228.3)	6.2
Whereof in Sweden	55.3	(109.8)	(5.6)
Whereof in other tax jurisdictions	(94.0)	(118.5)	11.8

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

8.   TAX ON LOSS FOR THE YEAR (Continued)

Reconciliation of Effective Tax

Group	2004 Amount	Percent	2003 Amount	Percent	2002 Amount	Percent
Earnings (loss) before tax	(317.4)		(190.8)		(150.7)
Tax at the prevailing tax rate for the Parent Company	88.9	28.0	53.4	28.0	42.2	28.0
Effect of other, foreign tax rates	14.8	4.7	20.3	10.6	25.0	16.6
Non-deductible items	0.6	0.2	0.1	0.1	—	—
Amortization of Group goodwill	(5.6)	(1.8)	(5.8)	(3.0)	(7.5)	(5.0)
Capitalized operation losses	—	—	—	—	110.6	73.4
Non-capitalized operating losses	(130.4)	(41.1)	(106.8)	(56.0)	(157.4)	(104.4)
Write-downs of capitalized operating losses	(7.0)	(2.2)	(170.3)	(89.3)	(6.7)	(4.4)
Utilized net operating losses	—	—	(10.0)	(5.2)	—	—
Foreign withholding tax	—	—	(9.2)	(4.8)	—	—
Effective (tax expense) benefit	(38.7)	(12.2)	(228.3)	(119.6)	6.2	4.1

9.   EARNINGS (LOSS) PER SHARE

	2004	2003	2002
Loss for the period	(354.2)	(411.1)	(143.5)
Number of shares used to calculate earnings per share (thousand)
Basic (average for the year)	149,880	69,017	36,490
Diluted (average for the year)	170,586	71,559	40,514
Earnings (loss) per share (SEK)
Basic	(2.36)	(5.96)	(3.93)
Diluted	(2.36)	(5.96)	(3.93)

In periods in which there was a basic loss per share, the diluted number of shares was not used to calculate diluted loss per share because using the diluted number in the denominator would be anti-dilutive—that is, it would have the effect of reducing the loss. All potentially diluted instruments are significantly out of the money. The diluted loss per share for the years ended December 31, 2002, December 31, 2003, and December 31, 2004, was the same as the basic loss per share in those periods.

Intentia International has not paid any dividends to date. The Board expects the Company’s dividend policy to remain restrictive in the next few years.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

10.   INTANGIBLE ASSETS

Group	12-31-04	12-31-03	12-31-02
Capitalized product development from acquisitions
Value at the beginning of the year	29.6	30.6	27.1
Acquisitions	—	—	3.5
Foreign exchange impact	—	(1.0)	—
Value at year-end	29.6	29.6	30.6
Accumulated amortization at the beginning of the year	(24.2)	(21.3)	(17.5)
Amortization for the year	(3.8)	(3.8)	(3.8)
Foreign exchange impact	—	0.9	—
Accumulated amortization at year-end	(28.0)	(24.2)	(21.3)
Write-downs at the beginning of the year	—	—	—
Write-downs for the year	(1.6)	—	—
Write-downs at year-end	(1.6)	—	—
Balance at year-end	—	5.4	9.3
Internally generated product development expenditures
Value at the beginning of the year	452.7	276.1	126.0
Product development costs capitalized during the year	158.9	176.6	150.1
Divestitures	(27.0)	—	—
Value at year-end	584.6	452.7	276.1
Accumulated amortization at the beginning of the year	(97.2)	(29.8)	(0.9)
Amortization for the year	(86.7)	(67.4)	(28.9)
Divestitures	12.0	—	—
Accumulated amortization at year-end	(171.9)	(97.2)	(29.8)
Write-downs at beginning of year	(18.0)	(6.0)	—
Write-downs for the year	(13.4)	(12.0)	(6.0)
Write-downs at year-end	(31.4)	(18.0)	(6.0)
Balance at year-end	381.3	337.5	240.3
Goodwill
Acquisition value at the beginning of the year	719.7	742.2	710.8
Goodwill from acquisitions during the year	—	1.0	65.3
Foreign exchange impact	(20.7)	(23.5)	(33.9)
Acquisition value at year-end	699.0	719.7	742.2
of which accumulated foreign exchange impact	(1.2)	3.6	2.1

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

10.   INTANGIBLE ASSETS (Continued)

	12-31-04	12-31-03	12-31-02
Accumulated amortization at the beginning of the year	(440.1)	(393.5)	(328.4)
Amortization for the year	(57.9)	(60.1)	(69.0)
Foreign exchange impact	11.9	13.5	3.9
Accumulated amortization at year-end	(486.1)	(440.1)	(393.5)
Write-downs at the beginning of the year	(17.4)	—	—
Write-downs for the year	—	(19.5)	—
Foreign exchange impact	1.6	2.1	—
Write-downs at year-end	(15.8)	(17.4)	—
Balance at year-end	197.1	262.2	348.7

The value of goodwill is reviewed on each reporting date to determine whether there has been any impairment. The recovery amount is calculated by comparing the value of the asset with the future net cash flow that corresponding units are expected to generate. The calculation discounts these cash flows at an interest rate before tax that considers the market’s assessment of risk-free interest and risk, as well as the Company’s capital structure.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

11.   TANGIBLE ASSETS

Group	12-31-04	12-31-03	12-31-02
Buildings and land
Accumulated cost at the beginning of the year	13.3	14.7	14.1
Foreign exchange impact	—	(1.4)	0.6
Divestitures	(10.6)	—	—
Accumulated cost at year-end	2.7	13.3	14.7
Accumulated depreciation at the beginning of the year	(4.0)	(3.9)	(2.5)
Foreign exchange impact	—	0.2	(1.0)
Depreciation for the year	(0.2)	(0.3)	(0.4)
Divestitures	3.8	—	—
Accumulated depreciation at year-end	(0.4)	(4.0)	(3.9)
Balance at year-end	2.3	9.3	10.8
Leasehold improvements
Accumulated cost at the beginning of the year	83.8	82.7	84.3
Additions	2.9	1.9	0.2
Reclassifications	(8.1)	9.0	—
Foreign exchange impact	(3.6)	(9.8)	(1.8)
Accumulated cost at year-end	75.0	83.8	82.7
Accumulated depreciation at the beginning of the year	(47.0)	(38.2)	(22.6)
Foreign exchange impact	2.1	8.1	(2.5)
Depreciation for the year	(9.4)	(11.0)	(13.1)
Reclassifications	2.7	(5.9)	—
Accumulated depreciation at year-end	(51.6)	(47.0)	(38.2)
Balance at year-end	23.4	36.8	44.5
Equipment
Accumulated cost at the beginning of the year	378.6	417.4	387.6
Additions	18.0	16.1	33.8
Financial leases	15.6	16.8	41.7
Reclassifications	8.1	(9.0)	—
Divestitures	(81.6)	(44.8)	(45.4)
Foreign exchange impact	(5.9)	(17.9)	(0.3)
Accumulated cost at year-end	332.8	378.6	417.4
Accumulated depreciation at the beginning of the year	(260.3)	(250.2)	(204.0)
Foreign exchange impact	6.0	13.6	(6.2)
Depreciation for the year	(48.4)	(47.9)	(69.1)
Divestitures	63.2	18.3	29.1
Reclassifications	(2.1)	5.9	—
Accumulated depreciation at year-end	(241.6)	(260.3)	(250.2)
Balance at year-end	91.2	118.3	167.2

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

11.   TANGIBLE ASSETS (Continued)

Financial leases refer primarily to financing of Company vehicles.

	12-31-04	12-31-03	12-31-02
Assets held through operating leases
Leasing fees paid during the fiscal year	133.7	140.4	186.6
Contracted future leasing fees	547.2	608.8	666.4
As of the balance sheet date, the due dates are categorized as follows:
Within one year	123.2	127.3	145.9
More than one year but within five years	222.1	444.2	331.7
After five years	201.9	37.3	188.8

Assets held through operating leases include leases for premises.

12.   SHARES IN GROUP COMPANIES

Parent Company	12-31-04	12-31-03	12-31-02
Accumulated cost of shares in Group companies
At the beginning of the year	1,507.4	1,461.6	1,457.1
Stockholders’ contributions during the year	—	45.8	4.5
Balance at year-end	1,507.4	1,507.4	1,461.6
Accumulated write-downs
At the beginning of the year	(305.2)	—	—
Write-downs during the year	—	(305.2)	—
Balance at year-end	(305.2)	(305.2)	—
Residual book value
At the beginning of the year	1,202.2	1,461.6	1,457.1
Change during the year	—	(259.4)	4.5
Residual book value at year-end	1,202.2	1,202.2	1,461.6

Write-downs of shares in Group companies are reflected on the income statement as a financial expense of the relevant period.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

12.   SHARES IN GROUP COMPANIES (Continued)

Parent Company Shareholdings in Group Companies

Subsidiary/Co. reg. no./Reg’d. office	Number of shares	Percentage held	Book value
Parent Company’s shares in subsidiaries
Intentia Research & Development AB, 556293-2326. Danderyd, Sweden	1,000	100.0	7.0
Intentia Operations AB, 556224-1348. Danderyd, Sweden	103,000	100.0	161.2
Intentia Americas Inc., Delaware, USA	1,000	100.0	—
Voto Pty, Ltd, New South Wales, Australia	8,000	100.0	—
Intentia Finance SA, Neuchatel, Switzerland	6,500	100.0	1,034.0
Total, Parent Company’s shares in subsidiaries			1,202.2

Second-tier Subsidiary/Co. reg. no./Reg’d. office	Number of shares	Percentage held
Shares in second-tier subsidiaries
Intentia Danmark A/S, Odense, Denmark	26	100.0
Intentia Norge AS, Asker, Norway	1,116,696	86.9
Intentia Oy, Espoo, Finland	1,000	100.0
Intentia (UK) Ltd, Cardiff, United Kingdom	68,987	100.0
Intentia Austria EDV-Beratungs Gesm. b. h., Graz, Austria	5,000	100.0
Intentia Consulting S.A.S,Pontoise, France	10,000	100.0
Intentia Deutschland GmbH, Düsseldorf, Germany		100.0
Intentia Consulting Sverige AB, 556235-9702, Danderyd, Sweden	53,000	100.0
Intentia Benelux BV,Gooi-en Eemland, Netherlands	40	100.0
Intentia Switzerland AG, Zug, Switzerland	500	100.0
Källvex AB, 556313-4633, Stockholm, Sweden	10,000	100.0
Intentia Consulting S.A., unipersonal, Barcelona, Spain	5,100	100.0
Intentia Consulting Portugal-Informàtica SA, Lisboa, Portugal	5,000	100.0
Intentia Polska Sp. z.o.o., Warsaw, Poland	750	75.0
Intentia CZ a.s., Prague, Czech Republic	1,900	100.0
Intentia Ireland Ltd, Dublin, Ireland	43,480	100.0
Intentia Japan K.K., Tokyo, Japan	600	100.0
Intentia Australia Pty Ltd, New South Wales, Australia	204,000	100.0
Intentia Asia Pacific Pte ltd, Singapore	2	100.0
Intentia Consulting Italy srl., Milan, Italy		100.0
Intentia Consulting do Brazil Ltda; Sao Paulo, Brazil	114,511	100.0

Percentage held data refer to the percentage of equity held, which in all cases corresponds to the percentage of voting rights held.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

13.   PARTICIPATIONS IN ASSOCIATED COMPANIES

Group	12-31-04	12-31-03	12-31-02
Balance at the beginning of the year	3.0	6.7	8.2
Write-downs during the year	—	—	(0.1)
Acquisitions during the year	1.6	—	—
Reclassifications to shares in second-tier subsidiaries	—	—	0.6
Foreign exchange impacts	—	(0.3)	0.2
Profit for the year	0.9	(3.4)	(2.2)
Balance at year-end	5.5	3.0	6.7

Group Shareholdings in Associated Companies	Profit/loss for year	Participation in percent	Adjusted stockholders’ equity
Intentia Thailand Co Ltd	0.4	30.0	1.3
Industrisystem i Karlskoga AB	0.9	20.0	2.9
Merit Consulting A/S Norge	0.3	34.0	1.3
Total			5.5

The Parent Company’s holdings are in Intentia Thailand. Adjusted stockholders’ equity refers to the value of Intentia’s share of the Associated Company’s equity, including the equity component of untaxed reserves. Profit/loss for the year refers to Intentia’s participation in the Associated Company’s earnings after tax, including the equity component of the change in untaxed reserves for the year.

14.   INFORMATION ABOUT AFFILIATIONS

In addition to the affiliations identified for the consolidated Group, the Parent Company has a controlling interest in its subsidiaries (see Note 12).

Transactions with associated companies are at market prices. Associated Company transactions are not material to the consolidated Group’s operating results.

15.   OTHER LONG-TERM HOLDINGS OF SECURITIES

Group	12-31-04	12-31-03	12-31-02
Balance at the beginning of the year	3.8	4.3	4.5
Assets divested	—	(0.6)	—
Foreign exchange impacts	(0.1)	0.1	(0.2)
Balance at year-end	3.7	3.8	4.3

16.   OTHER LONG-TERM RECEIVABLES

Group	12-31-04	12-31-03	12-31-02
Balance at the beginning of the year	18.0	74.7	79.2
Increases during the year	3.9	3.9	—
Repayments and write-downs	(4.9)	(60.0)	(4.5)
Foreign exchange impacts	(0.1)	(0.6)	—
Balance at year-end	16.9	18.0	74.7

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

17.   DEFERRED TAX

Group	12-31-04	12-31-03	12-31-02
Deferred tax assets
Temporary differences	34.4	44.0	67.7
Net operating loss carry forwards	222.6	229.6	405.6
Total deferred tax assets	257.0	273.6	473.3
Deferred tax liabilities
Foreign exchange impacts	—	—	33.5
Temporary differences	8.0	6.1	16.1
Total deferred tax liabilities	8.0	6.1	49.6

There has not been any deferred tax posted directly against stockholders’ equity.

Temporary differences that gave rise to a decrease of SEK 11.5 million in net deferred tax asset are attributable to the following balance sheet items:

Temporary Differences

Group	12-31-04	12-31-03	12-31-02
Fixed assets	10.0	10.5	5.3
Current assets	0.8	6.8	—
Long-term liabilities	0.3	0.4	3.9
Current liabilities	50.0	45.7	55.1
Total deferred tax assets	61.1	63.4	64.3
Fixed assets	(4.2)	(5.8)	—
Current assets	(28.3)	(19.6)	(12.7)
Long-term liabilities	(2.2)	(0.1)	—
Total deferred tax liabilities	(34.7)	(25.5)	(12.7)
Net deferred tax assets	26.4	37.9	51.6

The SEK 222.6 million in capitalized net operating loss carry forwards at December 31, 2004, was deemed to be the fiscal value of the portion of Intentia’s total SEK 2,428.1 million of net operating loss carry forwards that is likely to be absorbed by future taxable profits. Projected future taxable profits are primarily attributable to cost reductions. Of this gross value of SEK 789.9 million in capitalized net operating losses at December 31, 2004, SEK 753.7 million was attributable to legal entities in Sweden. Of the SEK 1,638.2 million in non-capitalized net operating loss carry forwards, SEK 17.2 million will expire within one year, SEK 69.4 million will expire within 2-3 years, SEK 42.5 million will expire within 4–5 years, SEK 511.5 million is subject to time limits of 5-15 years and SEK 997.6 million is not subject to any time limit. Utilization of the SEK 222.6 million in capitalized net operating loss carry forwards is not subject to any time limit.

The tax authorities denied Intentia International AB a deduction of SEK 372 million for losses associated with the liquidation of subsidiaries in the tax assessment for 2002. If, contrary to the opinion of

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

17.   DEFERRED TAX (Continued)

Intentia and independent tax experts, the legal appeals process leads to a denial, the non-capitalized portion of net operating loss carry forwards will be reduced by approximately SEK 104 million. Intentia appealed the decision to the county administrative court and prevailed. The tax authorities have appealed the decision to a higher court; however, the Company believes that it has an excellent chance of gaining ultimate approval for its claim.

18.   PREPAID EXPENSES AND ACCRUED INCOME

Group	12-31-04	12-31-03	12-31-02
Prepaid rent	25.0	7.7	15.4
Accrued license revenue	124.7	44.9	204.5
Accrued software updates and support revenue	6.5	—	—
Accrued professional services revenue	55.8	43.7	79.8
Other	58.9	73.6	55.9
Total	270.9	169.9	355.6

19.   ACCOUNTS RECEIVABLE

Aging of Accounts Receivable

Group	12-31-04	12-31-03	12-31-02
Current and less than 30 days overdue	611.1	658.7	795.1
Overdue 30–60 days	117.2	93.3	189.5
Overdue 61–90 days	64.3	54.9	66.5
Overdue > 90 days	74.0	62.3	64.3
Accounts receivables, net	866.6	869.2	1,115.4
Provision for uncollectible accounts	83.9	82.5	70.7
Total accounts receivable	950.5	951.7	1,186.1

20.   OTHER PROVISIONS

Group	12-31-04	12-31-03	12-31-02
Ongoing disputes	23.2	23.6	—
Pensions	6.4	6.8	—
Total	29.6	30.4	—

The provision for ongoing disputes is based on estimated exposures at year-end.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

21.   INTEREST-BEARING LIABILITIES

Group	12-31-04	12-31-03	12-31-02
Loans	178.3	173.1	296.2
Financial leases	47.5	62.9	78.0
Convertible notes	70.4	71.1	551.6
Total	296.2	307.1	925.8
Portion payable more than five years after the balance sheet date	—	—	—

Information about Convertible Notes

Intentia issued euro-denominated convertible notes in 1999. The notes, which mature in July 2006, pay 5% interest per annum and may be converted to Intentia B shares at a conversion price of SEK 105.16 per share (based on an exchange rate of 8.72 SEK to 1 EUR). If Intentia’s share price exceeds the conversion price by 8% for 20 consecutive days the notes may be called and redeemed at Intentia’s option. In the third quarter of 2003, 86% of the then outstanding convertible notes were repurchased at 65% of their nominal face value plus accrued interest, which resulted in a gain of approximately SEK 154.3 million in 2003. The outstanding notes correspond to 679,954 Series B shares upon full conversion.

Information about US-Dollar Denominated Loan

Intentia entered into a loan agreement with funds managed by Tennenbaum Capital Partners LLC in September 2004. The loan, in the aggregate amount of USD 26.8 million, carries an interest rate equal to the three-month LIBOR rate, as adjusted, plus a 9% margin. The interest rate under this formula at December 31, 2004, was 11.5625%. The loan, which matures in September 2009, currently includes a prepayment option with premiums of 5% if prepaid in September 2006; 3%, if prepaid in September 2007; and 1%, if prepaid in September 2008. As of December 31, 2004, Intentia was not in default under any loan covenant.

Information about Syndicated Loan with Credit Institutions

Intentia has had a syndicated loan facility, in the amount of EUR 32 million, since June 2003. As of December 31, 2004, there were no outstanding loans under this facility, which expires in May 2005. The loan, which may be denominated in euros, Swedish kronor, U.S. dollars, or Great Britain pounds, carries an interest rate equal to the relevant base rate (EURIBOR, LIBOR, or STIBOR) plus a margin of 3.5%. As of December 31, 2004, Intentia was in compliance with all loan covenants.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

21.   INTEREST-BEARING LIABILITIES (Continued)

Financial Leases

Financial leases in the Group refer to future lease payments on agreements classified as financial leases, with consideration given to residual values. Payments due within one year have been reported as current liabilities. As of the balance sheet date, the due dates were as follows:

Future Financial Lease Payments

Group	12-31-04	12-31-03	12-31-02
Within one year	12.2	18.3	21.5
More than one year but within five years	4.1	7.9	16.7
After five years	—	—	—
Total	16.3	26.2	38.2

2004	Within 1 year	Within 1-3 years	Within 3-5 years	Total
Debts to credit institutions	1.1	—	177.2	178.3
of which USD floating rate loan	—	—	177.2	—
Financial leases
SEK floating rate	12.2	35.3	—	47.5
Convertible note
EUR fixed loan rate	—	70.4	—	70.4
Total	13.3	105.7	177.2	296.2

2003	Within 1 year	Within 1-3 years	Within 3-5 years	Total
Debts to credit institutions
USD floating rate loan	173.1	—	—	173.1
Financial leases
SEK floating rate	18.3	44.6	—	62.9
Convertible note
EUR fixed loan rate	—	71.1	—	71.1
Total	191.4	115.7	—	307.1

For information regarding interest rates and repricing intervals, see Note 22.

22.   FINANCIAL INSTRUMENTS

As an international supplier of software and services that are sold in some 40 countries, Intentia is exposed to various financial risks. The goal of Intentia’s Finance Policy, which was adopted by the Board of Directors in January 2001, is to minimize these risks by neutralizing them where it is cost-effective to do so. The purpose of financial risk management is to minimize the Group’s capital costs by means of efficient financing and asset management. At Intentia the financial risk exposure is managed by the Treasury function by means of a finance company, Intentia Finance SA. Transactions between Intentia Finance SA and the other internal operating units of the Group are conducted at market prices.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

22.   FINANCIAL INSTRUMENTS (Continued)

Currency Exposure

Currency risk is the risk that fluctuations in foreign currency exchange rates will have an adverse impact on Intentia’s financial statement. Intentia is exposed to transaction and translation currency exposures. The transaction exposure arises as a result of sales and purchases in foreign currencies, and the translation exposure arises as a result of the translation of assets and liabilities in foreign subsidiaries to SEK, which also has an impact on the Group’s stockholders’ equity. The most common foreign currency risks that Intentia faces are: (1) the risk that receivables and other assets will decline in value as a result of change in currency exchange rates; (2) the risk that payables and other liabilities will increase in value as a result of currency exchange rates; and (3) the risk that the value of future forecasted and committed sales and purchases fluctuates due to changes in currency exchange rates. To mitigate the first two risks, foreign currency exposures within an operational unit in excess of EUR 50,000 are hedged. These exposures are primarily composed of customer receivables, supplier payables, and net intercompany receivables and payables. With respect to the third foreign currency risk, although Intentia’s Finance Policy permits hedging committed sales and purchases, historically, these items have not been hedged. Intentia’s view is that there has been—and continues to be—a natural hedge because Sweden, which is where most of Intentia’s development expenses are incurred, also accounts for approximately 30% of Intentia’s revenues and because most revenues and expenses for professional services outside of Sweden are borne in the same country and denominated in the same local currency. The costs and benefits of hedging forecasted transactions will be reviewed as circumstances change in the future.

Recognized Assets and Liabilities

Foreign exchange forward contracts are employed to offset net exposures of balance sheet items held in foreign currencies. As necessary, subsidiaries are financed by stockholders’ equity or funded by loans mainly in their local currency. Foreign exchange swaps are used, as necessary, to create a currency balanced portfolio. Changes in the value of forward exchange contracts that economically hedge recognized assets and liabilities in foreign currencies and for which no hedge accounting is applied are recognized in the income statement. As of December 31, 2004, the gross value of the foreign exchange forward portfolio, including foreign exchange swaps, was SEK 866.4 million, and the net value, after accounting for offsetting instruments, was SEK 492.1 million. Including SEK 5.0 million in unrealized gain, the portfolio net value at the forward rate was SEK 497.1 million. Outstanding forward exchange contracts as of December 31, 2004, will fall due during 2005.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

22.   FINANCIAL INSTRUMENTS (Continued)

Exchange-Rate Exposure in the Balance Sheet and External Forward Contracts

2004	Underlying exposure in balance sheet	External forward contracts	Percentage
Currency (SEK thousand)
USD	189,522	(188,687)	100
JPY	94,886	(92,803)	98
EUR	115,521	(93,673)	81
NOK	(62,419)	76,297	122
AUD	219,505	(203,897)	93
GBP	(53,058)	50,522	95
Other	51,714	(39,854)	77

2003	Underlying exposure in balance sheet	External forward contracts	Percentage
Currency (SEK thousand)
USD	206,195	(199,328)	97
JPY	188,278	(190,225)	101
EUR	109,339	(37,331)	34
NOK	(80,755)	80,099	99
AUD	208,025	(214,551)	103
GBP	(58,198)	69,095	119
Other	45,502	(37,041)	81

Exchange-rate exposure in the balance sheet, which would have had an effect on profit and loss, has been hedged by means of forward contracts covering approximately 89% of total exposure. Coverages deviating from 100% reflect temporary timing differences between invoicing and hedging.

Interest Risk

Interest rate risk refers to the risk that the net equity of the Group may be negatively affected by increased interest rates. This risk is managed by the Treasury function by maintaining the majority of interest bearing assets and liabilities at short fixed interest terms as circumstances permit.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

22.   FINANCIAL INSTRUMENTS (Continued)

Effective Interest Rates and Repricing Intervals

2004	Less than 6 months	Within 6-12 Months	After 1 Year	Total
Debts to credit institutions	177.2	1.1	—	178.3
of which USD floating rate loan (12.61%)	177.2	—	—	—
Financial leases
SEK floating rate (4.38%)	47.5	—	—	47.5
Convertible note
EUR fixed loan rate (8.14%)	—	—	70.4	70.4
Total	224.7	1.1	70.4	296.2

2003	Less than 6 months	Within 6-12 Months	After 1 Year	Total
Debts to credit institutions
USD floating rate loan (4.17%)	173.1	—	—	173.1
Financial leases
SEK floating rate (3.41%)	62.9	—	—	62.9
Convertible note
EUR fixed loan rate (8.14%)	—	—	71.1	71.1
Total	236.0	—	71.1	307.1

Carrying values for the USD debt to credit institutions are USD 26,794 thousand (USD 23,697 thousand in 2003) and for the convertible note is EUR 8,200 thousand (EUR 8,076 thousand in 2003). Collateral for facilities consists of shares in Group companies and chattel mortgages in second-tier subsidiaries.

Credit Risk

Intentia’s software is often purchased by manufacturers and distributors who have multiple locations and who therefore require a staged implementation approach. In addition, some customers require longer engagements to map and to re-engineer their business processes to achieve maximum benefits. In the course of these longer and more complex implementations, as a result of a management change, an economic downturn, or other factors, the customer may be unable or unwilling to pay for products and services rendered. At December 31, 2004, the customer with the largest outstanding total accounts receivable represents 1.07% of the total accounts receivable, of SEK 866.6 million. To mitigate credit risk, delinquent accounts are aggressively pursued, and the adequacy of the provision for uncollectible accounts receivable is periodically reviewed and adjusted. The provision for uncollectible accounts was SEK 83.9 million at December 31, 2004, as compared to SEK 82.5 million at the end of 2003.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

22.   FINANCIAL INSTRUMENTS (Continued)

Geographical Credit Risk, Accounts Receivable

2004
Northern Europe	389.4
Central Europe	149.7
Southern Europe	193.4
Americas	27.3
Asia and Australia/New Zeeland	102.9
Other operations	3.9
Total	866.6

Investments are limited to counterparties that have a credit rating equal to or better than Moody’s A1.

Liquidity Risk

Intentia’s revenues are affected by seasonal changes and by the economic conditions faced by customers in the fashion, food and beverage, distribution, asset management, and other industries. Intentia’s most valuable asset is its people; and, while cash inflows from revenues may fluctuate, cash outflows for expenses—which are primarily for salaries and benefits—are relatively fixed in the short-term. To mitigate the risk that Intentia’s cash and liquid funds, which total SEK 499.7 million at December 31, 2004, may not be sufficient to meet its short-term cash needs, since June 2003, Intentia has had a syndicated loan facility, which enables Intentia to borrow up to EUR 32 million. Under the terms of the current syndicated loan agreement and the USD denominated loan, Intentia is required to maintain certain financial ratios and to meet certain targets. As of December 31, 2004, Intentia was in compliance with all of the required ratios and targets.

Fair Value

Financial instruments are either primary or derivative. Primary instruments consist primarily of cash and liquid funds, receivables, investments, payables and borrowings. As of December 31, 2004, outstanding derivatives consist primarily of forward exchange contracts hedging balance sheet exposures. The table below shows the carrying amounts and fair values of financial instruments. Financial instruments excluded from the table, such as trade receivables and payables, are considered to be carried at fair value. The fair values of the following primary financial instruments, less transaction costs, differ from the book values in the balance sheet as follows:

	2004		2003
	Carrying amount	Fair value	Carrying amount	Fair value
Forward exchange contracts:
Assets:	9,720	9,371	19,547	19,298
Liabilities:	4,714	4,830	1,597	1,821
Interest bearing liabilities:
Credit institutions	177,176	177,176	171,166	172,395
Convertible notes	70,393	76,503	71,073	77,197

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

22.   FINANCIAL INSTRUMENTS (Continued)

The fair value has been calculated by discounting expected future principal and interest cash flows. The discount rates used to establish fair values were derived from the swap curve as of December 31, 2004, plus a credit premium.

23.   OVERDRAFT FACILITIES

Group	12-31-04	12-31-03	12-31-02
Credit limit granted	45.3	17.6	43.6
Unutilized portion	(45.3)	(17.6)	(41.8)
Credit utilized	—	—	1.8

24.   ACCRUED EXPENSES AND PREPAID INCOME

Group	12-31-04	12-31-03	12-31-02
Prepaid software updates and support	466.0	352.1	314.9
Other prepaid revenues	12.3	16.4	19.8
Accrued rent	52.8	48.4	51.1
Accrued salaries	184.2	119.7	199.8
Accrued severance pay	62.8	9.5	1.5
Accrued liability for unused annual leave	153.7	204.4	216.6
Other	58.4	57.2	212.3
Total	990.2	807.7	1,016.0

25.   PLEDGED ASSETS AND CONTINGENT LIABILITIES

Pledged Assets

Group	12-31-04	12-31-03	12-31-02
Chattel mortgages	295.0	295.0	—
Property mortgages	—	—	3.0
Shares in Group companies	618.0	548.3	724.5
Bank deposits	4.7	21.9	—
Other	1.0	—	—
Total	918.7	865.2	727.5

Shares in Group companies serve as collateral for loans.

Contingent Liabilities

Group	12-31-04	12-31-03	12-31-02
Guarantees for the benefit of Group companies	—	1.3	—
Tax dispute	—	104.0	104.0
Guarantees	19.7	13.0	45.9
Total	19.7	118.3	149.9

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

25.   PLEDGED ASSETS AND CONTINGENT LIABILITIES (Continued)

The Parent Company has issued fixed-term performance guarantees on behalf of its subsidiaries. Contingent liabilities represent the estimated commitment as of the balance sheet date. For an explanation of the tax dispute, see note 17.

26.   ADJUSTMENT FOR ITEMS NOT INCLUDED IN CASH FLOW

Group	2004	2003	2002
Depreciation and amortization	206.4	190.5	190.2
Write-downs	15.0	31.5	—
Divestitures	40.3	—	—
Non-realized exchange rate differences	52.8	37.7	121.3
Provisions for pensions	(0.4)	(1.8)	8.3
Provisions for accounts receivable	1.4	—	—
Sales project provisions	80.1	—	—
Other provisions	77.8	24.0	—
Total	473.4	281.9	319.8

27.   LIQUID FUNDS

Group	2004	2003	2002
Cash and bank balances	194.7	232.9	191.1
Short-term investments	305.0	61.2	211.7
Total liquid funds	499.7	294.1	402.8

Short-term investments in the balance sheet at year-end totaled SEK 305.0 million (SEK 61.2 million in 2003) for the Group and SEK 0 million (SEK 0 million in 2003) for the Parent Company, of which SEK 305.0 million in the Group consisted of financial instruments with a maturity of less than three months.

28.   AUDITORS’ REMUNERATION AND REIMBURSEMENT FOR EXPENSES

Group	2004	2003	2002
KPMG
Auditing assignments	9.4	6.2	7.4
Other assignments	3.5	2.4	2.7

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

29.   U.S. GAAP FINANCIAL INFORMATION

All amounts in this section are in SEK millions unless otherwise stated.

The consolidated financial statements of Intentia for the years ended December 31, 2004 and 2003 have been prepared in accordance with Swedish GAAP. Swedish GAAP differs in certain significant respects from U.S. GAAP. A reconciliation of differences between Swedish GAAP and U.S. GAAP relating to net profit (loss) and shareholders’ equity for Intentia for the years ended December 31, 2004 and 2003 is as follows:

	Years Ended December 31,
	2004	2003
Reported net (loss) in accordance with Swedish GAAP	(354.2)	(411.1)
U.S. GAAP Adjustments:
Revenue recognition (a)	24.1	(299.4)
Product development costs (b)	(38.4)	(93.4)
Financial instruments, including convertible debt (c)	(3.3)	(47.8)
Leases (d)	6.6	3.3
Goodwill, purchased intangible assets and impairment (e):
Reversal of Swedish GAAP amortization of goodwill	57.9	60.1
Amortization of identifiable intangible assets	(2.2)	(2.1)
Differences in impairment charges	(11.1)	(62.1)
Deferred taxes (f)
U.S. GAAP difference related to deferred taxes	(6.5)	134.7
Tax effecting of U.S. GAAP adjustments	11.2	(79.0)
Net (loss) in accordance with U.S. GAAP	(315.9)	(796.8)
Basic and diluted net (loss) per share (SEK)	(2.11)	(11.55)
Basic weighted-average shares outstanding (in thousands)	149,880	69,017
Diluted weighted-average shares outstanding (in thousands)	170,586	71,559

	Years Ended December 31,
	2004	2003
Reported shareholders’ equity in accordance with Swedish GAAP	936.7	831.6
U.S. GAAP adjustments:
Revenue recognition (a)	(1,848.8)	(1,874.2)
Product development costs (b)	(381.3)	(342.9)
Financial instruments, including convertible debt (c)	(5.2)	(1.2)
Leases (d)	8.6	2.0
Goodwill, purchased intangible assets and impairment(e):
Reversal of Swedish GAAP amortization of goodwill	187.0	129.1
Amortization of identifiable intangible assets	(10.7)	(9.2)
Differences in impairment charges	(311.1)	(306.6)
Deferred taxes (f)
U.S. GAAP difference related to deferred taxes	(265.0)	(258.5)
Tax effecting of U.S. GAAP adjustments	147.8	136.5
Shareholders’ equity in accordance with U.S. GAAP	(1,542.0)	(1,693.4)

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

29.   U.S. GAAP FINANCIAL INFORMATION (Continued)

Changes in shareholders’ equity under Swedish GAAP and U.S. GAAP for the years ended December 31, 2004 and 2003 are as follows:

	Swedish GAAP	U.S. GAAP Adjustments	U.S. GAAP
Balance, December 31, 2002	779.4	(2,203.4)	(1,424.0)
New share issue	401.5	—	401.5
Currency translation adjustments	58.8	67.1	125.9
Other	3.0	(3.0)	—
Net loss	(411.1)	(385.7)	(796.8)
Balance, December 31, 2003	831.6	(2,525.0)	(1,693.4)
New share issue	416.5	—	416.5
Currency translation adjustments	41.7	9.1	50.8
Other	1.1	(1.1)	—
Net loss	(354.2)	38.3	(315.9)
Balance, December 31, 2004	936.7	(2,478.7)	(1,542.0)

(a)    Revenue recognition

Under Swedish GAAP Intentia applies the following policies for revenue recognition. License revenues are in general recognized upon contract signing (delivery) regardless of the complexity of the subsequent implementation project, due to the non-refundable nature of the license fees. Services delivered are primarily recognized under the percentage of completion method, which is applied for both fixed price and time and materials contracts. Measurement of percentage of completion is primarily based on hours completed in relation to the total anticipated project hours. Loss contracts are fully accrued as soon as they are identified. Maintenance (support and unspecified upgrades) are recognized ratably over the maintenance period. The concept of vendor specific objective evidence (“VSOE”) is not applied and revenues for each component of the total contract value are recognized based on the stated contract amounts.

Under U.S. GAAP, there are specific requirements to analyze each component of multi-element arrangements to ensure that the corresponding revenues are appropriately recognized. The analysis for example needs to determine contracts where the implementation work is of such a complexity that the license revenue may not be recognized immediately, but rather needs to be deferred. Further analysis includes the determination of vendor specific objective evidence (“VSOE”) of the fair value of delivered and undelivered components included in the contract. The lack of VSOE for one or more components of the contractual arrangement may entail further deferrals of revenues, as may the existence of extended payment terms. The impact of applying U.S. GAAP is that all major revenue streams; license revenues, implementation services and maintenance are typically recognized later under U.S. GAAP than under Swedish GAAP.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

29.   U.S. GAAP FINANCIAL INFORMATION (Continued)

(b)   Product development costs

In 2001, Intentia adopted a new Swedish accounting standard “RR 15, Intangible Assets”. In accordance with the new standard, expenditures for the development of new and existing products should be capitalized if such expenditures are deemed to, with a high degree of certainty, result in future financial benefits for the Group. Any such development costs should be amortized over the useful lives of the assets.

Under U.S. GAAP, all expenditures for the development of software intended to be marketed and sold should be expensed until the Company has reached technological feasibility. Expenditure from that date and until the product is made generally available is capitalized and amortized. Expenses after the product has been made generally available are expensed as incurred. The Company has analyzed the amounts capitalized under Swedish GAAP and have determined that the entire amount capitalized was incurred prior to technological feasibility having been achieved. Consequently in the U.S. GAAP financial statements, the capitalization and corresponding amortization amounts under Swedish GAAP have been reversed for all periods presented.

(c)    Financial instruments, including convertible debt

Pursuant to Swedish GAAP, all financial instruments have been carried at the lower of cost or fair value. Furthermore, Swedish GAAP lacks any authoritative guidance with regards to embedded derivatives.

Intentia issued euro-denominated convertible notes in 1999. Under Swedish GAAP convertible notes are divided into one part being debt and one part equity. The equity portion is expensed (accreted) over the life of the note so that the face value is shown as debt on the due date. The conversion feature is not broken out (bifurcated) from the debt and is consequently not revalued. The debt portion is recalculated to SEK at each period end and the foreign exchange differences are shown as interest expense. In 2001 Intentia substantially modified the terms of the convertible notes. This modification was recorded as a reduction of debt and a corresponding increase in shareholders equity under Swedish GAAP. Net income was not affected. The 2003 repurchase however, was treated as an extinguishment of debt and a gain was recorded on the transaction.

Under U.S. GAAP, the convertible debt is considered a hybrid financial instrument under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” that is bifurcated into a host contract (debt instrument) and an embedded derivative (conversion feature). The embedded derivative is carried at fair value with changes in fair value reported in the income statement each reporting period. The 2001 debt modification is treated as an extinguishment of the of the original debt instrument and the issuance of new debt at fair value. Intentia recorded a gain on extinguishment for the difference between the fair value of the new debt instrument and the carrying value of the old instrument. The new convertible debt instrument is also bifurcated in the same manner as stated above. The following adjustments have been made in order to reconcile the Swedish GAAP convertible debt balances to U.S. GAAP; (i) the amount carried as equity for Swedish GAAP has been reclassified as debt, (ii) a portion of the original debt is reclassified to the embedded derivative, (iii) the embedded derivative is marked to market in each reporting period, (iv) the 2001 modification results in a gain on the extinguishment of the debt, (v) the new loan in 2001 is again bifurcated into a debt and embedded derivative component, (vi) the Swedish GAAP gain on the 2003 redemption is adjusted to account for the impact of the aforementioned differences.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

29.   U.S. GAAP FINANCIAL INFORMATION (Continued)

(d)   Leases

In accordance with Swedish GAAP, Intentia has classified all leasing arrangements entered into as either operating or capital leases. Operating leases are expensed over the lease agreement and no asset is recorded on the balance sheet. For capital leases the leased assets are recognized and are depreciated. The payments to the lessor are split into interest expense and repayment of debt. The guidance applied in the determination of whether a contract represents an operating or a capital lease is general in nature and lacks specified quantitative thresholds.

Under U.S. GAAP, the treatment of operating leases and capital leases is the same as under Swedish GAAP. However, the evaluation criteria applied in the determination of the classification of leases is significantly more specific than the Swedish GAAP equivalent. For this reason a number of leases which have been treated as operating leases under Swedish GAAP have been reclassified to capital leases for U.S. GAAP purposes.

(e)    Goodwill, purchased intangibles and impairment

Under Swedish GAAP purchase accounting is applied, whereby the net assets of an acquired entity are revalued at the time of acquisition. However, other identifiable intangibles and in process research and development are included in goodwill. Under U.S. GAAP, a portion of the purchase price would be allocated to certain intangibles, including customer relationships and backlog, acquired as part of the acquisition. These assets would then be amortized over their useful lives, ranging between six months and 7 years. Furthermore, a value is assigned to acquired research and development portfolios and this value is immediately recognized as an expense.

Under Swedish GAAP goodwill is amortized straight-line over the expected period of use. The annual amortization percentage for goodwill is 10%. In addition to this annual amortization an impairment test is required if impairment indicators are identified. Under U.S. GAAP goodwill is not amortized subsequent to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) on January 1, 2002. Instead annual impairment tests are performed. Consequently goodwill amortization recorded for Swedish GAAP is reversed for U.S. GAAP.

Under Swedish GAAP the carrying value of goodwill is reviewed periodically to determine if any impairment indicators have been identified. If impairment indicators are identified the assets in question are recorded at the recoverable amount, defined as the higher of the net sales value and the value in use. The value in use is based on discounted future cash flows. The discount rate applied includes a risk premium. For all periods thru December 31, 2004, Intentia has under Swedish GAAP assessed the need for impairment charges on the basis that the Group has been considered one cash generating unit.

Under U.S. GAAP an impairment analysis for goodwill requires that management determines “reporting units” and assesses the need for impairment charges based on anticipated future cash flows at this level of detail. Intentia management has concluded that Intentia’s  “reporting units” are the Group’s operations on an individual country level. By performing the goodwill impairment tests by reporting unit, impairment charges have been identified and recorded for U.S. GAAP.

U.S. GAAP states that for the purposes of recognition and measurement of an impairment loss a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

29.   U.S. GAAP FINANCIAL INFORMATION (Continued)

identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Swedish GAAP states that a long-lived asset shall be grouped at the lowest level for which identifiable cash flows are essentially independent of the cash flows of other assets. Under Swedish GAAP, Intentia has tested tangible fixed assets based on a single cash generating unit. Under U.S. GAAP, Intentia has based its impairment tests on cash flows on an individual country level, which has resulted in an impairment of certain tangible fixed assets.

Adjustments for U.S. GAAP thus consist of  (1) the discontinuation of goodwill amortization;  (2) the identification of certain other identifiable intangibles and an allocation of a portion of the purchase price thereto for acquisitions during a particular period; (3) the amortization of these other identifiable intangible assets; (4) the assignment of a value to acquired research and development portfolios obtained by means of acquired entities and the immediate recognition of this value as an expense and (5) impairment charges for goodwill under U.S. GAAP and (6) impairment charges for tangible fixed assets under U.S. GAAP.

(f)    Deferred taxes

Under the application of Swedish GAAP as outlined in “RR 9 Income taxes” Intentia has assigned a value to net operating losses and other deductible temporary differences where the Company has deemed it probable that such losses and deductions will be utilized. The assigned value has been based on an analysis of the expiration dates (if any) of the losses and forecasted profitability in the Intentia entities conducting business in the tax jurisdictions with net operating losses (“NOLs”). The most significant tax losses carried forward are in Sweden, where such losses may be used indefinitely. Significant deferred tax assets were recognized prior to January 1, 2003, and the assets were adjusted each year for changes in the NOLs (additional, utilized and expired losses), currency translation and changes in assessment of forecasted profitability. The criteria under Swedish GAAP for recognizing deferred tax assets for companies which have recognized cumulative losses are more stringent than for profitable companies, but management may still be allowed to recognize such assets based on forecasted taxable income.

Under U.S. GAAP an asset should be recorded for NOLs and other deductions, but a valuation allowance should be considered if it is deemed more likely than not that the NOLs or other deductions will not be utilized. The Company has analyzed the data available as of January 1, 2003, in order to determine what the appropriate valuation allowance should have been under U.S. GAAP. U.S. GAAP is very stringent with regard to recognizing deferred tax assets for companies in a cumulative loss situation and will not, as allowed by Swedish GAAP, allow the recognition of deferred tax assets based on forecasted taxable income alone. Further positive evidence would be required in such situations. For the Swedish tax losses the Company has concluded that under U.S. GAAP there was not enough objective positive evidence to support the recognition of a net deferred tax asset as of that date. This assessment has been unchanged as of December 31, 2003 and 2004, respectively. Consequently a full valuation allowance has been recorded as of these dates. For all other countries an assessment of the need for valuation allowances have been made on a country by country basis.

Furthermore the differences between Swedish GAAP and U.S. GAAP discussed above have been tax effected, with the exception of the adjustments to goodwill which are not tax effected. The U.S. GAAP differences have been tax effected based on the enacted tax rates in each tax jurisdiction and have been reduced by valuation allowances where appropriate. The valuation allowance has been assessed on the same grounds as the general deferred tax position for each entity, considering for instance whether the entity was in a cumulative loss situation or not.

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

29.   U.S. GAAP FINANCIAL INFORMATION (Continued)

Under U.S. GAAP the gross deferred tax asset would have been 798.7 and 752.9 at December 31, 2004 and 2003 respectively and the corresponding valuation allowance 523.0 and 287.2 respectively. The change in valuation allowance would have been an increase of 235.8 and 32.8 for the periods ending December 31, 2004 and 2003 respectively.

Employee benefits

The Swiss subsidiary of Intentia provides a pension plan for it’s employees. The plan is insured by an external insurance company. The Company is liable for 50% of deficits occurring within the plan, whereas all surpluses are for the benefit of the plan members. The plan has been classified as a defined contribution plan under Swedish GAAP and all premiums paid have been expensed. No pension obligation or asset has been recorded on the balance sheet. Under U.S. GAAP the plan is considered a defined benefit plan. The plan has been overfunded for all periods subject to U.S. GAAP restatement and consequently there is no impact on the net income and equity as reported under U.S. GAAP for any of these periods.

Comprehensive Income (Loss)

Comprehensive income (loss) under U.S. GAAP is as follows:

	Years Ending December 31,
	2004	2003
Net (loss) in accordance with U.S. GAAP	(315.9)	(796.8)
Other comprehensive income (loss), net of tax—currency translation differences	50.8	125.9
Comprehensive (loss) in accordance with U.S. GAAP	(265.1)	(670.9)

New U.S. Accounting Pronouncements

SFAS 153—Exchanges of Non-Monetary Assets, an Amendment of APB Opinion No. 29

In December 2004, the Financial Accounting Standards Board issued SFAS 153, Exchanges of Non-Monetary Assets an Amendment of APB Opinion No. 29(“SFAS 153”). This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for Intentia for the period beginning January 1, 2006. Intentia is currently reviewing this issue to measure the potential impact on the consolidated results of operations, financial position, and cash flows.

SFAS 123R—Share Based Payment

In December 2004, the Financial Accounting Standards Board released its final revised standard entitled FASB Statement No. 123R, Share-Based Payment (“SFAS 123R”). FAS 123R requires that a

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

29.   U.S. GAAP FINANCIAL INFORMATION (Continued)

public entity measure the cost of equity based service awards based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. A public entity will initially measure the cost of liability based service awards based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. SFAS 123R is effective for Intentia for the period beginning January 1, 2006. Intentia is currently reviewing this issue to measure the potential impact on the consolidated results of operations, financial position, and cash flows.

FIN 47—Accounting for Conditional Asset Retirement Obligations - an Interpretation of FASB Statement No. 143

In March 2005, FASB Interpretation No. 47—Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143 (“FIN 47”), was released, which clarifies the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, (“FAS 143”). FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for Intentia for the fiscal year ending December 31, 2005. Intentia is currently reviewing this issue to measure the potential impact on its consolidated results of operations, financial position, and cash flows.

30.   EVENTS AFTER THE BALANCE SHEET DATE

In accordance with Council recommendation RR 26, information is to be furnished concerning significant events that occur after the balance sheet date but prior to the signing of the financial reports that do not change the income statement or balance sheet. Significant events are those for which omission of the information would affect the ability of the reader to make accurate judgments and rational decisions.

Lawson-Intentia Merger.   On June 2, 2005, Lawson Software, Inc. announced an agreement to combine with Intentia International AB by means of a recommended public offer for all outstanding Intentia shares and warrants to purchase shares. The transaction will create a new company with more than 3,500 employees serving approximately 4,000 customers in 40 countries with business applications for the services, manufacturing, distribution and maintenance sectors spanning multiple industry categories. Upon completion of the transaction, the combined company will operate under the name Lawson Software with US headquarters in St. Paul, Minnesota, and international operations headquartered in Stockholm, Sweden. Lawson expects to apply to list Swedish Depositary Receipts for Lawson common stock on the O-list of the Stockholm Exchange pursuant to the Stockholm Exchange’s policy on secondary listing. Under the offer, Lawson would issue approximately 81 million shares of its common stock and would offer 0.5061 newly issued share of Lawson common stock for each outstanding Intentia Series A share, 0.4519 newly issued share of Lawson common stock for each outstanding Intentia Series B share, and 0.2157 newly issued share of Lawson common stock for each warrant to purchase Intentia Series B shares. Based on the closing prices for Lawson and Intentia B shares on May 31, 2005, and exchange rates then in effect, the total value of the offer is approximately SEK 3.6 billion, which corresponds to a premium of

INTENTIA INTERNATIONAL AB
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

30.   EVENTS AFTER THE BALANCE SHEET DATE (Continued)

approximately 36 percent. After careful consideration, Intentia’s Board of Directors has unanimously determined that the offer, the transaction agreement, and the contemplated transactions are advisable and fair to and in the best interests of Intentia and its stockholders, has approved the transaction agreement and the contemplated transactions, and unanimously recommends the acceptance of the offer by Intentia’s stockholders. It is contemplated that an offer prospectus will be distributed to Intentia shareholders as soon as possible after Lawson’s registration statement on Form S-4 has been declared effective in the US. The offer prospectus will set out the acceptance period of the offer, which will last at least 20 business days.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
INTENTIA INTERNATIONAL AB
Consolidated Income Statements

	For the Six Months Ended June 30,
	2005	2004
Amounts in SEK million
Revenues
Software license revenue	206.8	198.6
Software updates and support revenue	313.2	290.5
Professional services revenue	867.9	910.2
Hardware revenue	63.0	72.9
Total revenues	1,450.9	1,472.2
Cost of revenues
Software	19.7	30.8
Software updates and support	78.4	77.2
Professional services	696.6	794.9
Hardware	50.7	55.2
Total cost of revenues	845.4	958.1
Gross profit	605.5	514.1
Operating expenses
Product development expenses	157.0	140.8
Sales and marketing expenses	292.8	348.2
General and administrative expenses	155.2	146.6
Other (income)	(3.7)	(20.1)
Other expense	11.0	2.5
Total operating expenses	612.3	618.0
Loss from operations	(6.8)	(103.9)
Financial items
Financial income	53.7	21.4
Financial (expenses)	(78.4)	(35.8)
Earnings (loss) from participations in associated companies	(0.1)	0.6
Total financial items	(24.8)	(13.8)
Earnings (loss) before tax	(31.6)	(117.7)
Tax on loss for the period	(25.6)	(18.3)
Minority interest in (loss) income for the period	(0.8)	0.5
Loss for the period	(58.0)	(135.5)

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

INTENTIA INTERNATIONAL AB
Consolidated Balance Sheets

	For the Six Months Ended June 30,
	2005	2004
Amounts in SEK million
Assets
Fixed Assets
Intangible assets
Capitalized product and development expenditures	394.1	377.1
Goodwill	189.8	232.2
	583.9	609.3
Tangible assets
Buildings and land	2.4	9.3
Capitalized leasehold improvements	17.4	28.9
Equipment	82.4	109.3
	102.2	147.5
Financial assets
Participation in associated companies	3.8	5.2
Other long-term holdings of securities	0.5	3.8
Other long-term receivables	16.6	15.9
Deferred tax assets	256.8	272.7
	277.7	297.6
Total fixed assets	963.8	1,054.4
Current assets
Inventories, etc.
Goods for resale	1.4	0.7
Work in progress	2.9	33.9
Advances to suppliers	0.1	0.2
	4.4	34.8
Current receivables
Accounts receivable	846.0	738.3
Receivable from associate companies	—	0.1
Other receivables	37.9	64.8
Prepaid expenses and accrued income	264.6	279.1
	1,148.5	1,082.3
Short-term investments	150.0	50.0
Cash and bank balances	212.6	178.3
Total current assets	1,515.5	1,345.4
TOTAL ASSETS	2,479.3	2,399.8

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

INTENTIA INTERNATIONAL AB
Consolidated Stockholders’ Equity and Liabilities

	For the Six Months Ended
	June 30,
	2005	2004
Amounts in SEK million
Stockholders’ equity
Restricted Stockholders’ equity
Capital stock (167,652,883 shares at SEK 10 per share)	1,676.5	1,485.2
Restricted reserves	887.9	896.1
	2,564.4	2,381.3
Non-restricted stockholders’ equity
Losses brought forward	(1,695.6)	(1,306.8)
Profit/loss for the year	(58.0)	(135.5)
	(1,753.6)	(1,442.3)
Total Stockholders’ Equity	810.8	939.0
Minority interests	9.6	9.4
Provisions
Provisions for deferred tax	9.4	8.4
Other provisions	24.9	20.6
Total provisions	34.3	29.0
Long-term liabilities
Convertible notes	76.1	71.4
Interest bearing long-term liabilities	237.5	42.4
Total long-term liabilities	313.6	113.8
Current liabilities
Interest bearing current liabilities	9.2	14.0
Advances from customers	120.0	117.1
Accounts payable	126.5	123.7
Tax liabilities	6.8	11.5
Other non-interest-bearing liabilities	101.9	98.3
Accrued expenses and pre-paid income	946.6	944.0
Total current liabilities	1,311.0	1,308.6
TOTAL STOCKHOLDERS’ EQUITY AND LIABILITIES	2,479.3	2,399.8

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

INTENTIA INTERNATIONAL AB
Consolidated Changes in Stockholders’ Equity

	Capital stock	Restricted reserves	Non-restricted stockholders’ equity	Total
Amounts in SEK million
2004
Stockholders’ equity on December 31, 2003	1,097.2	1,021.5	(1,287.1)	831.6
Translation differences*	—	17.6	(23.4)	(5.8)
Other	—	—	0.6	0.6
Total change in stockholders’ equity that is not reported in the income statement	—	17.6	(22.8)	(5.2)
Transfer between non-restricted and restricted equity	—	(3.2)	3.2	—
Loss for the year	—	—	(135.5)	(135.5)
New stock issued	388.0	(139.9)	—	248.1
Stockholders’ equity on June 30, 2004	1,485.2	896.0	(1,442.2)	939.0
2005
Stockholders’ equity on December 31, 2004	1,676.5	820.2	(1,560.0)	936.7
Translation differences*	—	61.0	(128.9)	(67.9)
Other	—	—	—	—
Total change in stockholders’ equity that is not reported in the income statement	—	61.0	(128.9)	(67.9)
Transfer between non-restricted and restricted equity	—	6.7	(6.7)	—
Loss for the year	—	—	(58.0)	(58.0)
New stock issued	—	—	—	—
Stockholders’ equity on June 30, 2005	1,676.5	887.9	(1,753.6)	810.8

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

INTENTIA INTERNATIONAL AB
Consolidated Statement of Cash Flows

	For the Six Months Ended June 30,
	2005	2004
Amounts in SEK million
Operating activities
Operating earnings	(6.8)	(103.9)
Interest received	3.9	2.9
Interest paid	(13.2)	(3.3)
Adjustment for items not affecting cash flow	76.4	80.9
Tax paid	(14.5)	(24.7)
Cash flow from operating activities before change in working capital	45.8	(48.1)
Inventories, etc.	(0.4)	—
Current receivables	102.4	47.6
Current liabilities	(212.6)	(37.4)
Cash flow from operating activities	(110.6)	10.2
Investing activities
Acquisition of intangible fixed assets	(58.4)	(78.8)
Acquisition of tangible fixed assets	(17.0)	(4.8)
Acquisition/sales of financial assets	5.3	—
Cash flow from investing activities	(70.1)	(83.6)
Cash flow after investing activities	(134.9)	(121.5)
Financing activities
New stock issued	—	248.1
Funds repaid	(11.0)	(191.5)
Cash flow from financing activities	(11.0)	56.6
Cash flow for the year	(145.9)	(64.9)
Liquid funds, opening balance	499.7	294.1
Translation differences in liquid funds	8.8	(0.9)
Liquid funds, closing balance	362.6	228.3

INTENTIA INTERNATIONAL AB
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in SEK million, except share and per share data unless otherwise indicated)

1.   Basis of Presentation

The accompanying unaudited condensed consolidated financial statements present the financial position and results of operations of Intentia International AB (publ) and its subsidiaries (“the Company”) and have been prepared in accordance with Swedish GAAP. The interim financial information is unaudited but reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods presented. Interim results for the six months ended June 30, 2005, are not necessarily indicative of the results to be expected for the full year.

No new accounting principles have been adopted in the accompanying unaudited condensed consolidated financial statements.

2.   Segment information

Northern Europe	For the Six Months Ended June 30		Change
	2005	2004	2005 vs. 2004
Revenue
Software license revenue	75.0	61.3	13.7
Software updates and support	125.8	116.2	9.6
Professional services	444.9	465.9	(21.0)
Hardware revenue	4.6	0.9	3.7
Total revenue**	650.3	644.3	6.0
Operating expenses*	585.6	625.6	40.0
Profit/(loss) from operations	64.7	18.7	46.0
* Of which depreciation and amortization	3.6	5.6	2.0
** Of which Group intercompany sales	24.1	58.2	(34.1)
Number of employees	757	970	(213)
Operating assets	908.6	858.2	50.4
Current liabilities	745.9	714.1	31.8
Investments
Intangible fixed assets	—	—	—
Tangible fixed assets	2.8	2.0	0.8

INTENTIA INTERNATIONAL AB
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

2.   Segment information (Continued)

Central Europe	For the Six Months Ended June 30		Change
	2005	2004	2005 vs. 2004
Revenue
Software license revenue	29.0	43.3	(14.3)
Software updates and support	75.5	71.2	4.3
Professional services	180.7	229.9	(49.2)
Hardware revenue	9.0	26.6	(17.6)
Total revenue**	294.2	371.0	(76.8)
Operating expenses*	297.4	377.8	80.4
Profit/(loss) from operations	(3.2)	(6.8)	3.6
* Of which depreciation and amortization	4.1	5.3	1.2
** Of which Group intercompany sales	24.5	23.7	0.8
Number of employees	383	534	(151)
Operating assets	417.9	411.7	6.2
Current liabilities	242.2	213.9	28.5
Investments
Intangible fixed assets	—	—	—
Tangible fixed assets	0.9	4.1	(3.2)

Southern Europe	For the Six Months Ended June 30		Change
	2005	2004	2005 vs. 2004
Revenue
Software license revenue	63.5	47.9	15.6
Software updates and support	76.0	71.1	4.9
Professional services	140.6	134.5	6.1
Hardware revenue	31.2	28.8	2.4
Total revenue**	311.3	282.3	29.0
Operating expenses*	290.4	265.5	(24.9)
Profit/(loss) from operations	20.9	16.8	4.1
* Of which depreciation and amortization	2.5	3.6	1.1
** Of which Group intercompany sales	11.7	12.5	(0.8)
Number of employees	313	349	(36)
Operating assets	573.2	517.9	55.3
Current liabilities	294.0	288.9	5.1
Investments
Intangible fixed assets	—	—	—
Tangible fixed assets	0.5	4.8	(4.3)

INTENTIA INTERNATIONAL AB
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

2.   Segment information (Continued)

Americas	For the Six Months Ended June 30		Change
	2005	2004	2005 vs. 2004
Revenue
Software license revenue	21.9	11.8	10.1
Software updates and support	13.5	10.7	2.8
Professional services	57.6	43.5	14.1
Hardware revenue	—	—	—
Total revenue**	93.0	66.0	27.0
Operating expenses*	91.9	76.9	(15.0)
Profit/(loss) from operations	1.1	(11.0)	12.1
* Of which depreciation and amortization	8.0	10.4	2.4
** Of which Group intercompany sales	6.3	5.6	0.7
Number of employees	88	86	2
Operating assets	85.6	59.2	26.4
Current liabilities	60.7	49.5	11.2
Investments
Intangible fixed assets	—	—	—
Tangible fixed assets	—	—	—

Asia and Australia/New Zealand	For the Six Months Ended June 30		Change
	2005	2004	2005 vs. 2004
Revenue
Software license revenue	30.9	43.2	(12.3)
Software updates and support	26.5	21.1	5.4
Professional services	90.7	117.8	(27.1)
Hardware revenue	18.3	16.6	1.7
Total revenue**	166.4	198.7	(32.3)
Operating expenses*	179.3	215.4	36.1
Profit/(loss) from operations	(12.9)	(16.7)	3.8
*Of which depreciation and amortization	2.6	3.2	0.6
**Of which Group intercompany sales	6.0	3.9	2.1
Number of employees	261	324	(63)
Operating assets	156.3	174.2	(17.9)
Current liabilities	133.8	120.1	13.7
Investments
Intangible fixed assets	—	—	—
Tangible fixed assets	2.0	1.2	0.8

INTENTIA INTERNATIONAL AB
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

2.   Segment information (Continued)

Other Operations	For the Six Months Ended June 30		Change
	2005	2004	2005 vs. 2004
Revenue
Software license revenue	83.8	78.3	5.5
Software updates and support	99.6	89.6	10.0
Professional services	1.7	9.1	(7.4)
Hardware revenue	-	-	-
Total revenue*	185.1	177.0	8.1
Operating expenses*	283.0	270.6	(12.4)
Profit/(loss) from operations	(97.9)	(93.6)	(4.3)
* Of which depreciation and amortization	42.7	42.7	—
** Of which Group intercompany sales	177.5	161.3	16.2
Number of employees	410	446	(36)
Operating assets	1,609.0	1,584.9	24.1
Current liabilities	916.7	796.8	119.9
Investments
Intangible fixed assets	58.4	77.6	(19.2)
Tangible fixed assets	1.5	0.1	1.4

INTENTIA INTERNATIONAL AB
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

2.   Segment information (Continued)

Elimination/Adjustment	For the Six Months Ended June 30		Change
	2005	2004	2005 vs. 2004
Revenue
Software license revenue	(97.3)	(87.2)	(10.1)
Software updates and support	(103.7)	(89.4)	(14.3)
Professional services	(48.3)	(90.5)	42.2
Hardware revenue	(0.1)	-	-
Total revenue**	(249.4)	(267.1)	17.8
Operating expenses*	(269.9)	(255.9)	(14.0)
Profit/(loss) from operations	20.5	(11.3)	31.9
* Of which depreciation and amortization	16.1	3.8	12.3
** Of which Group intercompany sales	(250.1)	(265.2)	15.1
Number of employees	-	-	-
Operating assets	(2,125.3)	(1,996.9)	(128.4)
Non-allocated assets	—	—	—
Total assets	—	—	—
Current liabilities	(1,081.3)	(887.4)	(193.9)
Non-allocated liabilities	—	—	—
Investments
Intangible fixed assets	—	—	—
Tangible fixed assets	9.2	—	9.2

INTENTIA INTERNATIONAL AB
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

2.   Segment information (Continued)

Total	For the Six Months Ended June 30		Change
	2005	2004	2005 vs. 2004
Revenue
Software license revenue	206.8	198.6	8.2
Software updates and support	313.2	290.5	22.7
Professional services	867.9	910.2	(42.3)
Hardware revenue	63.0	72.9	(9.8)
Total revenue**	1,450.9	1,472.2	(21.2)
Operating expenses*	1,457.7	1,575.9	118.2
Profit/(loss) from operations	(6.8)	(103.9)	97.2
* Of which depreciation and amortization	79.9	74.6	(5.0)
** Of which Group intercompany sales	—	—	—
Number of employees	2,212	2,709	(497)
Operating assets	1,625.3	1,609.2	16.1
Non-allocated assets	854.0	790.6	63.4
Total assets	2,479.3	2,399.8	79.5
Current liabilities	1,312.2	1,295.9	16.3
Non-allocated liabilities	356.3	164.9	191.4
Investments
Intangible fixed assets	58.4	77.6	(19.2)
Tangible fixed assets	16.9	12.2	4.7

Numbers may not add up due to rounding

3.   Accounts Receivable

Net accounts receivable at June 30, 2005, totalled SEK 846.0 million, as compared to SEK 866.6 million at December 31, 2004. Excluding the effect of changes in foreign exchange rates, which had the effect of increasing the balance at the end of the second quarter by SEK 47.9 million, net accounts receivable were reduced by SEK 68.5 million. Net accounts receivable at the end of the second quarter included the effect of a SEK 96.6 million provision for uncollectible accounts receivable, up SEK 12.7 million from the provision at the end of 2004.

4.   Capitalized Product Development

Capitalized product development costs were SEK 394.1 million at June 30, 2005, as compared to SEK 381.3 million at December 31, 2004. The increase in capitalized product development costs includes SEK 58.4 million in net new development costs, primarily associated with Intentia’s Movex Java suite of applications. New capitalized product costs were offset by SEK 45.6 million in amortization of previously capitalized product development costs in the corresponding period last year, new capitalized product

INTENTIA INTERNATIONAL AB
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

4.   Capitalized Product Development (Continued)

development costs, in the amount of SEK 77.6 million were offset by SEK 43.4 million in amortization of previously capitalized product development costs.

5.   Deferred Tax Assets

Deferred tax assets at the end of the second quarter of 2005 were SEK 256.8 million, as compared to SEK 257.0 million at the end of 2004. Deferred tax assets at June 30, 2005, included net operating loss carry forwards in the amount of SEK 222.6 million and temporary differences in the amount of SEK 34.2 million. The SEK 222.6 million in capitalized net operating loss carry forwards at June 30, 2005, was deemed to be the portion of Intentia’s total net operating loss carry forwards that are likely to be absorbed by future taxable profits. Of this SEK 222.6 million in capitalized net operating losses at June 30, 2005, SEK 211.0 million was attributable to legal entities in Sweden.

6.   Cash and Cash Equivalents

At June 30, 2005, cash and cash equivalents totaled SEK 362.7 million, compared to SEK 499.7 million at December 31, 2004. Cash flow used in operating activities was SEK 110.6 in the first half of 2005. Cash outflows from investing activities, which were composed primarily of capitalized product development costs were SEK 70.1 million in the first half of 2005, as compared to sek 83.6 million in the first half last of year. Cash used in financing activities was SEK 11.0 million, and reflects capitalized lease repayments. In the comparable period last year, cash inflows from financing activities totaled SEK 56.6 million. Proceeds from the issuance of new stock in the first quarter of 2004, in the amount of SEK 248.1 million were partially offset by loan repayments of SEK 180.7 million and other financing costs in the amount of SEK 10.7 million.

INTENTIA INTERNATIONAL AB
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

7.   U.S. GAAP Financial Information

All amounts in this section are in SEK millions unless otherwise stated.

The consolidated financial statements of Intentia for the six months ended June 30, 2005 and 2004 have been prepared in accordance with Swedish GAAP. Swedish GAAP differs in certain significant respects from U.S. GAAP. A detailed description of the differences between Swedish GAAP and U.S. GAAP is included in Note 29 to the Swedish GAAP consolidated financial statements on page F-45 and following. No new differences have occurred in 2005. A reconciliation of differences between Swedish GAAP and U.S. GAAP relating to net profit (loss) and shareholders’ equity for Intentia for the periods ended June 30, 2005 and 2004 is as follows:

	Six months ended June 30,
	2005	2004
Reported net loss in accordance with Swedish GAAP	(58.0)	(135.5)
U.S. GAAP Adjustments:
Revenue recognition(a)	266.1	(80.8)
Product development costs(b)	(12.8)	(34.2)
Financial instruments, including convertible debt(c)	(2.3)	(2.2)
Leases(d)	4.6	3.2
Goodwill, purchased intangible assets and impairment(e):
Reversal of Swedish GAAP amortization of goodwill	27.5	29.5
Amortization of identifiable intangible assets	(1.1)	(1.1)
Differences in impairment charges	—	—
Deferred taxes(f)
U.S. GAAP difference related to deferred taxes	(1.6)	—
Tax effecting of U.S GAAP adjustments	(13.3)	7.8
Net income (loss) in accordance with U.S. GAAP	209.1	(213.3)
Basic net gain/loss per share (SEK)	1.2	(1.5)
Diluted net gain/loss per share (SEK)	1.1	(1.5)
Basic weighted-average shares outstanding (in thousands)	167,653	138,485
Diluted weighted-average shares outstanding (in thousands)	190,653	156,217

INTENTIA INTERNATIONAL AB
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

7.   U.S. GAAP Financial Information (Continued)

	Six months ended June 30,
	2005	2004
Reported shareholders’ equity in accordance with Swedish GAAP	810.8	939.0
U.S. GAAP adjustments:
Revenue recognition(a)	(1,580.3)	(1,954.6)
Product development costs(b)	(394.1)	(377.1)
Financial instruments, including convertible debt(c)	(2.6)	(2.0)
Leases(d)	13.2	5.2
Goodwill, purchased intangible assets and impairment(e):
Reversal of Swedish GAAP amortization of goodwill	187.0	158.6
Amortization of identifiable intangible assets	(13.7)	(9.9)
Differences in impairment charges	(297.9)	(305.7)
Deferred taxes(f)
U.S. GAAP difference related to deferred taxes	(266.6)	(258.5)
Tax effecting of U.S GAAP adjustments	134.5	144.3
Shareholders’ equity in accordance with U.S. GAAP	(1,409.7)	(1,660.7)

Changes in shareholders’ equity under Swedish GAAP and U.S. GAAP for the six months ended June 30, 2005 and 2004 are as follows:

	Swedish GAAP	U.S. GAAP Adjustments	U.S. GAAP
Balance, December 31, 2003	831.6	(2,525.0)	(1,693.4)
New share issue	248.1	—	248.1
Currency translation adjustments	(5.2)	3.1	(2.1)
Other	—	—	—
Net income (loss)	(135.5)	(77.8)	(213.3)
Balance, June 30, 2004	939.0	(2,599.7)	(1,660.7)
Balance, December 31, 2004	936.7	(2,478.7)	(1,542.0)
Currency translation adjustments	(66.3)	(10.5)	(76.8)
Other	(1.6)	1.6	—
Net income (loss)	(58.0)	267.1	209.1
Balance, June 30, 2005	810.8	(2,220.5)	(1,409.7)

INTENTIA INTERNATIONAL AB
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in SEK million, except share and per share data unless otherwise indicated)

7.   U.S. GAAP Financial Information (Continued)

Comprehensive Income (Loss)

Comprehensive income (loss) under U.S. GAAP is as follows:

	Six months ended June 30,
	2005	2004
Net income (loss) in accordance with U.S. GAAP	209.1	(213.3)
Other comprehensive income (loss), net of tax—currency translation differences	(76.8)	(2.1)
Comprehensive income (loss) in accordance with U.S. GAAP	132.3	(215.4)

8.   Subsequent Events

Note 30 to the consolidated financial statements starting on page F-51 of this document describes in detail the Lawson – Intentia merger process. This process has continued after June 30, 2005, but the terms and conditions of the merger are unchanged from this description.

In the interim report for the nine months ended September 30, 2005, the Company has amended the impact of the first time application of International Financial Reporting Standards as required for filing with the Swedish Stock Exchange. The amended first time application resulted in an additional non-cash write-down of goodwill amounting to SEK 175.1 million, recorded as a reduction of shareholders equity.

ANNEXES

ANNEX A

Consolidated Intentia International AB Unaudited Financial Statements for the Nine Months Ended September 30, 2005

JANUARY—SEPTEMBER 2005 INTERIM REPORT

Summary

•       Revenues for the third quarter of 2005 were SEK 648.5 million, an increase of SEK 32.8 million, or 5.3 percent, as compared to the third quarter of 2004. Revenues for the first three quarters of the year were SEK 2,099.4 million, an increase of SEK 11.5 million, or 0.6 percent, as compared to the first three quarters of 2004.

•       In the third quarter of 2005, Intentia incurred a loss of SEK -56.9 million, or  SEK -0.34 per share, as compared to a loss of SEK -299.1 million, or SEK -1.93 per share in the third quarter of 2004. Through the first three quarters of 2005, Intentia incurred a loss of SEK -85.0 million, or SEK -0.51 per share, as compared to a loss of SEK -405.5 million, or SEK -2.82 per share, in the first three quarters of 2004.

•       In the third quarter of 2005, software license revenue increased by SEK 39.9 million, or 74.6 percent; professional services revenue increased by SEK 13.5 million, or 3.7 percent; and software updates and support revenue increased by SEK 9.8 million, or 6.4 percent. These increases were partially offset by a SEK 30.4 million decline in hardware revenue as compared to the third quarter of 2004.

•       In the first three quarters of 2005, software license revenue increased by SEK 48.1 million, or 19.1 percent; and software updates and support revenue increased by SEK 32.5 million, or 7.3 percent. These increases were offset by a SEK 40.3 million decline in hardware revenue and a SEK 28.8 million decline in professional services revenue. In line with the company’s strategy with respect to computer hardware, the SEK 40.3 million decline in hardware revenue includes the effect of a SEK 25.5 million decline in hardware revenue from the Central Europe region, which was primarily due to a new agreement with a computer hardware reseller, under which Intentia would cease to be a direct reseller of computer hardware and would instead share in net hardware revenues.

•       Total costs and expenses in the third quarter were SEK 681.0 million, a reduction of SEK 234.9 million, or 25.6 percent, as compared to total costs and expenses of SEK 915.9 million in the third quarter of 2004. In the first  three quarters of 2005, total costs and expenses were SEK 2,111.2 million, a reduction of SEK 351.2 million, or 14.3 percent, as compared to total costs and expenses of SEK 2,462.4 million in the first three quarters last year. Costs and expenses in the first three quarters of 2005 included SEK 58.7 million of merger-related expenses, SEK 37.6 million of which was incurred in the third quarter; and costs and expenses in both periods included significant severance charges. Excluding these merger-related costs, depreciation, amortization, and accrued severance and excess facilities charges, and including capitalized product development costs, total costs and expenses in the first three quarters of 2005 were SEK 1,967.2 million, a reduction of SEK 253.8 million, or 11.4 percent, as compared to SEK 2,221.0 million in the first three quarters of 2004.

•       The professional services margin increased to 19.4 percent in the third quarter of 2005, as compared to a negative margin of -17.9 percent in the third quarter of 2004, which included severance costs associated with transformation efforts. Excluding depreciation, amortization, and accrued severance costs, the professional services margin was 20.8 percent in the third quarter of 2005, as compared to 1.4 percent in the third quarter of 2004.

•       Earnings before interest and other financial items, taxes, depreciation and amortization, including capitalized product development costs and excluding write-downs of intangible assets and accrued severance and excess facilities charges (Adjusted EBITDA) was a loss of SEK -0.5 million in the third quarter of 2005, as compared to a loss of SEK -99.1 million in the third quarter of 2004. In the first three quarters of 2005, Adjusted EBITDA was SEK 73.5 million, as compared to a loss of SEK -133.1 million in the first three quarters of 2004.

•       Cash and cash equivalents at September 30, 2005, totalled SEK 266.0 million, compared to SEK 499.7 million at December 31, 2004.

Overview

Lawson-Intentia Merger.   On June 2, 2005, Lawson Software, Inc. announced an agreement to combine with Intentia International AB by means of a recommended public offer for all outstanding Intentia shares and warrants to purchase shares. The transaction will create a new company with more than 3,500 employees serving approximately 4,000 customers in 40 countries with business applications for the services, manufacturing, distribution and maintenance sectors spanning multiple industry categories. Upon completion of the transaction, the combined company will operate under the name Lawson Software with US headquarters in St. Paul, Minnesota, and international operations headquartered in Stockholm, Sweden. Lawson expects to apply to list Swedish Depositary Receipts for Lawson common stock on the O-list of the Stockholm Exchange pursuant to the Stockholm Exchange’s policy on secondary listing. Under the offer, Lawson would issue approximately 81 million shares of its common stock and would offer 0.5061 newly issued share of Lawson common stock for each outstanding Intentia Series A share, 0.4519 newly issued share of Lawson common stock for each outstanding Intentia Series B share, and 0.2157 newly issued share of Lawson common stock for each warrant to purchase Intentia Series B shares. Based on the closing prices for Lawson and Intentia B shares on May 31, 2005, and exchange rates then in effect, the total value of the offer is approximately SEK 3.6 billion. After careful consideration, Intentia’s Board of Directors has unanimously determined that the offer, the transaction agreement, and the contemplated transactions are advisable and fair to and in the best interests of Intentia and its shareholders, has approved the transaction agreement and the contemplated transactions, and unanimously recommends the acceptance of the offer by Intentia’s shareholders. It is contemplated that an offer prospectus will be distributed to Intentia shareholders as soon as possible after Lawson’s registration statement on Form S-4 has been declared effective in the US. The offer prospectus will set out the acceptance period of the offer.

In connection with the proposed merger, Intentia’s historical financial statements, which have been prepared in accordance with Swedish generally accepted accounted principles (GAAP) and, since January 1, 2005, in accordance with International Financial Reporting Standards (IFRS), must be converted to US GAAP. This conversion, which is necessary for Lawson’s registration statement on Form S-4 in the US, has been complex but is being completed as rapidly as possible. US GAAP project and other merger-related costs through the first nine months of 2005 totalled approximately SEK 58.7 million.

Management Initiatives.   During the third quarter, Intentia strengthened its management team and reorganized operations along business lines. Dr. Henning Schulze-Lauen joined Intentia as Head of Global Support and Delivery, effective October 1. Before coming to Intentia, Dr. Henning served as a managing director at Parsytec, a leading supplier of surface inspection and process support software for metals and paper production. In his new position, Schulze-Lauen  succeeds and directly reports to Guenther Tolkmit, who was promoted to Chief Technology Officer with responsibility for research and development and global support and delivery.  During the quarter, management resources were also re-focused on the development of sales and services as distinct business lines, and James Anderson was appointed as Senior Vice President for Global Services. Prior to joining Intentia, Anderson was responsible for North American consulting services with PeopleSoft and J.D. Edwards.

Industry Awards.   In the third quarter, two US-based industry publications named Intentia as winner of their annual awards for excellence in manufacturing technology. Start magazine selected Intentia as one of twenty-nine 2005 Hottest Companies for innovation in helping manufacturers compete in the global marketplace; and Supply & Demand Chain Executive magazine chose Intentia as one of its Executive 100 list of technology suppliers for innovative technology that enabled customers to increase their return on investment. In addition, Quiksilver Australia, one of Intentia’s major fashion clients, won the 2005 MIS Innovation Award in Australia for implementation of Intentia’s e-business solution, which was the foundation for Quiksilver’s QuikSales project that enabled the company’s retailer customers to self-manage their product supply requirements. As announced on July 6, 2005, Intentia was also recognized with an IBM iSeries Innovation Award for the Asia Pacific region for the best e-business solution.

Market Conditions.   Conditions in the global market for enterprise applications remain generally in line with the outlook indicated in the 2004 annual report. The market has grown moderately during 2005. Demand is strongest in North America and Asia, and conditions in much of Europe are relatively weaker.  Demand has been dampened somewhat by uncertainties related to rising interest rates in the United States and higher prices for oil and raw materials. In addition to cost reduction and improved profitability, which continue to be priority areas, customers are increasingly focused on regulatory compliance.

Results of Operations for the Third Quarter (July - September) of 2005

Revenues

Revenues for the third quarter of 2005 were SEK 648.5 million, an increase of SEK 32.8 million, or 5.3 percent, as compared to the third quarter of 2004. The overall increase in revenues was driven by software license revenue, which increased by SEK 39.9 million, or 74.6 percent, as compared to the third quarter of 2004. Professional services revenue increased by SEK 13.5 million, or 3.7 percent, and software updates and support revenue increased by SEK 9.8 million, or 6.4 percent. These increases were partially offset by a quarter-over-quarter decline of SEK 30.4 million in revenue from the sale of computer hardware. On a regional basis, excluding intercompany group sales, revenue increases in Northern Europe (up SEK 56.4 million), the Americas (up SEK 24.5 million), and net other operations (up SEK 0.9 million) were partially offset by declining revenues in Central Europe (down SEK 34.6 million), Asia, Australia, and New Zealand (down SEK 13.3 million), and Southern Europe (down SEK 1.2 million).  Revenues per employee increased by 27.7 percent, from SEK 235  thousand in the third quarter of 2004 to SEK 300  thousand in the third quarter of 2005. Historically, revenues in the third quarter have been lower than revenues in the first, second, and fourth quarters; and revenue in the third quarter of 2004 accounted for 20.6 percent of total revenue in 2004.

Cost of Revenues

The cost of revenues was reduced by SEK 156.2 million, or 30.0 percent, from SEK 520.5 million in the third quarter of 2004 to SEK 364.3 million in the third quarter of 2005. This reduction is primarily attributable to a SEK 126.1 million reduction in the cost of professional services and a SEK 31.7 million reduction in computer hardware costs. Gross profit increased by SEK 189.0 million, from SEK 95.2 million in the third quarter of 2004 to SEK 284.2 million in the third quarter of 2005.  The professional services margin in the third quarter was 19.4  percent, as compared to a negative margin of -17.9 percent in the third quarter of 2004. The negative margin in the third quarter last year was primarily attributable to severance charges associated with last year’s transformation plan. Excluding from both periods, depreciation, amortization, the write-down of intangible assets, and accrued severance and excess facilities charges, professional services costs were reduced by SEK 60.7 million, or 16.8 percent; and the professional services margin increased from 1.4 percent in the third quarter of 2004 to 20.8 percent in the third quarter of 2005. Professional services costs and margins were positively affected by lower personnel costs, attributable to reductions in the number of employees, and higher productivity due to increased billable hours per employee. The average number of professional services staff employed during the third quarter was 1,184, a reduction of 311, or 20.8 percent, as compared to the third quarter of 2004, while revenue per professional services employee increased by 31.0 percent, from SEK 245 thousand to SEK 321 thousand.

Operating Expenses

Operating expenses were reduced by SEK 78.7 million, or 19.9 percent, from SEK 395.4 million in the third quarter of 2004 to SEK 316.7 million in the third quarter of 2005. Operating expenses in the third quarter of 2005 included SEK 37.6 million in merger-related costs, and operating costs in the third quarter of 2004 included SEK 90.0 million in severance and excess facilities charges. Excluding merger-related charges from the third quarter of 2005 and excluding from both periods depreciation, amortization, write-downs of intangible assets, and accrued severance and excess facilities charges, and including capitalized product development costs, operating expenses were reduced by SEK 12.6 million, or 4.8 percent.

Product development expenses were reduced by SEK 19.7 million, or 21.1 percent, from SEK 93.5 million in the third quarter of 2004 to SEK 73.8 million in the third quarter of 2005. Development costs that meet certain criteria are capitalized and reflected on the balance sheet. During the third quarter, capitalized product development costs totalled SEK 19.3 million and amortization of previously capitalized development costs totalled SEK 28.3 million. In the corresponding period last year, capitalized product development costs totalled SEK 32.0 million, and amortization and write-down charges were SEK 60.2 million.  Including in both periods capitalized product development costs and excluding amortization, write-downs of intangible assets, and accrued severance charges, product development costs increased by SEK 5.7 million, or 9.8 percent, from SEK 58.3 million in the third quarter of 2004 to SEK 64.0 million in the third quarter of 2005. Product development costs during the quarter included approximately SEK 3.7 million for 25 full-time equivalent developers engaged in training and knowledge transfer activities related to the offshoring initiative. These overlapping costs are expected to continue through the fourth quarter.

Sales and marketing expenses were reduced by SEK 74.9 million, or 36.3 percent, from SEK 206.1 million in the third quarter of 2004 to SEK 131.2 million in the third quarter of 2005. Excluding from both periods depreciation, amortization, the write-down of intangible assets, and accrued severance and excess facilities charges, sales and marketing expenses were reduced by SEK 25.0 million, or 16.3 percent, from SEK 153.8 million in the third quarter of 2004 to SEK 128.8 million in the third quarter of 2005. This reduction was primarily attributable to personnel reductions made in the second and third quarters of 2004 to more appropriately scale the sales and marketing function to revenues.

General and administrative expenses were SEK 114.7 million in the third quarter of 2005, as compared to SEK 99.2 million in the third quarter last year. General and administrative expenses in the third quarter of 2005 included SEK 37.6 million in merger-related costs, primarily for consulting, audit review, overtime and other costs for the conversion of Intentia’s historical financial statements to comply with US GAAP. General and administrative expenses in both periods were adversely affected by accrued severance and excess facilities charges, which totalled SEK 8.3 million in the third quarter of 2005 and 33.7 million in the comparable period last year.

Net financial expenses were reduced by SEK 2.2 million, from SEK 14.7 million in the third quarter of 2004 to SEK 12.5 million in the third quarter of 2005. This net reduction was attributable to a SEK 5.2 million reduction in net foreign exchange losses (from SEK 8.6 million in the third quarter of 2004 to SEK 3.4 million), a SEK 2.6 million reduction in amortization of debt issuance costs, and a SEK 0.8 million reduction in other financial items, which were offset by a SEK 6.4 million increase in net interest expense associated with the USD 26.8 million loan issued at the end of the third quarter of 2004.

Tax expense was SEK 11.9 million in the third quarter of 2005, as compared to a tax recovery of SEK 15.8 million in the corresponding period last year. Of the SEK 11.9 million in third quarter tax expense, SEK 7.0 million represented cash taxes.

Intentia incurred a loss of SEK -56.9 million in the third quarter of 2005, or SEK -0.34 per share, as compared to a loss of SEK -299.1 million, or SEK -1.93 per share, in the third quarter of 2004.

Results of Operations for the First Three Quarters (January - September) of 2005

Revenues

Revenues in the first three quarters of 2005 were SEK 2,099.4 million, an increase of SEK 11.5 million as compared to the first three quarters of last year. A SEK 48.1 million, or 19.1 percent, increase in software license revenue and a SEK 32.5 million, or 7.3 percent, increase in software updates and support revenue, were offset by a SEK 40.3 million decline in computer hardware revenue and a SEK 28.8 million decline In professional services revenue. The decline in professional services revenue was anticipated, and the average number of professional services staff employed in the first three quarters of 2005 was 1377, a reduction of 296, or 17.7 percent, as compared to the first three quarters of 2004. Computer hardware is sold primarily as an accommodation to customers who seek a whole product solution from a single vendor, and, to reduce risk and to maintain focus on the core software and services business, Intentia has been pursuing partnerships with computer hardware resellers to meet customer needs. In countries where Intentia is a direct reseller of computer hardware and therefore bears credit risk and has latitude in pricing, computer hardware revenue is reported gross and the cost of computer hardware is reported separately. In other countries where Intentia has entered into agreements with resellers of computer hardware, the reseller is the primary obligor in the arrangement, Intentia earns a fixed percentage of net hardware revenues, and the commissions received are reported net. The overall SEK 40.3 million decline in hardware revenue includes the effect of a SEK 25.5 million decline in hardware revenue from the Central Europe region, which was primarily due to a new agreement with a computer hardware reseller, under which Intentia would cease to be a direct reseller of computer hardware and would instead share in net hardware revenues. On a regional basis, excluding intercompany group sales, revenue increases in Northern Europe (up SEK 96.4 million); the Americas (up SEK 50.9 million); and Southern Europe (up SEK 28.6 million) were partially offset by declining revenues in Central Europe (down SEK 112.1 million); Asia, Australia, and New Zealand (down SEK 48.3 million); and net other operations (down SEK 4.0 million).

Cost of Revenues

The cost of revenues was reduced by SEK 266.1 million, or 18.0 percent, from SEK 1,475.7 million in the first three quarters of 2004 to SEK 1,209.6 million in the first three quarters of 2005. This reduction is primarily attributable to a SEK 220.3 million reduction in the cost of professional services. The professional services margin increased from 4.2 percent in the first three quarters of 2004 to 19.6 percent in the first three quarters of 2005. Excluding from both periods, depreciation, amortization, the write-down of intangible assets, and accrued severance and excess facilities charges, professional services costs in the first three quarters of 2005 were SEK 983.0 million, a reduction of SEK 147.9 million, or 13.1 percent; and the professional services margin increased from 11.4 percent in the first three quarters of 2004 to 21.3 percent in the first three quarters of 2005.

Operating Expenses

Operating expenses were reduced by SEK 85.1 million, or 8.6 percent, from SEK 986.7 million in the first three quarters of 2004 to SEK 901.6 million in the first three quarters of 2005. Operating expenses included SEK 58.7 million in merger-related costs, which were incurred primarily in the second and third quarters. Excluding these merger-related costs, depreciation, amortization, write-downs of Intangible assets and accrued severance and excess facilities charges, and including capitalized product development costs, operating expenses were SEK 777.7 million, a reduction of SEK 60.3 million, or 7.8 percent, as compared to the corresponding period last year.

Product development expenses were reduced by SEK 3.4 million, or 1.5 percent, from SEK 233.6 million in the first three quarters of 2004 to SEK 230.2 million in the first three quarters of 2005. Including in both periods capitalized product development costs, which totalled SEK 77.7 million in the first three quarters of 2005 and SEK 109.6 million in the first three quarters of 2004, and excluding amortization, write-downs of intangible assets, and accrued severance charges, product development costs were reduced by SEK 8.8 million, or 4.0 percent.

Sales and marketing expenses were reduced by SEK 133.1 million, or 25.1 percent, from SEK 530.2 million in the first three quarters of 2004 to SEK 397.1 million in the first three quarters of 2005. Excluding from both periods depreciation, amortization, the write-down of intangible assets, and accrued severance and excess facilities charges, sales and marketing expenses in the first three quarters of 2005 were SEK 390.2 million, a reduction of SEK 67.6 million, or 14.8 percent.

General and administrative expenses were SEK 270.0 million in the first three quarters of 2005, as compared to SEK 244.1 million in the first three quarters of last year. General and administrative expenses in the first three quarters of 2005 included SEK 58.7 million in merger-related costs. Excluding from both periods, merger-related costs, depreciation, amortization, the write-down of intangible assets, and accrued severance and excess facilities charges, general and administrative expenses were SEK 171.9 million, a reduction of SEK 9.4 million, or 5.2 percent; and general and administrative expenses as a percentage of revenues were reduced from 8.7 percent in the first three quarters of 2004 to 8.2 percent of revenues in the first three quarters of 2005.

DISAGGREGATION OF DEPRECIATION, AMORTIZATION, WRITE-DOWNS OF INTANGIBLE ASSETS, ACCRUED SEVERANCE AND EXCESS FACILITIES CHARGES, AND CAPITALIZED PRODUCT DEVELOPMENT COSTS (SEK million)

	Jan-Sep 2005
	Total as per Income Statement	Depreciation and Write-Down	Severance and Excess Facility Costs	Capitalized Product Development Costs*	Disaggregated Total
Software updates and support	(116.9)				(116.9)
Professional services	(1,003.1)	11.6	8.5		(983.0)
Product development expenses	(230.2)	75.8	20.8	(77.7)	(211.3)
Sales and marketing expenses	(397.1)	2.6	4.3		(390.2)
General and administrative expenses	(270.0)	20.7	18.7		(230.6)
Depreciation and amortization		(110.7)			(110.7)
Write-downs of intangible assets					0.0
Accrued severance and excess facilities charges			(52.3)		(52.3)

	Jan-Sep 2004
	Total as per Income Statement	Depreciation and Write-Down	Severance and Excess Facility Costs	Capitalized Product Development Costs*	Disaggregated Total
Software updates and support	(113.0)	0.2			(112.8)
Professional services	(1,223.4)	2.3	90.2		(1,130.9)
Product development expenses	(233.6)	102.1	21.0	(109.6)	(220.1)
Sales and marketing expenses	(530.2)	6.0	66.4		(457.8)
General and administrative expenses	(244.1)	27.4	35.4		(181.3)
Depreciation and amortization		(109.8)			(109.8)
Write-downs of intangible assets		(28.2)			(28.2)
Accrued severance and excess facilities charges			(213.0)		(213.0)

	Jul-Sep 2005
	Total as per Income Statement	Depreciation and Write-Down	Severance and Excess Facility Costs	Capitalized Product Development Costs*	Disaggregated Total
Software updates and support	(38.6)				(38.6)
Professional services	(306.5)	2.7	2.6		(301.2)
Product development expenses	(73.8)	28.3	0.8	(19.3)	(64.0)
Sales and marketing expenses	(131.2)	0.6	1.8		(128.8)
General and administrative expenses	(114.7)	6.2	8.3		(100.2)
Depreciation and amortization		(37.8)			(37.8)
Write-downs of intangible assets					0.0
Accrued severance and excess facilities charges			(13.5)		(13.5)

	Jul-Sep 2004
	Total as per Income Statement	Depreciation and Write-Down	Severance and Excess Facility Costs	Capitalized Product Development Costs*	Disaggregated Total
Software updates and support	(34.6)	0.1			(34.5)
Professional services	(432.6)	0.0	70.7		(361.9)
Product development expenses	(93.5)	60.2	7.0	(32.0)	(58.3)
Sales and marketing expenses	(206.1)	3.0	49.3		(153.8)
General and administrative expenses	(99.2)	9.2	33.7		(56.3)
Depreciation and amortization		(44.2)			(44.2)
Write-downs of intangible assets		(28.2)			(28.2)
Accrued severance and excess facilities charges			(160.7)		(160.7)

*       Balance sheet account

Net other expenses in the first three quarters of 2005 were SEK 4.3 million, and were attributable to operating foreign exchange losses, as compared to net other income of SEK 21.2 million in the corresponding period last year. In the first three quarters of 2004, net other income of SEK 21.2 million included SEK 9.6 million of gains on the sale of assets, SEK 5.1 million in cost recoveries, and SEK 6.5 million in other items.

Net financial expenses increased by SEK 7.1 million, from SEK 28.6 million in the first three quarters of 2004 to SEK 35.7 million in the first three quarters of 2005. This increase is primarily attributable to a SEK 15.1 million increase in net interest expense, primarily attributable to the USD 26.8 million loan issued at the end of the third quarter of 2004 to finance Intentia’s transformation plan. The increase in net interest expense was partially offset by a SEK 2.8 million reduction in foreign exchange losses and a SEK 5.1 million reduction in amortization of debt issuance costs and other financial items.

Tax expense was SEK 37.5 million in the first three quarters of 2005, as compared to SEK 2.4 million in the corresponding period last year. Of the SEK 37.5 million tax expense in the first three quarters of 2005, SEK 26.5 million represented cash taxes.

Intentia incurred a loss of SEK -85.0 million in the first three quarters of 2005, or a loss of SEK -0.51 per share, as compared to a loss of SEK -405.5 million, or a loss of SEK -2.82 per share, in the first three quarters of 2004.

Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA), Including Capitalized Product Development Costs and Excluding Write-Downs of Intangible Assets and Accrued Severance and Excess Facilities Charges

Intentia believes that, in addition to profit/loss, EBITDA, including capitalized product development costs and excluding write-downs of intangible assets and accrued severance and excess facilities charges (Adjusted EBITDA) is a useful financial performance measurement for assessing operating performance. It provides investors with an additional basis to evaluate Intentia’s ability to incur and to service debt and to fund capital expenditures. In addition, it provides a basis for comparing Intentia’s operating results with the operating results of companies that have not capitalized product development costs. A reconciliation between profit/loss and Adjusted EBITDA is presented below. It is important to note that non-GAAP earnings measures like EBITDA do not have a standardized meaning prescribed by GAAP, and therefore Intentia’s method of calculating Adjusted EBITDA may differ from the methods used by other companies and may not be comparable to other similarly titled measures disclosed by other companies.

As shown below, Adjusted EBITDA was a loss of SEK -0.5 million in the third quarter of 2005, as compared to a loss of SEK -99.1 million in the third quarter of 2004. Net accrued severance and excess facilities charges in the third quarter of 2005, in the amount of SEK 13.5 million, included SEK 1.8 million for accrued severance, SEK 0.9 million for notified staff still on payroll, and SEK 10.8 million in expenses for excess facilities. For the first three quarters of the year, Adjusted EBITDA was SEK 73.5 million, as compared to a loss of SEK -133.1 million for the same period last year.

RECONCILIATION OF PROFIT/LOSS TO ADJUSTED EBITDA

	Jul-Sep		Jan-Sep		Jan-Dec
	2005	2004	2005	2004	2004
(SEK million)
Profit/Loss for the period	(56.9)	(299.1)	(85.0)	(405.5)	(298.2)
Adjustments to profit/loss to derive Adjusted EBITDA
Financial items	12.5	14.7	35.7	28.6	40.1
Income taxes	11.9	(15.8)	37.5	2.4	38.7
Depreciation and amortization	37.8	44.2	110.7	109.8	148.6
Capitalized product development (net)	(19.3)	(32.0)	(77.7)	(109.6)	(158.9)
Write-down and disposal of intangible assets		28.2		28.2	30.0
Accrued severance and excess facilities	13.5	160.7	52.3	213.0	202.7
Total adjustments to profit/loss	56.4	200.0	158.5	272.4	301.2
Adjusted EBITDA	(0.5)	(99.1)	73.5	(133.1)	3.0

Liquidity and Capital Resources

Currency Translation Differences

As an international supplier of software and services that are sold in 40 countries, Intentia faces currency translation exposure, which arises as a result of the translation of assets and liabilities of foreign subsidiaries to SEK. In accordance with IFRS, assets, liabilities, and equity items in foreign currencies (except for net profit or loss for the period) are translated to the company’s reporting currency, the Swedish krona, at exchange rates in effect at the balance sheet date. Net differences between the translated valuation of these balance sheet items are reflected as Translation Differences in the Statement of Total Equity. During the first nine months of 2005, most major currencies appreciated in value against the Swedish krona. In particular, the US dollar was up 17.7 percent since December 31, 2004, the Australian dollar was up 15.4 percent, the British pound sterling was up 7.6 percent, the Norwegian krona was up 9.5 percent, and the euro was up 3.7 percent. Generally, assets and liabilities in these foreign currencies increased in value as translated into SEK. However, as a result of the company’s negative equity positions in certain subsidiaries, primarily in the US and Australia, where liabilities exceeded assets, the appreciation of these foreign currencies against the Swedish krona resulted in a SEK 82.3 million reduction in total equity.

Tangible Assets

Tangible assets, including equipment and capitalized leasehold improvements, totalled SEK 92.6 million at the end of the third quarter, as compared to SEK 116.9 million at the end of 2004. Excluding the effect of changes in foreign exchange rates, which had the effect of increasing the September 30, 2005, balance by SEK 4.1 million, tangible assets declined by SEK 28.4 million. This net decline is attributable to the depreciation of equipment, in the amount of SEK 37.4 million, and disposals of SEK 12.0 million, which were partially offset by capital expenditures of SEK 21.0 million.

Capitalized Product Development

Capitalized product development costs were SEK 385.7 million at September 30, 2005, as compared to SEK 381.3 million at December 31, 2004. The net SEK 4.4 million increase in capitalized product development costs includes SEK 77.7 million in net new development costs, primarily associated with Intentia’s Movex Java suite of applications. New capitalized product costs were offset by SEK 73.3 million in amortization of previously capitalized product development costs. In the corresponding period last year, new capitalized product development costs, in the amount of SEK 109.6 million, were offset by SEK 78.9 million in amortization of previously capitalized product development costs.

Goodwill

The carrying value of goodwill at September 30, 2005, was SEK 53.6 million, as compared to SEK 51.8 million at December 31, 2004. In accordance with IFRS 3, Business Combinations, goodwill is no longer amortized but is tested annually for impairment. When they are presented for comparative periods, Intentia’s financial statements for the year ended December 31, 2004, have been restated, and the value of goodwill at December 31, 2004, has been restated to reflect a reversal of amortization charged to earnings in 2004. The SEK 1.8 million increase in the carrying value of goodwill is entirely attributable to changes in foreign exchange rates during the first three quarters of 2005.

In previous interim reports in 2005, the carrying value of goodwill at December 31, 2004, as a result of the implementation of IFRS, had been determined to be SEK 226.9 million. This determination of the carrying value of goodwill arising from acquisitions in prior years was based on an assessment of value from the perspective of the company as a whole. On further review, Intentia has decided that the determination of the carrying value of goodwill under IFRS should be measured more narrowly at the country level, which is also more consistent with the determination of the carrying value of goodwill under US GAAP. This change has resulted in a reduction of SEK 175.1 million in the carrying value of goodwill at December 31, 2004, and a corresponding reduction in total equity. This reduction of the carrying value of goodwill has no impact on cash, and does not affect past or future operating performance or cash flow. In accordance with IFRS 1, First-Time Adoption of IFRS, this reduction has no impact on operating results for 2005 or 2004.

Financial Assets and Deferred Tax Assets

Financial assets, composed primarily of long-term receivables, totalled SEK 23.5 million at the end of the third quarter, as compared to SEK 26.1 million at the end of 2004. Deferred tax assets at the end of the third quarter of 2005 were SEK 258.7 million, as compared to SEK 257.0 million at the end of 2004.

Deferred tax assets at September 30, 2005, included capitalized net operating losses of SEK 211.0 million attributable to legal entities in Sweden.

Accounts Receivable

Net accounts receivable at September 30, 2005, totalled SEK 680.5 million, as compared to SEK 866.6 million at December 31, 2004. Excluding the effect of changes in foreign exchange rates, which had the effect of increasing the balance of customer receivables at the end of the third quarter by SEK 38.9 million, net accounts receivable were reduced by SEK 225.0 million. Net accounts receivable at the end of the third quarter included the effect of a SEK 108.3 million provision for uncollectible accounts receivable, an increase of SEK 24.4 million as compared to the provision at the end of 2004.

Other Current Assets

Other current assets at the end of the third quarter totalled SEK 335.3 million, as compared to SEK 321.6 million at the end of 2004. This SEK 13.7 million increase was primarily attributable to a SEK 17.9 million increase in taxes receivable, which was offset by a SEK 4.2 million decline in accrued revenue. Other current assets at the end of the third quarter were composed primarily of accrued revenue of SEK 167.3 million, prepaid expenses of SEK 95.1 million, taxes receivable of SEK 38.2 million, and other items totalling SEK 34.7 million in aggregate.

Cash and Cash Equivalents

At September 30, 2005, cash and cash equivalents totalled SEK 266.0 million, compared to SEK 499.7 million at December 31, 2004. Excluding a SEK 7.0 million increase in the cash balance at September 30, 2005, from the effect of changes in foreign exchange rates, cash and short-term investments declined by SEK 240.7 million during the first three quarters of 2005. Cash used in operating activities was SEK 132.7 million in the first three quarters of 2005 and includes the effect of a reduction in current liabilities, primarily severance and other accrued personnel costs and accounts payable. Excluding the effect of changes in foreign exchange rates, current liabilities were reduced by SEK 330.7 million. Cash outflows from investing activities, which were composed primarily of capitalized product development costs, were SEK 94.4 million in the first three quarters of 2005, as compared to SEK 99.5 million in the first three quarters last year. Cash used in financing activities was SEK 13.6 million and reflects capitalized lease repayments. In the comparable period last year, cash inflows from financing activities totalled SEK 405.4 million and were attributable to the following. Proceeds from the issuance of new stock, in the amount of SEK 416.5 million, and a USD 26.8 million term loan, were partially offset by loan repayments of SEK 193.4 million and other financing costs in the amount of SEK 14.8 million.

Equity

Total equity, including SEK 10.8 million associated with minority interests, was SEK 631.9 million at September 30, 2005, as compared to total equity of SEK 799.3 million at December 31, 2004. Of the total SEK 167.4 million decline in total equity in the first three quarters of 2005, SEK 85.0 million was attributable to the loss for the period and SEK 82.3 million was attributable to currency translation differences, primarily in the first half of 2005. Earnings and losses attributable to minority interests, which, under Swedish GAAP, had been excluded from the computation of profit/loss and shown on the balance sheet as a special liability, are now included in the computation of profit/loss and posted directly to equity in accordance with IAS 1, Presentation of Financial Statements, and IAS 27, Consolidated and Separate Financial Statements.

Convertible Notes

The nominal value of convertible notes (denominated in euros) at the end of the third quarter was unchanged from the balance at the end of 2004. A SEK 5.8 million increase in the balance sheet value at September 30, 2005, was attributable to the effect of currency fluctuations between the SEK and the EUR and accrued interest and amortization of issuance costs. Intentia issued euro-denominated convertible notes in 1999. The notes, which mature in July 2006, pay five percent interest per annum and may be converted to Intentia B shares at a conversion price of SEK 105.16 per share (based on an exchange rate of 8.72 SEK to 1 EUR). If Intentia’s share price exceeds the conversion price by 8 percent for 20 consecutive days, the notes may be called and redeemed at Intentia’s option. In the third quarter of 2003, 86 percent of the then-outstanding convertible notes were repurchased at 65 percent of their nominal face value plus accrued interest, which resulted in a gain of approximately SEK 154.3 million in 2003. In connection with its offer, Lawson plans, subject to completion of documentation required by applicable laws and regulations as mutually agreeable to both parties, to make an offer to purchase all outstanding Convertible Subordinated Notes of Intentia for cash equal to the principal amount of each outstanding Note plus accrued but unpaid interest, if any, to the end of the acceptance period.

Other Long-Term Liabilities

Excluding convertible notes, interest bearing long-term liabilities, in aggregate, totalled SEK 227.9 million at September 30, 2005, compared to SEK 213.3 million at the end of 2004. A US dollar-denominated loan issued in the third quarter of 2004 accounted for SEK 208.5 million (USD 26.8 million) of the SEK 227.9 million in interest bearing liabilities at the end of the third quarter. The loan, which matures in September 2009, bears interest at the three-month LIBOR rate, as adjusted, plus a nine percent margin. The interest rate under this formula at September 30, 2005, was 13.0625 percent. Interest charges on this loan totalled SEK 18.2 million in the first three quarters of 2005. Other long-term liabilities, including deferred tax liabilities, increased by SEK 6.0 million, from SEK 37.6 million at the end of 2004 to SEK 43.6 million at the end of the third quarter of 2005.

Current Liabilities

Interest bearing current liabilities, primarily financial leases, in the amount of SEK 8.1 million, were reduced by SEK 4.4 million as compared to the balance at the end of 2004. Other current liabilities, in the aggregate amount of SEK 1,108.2 million at the end of the third quarter, were reduced by SEK 279.7 million as compared to the balance at December 31, 2004. This SEK 279.7 million reduction was attributable to the net effect of the following:  Deferred software updates and support revenue declined by SEK 95.7 million, from SEK 531.6 million at the end of 2004 to SEK 435.9 million at the end of the third quarter; accrued personnel costs, including salaries, severance pay, and accrued leave, were reduced by SEK 66.9 million, from SEK 400.7 million at the end of 2004 to SEK 333.8 million at the end of the third quarter of 2005; accounts payable were reduced by SEK 48.3 million, from SEK 172.9 million to SEK 124.6 million; taxes payable were reduced by SEK 23.4 million, from SEK 97.1 million at the end of 2004 to SEK 73.7 million at the end of the third quarter of 2005; and other accrued expenses and current liabilities were reduced by SEK 45.4 million, from SEK 185.7 million at the end of 2004 to SEK 140.3 million at the end of the third quarter of 2005. Excluding the effect of changes in foreign exchange rates, which had the effect of increasing the September 30, 2005, balance by SEK 51.0 million, other current liabilities were reduced by SEK 330.7 million.

Parent Company

Revenues for the Parent Company were SEK 12.7 million in the third quarter of 2005, as compared to SEK 9.2 million in the third quarter of 2004. The loss after financial items was SEK -68.1 million, as compared to a loss of SEK -28.8 million in the corresponding period last year. For the first three quarters of 2005, revenues were SEK 34.4 million, as compared to SEK 34.2 million in the corresponding period last year. The loss after financial items was SEK -148.7 million, as compared to a loss of SEK -83.8 million in the first three quarters of 2004. The parent company’s investments in the first three quarters of 2005 totalled SEK 0.9 million; there were no parent company investments in the first three quarters of last year. Cash and cash equivalents at the end of the third quarter of 2005 were SEK 110.1 million, as compared to SEK 76.0 million at the end of the third quarter of 2004; and external borrowings, excluding convertible notes, totalled SEK 208.5 million.

Financial Reporting Based on International Financial Reporting Standards, Effective January 1, 2005

Beginning in 2005, Intentia’s financial statements comply with the regulation adopted by the Council of Ministers of the European Union (EU) in 2002 that requires publicly traded companies to use International Financial Reporting Standards (IFRS) in preparing and reporting their consolidated financial statements, effective January 1, 2005. In this document, the term IFRS refers to the application of the IFRS standards adapted by the EU, the International Accounting Standards (IAS), as well as the interpretation of these standards published by the International Financial Reporting Standards Committee (IFRIC) and the Standards Interpretation Committee (SIC).

In interim reports and annual reports, Intentia provides comparative financial information for the corresponding period in the previous year. Intentia has restated the financial statements for comparative purposes for periods ending after January 1, 2004. Financial information for earlier periods has not been restated. This interim report has been prepared in accordance with IAS 34, Interim Financial Reporting. The fiscal impact of implementation of IFRS and the restatement of comparative financial information for corresponding periods are preliminary and will be reviewed at year end, depending on IFRS standards and interpretations in effect at that time.

IFRS 1—First-Time Adoption of IFRS

First-time adoption of IFRS is governed by the standard IFRS 1, First-Time Adoption of International Financial Reporting Standards. The general rule in IFRS 1 is to apply retroactively all IFRS standards that are in effect and have been approved by the EU per December 31, 2005. IFRS 1, however, includes some exemptions to the general rule. In cases where Intentia has selected an exemption, the exemption is described under the appropriate heading below.

Acquisitions

Intentia does not restate the accounting for business combinations for acquisitions made before January 1, 2004, utilizing one of the voluntary exemptions in IFRS 1. IFRS 3, Business Combinations, is applied to all acquisitions from January 1, 2004.

Intangible Assets

In accordance with IFRS 3, Business Combinations, goodwill is no longer amortized but is tested annually for impairment. The impairment test is performed irrespective of any indication of impairment. When they are presented for comparative purposes, Intentia’s financial statements for the year ended December 31, 2004, are restated to conform to IFRS, and goodwill amortization charged to earnings in 2004 is reversed. In addition, Intentia has opted to change the definition of a cash generating unit.

Cumulative Effect of Foreign Currency Translation Adjustments

Intentia utilizes the option not to restate the cumulative effects of foreign currency translation adjustments from consolidating foreign operations. In accordance with IFRS 1, the cumulative effect of foreign currency translation has been reset to zero in the IFRS opening balance as of January 1, 2004.

Minority Interests

Earnings and losses attributable to minority interests, which, under Swedish GAAP, had been excluded from the computation of profit/loss and shown on the balance sheet as a special liability, are now included in the computation of profit/loss and posted directly to stockholders’ equity in accordance with IAS 1, Presentation of Financial Statements, and IAS 27, Consolidated and Separate Financial Statements.

Financial Instruments and Hedge Accounting

Pursuant to the transitional rules of IFRS 1 regarding International Accounting Standards (IAS) 39, Financial Instruments: Recognition and Measurement, the closing balance sheet value of financial instruments at December 31, 2004, has not been restated. In the opening balance sheet, effective January 1, 2005, however, all financial instruments are valued in accordance with IAS 39. The difference between the closing balance sheet value of financial instruments at December 31, 2004, and the opening balance sheet value of financial instruments at January 1, 2005, is recorded in equity. The differences are primarily attributable to changes in the definition and valuation of derivatives and the requirement that debt be carried at the amortized cost, using the effective interest method. The Company performed an analysis at year-end and determined at that time, and disclosed in the annual report, that an IAS 39 adjustment in the amount of SEK 1.9 million would be required in the first quarter. The Company has reexamined this calculation and has now determined that no adjustment is necessary. Under IAS 39, foreign exchange forwards are valued by discounting future cash flows. Pursuant to IAS 39, all embedded derivatives that are not closely related to the host contract are fair-valued and accounted for separately. All of the embedded derivatives that Intentia has identified are related to currencies that are foreign to both parties to the contract (for example, the sale of services from Intentia’s consulting business in Sweden to a customer in the Czech Republic, denominated in euros).

Other Items

Intentia has also reviewed the impact of compliance with all other IFRS standards, with particular focus on IAS 14, Segment Reporting; IAS 17, Leasing; IAS 18, Revenue; IAS 19, Employee Benefits; and IFRS 2, Share-Based Payments. Based on this review, it has been concluded that Intentia’s accounting and reporting already reflect the impact of these standards or that changes required under these standards do not have any material effect on Intentia’s financial position or results of operations.

Forward-Looking Statements

The foregoing discussion contains certain forward-looking statements based on our current expectations. Although the expectations reflected in these forward-looking statements are believed to be reasonable, there is no assurance that these expectations will materialize. Because these statements involve assumptions and estimates that include risks and uncertainties, actual results may differ materially from those reflected in these forward-looking statements.

Danderyd, Sweden, October 25, 2005
Bertrand Sciard
President and Chief Executive Officer

The Company’s auditors have not reviewed this interim report.

INCOME STATEMENT GROUP

	Jul-Sep		Jan-Sep		Jan-Dec
	2005	2004	2005	2004	2004
(SEK million)
Revenues
Software license revenue	93.4	53.5	300.2	252.1	440.8
Software updates and support revenue	162.9	153.1	476.1	443.6	597.4
Professional services revenue	380.4	366.9	1,248.3	1,277.1	1,753.3
Hardware revenue	11.8	42.2	74.8	115.1	191.4
Total revenues	648.5	615.7	2,099.4	2,087.9	2,982.9
Cost of revenues
Software	(12.8)	(15.2)	(32.5)	(46.0)	(58.9)
Software updates and support	(38.6)	(34.6)	(116.9)	(113.0)	(153.2)
Professional services	(306.5)	(432.6)	(1,003.1)	(1,223.4)	(1,592.7)
Hardware	(6.4)	(38.1)	(57.1)	(93.3)	(159.5)
Total cost of revenues	(364.3)	(520.5)	(1,209.6)	(1,475.7)	(1,964.3)
Gross profit/loss	284.2	95.2	889.8	612.2	1,018.6
Operating expenses
Product development expenses	(73.8)	(93.5)	(230.2)	(233.6)	(299.1)
Sales and marketing expenses	(131.2)	(206.1)	(397.1)	(530.2)	(662.8)
General and administrative expenses	(114.7)	(99.2)	(270.0)	(244.1)	(315.8)
Other income	3.7	7.3	7.4	27.7	45.7
Other expense	(0.7)	(3.9)	(11.7)	(6.5)	(6.0)
Profit/Loss from operations	(32.5)	(300.2)	(11.8)	(374.5)	(219.4)
Financial items
Financial income	0.2	12.7	54.6	34.1	90.0
Financial expenses	(12.9)	(26.8)	(90.3)	(62.6)	(131.0)
Earnings from participations in associated companies	0.2	(0.6)	0.0	(0.1)	0.9
Total financial items	(12.5)	(14.7)	(35.7)	(28.6)	(40.1)
Earnings before tax	(45.0)	(314.9)	(47.5)	(403.1)	(259.5)
Tax on profit/loss for the period	(11.9)	15.8	(37.5)	(2.4)	(38.7)
Profit/Loss for the period(1)	(56.9)	(299.1)	(85.0)	(405.5)	(298.2)
Profit attributable to equity holders of the Parent Company	(58.1)	(296.4)	(87.0)	(402.3)	(296.3)
Minority interest	1.2	(2.7)	2.0	(3.2)	(1.9)
Profit/Loss for the period	(56.9)	(299.1)	(85.0)	(405.5)	(298.2)
Earnings per share (SEK)
Basic, average for period	(0.34)	(1.93)	(0.51)	(2.82)	(1.99)
Diluted, average for period	(0.34)	(1.93)	(0.51)	(2.82)	(1.99)
Number of outstanding shares (thousand)
Basic, at end of period	167,653	167,653	167,653	167,653	167,653
Basic, average for period	167,653	154,897	167,653	143,956	149,880
Diluted, average for period	190,653	178,577	190,653	163,670	170,586

In periods in which there was a basic loss per share, the diluted number of shares was not included in the calculation of diluted loss per share because using the diluted number in the denominator would be anti-dilutive—that is, it would have the effect of reducing the loss. Accordingly, the diluted loss per share for the respective periods was the same as the basic loss per share in those periods.

BALANCE SHEET GROUP

	September 30		December 31
	2005	2004	2004
(SEK million)
Tangible assets	92.6	134.5	116.9
Capitalized product development costs	385.7	358.6	381.3
Goodwill	53.6	52.1	51.8
Financial assets	23.5	32.1	26.1
Deferred tax assets	258.7	276.7	257.0
Total fixed assets	814.1	854.0	833.1
Accounts receivable	680.5	630.0	866.6
Other current assets	335.3	352.3	321.6
Cash and cash equivalents	266.0	478.9	499.7
Total current assets	1,281.8	1,461.2	1,687.9
Total assets	2,095.9	2,315.2	2,521.0
Equity attributable to equity holders of the Parent Company	621.1	642.6	791.4
Minority interests(1)	10.8	6.6	7.9
Total equity	631.9	649.2	799.3
Convertible notes	76.2	70.9	70.4
Interest bearing long-term liabilities	227.9	236.5	213.3
Other long-term liabilities	27.1	23.7	29.6
Deferred tax liabilities	16.5	4.4	8.0
Total long-term liabilities	347.7	335.5	321.3
Interest bearing current liabilities	8.1	13.5	12.5
Other current liabilities	1,108.2	1,317.0	1,387.9
Total current liabilities	1,116.3	1,330.5	1,400.4
Total equity and liabilities	2,095.9	2,315.2	2,521.0

 CHANGES IN TOTAL EQUITY

	Jan-Sep		Jan-Dec
	2005	2004	2004
(SEK million)
Opening balance	799.3	831.6	831.6
Change in accounting policy	(0.1)	(200.4)	(200.4)
Opening balance according to new accounting policy	799.2	631.2	631.2
Translation differences	(82.3)	6.1	48.7
Other	—	0.9	1.1
New stock issued	—	416.5	416.5
Profit/Loss	(85.0)	(405.5)	(298.2)
Closing balance	631.9	649.2	799.3
Attributable to
Stockholders of the Parent Company	621.1	642.6	791.4
Minority interest	10.8	6.6	7.9
Total equity	631.9	649.2	799.3

CASH FLOW STATEMENT GROUP

	Jul-Sep		Jan-Sep		Jan-Dec
	2005	2004	2005	2004	2004
(SEK million)
Cash flow from operating activities before change in working capital	(2.7)	(40.8)	39.0	(88.9)	149.9
Change in non-cash working capital	(65.2)	(41.1)	(171.7)	(30.9)	(122.5)
Cash flow from operating activities	(67.9)	(81.9)	(132.7)	(119.8)	27.4
Cash flow from investing activities	(24.3)	(15.9)	(94.4)	(99.5)	(200.0)
Cash flow after investing activities	(92.2)	(97.8)	(227.1)	(219.3)	(172.6)
Cash flow from financing activities	(2.6)	348.8	(13.6)	405.4	375.9
Cash flow for the period	(94.8)	251.0	(240.7)	186.1	203.3
Liquid funds, beginning of period	362.7	228.3	499.7	294.1	294.1
Translation difference in liquid funds	(1.9)	(0.4)	7.0	(1.3)	2.3
Liquid funds, end of period	266.0	478.9	266.0	478.9	499.7

FINANCIAL RATIOS

	Jul-Sep		Jan-Sep		Jan-Dec
	2005	2004	2005	2004	2004
OPERATIONAL
Compared to prior year
Software license revenue	74.6%	(24.0)%	19.1%	(5.5)%	1.1%
Software updates and support	6.4%	0.1%	7.3%	2.5%	0.5%
Professional services	3.7%	0.0%	(2.3)%	(9.1)%	(5.6)%
Hardware revenue	(72.0)%	(15.1)%	(35.0)%	(14.2)%	(12.1)%
Total revenue	5.3%	(2.9)%	0.6%	(6.7)%	(4.0)%
Margins
Professional service margin	19.4%	(17.9)%	19.6%	4.2%	9.2%
Gross margin	43.8%	15.5%	42.4%	29.3%	34.1%
Operating margin	(5.0)%	(48.8)%	(0.6)%	(17.9)%	(7.4)%
Profit margin	(8.8)%	(48.6)%	(4.0)%	(19.4)%	(10.0)%
Expenses and efficiency
Average number of employees for period	2,163	2,617	2,238	2,670	2,638
Revenue per employee (SEK thousand)	300	235	938	782	1,131
Personnel expenses per employee (SEK thousand)	179	204	559	588	755
FINANCIAL POSITION
Interest bearing debt/Assets	14.9%	13.9%	14.9%	13.9%	11.7%
Equity(2)/Assets	30.1%	28.0%	30.1%	28.0%	31.7%
RETURN
Profit/Average assets(3)	(2.7)%	(14.2)%	(3.8)%	(18.7)%	(13.5)%
Profit/Average equity(3)	(9.5)%	(45.0)%	(13.3)%	(59.5)%	(43.3)%
SHARE DATA
Equity per share at end of period	3.70	3.83	3.70	3.83	4.72

(1)          Earnings and losses attributable to minority interests, which, under Swedish GAAP, were excluded from the computation of profit/loss and shown on the balance sheet as a special liability in 2004, are now included in the computation of profit/loss and posted directly to equity in accordance with IAS 1 and IAS 27. See the “Reconciliation of 2004 Accounts from Swedish GAAP to IFRS” table for details.

(2)          Including minority interests

(3)          Excluding minority interests. Reflects re-calculation of average assets in accordance with IFRS.

Results by Region January—September

	Northern Europe			Central Europe			Southern Europe
	2005	2004	Change	2005	2004	Change	2005	2004	Change
Amounts in SEK million
Revenue
Software license revenue	111.8	70.9	40.9	45.3	64.1	(18.8)	79.0	58.8	20.2
Software updates and support	190.0	176.2	13.8	111.2	110.4	0.8	119.3	107.9	11.4
Professional services	625.7	630.5	(4.8)	265.4	332.2	(66.8)	198.4	189.9	8.5
Hardware revenue	7.5	5.5	2.0	12.7	38.2	(25.5)	32.5	44.7	(12.2)
Total revenue	935.0	883.1	51.9	434.6	544.9	(110.3)	429.2	401.3	27.9
Operating expenses	(824.9)	(955.2)	130.3	(417.7)	(608.2)	190.5	(406.0)	(380.5)	(25.5)
Of which depreciation and amortization	(3.9)	(8.0)	4.1	(3.6)	(6.8)	3.2	(3.0)	(4.4)	1.4
Of which group sales	35.7	80.2	(44.5)	37.3	35.5	1.8	15.5	16.2	(0.7)
Profit/Loss from operations	110.1	(72.1)	182.2	16.9	(63.3)	80.2	23.2	20.8	2.4
Number of employees	725	805	(80)	375	493	(118)	302	336	(34)
Operating assets	856.3	718.1	138.2	359.2	397.6	(38.4)	513.6	475.4	38.2
Current liabilities	638.1	668.5	(30.4)	186.8	257.7	(70.9)	239.6	245.8	(6.2)
Investments
Tangible fixed assets	3.0	2.8	0.2	1.3	3.9	(2.6)	0.4	4.9	(4.5)
Intangible fixed assets	—	—	—	—	—	—	—	—	—

	Americas			Asia & Australia/New Zealand			Other Operations
	2005	2004	Change	2005	2004	Change	2005	2004	Change
Amounts in SEK million
Revenue
Software license revenue	33.9	16.5	17.4	45.4	55.0	(9.6)	120.1	98.3	21.8
Software updates and support	20.5	17.1	3.4	39.5	34.1	5.4	155.3	137.6	17.7
Professional services	92.5	64.9	27.6	138.4	175.1	(36.7)	3.0	10.7	(7.7)
Hardware revenue	—	—	—	22.1	26.7	(4.6)	—	—	—
Total revenue	146.9	98.5	48.4	245.4	290.9	(45.5)	278.4	246.6	31.8
Operating expenses	(132.0)	(105.3)	(26.7)	(263.8)	(320.8)	57.0	(454.8)	(436.8)	(18.0)
Of which depreciation and amortization	(3.6)	(6.3)	2.7	(3.4)	(4.6)	1.2	(71.6)	(76.0)	4.4
Of which group sales	8.2	10.7	(2.5)	9.3	6.5	2.8	265.6	227.6	38.0
Profit/Loss from operations	14.9	(6.8)	21.7	(18.4)	(29.9)	11.5	(176.4)	(190.2)	13.8
Number of employees	91	84	7	228	318	(90)	402	439	(37)
Operating assets	85.0	57.2	27.8	143.0	160.3	(17.3)	1,581.4	1,534.1	47.3
Current liabilities	53.4	47.1	6.3	113.0	139.1	(26.1)	936.5	712.0	224.5
Investments
Tangible fixed assets	—	—	—	1.2	1.4	(0.2)	1.7	0.2	1.5
Intangible fixed assets	—	—	—	—	—	—	77.7	109.6	(31.9)

	Eliminations/Adjustments			Total
	2005	2004	Change	2005	2004	Change
Amounts in SEK million
Revenue
Software license revenue	(135.3)	(111.5)	(23.8)	300.2	252.1	48.1
Software updates and support	(159.7)	(139.7)	(20.0)	476.1	443.6	32.5
Professional services	(75.1)	(126.2)	51.1	1,248.3	1,277.1	(28.8)
Hardware revenue	—	—	—	74.8	115.1	(40.3)
Total revenue	(370.1)	(377.4)	7.3	2,099.4	2,087.9	11.5
Operating expenses	388.0	344.4	43.6	(2,111.2)	(2,462.4)	351.2
Of which depreciation and amortization	(21.6)	(3.6)	(18.0)	(110.7)	(109.7)	(1.0)
Of which group sales	(371.6)	(376.7)	5.1	—	—	—
Profit/Loss from operations	17.9	(33.0)	50.9	(11.8)	(374.5)	362.7
Number of employees	—	—	—	2,123	2,475	(352)
Operating assets	(2,082.5)	(1,896.5)	(186.0)	1,456.0	1,446.2	9.8
Non-allocated assets	—	—	—	639.9	869.0	(229.1)
Total assets	—	—	—	2,095.9	2,315.2	(219.3)
Current liabilities	(1,048.1)	(740.0)	(308.1)	1,119.3	1,330.2	(210.9)
Non-allocated liabilities	—	—	—	344.7	335.8	8.9
Investments
Tangible fixed assets	13.4	—	13.4	21.0	13.2	7.8
Intangible fixed assets	—	—	—	77.7	109.6	(31.9)

Intentia has defined five primary segments based upon geographic area. This division is based upon how the company is organized and how its internal reporting system is constructed, which reflects the risks and differences that exist among different markets.

The geographic areas are the following: Northern Europe consisting of Denmark, Finland, Norway and Sweden; Central Europe consisting of Austria, the Czech Republic, Germany, Poland, Switzerland, Ireland, the Netherlands, the United Kingdom and a branch in Belgium; Southern Europe consisting of France, Italy, Portugal, Spain and Brazil; Americas consisting of the operations in the US; and Asia and Australia/New Zealand consisting of Australia with a subsidiary in New Zealand, Japan, and Singapore with a subsidiary in China. Other operations consist of the parent company, holding companies, development operations and an internal finance company.

Secondary segments are not reported since Intentia only has a line of business that consists of supplying and implementing Movex through total project responsibility.

Internal pricing is based on market prices.

Number of employees reflects the total number of employees at the end of the period.

Results reporting by segment has been established in accordance with IAS 14. Where Intentia’s operations are not primarily of a financial nature, financial items, such as interest, earnings upon disposal of financial investments, tax expenses and extraordinary records, and revenue and costs per segment, are not included. Likewise, assets and payables of a financial nature, as well as prepaid taxes and tax liabilities, per segment are excluded.

For further information about the Group’s earnings beyond operating earnings, refer to the Group’s Income Statement.

EFFECTS OF TRANSITION FROM SWEDISH GAAP TO IFRS

INCOME STATEMENT

	Jan-Sep 2004	Dec 31, 2004
(SEK million)
Profit/Loss for the year per Swedish GAAP	(445.1)	(354.2)
Reversal of goodwill amortization(1)	42.8	57.9
Minority interest added back(2)	(3.2)	(1.9)
Profit/Loss for the year per IFRS	(405.5)	(298.2)

BALANCE SHEET

	Jan 1, 2004	Sep 30, 2004	Dec 31, 2004	Jan 1, 2005
(SEK million)
Goodwill(1)
Goodwill per Swedish GAAP	262.2	217.1	197.1	197.1
Write down of goodwill	(210.2)	(210.2)	(210.2)	(210.2)
Translation difference	—	2.4	7.0	7.0
Reversal of goodwill amortization	—	42.8	57.9	57.9
Goodwill per IFRS	52.0	52.1	51.8	51.8
Equity
Equity per Swedish GAAP	831.6	807.6	936.7	936.7
Write down of goodwill(4)	(210.2)	(210.2)	(210.2)	(210.2)
Reversal of goodwill amortization(1)	—	42.8	57.9	57.9
Translation difference(3)	—	2.4	7.0	7.0
Minority interest added back(2)	9.8	6.6	7.9	7.9
Financial instruments(5)	—	—	—	0.0
Equity per IFRS	631.2	649.2	799.3	799.3

FINANCIAL RATIOS

	Sep 30, 2004		Dec 31, 2004
	SE GAAP	IFRS	SE GAAP	IFRS
Profit margin	(22.3)%	(19.4)%	(11.9)%	(10.0)%
Interest bearing debt/assets	12.9%	13.9%	11.1%	11.7%
Equity/Assets	32.6%	28.0%	35.4%	31.7%
Profit/Average assets	(18.9)%	(18.7)%	(14.8)%	(13.5)%
Profit/Average equity	(51.5)%	(59.5)%	(41.0)%	(43.3)%
Equity per share	4.82	3.83	5.59	4.72

(1)          In accordance with IFRS 3, Business Combinations, goodwill will no longer be amortized but will be tested annually for impairment. The impairment test will be performed irrespective of any indication of impairment. Intentia’s financial statements for the year ended December 31, 2004, is restated to conform to IFRS, and goodwill amortization charged to earnings in 2004 is reversed. In addition, Intentia has opted to change the definition of a cash generating unit. As a result, the opening balance of goodwill at January 1, 2004, under IFRS has been reduced by SEK 27.5 million as compared to the closing balance at December 31, 2003, under Swedish GAAP. The reversal of goodwill amortization is recorded as a reduction in sales and marketing and product development expenses.

(2)          Earnings and losses attributable to minority interests, which, under Swedish GAAP, were excluded from the computation of profit/loss and shown on the balance sheet as a special liability, will be included in the computation of profit/loss and posted directly to stockholders’ equity in accordance with IAS 1 and IAS 27.

(3)          The translation difference amount refers to the amount of goodwill that has been written down persuant to the change in the definition of a cash generating unit.

(4)          Due to a change in the definition of a cash generating unit.

(5)          Pursuant to the transitional rules of IFRS regarding International Accounting Standards (IAS) 39, the closing balance sheet value of financial instruments at December 31, 2004, is not restated. In the opening balance sheet, effective January 1, 2005, however, all financial instruments are valued in accordance with IAS 39. The difference between the closing balance sheet value of financial instruments at December 31, 2004, and the opening balance sheet value of financial instruments at January 1, 2005 has been posted to equity. The differences are primarily attributable to changes in the definition and valuation of derivatives and the requirement that debt be carried at the amortized cost, using the effective interest method. Under IAS 39, foreign exchange forwards are valued by discounting future cash flows. Pursuant to IAS 39, all embedded derivatives that are not closely related to the host contract are to be fair-valued and accounted for separately. All of the embedded derivatives that Intentia has identified are related to currencies that are foreign to both parties to the contract (for example, the sale of services from Intentia’s consulting business in Sweden to a customer in the Czech Republic, denominated in euros).

Intentia has also reviewed the impact of compliance with all other IFRS standards, with particular focus on IAS 14, Segment Reporting; IAS 17, Leasing; IAS 18, Revenue; IAS 19, Employee Benefits; and IFRS 2, Share-Based Payments. Based on this review, it has been concluded that Intentia’s accounting and reporting already reflect the impact of these standards or that changes required under these standards do not have any material effect on Intentia’s financial position or results of operations.

SEK-EUR-USD

INCOME STATEMENT GROUP

Amounts in	SEK million		EUR million		USD million
	Jan-Sep 2005	Jan-Sep 2004	Jan-Sep 2005	Jan-Sep 2004	Jan-Sep 2005	Jan-Sep 2004
Revenues
Software license revenue	300.2	252.1	32.6	27.4	41.1	34.5
Software updates and support revenue	476.1	443.6	51.7	48.1	65.2	60.7
Professional services revenue	1,248.3	1,277.1	135.4	138.6	170.9	174.8
Hardware revenue	74.8	115.1	8.1	12.5	10.2	15.8
Total revenues	2,099.4	2,087.9	227.8	226.5	287.4	285.8
Cost of revenues
Software	(32.5)	(46.0)	(3.5)	(5.0)	(4.4)	(6.3)
Software updates and support	(116.9)	(113.0)	(12.7)	(12.3)	(16.0)	(15.5)
Professional services	(1,003.1)	(1,223.4)	(108.8)	(132.7)	(137.3)	(167.5)
Hardware	(57.1)	(93.3)	(6.2)	(10.1)	(7.8)	(12.8)
Total cost of revenues	(1,209.6)	(1,475.7)	(131.2)	(160.1)	(165.6)	(202.0)
Gross profit/loss	889.8	612.2	96.5	66.4	121.8	83.8
Operating expenses
Product development expenses	(230.2)	(233.6)	(25.0)	(25.3)	(31.5)	(32.0)
Sales and marketing expenses	(397.1)	(530.2)	(43.1)	(57.5)	(54.4)	(72.6)
General and administrative expenses	(270.0)	(244.1)	(29.3)	(26.5)	(37.0)	(33.4)
Other income	7.4	27.7	0.8	3.0	1.0	3.8
Other expense	(11.7)	(6.5)	(1.3)	(0.7)	(1.6)	(0.9)
Profit/Loss from operations	(11.8)	(374.5)	(1.3)	(40.6)	(1.6)	(51.3)
Financial items
Financial income	54.6	34.1	5.9	3.7	7.5	4.7
Financial expenses	(90.3)	(62.6)	(9.8)	(6.8)	(12.4)	(8.6)
Earnings from participations in associated companies	0.0	(0.1)	0.0	0.0	0.0	0.0
Total financial items	(35.7)	(28.6)	(3.9)	(3.1)	(4.9)	(3.9)
Earnings before tax	(47.5)	(403.1)	(5.2)	(43.7)	(6.5)	(55.2)
Tax on profit/loss for the period	(37.5)	(2.4)	(4.1)	(0.3)	(5.1)	(0.3)
Profit/Loss for the period	(85.0)	(405.5)	(9.2)	(44.0)	(11.6)	(55.5)
Equity attributable to equity holders of the Parent Company	(87.0)	(402.3)	(9.4)	(43.6)	(11.9)	(55.1)
Minority interest	2.0	(3.2)	0.2	(0.3)	0.3	(0.4)
Profit/Loss for the period	(85.0)	(405.5)	(9.2)	(44.0)	(11.6)	(55.5)

Numbers may not add up due to rounding

BALANCE SHEET GROUP

Amounts in	SEK million		EUR million		USD million
	09-30-05	09-30-04	09-30-05	09-30-04	09-30-05	09-30-04
Tangible assets	92.6	134.5	9.9	14.4	11.9	17.3
Capitalized product development costs	385.7	358.6	41.3	38.4	49.6	46.1
Goodwill	53.6	52.1	5.7	5.6	6.9	6.7
Financial assets	23.5	32.1	2.5	3.4	3.0	4.1
Deferred tax assets	258.7	276.7	27.7	29.6	33.3	35.6
Total fixed assets	814.1	854.0	87.2	91.4	104.6	109.8
Accounts receivable	680.5	630.0	72.9	67.4	87.5	81.0
Other current assets	335.3	352.3	35.9	37.7	43.1	45.3
Cash and cash equivalents	266.0	478.9	28.5	51.3	34.2	61.6
Total current assets	1,281.8	1,461.2	137.2	156.4	164.8	187.8
Total assets	2,095.9	2,315.2	224.4	247.9	269.4	297.6
Equity attributable to equity holders of the Parent Company	621.1	642.6	66.5	68.8	79.8	82.6
Minority interests	10.8	6.6	1.2	0.7	1.4	0.8
Total equity	631.9	649.2	67.7	69.5	81.2	83.4
Convertible notes	76.2	70.9	8.2	7.6	9.8	9.1
Interest bearing long-term liabilities	227.9	236.5	24.4	25.3	29.3	30.4
Other long-term liabilities	27.1	23.7	2.9	2.5	3.5	3.0
Deferred tax liabilities	16.5	4.4	1.8	0.5	2.1	0.6
Total long-term liabilities	347.7	335.5	37.2	35.9	44.7	43.1
Interest bearing current liabilities	8.1	13.5	0.9	1.4	1.0	1.7
Other current liabilities	1,108.2	1,317.0	118.6	141.0	142.4	169.3
Total current liabilitites	1,116.3	1,330.5	119.5	142.4	143.5	171.0
Total equity and liabilities	2,095.9	2,315.2	224.4	247.9	269.4	297.6

The income statement and balance sheet data presented above have been converted from SEK, which is Intentia’s reporting currency, to EUR and USD using approximate rates as an accommodation to users who have requested these data. To mitigate the effect of currency fluctuations on inter-period comparisons, all income statement data have been converted at the approximate average exchange rates for the nine month period ending September 30, 2005, and all balance sheet data, with the exception of profit/loss from the income statement, have been converted at the approximate closing exchange rates at September 30, 2005. These unaudited data do not reflect what Intentia’s results and financial position would have been if Intentia’s reporting currency had been EUR or USD. The average exchange rates used were SEK-to-EUR=9.2166 and SEK-to-USD=7.3043. Closing exchange rates used were SEK-to-EUR=9.3405 and SEK-to-USD=7.78.

Numbers may not add up due to rounding.

ANNEX B

Transaction Agreement

EXECUTION COPY

THIS AGREEMENT is entered into as of this 2nd day of June, 2005 by and among Intentia International AB, a company organized under the laws of Sweden and its principal place of business at Vendevägen 89, Box 596, SE-182 15 Danderyd, Sweden (“Intentia” or the “Company”), Lawson Software, Inc., a Delaware corporation with its principal place of business at 380 St. Peter Street, St. Paul, Minnesota USA (“Lawson”), Lawson Holdings, Inc., a Delaware corporation with its principal place of business at 380 St. Peter Street, St. Paul, Minnesota USA (“Bidder”) and Lawson Acquisition, Inc., a Delaware corporation with its principal place of business at 380 St. Peter Street, St. Paul, Minnesota USA (“Lawson Acquisition”).

RECITALS

Lawson has organized Bidder and caused Bidder to organize Lawson Acquisition for the purpose of reorganizing Lawson into a holding company through a merger of Lawson Acquisition with and into Lawson, with Lawson as the surviving corporation (the “Merger”). As a result of the Merger, Lawson will become a wholly owned subsidiary of Bidder.

Bidder will enter into a business combination with Intentia pursuant to a recommended public offer (the “Offer”) for the outstanding securities of Intentia.

1.   THE TRANSACTION

1.1   Press Announcement.   Contemporaneously with the execution of this Agreement, Bidder, Lawson and Company shall issue a joint press release in the form attached hereto as Schedule 1 (the “Press Announcement”) setting forth the terms of the Offer for (i) Intentia shareholders to tender all of Intentia’s issued and outstanding Series A and Series B shares (the “Shares”) in exchange for shares of Bidder common stock at fixed exchange ratios equal to 0.5061 per Series A share (the “A Share Exchange Ratio”) and 0.4519 per Series B share (the “B Share Exchange Ratio”) and together with the A Share Exchange Ratio, (the “Share Exchange Ratios”), and (ii) holders of outstanding warrants for the purchase of Series B shares (the “Warrants”) to tender the Warrants in exchange for shares of Bidder common stock at a fixed exchange ratio equal to 0.2157 per outstanding Warrant (the “Warrant Exchange Ratio”) (the shares of Bidder common stock offered pursuant to the Offer are collectively referred to as the “Offered Common Stock”). Subject to the completion of documentation required by applicable law and regulation as mutually agreeable to the parties, Bidder will make an offer to holders of Intentia’s 5% Subordinated Convertible Notes due 2006 (the “Notes”) to tender the Notes in exchange for a cash payment equal to the principal amount of each outstanding Note, plus accrued but unpaid interest, if any, to the end of the acceptance period of the Offer (the “Note Consideration”).

1.2   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “Delaware Law”), Lawson Acquisition will merge with and into Lawson at the Effective Time (as defined). Following the Effective Time, the separate corporate existence of the Lawson Acquisition will cease, and Lawson will continue as the surviving entity in the Merger and will succeed to and assume all the rights and obligations of the Company in accordance with Delaware Law.

Subject to the provisions of this Agreement, as soon as practicable after the public announcement of the satisfaction or waiver of all conditions to the Offer (the “Unconditional Announcement”), the parties will file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of Delaware Law and, as soon as practicable after the Unconditional Announcement, will make all other filings or recordings required under Delaware Law. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as may be agreed by Intentia and Lawson and will be specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.3   Offer Document; Securities Law Filings; Lawson Stockholder Meeting.   (a) Subject to applicable laws and regulations, the Bidder shall prepare a prospectus relating to the Offer (the “Offer Document”) for delivery to the holders of the Shares, the Warrants and the Notes as required by the Naringslivets Borskomitte/NBK rules and the Swedish Financial Instruments Trading Act (SFS1991:980) and the regulations issued by the Swedish Financial Supervisory Authority (the “Takeover Rules”). The Company agrees to provide Bidder and Lawson in a timely manner with all information relating to the Company and its Affiliates required to be included in the Offer Document to comply with the disclosure requirements contained in the Takeover Rules.

(b)   Bidder and Lawson shall prepare and file with the United States Securities and Exchange Commission (the “SEC”), as soon as reasonably practicable following the date hereof, a combined registration statement and proxy statement on Form S-4 (the “Registration Statement”) under the United States Securities Act of 1933 (the “1933 Act”) to register the offer and sale of the Offered Common Stock pursuant to the Offer and to solicit proxies in connection with a meeting of the Lawson stockholders to consider the Merger and the issuance of the Offered Common Stock pursuant to the Offer.

(c)   Intentia and its counsel shall be given the opportunity to review and comment on (i) the Offer Document and (ii) the Registration Statement, before each is filed with the NBK or the SEC, respectively and made publicly available.

(d)   The Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Registration Statement and the Offer Document. None of the information supplied or to be supplied by or on behalf of Bidder, Lawson or Intentia for inclusion or incorporation by reference in the Registration Statement and the Offer Document will, at the time the Registration Statement becomes effective under the 1933 Act, at the time the Offer Document is first mailed to Intentia’s shareholders, at the time the Registration Statement is first mailed to Lawson’s stockholders or at the time of the Lawson Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of each of Lawson and Intentia supplied or to be supplied by the applicable party for inclusion or incorporation by reference in the Registration Statement will comply as to form in all material respects with the accounting requirements and rules and regulations of the SEC or the Takeover Rules applicable to each party and fairly present the financial condition of each party as of the respective date thereof and the consolidated results of operations and cash flows of each party for the respective period then ended. Lawson and Bidder shall use commercially reasonable efforts to cause the Registration Statement and the Offer Document to comply with the rules and regulations promulgated by the SEC or the Takeover Rules, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after it is filed with the SEC. Lawson and Bidder will promptly provide in writing to Intentia and its counsel any comments of the NBK and SEC with respect to (i) the Offer Document and (ii) the Registration Statement, respectively, as applicable and Intentia shall cooperate with Lawson and Bidder in preparing responses to such comments. All information supplied by or on behalf of Bidder, Lawson or Intentia for inclusion or incorporation by reference in the Registration Statement or the Offer Document will comply as to form in all material respects with the applicable requirements of the Securities Act or the Takeover Rules. Lawson and Bidder shall also promptly file, use commercially reasonable efforts to cause to become effective as promptly as possible and, if required, mail to its stockholders any amendment to the

Registration Statement or the Offer Document that becomes necessary after the date the Registration Statement is declared effective or the Offer Document is first mailed to Intentia’s shareholders.

(e)   Lawson shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Lawson and Intentia (the “Lawson Stockholders Meeting”) for the purpose of obtaining the requisite approval of the stockholders of Lawson in favor of the Merger and the issuance of the Offered Common Stock pursuant to the Nasdaq rules (the “Required Lawson Vote”) and shall take all lawful action to solicit the adoption of the Required Lawson Vote. Notwithstanding any Change in Lawson Recommendation (as defined below), a proposal to approve the issuance of the Offered Common Stock shall be submitted to the stockholders of Lawson at the Lawson Stockholders Meeting for the purpose of seeking the Required Lawson Vote and nothing contained herein shall be deemed to relieve Lawson of such obligation.

1.4   Compliance with the Takeover Rules.   Each of Intentia and Lawson undertakes to comply with the Takeover Rules and the Securities Council’s rulings on interpretation and implementation thereof.

2.   BOARD RECOMMENDATIONS

2.1   Intentia Board Recommendation.   (a) The Company Press Announcement shall include a statement that the Intentia board of directors unanimously recommends that Intentia’s shareholders tender their Intentia Shares, Warrants and Notes in exchange for shares of the common stock, par value $0.01 per share, of Bidder (“Bidder Stock”) on the terms of the Offer (the “Intentia Board Recommendation”); and the Intentia Board Recommendation shall not be withdrawn by the Intentia board of directors except as permitted by Paragraph 2.1(b) below.

(b)   Notwithstanding anything to the contrary contained in Paragraph 2.1(a), at any time prior to the public announcement of the satisfaction of all conditions to the Offer, the Intentia Board Recommendation may be withdrawn by the Intentia board of directors (a “Intentia Change in Recommendation”) under the following circumstances: (1) under the following circumstances related to an Acquisition Proposal: (i) an Acquisition Proposal is made to Intentia and is not withdrawn; (ii) Intentia promptly provides Lawson with written notice of the Acquisition Proposal setting forth the identity of the offeror and the terms of the offer and further provides at least five (5) business days prior written notice of any meeting of Intentia’s board of directors to consider and determine whether such Acquisition Proposal is a Superior Proposal; (iii) Intentia’s board of directors determines in good faith by majority vote (based on consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; (iv) Intentia’s board of directors determines in good faith, after consultation with Intentia’s outside legal counsel, that, in light of such Superior Proposal, the withdrawal of the Intentia Board Recommendation is required to comply with the board’s fiduciary obligations to its shareholders under applicable law or the Takeover Rules; and (v) neither Intentia nor any of its representatives shall have violated any of the restrictions set forth in Paragraph 11 below or (2) under the following additional circumstances: (i) if a material adverse effect on Lawson’s financial condition or operations has occurred or exists; “material adverse effect” shall mean any change, effect, event, state of facts or inaccuracy (including, without limitation, any inaccurate or misstated information made public by Lawson or any information which should have been made public by Lawson and has not been made public), that has not been made public or disclosed in writing to Intentia prior to the announcement of the Offer and that has had a material adverse effect on the business, results of operations, or financial condition of Lawson and its subsidiaries, taken as whole; provided, however, no changes, effects, events or state of facts related to any of the following shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a material adverse change: (A) conditions affecting the software industry generally or the economy of any country where Lawson has conducted operations generally; (B) the announcement or pendancy of the Offer; (C) conditions affecting general world-wide economic, business or capital market conditions; (D) changes in applicable laws or accounting principles after the date hereof; or (E) an outbreak or escalation of hostilities involving the United States or Sweden, the declaration of the United States or Sweden of a national emergency or war, or the occurrence of any acts of terrorism; or (ii) Lawson fails to comply in any material respect with its obligations pursuant to Section 9 of this Agreement, which failure to comply has not been cured within 10 business days after giving of written notice to Lawson of such breach.

(c)   For purposes of this Agreement, (i) “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by the parties to this Agreement) contemplating or otherwise relating to any Acquisition Transaction, (ii) “Superior Proposal” shall mean an unsolicited, bona fide written offer by a third party to purchase all of the outstanding common stock or ordinary shares of the relevant party on terms that the board of directors of the relevant party determines, in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to all the relevant party’s stockholders, from a financial point of view, than the transactions contemplated by the Offer (including the terms, if any, proposed by the other party to amend or modify the Offer) and for which financing, to the extent required, is then or can reasonably be expected to be fully committed, (iii) “Acquisition Transaction” shall mean: any transaction or series of transactions involving (A) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (1) in which the relevant party or any of its respective affiliates is a constituent corporation, (2) in which a person or “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the relevant party or any of its respective subsidiaries, or (3) in which the relevant party or any of its respective Affiliates issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of the relevant party or any of its respective Affiliates; or (B) any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the relevant party, or any of its respective businesses or subsidiaries, and (iv) “Affiliate” means, as applied to any person, any other person directly or indirectly controlling, controlled by or under common control with that person, where “control” (including correlative meanings) as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through ownership of voting securities or by contract or otherwise.

2.2   Lawson Board Recommendation.   The Lawson board of directors shall convene a special meeting of the Lawson stockholders (the “Lawson Special Meeting”) to consider the Merger and the issuance of the shares of Bidder Stock to the Intentia shareholders in consideration for the Intentia Shares (the “Consideration Shares”). The combined registration statement and proxy statement to be filed by Lawson with the Securities and Exchange Commission and provided to the Lawson stockholders in connection with the Lawson Special Meeting (the “Registration Statement/Proxy Statement”) shall include a statement in the proxy statement that the Lawson board of directors unanimously and irrevocably recommends that Lawson’s stockholders vote to approve the Merger and the issuance of the Consideration Shares at the Lawson Special Meeting (the “Lawson Board Recommendation”); and the Lawson Board Recommendation shall not be withdrawn by the Lawson board of directors except as permitted by Paragraph 2.2(b) below.

(b)   Notwithstanding anything to the contrary contained in Section 2.2(a) above, at any time prior to the approval of the Merger and the issuance of the Offered Common Stock by the Lawson stockholders

(the “Stockholder Approval”), the Lawson Board Recommendation may be withdrawn (a “Lawson Change in Recommendation”) under the following circumstances: (i) an Acquisition Proposal is made to Lawson and is not withdrawn; (ii) Lawson promptly provides Intentia with written notice of the Acquisition Proposal setting forth the identity of the offeror and the terms of the offer and further provides at least five (5) Business Days prior written notice of any meeting of Lawson’s board of directors to consider whether such Acquisition Proposal is a Superior Proposal; (iii) Lawson’s board of directors determines in good faith by majority vote (based on consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; (iv) Lawson’s board of directors determines in good faith, after having taken into account the advice of Lawson’s outside legal counsel, that, in light of such Superior Proposal, the withdrawal of the Lawson Board Recommendation is required in order for Lawson’s board of directors to comply with its fiduciary obligations to its stockholders under applicable law; and (v) neither Lawson nor any of its Representatives shall have violated any of the restrictions set forth in Paragraph 11 hereof.

3.   CONDITIONS TO AND COMPLETION OF THE OFFER

The completion of the Offer shall be conditional upon the satisfaction of the conditions contained in the Press Announcement (the “Offer Conditions”), any of which can be unilaterally waived by Lawson, except as set forth in the Press Announcement. Lawson may withdraw the Offer in accordance with the Takeover Rules. Lawson shall extend the Offer for successive extension periods not in excess of ten (10) business days per extension if, at the scheduled expiration date of the Offer or any extension thereof, Conditions 1, 3, 4, 5, 6 (only to the extent that a stockholder vote has not yet occurred), or 9 (only to the extent any actions or events are not final or are subject to appeal) set forth in the Press Announcement shall not have been satisfied or waived up through any termination pursuant to Section 4.1.

4.   TERMINATION

4.1   Termination.   This Agreement may be terminated (i) by Lawson on written notice to Intentia if the Offer is terminated or withdrawn by Lawson on the basis that it is clear that any of the conditions set forth in the Offer has not been fulfilled or cannot be fulfilled, (ii) by mutual written consent of both parties, (iii) by Intentia on written notice to Lawson upon a Lawson Change of Recommendation, (iv) by either party if Lawson’s stockholders shall not have approved the Merger and the issuance of the Offered Common Stock by the required vote at the first stockholders’ meeting called for that purpose or any adjournment thereof, and (v) by either party if the public announcement of the satisfaction of all conditions to the Offer has not been made by January 31, 2006 (the “Termination Date”), provided however, that the right to terminate under this Section 4.1(v) shall not be available to any party whose material failure to fulfill any obligation hereunder has been the principal cause of, or resulted in, the failure of such exchange of the Offered Common Stock by the Termination Date.

4.2   Effect of Termination.   In the event of the termination of this Agreement under Paragraph 4.1 above, this Agreement shall be of no further force or effect; provided, however, that (i) this Paragraph 4.2 (Effect of Termination), Paragraph 4.3 (Termination Fees), Paragraph 5 (Expenses) and Paragraph 11 (Governing Law) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any material breach of any warranty, covenant or other provision contained in this Agreement.

4.3   Termination Fees.   (a) If (i) the public announcement of the satisfaction of all conditions to the Offer has not occurred by the Termination Date, (ii) after the date hereof an Acquisition Proposal with respect to Lawson was made or renewed and not withdrawn prior to the Termination Date, and (iii) within 12 months following the Termination Date an Acquisition Transaction with respect to Lawson is consummated or a definitive agreement for an Acquisition Transaction with respect to Lawson is entered into and subsequently consummated, Lawson shall pay to Intentia a termination fee of Fourteen Million

Two Hundred Fifty Thousand United States Dollars ($14,250,000) in cash (the “Lawson Termination Fee”).

(b)   If (i) the public announcement of the satisfaction or waiver of all conditions to the Offer has not occurred by the Termination Date, (ii) after the date hereof an Acquisition Proposal with respect to Intentia was made or renewed and not withdrawn prior to the Termination Date, and (iii) within 12 months following Termination Date an Acquisition Transaction with respect to Intentia is consummated or a definitive agreement for an Acquisition Transaction with respect to Intentia is entered into and subsequently consummated, Intentia shall pay to Lawson a termination fee of Five Million Four Hundred Thousand United States Dollars ($5,400,000) in cash (the “Intentia Termination Fee”).

(c)   If (i) condition 1 as set forth in the Press Announcement has not been satisfied by the expiration of the period for acceptance of the Offer contained in the Offer Document, as such period may be extended by Lawson, pursuant to the terms hereof, in accordance with the Takeover Rules, irrespective of whether any other conditions of the Offer are satisfied or not satisfied, (ii) after the date hereof an Acquisition Proposal with respect to Intentia was made or renewed and not withdrawn prior to the expiration of the acceptance period, and (iii) within 12 months following the expiration of the Acceptance Period an Acquisition Transaction with respect to Intentia is consummated or a definitive agreement for an Acquisition Transaction with respect to Intentia is entered into and subsequently consummated, Intentia shall pay to Lawson the Intentia Termination Fee.

(d)   If (i) the Lawson Special Meeting shall have been held and completed and the Stockholder Approval shall not have been obtained, (ii) after the date hereof an Acquisition Proposal with respect to Lawson was made or renewed and not withdrawn prior to the Lawson Special Meeting at which the Stockholder Approval shall not have been obtained, and (iii) within 12 months following the date on which the Lawson Special Meeting is held an Acquisition Transaction with respect to Lawson is consummated or a definitive agreement for an Acquisition Transaction with respect to Lawson is entered into and subsequently consummated, Lawson shall pay to Intentia the Lawson Termination Fee.

(e)   If there has been a Intentia Change in Recommendation, which is not permitted pursuant to Section 2.1(b)(2), or Intentia has breached in any material respect its obligations under Paragraph 2.1 above, Intentia shall pay to Lawson the Intentia Termination Fee.

(f)   If there has been a Lawson Change in Recommendation or Lawson has breached in any material respect its obligations under Paragraph 2.2 above, Lawson shall pay to Intentia the Lawson Termination Fee.

(g)   In no event shall either party be required to pay a termination fee more than once. Any payment of the Lawson Termination Fee or the Intentia Termination Fee pursuant to this Paragraph 4 shall be made within one Business Day after such amount becomes payable by wire transfer of immediately available funds.

(h)   For purposes of this Section 4.3, the definition of Acquisition Transaction shall be the same as that set forth in Section 2.1(c) except that the references to each of 15 and 20 percent shall be increased in all three instances to 50 percent.

5.   EXPENSES

Except as provided in Paragraph 4.3 above, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Offer is consummated; provided, however, that Lawson and Intentia shall share equally all fees and expenses, other than attorneys’ and accountants’ fees, incurred in connection with (a) the filing, printing and mailing of the Registration Statement/Proxy Statement and any amendments or supplements thereto, (b) the filing fees incurred to list the Consideration Shares for trading on the Nasdaq National Market System, and (c) the filing by the parties hereto of the pre-merger notification forms relating to the Offer under any country’s competition, antitrust or pre-merger filing statute.

6.   REGULATORY APPROVALS

Each of Lawson and Intentia shall fully cooperate to promptly make all filings as required under any applicable antitrust, competition or trade regulatory laws, including specifically with the US Department of Justice and Federal Trade Commission under the HSR Act, and any national competition authorities, including without limitation the Swedish Competition Authority, which may have jurisdiction over the parties or the transactions contemplated by this Agreement.

7.   COMPOSITION OF BOARD AND MANAGEMENT TEAM OF COMBINED COMPANY

(a)   Board of Directors.   Lawson shall take all requisite action, effective as of date of the closing of the Offer, to cause its Board of Directors to become a Board consisting of nine (9) members, including Richard Lawson and Romesh Wadhwani (each as a Co-Chairman), two (2) additional members, one chosen by each of the current Lawson and Intentia Boards among the current independent board members of each Board as composed as of the date hereof (such number to be increased to two (2) additional members each, totaling four (4) additional members from the current members of each of Lawson and Intentia’s Boards as of the date hereof, if the Chief Executive Officer of the combined company is not chosen from Lawson), the Chief Executive Officer of the combined company and between two (2) and four (4) additional new independent board members to be determined by the Board of the combined company.

(b)   Management.   The Chief Executive Officer of the combined company has been selected by a committee of directors from each of Lawson and Intentia. Other key executive officer positions shall be determined by the Chief Executive Officer of the combined company in conjunction with the Board of Directors of the combined company.

8.   ACCESS TO INFORMATION

Each of Intentia and Lawson shall, and each shall cause their respective Affiliates to, afford the other party and its representatives and advisers access, at all reasonable times after the announcement of the Offer until the Offer is completed (the “Interim Period”), to its properties, books, contracts and records as well as to its management personnel, employees, contractors, agents, advisers, bankers and consultants, and, during such period, each party shall, and shall cause its respective Affiliates to, furnish promptly to the other party all information concerning its business, properties and personnel as the other party and its representatives and advisers may reasonably request. In addition, each of Intentia and Lawson covenants and agrees that, except as expressly permitted by this Agreement, it will take no action or engage in any transactions that would have the effect of impeding or frustrating the Offer.

9.   ADDITIONAL COVENANTS

9.1   Conduct of Business.   During the Interim Period, each of Lawson and Intentia shall, and shall cause their respective Affiliates to, not take any measures which are reasonably likely to have a material adverse effect on the satisfaction of the conditions to the Offer or its implementation, including any of the following that are reasonably likely to have such an effect: (i) disposing of a material part of the party’s assets, (ii) declaring or paying any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the party’s capital stock, (iii) increasing or agreeing to increase the compensation payable or to become payable to the party’s officers or, except in accordance with past practice, employees, (iv) granting or agreeing to grant any severance or termination pay except in accordance with past practice, or (v) operate in a manner other than in the ordinary course of its business.

9.2   Redemption of Notes.   Intentia shall redeem the Notes, subject to the public announcement that the Offer is unconditional, in accordance with the terms and conditions of the Supplementary Listing Particulars, dated January 4, 2002, as of the date set for the expiration of the period of acceptance of the Offer contained in the Offer Document, as such date may be extended in accordance with Section 3 hereof.

9.3   Tax Matters.   Lawson, Intentia and Bidder intend that the Merger and the exchange of the Shares and Warrants pursuant to the Offer, together, shall qualify as an exchange within the meaning of Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder. Each of Lawson, Intentia and Bidder has not taken, will not take, has not or will not agree to take, or know of any fact or circumstances which would prevent the Merger and the exchange of the Shares and Warrants pursuant to the Offer from qualifying as an exchange under Section 351 of the Code.

9.4   Severance Benefits.   Each of Lawson and Intentia agrees that if any amounts shall become payable to Harry Debes pursuant to Section 4.4(e) of the Employment Agreement, between Lawson and Harry Debes dated as of June 1, 2005, Lawson shall pay 56.75% of such amounts and Intentia shall pay 43.25% of such amounts.

10.   MATERIAL CHANGES

Each of Lawson and Intentia shall promptly notify the other orally and in writing of any material adverse change in its or its Affiliates’ businesses, operations or affairs, and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated).

11.   NO SHOP UNDERTAKING

11.1   Restrictions.   Each of Intentia and Lawson agrees that it will not, and it will cause its subsidiaries and any representatives not to, prior to the termination of this Agreement: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding itself or its respective businesses and Affiliates to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement contemplated by Section 11.2 below).

11.2   Permitted Discussions.   Notwithstanding the provisions of Paragraph 11.1, the parties agree that in the case of Lawson, prior to obtaining the Stockholder Approval, and in the case of Intentia, prior to the satisfaction of the Minimum Acceptance Condition, Paragraph 11.1 shall not prohibit the relevant party from engaging in negotiations or discussions with, or furnish any information regarding itself or its respective businesses and Affiliates to, any person that has made a bona fide unsolicited written Acquisition Proposal if: (i) neither the relevant party nor any of its respective representatives have previously violated any of the restrictions set forth in Paragraph 11.1; (ii) the board of directors of the relevant party has determined in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal is or is reasonably likely to result in a Superior Proposal; (iii) the board of directors of the relevant party concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the relevant party to comply with its fiduciary obligations to the relevant party’s stockholders under applicable law, listing rules or the Takeover Rules; (iv) at least five (5) business days prior to furnishing any such nonpublic information to, or entering into discussions with, such person, the relevant party gives the other party written notice of the identity of such person and of the relevant party’s intention to furnish nonpublic information to, or enter into discussions with, such person, and the relevant party receives from such person an executed confidentiality agreement containing no less favorable terms than the Confidentiality Agreement; and (v) at least five (5) business days prior to furnishing any such nonpublic information to such person, the relevant party furnishes such nonpublic information to the other party (to the extent such nonpublic information has not been previously furnished by the Company to other party). Without limiting the generality of the foregoing, each relevant party acknowledges and agrees that any violation of, or the taking of any action inconsistent with, any of the restrictions set forth in the preceding sentence by any of its respective representatives, whether or not such representative is purporting to act on behalf of the relevant party or its respective subsidiaries, shall be deemed to constitute a breach of Paragraph 11.1 by the relevant party.

11.3   Notice.   The relevant party shall within 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information advise the other party orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the relevant party (including the identity of the person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any person. The relevant party shall keep the other party fully and promptly informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

11.4   Termination of Existing Discussions.   The relevant Party shall immediately terminate any discussions ongoing as of the date of this Agreement with any person that relate to any Acquisition Proposal.

11.5   Waiver.   The relevant party agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which the relevant party or its respective subsidiaries is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of the other party.

12.   GOVERNING LAW

12.1   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to its principles of conflicts of laws (except to the extent that applicable laws governing the corporate organization of Lawson or Intentia mandate the application of the laws of the jurisdiction of organization of such party and except to the extent that application of laws of Sweden apply to the Offer). Each party irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the state of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement.

13.   PUBLIC ANNOUNCEMENTS; STOCKHOLM LISTING; SDR FACILITY

13.1   Neither Lawson, Intentia nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Offer, this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a stock exchange in which circumstance reasonable efforts to consult will still be required to the extent practicable.

13.2    Lawson shall establish a Swedish Depositary Receipts (“SDR”) facility with respect to the Lawson Holdings common stock and apply to list the SDR on the O list of the Stockholm Exchange pursuant to the Stockholm Exchange’s rules on secondary listing.

LAWSON SOFTWARE, INC.	INTENTIA INTERNATIONAL AB
By:	By:
Name: H. Richard Lawson	Name: Romesh Wadhwani
Title: Chairman of the Board	Title: Chairman of the Board
LAWSON HOLDINGS, INC.	LAWSON ACQUISITION, INC.
By:	By:
Name: Bruce B. McPheeters	Name: Bruce B. McPheeters
Title: Secretary	Title: Secretary

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, JAPAN,
CANADA, NEW ZEALAND OR SOUTH AFRICA

SCHEDULE 1 TO ANNEX B

For further information:
Lawson Software	Intentia International
Media contact:	Media contact:
Terry Blake	Lut Verschueren
Director, Corporate Communications	Global Press Relations Manager
+1-651-767-4766	+32 473 71 32 92
terry.blake@lawson.com	lut.verschueren@intentia.be
Investor and analyst contact:	Investor and analyst contact:
Barbara Doyle	Odella Schattin
Vice President, Investor Relations and Corporate	Investor Communications Manager
Communications	+46 733 27 51 77
+1-651-767-4385	odella.schattin@intentia.se
barbara.doyle@lawson.com

LAWSON SOFTWARE AND INTENTIA INTERNATIONAL COMBINE TO
FORM A GLOBAL LEADER IN ENTERPRISE SOFTWARE

Combination creates a global leader in enterprise software and the largest software provider dedicated to the mid-market customer segment

•       Recommended offer for all shares in Intentia International in exchange for shares of Lawson(1) common stock.

•       0.4519 share of Lawson common stock is offered for each Series B share in Intentia International.

ST. PAUL, Minnesota and STOCKHOLM, Sweden—June 2, 2005—Lawson Software, Inc. (“Lawson” or “Lawson Software”) (NASDAQ: LWSN) today announced an agreement to combine with Stockholm, Sweden-based Intentia International AB (“Intentia”) (XSSE: INT B) in an all-stock transaction. Based on Lawson’s closing stock price of USD 5.92 on May 31, 2005, the transaction is valued at approximately USD 480 million. The transaction has been unanimously approved by the boards of directors of both companies and is expected to close by December 31, 2005, subject to certain closing conditions. The companies will host a conference call to discuss the announcement today at 9 a.m. US EDT and 3 p.m. CET (see details toward end of this news release).

Upon completion of the transaction, the company will operate under the name Lawson Software with US headquarters in St. Paul, Minnesota, and international operations headquartered in Stockholm, Sweden. The transaction will create a new company with more than 3,500 employees serving approximately 4,000 customers in 40 countries with business applications for the services, manufacturing, distribution and maintenance sectors spanning multiple industry categories. Bringing together these two highly complementary companies of similar size will create a new entity with significant global scale and a strong balance sheet that supports long-term viability and an ability to invest in innovation.

(1)          As part of the contemplated combination, Lawson Software intends to complete a holding company restructuring. All references to Lawson refer to either Lawson Software or the public holding company that will result from the restructuring. For further details, see “The Offer” below.

“This is not a typical software consolidation,” said Richard Lawson, chairman of the board, Lawson Software. “This is a combination of equal companies that has tremendous growth potential in the enterprise software market. We are very excited about going forward as a unified organization with a strong financial position and strong balance in our customers, people, products, industry markets, and geographies.”

“This is a winning combination for shareholders, clients, and employees,” said Dr. Romesh Wadhwani, chairman of the board, Intentia. “Shareholders will benefit from the greater scale, growth and profit potential of the combined business. Customers will benefit from the superior value of the great solutions and technology that each company has developed for its target vertical markets. To help our customers with their purchasing decisions of either the Intentia or Lawson platforms or applications, we are committed to providing new releases, enhancements and support for our core products for at least five years. Because there is little product and geographic overlap, the new company can retain our service and support organizations for our existing products with no disruption. We can be a single-source supplier to our customers offering them a broader range of industry-specific ERP applications. Employees will benefit from being part of a leading global company. Because there is little overlap in geographies or products, the impact on employee opportunities should be positive.”

Richard Lawson and Romesh Wadhwani will serve as co-chairmen of the new company. Richard Lawson co-founded Lawson in 1975 and has led the technology vision for the company throughout its 30-year history. Romesh Wadhwani, also chairman and CEO of Symphony Technology Group, is a 30-year software industry executive and strategist. He was the founder and former chairman and CEO of Aspect Development, Inc., and was vice chairman of i2 Technologies following i2’s purchase of Aspect in 1999. The co-chairmen provide more than 60 years of combined experience in the software industry. The new board of directors of the combined company will consist of three directors from Lawson, three directors from Intentia, two new directors to be selected and Harry Debes, who will be assuming the chief executive officer position in the combined company as discussed below.

Jay Coughlan, president and CEO of Lawson, has announced that he will be stepping down from his role and leaving Lawson after a transition period to be determined (see separate release issued today).

Effective June 15, 2005, Harry Debes will join Lawson as president and CEO. Debes has been a senior executive in the enterprise software industry for more than 20 years. Previously, he ran Geac Asia-Pacific, Geac Enterprise Solutions for the Americas, and America’s field operations for J.D. Edwards, which included all sales and services. Following J.D. Edwards’ acquisition by PeopleSoft, Debes left to become president and CEO of SPL Worldgroup, a leading provider of enterprise software to the electrical utility industry. Debes brings to Lawson deep knowledge of the enterprise software industry, proven business and operational skills, and a strong focus on delivering customer value and satisfaction.

Robert Barbieri, will continue in his role as chief financial and performance officer of Lawson during and after the close of the transaction. He also brings strong credentials from his previous experience as CFO of a large public company as well as his deep knowledge of Lawson. Barbieri joined Lawson in August 2000 as CFO and executive vice president of operations and was instrumental in leading Lawson from a privately held to a publicly traded company. At Lawson, Barbieri has provided leadership for business strategy and transformation operations, global finance, lender and investor relations, strategic planning and implementation, acquisitons and corporate development. From January 1997 to August 2000, Barbieri worked at Apogee Enterprises, Inc., where he served as vice president and CFO. From 1984 to 1997, Barbieri worked at Air Products and Chemicals, Inc., where he was controller for the general industries division of the gases group.

Upon the close of the transaction, Bertrand Sciard, president and CEO of Intentia, will become chief operating officer of the combined company with responsibility for all global field operations. Sciard’s deep industry knowledge and global experience in sales and services make him a strong fit for this global role.

Before joining Intentia in March 2004, Sciard was executive vice president of Geac, with responsibility for all operations within EMEA and Asia Pacific. Previously, Sciard was European managing director of JBA Plc, and president and CEO of Presys. He also held several senior roles at IBM for 17 years.

The combined company will specialize in serving medium and large enterprises with a comprehensive product portfolio that encompasses all core enterprise resource planning, performance management, supply chain and asset management applications. Lawson products focus on financial, human resources, procurement, and retailing, while Intentia products focus on manufacturing, distribution and maintenance applications. As a result, the two companies have little overlap in products, customers, industry focus or geographies. This strong fit is expected to simplify the integration of the companies, minimizing customer impact. The combination also simplifies purchasing decisions for customers by offering more solutions from a single vendor with scale and a very strong balance sheet. The minimal overlap provides near-term opportunities for cross-selling of products to the combined customer base.

The company will provide solutions to serve a broad cross-section of industries. Intentia’s industry-specific focus in fashion, food and beverage, wholesale, asset-intensive and manufacturing areas is complementary to Lawson’s focus in healthcare, retail, government, education, and financial services.

Lawson’s strong US presence complements Intentia’s strength in Europe and the Asia-Pacific region. The combined company will have a large, balanced global presence with approximately 45 percent of the combined revenues from North America, 45 percent from Europe and 10 percent from the Asia-Pacific region.

The new company will be the largest enterprise applications supplier dedicated to the mid-market customer segment, offering solutions that can scale to meet the needs of the largest enterprises. Industry analysts anticipate spending on business software by small and mid-sized companies to increase after years of lagging IT investments. Both Lawson and Intentia have demonstrated success in meeting the unique requirements of mid-market clients, and the scale of the new company provides added resources to dedicate to this fast-growing market segment.

“This agreement is a milestone for both Lawson and Intentia and I am pleased to have Romesh join me as co-chairman of the board of directors. The combination of two companies of similar size will provide the scale to greatly enhance our global competitive position, and will present a strong new choice in the enterprise applications marketplace to fill the gap created by industry consolidation,” said Richard Lawson. “The mid-market needs a provider with global reach, a broad product portfolio, industry-specific solutions across multiple categories, world-class partners and staying power. In addition, the combination positions Lawson in the top tier among enterprise applications providers worldwide and creates one of the largest providers of enterprise applications for IBM environments. Intentia is among the top IBM eServer partners globally and Lawson has been a leading provider of enterprise applications for the IBM eServer platform for many years. We are committed to continued investments in R&D to enhance our existing products as well as new applications using our recently announced Landmark development process.”

Based on a service-oriented architecture, Landmark is designed to enable Lawson and its clients to quickly and easily modify and customize business processes for rapidly changing specific business or technology needs. The new model dramatically reduces the source coding required for applications and will result in virtually error-free, consistent Java code. Landmark will complement Intentia’s suite of Java-based, enterprise scale applications that conform to industry standards for integration, interoperability, and service-orientated architecture.

Lawson reported revenues of USD 364 million in the fiscal year ended May 31, 2004, and Intentia reported revenues of SEK 2,983 million (approximately USD 406 million) for the fiscal year ended December 31, 2004. Pro forma financial information for the combined companies on a US GAAP (generally accepted accounting principles) basis is not presently available and will be provided in the Offer

Prospectus and Lawson’s Registration Statement on Form S-4 in the United States. In addition, Intentia’s financial statements that are reconciled to US GAAP are not presently available. Lawson and Intentia anticipate that such reconciliation will reallocate both revenues and expenses for Intentia among different periods than reported under Swedish GAAP, and under certain circumstances, some Intentia revenue recognized under Swedish GAAP, but deferred in the US GAAP reconciliation, will not be recognized in future periods as a result of customary purchase accounting. These non-cash US GAAP reconciling adjustments and the non-cash purchase accounting adjustments could be substantial.

Lawson and Intentia expect the net effect of the transaction will be accretive to earnings in the first year after the close of the transaction.

The Offer

Lawson and Intentia will effect their business combination through a recommended public offer (the “Offer”) for (i) all outstanding Intentia Series A and Series B shares and (ii) all outstanding warrants to purchase Series B shares, in exchange for shares of Lawson common stock. Under the Offer, Lawson would issue approximately 81 million shares of its common stock, with an aggregate transaction value of approximately USD 480 million, based on the closing price of the Lawson common stock on May 31, 2005. The Offer is expected to result in Lawson’s stockholders owning approximately 56.75 percent, and Intentia’s stockholders owning approximately 43.25 percent, of Lawson based on the Lawson capital stock and Series A and Series B Intentia capital stock, calculated on a fully-diluted basis using the treasury method. Lawson and Intentia have entered into a Transaction Agreement in connection with the Offer and certain stockholders of each company have entered into Irrevocable Undertakings with respect to the Offer. Lawson and Intentia intend that the Merger (as defined) and the exchange of the Intentia shares and warrants pursuant to the Offer, together, will qualify as an exchange within the meaning of Section 351 of the United States Internal Revenue Code.

In connection with the Offer, Lawson plans, subject to completion of documentation required by applicable laws and regulations as mutually agreeable to both parties, to make an offer to purchase all outstanding 5% Convertible Subordinated Notes due 2006 (the “Notes”) of Intentia for cash equal to the principal amount of each outstanding Note plus accrued but unpaid interest, if any, to the end of the acceptance period.

As a technical matter, the Offer will be made by Lawson Holdings, Inc, (“Holdings”), a new Delaware holding corporation created to effect the Offer. At the time all conditions to the Offer are satisfied or waived, subject to shareholder approval, Lawson Software will complete the holding company reorganization (the “Restructuring”). As part of the Restructuring, Lawson Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Holdings, will merge with and into Lawson Software, with Lawson Software as the surviving corporation (the “Merger”). By virtue of the Merger, each share of Lawson Software’s outstanding common stock will be converted, on a one share for one share basis, into a share of Holdings common stock. Lawson Software will become a wholly owned subsidiary of Holdings, which will become the public company listed on Nasdaq with the same capitalization, articles and bylaws as Lawson Software, and will assume all of Lawson Software’s obligations under existing stock option plans or grants. The consideration under the Offer will be newly issued shares of Holdings common stock. All references to Lawson include Lawson Software in this press release prior to the Restructuring and Holdings as the successor public company after the Restructuring.

In the offer:

•       Lawson is offering 0.5061 newly issued share of Lawson common stock for each outstanding Series A share(2).

•       Lawson is offering 0.4519 newly issued share of Lawson common stock for each outstanding Series B share.

•       Lawson is offering 0.2157 newly issued share of Lawson common stock for each warrant to purchase Series B shares of Intentia.

No commission will be charged on securities tendered under the Offer. To the extent holders of Intentia’s securities are entitled to receive fractions of Lawson shares, such fractions will be sold by a financial institution on a best efforts basis on the Nasdaq National Market on behalf of the Intentia security holders and the proceeds remitted in SEK to the Intentia security holders so entitled. Lawson does not currently hold any shares issued by Intentia.

Lawson expects to apply to list Swedish Depositary Receipts for Lawson common stock on the O-list of the Stockholm Exchange pursuant to the Stockholm Exchange’s policy on secondary listing.

The laws of Sweden, the Swedish Industry and Commerce Stock Exchange Committee’s (Näringslivets Börskommitté) rules concerning public offers for the acquisition of shares (“NBK’s Rules”) and the Securities Council’s (Aktiemarknadsnämnden) rules of interpretation and implementation shall apply to the Offer.

The offer for the Notes will be financed by liquid funds and existing credit facilities within the Lawson group.

Offer Premium and Offer Value

Based on the closing prices for Lawson and Intentia Series B shares on the Nasdaq National Market and the Stockholm Stock Exchange, respectively, on May 31, 2005, the Offer for the Series B shares corresponds to a premium of approximately 36 percent.

Assuming full acceptance of the Offer, approximately 81 million shares in Lawson will be issued. Based on the closing price for Lawson shares on May 31, 2005, the total value of the Offer amounts to approximately SEK 3.6 billion (USD 480 million) based on the currency exchange rate of USD 0.135 per SEK.

Recommendation by the Intentia Board of Directors

After careful consideration, the Intentia board of directors unanimously determined that the Offer, the Transaction Agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Intentia and its stockholders, approved the Transaction Agreement and the transactions contemplated thereby, and unanimously recommends the acceptance of the Offer by Intentia’s stockholders and holders of the Notes.

The Intentia board of directors has retained Deutsche Bank Securities as exclusive financial advisor in connection with the Offer. Deutsche Bank Securities has provided a fairness opinion to the Intentia board that, as of June 2, 2005, the Series B exchange ratio is fair, from a financial point of view, to the holders of the Series B shares of Intentia. The entire opinion will be included in the Offer prospectus and Registration Statement.

(2)          The Swedish Securities Council has in its statement 2005:13 stated that the premium paid for Series A shares compared to Series B shares, 12 percent, is in compliance with best practice (Sw. god sed) on the Swedish stock market.

Recommendation by the Lawson Board of Directors

After careful consideration, Lawson’s board of directors unanimously approved the Offer, the Merger, the Transaction Agreement and the transactions contemplated thereby and recommended that the Lawson stockholders approve the Merger and the issuance of the Lawson shares of common stock in connection with the Offer.

The Lawson board of directors has retained Lehman Brothers as exclusive financial advisor in connection with the Offer. Lehman Brothers has provided a fairness opinion to the Lawson board regarding the fairness to Lawson, as of the date of such opinion, of the blended exchange ratio to be paid by Lawson in the Offer. The entire opinion will be included in the Offer prospectus and Registration Statement.

Conditions to the Offer

Completion of the Offer is subject to satisfaction of the following conditions:

1.      That the Offer is accepted to such an extent that Lawson becomes the owner of shares (including warrants to purchase shares) representing more than 90% of each of the outstanding shares and voting power in Intentia on a fully diluted basis (defined for this purpose to include all shares issuable pursuant to outstanding warrants but exclude shares issuable pursuant to outstanding convertible securities);

2.      That the recommendation by the Board of Directors of Intentia that Intentia shareholders accept the Offer has not been withdrawn or materially adversely modified;

3.      That the shares of Lawson to be issued under the Offer are approved for listing on the Nasdaq National Market;

4.      That all necessary approvals from public authorities, including competition authorities, are obtained on terms reasonably acceptable to Lawson;

5.      That Lawson’s Registration Statement on Form S-4 in the United States, which will register the shares of Lawson common stock to be issued pursuant to the Offer, has become effective under the Securities Act of 1933, as amended, and is not the subject of any stop order or proceeding seeking a stop order;

6.      That Lawson’s stockholders have approved the Merger and the issuance of the Lawson shares in connection with the Offer by the required vote under Nasdaq rules;

7.      That no buyer publicly announces an offer to acquire shares in Lawson, which, based on the good faith determination by the Board of Directors of Lawson of its fiduciary obligations to its stockholders under law in the United States, results in the withdrawal or material, adverse modification of the recommendation by the Board of Directors of Lawson that the Lawson stockholders approve the Merger and the issuance of shares of Lawson in connection with the Offer; provided that the Lawson Board of Directors may not withdraw or modify its recommendation unless (i) it receives an alternative acquisition proposal, (ii) it provides Intentia prior notice of Lawson’s Board meeting to consider the alternative proposal, (iii) a majority of Lawson’s Board makes a good faith determination (with the consultation of its legal and financials advisors) that the alternative acquisition proposal represents a superior proposal, (iv) Lawson’s Board determines in good faith that the Board recommendation change is required in order to satisfy the Board’s fiduciary duties to Lawson’s stockholders, and (v) Lawson shall not have violated its non-solicitation obligation to Intentia;(3)

(3)          The Swedish Securities Council has in its statement 2005:16 stated that a condition of this type is in compliance with best practice (Sw. god sed) on the Swedish stock market provided that the assessment of the Board of Directors is based on a professional legal analysis of US Law.

8.      That Intentia does not take any measures which are reasonably likely to have a material adverse effect on the satisfaction of the conditions to the Offer or its implementation, including any of the following that are reasonably likely to have such an effect: (i) disposing of a material part of Intentia’s assets, (ii) declaring or paying any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of Intentia’s capital stock, (iii) increasing or agreeing to increase the compensation payable or to become payable to Intentia’s officers or, except in accordance with past practice, employees, (iv) granting or agreeing to grant any severance or termination pay except in accordance with past practice or with the consent of Lawson, or (v) operating Intentia in a manner other than in the ordinary course of its business;

9.      That prior to the expiration of the acceptance period, the combination of Lawson and Intentia is not prohibited or significantly impaired, or the ownership or operation of Intentia by Lawson is prohibited or significantly impaired, as the result of legislation, actions of a court or public authority, or similar events in Sweden, in the United States, or in another country, which have occurred or is expected to occur;

10.   That no material adverse effect on Intentia’s financial condition or operations has occurred or exists; “material adverse effect” shall mean any change, effect, event, state of facts or inaccuracy (including, without limitation, any inaccurate or misstated information made public by Intentia or any information which should have been made public by Intentia and has not been made public), that has not been made public or disclosed in writing to Lawson prior to the announcement of this Offer and that has had a material adverse effect on Intentia’s business, results of operations, or financial condition; provided, however, no changes, effects, events or state of facts related to any of the following shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a material adverse effect: (a) conditions affecting the software industry generally or the economy of any country where Intentia has conducted operations generally; (b) the announcement or pendancy of the Offer; (c) conditions affecting general world-wide economic, business or capital market conditions; (d) changes in applicable laws or accounting principles after the date hereof; or (e) an outbreak or escalation of hostilities involving the United States or Sweden, the declaration of the United States or Sweden of a national emergency or war, or the occurrence of any acts of terrorism;

11.   That Intentia, after the date of this press announcement, has not issued any shares of its capital stock or granted any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except upon the exercise of warrants, options or convertible securities outstanding on the date hereof or with the prior written approval of Lawson; and

12.   Lawson shall have received an opinion of Dorsey & Whitney LLP, counsel to Lawson, and Intentia shall have received an opinion of O’Melveny & Myers LLP, counsel to Intentia, respectively, that the Merger and the exchange of the Intentia shares and warrants pursuant to the Offer, together, will qualify as an exchange within the meaning of Section 351 of the United States Internal Revenue Code.

Lawson may withdraw the Offer in the event that it is clear that any of the above conditions are not fulfilled or cannot be fulfilled. However, with regard to the conditions 2 through 5 and 7 through 12 such withdrawal will only be made provided that the failure of the relevant condition is of material importance to Lawson’s acquisition of Intentia.

Lawson reserves the right to waive, in whole or in part, all of the conditions set out above, save for conditions 3 through 6 and 12. However, condition 1 will not be waived if Lawson would obtain less than 70% of the outstanding shares and voting power of Intentia.

Irrevocable Undertakings

Symphony Technology Group (“Symphony”) and Tennenbaum Capital Partners, LLC (“Tennenbaum”), which group owns in the aggregate 4,580,384 shares of Series A and 59,217,099 shares of Series B in Intentia, representing 38 percent of the capital and 49 percent of the votes in Intentia, and 23,000,000 warrants to purchase Series B shares of Intentia, representing all of Intentia’s outstanding warrants, have each undertaken, pursuant to an agreement providing that such undertakings shall be irrevocable until the closing of the Offer or that date which is six months following termination of the Offer: (i) to accept the Offer, tender all of their shares and warrants and not withdraw their shares or warrants once tendered, (ii) to vote against competing acquisition proposals, (iii) not to transfer any of their Intentia shares or warrants and (iv) not to solicit competing proposals for the acquisition of Intentia.

Richard Lawson, John Cerullo and William Lawson, which group owns 35,526,226 shares of Lawson common stock, or 35 percent of the outstanding shares, have each undertaken, pursuant to an agreement providing that such undertakings shall be irrevocable until the closing of the Offer or that date which is six months following termination of the Offer: (i) to vote all of their respective Lawson shares at the Special Meeting of Lawson Stockholders in favor of the Merger and the approval of the issuance of Lawson Shares to be offered to Intentia stockholders in the Offer, (ii) to vote all of their respective Lawson shares at the Special Meeting of Lawson Stockholders against any competing acquisition proposals and (iii) not to transfer any of their Lawson shares, and (iv) not to solicit competing proposals for the acquisition of Lawson.

Transaction Agreement

Lawson and Intentia have entered into a Transaction Agreement in connection with the Offer. Each of the parties has agreed that it will not to solicit, encourage or facilitate an alternative acquisition proposal for such party, or furnish information regarding such party to a third party and it will notify the other party upon receipt of any alternative acquisition proposals. Neither party will engage in any discussions with any third party with respect to an alternative acquisition proposal, or provide information to such third party, unless a party receives a bona fide unsolicited written acquisition proposal and a majority of such party’s board (with the consultation of its legal and financial advisors) in a good faith determines that such proposal represents a superior proposal and that such discussions with the third party are required in order to comply with such party’s fiduciary obligations to its stockholders.

Lawson and Intentia have also agreed that their respective board recommendations shall not be amended, modified or altered in any way adverse to the other party, unless the party changing its recommendation (i) receives an alternative acquisition proposal, (ii) provides the other party prior notice of the party’s board meeting to consider the alternative proposal, (iii) the majority of that party’s board has made a good faith determination (with the consultation of its legal and financial advisors), that the alternative acquisition proposal represents a superior proposal, (iv) the party’s board determines in good faith that the board recommendation change is required in order to comply with such party’s fiduciary obligations to its stockholders, and (v) the party shall have not violated its non-solicitation obligations to the other party.

Lawson has agreed to extend the Offer for successive extension periods not in excess of ten (10) business days per extension if, at the scheduled expiration date of the Offer or any extension thereof, the Conditions 1 or 4 set forth above shall not have been satisfied or waived up through any termination of the Transaction Agreement in accordance with its terms.

Intentia has agreed to redeem the Notes, subject to the announcement that the conditions to the Offer have been fulfilled, on the date set for the expiration of the acceptance period for the Offer contained in the Offer Prospectus, as such date may be extended in accordance with the Transaction Agreement.

Lawson shall pay Intentia a termination fee of $14,250,000 under certain circumstances if (A) an alternative acquisition proposal is made, the Offer is not consummated, and an acquisition of Lawson is subsequently consummated, or (B) the board of Lawson amends, modifies or alters its recommendation to its stockholders regarding the Offer in a manner adverse to Intentia.

Intentia shall pay Lawson a termination fee of $5,400,000 under certain circumstances if (A) an alternative acquisition proposal is made, the Offer is not consummated, and an acquisition of Intentia is subsequently consummated, or (B) the board of Intentia amends, modifies or alters its recommendation to its stockholders regarding the Offer in a manner adverse to Lawson.

Preliminary Timetable

It is estimated that an Offer prospectus will be distributed to the shareholders of Intentia as soon as possible after Lawson’s Registration Statement on S-4 is declared effective in the United States. Under applicable Swedish rules, the Offer prospectus is required to be distributed no later than five weeks following the date of this press release. Lawson has obtained an exemption from this requirement from the Swedish Securities Council in order to coordinate its compliance with laws and rules in both Sweden and the United States. The acceptance period of the Offer, which will last at least 20 business days, will be set out in the Offer Prospectus. Lawson reserves the right to extend the acceptance period and Lawson will extend the acceptance period for consecutive 10 business day periods under certain circumstances. The Offer is expected to close prior to December 31, 2005. As further information regarding the timing becomes available, Lawson will announce it.

Advisors

Lehman Brothers, Inc. is Lawson’s financial advisor in conjunction with the Offer.

Dorsey & Whitney LLP and Gernandt & Danielsson Advokatbyrå KB are Lawson’s legal counsel in conjunction with the Offer.

Deutsche Bank Securities Inc. is Intentia’s financial advisor in conjunction with the Offer.

O’Melveny & Myers LLP and Linklaters Advokatbyrå AB are Intentia’s legal counsel in conjunction with the Offer.

Conference Call

The companies will host a conference call to discuss today’s announcement at 3:00 p.m. CET/ 9:00 a.m. U.S. EDT today, June 2, 2005. Interested parties may listen to the call by dialing 1-888-942-8134 if dialing from the United States. or +1-517-308-9017 if dialing from a location outside the United States. The passcode is Lawson 62. A live webcast will also be available on www.intentia.com and www.lawson.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through the close of business June 16, 2005. The replay number is 1-888-277-9385 in the U.S. and +1-402-998-0509 for callers from outside the United States. The webcast will remain on www.intentia.com and www.lawson.com for approximately two weeks.

About Lawson

Lawson provides business application software and services that put time on the side of services organizations in the healthcare, retail, government and education, banking and insurance and other markets. Lawson’s software suites include enterprise performance management, distribution, financials, human resources, procurement, retail operations and service process optimization. Headquartered in

St. Paul, Minnesota, Lawson has offices and affiliates serving North and South America, Europe and Africa. Additional information is available at www.lawson.com.

About Intentia

Intentia is a global enterprise solutions provider 100% dedicated to bringing software applications and consulting services to companies whose core processes involve manufacturing, distribution and maintenance.

Intentia customers are typically medium to large organizations that operate in complex supply chains with tough competition and limited internal resources. They require the reliability, experience and security of a substantial supplier with the flexibility and specialist knowledge of their industries and processes.

Intentia solutions are built from the ground up with the specific needs of these customers in mind, and the ability to grow and change easily with their businesses. They simplify complex processes, anticipate customer demands and deliver added value in both the short and long term—making them the intelligent choice.

Intentia was founded in 1984 and serves over 3,000 customer sites in some 40 countries around the world. Our business solutions currently comprise enterprise management, supplier relationship management, customer relationship management, supply chain management, value chain collaboration, enterprise performance management and workplace management.

Intentia is a public company traded on the Stockholm Stock Exchange (XSSE) under the symbol INT B. Visit Intentia’s website at www.intentia.com for press information including press releases, information for investors, and company and product information.

Forward-Looking Statements

Management of Lawson and Intentia believe certain statements in this press release may constitute forward-looking statements with respect to the financial condition, results of operations and activities of Lawson and Intentia with respect to these items.

These forward looking statements including statements regarding the expected closing date of the transaction, accretive nature of the acquisition, the expected benefits of the combination and growth of the combined entity, projected future customers, opportunities for growth, the purchase price, the number of shares of Lawson stock to be issued and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from those expressed or implied in the forward-looking statements and are subject to certain risks, uncertainties and other factors that are beyond the control of Lawson and Intentia.

Such risks and uncertainties include but are not limited to, the companies’ ability to integrate operations and retain key personnel, satisfaction of conditions to closing, including regulatory approvals; changes in the demand for business process software solutions, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; the companies’ ability to realize the synergies and operating efficiencies anticipated from the acquisition; changes in the financial condition of the companies’ major commercial customers and the companies’ future ability to continue to develop and expand their product and service offerings to address emerging business demand and technological trends and other factors discussed in Lawson’s Quarterly report on Form 10-Q, for the quarter ended February 28, 2005. As a result of these factors the business or prospects expected by the company as part of this announcement may not occur. The companies undertake no obligation to revise or update publicly any forward-looking statements.

Additional Information And Where To Find It

Lawson intends to file a registration statement on Form S-4 containing a proxy statement/prospectus/offering memorandum in connection with the proposed acquisition of Intentia by Lawson pursuant to the terms of the Transaction Agreement by and between Lawson and Intentia. The proxy statement/prospectus/offering memorandum will be mailed to the stockholders of each of Lawson and Intentia and the security holders of Lawson and Intentia are urged to read the proxy statement/prospectus/offering memorandum and other relevant materials when they become available because they will contain important information about the Offer, Lawson and Intentia. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the Securities and Exchange Commission by Lawson by going to Lawson’s Investor Relations page on its corporate Web site at www.lawson.com.

Lawson and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Lawson in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the proxy statement/prospectus/offering memorandum described above. Additional information regarding these directors and executive officers is also included in Lawson’s proxy statement for its 2004 Annual Meeting of Stockholders, which was filed with the SEC on or about September 27, 2004. This document is available free of charge by contacting the SEC or Lawson as indicated above.

ANNEX C

Form of Irrevocable Undertaking for Lawson Stockholders

EXECUTION COPY

STOCKHOLDER IRREVOCABLE UNDERTAKING

This STOCKHOLDER IRREVOCABLE UNDERTAKING (this “Undertaking”) is made and entered into as of June       , 2005, by and between Intentia International AB (publ), a company organized under the laws of Sweden, (“Intentia”), and the undersigned Stockholder (“Stockholder”) of Lawson Software, Inc., a Delaware corporation (“Lawson”).

RECITALS

A.    Intentia, Lawson, Lion Holdings, Inc., a Delaware corporation (“Bidder”) and Lion Acquisition, Inc., a Delaware corporation (“Lion Acquisition”) have entered into a Transaction Agreement (the “Transaction Agreement”). Lawson has organized Bidder and caused Bidder to organize Lion Acquisition for the purpose of reorganizing Lawson into a holding company through a merger of Lion Acquisition with and into Lawson, with Lawson as the surviving corporation (the “Merger”) pursuant to an Agreement of Merger between Lawson and Lion Acquisition (the “Merger Agreement”). As a result of the Merger, Lawson will become a wholly owned subsidiary of Bidder. Bidder will enter into a business combination with Intentia pursuant to the Transaction Agreement by means of a recommended public offer by Bidder for all of the issued and outstanding shares, warrants and convertible notes of Intentia (the “Offer”);

B.     Such Offer will be publicly announced by way of a press release issued by Lawson and Intentia setting forth the terms and conditions of the purchase and in the agreed form as set out in Appendix 1 (the “Press Announcement”);

C.     Stockholder is the beneficial owner (as such term is defined under Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934, as amended) of such number of shares of Common Stock, par value $0.01 per share, of Lawson (“Lawson Common Stock”) as set forth on the signature page hereof, and options, warrants or other rights to acquire such number of shares of Lawson Common Stock as set forth on the signature page hereof; and

D.    As an inducement and a condition to entering into the Transaction Agreement and issuing its press release, Intentia has requested that Stockholder agree, and Stockholder has agreed (in Stockholder’s capacity as such), to enter into this Agreement in order to facilitate the consummation of the Offer.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.     Definitions.   For the purposes of this Agreement, capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Transaction Agreement.

“Expiration Date” shall mean the earlier to occur of (i) six months after the earlier date of (A) the termination of the Offer by Lawson in accordance with the terms and conditions set forth in the Press Announcement, or (B) termination of the Transaction Agreement or (ii) such date and time as the Offer shall have consummated in accordance with the terms and conditions set forth in the Transaction Agreement and the Press Announcement.

“Person” shall mean any individual, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental authority.

“Shares” shall mean: (i) all securities of Lawson (including all shares of Lawson Common Stock and all options, warrants and other rights to acquire shares of Lawson Common Stock) owned by Stockholder as of the date of this Agreement, and (ii) all additional securities of Lawson (including all additional shares of Lawson Common Stock and all additional options, warrants and other rights to acquire shares of Lawson Common Stock) of which Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) offers for sale, sells, assigns, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement, commitment or other arrangement providing for the sale of, assignment of, pledge of, encumbrance of, granting of an option with respect to, transfer of or disposition of such security or any interest therein; provided, however, that the granting by Stockholder of a security interest in Shares to a brokerage firm to secure a cash loan from such brokerage firm for the purpose of purchasing shares of Lawson Common Stock upon exercise of Lawson Options outstanding on the date of this Agreement shall not be deemed a “Transfer” for purposes of this Agreement.

2.     Restriction on Transfer, Proxies and Non-Interference.   Except as expressly contemplated by this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Stockholder shall not, directly or indirectly, (i) cause or permit the Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, (ii) grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Shares in contravention of the obligations of Stockholder under this Agreement, (iii) request that Lawson register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect, or have the effect of preventing or disabling Stockholder from performing any of Stockholder’s obligations under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (A) Stockholder may Transfer any or all of the Shares pursuant to, and in accordance with, the terms of Stockholder’s 10b-5 plan or arrangement with Lawson, if any, as in effect as of the date hereof, and (B) Stockholder may sell Shares for cash to the extent necessary to pay taxes incurred as a direct result of the exercise of Lawson Options after the date hereof.

3.     Voting Agreement.   At any meeting of Lawson’s stockholders called with respect to the following, however called, and at every adjournment or postponement thereof, Stockholder shall appear at such meeting, in person or by proxy, or otherwise cause all of the Shares to be counted as present thereat for purposes of establishing a quorum thereat, and Stockholder shall vote, or cause to be voted (and on every action or approval by written consent of stockholders with respect to the following, act, or cause to be acted, by written consent) with respect to all of the Shares that Stockholder is entitled to vote or as to which Stockholder has the right to direct the voting, as of the relevant record date:

(a)   in favor of the issuance of shares of Bidder Common Stock in connection with the Offer;

(b)   in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby; and

(c)   against any proposal made in opposition to, or in competition with, consummation of the Offer, including any Acquisition Proposal.

4.     Irrevocable Proxy.   Concurrently with the execution of this Agreement, Stockholder shall deliver to Intentia an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Shares.

5.     Representations and Warranties.   Stockholder hereby represents and warrants to Intentia as follows:

(a)   Ownership of Shares.   Stockholder is the beneficial owner (as such term is defined under Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934, as amended, except that such terms shall include Shares that may be acquired more than sixty (60) days from the date hereof) of all of the Shares. Stockholder has sole voting power and the sole power of disposition with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Stockholder is the sole record holder (as reflected in the records maintained by Lawson’s transfer agent for Lawson Common Stock) of all of the Shares.

(b)   Power; Binding Agreement.   Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or court order to which Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

(c)   No Consents.   To his, her or its knowledge, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

6.     No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Intentia any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Stockholder.

7.     No Solicitation.   Shareholder, in its capacity as a shareholder, shall not, and shall cause each of its representatives (other than Lawson and its subsidiaries) not to, take any action that would constitute a breach of Paragraph 11 of the Transaction Agreement if such action were taken by Lawson.

8.     Stockholder Notification of Acquisition of Additional Shares.   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Stockholder shall promptly notify Intentia of the number of any additional shares of Lawson Common Stock and the number and type of any other voting securities of Lawson acquired by Stockholder, if any, after the date hereof.

9.     Termination.   This Agreement shall terminate immediately and automatically, without any action on the part of any party hereto, as of the Expiration Date.

10.   Directors and Officers.   Notwithstanding anything in this Agreement to the contrary, if Stockholder is a director or officer of Lawson, nothing contained in this Agreement shall prohibit such director or officer from acting in his/her capacity as such or from taking such action as a director or officer of Lawson that may be required on the part of such person as a director or officer of Lawson, including acting in compliance with paragraph 2 and 11.2 of the Transaction Agreement.

11.   Miscellaneous.

(a)   Entire Agreement.   This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)   Certain Events.   This Agreement and the obligations hereunder shall attach to all of the Shares and shall be binding upon any person to whom legal or beneficial ownership of any of the Shares shall pass, whether by operation of law or otherwise. Notwithstanding any Transfer of any of the Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, this Agreement and the obligations hereunder shall not attach to any Shares that are Transferred, and shall not be binding upon any person to whom legal or beneficial ownership of any of the Shares shall pass, in any Transfer effected by Stockholder pursuant to the last sentence of Section 2 of this Agreement.

(c)   Assignment.   No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section shall be void.

(d)   Amendments, Waivers, Etc.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e)   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)    if to Intentia, to:

Vendevägen 89
Box 596
SE-182 15 Danderyd
Sweden
Attention: Niklas Björkqvist
Telephone No.: +46 (0)8 5552 5000
Telecopy No.: +46 (0)8 5552 5999

(ii)   if to Stockholder, to the address for notice set forth on the signature page hereof.

with copies to

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN 55402
Attention: Jonathan B. Abram
Telephone No.: (612) 343-7962
Telecopy No.: (612) 340-8738

(f)    Severability.   In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g)   No Waiver.   The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(h)   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to its principles of conflicts of laws (except to the extent that applicable laws governing the corporate organization of Lawson or Intentia mandate the application of the laws of the jurisdiction of organization of such party and except to the extent that the application of the laws of Sweden apply to the Offer). Each party irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the state of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement.

(i)    Other Remedies; Specific Performance.

(i)    Other Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(ii)   Specific Performance.   It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(j)    Counterparts.   This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(k)   Further Assurances.   At the request of any party to another party or parties to this Agreement, such other party or parties shall execute and deliver such instruments or documents to evidence or further effectuate (but not to enlarge) the respective rights and obligations of the parties and to evidence and effectuate any termination of this Agreement.

(l)    Public Disclosure.   Shareholder shall not issue any statement or communication to any third party that would be constitute a breach of Section 13 of the Transaction Agreement if such statement or communication were made by Lawson.

IN WITNESS WHEREOF, the undersigned have executed, or caused this Stockholder Irrevocable Undertaking to be executed by a duly authorized officer, as of the date first written above.

INTENTIA INTERNATIONAL AB
By:
Name:
Title:
STOCKHOLDER:
Signature:
Name:
Address:
Facsimile No.:
Shares beneficially Owned:
Lawson common shares
Lawson common shares issuable upon exercise of outstanding options or warrants

EXHIBIT A to ANNEX C

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Lawson Software, Inc., a Delaware corporation (“Lawson”), hereby irrevocably (to the fullest extent permitted by law) appoints Romesh Wadhwani and Bertrand Sciard of Intentia International AB, a company organized under the laws of Sweden (“Intentia”), as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Lawson that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Lawson issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy. The Shares beneficially owned by Stockholder as of the date of this Proxy are listed on the final page of this Proxy, along with the number(s) of the stock certificate(s) which represent such Shares. Upon Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Stockholder Undertaking of even date herewith (the “Stockholder Undertaking”) by and between Intentia and the undersigned Stockholder of Lawson, and is granted in consideration of Intentia, Lawson, Lion Holdings, Inc., a Delaware corporation (“Bidder”) and Lion Acquisition, Inc., a Delaware corporation (“Lion Acquisition”) entering into that certain Transaction Agreement of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Transaction Agreement”). The Transaction Agreement provides for the offer of Bidder Common Stock for all of the shares held by Intentia’s stockholders at fixed exchange ratios. As used in this Proxy, the term “Expiration Date” shall mean the earlier to occur of (i) six months after the earlier date of (A) the termination of the Offer by Lawson in accordance with the terms and conditions set forth in the Press Announcement, or (B) January 31, 2006 or (ii) such date and time as the Offer shall have consummated in accordance with the terms and conditions set forth in the Transaction Agreement and the Press Announcement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Date, to act as Stockholder’s attorney and proxy to vote all of the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of Lawson (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:

(a)   in favor of issuance of shares of Bidder Common Stock to be offered to Intentia shareholders and warrant holders in consideration for Intentia’s Series A and Series B Shares and Warrants in accordance with the Offer;

(b)   in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby; and

(c)   against any proposal made in opposition to, or in competition with, consummation of the Offer or the Merger, including any Acquisition Proposal.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. Stockholder may vote the Shares on all other matters. Notwithstanding anything in this Proxy to the contrary, if Stockholder is a director or officer of Lawson, nothing contained in this Proxy shall prohibit such director or officer from acting in his/her capacity as such or from taking such action as a director or officer of Lawson that may be required on the part of such person as a director or officer of Lawson, including acting in compliance with the Transaction Agreement.

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy shall terminate and be of no further force and effect, automatically upon the Expiration Date.

IN WITNESS WHEREOF, Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

STOCKHOLDER:
Signature:
Name:
Address:
Facsimile No.:
Shares beneficially Owned:
Lawson common shares
Lawson common shares issuable upon exercise of outstanding options or warrants

ANNEX D

Form of Irrevocable Undertaking for Intentia Shareholders

EXECUTION COPY

SHAREHOLDER IRREVOCABLE UNDERTAKING

This SHAREHOLDER IRREVOCABLE UNDERTAKING (this “Undertaking”) is made and entered into as of June       , 2005, by and between Lawson Software, Inc., a Delaware corporation (“Lawson”), and the undersigned Shareholder (“Shareholder”) of Intentia International AB, a company organized under the laws of Sweden (“Intentia”).

RECITALS

A.    Intentia, Lawson, Lion Holdings, Inc., a Delaware corporation (“Bidder”) and Lion Acquisition, Inc., a Delaware corporation (“Lion Acquisition”) have entered into a Transaction Agreement (the “Transaction Agreement”). Lawson has organized Bidder and caused Bidder to organize Lion Acquisition for the purpose of reorganizing Lawson into a holding company through a merger of Lion Acquisition with and into Lawson, with Lawson as the surviving corporation (the “Merger”) pursuant to an Agreement of Merger between Lawson and Lion Acquisition (the “Merger Agreement”). As a result of the Merger, Lawson will become a wholly owned subsidiary of Bidder. Bidder will enter into a business combination with Intentia pursuant to the Transaction Agreement by means of a recommended public offer by Bidder for all of the issued and outstanding shares, warrants and convertible notes of Intentia (the “Offer”);

B.     Such Offer will be publicly announced by way of a press release issued by Lawson and Intentia setting forth the terms and conditions of the purchase and in the agreed form as set out in Appendix 1 (the “Press Announcement”);

C.     Shareholder is the beneficial owner of such number of shares of such Series A and/or Series B Intentia shares, as set forth on the signature page hereof, and warrants to acquire such number of shares of Intentia Series B shares (“Warrants”) as set forth on the signature page hereof.

D.    As an inducement and a condition to entering into the Transaction Agreement and issuing a proxy statement to its stockholders requesting approval of the issuance of the shares of Bidder Stock to the Intentia Shareholders in consideration for Intentia Shares, Lawson has requested that Shareholder agree, and Shareholder has agreed (in Shareholder’s capacity as such), to enter into this Agreement in order to facilitate the consummation of the Offer.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.     Definitions.   For the purposes of this Agreement, capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Transaction Agreement.

“Expiration Date” shall mean the earlier to occur of (i) six months after the earlier date of (A) the termination of the Offer by Lawson in accordance with the terms and conditions set forth in the Press Announcement, or (B) termination of the Transaction Agreement, or (ii) such date and time as the Offer shall have consummated in accordance with the terms and conditions set forth in the Press Announcement.

“Person” shall mean any individual, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental authority.

“Shares” shall mean: (i) all securities of Intentia (including all shares of Intentia Series A and Intentia Series B capital stock and all options, warrants and other rights to acquire Intentia Shares) owned by Shareholder as of the date of this Agreement, and (ii) all additional securities of Intentia (including all additional Intentia Shares and all additional options, warrants and other rights to acquire Intentia Shares) of which Shareholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) offers for sale, sells, assigns, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement, commitment or other arrangement providing for the sale of, assignment of, pledge of, encumbrance of, granting of an option with respect to, transfer of or disposition of such security or any interest therein; provided, however, that the granting by Shareholder of a security interest in Shares to a brokerage firm to secure a cash loan from such brokerage firm for the purpose of purchasing Intentia Shares upon exercise of Intentia options or warrants outstanding on the date of this Agreement shall not be deemed a “Transfer” for purposes of this Agreement.

2.     Restriction on Transfer, Proxies and Non-Interference.   Except as expressly contemplated by this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Shareholder shall not, directly or indirectly, (i) cause or permit the Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, (ii) grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Shares in contravention of the obligations of Shareholder under this Agreement, (iii) request that Intentia register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect, or have the effect of preventing or disabling Shareholder from performing any of Shareholder’s obligations under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Shareholder may sell Shares for cash to the extent necessary to pay taxes incurred as a direct result of the exercise of Intentia options or warrants after the date hereof.

3.     Undertaking.   Shareholder hereby undertakes to (i) accept the Offer in respect of the Shares, including all Warrants, and tender such Shares, including all Warrants, within 15 business days from the date on which the acceptance period under the Offer commences and not withdraw such acceptance once tendered; and (ii) vote against any proposal made in opposition to, or in competition with, consummation of the Offer, including any Acquisition Proposal, at any meetings of the shareholders of Intentia at which any such proposal is considered.

4.     Representations and Warranties.   Shareholder hereby represents and warrants to Intentia as follows:

(a)   Ownership of Shares.   Shareholder is the beneficial owner of all of the Shares. Shareholder has sole voting power and the sole power of disposition with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Shareholder is the sole record holder (as reflected in the records maintained by Intentia’s transfer agent for Intentia Shares) of all of the Shares.

(b)   Power; Binding Agreement.   Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any agreement or court order to which Shareholder is a party or is subject, including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

(c)   No Consents.   To his, her or its knowledge, the execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

5.     No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Lawson any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Shareholder.

6.     No Solicitation.   Shareholder, in its capacity as a shareholder, shall not, and shall cause each of its representatives and subsidiaries (other than Intentia and its subsidiaries) not to, take any action that would constitute a breach of Paragraph 11 of the Transaction Agreement if such action were taken by Intentia.

7.     Shareholder Notification of Acquisition of Additional Shares.   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Shareholder shall promptly notify Lawson of the number of any additional Intentia Shares and the number and type of any other voting securities of Intentia acquired by Shareholder, if any, after the date hereof.

8.     Termination.   This Agreement shall terminate immediately and automatically, without any action on the part of any party hereto, as of the Expiration Date.

9.     Directors and Officers.   Notwithstanding anything in this Agreement to the contrary, if Shareholder is a director or officer of Intentia, nothing contained in this Agreement shall prohibit such director or officer from acting in his/her capacity as such or from taking such action as a director or officer of Intentia that may be required on the part of such person as a director or officer of Intentia, including acting in compliance with Paragraph 2 or 11.2 of the Transaction Agreement.

10.   Miscellaneous.

(a)   Entire Agreement.   This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)   Certain Events.   This Agreement and the obligations hereunder shall attach to all of the Shares and shall be binding upon any person to whom legal or beneficial ownership of any of the Shares shall pass, whether by operation of law or otherwise. Notwithstanding any Transfer of any of the Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, this Agreement and the obligations hereunder shall not attach to any Shares that are Transferred, and shall not be binding upon any person to whom legal or beneficial ownership of any of the Shares shall pass, in any Transfer effected by Shareholder pursuant to the last sentence of Section 2 of this Agreement.

(c)   Assignment.   No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section shall be void.

(d)   Amendments, Waivers, Etc.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e)   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)    if to Lawson, to:

Lawson Software
380 St. Peter Street
St. Paul, Minnesota 55102
Attention: Bruce B. McPheeters
Telephone No.: (651) 767-7000
Telecopy No.: (651) 767-5645

(ii)   if to Shareholder, to the address for notice set forth on the signature page hereof.

with copies to:

O’Melveny & Myers LLP
Embarcadero Center West
275 Battery Street, Suite 2600
San Francisco, California 94111
Attention: Steve L. Camahort, Esq.
Telephone No.: (415) 984-8700
Telecopy No.: (415) 984-8701

(f)    Severability.   In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g)   No Waiver.   The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(h)   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to its principles of conflicts of laws (except to the extent that applicable laws governing the corporate organization of Lawson or Intentia mandate the application of the laws of the jurisdiction of organization of such party and except to the extent that the application of the laws of Sweden apply to the Offer). Each party irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the state of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement.

(i)    Other Remedies; Specific Performance.

(i)    Other Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(ii)   Specific Performance.   It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(j)    Counterparts.   This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(k)   Further Assurances.   At the request of any party to another party or parties to this Agreement, such other party or parties shall execute and deliver such instruments or documents to evidence or further effectuate (but not to enlarge) the respective rights and obligations of the parties and to evidence and effectuate any termination of this Agreement.

(l)    Public Disclosure.   Shareholder shall not issue any statement or communication to any third party that would be constitute a breach of Section 13 of the Transaction Agreement if such statement or communication were made by Intentia.

IN WITNESS WHEREOF, the undersigned have executed, or caused this Shareholder Irrevocable Undertaking to be executed by a duly authorized officer, as of the date first written above.

LAWSON SOFTWARE, INC.
By:
Name:
Title:
SHAREHOLDER:
Signature:
Name:
Address:
Facsimile No.:
Shares beneficially Owned:
Series A shares
Series B shares
Series B shares issuable upon conversion of outstanding warrants

ANNEX E

lock-up agreement

This Lock-Up Agreement (this “Lock-Up Agreement”), dated as of November    , 2005, has been entered into by and between

(A)  Lawson Software, Inc., a company duly organized and existing under the laws of the State of Delaware and having offices at 380 St. Peter Street, St. Paul, Minnesota 55102, USA (“Parent”), Lawson Holdings, Inc., a company duly organized and existing under the laws of the State of Delaware and direct subsidiary of Parent, having offices at 380 St. Peter Street, St. Paul, Minnesota 55102, USA (“Holdings”), and Lawson Acquisition, Inc., a company duly organized and existing under the laws of the State of Delaware and direct subsidiary of Holdings having offices at 380 St. Peter Street, St. Paul, Minnesota 55102, USA (“Acquisition”); and

(B)                           , (                        ), (the “Shareholder”).

WHEREAS the Parent, Holding and Acquisition and  Intentia International AB, a company organized under the laws of Sweden (the “Company”), have agreed to a business combination, pursuant to which Holdings will effect an offer for the Company’s outstanding securities (the “Offer”).

WHEREAS, in connection with the Offer, Holdings will issue to the Shareholder, and the Shareholder will be the beneficial owner or record holder of such number of newly issued shares of Holdings Common Stock as the Shareholder shall receive as consideration for the securities sold to Holdings pursuant to the Offer (the “Holdings Shares”).  For the sake of clarity, shares or any other securities relating to Holdings purchased in the market or otherwise acquired by the Shareholder shall not be considered to be Holdings Shares.

WHEREAS, as a condition to Holdings’ willingness to commence the Offer, Holdings has required that the Shareholder enter into, and the Shareholder has agreed to enter into, this Lock-Up Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Restrictions on Transfer

During a period (the “Lock-Up Period”) commencing on the date the Offer is declared unconditional (the “Commencement Date”) and ending 180 days after the Commencement Date, the Shareholder will not, without the prior written consent of Holdings, (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of 90% of Holdings Shares (the “Lock-Up Shares”), (ii) enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of the Lock-Up Shares or securities convertible into or exchangeable into Parent Shares, or (iii) engage in any short selling of the Lock-Up Shares; provided that 25% of the Lock-Up Shares will be released from such restrictions on transfer 90 days following the Commencement Date, an additional 25% of the Lock-Up Shares will be released from such restrictions on transfer 120 days following the Commencement Date, and an additional 25% of the Lock-Up Shares will be released from such restrictions on transfer 150 days following the Commencement Date.  Holdings may impose stop-transfer instructions with respect to Holdings Shares subject to the foregoing restrictions until the end of the Lock-Up Period.  The restrictions on transfer set forth in this section shall terminate and have no further effect in the event that none of the Shareholders, or any of their representatives or affiliates, serves, or has agreed to serve, as either an executive officer or director of Holdings, as of the Commencement Date.

2.   Permitted Transfers

Notwithstanding Section 1 of this Lock-Up Agreement, the Shareholder may transfer all or part of Holdings Shares as follows:  (i) the Shareholder may transfer Holdings Shares as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the restrictions set forth herein, (ii) if the Shareholder is an individual, Holdings Shares may be transferred either during the Shareholder’s lifetime or on death by will or intestacy to any immediate family member or to any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder, provided that such immediate family member or the trustee of the trust agrees in writing to be bound by the restrictions set forth herein, and provided further that any such transfer does not involve a disposition for value, and (iii) the Shareholder may transfer Holdings Shares to any affiliate, provided that such affiliate agrees in writing to be bound by the restrictions set forth herein.

3.   Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to Holdings as follows:

(a)   Authority; No Violation.  The Shareholder has all necessary power and authority to enter into this Lock-Up Agreement and perform all of the Shareholder’s obligations hereunder.  This Lock-Up Agreement has been duly and validly authorized, executed and delivered by the Shareholder and constitutes a valid and binding agreement of and is enforceable against the Shareholder and the Shareholder’s spouse, if Holdings Shares will constitute community property in accordance with its terms.

(b)   Ownership of Shares.  Upon the settlement of consideration in the Offer, the Shareholder will become the beneficial owner or record holder of Holdings Shares.  With respect to Holdings Shares, the Shareholder will have, upon the settlement of consideration in the Offer, the power to vote, dispose of and demand appraisal rights, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Lock-Up Agreement.

(c)   No Conflicts.  The execution, delivery and performance of this Lock-Up Agreement and the consummation by the Shareholders of the transactions contemplated hereby will not conflict with or constitute a violation of or default under any written contract, commitment, agreement or restriction of any kind to which the Shareholder is a party or by which the Shareholder is bound including, without limitation, any voting agreement, shareholders agreement, trust agreement or voting trust.

4.   Representations and Warranties of the Parent, Holdings and Acquisition

Each of the Parent, Holdings and Acquisition hereby represents and warrants to the Shareholder as follows:

(a)   Authority; No Violation.  Each of the Parent, Holdings and Acquisition has all necessary power and authority to enter into this Lock-Up Agreement and perform all of the Parent’s, Holdings’ or Acquisition’s respective obligations hereunder.  This Lock-Up Agreement has been duly and validly authorized, executed and delivered by each of the Parent, Holdings and Acquisition and constitutes a valid and binding agreement of and is enforceable against each of the Parent, Holdings and Acquisition in accordance with its terms.

(b)   No Conflicts.  The execution, delivery and performance of this Lock-Up Agreement and the consummation by each of the Parent, Holdings and Acquisition of the transactions contemplated hereby will not conflict with or constitute a violation of or default under any written contract, commitment, agreement or restriction of any kind to which each of the Parent, Holdings and Acquisition is a party or by which each of the Parent, Holdings and Acquisition is bound.

5.   Miscellaneous

5.1   Entire Agreement

This Lock-Up Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreement and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

5.2   Parties in Interest

This Lock-Up Agreement is binding upon and inures solely to the benefit of parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives.  Nothing in this Lock-Up Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Lock-Up Agreement.

5.3   Assignment

No party may assign this Lock-Up Agreement without the prior written consent of the other parties, provided that each of the Parent, Holdings and Acquisition and the Shareholder may assign any of its rights and obligations hereunder to any of its affiliates.

5.4   Specific Performance

The parties to this Lock-Up Agreement acknowledge that damages would be an inadequate remedy to a party hereto for an actual or prospective breach of this Lock-Up Agreement and that the obligations of a party hereto will be specifically enforceable.

5.5   Modifications

This Lock-Up Agreement may not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

5.6   Severability

The provisions of this Lock-Up Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Lock-Up Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Lock-Up Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.7   Governing Law

This Lock-Up Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York without regard to the conflict of laws principles thereof.

5.8   Counterparts

This Lock-Up Agreement may be executed in two or more counterparts or facsimile counterparts, each of which is deemed to be an original, but all of which constitute one and the same agreement.

5.9   Notices

Any notices or other communications required or permitted hereunder shall be in writing and will be deemed duly given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission or

(ii) confirmed delivery by a standard overnight carrier, addressed at the following addresses (or at such other address as the parties hereto may specify by like notice):

If to Parent, to:

Lawson Software, Inc.
380 St. Peter Street
St. Paul, Minnesota 55102, USA
Attention:  Bruce McPheeters, Esq., General Counsel
Fax:  (763) 767-5827

If to the Shareholder, to:

IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement as of the date first above written.

LAWSON SOFTWARE, INC.

Name:	Name:
Title:	Title:

LAWSON HOLDINGS, INC.	LAWSON ACQUISITION, INC.

Name:	Name:
Title:	Title:

Annex F

LEHMAN BROTHERS

June 1, 2005

Board of Directors
Lawson Software, Inc.
380 St. Peter Street
St. Paul, MN  55102

Members of the Board:

We understand that Lawson Software, Inc. (“Lawson” or the “Company”) intends to enter into a transaction whereby Lawson Holdings, Inc., a newly formed holding company (“Holdings”), will commence a recommended public exchange offer under Swedish law for all outstanding Series A shares (the “Intentia Series A Shares”) and Series B shares (the “Intentia Series B Shares”) of  Intentia International AB (“Intentia”), and all outstanding warrants to purchase Series B Shares (the “Intentia Warrants”), in each case in exchange for shares of common stock of Holdings (“Holdings Common Stock”) (the “Proposed Transaction”). We also understand that, pursuant to the terms of the Proposed Transaction, Lawson will complete a holding company restructuring prior to completion of the Proposed Transaction pursuant to which Lawson will become a wholly owned subsidiary of Holdings and each share of common stock of Lawson (“Lawson Common Stock”) will be converted into a share of Holdings Common Stock. We further understand that, pursuant to the terms of the Proposed Transaction, Holdings is offering to exchange (a) 0.5061 newly issued shares of Holdings Common Stock for each outstanding Intentia Series A Share (the “Series A Exchange Ratio”) and (b) 0.4519 newly issued shares of Holdings Common Stock for each outstanding Intentia Series B Share (the “Series B Exchange Ratio”). For purposes herein, the Series A Exchange Ratio and the Series B Exchange Ratio combined to reflect the existing capitalization of Intentia on a fully diluted basis, including exercise of all outstanding Intentia Warrants, is referred to as the “Blended Exchange Ratio.”  The terms and conditions of the Proposed Transaction are set forth in more detail in the draft of the Transaction Agreement, to be entered into and dated as of June 2, 2005, by and among Lawson, Intentia, Holdings and Lawson Acquisition, Inc. (the “Transaction Agreement”), and the joint press release relating to the Proposed Transaction (the “Offer Press Release”) to be issued on June 2, 2005 in the form attached to the Transaction Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Blended Exchange Ratio to be paid by Holdings in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction or (ii) the allocation of, or the appropriateness of the differential between, the aggregate consideration to be paid in the Proposed Transaction between the Intentia Series A Shares and the Intentia Series B Shares.

In arriving at our opinion, we reviewed and analyzed: (1) the Transaction Agreement, the Offer Press Release and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2004 and the Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2005, (3) publicly available information concerning Intentia that we believe to be relevant to our analysis, including Intentia’s Announcement of 2004 Accounts and Intentia’s January-March 2005 Interim Report, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by the management of the Company, (5) financial and operating information with respect to the business, operations and prospects of Intentia furnished to us by Intentia, (6) published

F-1

estimates of third party research analysts of the future financial performance of each of the Company and Intentia, (7) the trading histories of the Lawson Common Stock and the Intentia Series B Shares from May 31, 2002 to May 31, 2005 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial conditions of the Company and Intentia with each other and with those of other companies that we deemed relevant, and (9) the pro forma impact of the Proposed Transaction on Holdings, including cost savings, operating synergies, revenue enhancements and other strategic benefits expected to result from a combination of the businesses of the Company and Intentia (the “Transaction Synergies”). In addition, we have had discussions with the managements of the Company and Intentia concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and Intentia that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Upon advice of the Company, we have assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of the Company and that the Company will perform substantially in accordance with such estimates. We have not been provided with, and did not have any access to, financial projections of Intentia prepared by management of Intentia due to restrictions under Swedish law. Accordingly, upon advice of the Company, we have assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of Intentia and that Intentia will perform substantially in accordance with such estimates. Upon advice of the Company, we have assumed that the amount and timing of the Transaction Synergies are reasonable and that the Transaction Synergies will be realized substantially in accordance with such estimates. The financial statements of Intentia were prepared in accordance with Swedish generally accepted accounting principles for fiscal periods ended on or before December 31, 2004, and in accordance with International Financial Reporting Standards for the fiscal quarter ended March 31, 2005, and, as of the date of this opinion, we have not been provided with a reconciliation of such financial statements to generally accepted accounting principles in the United States (“US GAAP”). Accordingly, upon advice of the Company, we have assumed that Intentia’s financial statements fairly present the financial condition and results of operations of Intentia on a consolidated basis in accordance with US GAAP. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Intentia and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Intentia. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Upon advice of the Company, we have assumed that shares of Holdings Common Stock immediately after the holding company restructuring of Lawson will be equivalent to, and have the same rights and preferences as, shares of Lawson Common Stock immediately before such restructuring. We have also assumed that the definitive Transaction Agreement and the definitive Offer Press Release will not differ in any material respect from the forms thereof furnished to us. In addition, we express no opinion as to the prices at which (i) Intentia Series B Shares will trade at any time following the announcement of the Proposed Transaction, or (ii) shares of Lawson Common Stock or Holdings Common Stock will trade at any time following the announcement or the consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Blended Exchange Ratio to be paid by Holdings in the Proposed Transaction is fair to the Company.

F-2

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company and Intentia for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
LEHMAN BROTHERS

F-3

ANNEX G

Opinion of Deutsche Bank Securities

June 2, 2005

Board of Directors
Intentia International AB
Vendevägen 89
Box 596
SE-182 15 Danderyd

Members of the Board of Directors:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Intentia International AB (“Intentia”) in connection with the proposed recommended public offer by Lawson Holdings, Inc., a Delaware corporation (“Lawson”), for: (i) all of the issued and outstanding Series A shares, par value SEK 10 per share, of Intentia (“Series A Shares”), (ii) all of the issued and outstanding Series B shares, par value SEK 10 per share, of Intentia (“Series B Shares” and together with the Series A Shares, the “Intentia Shares”), (iii) all outstanding warrants to purchase Series B Shares (the “Warrants”) and (iv) the 5% Subordinated Convertible Notes due 2006 of Intentia (the “Notes”) (the offer for the Intentia Shares referred to herein as the “Exchange Offer”; the offer for the Notes referred to herein as the “Note Offer”; the offer for the Warrants referred to herein as the “Warrant Offer”; and the Exchange Offer, Warrant Offer and the Note Offer, collectively, referred to herein as the “Transaction”) pursuant to that certain Transaction Agreement to be entered into by and between Lawson and Intentia and the press release to be issued announcing and setting forth the terms of the Transaction (together, the “Offer Documents”). The Offer Documents provide for, among other things, (w) the exchange of Lawson common stock, par value $0.001 per share (“Lawson Common Stock”), for Series A Shares at an exchange ratio of 0.5061 shares of Lawson Common Stock for each Series A Share (the “Series A Exchange Ratio”), (x) the exchange of Lawson Common Stock for Series B Shares at an exchange ratio of 0.4519 shares of Lawson Common Stock for each Series B Share (the “Series B Exchange Ratio”), (y) the exchange of Lawson Common Stock for Warrants at an exchange ratio of 0.2157 shares of Lawson Common Stock for each Series B Share underlying the Warrants (the “Warrant Exchange Ratio”) and (z) a cash payment equal to the principal amount, plus accrued but unpaid interest, if any, of each outstanding Note, as well as the merger of a wholly owned subsidiary of Lawson with and into Lawson Software, Inc., a Delaware corporation (“Lawson Software”), pursuant to which each share of Lawson Software’s outstanding common stock will be converted, on a share for share basis, into a share of Lawson Common Stock and Lawson Software will become a wholly owned subsidiary of Lawson. The terms and conditions of the Transaction are more fully set forth in the Offer Documents.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness of the Series B Exchange Ratio, from a financial point of view, to the holders of Series B Shares.

In connection with Deutsche Bank’s role as financial advisor to Intentia, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Lawson Software and Intentia and certain internal analyses and other information furnished to it by Lawson Software and Intentia. Deutsche Bank has also held discussions with members of the senior managements of Lawson Software and Intentia regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Common Stock of Lawson Software and the Intentia Shares, (ii) compared certain financial and stock market information for Lawson Software and Intentia with similar information for selected companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part,

(iv) reviewed the terms of the draft Offer Documents provided to Deutsche Bank by Intentia on June 1, 2005, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate. In performing its various analyses, Deutsche Bank has not attempted to independently determine the value of the Series A Shares or the fairness or appropriateness of the premium reflected in the amount by which the Series A Exchange Ratio exceeds the Series B Exchange Ratio. Instead, Deutsche Bank has performed its analyses based on the pro forma equity value of Intentia as if the holders of the Series A Shares were offered the Series B Exchange Ratio for each Series A Share.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Lawson Software or Intentia, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Lawson Software or Intentia. With respect to Intentia, Deutsche Bank has been furnished with financial statements and data indicated to have been prepared in accordance with Swedish generally accepted accounting principles (“Swedish GAAP”). Deutsche Bank has, with your concurrence, relied upon such information in preparing its opinion, made no independent review, reconciliation or investigation of differences, or the materiality thereof, that may exist between Swedish GAAP and United States generally accepted accounting principles, and makes no representation as to the effect such differences, if any, might have on the comparability of such information for purposes of its analyses. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, Intentia and Lawson will each perform all of the covenants and agreements to be performed by it under the Offer Documents and all conditions to the obligations of each of Intentia and Lawson to consummate the Transaction will be satisfied without any waiver thereof. In addition, Intentia has provided Deutsche Bank with information regarding its capitalization, which Deutsche Bank has assumed to be true and correct. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Intentia or Lawson is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Intentia or Lawson or materially reduce the contemplated benefits of the Transaction to the holders of Series B Shares. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Exchange Offer will be a tax-free exchange under the United States Internal Revenue Code of 1986, as amended.

This opinion is addressed to, and is for the use and benefit of, the Board of Directors of Intentia and is not a recommendation to the shareholders of Intentia to accept the Exchange Offer. Deutsche Bank expresses no opinion as to the fairness of the Series A Exchange Ratio, the Warrant Offer or the Note Offer or the fairness of the premium reflected in the amount by which the Series A Exchange Ratio exceeds the Series B Ratio. This opinion is limited to the fairness of the Series B Exchange Ratio, from a financial point of view, to the holders of Series B Shares, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Intentia to engage in the Transaction. Deutsche Bank expresses no opinion as to the prices at which Lawson Common Stock or the Intentia Shares will trade following the announcement or consummation of the Transaction (including the Exchange Offer).

Deutsche Bank will be paid a fee for its services as financial advisor to Intentia in connection with the Transaction, a portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). The DB Group may maintain other relationships with Intentia, Lawson and their respective affiliates. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Intentia and Lawson for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Series B Exchange Ratio is fair, from a financial point of view, to the holders of Series B Shares.

Very truly yours,
DEUTSCHE BANK SECURITIES INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                 Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, referred to as the DGCL, authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the DGCL, our certificate of incorporation provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL. As permitted by the DGCL, our certificate of incorporation also includes a provision that eliminates the personal liability of our directors for monetary damages for breach of the director’s fiduciary duty, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding payments of dividends, stock purchases or redemptions which are unlawful; or (4) for any transaction from which the director derived an improper personal benefit.

Lawson has entered into an employment agreement with Harry Debes that requires it to indemnify Mr. Debes for expenses and liabilities incurred by Mr. Debes in any proceeding by reason of his status as a director with it to the extent permitted by Delaware law and as authorized in its certificate of incorporation.

Lawson also maintains director and officer liability insurance.

Item 21.                 Exhibits

2.1

Merger Agreement between Lawson Software, Inc., Everest Acquisition, Inc., Apexion Technologies, Inc., and Maher Hakim, Muwaffa Lahham and Gene Barduson (incorporated by reference to Exhibit 2.2 to Lawson Software, Inc.’s (the “predecessor”) Form 10-Q filed with the Securities and Exchange Commission on October 9, 2003).

2.2

Asset Purchase and Sale Agreement dated April 30, 2004 among Siemens Medical Solutions Health Services Corporation, Siemens Medical Solutions USA, Inc. and Lawson Software, Inc. (incorporated by reference to Exhibit 2.3 to the predecessor’s Form 10-K filed with the Securities and Exchange Commission on July 29, 2004).

3.1

Certificate of Incorporation of Lawson Software, Inc. (incorporated by reference to Exhibit 3.1 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

3.2

Bylaws of Lawson Software, Inc. (incorporated by reference to Exhibit 3.2 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

3.3	Amended and Restated Certificate of Incorporation of Lawson Holdings, Inc. (filed herewith).
3.4	Amended and Restated Bylaws of Lawson Holdings, Inc. (filed herewith)
4.1

Form of Certificate of Common Stock of Lawson Software, Inc. (incorporated by reference to Exhibit 4.1 to the predecessor’s Amendment No. 2 to Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on October 26, 2001).

4.2	Form of Certificate of Common Stock of Lawson Holdings, Inc. (filed herewith)

4.3	Rights Agreement dated July 28, 2004 of Lawson Software, Inc.(incorporated by reference to Exhibit 1 to the predecessor’s Form 8-A filed on July 28, 2004).
4.4

Certificate of Designations of Series B Junior Participating Preferred Stock of Lawson Software, Inc. (incorporated by reference to Exhibit 2 to the predecessor’s Form 8-A filed with the Securities and Exchange Commission on July 28, 2004).

4.5	First Amendment to the Rights Agreement dated June 2, 2005 (incorporated by reference to Exhibit 4.4 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).
5	Opinion of Dorsey & Whitney LLP, regarding legality of the securities to be issued (to be filed by amendment).
8.1	Form of Opinion of Dorsey & Whitney LLP regarding certain United States federal income tax aspects of the Merger and the Exchange Offer (to be filed by amendment).
8.2	Form of Opinion of O’Melveny & Myers LLP regarding certain United States federal income tax aspects of the Merger and the Exchange Offer (to be filed by amendment).
10.1

Amended and Restated 1996 Stock Incentive Plan of Lawson Software, Inc. (incorporated by reference to Exhibit 10.1 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.2

2001 Stock Incentive Plan of Lawson Software, Inc. (incorporated by reference to Exhibit 10.2 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.3

2001 Employee Stock Purchase Plan of Lawson Software, Inc. (incorporated by reference to Exhibit 10.3 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.4

Modified Master Relationship Agreement and an OEM Software Agreement between Lawson Software, Inc. and International Business Machine Corporation (incorporated by reference to Exhibit 10.5 to the predecessor’s Form 10-Q filed with the Securities and Exchange Commission on October 11, 2005).

10.5

Value Added Reseller Agreement, effective January 29, 2004, between Lawson Software, Inc. and Xansa (India) Ltd. (incorporated by reference to Exhibit 10.6 to the predecessor’s Form 10-Q filed with the Securities and Exchange Commission on April 12, 2004).

10.6

Master Offshore Agreement, effective February 1, 2004, between Lawson Software, Inc. and CIS Holdings, Inc. (incorporated by reference to Exhibit 10.7 to the predecessor’s Form 10-Q filed with the Securities and Exchange Commission on April 12, 2004).

10.7

Employment Agreement, dated February 15, 2001, between Lawson Software, Inc. and Robert Barbieri (incorporated by reference to Exhibit 10.12 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.8

Director Indemnification Agreement, dated March 19, 2001, between Lawson Software, Inc. and David S.B. Lang (incorporated by reference to Exhibit 10.13 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.9

Stock Purchase and Exchange Agreement, dated February 23, 2001, between Lawson Software, Inc. and the investors named therein (incorporated by reference to Exhibit 10.14 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.10

Registration Rights Agreement, dated February 23, 2001, between Lawson Software, Inc. and the stockholders, investors and founder named therein (incorporated by reference to Exhibit 10.15 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.11

Stockholders’ Agreement, dated February 23, 2001, between Lawson Software, Inc. and the stockholders, investors and founders named therein (incorporated by reference to Exhibit 10.16 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.12

Form of Change of Control Agreement, dated August 11, 2003, between Lawson Software, Inc. and certain executive officers (incorporated by reference to Exhibit 10.17 to the predecessor’s Form 10-Q filed with the Securities and Exchange Commission on October 9, 2003).

10.13

Lease of real property located at 380 St. Peter St., St. Paul, MN 55102 (incorporated by reference to Exhibit 10.21 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.14

Form of Stock Option Agreement under 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to the predecessor’s Form 10-Q filed with the Securities and Exchange Commission on January 7, 2005).

10.15

Form of Stock Option Agreement under 2001 Stock Incentive Plan (with additional terms regarding acceleration of vesting) (incorporated by reference to Exhibit 10.19 to the predecessor’s 10-Q filed with the Securities and Exchange Commission on January 7, 2005).

10.16

Form of Manifesto Stock Option Agreement under 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.20 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on January 19, 2005).

10.17

Executive Change in Control Severance Pay Plan for Tier 1 Executives (incorporated by reference to Exhibit 10.22 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on January 19, 2005).

10.18

Application Partner Agreement, dated December 31, 1996, between Lawson Software, Inc. and Arbor Software Corporation (n/k/a Hyperion Solutions Corporation), as amended to date (incorporated by reference to Exhibit 10.25 to the predecessor’s Amendment No. 1 to Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on August 13, 2001).

10.19

Transaction Agreement dated June 2, 2005 between Lawson Software, Inc. and Intentia International AB (incorporated by reference to Exhibit 10.1 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.20

Stockholder Irrevocable Undertaking by and between Intentia International AB (publ) and Lawson Software, Inc. (incorporated by reference to Exhibit 10.2 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.21

Stockholder Irrevocable Undertaking by and between Lawson Software, Inc. and Intentia International AB (incorporated by reference to Exhibit 10.3 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.22

Separation and Non-compete Agreement and Mutual Release by and between John J. Coughlan and Lawson Software, Inc. (incorporated by reference to Exhibit 10.4 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.23

Employment Agreement between Lawson Software, Inc. and Harry Debes (incorporated by reference to Exhibit 10.5 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.24

Stock Option Agreement between Lawson Software, Inc. and Harry Debes (incorporated by reference to Exhibit 10.6 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.25

Restricted Stock Award Agreement between Lawson Software, Inc. and Harry Debes (incorporated by reference to Exhibit 10.7 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.26

Notice of Amendment of “Out-Of-The-Money” Stock Options Held by Officers Subject to Section 16 of the Securities Exchange Act as of June 1, 2005 (incorporated by reference to Exhibit 10.8 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.27

Amendment dated October 4, 2005 to Employment Agreement dated June 7, 2005 between Lawson Software, Inc. and Harry Debes (incorporated by reference to Exhibit 10.34 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on October 5, 2005).

21	Subsidiaries of Lawson Software, Inc. (incorporated by reference to Exhibit 21.1 to the predecessor’s Form 10-K filed with the Securities and Exchange Commission on August 13, 2004).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2	Consent of KPMG Bohlins AB (filed herewith).
23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5).
23.4	Consent of Dorsey & Whitney LLP (included in Exhibit 8.1).
23.5	Consent of O’Melveny & Myers LLP (included in Exhibit 8.2).
23.6	Consent of Lehman Brothers Inc. (filed herewith)
23.7	Consent of Deutsche Bank Securities. (filed herewith)
24	Power of Attorney (included on signature page).
99.1	Form of Proxy Card for stockholders of Lawson Software, Inc. (to be filed by amendment).
99.2	Form of acceptance letter for the securityholders of Intentia International AB (to be filed by amendment).
99.3	Consent of Romesh Wadhwani to be named as director nominee of Lawson Holdings, Inc. (filed herewith)
99.4	Consent of Paul Wahl to be named as director nominee of Lawson Holdings, Inc. (filed herewith)
99.5	Consent of Steven C. Chang to be named as director nominee of Lawson Holdings, Inc. (filed herewith)

Item 22.                 Undertakings

Reg. S-K, Item 512(a) Undertaking:   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Reg. S-K, Item 512(b) Undertaking:   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg. S-K, Item 512(g) Undertaking:

(1)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the

Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg. S-K, Item 512(h) Undertaking:   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking:   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking:   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on November 21, 2005.

LAWSON HOLDINGS, INC.
By:	/s/ ROBERT G. BARBIERI
Robert G. Barbieri
Executive Vice President and
Chief Financial and Performance Officer
(principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harry Debes and Robert G. Barbieri, and each of them, his true and lawful attorney-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-4 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on November 21, 2005.

Signature	Title
/s/ H. RICHARD LAWSON	Chairman
H. Richard Lawson
/s/ HARRY DEBES	President and Chief Executive Officer and Director
Harry Debes	(principal executive officer)
/s/ ROBERT G. BARBIERI	Executive Vice President and Chief Financial and
Robert G. Barbieri	Performance Officer (principal financial and accounting officer)
/s/ DAVID J. ESKRA	Director
David J. Eskra
/s/ THOMAS G. HUDSON	Director
Thomas G. Hudson
/s/ MICHAEL A. ROCCA	Director
Michael A. Rocca
/s/ DAVID HUBERS	Director
David Hubers

S-1

EXHIBIT INDEX

2.1

Merger Agreement between Lawson Software, Inc., Everest Acquisition, Inc., Apexion Technologies, Inc., and Maher Hakim, Muwaffa Lahham and Gene Barduson (incorporated by reference to Exhibit 2.2 to Lawson Software, Inc.’s (the “predecessor”) Form 10-Q filed with the Securities and Exchange Commission on October 9, 2003).

2.2

Asset Purchase and Sale Agreement dated April 30, 2004 among Siemens Medical Solutions Health Services Corporation, Siemens Medical Solutions USA, Inc. and Lawson Software, Inc. (incorporated by reference to Exhibit 2.3 to the predecessor’s Form 10-K filed with the Securities and Exchange Commission on July 29, 2004).

3.1

Certificate of Incorporation of Lawson Software, Inc. (incorporated by reference to Exhibit 3.1 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

3.2

Bylaws of Lawson Software, Inc. (incorporated by reference to Exhibit 3.2 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

3.3

Form of Amended and Restated Certificate of Incorporation of Lawson Holdings, Inc. including the Certificate of Designations of Series B Junior Participating Preferred Stock of Lawson Holdings, Inc. (filed herewith).

3.4	Bylaws of Lawson Holdings, Inc. (filed herewith).
4.1

Form of Certificate of Common Stock of Lawson Software, Inc. (incorporated by reference to Exhibit 4.1 to the predecessor’s Amendment No. 2 to Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on October 26, 2001).

4.2	Form of Certificate of Common Stock of Lawson Holdings, Inc. (filed herewith).
4.3	Rights Agreement dated July 28, 2004 of Lawson Software, Inc.(incorporated by reference to Exhibit 1 to the predecessor’s Form 8-A filed on July 28, 2004).
4.4

Certificate of Designations of Series B Junior Participating Preferred Stock of Lawson Software, Inc. (incorporated by reference to Exhibit 2 to the predecessor’s Form 8-A filed with the Securities and Exchange Commission on July 28, 2004).

4.5	First Amendment to the Rights Agreement dated June 2, 2005 (incorporated by reference to Exhibit 4.4 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).
5	Opinion of Dorsey & Whitney LLP, regarding legality of the securities to be issued (to be filed by amendment).
8.1	Form of Opinion of Dorsey & Whitney LLP regarding certain United States federal income tax aspects of the Merger and the Exchange Offer (to be filed by amendment).
8.2	Form of Opinion of O’Melveny & Myers LLP regarding certain United States federal income tax aspects of the Merger and the Exchange Offer (to be filed by amendment).
10.1

Amended and Restated 1996 Stock Incentive Plan of Lawson Software, Inc. (incorporated by reference to Exhibit 10.1 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.2

2001 Stock Incentive Plan of Lawson Software, Inc. (incorporated by reference to Exhibit 10.2 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.3

2001 Employee Stock Purchase Plan of Lawson Software, Inc. (incorporated by reference to Exhibit 10.3 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.4

Master Relationship Agreement and an OEM Software Agreement between Lawson Software, Inc. and International Business Machine Corporation (incorporated by reference to Exhibit 10.5 to the predecessor’s Form 10-K filed with the Securities and Exchange Commission on July 29, 2005), as modified on September 13, 2005.

10.5

Value Added Reseller Agreement, effective January 29, 2004, between Lawson Software, Inc. and Xansa (India) Ltd. (incorporated by reference to Exhibit 10.6 to the predecessor’s Form 10-Q filed with the Securities and Exchange Commission on April 12, 2004).

10.6

Master Offshore Agreement, effective February 1, 2004, between Lawson Software, Inc. and CIS Holdings, Inc. (incorporated by reference to Exhibit 10.7 to the predecessor’s Form 10-Q filed with the Securities and Exchange Commission on April 12, 2004).

10.7

Employment Agreement, dated February 15, 2001, between Lawson Software, Inc. and Robert Barbieri (incorporated by reference to Exhibit 10.12 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.8

Director Indemnification Agreement, dated March 19, 2001, between Lawson Software, Inc. and David S.B. Lang (incorporated by reference to Exhibit 10.13 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.9

Stock Purchase and Exchange Agreement, dated February 23, 2001, between Lawson Software, Inc. and the investors named therein (incorporated by reference to Exhibit 10.14 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.10

Registration Rights Agreement, dated February 23, 2001, between Lawson Software, Inc. and the stockholders, investors and founder named therein (incorporated by reference to Exhibit 10.15 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.11

Stockholders’ Agreement, dated February 23, 2001, between Lawson Software, Inc. and the stockholders, investors and founders named therein (incorporated by reference to Exhibit 10.16 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.12

Form of Change of Control Agreement, dated August 11, 2003, between Lawson Software, Inc. and certain executive officers (incorporated by reference to Exhibit 10.17 to the predecessor’s Form 10-Q filed with the Securities and Exchange Commission on October 9, 2003).

10.13

Lease of real property located at 380 St. Peter St., St. Paul, MN 55102 (incorporated by reference to Exhibit 10.21 to the predecessor’s Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on June 20, 2001).

10.14

Form of Stock Option Agreement under 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to the predecessor’s Form 10-Q filed with the Securities and Exchange Commission on January 7, 2005).

10.15

Form of Stock Option Agreement under 2001 Stock Incentive Plan (with additional terms regarding acceleration of vesting) (incorporated by reference to Exhibit 10.19 to the predecessor’s 10-Q filed with the Securities and Exchange Commission on January 7, 2005).

10.16

Form of Manifesto Stock Option Agreement under 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.20 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on January 19, 2005).

10.17

Executive Change in Control Severance Pay Plan for Tier 1 Executives (incorporated by reference to Exhibit 10.22 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on January 19, 2005).

10.18

Application Partner Agreement, dated December 31, 1996, between Lawson Software, Inc. and Arbor Software Corporation (n/k/a Hyperion Solutions Corporation), as amended to date (incorporated by reference to Exhibit 10.25 to the predecessor’s Amendment No. 1 to Form S-1 Registration Statement (File No. 333-63394) filed with the Securities and Exchange Commission on August 13, 2001).

10.19

Transaction Agreement dated June 2, 2005 between Lawson Software, Inc. and Intentia International AB (incorporated by reference to Exhibit 10.1 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.20

Stockholder Irrevocable Undertaking by and between Intentia International AB (publ) and Lawson Software, Inc. (incorporated by reference to Exhibit 10.2 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.21

Stockholder Irrevocable Undertaking by and between Lawson Software, Inc. and Intentia International AB (incorporated by reference to Exhibit 10.3 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.22

Separation and Non-compete Agreement and Mutual Release by and between John J. Coughlan and Lawson Software, Inc. (incorporated by reference to Exhibit 10.4 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.23

Employment Agreement between Lawson Software, Inc. and Harry Debes (incorporated by reference to Exhibit 10.5 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.24

Stock Option Agreement between Lawson Software, Inc. and Harry Debes (incorporated by reference to Exhibit 10.6 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.25

Restricted Stock Award Agreement between Lawson Software, Inc. and Harry Debes (incorporated by reference to Exhibit 10.7 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

10.26

Notice of Amendment of “Out -Of-The- Money” Stock Options Held by Officers Subject to Section 16 of the Securities Exchange Act as of June 1, 2005 (incorporated by reference to Exhibit 10.8 to the predecessor’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2005).

21	Subsidiaries of Lawson Software, Inc. (incorporated by reference to Exhibit 21.1 to the predecessor’s Form 10-K filed with the Securities and Exchange Commission on August 13, 2004).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2	Consent of KPMG Bohlins AB (filed herewith).
23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5).
23.4	Consent of Dorsey & Whitney LLP (included in Exhibit 8.1).
23.5	Consent of O’Melveny & Myers LLP (included in Exhibit 8.2).
23.6	Consent of Lehman Brothers Inc. (filed herewith)
23.7	Consent of Deutsche Bank Securities. (filed herewith)
24	Power of Attorney (included on signature page).
99.1	Form of Proxy Card for stockholders of Lawson Software, Inc. (to be filed by amendment).
99.2	Form of acceptance letter for the securityholders of Intentia International AB (to be filed by amendment).
99.3	Consent of Romesh Wadhwani to be named as director nominee of Lawson Holdings, Inc. (filed herewith)
99.4	Consent of Paul Wahl to be named as director nominee of Lawson Holdings, Inc. (filed herewith)
99.5	Consent of Steven C. Chang to be named as director nominee of Lawson Holdings, Inc. (filed herewith)